Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus Dated May 11, 2010)

Intelsat (Luxembourg) S.A.

Intelsat S.A.

$90,900,000 11 1/ 4% Senior Notes due 2017

This Prospectus Supplement No. 5 supplements and amends our Prospectus dated May 11, 2010, as supplemented by our Prospectus Supplement No. 1 dated May 14, 2010, our Prospectus Supplement No. 2 dated August 10, 2010, our Prospectus Supplement No. 3 dated August 26, 2010 and our Prospectus Supplement No. 4 dated September 17, 2010 and should be read in conjunction therewith. To the extent any information in this prospectus supplement is inconsistent with the information in the accompanying prospectus (as amended and supplemented, the “accompanying prospectus”), the information in this prospectus supplement shall supersede the information in the accompanying prospectus.

ISAT Limited (the “Selling Securityholder”) is selling up to $90,900,000 aggregate principal amount of Intelsat (Luxembourg) S.A.’s 11 1/4% Senior Notes due 2017 (the “notes”). The Selling Securityholder is an affiliate of Intelsat (Luxembourg) S.A. and Intelsat S.A., as it is an affiliate of BC Partners, one of our principal shareholders. We will not receive any proceeds from the sale of the notes in this offering.

The notes are being offered by the Underwriter (as defined below) from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of each sale. The Underwriter has agreed, subject to the terms and conditions set forth in the underwriting agreement relating to the notes, to purchase the notes from the Selling Securityholder at 105.0% of their principal amount, plus accrued interest, if any, from August 15, 2010, the most recent interest payment date, to the date of delivery. See “Underwriting”. The underwriter expects to deliver the notes on or about October 1, 2010.

Investing in the notes involves risks. See “Risk Factors” beginning on page 17 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital

The date of this prospectus supplement is September 28, 2010.

INDEX

Prospectus Supplement No. 5, dated September 28, 2010, attaching the Underwriting Agreement dated as of September 28, 2010 among Intelsat S.A., Intelsat (Luxembourg) S.A., ISAT Limited, CIE Management II Limited and Barclays Capital Inc.

Prospectus Supplement No. 4, dated September 17, 2010, attaching Intelsat S.A.’s Current Report on Form 8-K dated September 17, 2010

Prospectus Supplement No. 3, dated August 26, 2010, attaching Intelsat S.A.’s Current Report on Form 8-K dated August 26, 2010

Prospectus Supplement No. 2, dated August 10, 2010, attaching Intelsat S.A.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010

Prospectus Supplement No. 1 dated May 14, 2010, attaching Intelsat S.A.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

Prospectus dated May 11, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the Selling Securityholder, nor the Underwriter has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholder and the Underwriter are only offering to sell, and only seeking offers to buy, the notes in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

UNDERWRITING

Barclays Capital Inc. (the “Underwriter”) is acting as the sole book-running manager for the offering of the notes. Subject to certain conditions stated in the underwriting agreement dated the date of this prospectus supplement (attached as Exhibit 1.1 hereto), the Underwriter has agreed to purchase, and the Selling Securityholder has agreed to sell, the principal amount of notes offered hereby. The Underwriter is committed to take and pay for all of the notes being offered, if any are taken.

The notes were issued on January 20, 2010 in exchange for the original notes, which were issued on June 27, 2008 and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

The distribution of notes by the Underwriter is being effected from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of each sale. In connection with the sale of any notes, the Underwriter may be deemed to have received compensation from the Selling Securityholder equal to the difference between the amount received by the Underwriter upon the sale of such notes and the price at which the Underwriter purchased such notes from the Selling Securityholder. In addition, the Underwriter may sell the notes to or through certain dealers, and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or any purchasers of the notes for whom it may act as agent (which compensation may be in excess of customary commissions). The Underwriter may also receive compensation from the purchasers of the notes for whom it may act as agent.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the Underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We and the Selling Securityholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

In the ordinary course of the Underwriter’s business, the Underwriter and its affiliates have provided and may in the future provide various commercial and investment banking and other services to us, for which they receive customary compensation. The Underwriter, in the ordinary course of its business, makes markets in securities of Intelsat S.A., our direct parent, and its subsidiaries. As a result, from time to time, the Underwriter may own securities issued by us, Intelsat S.A. or Intelsat S.A.’s subsidiaries. In addition, an affiliate of the Underwriter is a lender under the senior secured credit facility entered into by certain of our subsidiaries. The value of all compensation to be received by the Underwriter does not exceed 8.0% of the proceeds from this offering.

Exhibit Index

Exhibit No.	Document Description
1.1	Underwriting Agreement dated as of September 28, 2010 among Intelsat S.A., Intelsat (Luxembourg) S.A., ISAT Limited, CIE Management II Limited and Barclays Capital Inc.

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Exhibit 1.1

Intelsat (Luxembourg) S.A.

ISAT Limited

$90,900,000 11 1 /4% Senior Notes due 2017

UNDERWRITING AGREEMENT

September 28, 2010

BARCLAYS CAPITAL INC.

as Underwriter

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Intelsat (Luxembourg) S.A., a société anonyme existing under the laws of Luxembourg (the “Notes Issuer”), Intelsat S.A., a société anonyme existing under the laws of Luxembourg (the “Parent Guarantor”) and ISAT Limited, a limited liability company organized under the laws of Guernsey (the “Selling Noteholder”) and an affiliate of CIE Management II Limited (“CIE”), each hereby confirms its agreement (the “Agreement”) with Barclays Capital Inc. (the “Underwriter”) as set forth below.

Section 1. The Securities. Subject to the terms and conditions herein contained, the Selling Noteholder proposes to sell to the Underwriter up to $90,900,000 aggregate principal amount of the Notes Issuer’s 11 1/4% Senior Notes due 2017 (the “Notes”).

The Parent Guarantor has guaranteed (the “Guarantee”) the obligations under the Notes. The Notes and the Guarantee are hereinafter referred to collectively as the “Securities,” and the Notes Issuer and the Parent Guarantor are hereinafter referred to collectively as the “Issuers.” The Notes have been issued under an indenture (the “Indenture”) dated as of June 27, 2008 by and among the Notes Issuer, the Parent Guarantor and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

In connection with the sale of the Securities, the Issuers have prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Securities Act”), a registration statement on Form S-1 (File No. 333-166372), including a prospectus, relating to the Securities. Such registration statement, as amended at the time it became effective, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430 Information”) is referred to herein as the “Registration Statement” and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Time of Sale (as defined below), the term “Registration Statement” as used herein shall mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be. As used herein, the term “Preliminary Prospectus” means the prospectus included in the Registration Statement at the time of its effectiveness as supplemented by any prospectus supplements and any preliminary prospectus supplement relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Securities Act that omits Rule 430 Information, and the term “Prospectus” means the prospectus relating to the Securities filed with the Commission on May 11, 2010, as supplemented on or prior to the Time of Sale, used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Securities filed with the Commission pursuant to Rule 424(b) under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.

At or prior to the Time of Sale (as defined below), the following information shall have been prepared (collectively, the “Time of Sale Information”): a Prospectus dated May 11, 2010, as supplemented by a prospectus supplement dated May 14, 2010, a prospectus supplement dated August 10, 2010, a prospectus supplement dated August 26, 2010, a prospectus supplement dated September 17, 2010 and a final prospectus supplement dated September 28, 2010. “Time of Sale” means 2:00 p.m. (Eastern time) on September 28, 2010.

For purposes of this Agreement, a “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

Section 2. Representations and Warranties.

(i) As of the Time of Sale and at the Closing Date (as defined below), the Issuers represent and warrant to and agree with the Underwriter as follows:

(a) No order preventing or suspending the use of the Preliminary Prospectus has been issued by the Commission, and the Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) At the Time of Sale, the Time of Sale Information does not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(i)(b) do not apply to statements or omissions made in reliance upon and in conformity with (x) information relating to the Underwriter furnished to the Notes Issuer or the Parent Guarantor in writing by the Underwriter expressly for use in the Time of Sale Information or (y) the Selling Noteholder Information (as defined below). The Notes Issuer has not distributed and will not distribute, prior to the Closing Date, any written communications (as defined in Rule 405 of the Act) in connection with the offering and sale of the Securities other than the Preliminary Prospectus, the Time of Sale Information and the electronic roadshow delivered in connection with this Agreement (the “Electronic Roadshow”) (any such written communication, an “Issuer Free Writing Prospectus”). Any information in the Electronic Roadshow that is not otherwise included in the Time of Sale Information does not conflict with the Time of Sale Information, and the Electronic Roadshow when taken together with the Time of Sale Information does not, at the Time of Sale and at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Issuers or related to the offering has been initiated or, to the knowledge of the Issuers, threatened by the Commission; as of the applicable effective date of the Registration Statement and any post-effective amendment thereto, the Registration Statement complied and will comply in all material respects with the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”) and the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither of the Issuers makes any representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with (x) information furnished to the Issuers in writing by the Underwriter expressly for use in the Time of Sale Information and any amendment or supplement thereto or (y) the Selling Noteholder Information.

(d) At the Time of Sale, (i) the Parent Guarantor will have the authorized, issued and outstanding capitalization set forth in the Registration Statement and Time of Sale Information; (ii) all of the “significant subsidiaries” (as defined in and calculated in accordance with Rule 1-02 of Regulation S-X) of the Company are listed on Schedule 1 attached hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”); (iii) all of the outstanding ownership interests in or shares of capital stock of the Notes Issuer and the Subsidiaries

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have been, and as of the Time of Sale will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; (iv) all of the outstanding shares of capital stock of each of the Issuers and of each of the Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than any security interests required under any credit agreement, those securing capitalized lease obligations of the Notes Issuer and its subsidiaries, and those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) or voting; (v) except as set forth in the Registration Statement and Time of Sale Information, there are no (A) options, warrants or other rights to purchase, (B) agreements or other obligations to issue, or (C) except as are not material to the Issuers, other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Parent Guarantor or any of its subsidiaries outstanding (other than Intelsat New Dawn (Gibraltar) Limited, Intelsat New Dawn Company, Ltd., New Dawn Satellite Company, Ltd. and New Dawn Distribution Company, Ltd.). Except for the Subsidiaries and each of the Notes Issuer’s other subsidiaries or as disclosed in the Registration Statement and Time of Sale Information, or as are not material to the Issuers, taken as a whole, at the Time of Sale, the Notes Issuer does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

(e) At the Time of Sale, each of the Issuers (i) was and will be validly existing under the laws of Luxembourg and has and will have all requisite corporate power and authority to own its properties and conduct its business as now conducted and as described in the Registration Statement and the Time of Sale Information; (ii) is and will be duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Issuers and the Subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”); and (iii) has paid the registration fees for this offering within the time period required by Rule 456(1)(i) under the Securities Act (without giving effect to the proviso therein).

(f) The Notes Issuer has all requisite corporate power and authority to perform each of its obligations under the Notes. The Notes are in the form contemplated by the Indenture. The Notes have been duly and validly authorized and executed by the Notes Issuer and constitute valid and legally binding obligations of the Notes Issuer, entitled to the benefits of the Indenture, and enforceable against the Notes Issuer in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, liquidation, possessory liens, rights of set-off, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(g) The Parent Guarantor has all requisite corporate power and authority to perform each of its obligations under the Guarantee. The Guarantee is in the form contemplated by the Indenture. The Guarantee from the Parent Guarantor has been duly and validly authorized by the Parent Guarantor and constitutes valid and legally binding obligations of the Parent Guarantor, entitled to the benefits of the Indenture, and enforceable against the Parent Guarantor in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(h) The Issuers have all requisite corporate power and authority to perform each of their obligations under the Indenture. At the Time of Sale, the Indenture was qualified under the Trust Indenture Act. The Indenture has been duly and validly authorized and executed by the Issuers and (assuming the due authorization, execution and delivery by the Trustee), constitutes a valid and legally binding agreement of the Issuers, enforceable against the Issuers in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(i) The Issuers have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Notes Issuer and the Parent Guarantor of the transactions contemplated hereby

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have been duly and validly authorized by the Notes Issuer and the Parent Guarantor. This Agreement has been duly executed and delivered by the Issuers.

(j) Except as disclosed in the Time of Sale Information, at the Time of Sale, no consent, approval, authorization or order of any court or governmental agency or body, or third party shall be required for the sale by the Selling Noteholder of the Securities to the Underwriter or the consummation by the Issuers of the other transactions contemplated hereby, except (i) such as have been obtained, (ii) such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Securities by the Underwriter and (iii) such consents, approvals, authorizations or orders the failure of which to obtain, or the absence of which, would not result in a Material Adverse Effect. Neither of the Issuers is (i) in violation of its articles of incorporation, certificate of incorporation, bylaws, memorandum of association or limited liability company agreement (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

(k) The execution, delivery and performance by the Issuers of this Agreement, the performance by the Issuers of the Indenture, and the consummation by the Issuers of the transactions contemplated hereby, will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the articles of incorporation, certificate of incorporation, bylaws, memorandum of association or limited liability company agreement (or similar organizational document) of any of the Issuers or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming the accuracy of the representations and warranties of the Underwriter in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to the Issuers or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(l) At the Time of Sale and at the Closing Date, the consolidated historical financial statements of the Parent Guarantor and its consolidated subsidiaries included in the Time of Sale Information present fairly in all material respects the financial position, results of operations and cash flows of the Parent Guarantor and its consolidated subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) applied on a consistent basis, except as otherwise stated therein. At the Time of Sale and at the Closing Date, the summary financial data in the Time of Sale Information present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. KPMG LLP (the “Independent Accountants”) is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

(m) The assumptions used in the preparation of the pro forma and as adjusted financial information included in the Time of Sale Information are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

(n) At the Time of Sale and at the Closing Date, except as expressly described in the Time of Sale Information there is not pending or, to the knowledge of either Issuer, threatened, any action, suit, proceeding, inquiry or investigation to which either of the Issuers is a party, or to which the property or assets of any of the Issuers are subject, before or brought by any court, arbitrator or governmental agency or body that, if determined adversely to any of the Issuers, would, individually or in the aggregate, have a

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Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the consummation of the other transactions described in the Time of Sale Information.

(o) At the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information, each of the Issuers possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Time of Sale Information (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; at the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information or as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Issuers has fulfilled and performed all of its obligations with respect to such Permits and except as disclosed in the Time of Sale Information or as would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and at the Time of Sale and at the Closing Date, neither of the Issuers has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Time of Sale Information, and except where such revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) At the Time of Sale and at the Closing Date, since the date of the most recent financial statements appearing in the Time of Sale Information, except as described in the Time of Sale Information, (i) neither of the Issuers has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, have a Material Adverse Effect, (ii) except as would not have a Material Adverse Effect, neither of the Issuers has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock or ownership interests (other than with respect to the Parent Guarantor, the purchase of, or dividend or distribution on, capital stock owned by one of its parent entities) and (iii) except as would not have a Material Adverse Effect, there shall not have been any material change in the capital stock or long-term indebtedness of either of the Issuers.

(q) At the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information, each of the Issuers has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and except as disclosed in the Time of Sale Information, other than tax deficiencies that such Issuer is contesting in good faith and for which such Issuer has provided adequate reserves, there is no tax deficiency that has been asserted against either of the Issuers that would have, individually or in the aggregate, a Material Adverse Effect.

(r) At the Time of Sale and at the Closing Date, the statistical and market-related data included in the Time of Sale Information are based on or derived from sources that the Issuers believe to be reliable and accurate.

(s) Neither of the Issuers or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Securities to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(t) At the Time of Sale and at the Closing Date, each of the Issuers has good and marketable title to all real property and good title to all personal property described in the Time of Sale Information as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in

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the Time of Sale Information as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Time of Sale Information, or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. At the Time of Sale and at the Closing Date, all leases, contracts and agreements which are related to such real property to which any of the Issuers is a party or by which any of them is bound are valid and enforceable against such entity and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. At the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information or as would not have a Material Adverse Effect, the Issuers own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by them as described in the Time of Sale Information, and, except as disclosed in the Time of Sale Information, neither of the Issuers has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

(u) At the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Issuers and the Subsidiaries has filed with the U.S. Federal Communications Commission (the “FCC”), the United Kingdom’s Office of Communications (the “OFCOM”), the Australian Communications and Media Authority (the “ACMA”) and Germany’s Bundesnetzagentur (the “Bundesnetzagentur”) and, through these agencies, to the International Telecommunication Union (the “ITU” and, together with the FCC, OFCOM, ACMA and the Bundesnetzagentur, the “Regulatory Agencies”), all reports, documents, instruments, information and applications required to be filed pursuant to the rules and regulations of the Regulatory Agencies, and has obtained all licenses, orders or other authorizations issued by the Regulatory Agencies and any equivalent authority of Luxembourg and each other jurisdiction in which each Issuer operates (collectively, the “Communications Licenses”) required for the operation of the business of the Notes Issuer, the Parent Guarantor and the Subsidiaries as now or as proposed to be conducted as disclosed in the Time of Sale Information, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such Communications Licenses are in full force and effect and, to such Issuers’ knowledge, there are no pending revocation or other proceedings initiated by any of the Regulatory Agencies or any equivalent authority of Luxembourg or any other jurisdiction in which either Issuer operates which, if determined against such Issuer, would have a Material Adverse Effect. To the Issuers’ knowledge, fees due and payable to domestic and foreign governmental authorities pursuant to the rules governing Communications Licenses held by the Issuers and the Subsidiaries, the nonpayment of which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof, have been timely paid, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. At the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information, each of the Issuers and the Subsidiaries is in compliance with the terms of the Communications Licenses, as applicable, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and there is no condition of which either Issuer has received notice, nor, to either Issuer’s knowledge, is there any proceeding threatened, by any domestic or foreign governmental authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the Communications Licenses, or the imposition of a penalty or fine by any domestic or foreign regulatory authority, except for such condition or proceeding that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(v) At the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information, there are no legal or governmental proceedings involving or affecting either of the Issuers or any of their respective properties or assets that would be required to be described in a prospectus pursuant to the Act that are not described in the Time of Sale Information except for such proceedings that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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(w) At the Time of Sale and at the Closing Date, except as disclosed in the Time of Sale Information, or as would not have a Material Adverse Effect, the Issuers (A) are not in violation of any applicable Luxembourg, U.S. or other national, state, provincial or local laws or regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval.

(x) At the Time of Sale and at the Closing Date, except as described in the Time of Sale Information (exclusive of any amendment or supplement thereto), no labor disturbance by the employees of any of the Issuers exists or, to the knowledge of the Notes Issuer, is imminent which might reasonably be expected to have a Material Adverse Effect.

(y) At the Time of Sale and at the Closing Date, except as described in the Time of Sale Information, the Notes Issuer carries, or is covered by, insurance in such amounts and covering such risks as the Notes Issuer believes is adequate for the conduct of its businesses and the value of its properties.

(z) At the Time of Sale and at the Closing Date, neither of the Issuers nor any of the Subsidiaries has any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which either of the Issuers or any of the Subsidiaries makes or ever has made a contribution and in which any employee of either of the Issuers or any of the Subsidiaries is or has ever been a participant. With respect to such plans, each of the Issuers and each of the Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA.

(aa) At the Time of Sale and at the Closing Date, except as described in the Time of Sale Information, each Issuer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for its assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the reported accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Issuers’ internal controls over financial reporting are effective and neither of the Issuers is aware of any material weakness or significant deficiencies in its internal control over financial reporting.

(bb) The Issuers maintain an effective system of “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that is designed to ensure that information required to be disclosed by the Parent Guarantor, in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent Guarantor’s management as appropriate to allow timely decisions regarding required disclosure. The Parent Guarantor has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(cc) At the Time of Sale and at the Closing Date, neither of the Issuers will be an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(dd) Neither of the Issuers has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities.

(ee) Except as disclosed in the Time of Sale Information, under current laws and regulations of Luxembourg, all principal, premium (if any), interest and other payments due or made on the Securities may be paid by the Issuers to the holder thereof in United States dollars and all such payments made to holders

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thereof who are non-residents of Luxembourg will not be subject to income, withholding or other taxes under laws and regulations of Luxembourg or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in Luxembourg or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in Luxembourg or taxing authority thereof.

(ff) Neither of the Issuers nor any their subsidiaries nor, to the knowledge of the Issuers, any director, officer, agent or employee of the Issuers or any of their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by the Issuers or their subsidiaries of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Issuers and their subsidiaries have conducted their businesses in compliance with the FCPA.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder

(gg) To the knowledge of the Issuers, the operations of the Issuers and their subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuers or any of their subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuers, threatened.

(hh) Neither the Issuers nor any of their subsidiaries nor, to the knowledge of the Issuers, any director, officer, agent or employee of the Issuers or any of their subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Any certificate signed by any officer of either Issuer and delivered to the Underwriter or to counsel for the Underwriter shall be deemed a joint and several representation and warranty by each of the Issuers to the Underwriter as to the matters covered thereby.

(ii) The Selling Noteholder represents and warrants to, and agrees with, the Underwriter that:

(a) This Agreement has been duly authorized, executed and delivered by or on behalf of the Selling Noteholder.

(b) The Selling Noteholder is the record and beneficial owner of the Securities to be sold by it hereunder free and clear of all liens, encumbrances, equities and claims and has duly endorsed such Securities in blank, and has full power and authority to sell its interest in the Securities, and, assuming that the Underwriter acquires its interest in the Securities it has purchased from such Selling Noteholder without notice of any adverse claim (within the meaning of Section 8-105 of the New York Uniform Commercial Code (“UCC”)), the Underwriter will have acquired a security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Securities purchased by the Underwriter, and no action based on an adverse claim (within the meaning of Section 8-105 of the UCC) may be asserted against the Underwriter with respect to such Securities.

(c) The Selling Noteholder has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Notes Issuer to facilitate the sale or resale of the Securities.

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(d) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Selling Noteholder of the transactions contemplated herein, except such as may have been obtained under the Securities Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase of the Securities by the Underwriter and such other approvals as have been obtained.

(e) Neither the sale of the Securities being sold by the Selling Noteholder nor the consummation of any other of the transactions herein contemplated by the Selling Noteholder or the fulfillment of the terms hereof by the Selling Noteholder will conflict with, result in a breach or violation of, or constitute a default under any law or the charter or operating agreement of the Selling Noteholder or the terms of any indenture or other agreement or instrument to which the Selling Noteholder is a party or bound, or any judgment, order or decree applicable to the Selling Noteholder of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Selling Noteholder.

(f) The Selling Noteholder has no reason to believe that the representations and warranties of the Issuers contained in this Section 2 are not true and correct, are familiar with the Registration Statement and Time of Sale Information and have no knowledge of any material fact, condition or information not disclosed in the Registration Statement and Time of Sale Information or any supplement thereto which has adversely affected or may adversely affect the business of the Parent Guarantor or the Notes Issuer or any of their respective subsidiaries; and the sale of Securities by the Selling Noteholder pursuant hereto is not prompted by any information concerning the Parent Guarantor or the Notes Issuer or any of their respective subsidiaries which is not set forth in the Registration Statement and Time of Sale Information.

(g) In respect of any statements in or omissions from the Registration Statement or the Time of Sale Information or any amendment or supplement thereto used by the Issuers and made in reliance upon and in conformity with information furnished in writing to the Issuers by the Selling Noteholder specifically for use in connection with the preparation thereof, the Selling Noteholder hereby makes the same representations and warranties to the Underwriter as the Issuers make to the Underwriter under paragraph (i)(b) of this Section.

(iii) CIE has no reason to believe that the representations and warranties of the Issuers contained in this Section 2 are not true and correct, are familiar with the Registration Statement and Time of Sale Information and have no knowledge of any material fact, condition or information not disclosed in the Registration Statement and Time of Sale Information or any supplement thereto which has adversely affected or may adversely affect the business of the Parent Guarantor or the Notes Issuer or any of their respective subsidiaries; and the sale of Securities by the Selling Noteholder pursuant hereto is not prompted by any information concerning the Parent Guarantor or the Notes Issuer or any of their respective subsidiaries which is not set forth in the Registration Statement and Time of Sale Information.

Section 3. Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Selling Noteholder agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Selling Noteholder, the Notes at a purchase price of 105.0% of their principal amount plus accrued interest. The Notes that the Underwriter has agreed to purchase hereunder shall be delivered by or on behalf of the Selling Noteholder to the Underwriter, against payment by or on behalf of the Underwriter of the purchase price therefore by wire transfer (same day funds), to such account or accounts as the Selling Noteholder shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Securities shall be made at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York, at 10:00 A.M., New York time, on October 1, 2010 or at such other place, time or date as the Underwriter, on the one hand, and the Selling Noteholder, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.”

Section 4. Offering by the Underwriter. The Underwriter proposes to make an offering of the Securities at the price and upon the terms set forth in the Time of Sale Information as soon as practicable after this Agreement

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is entered into and as in the judgment of the Underwriter is advisable. The Selling Noteholder acknowledges and agrees that the Underwriter may offer and sell Securities to or through any affiliate of the Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through the Underwriter. The Underwriter shall, prior to and subsequent to the Closing Date, provide to the Selling Noteholder such information in its possession that the Selling Noteholder shall reasonably request in order to determine the sale price of the Notes for U.S. federal income tax purposes.

Section 5. Covenants of the Issuers and the Selling Noteholder. Each of the Issuers and the Selling Noteholder covenants and agrees with each of the Underwriter as follows:

(a) The Notes Issuer will file any supplement to the Prospectus with the Commission within the time periods specified by Rule 424(b) under the Securities Act, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Securities Act; and will file promptly all reports and any definitive proxy or information statements required to be filed by the Notes Issuer with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities pursuant to this Agreement; and the Notes Issuer will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriter in New York City within two business days after the date of this Agreement in such quantities as the Underwriter may reasonably request.

(b) The Issuers will cooperate with the Underwriter in arranging for the qualification of the Securities for offering and sale under the securities or “Blue Sky” laws of which jurisdictions as the Underwriter may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Securities; provided, however, that in connection therewith, the Issuers shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in any such jurisdiction where it is not then so subject.

(c)(1) If, at any time prior to the completion of the sale by the Underwriter of the Notes, any event occurs or information becomes known as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Time of Sale Information to comply with applicable law, the Issuers will promptly notify the Underwriter thereof and will prepare, at the expense of the Issuers, an amendment or supplement to the Time of Sale Information that corrects such statement or omission or effects such compliance and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or the Electronic Roadshow would conflict with the Time of Sale Information as then amended or supplemented, or (ii) it is necessary to amend or supplement any of the Time of Sale Information so that any of the Time of Sale Information or the Electronic Roadshow will comply with law, the Issuers will immediately notify the Underwriter thereof and forthwith prepare and, subject to paragraph (a) above, furnish to the Underwriter such amendments or supplements to any of the Time of Sale Information or the Electronic Roadshow (it being understood that any such amendments or supplements may take the form of an amended or supplemented Prospectus) as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading or so that the Electronic Roadshow will not conflict with the Time of Sale Information or so that the Time of Sale Information or the Electronic Roadshow as so amended or supplemented will comply with law.

(d) The Issuers will, without charge, provide to the Underwriter and to counsel for the Underwriter as many copies of the Registration Statement, the Electronic Roadshow and the Prospectus, or any amendment or supplement thereto, as the Underwriter may reasonably request.

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(e) For so long as any of the Securities remain outstanding, unless such information is available electronically via EDGAR, the Issuers will furnish to the Underwriter copies of all reports and other communications (financial or otherwise) furnished by the Issuers to the Trustee or to the holders of the Securities and, unless such information is available electronically via EDGAR, as soon as available, copies of any reports or financial statements furnished or filed by the Issuers with the Commission.

(f) Prior to the Closing Date, the Issuers will furnish to the Underwriter, as soon as they have been prepared for delivery, a copy of any unaudited interim financial statements of the Parent Guarantor for any period subsequent to the period covered by the most recent financial statements appearing in the Time of Sale Information.

(g) The Notes Issuer will use its commercially reasonable efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(h) The Selling Noteholder agrees to pay all reasonable legal fees, out-of-pocket expenses and disbursements incurred by its counsel. Amounts payable by the Selling Noteholders pursuant to this Section 5(h) shall be paid by the Selling Noteholder promptly following the Closing Date.

Section 6. Expenses. Except as otherwise set forth herein, each of the Issuers jointly and severally agrees to pay all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to any costs of printing the Registration Statement and Prospectus and any amendment or supplement thereto, and any “Blue Sky” memoranda, (ii) all arrangements relating to the delivery to the Underwriter of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Issuers, (iv) preparation (including printing), issuance and delivery to the Underwriter of the Securities, (v) the qualification of the Securities under state securities and “Blue Sky” laws, including filing fees and reasonable fees and disbursements of counsel for the Underwriter relating thereto, (vi) fees and expenses of the Trustee including fees and expenses of counsel and (vii) any fees charged by investment rating agencies for the rating of the Securities. In addition, if the sale of the Notes provided for herein is terminated by the Underwriter pursuant to Section 11 hereof, the Selling Noteholder agrees to promptly reimburse the Underwriter upon demand for all reasonable and documented out-of-pocket expenses that shall have been incurred by the Underwriter in connection with the proposed purchase and sale of the Notes. Except as set forth in this Section 6, the Underwriter shall pay its own costs and expenses (including legal fees incurred by its counsel).

Section 7. Conditions of the Underwriter’s Obligations. The obligation of the Underwriter to purchase and pay for the Securities shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) The Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Notes Issuer pursuant to Rule 433(d) under the Securities Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) On the Closing Date, the Underwriter shall have received the opinion, dated as of the Closing Date and addressed to the Underwriter, of (i) Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Issuers, in substantially the form attached hereto as Annex A, (ii) Mourant Ozannes, special Guernsey counsel for the Selling Noteholder, in substantially the form attached hereto as Annex B and (iii) Latham & Watkins LLP, special New York counsel to the Selling Noteholder, in subtantially the form attached hereto as Annex C.

(c) On the Closing Date, the Underwriter shall have received the opinion, in form and substance satisfactory to the Underwriter, dated as of the Closing Date and addressed to the Underwriter, of Cahill Gordon & Reindel LLP, counsel for the Underwriter, with respect to certain legal matters relating to this

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Agreement and such other related matters as the Underwriter may reasonably require. In rendering such opinion, Cahill Gordon & Reindel LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(d) The Underwriter shall have received from the Independent Accountants a comfort letter or letters dated the date hereof and the Closing Date, in form and substance satisfactory to counsel for the Underwriter.

(e) The representations and warranties of the Issuers and Selling Noteholder contained in this Agreement shall be true and correct on and as of the Time of Sale (but if specified to be given as of a specified date, shall be given as of such date) and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Issuers’ officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; each Issuer shall have performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Time of Sale Information, subsequent to the date of the most recent financial statements in the Time of Sale Information, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(f) The sale of the Securities hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(g) Subsequent to the date of the most recent financial statements in the Time of Sale Information except as set forth in the Time of Sale Information, neither of the Issuers shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slowdown or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(h) The Notes Issuer, the Selling Noteholder and the Underwriter shall have made all necessary filings with, and obtained all necessary clearance from, the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to sale of the Securities by the Selling Noteholder to the Underwriter.

(i) The Underwriter shall have received a certificate of the (x) Notes Issuer and the Parent Guarantor, dated the Closing Date and (y) the Selling Noteholder signed on behalf of each such entity by its Chairman of the Board, Deputy Chairman, President or any Senior or Executive Vice President (to the best of such officer’s knowledge after reasonable investigation), to the effect that:

(i) the representations and warranties of such entities contained in this Agreement are true and correct on and as of the Time of Sale (but if specified to be given as of a specified date, shall be given as of such date) and on and as of the Closing Date, and such entities have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii) in the case of the Notes Issuer, at the Closing Date, since the date hereof or since the date of the most recent financial statements, except as described in the Time of Sale Information, no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; and

(iii) the sale of the Securities hereunder has not been enjoined (temporarily or permanently).

(j) On the Closing Date, the Underwriter shall have received an officer’s certificate, dated the Closing Date, of the President, the Chief Financial Officer, the Deputy Chairman, the Treasurer, the Controller or any other senior officer of the Notes Issuer, to the effect that:

(i) to such officer’s knowledge and other than as set forth in the Time of Sale Information there are no legal or governmental proceedings pending to which the Issuers or any of the Subsidiaries is a

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party or of which any property of the Issuers or any of the Subsidiaries is the subject which, if determined adversely to the Issuers or any of the Subsidiaries, would individually or in the aggregate have a material adverse effect on the current consolidated financial position, stockholders’ equity or results of operations of the Issuers and the Subsidiaries; and

(ii) to such officer’s knowledge, no such proceedings are threatened by governmental authorities or threatened by others.

On or before the Closing Date, the Underwriter and counsel for the Underwriter shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Issuers as they shall have heretofore reasonably requested from the Issuers.

All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Underwriter and counsel for the Underwriter. The Issuers shall furnish to the Underwriter such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Underwriter shall reasonably request.

Section 8. Offering of Securities.

(a) The Underwriter represents and warrants with respect to offers and sales outside the United States that it has and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Time of Sale Information.

(b) The Underwriter hereby represents, warrants and agrees that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which section 21(1) of the FSMA does not apply to the Issuers; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Section 9. Indemnification and Contribution.

(a) Each of the Issuers jointly and severally agrees to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Underwriter or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:

(i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Electronic Roadshow and the Prospectus, or any amendment or supplement thereto; or

(ii) the omission or alleged omission to state, in Registration Statement, the Electronic Roadshow and the Prospectus, or any amendment or supplement thereto, a material fact necessary to make the statements therein not misleading;

and, subject to the limitation set forth in the immediately succeeding proviso, will reimburse, as incurred, the Underwriter and each such controlling person for any legal or other expenses incurred by the Underwriter or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however,

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the Issuers will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Information, or any amendment or supplement thereto in reliance upon and in conformity (x) with written information concerning the Underwriter furnished to any Issuer by the Underwriter specifically for use therein or (y) the Selling Noteholder Information. The indemnity provided for in this Section 9 will be in addition to any liability that the Issuers may otherwise have to the indemnified parties. The Issuers shall not be liable under this Section 9 for any settlement of any claim or action effected without their prior written consent, which shall not be unreasonably withheld.

(b) The Selling Noteholder agrees to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Underwriter or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement , the Electronic Roadshow and the Prospectus or any amendment or supplement thereto but only with reference to information relating to the Selling Noteholder furnished to Issuers in writing by such Selling Noteholder expressly for use in the Registration Statement, Electronic Roadshow or Prospectus (or any amendment or supplement thereto) (the “Selling Noteholder Information”) and will reimburse, as incurred, the Underwriter and each such controlling person for any legal or other expenses incurred by the Underwriter or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action. The indemnity provided for in this Section 9 will be in addition to any liability that the Selling Noteholder may otherwise have to the indemnified parties.

(c) The Underwriter agrees to indemnify and hold harmless each Issuer and the Selling Noteholder, their respective directors and officers and each person, if any, who controls such Issuer or the Selling Noteholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which such Issuer or the Selling Noteholder or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, Electronic Roadshow and Prospectus, or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Registration Statement, Electronic Roadshow and Prospectus, or any amendment or supplement thereto, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Underwriter’s information provided by the Underwriter in writing expressly for use in the Registration Statement, Electronic Roadshow or Prospectus (or any amendment or supplement thereto); and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by such Issuer and the Selling Noteholder or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Underwriter may otherwise have to the indemnified parties. The Underwriter shall not be liable under this Section 9 for any settlement of any claim or action effected without its consent, which shall not be unreasonably withheld.

(d) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a), (b) or (c) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights

14

and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a), (b) and (c) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to appropriate local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Underwriter in the case of paragraph (a) or (b) of this Section 9 or each Issuer and the Selling Noteholder in the case of paragraph (c) of this Section 9, representing the indemnified parties under such paragraphs (a), (b) or (c), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. All fees and expenses reimbursed pursuant to this paragraph (d) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(e) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties

15

on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Selling Noteholder on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Selling Noteholder bears to the total discounts and commissions received by the Underwriter. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers and the Selling Noteholder on the one hand, or the Underwriter on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Issuers, the Selling Noteholder and the Underwriter agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (e). Notwithstanding any other provision of this paragraph (e), the Underwriter shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by the Underwriter under this Agreement, less the aggregate amount of any damages that the Underwriter has otherwise been required to pay or become liable to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (e), each person, if any, who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Underwriter, and each director of either Issuer or the Selling Noteholder, each officer of either Issuer or the Selling Noteholder and each person, if any, who controls the either Issuer or the Selling Noteholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as such Issuer or the Selling Noteholder.

Section 10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Issuers and the Selling Noteholder, their respective officers and the Underwriter set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Issuers or the Selling Noteholder, any of their respective officers or directors, the Underwriter or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Securities. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

Section 11. Termination.

(a) This Agreement may be terminated in the sole discretion of the Underwriter by notice to the Issuers and the Selling Noteholder given prior to the Closing Date in the event that the Issuers or Selling Noteholder shall have failed, refused or been unable to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date,

(i)(A) either of the Issuers or any of their respective subsidiaries shall have sustained since the most recent respective dates as which information is given in the Time of Sale Information any material loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slowdown or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Underwriter, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities as contemplated by the Time of Sale Information, or (B) since the most recent respective dates as of which information is given in the Time of Sale Information, there shall have been any change in the capital stock or long-term debt of the Issuers or any of their respective

16

subsidiaries or any material adverse change or development in the business, operations, management, financial position, stockholders’ equity or results of operations of the Issuers or any of their respective subsidiaries, other than as set forth or contemplated in the Time of Sale Information, the effect of which, in the sole judgment of the Underwriter, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities as contemplated by the Time of Sale Information;

(ii) trading in securities of the Parent Guarantor or in securities generally on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market shall have been suspended or materially limited or minimum or maximum prices shall have been established on any such exchange or market;

(iii) a banking moratorium shall have been declared by New York or United States authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or

(iv) other than as in existence on the date of this Agreement, there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Underwriter, makes it impracticable or inadvisable to proceed with the offering, sale or the delivery of the Securities as contemplated by the Time of Sale Information.

(b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 6 or Section 10 hereof.

Section 12. [Reserved].

Section 13. Information Supplied by the Underwriter. The name of the Underwriter and the statements set forth in the last paragraph under the heading “Underwriting” in the Time of Sale Information (to the extent such statements relate to the Underwriter) constitute the only information (the “Underwriter Information”) furnished by the Underwriter to the Issuers for the purposes of Sections 2(a) and 9 hereof.

Section 14. Notices. All communications hereunder shall be in writing and, if sent to the Underwriter, shall be mailed or delivered to Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration; if sent to either Issuer, shall be mailed or delivered to Intelsat S.A. at 4, rue Albert Borschette, L-1246 Luxembourg, Attention: General Counsel; with a copy to Intelsat Corporation at 3400 International Drive, N.W., Washington, D.C. 20008-3098, Attention: General Counsel; with an additional copy to Milbank, Tweed, Hadley & McCloy LLP at 1 Chase Manhattan Plaza, New York, New York 10005, Attention: Arnold B. Peinado, III; if sent to the Selling Noteholder, shall be mailed or delivered to ISAT Limited, Polygon Hall, Le Marchant Street, St Peter Port, Guernsey, GY1 4HY, Attention: General Counsel.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

Section 15. Successors. This Agreement shall inure to the benefit of and be binding upon the Underwriter and the Issuers and the Selling Noteholder and, in each case, their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Issuers and the Selling Noteholder contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Underwriter within the meaning of Section 15 of the Act or Section 20 of the

17

Exchange Act and (ii) the indemnities of the Underwriter contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Issuers and the Selling Noteholder, their respective officers and any person or persons who controls any of them within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Securities from the Underwriter will be deemed a successor because of such purchase.

Section 16. Jurisdiction. The Issuers and the Selling Noteholder agree that any suit, action or proceeding against either Issuer or the Selling Noteholder brought by the Underwriter, the directors, officers, employees and agents of the Underwriter, or by any person who controls the Underwriter, arising out of or based upon this Agreement or the transactions contemplated hereby will be instituted in the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Beginning on the Closing Date, the Issuers hereby appoint CT Corporation System as their authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, by the Underwriter, the directors, officers, employees, affiliates and agents of the Underwriter, or by any person who controls the Underwriter, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Issuers hereby represent and warrant that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuers agree to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuers. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Underwriter, the directors, officers, employees, affiliates and agents of the Underwriter, or by any person who controls the Underwriter, in any court of competent jurisdiction in Luxembourg. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 17. Immunity. To the extent that any of the Issuers or the Selling Noteholder has acquired or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuers and the Selling Noteholder hereby irrevocably waive and agree not to plead or claim such immunity in respect of their obligations under this Agreement.

Section 18. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. No Advisory or Fiduciary Responsibility. Each Issuer and Selling Noteholder acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Selling Noteholder, on the one hand, and the Underwriter, on the other, (ii) in connection therewith and with the process leading to such transaction the Underwriter is acting solely as a principal and not the agent or fiduciary of either Issuer and the Selling Noteholder, (iii) the Underwriter has not assumed an advisory or fiduciary responsibility in favor of either Issuer or the Selling Noteholder with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Underwriter has advised or is currently advising either Issuer or the Selling Noteholder on other matters) or any other obligation to either Issuer or Selling Noteholder except the obligations expressly set forth in this Agreement and (iv) each Issuer and Selling Noteholder has consulted its own legal and financial advisors to the extent it deemed appropriate. Each

18

Issuer and Selling Noteholder agrees that it will not claim that the Underwriter has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to either Issuer or Selling Noteholder, in connection with such transaction or the process leading thereto.

Section 21. Complete Agreement. This Agreement (including the exhibits and schedules hereto), contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral.

19

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the parties hereto.

Very truly yours,

INTELSAT S.A.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Executive Vice President, General Counsel and Assistant Secretary

INTELSAT (LUXEMBOURG) S.A.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Deputy Chairman and Assistant Secretary

ISAT LIMITED

By:	/s/ Matthew C. Elston
Name:	Matthew C. Elston
Title:	Director

CIE MANAGEMENT II LIMITED As General Partner to BC European Capital 1 to 12 and 14 to 34, solely with respect to Section 2(iii)

By:	/s/ Matthew C. Elston
Name:	Matthew C. Elston
Title:	Director

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

BARCLAYS CAPITAL INC.,

By:	/s/ Osvaldo A. Ramos
Name:	Osvaldo A. Ramos
Title:	Managing Director

S-1

SCHEDULE 1

Significant Subsidiaries

INTELSAT (LUXEMBOURG) S.A.

U.S. Subsidiaries

Entity Name	Jurisdiction of Organization	Direct or Indirect Ownership Interest
Intelsat Holdings LLC	DE	100%
Intelsat LLC	DE	100%
Intelsat Global Service Corporation	DE	100%
Intelsat USA Sales Corporation	DE	100%
Intelsat USA License Corporation	DE	100%
Intelsat General Corporation	DE	100%
Intelsat Holding Corporation	DE	100%
Intelsat Corporation	DE	100%

Non-U.S. Subsidiaries

Entity Name	Jurisdiction of Organization	Direct or Indirect Ownership Interest
Intelsat Jackson Holdings S.A.	Luxembourg	100%
Intelsat Intermediate Holding Company S.A.	Luxembourg	100%
Intelsat Subsidiary Holding Company S.A.	Luxembourg	100%
Intelsat Global Sales & Marketing Ltd.	United Kingdom	100%
Intelsat UK Financial Services, Ltd.	United Kingdom	100%
Intelsat (Gibraltar) Limited	Gibraltar	100%
Intelsat (Luxembourg) Finance Company Sarl	Luxembourg	100%
Intelsat (Poland) Sp. z o.o.	Poland	100%

Annex A

Form of

Opinion of Milbank, Tweed, Hadley & McCloy LLP

October [    ], 2010

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Re:	Intelsat (Luxembourg) S.A.

Underwritten Resale Offering of

11  1/4% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as special New York counsel to Intelsat (Luxembourg) S.A., a société anonyme existing under the laws of Luxembourg (“Intelsat Luxembourg”), and Intelsat S.A., a société anonyme existing under the laws of Luxembourg (the “Parent Guarantor”), in connection with the purchase by you of US$90,900,000 aggregate principal amount of 11 1/4% Senior Notes due 2017 issued by Intelsat Luxembourg (the “Securities”) from ISAT Limited, as selling noteholder (the “Selling Noteholder”), pursuant to the terms of the underwriting agreement dated September 28, 2010 (the “Underwriting Agreement”) by and among Barclays Capital Inc., as underwriter (the “Underwriter”), Intelsat Luxembourg and the Selling Noteholder.

This letter is being delivered to you pursuant to Section 7(b) of the Underwriting Agreement. Capitalized terms used herein and not otherwise defined herein are used as defined in the Underwriting Agreement.

Reference is made to:

(i) the registration statement on Form S-1, File No. 333-166372 filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) (such registration statement as amended to the time it was declared effective, including the information deemed to be a part thereof at the time of such effectiveness pursuant to Rule 430C under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Registration Statement”);

(ii) the prospectus dated May 11, 2010 (such prospectus as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Base Prospectus”);

(iii) the prospectus supplement dated May 14, 2010 relating to the Securities (such prospectus supplement as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Prospectus Supplement No. 1”);

(iv) the prospectus supplement dated August 10, 2010 relating to the Securities (such prospectus supplement as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Prospectus Supplement No. 2”);

(v) the prospectus supplement dated August 26, 2010 relating to the Securities (such prospectus supplement as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Prospectus Supplement No. 3”);

(vi) the prospectus supplement dated September 17, 2010 relating to the Securities (such prospectus supplement as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Prospectus Supplement No. 4”);

(vii) the preliminary prospectus supplement dated September 28, 2010 relating to the Securities (such preliminary prospectus supplement as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Preliminary Prospectus Supplement No. 5”);

(viii) the final prospectus supplement dated September 28, 2010 relating to the Securities (such prospectus supplement as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act including the documents incorporated by reference therein, collectively being herein referred to as the “Final Prospectus Supplement No. 5”);

(vii) the Underwriting Agreement;

(viii) the indenture, dated as of June 27, 2008, between Intelsat Luxembourg, the Parent Guarantor and Wells Fargo Bank, National Association, as Trustee; and

(ix) the global certificates evidencing the Securities.

The Base Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4 and the Final Prospectus Supplement No. 5, are collectively referred to herein as the “Final Prospectus.”

The Registration Statement became effective under the Securities Act on May 10, 2010 and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Commission. The filing of each of the Base Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Preliminary Prospectus Supplement No. 5 and Final Prospectus Supplement No. 5 pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b). Each of the Registration Statement, as of its most recent effective date, the Time of Sale Information, as of the Time of Sale, and the Final Prospectus, as of the date thereof, appeared on its face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act and the rules and regulations thereunder, except that we express no opinion and make no statement as to the financial statements and other financial and accounting information and data and the Selling Noteholder Information included therein. In rendering this opinion and as indicated below, we take no responsibility for the accuracy, completeness or fairness of the statements made in the Registration Statement, the Time of Sale Information or the Final Prospectus.

As special New York counsel to Intelsat Luxembourg and the Parent Guarantor (together, the “Companies”), we reviewed the Registration Statement, the Time of Sale Information and the Final Prospectus prepared by the Companies, we reviewed certain corporate records and documents furnished to us by the Companies and we participated in discussions with representatives of the Companies, the Underwriter and its counsel, Luxembourg counsel to the Companies and the independent registered public accountants for the Companies, regarding the contents of the Registration Statement, the Time of Sale Information and the Final Prospectus and related matters.

The purpose of our professional engagement was not to establish or confirm factual matters set forth in the Registration Statement, the Time of Sale Information or the Final Prospectus and we have not undertaken to verify independently any of such factual matters. Moreover, many of the determinations required to be made in the preparation of the Registration Statement, the Time of Sale Information and the Final Prospectus involve matters of a non-legal nature or foreign law. Accordingly, we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Time of Sale Information and the Final Prospectus and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. In addition, we are not passing upon and do not assume any responsibility for ascertaining whether or when any of the Time of Sale Information or the Final Prospectus was conveyed to any person for purposes of Rule 159 under the Securities Act.

On the basis of and subject to the foregoing, we confirm to you that nothing has come to our attention that causes us to believe that:

(i) the Registration Statement (other than the financial statements and schedules and other financial and accounting information and data, the Selling Noteholder Information and that part of the Registration Statement that constitutes the Form T-1, as to which we express no belief and make no statement), as of its most recent effective date, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(ii) the Time of Sale Information (other than the financial statements and other financial and accounting information and data and the Selling Noteholder Information, as to which we express no belief and make no statement), as of the Time of Sale contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(iii) the Final Prospectus (other than the financial statements and other financial and accounting information and the Selling Noteholder Information, as to which we express no belief and make no statement), as of its date or as of the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The foregoing is limited to matters involving the law of the State of New York and the Federal law of the United States, and we do not express any view as to the law of any other jurisdiction, including, without limitation, the laws of Luxembourg. In addition, we are not experts on, and do not express any view as to any matters relating to, the Federal Communications Commission or any communications law, order, decision or regulation.

This letter is furnished to you by us as special New York counsel to the Companies, is solely for your benefit in connection with the closing under the Underwriting Agreement of the resale of the Securities occurring today and may not be used, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our express written consent in each instance. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

Annex B

Form of

Opinion of Mourant Ozannes

Mourant Ozannes
1 Le Marchant Street St Peter Port Guernsey GY1 4HP Channel Islands T +44 (0) 1481 723466 F +44 (0) 1481 727935 www.mourantozannes.com

Barclays Capital Inc.

745 Seventh Avenue

New York

NY 10019

USA

(“the Underwriter”)

— 2010

Your Ref:

Our Ref:         JD/JFD/CW/I1262001/5055961.1

Dear Sirs

ISAT Limited (“the Company”)

1	We give this Opinion at your request in respect of the Underwriting Agreement dated 28 September 2010 between yourselves as Underwriter, the Company as Selling Noteholder and others (“the Underwriting Agreement”).

2	A copy of the Underwriting Agreement has been supplied to us by the Company or Messrs Latham and Watkins LLP for the purpose of giving this opinion.

3	In addition to examining the Underwriting Agreement, we have also examined:-

3.1	the records of the Company at the Companies Registry in Guernsey and available for inspection by the public on the date hereof (“the Public Records”);

3.2	a copy of the minutes of a meeting of the directors of the Company held on — September 2010;

3.3	a copy of the Memorandum and Articles of Association of the Company as filed for incorporation on 8 May 2008 and as amended by Special Resolution on 20 June 2008; and

3.4	a certificate from a Director of the Company relating to certain questions of fact.

4	We have examined no documents other than the Underwriting Agreement and other items referred to in paragraph 3 above. In examining the documents referred to, we have made with your approval the assumptions set forth in the First Schedule attached hereto.

5	This opinion is limited to matters of Guernsey law as the same exists at the date hereof and as presently applied by the Royal Court of Guernsey notwithstanding that the laws of other jurisdictions are relevant. We have not investigated the laws of any jurisdiction outside the Island of Guernsey. This opinion shall be construed and have effect in accordance with the laws of the Island of Guernsey and is subject to the qualifications set forth in the First Schedule attached hereto.

6	Based upon and subject to the foregoing and any matter not disclosed to us, we are of the opinion that:-

6.1	The Company is duly constituted and validly existing under the laws of Guernsey.

ISAT Limited (“the Company”)

6.2	The Company has full power, capacity and authority under the laws of Guernsey and its constitutional documents to execute, deliver and perform its obligations under the Underwriting Agreement.

6.3	The Company has taken all corporate or other action required to authorise the execution and delivery of the Underwriting Agreement and the exercise by it of its rights and the performance by it of its obligations thereunder.

6.4	The Underwriting Agreement constitutes legal, valid and binding obligations on the Company.

6.5	The execution and delivery of the Underwriting Agreement and the performance of the transactions contemplated therein do not and will not violate any law or regulation within the Bailiwick of Guernsey by which the Company is bound.

6.6	All actions, conditions, consents and other requirements of law and the Company’s Memorandum and Articles of Incorporation or other equivalent constitutional documents have been taken, fulfilled and observed in order to enable the Company to enter into and perform its obligations under the Underwriting Agreement.

6.7	It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence of the Underwriting Agreement that it be filed, recorded or registered with any Court or public authority in Guernsey.

6.8	There is no stamp, registration or similar tax or duty payable in Guernsey in respect of the Underwriting Agreement.

6.9	There are no withholding taxes payable in Guernsey on any sums payable pursuant to the Underwriting Agreement.

6.10	To the best of our knowledge and belief, no action or suit, proceeding, litigation or other matters are presently taking place or pending before the Courts in Guernsey which could adversely affect the Company’s ability to perform and observe its obligations under the Underwriting Agreement.

6.11	The choice of the laws of New York to govern the Underwriting Agreement is a valid choice of law under the laws of Guernsey and the laws of New York will, accordingly, be applied by the Guernsey Courts if the Underwriting Agreement or any claims thereunder come under their jurisdiction upon proof of the relevant provisions of the laws of New York.

6.12	The submission to the jurisdiction of the Courts of New York State and the Federal Courts of the United States of America sitting in New York City is a valid submission as a matter of Guernsey law.

6.13	A judgment creditor with a final and conclusive judgment from a New York Court, for a fixed or ascertainable sum of money (not being in respect of a fine or penalty or a fiscal matter), would be entitled to sue on that foreign judgment itself by commencing an action in Guernsey and, if the matter were placed on the pleading list in Guernsey, by applying for summary judgment. Broadly, a judgment creditor relying on this enforcement procedure would be prevented from suing on its foreign judgment in Guernsey if any of the following grounds applied:-

6.13.1	the foreign court did not have jurisdiction to give the relevant judgment;

6.13.2	there is fraud on the part of the party in whose favour the judgment was given or on the part of the court pronouncing the foreign judgment;

6.13.3	where enforcement in the Guernsey court would be contrary to public policy;

6.13.4	the foreign judgment is obtained in contravention of natural justice.

ISAT Limited (“the Company”)

6.14	No authorisations, approvals, consents, licences, exemptions, filings, registrations or the requirements of governmental, judicial or public bodies and authorities of or in Guernsey are required in connection with the entry into, performance, validity or enforceability of the Underwriting Agreement or the transactions contemplated thereby.

6.15	Each sum owing by the Company under the Underwriting Agreement may be paid free and clear of and without deduction or withholding for or on account of any taxes, levies, duties or charges imposed by any governmental or regulatory authority or by any political sub-division or authority in Guernsey.

6.16	Any claims against the Company under the Underwriting Agreement will rank at least pari passu with the claims of all unsecured creditors of the Company save where those claims are preferred solely by reason of bankruptcy, insolvency or similar laws applicable to creditors generally.

7	We confirm that we are a firm of Guernsey Advocates duly qualified to give this opinion in relation to Guernsey law and to practice in the Bailiwick of Guernsey. We further confirm that we are acting on your behalf in the provision of this opinion.

8	This opinion is provided to the Underwriter and may be relied upon by the Underwriter only in connection with the transactions contemplated under the Underwriting Agreement. It may not be used or relied upon for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.

Yours faithfully

MOURANT OZANNES

ISAT Limited (“the Company”)

FIRST SCHEDULE

1	Assumptions

1.1	All originals of documents examined by us for the purpose of giving this opinion are authentic and all copy documents are complete and conform to the originals.

1.2	All signatures and seals on the documents submitted to us for the purpose of this opinion are genuine and all signatures on behalf of the Company are genuine signatures of the persons authorised to sign on behalf of the Company.

1.3	Where we have been given only signature pages of a particular document, the original version of the relevant document so signed does not differ from the version of the full document on which we have based our opinion. Where we have been given a copy of a page which purports to contain the seal of a company or other person, the seal of that company or person has been affixed to the original document in question.

1.4	Each document on which we have based our opinion and which has been provided to us, whether in executed, draft or agreed form, has been or will be validly executed by each party to such document (other than the Company), in the form in which such document has been provided to us for our opinion.

1.5	No amendments have been made to the Memorandum and Articles of Incorporation of the Company as compared to the form provided to us in connection with this opinion.

1.6	No resolution of the members of the Company has been passed and remains in effect prescribing any restrictions upon the exercise by the directors of the Company of their powers.

1.7	The matters confirmed as true in the Certificate referred to in paragraph 3.4 above, including any matter stated to be true to the best of knowledge or belief, are true and accurate and remain unchanged at the date of this opinion.

1.8	All statements of fact are true and accurate and not misleading.

1.9	The records of the Company available for inspection at the Guernsey Registry and the Greffe on — 2010 are accurate and complete and remain unchanged at the date of this opinion, notwithstanding that certain events may have occurred which have not yet been notified to the Registrar of Companies and/or H.M. Greffier (as the case may be) and material information may have been submitted for registration which has not appeared on the Company’s file available for inspection. Note that the results of a search of a company’s records on the date mentioned above may also include material information in relation to such company which has been submitted for registration and has not appeared on the company’s file, the details of which have been provided to a member of our firm (whether verbally or otherwise) by personnel at the Greffe following their search of those records.

1.10	The Company has not passed a resolution to be voluntarily wound up or to appoint a liquidator, a provisional liquidator, a receiver, an administrator or analogous person over any of the assets of the Company and no application has been presented to, nor has any order been made by, the Guernsey court to wind up the Company or to appoint an administrator and no such action is pending or threatened.

1.11	The Company is not insolvent or unable to pay its debts as they fall due and by entering into the Underwriting Agreement it will not become insolvent or unable to pay its debts as they fall due.

1.12	The choice of governing law for the Underwriting Agreement has been made in good faith and legal and there is no reason for avoiding that choice of law on grounds of public policy or otherwise.

ISAT Limited (“the Company”)

1.13	The validity, binding effect or enforceability of the Underwriting Agreement is not subject to any escrow or other suspensive condition.

1.14	All formalities and requirements of the laws of, and of any regulatory or other relevant authority in, any relevant state (other than Guernsey), applicable to the execution, performance, delivery and enforceability of the Underwriting Agreement have been or will be duly complied with and, to the extent that any laws of any jurisdiction (other than Guernsey) may be relevant to the statements we make in this opinion, such laws have been or will be complied with.

1.15	If any obligation under the Underwriting Agreement is to be performed in a jurisdiction outside Guernsey, the performance of that obligation will not be illegal or ineffective by virtue of the laws of that jurisdiction, it being a general rule of Guernsey law that a Guernsey court will not enforce an obligation arising under a contract to the extent that performance of that obligation is prohibited by the law of the jurisdiction where, by the terms of that contract, that performance is to take place.

1.16	The Underwriting Agreement reflects the commercial intentions of the parties and the parties have not amended, varied, waived or abandoned any of the terms of the Underwriting Agreement.

1.17	The effect of the Underwriting Agreement is not to make available, directly or indirectly, funds to or for the benefit of any persons, entities or bodies in breach of European Union, United Nations or other international sanctions.

1.18	The Underwriter will not exploit the Underwriting Agreement for any unlawful purpose, for example to commit a money laundering offence, is not on notice that any other party to the Underwriting Agreement intends to do the same and will not, should it discover that any party has an unlawful purpose, proceed to assist or participate in that illegality.

1.19	The Underwriter does not carry on business in Guernsey through a permanent establishment situated in Guernsey.

1.20	Each party (other than the Company) to the Underwriting Agreement:

1.20.1	is duly incorporated and organised, validly existing and in good standing under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

1.20.2	has the capacity, power and authority to enter into, and has fulfilled all internal authorisation procedures and requirements for the due and proper execution of the Underwriting Agreement; and

1.20.3	has validly executed or will validly execute the Underwriting Agreement and such Underwriting Agreement shall be binding upon it in accordance with:

(a)	the constitutional documents and the laws regulating the existence of that party; and

(b)	the laws by which the Underwriting Agreement is expressed to be governed.

1.21	Notwithstanding the terms of any Assumption or Qualification in this opinion, there is no extraneous matter which is not apparent from the Underwriting Agreement or search results which are expressly referred to herein which might affect the contents of this opinion.

2	Qualifications

This opinion is subject to the following qualifications:-

2.1	Opinion as to Guernsey law. This opinion is given only with respect to the laws of the island of Guernsey in force at the date of this opinion, as applied by the courts of Guernsey. No opinion is expressed or implied as to the laws of any other territory and we have assumed that no foreign laws affect, whether directly or indirectly, this opinion. Further this is an opinion of law and we offer no opinion as to matters of fact or the commercial affect of the Underwriting Agreement.

ISAT Limited (“the Company”)

2.2	Matters expressed to be “to the best of our knowledge”. Matters expressed to be “to the best of our knowledge” are based on our enquiry of the secretary of the Company as confirmed in the Certificate referred to in paragraph 3.4 and, in respect of legal proceedings, are also based on our enquiry of, and search at, the Companies Registry and Greffe and have not been independently verified.

2.3	Company search. Information available to the public in relation to a Guernsey registered company at the Guernsey Registry is limited to details such as the current directors and its current registered address. Whilst a Guernsey registered company is required to submit an annual validation to the Registrar of Companies before 31 January each year, there are limited obligations to update that information following submission, including details of its share capital. There is no requirement to file at the Guernsey Registry a copy of any members’ resolution having the effect of prescribing any restrictions upon the exercise by the Company’s directors of their powers.

2.4	Register of Charges. There is no legal requirement for the public registration of charges granted by a Guernsey registered company or notification of any changes to such charges (other than in respect of charges over Guernsey real estate).

2.5	Compulsory winding-up. Whilst an application to compulsorily wind up a Guernsey registered company is placed in the records for that company at the Greffe, such an application may have been delivered for registration but has not, on the date of this opinion, appeared on the Company’s file available for inspection.

2.6	Register of pending actions. There is no official register of pending actions in Guernsey available for inspection by the public. The information given in our opinion is based upon:

2.6.1	a search of the computerised records maintained by H.M. Greffier at the Greffe in relation to matters which have already been raised in the courts of Guernsey; and

2.6.2	verbal enquiries made at the Greffe as to the existence of any claims or actions before the courts of Guernsey to which the Company is a party and any legal proceedings for the compulsory winding-up of the Company.

While H.M. Greffier has provided these results and answers in good faith, the relevant records are maintained for its own use and not pursuant to any public obligation and therefore the accuracy of such records is not guaranteed.

2.7	Receiver of assets. Generally there is no general procedural provision under the Guernsey law enabling the courts of Guernsey to appoint a receiver of assets situated within Guernsey (save in specific statutory circumstances).

2.8	Bankruptcy etc. Enforcement of any obligation of the Company under any agreement may be limited by:

2.8.1	laws relating to bankruptcy, insolvency, liquidation, re-organisation, arrangement, moratorium and any other laws of general application relating to or affecting the rights of creditors; and

2.8.2	matters of public policy.

2.9	Prescription, limitation and other defences. Claims in connection with the Documents may become barred by prescription or limitation and may be or become subject to the defence of set-off or counterclaim.

2.10	Enforceability. The word “enforceable” where used in this opinion means that the obligations assumed by the relevant party are of a type which a Guernsey court is capable of enforcing. It does not mean that those obligations will be enforced in all circumstances as it is a matter of discretion of the courts of Guernsey.

ISAT Limited (“the Company”)

2.11	Equitable remedies. Only certain equitable remedies are available in the courts of Guernsey and only certain equitable principles are recognised under Guernsey law; specific performance is generally unavailable in the courts of Guernsey.

2.12	Severability. It is a matter for the courts of Guernsey, acting in their discretion, as to whether a provision that may be invalid due to illegality may be severed from other provisions in the same document, in order to save those other provisions.

2.13	Jurisdiction of Guernsey court. The courts of Guernsey may decline to accept jurisdiction in an action where it determines that a court of competent jurisdiction has already made a determination of the relevant matter or where there is litigation pending in respect of the relevant matter in another jurisdiction or where it can be shown that parties to the proceedings have, by prior agreement, submitted to the exclusive jurisdiction of a court of another jurisdiction; the Guernsey courts may stay proceedings if concurrent proceedings are instituted elsewhere.

2.14	Conclusive certificates. Any provision in any agreement that any calculation or certification is to be conclusive and binding:

2.14.1	will not be effective if it is fraudulent, manifestly wrong or has been unreasonably given or given in bad faith; and

2.14.2	will not necessarily prevent judicial enquiry into the merits of the claim.

2.15	Conversion of currencies. Provisions for the conversion of currencies may be superseded by a judgment, whether given in the courts of Guernsey or elsewhere and, in particular, any foreign judgment in a currency other than sterling will, for the purpose of enforcement in Guernsey, be converted into sterling at the rate of exchange prevailing at the date of the foreign judgment.

2.16	Good standing. “Good standing”, for the purposes of this opinion, means that the Company has submitted its most recent annual validation to the Guernsey Registry and bears no other significance for the purposes of this opinion.

2.17	Disclosure of directors’ interests. Section 162 of the Companies (Guernsey) Law, 2008 (the “Law”) imposes an obligation on a director to disclose the nature and extent of any interests (including a monetary value, if quantifiable) in any proposed transaction with the company unless the transaction (or proposed transaction) is between the director and the company and the transaction (or proposed transaction) is (or is to be) entered into in the ordinary course of the company’s business and on usual terms and conditions.

2.18	If an interest is not disclosed at or before the time of the transaction or the transaction (or proposed transaction) is not between the director and the company and in the ordinary course of the company’s business on usual terms and conditions, the transaction may be avoided by the company at any time within three months after the date the transaction is disclosed unless it has been ratified by resolution of the members of the company in accordance with section 160 of the Law or the company has received fair value for the transaction. The company is presumed to receive fair value if the transaction is entered into by the company in the ordinary course of its business and on usual terms and conditions.

2.19	The avoidance of a transaction does not affect the right, title or interest of a person in property which he has acquired in good faith, for valuable consideration and without knowledge of the director’s failure to disclose his interest.

2.20	Limitation of liability and confidentiality obligations. The effectiveness of terms releasing or exculpating any party from, or limiting or excluding, a liability or duty otherwise owed may be limited by law and confidentiality obligations may be overridden by the requirements of legal process or other applicable law or regulation.

2.21	Penalties. Any provision purporting to provide for a certain payment to be made in the event of a breach of any term would not be enforceable to the extent that the Guernsey courts were to construe it to be a penalty which is excessive, i.e. it exceeded the maximum damage which an obligee could have suffered as a result of the breach of an obligation.

Annex C

Form of

Opinion of Latham & Watkins LLP

October [    ], 2010

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Re: ISAT Limited

Ladies and Gentlemen:

We have acted as special counsel to the ISAT Limited, a limited liability company organized under the laws of Guernsey (the “Selling Noteholder”), in connection with the sale to you (the “Underwriter”) by the Selling Noteholder of $90,900,000 in aggregate principal amount of 11 1/4% Senior Notes due 2017 (the “Notes”) issued by Intelsat (Luxembourg) S.A., a société anonyme existing under the laws of Luxembourg (the “Issuer”), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2010 (File No. 333-166372) (as filed and as amended, the “Registration Statement”), a Prospectus, dated May 11, 2010 (as amended by Prospectus Supplement No. 1 dated May 14, 2010, Prospectus Supplement No. 2 dated August 10, 2010, Prospectus Supplement No. 3 dated August 26, 2010, Prospectus Supplement No. 4 dated September 17, 2010, and Prospectus Supplement No. 5, dated September 28, 2010), filed with the Commission pursuant to Rule 424(b) under the Act, and an underwriting agreement dated September 28, 2010 among you, the Selling Noteholder, the Company and the other parties listed therein (the “Underwriting Agreement”). This letter is being furnished to you pursuant to Section 7(b) of the Underwriting Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the Underwriting Agreement.:

As to facts material to the opinions and confirmations expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, the Selling Noteholder and others, including the representations and warranties of the Company and the Selling Noteholder in the Underwriting Agreement. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of Article 8 of the New York Uniform Commercial Code (the “New York UCC”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof: Upon indication by book entry that the Notes of the Selling Noteholder have been credited to a securities account maintained by the Underwriter at The Depository Trust Company (“DTC”) and payment therefor in accordance with the Underwriting Agreement, the Underwriter will acquire a securities entitlement with respect to such Notes and, under the New York UCC, an action based on an adverse claim to such securities entitlement, whether framed in conversion, replevin, constructive trust, equitable lien or other theory may not be asserted against the Underwriter.

We have assumed that the Underwriter does not have “notice” of any “adverse claim” (within the meaning of Sections 8-105 of the New York UCC) to the Securities. Our opinion is limited to Article 8 of the New York UCC and does not address laws other than Article 8 of the New York UCC or what law governs whether an adverse claim can be asserted against the Underwriter. We have assumed that DTC is a “clearing corporation” for purposes of Section 8-102(a)(14) of the New York UCC.

To the extent any securities intermediary which acts as a clearing corporation or maintains securities accounts with respect to the Securities maintains any “financial asset” (as defined in Section 8-102(a)(9) of the

C-2

New York UCC) in a clearing corporation pursuant to Section 8-111 of the New York UCC, the rules of such clearing corporation may affect the rights of such securities intermediaries and the ownership interest of the Underwriter.

We call to your attention that pursuant to Section 8-511(b) and 8-511(c) of the New York UCC, claims of creditors of any securities intermediary or clearing corporation may be given priority to the extent set forth therein. In addition, if at any time DTC does not have sufficient securities to satisfy claims of all of its entitlement holders with respect thereto, then all holders will share pro rata in the securities then held by DTC.

We have assumed that the Notes have been registered in the name of DTC and have not been specially indorsed to any other person.

With your consent, we have assumed (a) that the Underwriting Agreement has been duly authorized, executed and delivered by each of the parties thereto, (b) that the Underwriting Agreement constitutes legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its terms, and (c) that the status of the Underwriting Agreement as a legally valid and binding obligation of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This letter is furnished only to you in your capacity as underwriter under the Underwriting Agreement and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires Notes from you) without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

DRAFT

C-3

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus Dated May 11, 2010)

Intelsat (Luxembourg) S.A.

Intelsat S.A.

$281,810,000 11 1/ 4% Senior Notes due 2017

and

$1,121,692,472 11  1/2%/12  1/2% Senior PIK Election Notes due 2017

This Prospectus Supplement No. 4 supplements our Prospectus dated May 11, 2010, and should be read in conjunction therewith. The notes that are the subject of the Prospectus have been registered to permit their resale by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of the new notes in this offer.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached current report of Intelsat S.A. on Form 8-K dated September 17, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 17, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2010

Intelsat S.A.

(Exact Name of Registrant as Specified in Charter)

Luxembourg	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4 rue Albert Borschette Luxembourg Grand-Duchy of Luxembourg	L-1246
(Address of Principal Executive Offices)	(Zip Code)

+(352) 27 84 1600

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 16, 2010, Intelsat S.A. issued a press release announcing that Intelsat S.A.’s indirect wholly-owned subsidiary, Intelsat Corporation (“Intelsat Corp”), commenced a tender offer (the “2014 Tender Offer”) to purchase for cash any and all of its outstanding $658.1 million aggregate principal amount of 9 1/4% Senior Notes due 2014 (the “2014 Corp Notes”). In connection with the 2014 Tender Offer, Intelsat Corp is also soliciting the consent of the holders of the 2014 Corp Notes to certain proposed amendments to the indenture governing the 2014 Corp Notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in that indenture. The press release also announced that Intelsat Corp commenced a tender offer (the “2028 Tender Offer”) to purchase for cash any and all of its outstanding $125.0 million aggregate principal amount of 6 7/8% Senior Secured Debentures due 2028 (the “2028 Corp Notes”). In connection with the 2028 Tender Offer, Intelsat Corp is also soliciting the consent of the holders of the 2028 Corp Notes to certain proposed amendments to the indenture governing the 2028 Corp Notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in that indenture.

On September 16, 2010, Intelsat S.A. also issued press releases to announce that Intelsat S.A.’s indirect wholly-owned subsidiary, Intelsat Jackson Holdings S.A., commenced and priced a private offering of $1,000.0 million aggregate principal amount of 7 1 /4% Senior Notes due 2020. Part of the net proceeds of the notes are expected to be contributed or loaned to Intelsat Corp to be used to purchase any and all of the 2014 Corp Notes and any and all of the 2028 Corp Notes, in each case, that are validly tendered in connection with the 2014 Tender Offer and 2028 Tender Offer and to pay related fees and expenses. The remainder of the net proceeds from the offering are expected to be used for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries (which indebtedness has not yet been identified).

The press releases are attached hereto as Exhibits 99.1, 99.2 and 99.3 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 16, 2010 entitled “Intelsat Announces Tender Offers and Consent Solicitations for 9 1/4% Senior Notes due 2014 and 6 7/8% Senior Secured Debentures due 2028 of Intelsat Corporation”

99.2	Press Release dated September 16, 2010 entitled “Intelsat Announces Proposed Offering of Senior Notes”

99.3	Press Release dated September 16, 2010 entitled “Intelsat Announces Pricing of Senior Notes”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELSAT S.A.

Date: September 17, 2010	By:	/s/ Michael McDonnell
	Name:	Michael McDonnell
	Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press Release dated September 16, 2010 entitled “Intelsat Announces Tender Offers and Consent Solicitations for 9 1/4% Senior Notes due 2014 and 6 7/8% Senior Secured Debentures due 2028 of Intelsat Corporation”

99.2	Press Release dated September 16, 2010 entitled “Intelsat Announces Proposed Offering of Senior Notes”

99.3	Press Release dated September 16, 2010 entitled “Intelsat Announces Pricing of Senior Notes”

Exhibit 99.1 News Release 2010-27 Contact Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat Announces Tender Offers and Consent Solicitations for 9 1/4% Senior Notes due 2014 and 6 7/8% Senior Secured Debentures due 2028 of Intelsat Corporation

Luxembourg, September 16, 2010

Intelsat S.A. today announced that its subsidiary, Intelsat Corporation (“Intelsat Corp”) has commenced a tender offer (the “2014 Tender Offer”) to purchase for cash any and all of its outstanding $658.1 million aggregate principal amount of 9 1/4% Senior Notes due 2014 (the “2014 Notes”) on and subject to the terms and conditions set forth in Intelsat Corp’s Offer to Purchase and Consent Solicitation Statement dated September 16, 2010 relating thereto (the “2014 Offer to Purchase and Consent Solicitation Statement”).

In connection with the 2014 Tender Offer, Intelsat Corp is also soliciting the consent of the holders of the 2014 Notes (the “2014 Consent Solicitation”) to certain proposed amendments to the indenture governing the 2014 Notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in that indenture.

Intelsat Corp has also commenced a tender offer (the “2028 Tender Offer” and, together with the 2014 Tender Offer, the “Tender Offers”) to purchase for cash any and all of its outstanding $125.0 million aggregate principal amount of 6 7/8% Senior Secured Debentures due 2028 (the “2028 Notes” and together with the 2014 Notes, the “Notes”) on and subject to the terms and conditions set forth in Intelsat Corp’s Offer to Purchase and Consent Solicitation Statement dated September 16, 2010 relating thereto (the “2028 Offer to Purchase and Consent Solicitation Statement” and, together with the 2014 Offer to Purchase and Consent Solicitation Statement, the “Offers to Purchase and Consent Solicitation Statements”).

In connection with the 2028 Tender Offer, Intelsat Corp is also soliciting the consent of the holders of the 2028 Notes (the “2028 Consent Solicitation” and, together with the 2014 Consent Solicitation, the “Consent Solicitations”) to certain proposed amendments to the indenture governing the 2028 Notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in that indenture.

The tender offer documents more fully set forth the terms of the Tender Offers and Consent Solicitations. The Notes and other information relating to the Tender Offers and Consent Solicitations are listed in the table below.

Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

Notes	CUSIP No.	Principal Amount Outstanding	Tender Offer Consideration(1)	Consent Payment(2)	Total Consideration(1)
9 1/4 % Senior Notes due 2014	45823VAE1	$658,119,000	$1,005.00	$30.00	$1,035.00
6 7/8 % Senior Secured Debentures due 2028	697933AM1	$125,000,000	$1,160.00	$40.00	$1,200.00

(1)    Per $1,000 principal amount of Notes tendered prior to the Expiration Time and excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.

(2)    Per $1,000 principal amount of Notes tendered prior to the Consent Time.

Holders who validly tender their 2014 Notes prior to 5:00 p.m., New York City time, on Wednesday, September 29, 2010 (the “2014 Consent Time”) will be eligible to receive total consideration of $1,035.00 per $1,000 principal amount of 2014 Notes tendered, which includes a consent payment of $30.00 per $1,000 principal amount of 2014 Notes. Holders must validly tender and not validly withdraw their 2014 Notes at or prior to the 2014 Consent Time in order to be eligible to receive the total consideration (including the consent payment). A holder cannot deliver a consent without tendering its corresponding 2014 Notes or tender its 2014 Notes without delivering a corresponding consent.

Holders who validly tender their 2028 Notes prior to 5:00 p.m., New York City time, on Wednesday, September 29, 2010 (the “2028 Consent Time”) will be eligible to receive total consideration of $1,200.00 per $1,000 principal amount of 2028 Notes tendered, which includes a consent payment of $40.00 per $1,000 principal amount of 2028 Notes. Holders must validly tender and not validly withdraw their 2028 Notes at or prior to the 2028 Consent Time in order to be eligible to receive the total consideration (including the consent payment). A holder cannot deliver a consent without tendering its corresponding 2028 Notes or tender its 2028 Notes without delivering a corresponding consent.

The Tender Offers are scheduled to expire at 11:59 p.m., New York City time, on Thursday, October 14, 2010, unless extended or earlier terminated by Intelsat Corp (the “Expiration Time”).

Holders tendering their 2014 Notes after the 2014 Consent Time but before the Expiration Time will receive the tender offer consideration of $1,005.00 per $1,000 principal amount of 2014 Notes tendered.

Holders tendering their 2028 Notes after the 2028 Consent Time but before the Expiration Time will receive the tender offer consideration of $1,160.00 per $1,000 principal amount of 2028 Notes tendered.

Upon the terms and conditions described in each Offer to Purchase and Consent Solicitation Statement, payment for Notes accepted for purchase will be made (1) with respect to 2014 Notes and 2028 Notes validly tendered and not validly withdrawn at or prior to the 2014 Consent Time and the 2028 Consent Time, respectively, promptly after such acceptance for purchase (which is currently expected to be September 30, 2010, unless the 2014 Consent Time or 2028 Consent Time, as applicable, is extended), and (2) with respect to 2014 Notes and 2028 Notes validly tendered after the 2014 Consent Time and 2028 Consent Time, respectively, but at or before the applicable Expiration Time, promptly after such Expiration Time (which is currently expected to be October 15, 2010, unless the applicable Tender Offer is extended).

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625

Intelsat Corp will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Tender Offers from the last interest payment date to, but not including, the date on which the Notes are purchased.

Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on Wednesday, September 29, 2010, unless extended by Intelsat Corp (the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Deadline, but on or prior to the Expiration Time, may not withdraw their tendered Notes.

Each Tender Offer and Consent Solicitation is conditioned upon the satisfaction of certain conditions, including Intelsat Corp receiving funds sufficient to pay the Total Consideration with respect to the relevant Notes as well as at least a majority of the relevant aggregate principal amount of Notes outstanding not owned by Intelsat Corp or any of its affiliates being validly tendered at or prior to the relevant Consent Time and not validly withdrawn prior to the relevant Withdrawal Deadline. Subject to applicable law, Intelsat Corp may also terminate one or both of the Tender Offers or the Consent Solicitations at any time before the Expiration Time in its sole discretion.

Additional Information

Intelsat Corp has retained Credit Suisse Securities (USA) LLC to act as the dealer manager and solicitation agent for the 2014 Tender Offer and the 2014 Consent Solicitation. Global Bondholder Services Corporation will act as the Information Agent and Wells Fargo Bank, National Association will act as the Depositary for the 2014 Tender Offer and the 2014 Consent Solicitation. Questions regarding the 2014 Tender Offer and the 2014 Consent Solicitation should be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-4500 (toll-free) or (212) 430-3774 (collect).

Intelsat Corp has retained Deutsche Bank Securities Inc. to act as the dealer manager and solicitation agent for the 2028 Tender Offer and the 2028 Consent Solicitation. Global Bondholder Services Corporation will act as the Information Agent and The Bank of New York Mellon Trust Company, N.A. will act as the Depositary for the 2028 Tender Offer and the 2028 Consent Solicitation. Questions regarding the 2028 Tender Offer and the 2028 Consent Solicitation should be directed to Deutsche Bank Securities Inc. at (212) 250-5655. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-4500 (toll-free) or (212) 430-3774 (collect).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. Each Tender Offer and Consent Solicitation is being made solely pursuant to the related Offer to Purchase and Consent Solicitation Statement and related documents. The Tender Offers and the Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers and the Consent Solicitations to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to be made on behalf of Intelsat Corp by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2009, Intelsat’s Registration Statement on Form S-1 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625

Exhibit 99.2
News Release 2010-28 Contact Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406
Intelsat Announces Proposed Offering of Senior Notes

Luxembourg, September 16, 2010

Intelsat S.A. today announced that its subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), intends to offer $900 million aggregate principal amount of senior notes due 2020 (the “notes”). Intelsat Jackson’s obligations under the notes will be guaranteed by certain of its parent and subsidiary companies. Part of the net proceeds of the notes are expected to be contributed or loaned to Intelsat Jackson’s indirect subsidiary, Intelsat Corporation (“Intelsat Corp”), to be used to purchase any and all of Intelsat Corp’s outstanding $658.1 million aggregate principal amount of 9 1/4% Senior Notes due 2014 and any and all of Intelsat Corp’s outstanding $125.0 million aggregate principal amount of 6 7/8% Senior Secured Debentures due 2028, in each case, that are validly tendered in connection with the Intelsat Corp tender offers and consent solicitations announced today and to pay related fees and expenses. The remainder of the net proceeds from the offering are expected to be used for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries (which indebtedness has not yet been identified).

The notes referred to above will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes referred to above will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes.

The notes may therefore not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

No prospectus as required by the Directive 2003/71/EC (and the implementing laws and regulations in the relevant member states) has been filed with respect to the notes and therefore no offers of notes may be made in any Member States of the European Economic Area unless made pursuant to an exemption under the Directive 2003/71/EC (and the implementing laws and regulations in the relevant Member States).

Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Intelsat, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2009, Intelsat’s Registration Statement on Form S-1 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625

Exhibit 99.3

News Release

2010-29

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Announces Pricing of Senior Notes

Luxembourg, September 16, 2010

Intelsat S.A. today announced that its subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), priced $1,000.0 million aggregate principal amount of 7 1/4% senior notes due 2020 (the “notes”) at an issue price of 100.0%. Intelsat Jackson’s obligations under the notes will be guaranteed by certain of its parent and subsidiary companies. Part of the net proceeds of the notes are expected to be contributed or loaned to Intelsat Jackson’s indirect subsidiary, Intelsat Corporation (“Intelsat Corp”), to be used to purchase any and all of Intelsat Corp’s outstanding $658.1 million aggregate principal amount of 9 1/4% Senior Notes due 2014 and any and all of Intelsat Corp’s outstanding $125.0 million aggregate principal amount of 6 7/8% Senior Secured Debentures due 2028, in each case, that are validly tendered in connection with the Intelsat Corp tender offers and consent solicitations announced today and to pay related fees and expenses. The remainder of the net proceeds from the offering are expected to be used for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries (which indebtedness has not yet been identified). The notes offering is expected to close on September 30, 2010.

The notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes referred to above will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes.

The notes may therefore not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

No prospectus as required by the Directive 2003/71/EC (and the implementing laws and regulations in the relevant member states) has been filed with respect to the notes and therefore no offers of notes may be made in any Member States of the European Economic Area unless made pursuant to an exemption under the Directive 2003/71/EC (and the implementing laws and regulations in the relevant Member States).

Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Intelsat, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2009, Intelsat’s Registration Statement on Form S-1 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated May 11, 2010)

Intelsat (Luxembourg) S.A.

Intelsat S.A.

$281,810,000 11 1/ 4% Senior Notes due 2017

and

$1,121,692,472 11  1/2%/12  1/2% Senior PIK Election Notes due 2017

This Prospectus Supplement No. 3 supplements our Prospectus dated May 11, 2010, and should be read in conjunction therewith. The notes that are the subject of the Prospectus have been registered to permit their resale by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of the new notes in this offer.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached current report of Intelsat S.A. on Form 8-K dated August 26, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 26, 2010.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2010

Intelsat S.A.

(Exact Name of Registrant as Specified in Charter)

Luxembourg	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 rue Albert Borschette Luxembourg Grand-Duchy of Luxembourg		L-1246
(Address of Principal Executive Offices)		(Zip Code)

+(352) 27 84 1600

Registrant’s telephone number, including area code

n/a

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Option Agreements

On August 20, 2010, the Option Agreements between Intelsat Global S.A. (the “Company”) and David McGlade, Phillip Spector and Michael McDonnell dated May 6, 2009 and the Option Agreements between the Company and Steven Spengler, Thierry Guillemin and certain management employees dated May 8, 2009 were amended, effective as of August 5, 2010. The Option Agreements previously provided that if certain specified shareholders sell all their shares in the Company, a certain portion of the shares subject to each option (the “Performance Exit Options”) will be eligible to vest if the total cash proceeds received by such shareholders is equal to at least 4.1 times their initial investment. Each Amendment provides that if the certain specified shareholders sell all their shares in the Company and do not achieve at least 4.1 times their initial investment, a portion of the Performance Exit Options will be eligible to vest if the total cash proceeds received by such shareholders is greater than 3.3 times their initial investment and greater than the investment return achieved on an earlier measurement date.

Unallocated Bonus Plan

On August 20, 2010, the Company implemented a new Unallocated Bonus Plan (the “Bonus Plan”) and, in connection with the Bonus Plan, entered into letter agreements with Mr. McGlade, Mr. Spector and Mr. McDonnell providing that the Bonus Plan may not be amended in any manner that would adversely affect the rights of Mr. McGlade, Mr. Spector or Mr. McDonnell without his prior consent. Pursuant to the Intelsat Global, Ltd. 2008 Share Incentive Plan (the “Equity Plan”), approximately 10% of the shares of the Company may be awarded to management as options and/or restricted shares (the “Pool”). The Bonus Plan provides for the distribution of the value of any unallocated shares that remain of the Pool, and that otherwise would have been vested, on certain measurement dates to the Equity Plan participants who remain employed by the Company at that time. Each such participant will be eligible to receive a pro-rata share of the value of the unallocated Pool, based on the percentage of allocated shares held by such participant and the length of time elapsed since such participant was granted the underlying award(s). The bonus will be payable in the form of cash or shares of the Company, as set forth in the Bonus Plan. If the Equity Plan participants do not become eligible to receive a bonus on or prior to February 4, 2015, the Bonus Plan expires and no bonuses will be payable under the Bonus Plan.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Amendment to Option Agreement

10.2	Unallocated Bonus Plan

10.3	Form of Letter Agreement between Intelsat Global S.A. and David McGlade, Phillip Spector and Michael McDonnell regarding Unallocated Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2010

INTELSAT S.A.

By:	/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Amendment to Option Agreement

10.2	Unallocated Bonus Plan

10.3	Form of Letter Agreement between Intelsat Global S.A. and David McGlade, Phillip Spector and Michael McDonnell regarding Unallocated Bonus Plan

Exhibit 10.1

AMENDMENT TO OPTION AGREEMENT

This Amendment (this “Amendment”) is entered into as of August 5, 2010, for the purpose of amending the Option Agreement (as amended from time to time, the “Agreement”) dated as of May 6, 2009, by and between Intelsat Global S.A. (formerly known as Intelsat Global, Ltd.), a société anonyme organized under the laws of Luxembourg (the “Company”), and                             , an employee of the Company or one if its subsidiaries (the “Employee”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, Section 16 of the Agreement permits the amendment of the Agreement by an instrument in writing signed by the parties thereto;

WHEREAS, Section 13(c) of the Plan permits the Committee to amend any outstanding Award to the extent that the Committee would have had the authority to make such Award as so amended; provided that such amendment does not terminate any outstanding unvested Awards, other than pursuant to the terms thereof, without the Employee’s prior written consent;

WHEREAS, the Committee has determined that it is in the best interest of the Company and the Employee to amend the Agreement in certain respects; and

WHEREAS, the Committee would have had the authority to make the Award covered by the Agreement as amended by this Amendment and nothing in this Amendment terminates any outstanding unvested Awards.

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the promises and covenants set forth herein, the Agreement is amended as follows:

1. The last paragraph of Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

(c) Gradual Exit. If all of the Performance Exit Option does not vest as of the first Change in Control or Realization Event, or if no such Change in Control or Realization Event has occurred, the Performance Exit Option shall be eligible to become vested and exercisable as follows, subject to the Employee’s continued employment with the Employer from the Grant Date through the applicable vesting date:

(i) Upon any date on which the Sponsor Shareholders receive Cash Proceeds (whether through a Change in Control, a Realization Event, extraordinary cash dividends or any combination of the foregoing) equal to the amount that, when combined with the amount (if any) received as Cash Proceeds upon the first Measuring Trigger, would lead to the Applicable Fraction being equal to or greater than one (1), then, as of such date, the Performance Exit Option shall, to the extent not previously vested or forfeited, become fully vested and exercisable with respect to all Class A Shares covered thereby; or

(ii) Upon the date on which the Sponsor Shareholders sell (or otherwise transfer to a non-Affiliate) their last share acquired pursuant to the Investment, if the Applicable Fraction based on Cash Proceeds (the “Exit Applicable Fraction”) is greater than the Applicable Fraction as of the first Measuring Trigger (the “Initial Applicable Fraction”) (if any), then, as of such date, the Performance Exit Option shall, to the extent not previously vested or forfeited, become vested and exercisable with respect to that number of Class A Shares subject to the Performance Exit Option equal to the excess of (A) the Exit Applicable Fraction multiplied by the total number of Class A Shares subject to the Performance Exit Option over (B) the number of Class A Shares subject to the Performance Exit Option (if any) which vested upon the Initial Measuring Trigger (if any).

2. The definition of “Realization Event” in Section III(c)(vi) of Exhibit A of the Agreement is hereby amended to add the following sentence to the end thereof:

“For the avoidance of doubt, a recapitalization or corporate event shall include a transaction resulting in all Investment Shares outstanding at the time of the transaction (other than those cashed out in the transaction) becoming or being exchanged for shares in a different entity; provided that the shares in the new entity used to determine whether a Realization Event has occurred shall include only the Investment Shares, as adjusted.”

3. Except as modified by the foregoing, the terms and conditions of the Agreement shall remain in full force and effect following the effective date of this Amendment.

4. This Amendment may be may be executed in several counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunder duly authorized, and the Employee has hereunto set his hand, all as of the date and year first above written.

INTELSAT GLOBAL S.A.

ACCEPTED:

The undersigned hereby acknowledges having read this Amendment and, having had the opportunity to consult with legal and tax advisors, hereby agrees to be bound by all provisions set forth herein.

Exhibit 10.2

INTELSAT GLOBAL S.A.

UNALLOCATED BONUS PLAN

1. Purpose. The purpose of the Intelsat Global S.A. Unallocated Bonus Plan (the “Plan”) is to provide an incentive to retain eligible employees of Intelsat Global S.A. (together with any affiliates thereof and successors thereto, the “Company”), and to align their goals and interests to those of the Company and its shareholders.

2. Definitions. The following terms as used herein shall have the meanings set forth in this Section 2. Capitalized terms used herein but not defined shall have the meaning set forth in that certain Intelsat Global, Ltd. 2008 Share Incentive Plan made effective on February 4, 2008, and as amended and restated as of May 6, 2009 (the “Share Incentive Plan”).

(a) “Award” shall mean any Incentive Share Option, Nonqualified Share Option, Restricted Share, Restricted Share Unit, Share Appreciation Right, Phantom Share or Performance Award granted pursuant to the Share Incentive Plan, other than the Rollover Equity.

(b) “Award Shares” shall mean any Common Shares originally subject to an Award that is granted to a Participant during an applicable Plan Period.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Bonus” shall mean any bonus amount awarded to a Participant under the terms of the Plan.

(e) “Bonus Pool” shall mean (i) with respect to the First Measurement Date, an amount equal to the excess of (A) the product of (I) the Exit Value Amount and (II) the Vesting Fraction over (B) the Value Received, each as determined as of the First Measurement Date, and (ii) with respect to the Final Measurement Date, an amount equal to the excess of (x) the excess of (A) the product of (I) the Exit Value Amount and (II) the Vesting Fraction over (B) the Value Received, each as determined as of the Final Measurement Date, over (y) the amount of the Bonus Pool, if any, determined as of the First Measurement Date; provided, however, that in the event that the Vesting Fraction has not increased since the First Measurement Date, the Bonus Pool for the Final Measurement Date shall be zero.

(f) “Bonus Pool Percentage Interest” shall have the meaning set forth in Section 4.

(g) “Change in Control” shall have the meaning set forth in the Share Incentive Plan.

(h) “Class A Shares” shall mean Class A common shares of the Company, par value U.S. $.01 per share.

(i) “Class B Shares” shall mean Class B common shares of the Company, par value U.S. $.01 per share.

9

(j) “Closing Date” shall mean the date of the consummation of the first Change in Control to occur following the Effective Date.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Common Shares” shall mean, collectively, Class A Shares and Class B Shares.

(m) “Company” shall have the meaning set forth in Section 1.

(n) “Effective Date” shall mean February 4, 2008.

(o) “Exit Value Amount” shall mean the amount equal to the excess of (i) the Final Equity Value over (ii) Initial Equity Value.

(p) “Final Equity Value” shall mean the sum of (i) the aggregate Fair Market Value of the Measurement Shares as of the applicable Measurement Date (which, in the event that such Measurement Date is the Closing Date, shall be determined based upon the fair market value of the consideration received by the Sponsor Shareholders in connection with the Change in Control that is consummated as of the Closing Date) and (ii) the amount of any dividends paid with respect to the Measurement Shares (other than periodic cash dividends paid in the ordinary course).

(q) “Final Measurement Date” shall mean February 4, 2015; provided that the First Measurement Date has occurred prior to such date. Notwithstanding the foregoing, in the event that on any date prior to February 4, 2015, the Sponsor Shareholders do not directly or indirectly own any of the Class A Shares held by the Sponsor Shareholders as of February 4, 2008, “Final Measurement Date” shall mean the date the Sponsor Shareholders first do not directly or indirectly own any of the Class A Shares held by the Sponsor Shareholders as of February 4, 2008.

(r) “First Measurement Date” shall mean the first to occur of (i) the Closing Date or (ii) the Sell-Down Date.

(s) “Individual Weighted Percentage” shall mean, with respect to each Participant as of a Measurement Date, the product of (i) the Participant’s Percentage Interest and (ii) the ratio of (A) the number of days during the period beginning on the date of grant of the Participant’s Award and ending on such Measurement Date to (B) the number of days during the applicable Plan Period; provided that for purposes of Section 2(s)(ii)(A), the grant date of any Awards made to the Participant pursuant to those certain Board resolutions dated May 6, 2009, shall be deemed to be the later of (x) the Effective Date and (y) the date of the Participant’s commencement of employment with the Company.

(t) “Initial Equity Value” shall mean $168,997,500 (the aggregate Fair Market Value of the Measurement Shares as of the Effective Date).

(u) “Measurement Date” shall mean (i) the First Measurement Date or (ii) the Final Measurement Date.

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(v) “Measurement Shares” shall mean 1,689,975 hypothetical Class A Shares granted to the Sponsor Shareholders on the Effective Date.

(w) “Participant” shall mean any individual who (i) receives an Award during a Plan Period and (ii) is employed by or providing services to the Company or any of its subsidiaries as of the applicable Measurement Date.

(x) “Percentage Interest” shall mean, with respect to each Participant as of a Measurement Date, a percentage equal to the ratio of (i) the number of the Participant’s Award Shares to (ii) the total number of Award Shares of all Participants.

(y) “Plan” shall have the meaning set forth in Section 1.

(z) “Plan Participant” shall mean a Participant, Terminated Participant or Transferee.

(aa) “Plan Period” shall mean, with respect to each Measurement Date, the period beginning on the Effective Date and ending on such Measurement Date.

(bb) “Rollover Equity” shall mean: (i) all of the option awards held by employees of the Company which were outstanding prior to February 4, 2008 and which remained outstanding on and following February 4, 2008 in accordance with their terms and the terms of that certain Share Purchase Agreement, dated as of June 19, 2007, among Serafina Holdings Limited, Serafina Acquisition Limited, Intelsat Holdings, Ltd. and the Shareholders of Intelsat Holdings, Ltd. signatory thereto (as amended, the “Share Purchase Agreement”), or with respect to which substitute awards were made as of February 4, 2008, in accordance with the terms of the Board resolutions dated February 1, 2008, pursuant to which Options to purchase an aggregate of 331,853.80 Class A Shares were granted in exchange for the cancellation of options previously granted under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan; (ii) all of the share awards held by employees of the Company which were outstanding prior to February 4, 2008 and which remained outstanding on and following February 4, 2008 in accordance with their terms and the terms of the Share Purchase Agreement, or with respect to which substitute awards were made as of February 4, 2008, in accordance with the terms of the Board resolutions dated February 1, 2008, pursuant to which an aggregate of 293,926.42 Class A Restricted Shares were awarded in exchange for shares previously awarded under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan; and (iii) certain Class A Shares acquired by Participants (or affiliates thereof) pursuant to subscription agreements dated effective as of May 6, 2009, in accordance with the Board resolutions dated May 6, 2009, pursuant to which an aggregate of 120,000 Class A Shares were purchased by trusts established for the benefit of certain Participants and/or their family members.

(cc) “Section 409A” shall have the meaning set forth in Section 15(a).

(dd) “Sell-Down Date” shall mean the date the Sponsor Shareholders first directly or indirectly own less than 6,915,000 Class A Shares (representing 50% of the number of Class A Shares held by the Sponsor Shareholders as of February 4, 2008).

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(ee) “Sponsor Shareholders” shall mean those certain shareholders listed on Schedule I hereto.

(ff) “Terminated Participant” shall mean any employee of the Company or any of its subsidiaries who receives an Award during a Plan Period but who experiences a Termination of Employment prior to the applicable Measurement Date.

(gg) “Termination of Employment” shall have the meaning set forth in the Share Incentive Plan and, for the avoidance of doubt, shall include a termination of employment by the Participant for any reason, or with or without Cause by the Company, including, but not by way of limitation, a termination by resignation, discharge, death or retirement.

(hh) “Total Weighted Percentage” shall mean, with respect to each Measurement Date, the sum of the Individual Weighted Percentages of all Participants as of such Measurement Date.

(ii) “Transferee” shall mean any person or entity to whom a Participant or Terminated Participant transfers an Award pursuant to Section 11 of the Share Incentive Plan.

(jj) “Value Received” shall mean, with respect to a Measurement Date, an amount equal to the sum of:

(i) The excess of (A) the product of (1) the number of Common Shares subject to Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights, other than Rollover Equity, that are vested and outstanding immediately prior to such Measurement Date and (2) the Fair Market Value of the Common Shares subject to such Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights immediately prior to such Measurement Date over (B) the aggregate exercise price or base price applicable with respect to such Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights;

(ii) The sum of (A) all amounts received by Plan Participants during the applicable Plan Period with respect to the cancellation of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity; (B) all amounts received by Plan Participants during the applicable Plan Period with respect to Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than the Rollover Equity, (or any Common Shares acquired upon exercise thereof) in connection with any dividend (other than periodic cash dividends paid in the ordinary course); (C) the excess of (1) the aggregate repurchase price paid by the Company to repurchase Common Shares acquired upon exercise of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights prior to such Measurement Date, other than Rollover Equity, over (2) the aggregate exercise price or base price applicable with respect to such Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights; and (D) the excess of (1) the aggregate purchase price paid to Plan Participants by any person or entity other than the Company to purchase Common Shares acquired upon exercise of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity, prior to such Measurement Date over (2) the aggregate exercise price or base price applicable with respect to such Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights the sale;

12

(iii) The excess of (A) the product of (1) the number of Common Shares acquired upon the exercise of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity, exercised prior to such Measurement Date that are not repurchased by the Company or sold to any person or entity other than the Company as described in Sections 2(jj)(ii)(C) and (D), above, and (2) the Fair Market Value of such Common Shares immediately prior to such Measurement Date over (B) the aggregate exercise price or base price paid upon the exercise of such Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights;

(iv) The excess of (A) the product of (1) the number of vested Common Shares subject to Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity, outstanding immediately prior to such Measurement Date and (2) the Fair Market Value of the Common Shares subject to such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards immediately prior to such Measurement Date over (B) the aggregate amount, if any, paid by Participants for such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards; and

(v) The sum of (A) all amounts received by Plan Participants during the applicable Plan Period with respect to the cancellation or forfeiture of Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity; (B) all amounts received by Plan Participants during the applicable Plan Period with respect to Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than the Rollover Equity, (or any Common Shares acquired in connection therewith) in connection with any dividend (other than periodic cash dividends paid in the ordinary course); (C) the excess of (1) the aggregate repurchase price paid by the Company to repurchase Common Shares acquired in connection with Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity, over (2) the aggregate amount paid, if any, by Plan Participants for such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards; and (D) the excess of (1) the aggregate purchase price paid to Plan Participants by any person or entity other than the Company to purchase Common Shares acquired in connection with Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity, over (2) the aggregate amount paid, if any, by Plan Participants for such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards.

For purposes of the foregoing Sections 2(jj)(ii) and 2(jj)(v), Common Shares withheld to pay the exercise or base price of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity, or withheld to pay applicable withholding taxes with respect to any Award will be considered to have been repurchased by the Company for an amount per Common Share equal to the Fair Market Value per Common Share as of the date of such withholding.

13

For the avoidance of doubt, references to “immediately prior to such Measurement Date” in the foregoing Section 2(jj) shall include and incorporate, as applicable, any amounts payable to Participants pursuant to Awards in connection with a Change in Control or otherwise on the applicable Measurement Date and the Fair Market Value per Common Share “immediately prior to such Measurement Date” shall be deemed to equal the Fair Market Value per Common Share on the applicable Measurement Date.

(kk) “Vesting Fraction” shall, with respect to each Measurement Date, have the meaning set forth on Exhibit A hereto.

3. Administration. The Board or its delegate shall administer the Plan. All decisions, interpretations and other actions of the Board or its delegate shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Bonus Allocation. On each Measurement Date upon which the applicable Bonus Pool is greater than zero, each Participant shall be allocated an interest in the applicable Bonus Pool equal to the ratio of (a) the Participant’s Individual Weighted Percentage to (b) the Total Weighted Percentage (a “Bonus Pool Percentage Interest”).

5. Payment of Bonuses.

(a) The Company shall pay to each Participant on, or within 30 days following, the applicable Measurement Date a Bonus payment in an amount equal to the product of (i) the Participant’s Bonus Pool Percentage Interest and (ii) the amount of the applicable Bonus Pool.

(b) The Bonus payment may be made in the form of cash or stock (or a combination of cash and stock); provided, however, that (i) in the event that a Measurement Date is the Closing Date, the Bonus payment shall be made in the same form as the consideration received by the Sponsor Shareholders in connection with the Change in Control that is consummated as of the Closing Date; and (ii) in the event that a Measurement Date is not the Closing Date, the form of the Bonus payment shall be determined by the Board in its sole discretion; provided, however, that in no event shall the percentage of the Bonus payment payable in cash be less than the percentage of the consideration received as cash by the Sponsor Shareholders in the sale or other transaction or transactions collectively that trigger the applicable Measurement Date.

(c) No Participant who experiences a Termination of Employment prior to a Measurement Date shall be allocated any interest in the applicable Bonus Pool.

6. Withholding Taxes. All amounts payable hereunder shall be subject to applicable state, federal and local income, employment and excise tax withholding; provided, however, that in the event that payment hereunder is made in the form of stock, a Participant may satisfy any statutorily required withholding obligation hereunder by delivery to the Company of shares of stock issued pursuant to the Plan, valued at the Fair Market Value as of the date of such withholding obligation, equal to the statutorily required withholding obligation.

14

7. Assignment or Transfer of Awards. The Company may assign the Plan and its rights and obligations hereunder to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets if, in any such case, said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign the Plan or any of its rights and obligations hereunder. Subject to the foregoing, the terms and provisions of the Plan shall be binding upon any successor to the Company, and such successor shall accordingly be liable for the payment of all benefits which become due and payable under the Plan with respect to the Participants. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Board.

8. No Employment Rights. No provision of the Plan shall be construed to give any person any right to become, to be treated as, or to remain an employee of the Company. The Company and its Subsidiaries reserve the right to terminate any Participant’s employment at any time and for any reason or for no reason, with or without cause and with or without advance notice.

9. No Equity Interest. Neither the Plan nor any allocation of Bonus Pool Percentage Interests hereunder creates or conveys any equity or ownership interest in the Company nor any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the members of the Company. The term “Measurement Shares,” as defined in Section 2(v), is utilized solely for determining the amount of each Bonus Pool and does not represent a number of Common Shares or other equity securities available for issuance under the Plan.

10. Term of the Plan. The Plan shall be effective as of the Effective Date and, except as otherwise provided in Section 11, shall remain effective until the date that any and all amounts payable hereunder have been paid in accordance with the terms of the Plan. Notwithstanding the foregoing, if no Measurement Date occurs on or prior to February 4, 2015, the Plan shall automatically thereupon terminate and no payment shall be made under the Plan.

11. No Right to Amend the Plan. Subject to Section 15, this Plan may not be amended or terminated at any time, except as may be required to comply with applicable law, unless such amendment is approved by Participants then holding 50% or more of the Common Shares that are subject to outstanding Awards.

12. Choice of Law. All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Delaware without regard to its conflict of laws provision.

13. Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or its successor.

15

14. Execution. To record the adoption of the Plan, the Company has caused its authorized officer to execute the same.

15. Section 409A.

(a) This Plan is intended to be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and any Bonuses payable hereunder are intended to be “short-term deferrals” for purposes of Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. To the extent that the Company determines that any Bonus granted under the Plan is subject to Section 409A, the Company reserves the right (without any obligation to do so or to indemnify any Participant for failure to do so) to adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (x) exempt the Plan from Section 409A and/or preserve the intended tax treatment of such Bonus, or (y) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section.

(b) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made on, or within thirty (30) days following, the applicable Measurement Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16. Adjustments. If, following the Effective Date, the Company adopts any equity-based or other incentive compensation plan, program, agreement or arrangement (other than the Share Incentive Plan) providing benefits to Company employees or other service providers in connection with a Measurement Date, then the amount of all Bonus Pools and Bonuses payable hereunder shall be equitably adjusted to prevent dilution or enlargement of the benefits or potential benefits intended to be provided for hereunder. Notwithstanding the foregoing, (a) as of or following the First Measurement Date the Company may amend the Share Incentive Plan to provide that no additional Awards may be granted thereunder on or following the First Measurement Date (or any date thereafter); and (b) for the avoidance of doubt, no shares or equity-based compensation awards granted under any equity-based or other incentive compensation plan, program, agreement or arrangement (other than the Share Incentive Plan) adopted by the Company effective following the Effective Date shall be considered “Awards” for purposes of this Plan. In addition, the number of Measurement Shares and the numbers and kind of Common Shares (whether denoted as a number of Common Shares or a percentage of Common Shares as of a specified date or event) referenced throughout this Plan shall be equitably adjusted to reflect any nonreciprocal share dividend, share split, combination or exchange of shares or other equity restructurings, or any merger, amalgamation, consolidation, recapitalization or similar event affecting the capital structure of the Company, which may occur from the Effective Date through a Measurement Date in a manner intended to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

16

* * * * *

I hereby certify that the foregoing Intelsat Global S.A. Unallocated Bonus Plan was adopted by Intelsat Global S.A. on August 5, 2010.

Executed on this 20th day of August 2010.

/s/ Phillip L. Spector
Phillip L. Spector Executive Vice President, General Counsel and Assistant Secretary

17

Exhibit A

(a) “Vesting Fraction” means a fraction (which shall not exceed one (1)) in which (i) the numerator shall equal the sum of (A) the Performance Exit Vested Shares, (B) the Annual Performance Vested Shares and (C) the Time Vested Shares and (ii) the denominator shall equal 1,689,975.

(b) “Performance Exit Vested Shares” means a number of Common Shares equal to the product of (i) 337,995 and (ii) a fraction (the “Performance Exit Vested Shares Fraction”) in which (A) the numerator shall equal the number of tenths (including fractions of a tenth) times the Investment by which the Proceeds exceed a multiple of three and three-tenths (3.3) times the Investment, and (B) the denominator shall equal 0.8, provided that, if the Performance Exit Vested Shares Fraction exceeds one (1), then the number one (1) shall be used as the Performance Exit Vested Shares Fraction multiple.

(c) “Annual Performance Vested Shares” means a number of Common Shares equal to the sum of (i) the number of Class A Shares subject to Annual Performance Option Installments (as defined in the applicable Option Agreements) that are vested (or which become vested) as of the applicable Measurement Date; (ii) the number of Class B Shares subject to Annual Performance Share Installments (as defined in the applicable Class B Restricted Share Agreements) that are vested (or which become vested) as of the applicable Measurement Date; and (iii) the number of additional Common Shares that would have been vested (or which would have become vested) as of the applicable Measurement Date, assuming for this purpose that (x) 24% of the Common Shares available under the Share Incentive Plan that are unallocated as of the Measurement Date had been granted to one individual as Annual Performance Option Installments on the Effective Date and (y) 16% of the Common Shares available under the Share Incentive Plan that are unallocated as of the Measurement Date had been granted to one individual as Annual Performance Share Installments on the Effective Date.

(d) “Time Vested Shares” means a number of Common Shares equal to the sum of (i) the number of Class B Time-Vesting Shares (as defined in the applicable Class B Restricted Share Agreements) that are vested (or which become vested) as of the applicable Measurement Date; and (ii) the number of additional Common Shares that would have been vested (or which would have become vested) as of the applicable Measurement Date, assuming for this purpose that 40% of the Common Shares available under the Share Incentive Plan that are unallocated as of the Measurement Date had been granted to one individual as Class B Time-Vesting Shares on the Effective Date.

(e) Definitions. For purposes of this Exhibit A, the following capitalized terms shall have the meanings set forth below (and, for purposes of this Exhibit A only, the following definitions shall supersede any similar definitions set forth in the Plan). Capitalized terms used herein but not defined shall have the meaning set forth in the Plan:

(i)	“Cash Equivalents” shall mean (A) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government;

1

(B) certificates of deposit or bankers acceptances with maturities of one year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s; (C) commercial paper issued by a corporation rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s and, in each case, maturing within one year; and (D) investment funds investing at least ninety-five percent (95%) of their assets in cash or assets of the types described in clauses (A) through (C) above.

(ii)	“Investment” shall mean the initial investment of funds by the Sponsor Shareholders in equity securities of the Company and its Subsidiaries on February 4, 2008, which the parties agree is $1,383,000,000.

(iii)	“Investment Shares” shall mean the Class A shares issued to the Sponsor Shareholders pursuant to the Investment.

(iv)	“Proceeds” shall mean (A) as of the First Measurement Date, the aggregate fair market value of the consideration received by the Sponsor Shareholders in connection with or in any way related to their ownership of Investment Shares, including (but not limited to) monitoring fees paid or due pursuant to the Monitoring Fee Agreement signed on February 4, 2008 (as amended from time to time), and consideration received in connection with the disposal of Investment Shares on such Measurement Date, after taking into account all post closing adjustments, and assuming exercise of all options and warrants outstanding as of such Measurement Date; provided however, that if the Sponsor Shareholders retain any Investment Shares following such Measurement Date, the fair market value of such Investment Shares immediately following such Measurement Date shall be deemed “consideration received” for purposes of calculating the Proceeds, and provided further that the fair market value of any non-cash consideration (including stock) shall be determined as of such Measurement Date, and (B) as of the Final Measurement Date, the cash or Cash Equivalents received by the Sponsor Shareholders in connection with or in any way related to their ownership of Investment Shares, including (but not limited to) monitoring fees paid in cash or Cash Equivalents (but not rolled-over) pursuant to the Monitoring Fee Agreement signed on February 4, 2008 (as amended from time to time), and cash or Cash Equivalents received for the disposal of Investment Shares as of such Measurement Date.

(v)	“Sponsor Shareholders” shall mean BC European Capital VIII – 1 to 12 and 14 to 39, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., BCEC – Intelsat Co-Investment, BCEC – Intelsat Co-Investment 1 and BCEC – Intelsat Syndication L.P.; provided that, if any of the foregoing sell or otherwise transfer any part of its interest prior to a Measurement Date, the acquirer of such interest shall be considered a Sponsor Shareholder to the extent of such acquired interest, but such acquisition shall not change the value of the Investment.

2

Schedule I

Sponsor Shareholders

BC European Capital VIII – 1

BC European Capital VIII – 2

BC European Capital VIII – 3

BC European Capital VIII – 4

BC European Capital VIII – 5

BC European Capital VIII – 6

BC European Capital VIII – 7

BC European Capital VIII – 8

BC European Capital VIII – 9

BC European Capital VIII – 10

BC European Capital VIII – 11

BC European Capital VIII – 12

BC European Capital VIII – 14

BC European Capital VIII – 15

BC European Capital VIII – 16

BC European Capital VIII – 17

BC European Capital VIII – 18

BC European Capital VIII – 19

BC European Capital VIII – 20

BC European Capital VIII – 21

BC European Capital VIII – 22

BC European Capital VIII – 23

1

BC European Capital VIII – 24

BC European Capital VIII – 25

BC European Capital VIII – 26

BC European Capital VIII – 27

BC European Capital VIII – 28

BC European Capital VIII – 29

BC European Capital VIII – 30

BC European Capital VIII – 31

BC European Capital VIII – 32

BC European Capital VIII – 33

BC European Capital VIII – 34

BC European Capital VIII-35 SC

BC European Capital VIII-36 SC

BC European Capital VIII-37 SC

BC European Capital VIII-38 SC

BC European Capital VIII-39 SC

Silver Lake Partners III, L.P.

Silver Lake Technology Investors III, L.P.

BCEC – Intelsat Co-Investment

BCEC – Intelsat Co-Investment 1

BCEC – Intelsat Syndication L.P.

2

Exhibit 10.3

Intelsat Global S.A.

August 5, 2010

Dear :

Reference is made to that certain Intelsat Global S.A. Unallocated Bonus Plan (the “Plan”) adopted by Intelsat Global S.A. (together with any affiliates thereof and successors thereto, the “Company”), effective as of February 4, 2008. Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings ascribed to them in the Plan.

Notwithstanding anything to the contrary in the Plan (including, without limitation, Section 11 of the Plan), the Plan may not be amended in any manner that would materially and adversely affect your rights as a Participant without your prior written consent.

You and the Company acknowledge and agree that the benefits which are provided to you pursuant to this Letter Agreement are provided as part of your incentive package in connection with your employment with the Company or one of its subsidiaries and affiliates and, for the avoidance of doubt, are not provided to you in connection with your status as a shareholder of the Company.

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter described herein.

This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and legally binding on you, the Company and all other interested parties.

INTELSAT GLOBAL S.A.

By:
Name: Title:

Agreed and acknowledged as of the date first above written:

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated May 11, 2010)

Intelsat (Luxembourg) S.A.

Intelsat S.A.

$281,810,000 11 1/ 4% Senior Notes due 2017

and

$1,121,692,472 11  1/2%/12  1/2% Senior PIK Election Notes due 2017

This Prospectus Supplement No. 2 supplements our Prospectus dated May 11, 2010, and should be read in conjunction therewith. The notes that are the subject of the Prospectus have been registered to permit their resale by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of the new notes in this offer.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached quarterly report of Intelsat S.A. on Form 10-Q for the quarter ended June 30, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 000-50262

INTELSAT S.A.

(Exact Name of Registrant as Specified in Its Charter)

Luxembourg	98-0346003
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4, rue Albert Borschette Luxembourg	L-1246
(Address of Principal Executive Offices)	(Zip Code)

+352 27-84-1600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated  filer  ☐    Non-accelerated filer  ☒    Smaller reporting company   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 8, 2010, 5,000,000 common shares, par value $1.00 per share, were outstanding.

1

INTRODUCTION

In this Quarterly Report, unless otherwise indicated or the context otherwise requires, (1) the terms “we,” “us,” “our”, “the Company” and “Intelsat” refer to Intelsat S.A. and its subsidiaries on a consolidated basis, (2) the terms “Serafina Holdings” and “Intelsat Global” refer to Intelsat Global S.A. (formerly known as Serafina Holdings Limited), (3) the term “Serafina” refers to Intelsat Global Subsidiary S.A. (formerly known as Serafina Acquisition Limited), (4) the term “Intelsat Holdings” refers to Intelsat S.A.’s parent, Intelsat Holdings S.A., (5) the term “Intelsat Luxembourg” refers to Intelsat (Luxembourg) S.A., Intelsat S.A.’s direct wholly-owned subsidiary, (6) the term “Intelsat Jackson” refers to Intelsat Jackson Holdings S.A., Intelsat Luxembourg’s direct wholly-owned subsidiary, (7) the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company S.A., Intelsat Jackson’s direct wholly-owned subsidiary, (8) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company S.A., Intermediate Holdco’s direct wholly-owned subsidiary, (9) the term “Intelsat Corp” refers to PanAmSat Corporation prior to the PanAmSat Acquisition Transactions and to Intelsat Corporation thereafter, (10) the term “PanAmSat” refers to PanAmSat Holding Corporation and its subsidiaries on a consolidated basis prior to the PanAmSat Acquisition Transactions (as defined below), (11) the term “PanAmSat Acquisition Transactions” refers to our acquisition of PanAmSat on July 3, 2006 and related transactions, and (12) the term “New Sponsors Acquisition Transactions” refers to the acquisition of Intelsat Holdings by Serafina on February 4, 2008 and related transactions.

In this Quarterly Report, unless the context otherwise requires, all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band only.

FINANCIAL AND OTHER INFORMATION

Unless otherwise indicated, all references to “dollars” and “$” in this Quarterly Report are to, and all monetary amounts in this Quarterly Report are presented in, U.S. dollars. Unless otherwise indicated, the financial information contained in this Quarterly Report has been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Certain monetary amounts, percentages and other figures included in this Quarterly Report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

In this Quarterly Report, we refer to and rely on publicly available information regarding our industry and our competitors. Although we believe the information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

2

FORWARD-LOOKING STATEMENTS

Some of the statements in this Quarterly Report constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

When used in this Quarterly Report, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms and other similar expressions, are intended to identify forward-looking statements and information.

The forward-looking statements made in this Quarterly Report reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of the date of this Quarterly Report and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in Item 1A—Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•

potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally; and

•	litigation.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this Quarterly Report and to view all forward-looking statements made in this Quarterly Report with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

3

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

INTELSAT S.A.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2009	As of June 30, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$477,571	$429,463
Receivables, net of allowance of $20,517 in 2009 and $19,852 in 2010	294,539	303,273
Deferred income taxes	50,643	30,897
Prepaid expenses and other current assets	33,561	82,639

Total current assets	856,314	846,272
Satellites and other property and equipment, net	5,781,955	5,818,419
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	978,599	913,459
Other assets	487,140	514,717

Total assets	$17,342,935	$17,331,794

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$157,519	$198,076
Employee related liabilities	48,882	30,646
Accrued interest payable	369,376	406,617
Current portion of long-term debt	97,689	92,498
Deferred satellite performance incentives	18,683	15,093
Deferred revenue	53,671	66,586
Other current liabilities	68,823	67,114

Total current liabilities	814,643	876,630
Long-term debt, net of current portion	15,223,010	15,370,653
Deferred satellite performance incentives, net of current portion	128,774	121,917
Deferred revenue, net of current portion	254,636	320,207
Deferred income taxes	548,719	486,158
Accrued retirement benefits	239,873	238,015
Other long-term liabilities	335,159	390,034
Redeemable noncontrolling interest	8,884	17,067
Commitments and contingencies (Note 12)
Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2009 and June 30, 2010	5,000	5,000
Paid-in capital	1,520,616	1,524,131
Accumulated deficit	(1,667,998)	(1,953,625)
Accumulated other comprehensive loss	(68,381)	(66,270)

Total Intelsat S.A. shareholder’s deficit	(210,763)	(490,764)
Noncontrolling interest	—	1,877

Total liabilities and shareholder’s deficit	$17,342,935	$17,331,794

See accompanying notes to unaudited condensed consolidated financial statements.

4

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Revenue	$642,484	$635,286	$1,274,331	$1,256,426
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	107,286	100,531	210,806	197,888
Selling, general and administrative	70,126	53,461	116,635	98,580
Depreciation and amortization	200,159	201,189	411,088	397,996
Impairment of asset value	—	104,088	499,100	110,625
(Gains) losses on derivative financial instruments	(52,079)	40,775	(44,123)	70,642

Total operating expenses	325,492	500,044	1,193,506	875,731

Income from operations	316,992	135,242	80,825	380,695
Interest expense, net	339,612	349,662	690,333	689,487
Loss on early extinguishment of debt	—	—	(14,876)	—
Other income, net	5,267	1,571	6,199	4,344

Loss before income taxes	(17,353)	(212,849)	(618,185)	(304,448)
Provision for (benefit from) income taxes	15,395	(30,937)	(27,851)	(19,108)

Net loss	(32,748)	(181,912)	(590,334)	(285,340)
Net (income) loss attributable to noncontrolling interest	8	1,266	(52)	2,076

Net loss attributable to Intelsat S.A.	$(32,740)	$(180,646)	$(590,386)	$(283,264)

See accompanying notes to unaudited condensed consolidated financial statements.

5

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Cash flows from operating activities:
Net loss	$(590,334)	$(285,340)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	411,088	397,996
Impairment of asset value	499,100	110,625
Provision for doubtful accounts	(118)	3,291
Foreign currency transaction (gain) loss	(2,819)	366
Loss on disposal of assets	2,558	288
Share-based compensation expense	21,036	(5,301)
Deferred income taxes	(44,560)	(41,108)
Amortization of discount, premium, issuance costs and other non-cash items	61,875	48,678
Interest paid-in-kind	148,675	146,288
Loss on early extinguishment of debt	14,496	—
Share in gain of unconsolidated affiliates	(259)	(249)
Gain on sale of investment	—	(1,261)
Unrealized (gains) losses on derivative financial instruments	(78,312)	25,453
Other non-cash items	190	1,735
Changes in operating assets and liabilities:
Receivables	(15,573)	(13,528)
Prepaid expenses and other assets	9,496	(81,109)
Accounts payable and accrued liabilities	(56,775)	10,019
Deferred revenue	20,530	78,487
Accrued retirement benefits	2,151	(1,859)
Other long-term liabilities	(6,267)	(345)

Net cash provided by operating activities	396,178	393,126

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(283,403)	(437,524)
Proceeds from sale of other property and equipment	678	—
Proceeds from sale of investment	—	28,594
Capital contributions to unconsolidated affiliates	(6,105)	(6,105)
Other investing activities	3,706	7,360

Net cash used in investing activities	(285,124)	(407,675)

Cash flows from financing activities:
Repayments of long-term debt	(399,203)	(51,249)
Repayment of loan proceeds received from Intelsat Holdings	(34,000)	—
Proceeds from issuance of long-term debt	400,365	23,462
Capital Contribution from parent	—	18,000
Debt issuance costs	(7,331)	(15,370)
Noncontrolling interest in New Dawn	—	1,031
Principal payments on deferred satellite performance incentives	(15,015)	(8,876)
Principal payments on capital lease obligations	(1,671)	(191)

Net cash used in financing activities	(56,855)	(33,193)

Effect of exchange rate changes on cash and cash equivalents	2,819	(366)

Net change in cash and cash equivalents	57,018	(48,108)
Cash and cash equivalents, beginning of period	470,211	477,571

Cash and cash equivalents, end of period	$527,229	$429,463

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$523,682	$460,086
Income taxes paid	15,791	19,877
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$48,868	$106,862

See accompanying notes to unaudited condensed consolidated financial statements.

6

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2010

Note 1    General

Basis of Presentation

The accompanying condensed consolidated financial statements of Intelsat S.A. and its subsidiaries (“Intelsat,” “we,” “us” or “our”) have not been audited, but are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification (“ASC” or the “Codification”). The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal and recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of these financial statements. The results of operations for the periods presented are not necessarily indicative of operating results for the full year. The condensed consolidated balance sheet as of December 31, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on file with the Securities and Exchange Commission.

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. is known as Intelsat Global S.A. (“Intelsat Global”), Intelsat Global Subsidiary, Ltd. is known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. is known as Intelsat Holdings S.A. (“Intelsat Holdings”), Intelsat, Ltd. is known as Intelsat S.A., Intelsat (Bermuda), Ltd. is known as Intelsat (Luxembourg) S.A. (“Intelsat Luxembourg”), Intelsat Jackson Holdings, Ltd. is known as Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), Intelsat Intermediate Holding Company, Ltd. is known as Intelsat Intermediate Holding Company S.A. (“Intermediate Holdco”) and Intelsat Subsidiary Holding Company, Ltd. is known as Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”).

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these condensed consolidated financial statements and accompanying notes. Examples of estimates include the allowance for doubtful accounts, pension and postretirement benefits, the fair value of our derivative instruments, the fair value of the redeemable noncontrolling interest, the fair value of share-based and other compensation awards, income taxes, useful lives of satellites, intangible assets and other property and equipment, the recoverability of goodwill and the fair value of non-amortizable intangible assets. Changes in such estimates may affect amounts reported in future periods.

Recently Adopted Accounting Pronouncements

During the third quarter of 2009, the FASB issued Accounting Standards Update 2009-13 (EITF 08-1), Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASC Subtopic 605-25, Revenue Recognition-Multiple-Element-Arrangements (“ASC Subtopic 605-25”), sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.

7

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

Historically, we have entered into contracts with customers to deliver multiple services such as tracking, telemetry and control (“TT&C”), satellite capacity and equipment. These elements usually have separate delivery dates. Under the previous guidance, in certain situations we deferred the revenue of all deliverables until the undelivered item had been provided because we were unable to demonstrate vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) for the undelivered items, primarily capacity. The arrangements with multiple deliverables are not common and are non-standard; therefore, they do not constitute a significant portion of the contracts entered into during a given year.

ASU 2009-13 amends ASC Subtopic 605-25 to eliminate the requirement that all undelivered elements must have VSOE or TPE before an entity can recognize the portion that is attributable to items already delivered. In the absence of VSOE or TPE of the stand-alone selling price for one or more delivered or undelivered elements in the arrangement, entities will be required to make a best estimate of the selling prices of those elements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted.

We elected to early adopt ASU 2009-13 on a prospective basis, effective for the first quarter of 2010. The adoption of ASU 2009-13 did not have a material impact on our condensed consolidated statements of operations for the three and six months ended June 30, 2010 and is not expected to significantly impact future periods.

Note 2    Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC 820”), defines fair value, establishes a market-based framework or hierarchy for measuring fair value and provides for certain required disclosures about fair value measurements. The guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value, but does not require any new fair value measurements.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

8

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

The following tables present assets and liabilities measured and recorded at fair value in our condensed consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands), excluding long-term debt (see Note 8—Long-Term Debt):

		Fair Value Measurements at December 31, 2009
Description	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities (1)	$34,303	$34,303	$—	$—
Undesignated interest rate swaps	15,662	—	15,662	—

Total assets	$49,965	$34,303	$15,662	$—

Liabilities
Undesignated interest rate swaps	$115,512	$—	$115,512	$—
Embedded derivative	14,600	—	—	14,600
Redeemable noncontrolling interest (2)	8,884	—	—	8,884

Total liabilities	$138,996	$—	$115,512	$23,484

		Fair Value Measurements at June 30, 2010
Description	As of June 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities (1)	$5,354	$5,354	$—	$—
Undesignated interest rate swaps	33,134	—	33,134	—

Total assets	$38,488	$5,354	$33,134	$—

Liabilities
Undesignated interest rate swaps	$160,086	$—	$160,086	$—
Embedded derivative	11,781	—	—	11,781
Redeemable noncontrolling interest (2)	17,067	—	—	17,067

Total liabilities	$188,934	$—	$160,086	$28,848

(1)	The cost basis of our available-for-sale marketable securities was $34.0 million at December 31, 2009 and $6.4 million at June 30, 2010.

(2)	Redeemable noncontrolling interest is classified as mezzanine equity in the accompanying condensed consolidated balance sheets.

9

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

The following tables present the activity for those items measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in FASB ASC 820 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest	Embedded Derivative	Total
Balance at December 31, 2008	$4,500	$—	$4,500
Purchases, issuances and settlements	—	36,040	36,040
Mark to market valuation adjustment	4,754	(21,440)	(16,686)
Net loss attributable to noncontrolling interest	(370)	—	(370)

Balance at December 31, 2009	$8,884	$14,600	$23,484

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest	Embedded Derivative	Total
Balance at December 31, 2009	$8,884	$14,600	$23,484
Contributions	610	—	610
Mark to market valuation adjustment	7,916	(4,120)	3,796
Net loss attributable to noncontrolling interest	(806)	—	(806)

Balance at March 31, 2010	16,604	10,480	27,084

Contributions	421	—	421
Mark to market valuation adjustment	1,268	1,301	2,569
Net loss attributable to noncontrolling interest	(1,226)	—	(1,226)

Balance at June 30, 2010	$17,067	$11,781	$28,848

In accordance with the FASB ASC 480, Distinguishing Liabilities from Equity, regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in our joint venture investment in New Dawn Satellite Company, Ltd. (“New Dawn”), at each reporting period. We performed a fair value analysis of the noncontrolling interest related to our 74.9% indirect ownership interest in New Dawn as of June 30, 2010, and this resulted in an increase in the noncontrolling interest of $9.2 million during the six months ended June 30, 2010.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, such items are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances, such as if there is evidence of impairment.

The following table presents assets measured and recorded on a nonrecurring basis at fair value in our condensed consolidated balance sheets and their level within the fair value hierarchy (in thousands):

Description	As of June 30, 2010	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Losses
Long lived asset held and used	$35,000	$35,000	$104,100

10

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

The fair value measurement of this long-lived asset was considered by us to be within Level 3 of the fair value hierarchy as the most significant inputs were derived utilizing our internally prepared budgets and forecast information, which we believe a market participant would use in pricing such an asset. The estimated fair value was determined based on a probability weighted discounted cash flow analysis and was discounted at an appropriate weighted average cost of capital. During the three months ended June 30, 2010, this long-lived asset was written down to a fair value of $35.0 million from its carrying value of $139.1 million, and in accordance with the FASB ASC Topic 360, Property, Plant and Equipment (“FASB ASC 360”), regarding the impairment or disposal of long-lived assets, we recorded an impairment charge of $104.1 million, which was included in our condensed consolidated statements of operations for the three and six months ended June 30, 2010 (see Note 5—Satellites and Other Property and Equipment).

Note 3    Share-Based and Other Compensation Plans

We maintain a variety of equity-based awards issued under the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Incentive Plan”), which was adopted by the board of directors of Intelsat Global on May 6, 2009. The 2008 Incentive Plan provides for a variety of equity-based awards with respect to Class A common shares of Intelsat Global (the “Class A Shares”) and Class B common shares of Intelsat Global (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards.

During the six months ended June 30, 2010, Intelsat Global entered into share-based compensation arrangements (“SCAs”) permitting the purchase of 6,000 Class A shares on terms substantially similar to previous such grants. During the six months ended June 30, 2010, Intelsat Global also cancelled 9,197 Class A rollover options and repurchased 5,075 Class A restricted shares and 8,624 vested Class B Shares. We recorded compensation expense of $15.4 million during the six months ended June 30, 2009, and a credit to compensation expense of $5.3 million during the six months ended June 30, 2010, related to our equity-based awards.

Note 4    Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering substantially all of our employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility.

The defined benefit retirement plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status. Recent market conditions have resulted in an unusually high degree of volatility and increased risks related to the short-term liquidity of certain investments held by our defined benefit retirement plan, which could impact the value of the plan assets after the date of these condensed consolidated financial statements. Additionally, any significant decline in the fair value of our defined benefit retirement plan assets could affect its funded status. The impact on the funded status as of October 1, the plan’s annual measurement date, is determined based upon

11

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

market conditions in effect when we completed our annual valuation. During the six months ended June 30, 2010, we made a contribution to the defined benefit retirement plan of $4.8 million. We anticipate that we will make additional contributions of up to approximately $4.8 million to the defined benefit retirement plan during the remainder of 2010. We fund the postretirement medical benefits throughout the year based on benefits paid. We anticipate that our contributions to fund postretirement medical benefits in 2010 will be approximately $4.0 million.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Healthcare Reform Act”), was signed into law in March 2010. The Healthcare Reform Act codifies health care reforms with staggered effective dates from 2010 to 2018 with many provisions in the Healthcare Reform Act requiring the issuance of additional guidance from various governmental agencies. We assessed the future impact of several of the Healthcare Reform Act’s provisions on our other postretirement benefit liability and determined that as of June 30, 2010, the impact to our condensed consolidated balance sheets and condensed consolidated statements of operations would be immaterial. Given the complexity of the Healthcare Reform Act, the extended time period over which the reforms will be implemented, and the unknown impact of future regulatory guidance, further financial impact to our other postretirement benefit liability and related future expense may occur.

Included in accumulated other comprehensive loss at June 30, 2010 is $105.9 million ($66.9 million, net of tax) that has not yet been recognized in net periodic pension cost, which includes the amortization of unrecognized prior service credits and unrecognized actuarial losses.

Net periodic pension benefit costs included the following components (in thousands):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Service cost	$694	$726	$1,388	$1,452
Interest cost	5,176	5,221	10,352	10,442
Expected return on plan assets	(5,143)	(4,855)	(10,286)	(9,710)
Amortization of unrecognized prior service cost	(43)	(43)	(86)	(86)
Amortization of unrecognized net loss	—	910	—	1,820

Net periodic costs	$684	$1,959	$1,368	$3,918

Net periodic other postretirement benefit costs included the following components (in thousands):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Service cost	$195	$138	$390	$276
Interest cost	1,202	1,232	2,404	2,464

Total costs	$1,397	$1,370	$2,794	$2,740

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(UNAUDITED)—(Continued)

June 30, 2010

(b) Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for our employees in the United States. We recognized compensation expense for these plans of $4.0 million and $3.7 million during the six months ended June 30, 2009 and 2010, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 5    Satellites and Other Property and Equipment

(a) Satellites and Other Property and Equipment, Net

Satellites and other property and equipment, net were comprised of the following (in thousands):

	As of December 31, 2009	As of June 30, 2010
Satellites and launch vehicles	$6,384,964	$6,708,474
Information systems and ground segment	377,237	401,807
Buildings and other	273,518	276,397

Total cost	7,035,719	7,386,678
Less: accumulated depreciation	(1,253,764)	(1,568,259)

Total	$5,781,955	$5,818,419

Satellites and other property and equipment are stated at cost, with the exception of satellites that have been impaired, as discussed below. Satellites and other property and equipment acquired as part of an acquisition are based on their fair value at the date of acquisition.

Satellites and other property and equipment, net included construction-in-progress of $1.1 billion as of both December 31, 2009 and June 30, 2010. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $31.0 million and $43.9 million were capitalized during the six months ended June 30, 2009 and 2010, respectively.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts provides that such contract may be terminated at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

(b) Satellite Launch

On February 12, 2010, we successfully launched our IS-16 satellite into orbit. This satellite operates at 58º west longitude and serves programmers, government and corporate broadband customers in Latin America. This satellite entered into service in March 2010.

(c) Impairment of Asset Value

On February 1, 2010 our IS-4 satellite experienced an anomaly of its backup satellite control processor (“SCP”). The anomaly has caused this satellite to be deemed unrecoverable, resulting in a net non-cash

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(UNAUDITED)—(Continued)

June 30, 2010

impairment charge in February 2010 of $6.5 million to write off the remaining carrying value of the IS-4 satellite, which was not insured, and related deferred performance incentive obligations. Launched in 1995, IS-4 was expected to reach its end of service life later in 2010. IS-4 had previously experienced the failure of its primary SCP and was operating on its backup SCP.

On April 5, 2010, our Galaxy 15 satellite experienced an anomaly. We transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was our designated in-orbit spare satellite for the North America region. Galaxy 15 is a Star-2 satellite manufactured by Orbital Sciences Corporation (“Orbital”). Along with the manufacturer, we are conducting a technical investigation with respect to this anomaly. As of June 30, 2010, a final conclusion had not been reached as to the most likely cause of the anomaly. All recovery attempts thus far have been unsuccessful, and the likelihood that future attempts will be successful is uncertain. Furthermore, because we have been unable to communicate with the satellite since the anomaly, the exact health of Galaxy 15 is unknown and therefore there can be no assurance that the satellite can return to its pre-anomaly role in our satellite fleet should it be recovered.

In accordance with our policy and the guidance provided for under FASB ASC Topic 360, Property, Plant and Equipment, we review our long-lived assets for impairment whenever events and circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The recoverability of an asset or asset group held and used is measured by a comparison of the carrying amount of the asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. When a satellite experiences an anomaly or other health related issues, we believe the lowest level of identifiable cash flows exists at the individual satellite level. Accordingly, in the second quarter of 2010, we performed an impairment review of our Galaxy 15 satellite and recorded a non-cash impairment charge of $104.1 million to write down the Galaxy 15 satellite to its estimated fair value following the anomaly. The estimated fair value of Galaxy 15 was determined by us based on a probability-weighted cash flow analysis derived primarily using our internally prepared budgets and forecast information including estimates of the potential revenue generating capacity of the satellite, if recovered, discounted at an appropriate weighted average cost of capital. Our analysis included an estimate of the likelihood of recovery of the satellite, based in part on discussions with Orbital and input from our engineers. In the event that remaining attempts to recover the Galaxy 15 satellite are unsuccessful, we may be required to take additional charges for impairment, including the possible full impairment of the remaining $35.0 million carrying value of the satellite. All future attempts are expected to be completed during the second half of 2010.

Note 6    Investments

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). Subsequent to the issuance of the accounting pronouncement, SFAS No. 167 was incorporated into the Codification under FASB ASC Topic 810, Consolidations (“FASB ASC 810”). FASB ASC 810 is intended to revise the previous methodology used to determine the primary beneficiary of a Variable Interest Entity (“VIE”). Historically, the analysis was primarily quantitative and contained certain considerations of qualitative factors. FASB ASC 810 eliminates the quantitative approach for determining the primary beneficiary of a VIE and revises the guidance to employ a more qualitative approach to analyzing a VIE, including consideration of the substance of the VIE as well as assessing the underlying factors driving the economics of the VIE. Additionally, the revised guidance requires an ongoing assessment of whether an entity is the primary beneficiary and includes additional disclosure requirements, which are included below, including further description and explanation as to how an entity determined the primary beneficiary of the VIE. Under FASB ASC 810, the primary beneficiary is the entity that consolidates a VIE. We adopted FASB ASC 810 in the first quarter of 2010.

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(UNAUDITED)—(Continued)

June 30, 2010

During 2009 and 2010 we had ownership interests in a number of entities which met the criteria of a VIE, including WildBlue Communications Inc. (“WildBlue”), Horizons-1, Horizons-2, New Dawn and WP Com, as defined below. We had a noncontrolling ownership interest of approximately 28% in WildBlue in 2009 and accordingly did not consolidate WildBlue in accordance with FASB ASC 810. We have a greater than 50% controlling ownership and voting interest in New Dawn and therefore consolidate the New Dawn joint venture. Horizons-1 and Horizons-2, as well as WP Com, are discussed in further detail below, including our analyses of the primary beneficiary determination as required under FASB ASC 810.

(a) WildBlue Communications, Inc.

Prior to December 15, 2009, we had a noncontrolling ownership interest of approximately 28% in WildBlue, a company offering broadband Internet access services in the continental United States via Ka-band satellite capacity. We accounted for our investment using the equity method of accounting. On December 15, 2009, we sold our ownership interest in WildBlue to Viasat Inc. through a non-cash transaction whereby we exchanged our interest in WildBlue for shares of Viasat Inc. common stock. During the first quarter of 2010, we sold all of our shares of Viasat Inc. common stock for $28.6 million, and recorded a $1.3 million gain on the sale within our condensed consolidated statement of operations during the six months ended June 30, 2010.

(b) Horizons-1 and Horizons-2

As a result of our acquisition of PanAmSat Holding Corporation and its subsidiaries on July 3, 2006 and related transactions (the “PanAmSat Acquisition Transactions”), we have a joint venture with JSAT International, Inc. (“JSAT”), a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC (“Horizons Holdings”), and consists of two investments: Horizons-1 Satellite LLC (“Horizons-1”) and Horizons-2 Satellite LLC (“Horizons-2”). We provide certain services to the joint venture and utilize capacity from the joint venture.

In accordance with the guidance provided under FASB ASC 810, we are required to reassess the primary beneficiary determination of Horizons Holdings on a recurring basis, as well as consider more qualitative factors when considering the primary beneficiary. Upon inception of the joint venture, we originally concluded that we were not the primary beneficiary of the joint venture and therefore did not consolidate Horizons Holdings. The assessment considered both quantitative and qualitative factors surrounding the joint venture, including which entity was more exposed to risk of loss or gain as well as other factors such as whether one partner of the joint venture had more voting power or other control of the joint venture. Horizons Holdings is set up with a joint 50/50 share of management authority as well as an equal share of the profits and revenues from Horizons-1 and Horizons-2. Therefore the equal share of quantitative and qualitative rights from the joint venture alone was not persuasive in defining a primary beneficiary. However, JSAT guarantees the payment of the debt at Horizons Holdings which was incurred to finance the construction of the Horizons-2 satellite. As a result, it was determined that we were not the primary beneficiary and would not consolidate Horizons Holdings. Rather, our investment is accounted for using the equity method of accounting. Subsequent to inception, and considering the guidance in FASB ASC 810, there have been no events or revisions to the joint venture which would change our primary beneficiary determination. As of June 30, 2010, we continue to believe that we are not the primary beneficiary of the VIE and therefore we have not consolidated Horizons Holdings.

Horizons-1 owns and operates the Ku-band portion of the Horizons-1 satellite in the fixed satellite services sector, offering service to customers in the Asia-Pacific region. Through our investment in Horizons Holdings,

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(UNAUDITED)—(Continued)

June 30, 2010

we have an indirect 50% ownership interest in Horizons-1, an investment which is accounted for under the equity method of accounting. Our share of the results of Horizons-1 is included in other income, net in the accompanying condensed consolidated statements of operations and was income of $0.09 million and $0.08 million for the six months ended June 30, 2009 and 2010, respectively. The investment balance of $12.6 million and $11.2 million as of December 31, 2009 and June 30, 2010, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

During the six months ended June 30, 2009 and 2010, we recorded expenses of $1.9 million and $1.8 million, respectively, in relation to the utilization of Ku-band satellite capacity from Horizons-1. Additionally, we provide TT&C and administrative services for the Horizons-1 satellite. We recorded revenue for these services of $0.3 million during each of the six months ended June 30, 2009 and 2010.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-1 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. The payable due to JSAT was $1.8 million and $1.3 million as of December 31, 2009 and June 30, 2010, respectively.

On August 1, 2005, Intelsat Corporation (“Intelsat Corp”), our indirect wholly-owned subsidiary, formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons–2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Similar to the Horizons-1 joint venture, we share an indirect 50/50 ownership and voting interest in Horizons-2 with JSAT through our investment in Horizons Holdings. However, unlike Horizons-1, JSAT guarantees the payment of debt for the Horizons-2 joint venture.

The total future joint investment in Horizons-2 is estimated to be $113.5 million as of June 30, 2010, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income, net in the accompanying condensed consolidated statements of operations and was income of $0.2 million during each of the six months ended June 30, 2009 and 2010. As of December 31, 2009 and June 30, 2010, the investment balance of $75.3 million and $73.1 million, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $6.1 million during each of the six months ended June 30, 2009 and 2010. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of December 31, 2009 and June 30, 2010, and a liability of $48.8 million and $42.7 million within other long-term liabilities as of December 31, 2009 and June 30, 2010, respectively, in the accompanying condensed consolidated balance sheets.

We provide TT&C and administrative services for the Horizons-2 satellite. We recorded revenue for these services of $0.4 million during each of the six months ended June 30, 2009 and 2010. During the six months ended June 30, 2009 and 2010, we recorded expenses of $3.6 million and $3.4 million, respectively, in relation to the utilization of satellite capacity for the Horizons-2 satellite.

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(UNAUDITED)—(Continued)

June 30, 2010

We also have a revenue share agreement with JSAT related to services sold on the Horizons-2 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. The amount payable to JSAT was $1.8 million and $1.5 million as of December 31, 2009 and June 30, 2010, respectively.

(c) New Dawn

In June 2008, we entered into a project and shareholders’ agreement (the “New Dawn Project Agreement”) with Convergence SPV, Ltd. (“Convergence Partners”) pursuant to which New Dawn, a Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, intends to procure and launch a new satellite to provide satellite transponder services to customers in Africa. We currently expect the satellite to be launched during the first quarter of 2011.

New Dawn entered into a secured loan financing arrangement, which is non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions, on December 5, 2008 to obtain $215.0 million of financing to fund a portion of the cost of construction and launch of the new satellite (see Note 8—Long-Term Debt). In addition, we and Convergence Partners have agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of these costs. Total equity contributions to New Dawn during the six months ended June 30, 2010 were $4.1 million, of which $3.1 million were attributable to us with the remaining $1.0 million contributed by Convergence Partners. New Dawn and its subsidiaries are unrestricted subsidiaries for purposes of applicable indentures and credit agreements of ours and our wholly-owned subsidiaries.

We have agreed to provide sales and marketing services, engineering and administrative support services, and have agreed to perform satellite-related consulting and technical services for New Dawn. The services include the provision of program management services with respect to the satellite and launch vehicle construction programs as well as TT&C services for the new satellite. In addition, for a fee of $15.0 million together with assumption of continuing payment obligations, we assigned New Dawn a launch service contract to provide for the launch of the Intelsat New Dawn satellite.

Convergence Partners has at its option the ability to require us to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period as defined in the New Dawn Project Agreement. As a result of this option, as of each balance sheet date, we have reflected within mezzanine equity the estimated amount that we would pay to Convergence Partners as if the option was exercised. This amount reflects the fair value analysis we performed at June 30, 2010, which resulted in a $9.2 million increase in the fair value during the six months ended June 30, 2010. The $9.2 million change in fair value is shown as a reduction in our paid-in capital at June 30, 2010. We have assessed the significance of the Level 3 inputs to the overall valuation and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy (see Note 2—Fair Value Measurements).

We consolidated New Dawn within our condensed consolidated financial statements, net of eliminating entries. Additionally, we accounted for the percentage interest in New Dawn owned by Convergence Partners as a noncontrolling interest. We recorded the transaction in accordance with the guidance provided under the Distinguishing Liabilities from Equity topic of the Codification specifically related to the classification and measurement of redeemable securities.

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(UNAUDITED)—(Continued)

June 30, 2010

(d) WP Com

We have formed a joint venture with Corporativo W. Com S. de R.L. de C.V. (“Corporativo”) named WP Com, S. de R.L. de C.V. (“WP Com”). We own 49% of the voting equity shares and 88% of the economic interest in WP Com and Corporativo owns the remaining 51% of the voting equity shares. PanAmSat de Mexico, S. de R.L. de C.V. (“PAS de Mexico”) is a subsidiary of WP Com, 99.9% of which is owned by WP Com, with the remainder of the equity interest split between us and Corporativo. We formed WP Com to enable us to operate in Mexico, and PAS de Mexico acts as a reseller of our satellite services to customers in Mexico. Profits and losses of WP Com are allocated to the joint venture partners based upon the voting equity shares.

We have determined that this joint venture meets the criteria of a VIE under FASB ASC 810. In accordance with FASB ASC 810, we evaluated this joint venture to determine the primary beneficiary. We have concluded that we are the primary beneficiary because we influence the underlying business drivers of PAS de Mexico, including by acting as the sole provider for satellite services that PAS de Mexico resells. Furthermore, we have modified our pricing for these services to ensure that PAS de Mexico continues to operate in the Mexican market. Corporativo does not fund any of the operating expenses of PAS de Mexico. Thus, we have consolidated WP Com within our condensed consolidated financial statements and we have accounted for the percentage interest in the voting equity of WP Com owned by Corporativo as a noncontrolling interest, which is included in the equity section of our condensed consolidated balance sheet in accordance with FASB ASC 810.

Note 7    Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	As of December 31, 2009	As of June 30, 2010
Goodwill	$6,780,827	$6,780,827
Trade name	70,400	70,400
Orbital locations	2,387,700	2,387,700

We determine the estimated fair value of our rights to operate at orbital locations using the build up method, as described below, to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method does not generate positive value for the right to operate at an orbital location, but the right is expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations.

Under the build up method, the amount an investor would be willing to pay for the right to operate a satellite business at an orbital location within our network is calculated by first estimating the cash flows that typical market participants would assume could be available from the right to operate satellites using the orbital locations in a similar market. It is assumed that rather than acquiring such a business, the buyer would hypothetically start with the right to operate at the orbital locations and build a new operation with similar attributes. Thus the buyer or builder is considered to incur the start-up costs and losses typically associated with such a business, including costs for all other tangible and intangible assets.

We account for goodwill and other non-amortizable intangible assets in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other (“FASB ASC 350”), and have deemed these assets to have indefinite lives. Therefore, these assets are not amortized but are tested on an annual basis for impairment during the fourth

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(UNAUDITED)—(Continued)

June 30, 2010

quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. During the six months ended June 30, 2009, we recognized a non-cash impairment charge of $499.1 million related to the impairment of our rights to operate at orbital locations resulting from an increase in the discount rate used in our valuation process. There was no similar impairment charge recognized during the six months ended June 30, 2010.

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consist of the following (in thousands):

	As of December 31, 2009			As of June 30, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$743,760	$(270,905)	$472,855	$743,760	$(323,680)	$420,080
Customer relationships	534,030	(28,366)	505,664	534,030	(40,691)	493,339
Technology	2,700	(2,620)	80	2,700	(2,660)	40

Total	$1,280,490	$(301,891)	$978,599	$1,280,490	$(367,031)	$913,459

Intangible assets are amortized based on the expected pattern of consumption. We recorded amortization expense of $73.0 million and $65.1 million for the six months ended June 30, 2009 and 2010, respectively.

In the first quarter of 2009, the FASB revised FASB ASC 350 to provide additional guidance for determining the useful life of intangible assets. The revised guidance provides that we are required to disclose on an interim and annual basis our policy related to the renewal or extension of the term of our intangible assets. Our policy is to expense all costs incurred to renew or extend the terms of our intangible assets. The renewal expenses for each of the three and six months ended June 30, 2009 and 2010 were immaterial to our condensed consolidated results of operations.

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(UNAUDITED)—(Continued)

June 30, 2010

Note 8    Long-Term Debt

The carrying values and fair values of our notes payable and long-term debt were as follows (in thousands):

	As of December 31, 2009		As of June 30, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Intelsat S.A.:
6.5% Senior Notes due November 2013	$353,550	$328,802	$353,550	$332,337
Unamortized discount on 6.5% Senior Notes	(92,653)	—	(83,506)	—
7.625% Senior Notes due April 2012	485,841	478,553	485,841	490,699
Unamortized discount on 7.625% Senior Notes	(71,932)	—	(58,358)	—

Total Intelsat S.A. obligations	674,806	807,355	697,527	823,036

Intelsat Luxembourg:
11.25% Senior Notes due February 2017	2,805,000	2,812,013	2,805,000	2,836,696
11.5% / 12.5% Senior PIK Election Notes due February 2017	2,149,991	2,106,991	2,284,365	2,275,913

Total Intelsat Luxembourg obligations	4,954,991	4,919,004	5,089,365	5,112,609

Intelsat Jackson:
11.25% Senior Notes due June 2016	1,048,220	1,132,078	1,048,220	1,122,958
Unamortized premium on 11.25% Senior Notes	5,619	—	5,313	—
11.5% Senior Notes due June 2016	284,595	306,651	284,595	303,464
9.5% Senior Notes due June 2016	701,913	751,047	701,913	739,676
9.25% Senior Notes due June 2016	55,035	55,794	55,035	58,062
Senior Unsecured Credit Facilities due February 2014	195,152	176,515	195,152	179,345
New Senior Unsecured Credit Facilities due February 2014	810,876	733,437	810,876	745,195
8.5% Senior Notes due November 2019	500,000	513,750	500,000	504,400
Unamortized discount on 8.5% Senior Notes	(4,119)	—	(3,984)	—

Total Intelsat Jackson obligations	3,597,291	3,669,272	3,597,120	3,653,100

Intermediate Holdco:
9.25% Senior Discount Notes due February 2015	4,516	4,640	4,545	4,642
9.5% Senior Discount Notes due February 2015	477,385	490,513	481,020	491,266

Total Intermediate Holdco obligations	481,901	495,153	485,565	495,908

Intelsat Sub Holdco:
8.5% Senior Notes due January 2013	883,346	901,013	883,346	893,328
8.875% Senior Notes due January 2015	681,012	703,145	681,012	688,708
Senior Secured Credit Facilities due July 2013	334,408	317,420	332,684	408,520
8.875% Senior Notes due January 2015, Series B	400,000	413,000	400,000	312,556
Unamortized discount on 8.875% Senior Notes	(73,759)	—	(68,598)	—
Capital lease obligations	191	191	—	—
7% Note payable to Lockheed Martin Corporation	5,000	5,000	—	—

Total Intelsat Sub Holdco obligations	2,230,198	2,339,769	2,228,444	2,303,112

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(UNAUDITED)—(Continued)

June 30, 2010

	As of December 31, 2009		As of June 30, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
New Dawn:
Senior Secured Debt Facility	72,652	72,652	81,580	81,580
Mezzanine Facility Term Loan	42,137	42,137	59,887	59,887

New Dawn obligations	114,789	114,789	141,467	141,467

Intelsat Corp:
Senior Secured Credit Facilities due January 2014	1,733,391	1,630,427	1,724,456	1,594,432
Unamortized discount on Senior Secured Credit Facilities	(10,785)	—	(9,593)	—
Senior Secured Credit Facilities due July 2012	204,648	195,644	169,057	163,140
9.25% Senior Notes due August 2014	658,119	676,217	658,119	673,782
9.25% Senior Notes due June 2016	580,719	599,592	580,719	610,510
6.875% Senior Secured Debentures due January 2028	125,000	104,688	125,000	101,413
Unamortized discount on 6.875% Senior Secured Debentures	(24,369)	—	(24,095)	—

Total Intelsat Corp obligations	3,266,723	3,206,568	3,223,663	3,143,277

Total Intelsat S.A. consolidated long-term debt	15,320,699	$15,551,910	15,463,151	$15,672,509

Less:
Current portion of capital lease obligations	191		—
Current portion of long-term debt	97,498		92,498

Total current portion	97,689		92,498

Total consolidated long-term debt, excluding current portion	$15,223,010		$15,370,653

The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. Substantially all of the inputs used to determine the fair value are classified as Level 1 inputs within the fair value hierarchy from FASB ASC 820, except our senior secured credit facilities, the inputs for which are classified as Level 2. The fair values of the New Dawn obligations and the note payable to Lockheed Martin Corporation approximate their respective book values.

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of a senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. During the six months ended June 30, 2010, New Dawn drew $23.5 million under this facility to fund future capital expenditures. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of the London Inter-Bank Offered Rate (“LIBOR”) plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 1/2% on any unused commitments under the credit facilities. During the six months ended June 30, 2010, New Dawn incurred satellite related capital expenditures of $33.5 million.

Senior Secured Revolving Credit Facilities

No amounts were outstanding under our revolving credit facilities as of June 30, 2010; however, we had aggregate outstanding letters of credit of $31.7 million under the revolver portion of Intelsat Sub Holdco’s senior secured credit facilities and $1.7 million under the revolver portion of Intelsat Corp’s senior secured credit facilities. Intelsat Sub Holdco and Intelsat Corp had $239.1 million (net of standby letters of credit) and $152.5 million (net of standby letters of credit), respectively, of availability remaining under their senior secured credit facilities at that date. The ability of Intelsat Sub Holdco to borrow under its revolving credit facility is subject to compliance by its indirect parent, Intelsat S.A., with a senior secured debt covenant included in the indenture governing Intelsat S.A.’s senior notes (as in effect on July 3, 2006, the date on which the Intelsat Sub Holdco credit agreement was executed). As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility.

Intelsat S.A. Consent Solicitation

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing Intelsat S.A.’s 7 5/8% Senior Notes due 2012 and 6 1/2% Senior Notes due 2013. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million, which was capitalized and will be amortized over the remaining terms of the notes.

Note 9    Derivative Instruments and Hedging Activities

Interest Rate Swaps

We are subject to interest rate risk primarily associated with our variable rate borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk includes: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed rate debt. In order to mitigate this risk, we have entered into interest rate swap agreements to reduce the impact of interest rate movements on future interest expense by converting substantially all of our floating-rate debt to a fixed rate.

As of June 30, 2010, we held interest rate swaps with an aggregate notional amount of $2.3 billion which mature in 2013. These swaps were entered into as further described below to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest.

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INTELSAT S.A.

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(UNAUDITED)—(Continued)

June 30, 2010

Additionally, at June 30, 2010, New Dawn had two floating to fixed interest rate swaps to hedge future interest payments on loans under New Dawn’s senior and mezzanine term loan facilities. The first interest rate swap has varying notional amounts maturing on July 7, 2011. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 1.55%. Interest payments for each quarterly period are deferred until the maturity date and all the accrued interest will be paid at maturity. The second interest rate swap matures on July 7, 2014, with a notional amount of $65.5 million for mezzanine loans and varying notional amounts for underlying senior loans. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 3.72%. Both these swaps were undesignated as hedges for accounting purposes.

On March 15, 2010, our interest rate basis swap with an aggregate notional principal amount of $312.5 million matured. On March 14, 2010, our five-year interest rate swap to hedge interest expense on a notional amount of $625.0 million (originally $1.25 billion of debt, and reduced under the original terms of the swap agreement) expired.

The counterparties to our interest rate swap agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

The swaps are marked-to-market quarterly with any change in fair value recorded within (gains) losses on derivative financial instruments in our condensed consolidated statements of operations. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of our derivatives. The fair value measurement of derivatives could result in either a net asset or a net liability position for us. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting arrangements as applicable and necessary. When the swaps are in a net liability position for us, the credit valuation adjustments are calculated by determining the total expected exposure of the derivatives, incorporating the current and potential future exposures and then applying an applicable credit spread to the exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from traded levels of our debt. Accordingly, during the six months ended June 30, 2010, we recorded a non-cash credit valuation adjustment of approximately $0.8 million as a reduction to our liability.

As of June 30, 2010, $33.1 million was included in prepaid expenses and other current assets within our condensed consolidated balance sheet related to the interest rate swaps. Additionally, as of December 31, 2009 and June 30, 2010, $11.2 million and $3.3 million was included in other current liabilities, respectively, and $88.6 million and $156.8 million was included in other long-term liabilities, respectively, within our condensed consolidated balance sheets related to the interest rate swaps.

Put Option Embedded Derivative Instrument

We have a contingent put option embedded within the indenture governing Intelsat Sub Holdco’s 8 7/8% Senior Notes due 2015 which meets the criteria under FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”), to be bifurcated from the debt host instrument and classified as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and will subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date,

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INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

issue price, coupon rate, change of control put price, and the estimated date of a change in control. The fair value of the put option embedded derivative as of June 30, 2010 was $11.8 million based on our fair value analysis and $2.8 million of non-cash gain was recorded in (gains) losses on derivative financial instruments within our condensed consolidated statements of operations during the six months ended June 30, 2010.

In accordance with disclosure requirements provided under FASB ASC 815, we include the following tabular presentation, which sets forth the fair value of our derivatives by category (in thousands):

		Asset Derivatives		Liability Derivatives
Derivatives not designated as hedging instruments	Balance Sheet Location	December 31, 2009	June 30, 2010	December 31, 2009	June 30, 2010
Undesignated interest rate swaps (a)	Prepaid expenses and other current assets	$—	$33,134	$—	$—
Undesignated interest rate swaps (b)	Other long-term liabilities	15,662	—	104,263	156,758
Undesignated interest rate swaps	Other current liabilities	—	—	11,249	3,328
Put option embedded derivative	Other long-term liabilities	—	—	14,600	11,781

Total derivatives		$15,662	$33,134	$130,112	$171,867

(a)	Represents the fair value of options permitting us to terminate certain undesignated interest rate swaps on March 14, 2011, prior to the stated maturity of such swaps (March 14, 2013). On July 23, 2010, we received $31.8 million in cash from our counterparties to the respective interest rate swap agreements in return for the cancellation of our options to terminate the underlying interest rate swaps on March 14, 2011.

(b)	The value of undesignated interest rate swaps on our condensed consolidated balance sheet at December 31, 2009 is net of $15.7 million, which represents the fair value of options permitting us to terminate certain swaps. The fair value of these options is classified as an asset derivative in the table above. As of June 30, 2010, this asset derivative has been classified as current and is included in prepaid expenses and other current assets within our condensed consolidated balance sheets.

The following tabular presentation sets forth the effect of the derivative instruments on the condensed consolidated statements of operations (in thousands):

Derivatives not designated as hedging instruments	Presentation in Statements of Operations	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Undesignated interest rate swaps	(Gains) losses on derivative financial instruments	$(30,760)	$39,474	$(22,804)	$73,461
Put option embedded derivative	(Gains) losses on derivative financial instruments	(21,319)	1,301	(21,319)	(2,819)

Total unrealized (gains) losses on derivative financial instruments		$(52,079)	$40,775	$(44,123)	$70,642

Note 10    Income Taxes

The majority of our operations are located in taxable jurisdictions, including Luxembourg, the United States and the United Kingdom. Our Luxembourg companies generated a loss for the six months ended June 30, 2010. Due to our cumulative losses in recent years, and the inherent uncertainty associated with the realization of future income in the near term, we recorded a full valuation allowance against the net operating losses generated in

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INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

Luxembourg. The difference between tax expense (benefit) reported in the condensed consolidated statements of operations and tax computed at statutory rates is attributable to the valuation allowance on losses generated in Luxembourg, the provision for foreign taxes, which were principally in the United States and the United Kingdom, as well as withholding taxes on revenue earned in many of the foreign markets in which we operate.

As of December 31, 2009 and June 30, 2010, our gross unrecognized tax benefits were $86.9 million and $91.9 million, respectively (including interest and penalties), of which $68.1 million and $68.7 million, respectively, if recognized, would affect our effective tax rate. As of December 31, 2009 and June 30, 2010, we had recorded reserves for interest and penalties in the amount of $5.2 million and $6.4 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense. Since December 31, 2009, the change in the balance of unrecognized tax benefits consisted of an increase of $3.6 million related to current period tax positions and an increase of $1.4 million related to prior period tax positions.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider Luxembourg, the United States and the United Kingdom to be our significant tax jurisdictions. Our Luxembourg, U.S. and U.K. subsidiaries are subject to income tax examination for periods beginning after December 31, 2002. During the third quarter of 2008, the United States Internal Revenue Service began an audit of Intelsat Holding Corporation and its subsidiaries for the years ended December 31, 2005 and 2006. We expect the audit for the period under review to be closed in the next twelve months. At this time, none of the proposed adjustments are expected to have a material impact on our results of operations, financial position or cash flows.

We believe it is reasonably possible that in the next twelve months we will recognize a decrease in unrecognized tax benefits of up to $27.2 million related to the expiration of certain statutes of limitations or the conclusion of ongoing audits. Within the next twelve months, we believe that there are no other jurisdictions in which the outcome of unresolved tax issues or claims is likely to be material to our results of operations, financial position or cash flows.

Prior to August 20, 2004, our subsidiary, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on, or prior to, the day of the closing of the PanAmSat recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2009 and June 30, 2010, we had a tax indemnification receivable of $2.3 million.

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INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

Note 11    Restructuring Costs

Our restructuring costs include our historical facilities restructuring plans and management-approved restructuring plans to consolidate and integrate the management and operations of Intelsat and PanAmSat subsequent to consummation of the PanAmSat Acquisition Transactions.

We approved a facilities restructuring plan subsequent to the consummation of the PanAmSat Acquisition Transactions, which included the closure of PanAmSat’s former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. These costs relate primarily to payments due on existing lease obligations that are expected to be incurred and paid through 2011. PanAmSat also had recorded liabilities in connection with its 2002 approval of a plan to restructure several of its United States locations and close certain facilities, some of which are currently being leased through 2011. The facilities restructuring liability was $2.9 million and $2.0 million as of December 31, 2009 and June 30, 2010, respectively, the current portion of which is included in accounts payable and accrued liabilities, with the remainder in other long-term liabilities in our condensed consolidated balance sheets. We made cash payments of $0.8 million during the six months ended June 30, 2010 in connection with the facilities restructuring plan and we expect to pay $1.9 million within the next 12 months. No additional charges related to the facilities restructuring plan are expected to be incurred.

Note 12    Contingencies

(a) Litigation and Claims

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

(b) LCO Protection

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for lifeline connectivity obligation (“LCO”) protection, which constrain our ability to price services in some circumstances. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of June 30, 2010, we had approximately $130.4 million of backlog covered by LCO contracts and to date we have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

(c) Launch Service Providers

One of our launch service providers, Sea Launch Company L.L.C. (“Sea Launch”), with which we have contracted for the future launch of one satellite, and have options for the launch of four additional satellites, has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. As of June 30, 2010, we had approximately $43 million outstanding of payments made to Sea Launch relating to satellite launches that Sea Launch is still required to provide us. While Sea Launch is continuing to operate as a debtor-in-possession, there can be no assurance that Sea Launch will honor its contractual obligations to us, or do so without charging us significant additional amounts beyond what is provided for in our current agreements. In addition, should we try

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INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

to procure alternative launch services for the satellites involved, there can be no assurance that we will not incur significant delays and significant additional expenses as a result. In July 2010, the applicable bankruptcy court approved Sea Launch’s reorganization plan, and it is currently expected that Sea Launch will emerge from Chapter 11 proceedings in the second half of 2010.

Note 13    Business and Geographic Segment Information

We operate in a single industry segment in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. Our customer agreements also cover services that we procure from third parties and resell, which we refer to as off-network services. These services can include transponder services and other satellite-based transmission services in frequencies not available on our network. Under the category off-network and other revenues, we also include revenues from consulting and other services that we provide to other satellite operators.

The geographic distribution of our revenue was as follows:

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010
North America	44%	45%
Europe	17%	16%
Africa and Middle East	17%	18%
Latin America and Caribbean	12%	14%
Asia Pacific	10%	7%

Approximately 4% of our revenue was derived from our largest customer during each of the three months ended June 30, 2009 and 2010. Our ten largest customers accounted for approximately 23% and 21% of our revenue for the three months ended June 30, 2009 and 2010, respectively.

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
North America	47%	46%
Europe	16%	16%
Africa and Middle East	17%	18%
Latin America and Caribbean	11%	13%
Asia Pacific	9%	7%

Approximately 4% of our revenue was derived from our largest customer during each of the six months ended June 30, 2009 and 2010. Our ten largest customers accounted for approximately 20% and 21% of our revenue for the six months ended June 30, 2009 and 2010, respectively.

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INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

Our revenues were derived from the following services, with Off-Network and Other Revenues shown separately from On-Network Revenues (in thousands, except percentages):

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2010		Six Months Ended June 30, 2009		Six Months Ended June 30, 2010
On-Network Revenues
Transponder services	$452,338	70%	$457,152	72%	$896,531	70%	$907,792	72%
Managed services	84,447	13%	85,746	13%	168,384	13%	165,119	13%
Channel	34,127	5%	30,552	5%	68,262	5%	61,836	5%

Total on-network revenues	570,912	88%	573,450	90%	1,133,177	88%	1,134,747	90%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	39,980	7%	53,278	9%	78,800	7%	102,852	9%
Satellite-related services	31,592	5%	8,558	1%	62,354	5%	18,827	1%

Total off-network and other revenues	71,572	12%	61,836	10%	141,154	12%	121,679	10%

Total	$642,484	100%	$635,286	100%	$1,274,331	100%	$1,256,426	100%

Note 14    Related Party Transactions

(a) Shareholders Agreement

The shareholders of Intelsat Global entered into shareholders agreements on February 4, 2008. The shareholders agreements and the articles of incorporation of Intelsat Global provide, among other things, for the governance of Intelsat Global and its subsidiaries and provide specific rights to and limitations upon the holders of Intelsat Global’s share capital with respect to shares held by such holders.

(b) Monitoring Fee Agreements and Transaction Fees

Intelsat Luxembourg, our direct wholly-owned subsidiary, has a monitoring fee agreement dated February 4, 2008 (the “2008 MFA”) with BC Partners Limited and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. We recorded expense for services associated with the 2008 MFA of $11.6 million and $12.4 million during the six months ended June 30, 2009 and 2010, respectively.

(c) Ownership by Management

Certain directors, officers and key employees of Intelsat Global and its subsidiaries hold restricted shares, options and SCAs of Intelsat Global (see Note 3—Share-based and Other Compensation Plans). In the aggregate, these shares and arrangements outstanding as of June 30, 2010 provided for the issuance of approximately 12.8% of the voting equity of Intelsat Global on a fully diluted basis.

(d) Horizons

We have a 50% ownership interest in Horizons-1 and Horizons-2 as a result of a joint venture with JSAT (see Note 6—Investments).

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INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

(e) New Dawn

We have a 74.9% ownership interest in New Dawn as a result of a project and shareholders’ agreement with Convergence Partners (see Note 6—Investments).

(f) WP Com

We have a 49% ownership interest in WP Com as a result of a joint venture with Corporativo (see Note 6—Investments).

(g) Receivable from Parent

We had a receivable from Intelsat Global as of December 31, 2009 and June 30, 2010 of $3.3 million and $4.5 million, respectively.

Note 15    Supplemental Consolidating Financial Information

In connection with the acquisition of Intelsat S.A. by Intelsat Holdings in January 2005, and related amalgamations, Intelsat Sub Holdco issued $2.6 billion aggregate principal amount of debt (the “2005 Acquisition Finance Notes”), the majority of which was tendered and repurchased in change of control offers in June 2008. The 2005 Acquisition Finance Notes were fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco, our indirect wholly-owned subsidiary, and certain wholly-owned subsidiaries of Intelsat Sub Holdco (the “Subsidiary Guarantors”).

On February 11, 2005, Intelsat S.A. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015 (the “2015 Discount Notes”), yielding approximately $305.3 million of net proceeds at issuance. On March 3, 2005, Intelsat Luxembourg transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Luxembourg. Following these transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Luxembourg, and Intelsat Luxembourg became an obligor on the 2015 Discount Notes.

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg transferred the obligation on the 2015 Discount Notes to its wholly-owned subsidiary, Intermediate Holdco. Intermediate Holdco became an obligor on the 2015 Discount Notes and Intelsat Luxembourg became a guarantor of the 2015 Discount Notes. The 2015 Discount Notes are not guaranteed by any of Intelsat Luxembourg’s direct or indirect subsidiaries.

In connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg issued $1.33 billion of 11 1/4 % Senior Notes due 2016 (the “July 2006 Notes”). The July 2006 Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A. The July 2006 Notes are not guaranteed by any of Intelsat Luxembourg’s direct or indirect subsidiaries.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Luxembourg transferred certain of its assets and certain of its liabilities and obligations (including the July 2006 Notes) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson. Intelsat Jackson became the obligor on the July 2006 Notes and a guarantor of the 2015 Discount Notes and the July 2006 Notes.

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INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

June 30, 2010

In addition, on June 27, 2008, Intelsat Luxembourg issued the 11 1/4% Senior Notes due 2017 and the 11  1/2%/12  1/2% Senior PIK Election Notes due 2017, which are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors. Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

30

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$9,988	$41	$8,848	$157	$229,688	$66,418	$180,741	$(66,418)	$429,463
Receivables, net of allowance	4,545	—	—	—	184,078	184,081	114,650	(184,081)	303,273
Deferred income taxes	—	—	—	—	1,710	1,710	29,187	(1,710)	30,897
Prepaid expenses and other current assets	10	12,419	37	6	29,478	29,344	53,368	(42,023)	82,639
Intercompany receivables	—	—	—	—	570,260	11,323,174	198,082	(12,091,516)	—

Total current assets	14,543	12,460	8,885	163	1,015,214	11,604,727	576,028	(12,385,748)	846,272
Satellites and other property and equipment, net	—	—	—	—	3,301,550	3,301,410	2,516,869	(3,301,410)	5,818,419
Goodwill	—	—	—	—	3,434,165	—	3,346,662	—	6,780,827
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	452,839	—	460,620	—	913,459
Investment in affiliates	674,764	5,920,798	9,791,779	7,232,136	(44,091)	(41,004)	85,280	(23,534,382)	85,280
Other assets	14,382	119,506	26,276	3,361	173,053	148,669	92,859	(148,669)	429,437

Total assets	$703,689	$6,052,764	$9,826,940	$7,235,660	$10,137,860	$15,013,802	$7,731,288	$(39,370,209)	$17,331,794

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,506	$294	$—	$—	$112,245	$110,928	$127,357	$(123,608)	$228,722
Accrued interest payable	11,651	227,085	24,500	19,216	81,388	308	42,777	(308)	406,617
Current portion of long-term debt	—	—	—	—	3,448	—	89,050	—	92,498
Deferred satellite performance incentives	—	—	—	—	4,024	4,024	11,069	(4,024)	15,093
Other current liabilities	—	—	1,114	—	77,031	76,655	55,555	(76,655)	133,700
Intercompany payables	480,772	816	234,419	52,334	—	—	—	(768,341)	—

Total current liabilities	493,929	228,195	260,033	71,550	278,136	191,915	325,808	(972,936)	876,630
Long-term debt, net of current portion	697,527	5,089,365	3,597,120	485,565	2,224,997	—	3,276,079	—	15,370,653
Deferred satellite performance incentives, net of current portion	—	—	—	—	21,438	21,438	100,479	(21,438)	121,917
Deferred revenue, net of current portion	—	—	—	—	242,560	242,560	77,647	(242,560)	320,207
Deferred income taxes	—	—	—	—	—	—	486,158	—	486,158
Accrued retirement benefits	—	—	—	—	73,504	73,504	164,511	(73,504)	238,015
Other long-term liabilities	—	60,226	48,989	—	65,089	30,073	215,730	(30,073)	390,034
Noncontrolling interest	—	—	—	—	—	—	17,067	—	17,067
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,959,000	3,602,000	484,000	200	71	(9,714,307)	5,000
Other shareholder’s equity (deficit)	(492,767)	5,942	961,798	3,076,545	6,748,136	14,454,112	3,067,738	(28,315,391)	(493,887)

Total liabilities and shareholder’s equity	$703,689	$6,052,764	$9,826,940	$7,235,660	$10,137,860	$15,013,802	$7,731,288	$(39,370,209)	$17,331,794

(Certain totals may not add due to the effects of rounding)

31

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$2,207	$41	$227,610	$104,992	$209,781	$(104,992)	$477,571
Receivables, net of allowance	3,282	—	—	—	180,019	180,013	111,238	(180,013)	294,539
Deferred income taxes	—	—	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	—	—	16,206	16,023	19,918	(19,266)	33,561
Intercompany receivables	—	—	—	—	638,361	11,526,269	107,008	(12,271,638)	—

Total current assets	25,779	16,115	2,207	41	1,063,273	11,828,374	497,511	(12,576,986)	856,314
Satellites and other property and equipment, net	—	—	—	—	3,220,658	3,220,466	2,559,435	(3,218,604)	5,781,955
Goodwill	—	—	—	—	3,434,165	—	3,346,662	—	6,780,827
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	490,684	—	487,915	—	978,599
Investment in affiliates	962,656	6,091,942	9,971,587	7,407,372	(32,832)	(41,903)	88,902	(24,358,822)	88,902
Other assets	—	124,926	27,955	3,789	255,663	121,747	92,382	(228,224)	398,238

Total assets	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$243	$—	$83,443	$81,436	$123,255	$(84,680)	$206,401
Accrued interest payable	11,651	220,740	20,356	—	82,911	3,416	33,718	(3,416)	369,376
Current portion of long-term debt	—	—	—	—	8,448	5,000	89,241	(5,000)	97,689
Deferred satellite performance incentives	—	—	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	1,293	—	72,737	72,298	48,464	(72,298)	122,494
Intercompany payables	474,422	12,595	206,467	51,884	—	—	—	(745,368)	—

Total current liabilities	488,269	233,843	228,359	51,884	251,513	166,124	309,387	(914,736)	814,643
Long-term debt, net of current portion	674,806	4,954,990	3,597,292	481,901	2,221,559	—	3,292,462	—	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	3,746	—	—	548,719	(106,477)	548,719
Accrued retirement benefits	—	—	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	33,500	—	61,936	29,510	176,290	(29,510)	335,159
Redeemable noncontrolling interest	—	—	—	—	—	—	8,884	—	8,884
Shareholder’s equity:
Ordinary shares	5,000	669,036	4,959,000	3,602,000	484,000	200	70	(9,714,306)	5,000
Other shareholder’s equity	(217,625)	297,591	1,132,942	3,271,671	6,923,372	14,638,489	3,061,043	(29,323,246)	(215,763)

Total liabilities and shareholder’s equity	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

(Certain totals may not add due to the effects of rounding)

32

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$391,799	$391,799	$408,417	$(556,729)	$635,286

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	85,660	398,916	176,826	(560,871)	100,531
Selling, general and administrative	891	6,153	(13)	5	11,236	9,558	35,189	(9,558)	53,461
Depreciation and amortization	—	—	—	—	112,216	93,198	88,953	(93,178)	201,189
Impairment of asset value	—	—	—	—	—	—	104,088	—	104,088
Losses on derivative financial instruments	—	—	15,740	—	6,640	—	18,395	—	40,775

Total operating expenses	891	6,153	15,727	5	215,752	501,672	423,451	(663,607)	500,044

Income (loss) from operations	(891)	(6,153)	(15,727)	(5)	176,047	(109,873)	(15,034)	106,878	135,242
Interest expense, net	32,097	153,516	77,795	11,874	30,050	155	44,330	(155)	349,662
Subsidiary income (loss)	(179,504)	(31,504)	13,265	41,789	(2,251)	1,410	—	156,795	—
Other income, net	—	—	1	—	1,126	1,155	444	(1,155)	1,571

Income (loss) before income taxes	(212,492)	(191,173)	(80,256)	29,910	144,872	(107,463)	(58,920)	262,673	(212,849)
Provision for (benefit from) income taxes	(34,841)	(13,593)	(48,752)	(3,601)	103,083	2,229	(33,233)	(2,229)	(30,937)

Net income (loss)	(177,651)	(177,580)	(31,504)	33,511	41,789	(109,692)	(25,687)	264,902	(181,912)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	1,266	—	1,266

Net income (loss) attributable to Intelsat S.A.	$(177,651)	$(177,580)	$(31,504)	$33,511	$41,789	$(109,692)	$(24,421)	$264,902	$(180,646)

(Certain totals may not add due to the effects of rounding)

33

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$380,373	$380,373	$409,362	$(527,624)	$642,484

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	76,854	387,659	175,104	(532,331)	107,286
Selling, general and administrative	15,050	5,811	—	—	7,737	6,830	45,968	(11,270)	70,126
Depreciation and amortization	—	—	—	—	115,006	92,158	85,153	(92,158)	200,159
Unrealized gains on derivative financial instruments	—	—	(13,233)	—	(25,824)	—	(13,022)	—	(52,079)

Total operating expenses	15,050	5,811	(13,233)	—	173,773	486,647	293,203	(635,759)	325,492

Income (loss) from operations	(15,050)	(5,811)	13,233	—	206,600	(106,274)	116,159	108,135	316,992
Interest expense, net	29,294	157,891	70,941	11,126	30,250	141	40,562	(593)	339,612
Subsidiary income	9,291	172,993	230,701	175,352	890	915	—	(590,142)	—
Other income, net	—	—	—	—	254	256	5,013	(256)	5,267

Income (loss) before income taxes	(35,053)	9,291	172,993	164,226	177,494	(105,244)	80,610	(481,670)	(17,353)
Provision for income taxes	—	—	—	—	2,142	2,011	13,253	(2,011)	15,395

Net income (loss)	(35,053)	9,291	172,993	164,226	175,352	(107,255)	67,357	(479,659)	(32,748)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	8	—	8

Net income (loss) attributable to Intelsat S.A.	$(35,053)	$9,291	$172,993	$164,226	$175,352	$(107,255)	$67,365	$(479,659)	$(32,740)

(Certain totals may not add due to the effects of rounding)

34

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$773,719	$773,719	$804,355	$(1,095,367)	$1,256,426

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	168,245	789,356	348,316	(1,108,029)	197,888
Selling, general and administrative	2,058	12,451	156	35	20,659	17,848	63,221	(17,848)	98,580
Depreciation and amortization	—	—	—	—	219,918	181,881	178,070	(181,873)	397,996
Impairment of asset value	—	—	—	—	—	—	110,625	—	110,625
Losses on derivative financial instruments	—	—	28,374	—	6,812	—	35,456	—	70,642

Total operating expenses	2,058	12,451	28,530	35	415,634	989,085	735,688	(1,307,750)	875,731

Income (loss) from operations	(2,058)	(12,451)	(28,530)	(35)	358,085	(215,366)	68,667	212,383	380,695
Interest expense, net	60,782	305,637	155,711	23,700	54,339	285	89,318	(285)	689,487
Subsidiary income (loss)	(255,426)	48,270	181,854	187,088	(5,227)	838	—	(157,397)	—
Other income, net	—	—	1	—	3,052	3,077	1,291	(3,077)	4,344

Income (loss) before income taxes	(318,266)	(269,818)	(2,386)	163,353	301,571	(211,736)	(19,360)	52,194	(304,448)
Provision for (benefit from) income taxes	(37,985)	(14,090)	(50,656)	(3,746)	114,483	7,874	(27,114)	(7,874)	(19,108)

Net income (loss)	(280,281)	(255,728)	48,270	167,099	187,088	(219,610)	7,754	60,068	(285,340)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	2,076	—	2,076

Net income (loss) attributable to Intelsat S.A.	$(280,281)	$(255,728)	$48,270	$167,099	$187,088	$(219,610)	$9,830	$60,068	$(283,264)

(Certain totals may not add due to the effects of rounding)

35

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$757,976	$757,976	$798,909	$(1,040,530)	$1,274,331

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	148,413	770,647	342,368	(1,050,622)	210,806
Selling, general and administrative	18,062	11,615	107	14	14,299	12,678	76,979	(17,119)	116,635
Depreciation and amortization	—	—	—	—	236,245	190,541	174,843	(190,541)	411,088
Impairment of asset value	—	—	—	—	355,000	—	144,100	—	499,100
Unrealized gains on derivative financial instruments	—	—	(11,186)	—	(25,129)	—	(7,808)	—	(44,123)

Total operating expenses	18,062	11,615	(11,079)	14	728,828	973,866	730,482	(1,258,282)	1,193,506

Income (loss) from operations	(18,062)	(11,615)	11,079	(14)	29,148	(215,890)	68,427	217,752	80,825
Interest expense, net	61,791	313,505	144,042	22,008	62,295	613	87,376	(1,297)	690,333
Loss on early extinguishment of debt	(380)	—	—	—	—	—	—	(14,496)	(14,876)
Subsidiary income (loss)	(498,203)	(173,040)	(40,077)	(36,074)	1,307	1,152	—	744,935	—
Other income, net	—	—	—	—	1,569	1,571	4,630	(1,571)	6,199

Loss before income taxes	(578,436)	(498,160)	(173,040)	(58,096)	(30,271)	(213,780)	(14,319)	947,917	(618,185)
Provision for (benefit from) income taxes	—	43	—	—	5,803	5,510	(33,697)	(5,510)	(27,851)

Net income (loss)	(578,436)	(498,203)	(173,040)	(58,096)	(36,074)	(219,290)	19,378	953,427	(590,334)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	(52)	—	(52)

Net income (loss) attributable to Intelsat S.A.	$(578,436)	$(498,203)	$(173,040)	$(58,096)	$(36,074)	$(219,290)	$19,326	$953,427	$(590,386)

(Certain totals may not add due to the effects of rounding)

36

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(34,029)	$(183,355)	$(86,810)	$16	$457,459	$204,060	$227,214	$(191,429)	$393,126

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(270,889)	(270,870)	(212,237)	316,472	(437,524)
Proceeds from sale of other property and equipment	—	—	—	—	46,656	46,656	—	(93,312)	—
Proceeds from sale of investment	—	—	—	—	28,594	28,594	—	(28,594)	28,594
Disbursements for intercompany loans	(433)	—	—	—	(201,876)	(12,010)	—	214,319	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(6,105)	—	(6,105)
Investment in subsidiaries	(6,250)	—	—	—	(2,667)	—	—	8,917	—
Dividend from affiliates	3,000	3,000	58,440	58,440	—	—	—	(122,880)	—
Other investing activities	—	—	—	—	—	—	7,360	—	7,360

Net cash provided by (used in) investing activities	(3,683)	3,000	58,440	58,440	(400,182)	(207,630)	(210,982)	294,922	(407,675)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	—	(6,723)	(5,000)	(44,526)	5,000	(51,249)
Proceeds from issuance of long-term debt	—	—	—	—	—	—	23,462	—	23,462
Proceeds from (repayment of) intercompany borrowing	23,253	167,281	38,011	100	12,010	(27,984)	(26,769)	(185,902)	—
Debt issuance costs	(15,370)	—	—	—	—	—	—	—	(15,370)
Principal payments on deferred satellite performance incentives	—	—	—	—	(1,713)	(1,713)	(7,163)	1,713	(8,876)
Principal payments on capital lease obligations	—	—	—	—	—	—	(191)	—	(191)
Capital contribution from parent	18,000	—	—	—	—	—	8,917	(8,917)	18,000
Dividends to shareholders	—	(3,000)	(3,000)	(58,440)	(58,440)	—	—	122,880	—
Noncontrolling interest in New Dawn	—	—	—	—	—	—	1,031	—	1,031

Net cash provided by (used in) financing activities	25,883	164,281	35,011	(58,340)	(54,866)	(34,697)	(45,239)	(65,226)	(33,193)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(333)	(307)	(33)	307	(366)

Net change in cash and cash equivalents	(11,829)	(16,074)	6,641	116	2,078	(38,574)	(29,040)	38,574	(48,108)
Cash and cash equivalents, beginning of period	21,817	16,115	2,207	41	227,610	104,992	209,781	(104,992)	477,571

Cash and cash equivalents, end of period	$9,988	$41	$8,848	$157	$229,688	$66,418	$180,741	$(66,418)	$429,463

(Certain totals may not add due to the effects of rounding)

37

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(11,495)	$(180,846)	$(153,828)	$(19)	$535,828	$324,432	$206,538	$(324,432)	$396,178

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(339,647)	(339,647)	(168,927)	564,818	(283,403)
Proceeds from sale of other property and equipment	—	—	—	—	97,200	97,200	128,648	(322,370)	678
Repayment from (disbursements) for intercompany loans	—	—	—	—	(42,154)	13,048	(70,111)	99,217	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(6,105)	—	(6,105)
Investment in affiliate debt	—	—	—	—	(347,953)	—	—	347,953	—
Dividend from affiliates	3,000	3,030	57,716	57,716	—	—	—	(121,462)	—
Other investing activities	—	—	—	—	—	—	3,706	—	3,706

Net cash used in investing activities	3,000	3,030	57,716	57,716	(632,554)	(229,399)	(112,789)	568,156	(285,124)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	—	(6,723)	(5,000)	(44,526)	(342,954)	(399,203)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	—	—	354,000	—	46,365	—	400,365
Proceeds from (repayment of) intercompany borrowings	6,000	—	119,313	—	—	—	(13,048)	(112,265)	—
Debt issuance costs	—	—	—	—	(7,331)	—	—	—	(7,331)
Principal payments on deferred satellite performance incentives	—	—	—	—	(6,538)	(6,538)	(8,477)	6,538	(15,015)
Principal payments on capital lease obligations	—	—	—	—	(1,492)	(1,492)	(179)	1,492	(1,671)
Dividends to shareholders	—	(3,000)	(3,030)	(57,716)	(57,716)	—	—	121,462	—

Net cash provided by (used in) financing activities	6,000	(3,000)	82,283	(57,716)	274,200	(13,030)	(19,865)	(325,727)	(56,855)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(483)	(481)	3,302	481	2,819

Net change in cash and cash equivalents	(2,495)	(180,816)	(13,829)	(19)	176,991	81,522	77,186	(81,522)	57,018
Cash and cash equivalents, beginning of period	6,286	181,650	20,166	50	149,003	74,815	113,056	(74,815)	470,211

Cash and cash equivalents, end of period	$3,791	$834	$6,337	$31	$325,994	$156,337	$190,242	$(156,337)	$527,229

(Certain totals may not add due to the effects of rounding)

38

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2010

(in thousands, except percentages, share and per share amounts and where otherwise noted)

On March 3, 2005, Intelsat Luxembourg transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Luxembourg.

In connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg issued $750.0 million of 9.25% Senior Notes due 2016 (the “Jackson Guaranteed Notes”). The Jackson Guaranteed Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, its indirect wholly-owned subsidiary, Intelsat Sub Holdco, and the Subsidiary Guarantors.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Luxembourg transferred certain of its assets and certain of its liabilities and obligations (including the Jackson Guaranteed Notes) to Intelsat Jackson. Intelsat Jackson became the obligor on the Jackson Guaranteed Notes and Intelsat Luxembourg confirmed its guarantee of the Jackson Guaranteed Notes.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statement would not be material to investors.

Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

39

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$9,988	$41	$238,537	$229,688	$180,897	$(229,688)	$429,463
Receivables, net of allowance	4,545	—	184,078	184,078	114,650	(184,078)	303,273
Deferred income taxes	—	—	1,710	1,710	29,187	(1,710)	30,897
Prepaid expenses and other current assets	10	12,419	29,515	29,478	53,374	(42,157)	82,639
Intercompany receivables	—	—	335,842	570,260	145,748	(1,051,850)	—

Total current assets	14,543	12,460	789,682	1,015,214	523,856	(1,509,483)	846,272
Satellites and other property and equipment, net	—	—	3,301,550	3,301,550	2,516,869	(3,301,550)	5,818,419
Goodwill	—	—	3,434,165	3,434,165	3,346,662	(3,434,165)	6,780,827
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	452,839	452,839	460,620	(452,839)	913,459
Investment in affiliates	674,764	5,920,798	2,515,553	(44,091)	85,280	(9,067,024)	85,280
Other assets	14,382	119,506	199,329	173,053	96,220	(173,053)	429,437

Total assets	$703,689	$6,052,764	$12,498,248	$10,137,860	$7,682,477	$(19,743,244)	$17,331,794

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,506	$294	$112,247	$112,245	$127,356	$(124,926)	$228,722
Accrued interest payable	11,651	227,085	105,888	81,388	61,993	(81,388)	406,617
Current portion of long-term debt	—	—	3,448	3,448	89,050	(3,448)	92,498
Deferred satellite performance incentives	—	—	4,024	4,024	11,069	(4,024)	15,093
Other current liabilities	—	—	78,145	77,031	55,555	(77,031)	133,700
Intercompany payables	480,772	816	—	—	—	(481,588)	—

Total current liabilities	493,929	228,195	303,752	278,136	345,023	(772,405)	876,630
Long-term debt, net of current portion	697,527	5,089,365	5,822,117	2,224,997	3,761,644	(2,224,997)	15,370,653
Deferred satellite performance incentives, net of current portion	—	—	21,438	21,438	100,479	(21,438)	121,917
Deferred revenue, net of current portion	—	—	242,560	242,560	77,647	(242,560)	320,207
Deferred income taxes	—	—	—	—	486,158	—	486,158
Accrued retirement benefits	—	—	73,504	73,504	164,511	(73,504)	238,015
Other long-term liabilities	—	60,226	114,078	65,089	215,730	(65,089)	390,034
Redeemable noncontrolling interest	—	—	—	—	17,067	—	17,067
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,959,000	484,000	3,602,071	(9,714,107)	5,000
Other shareholder’s equity (deficit)	(492,767)	5,942	961,799	6,748,136	(1,087,853)	(6,629,144)	(493,887)

Total liabilities and shareholder’s equity	$703,689	$6,052,764	$12,498,248	$10,137,860	$7,682,477	$(19,743,244)	$17,331,794

(Certain totals may not add due to the effects of rounding)

40

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$229,817	$227,610	$209,822	$(227,610)	$477,571
Receivables, net of allowance	3,282	—	180,019	180,019	111,238	(180,019)	294,539
Deferred income taxes	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	16,206	16,206	19,918	(19,449)	33,561
Intercompany receivables	—	—	431,894	638,361	55,123	(1,125,378)	—

Total current assets	25,779	16,115	859,013	1,063,273	445,667	(1,553,533)	856,314
Satellites and other property and equipment, net	—	—	3,220,658	3,220,658	2,559,435	(3,218,796)	5,781,955
Goodwill	—	—	3,434,165	3,434,165	3,346,662	(3,434,165)	6,780,827
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	490,684	490,684	487,915	(490,684)	978,599
Investment in affiliates	962,656	6,091,942	2,531,383	(32,832)	88,902	(9,553,149)	88,902
Other assets	—	124,926	283,619	255,663	96,170	(362,140)	398,238

Total assets	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$83,686	$83,443	$123,254	$(86,686)	$206,401
Accrued interest payable	11,651	220,740	103,268	82,911	33,717	(82,911)	369,376
Current portion of long-term debt	—	—	8,448	8,448	89,241	(8,448)	97,689
Deferred satellite performance incentives	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	74,030	72,737	48,464	(72,737)	122,494
Intercompany payables	474,422	12,595	—	—	—	(487,017)	—

Total current liabilities	488,269	233,843	273,406	251,513	309,385	(741,773)	814,643
Long-term debt, net of current portion	674,806	4,954,990	5,818,851	2,221,559	3,774,363	(2,221,559)	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	—	552,465	(106,477)	548,719
Accrued retirement benefits	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	95,436	61,936	176,290	(61,936)	335,159
Redeemable noncontrolling interest	—	—	—	—	8,884	—	8,884
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,959,000	484,000	3,602,070	(9,714,106)	5,000
Other shareholder’s equity (deficit)	(217,625)	297,591	1,132,942	6,923,372	(1,074,658)	(7,277,385)	(215,763)

Total liabilities and shareholder’s equity (deficit)	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

(Certain totals may not add due to the effects of rounding)

41

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$391,799	$391,799	$408,417	$(556,729)	$635,286

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	85,660	85,660	176,826	(247,615)	100,531
Selling, general and administrative	891	6,153	11,223	11,236	35,194	(11,236)	53,461
Depreciation and amortization	—	—	112,216	112,216	88,953	(112,196)	201,189
Impairment of asset value	—	—	—	—	104,088	—	104,088
Losses on derivative financial instruments	—	—	22,380	6,640	18,395	(6,640)	40,775

Total operating expenses	891	6,153	231,479	215,752	423,456	(377,687)	500,044

Income (loss) from operations	(891)	(6,153)	160,320	176,047	(15,039)	(179,042)	135,242
Interest expense, net	32,097	153,516	107,846	30,050	56,203	(30,050)	349,662
Subsidiary loss	(179,504)	(31,504)	(30,774)	(2,251)	—	244,033	—
Other income, net	—	—	1,127	1,126	444	(1,126)	1,571

Income (loss) before income taxes	(212,492)	(191,173)	22,827	144,872	(70,798)	93,915	(212,849)
Provision for (benefit from) income taxes	(34,841)	(13,593)	54,331	103,083	(36,834)	(103,083)	(30,937)

Net income (loss)	(177,651)	(177,580)	(31,504)	41,789	(33,964)	196,998	(181,912)
Net loss attributable to noncontrolling interest	—	—	—	—	1,266	—	1,266

Net income (loss) attributable to Intelsat S.A.	$(177,651)	$(177,580)	$(31,504)	$41,789	$(32,698)	$196,998	$(180,646)

(Certain totals may not add due to the effects of rounding)

42

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$380,373	$380,373	$409,362	$(527,624)	$642,484

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	76,854	76,854	175,104	(221,526)	107,286
Selling, general and administrative	15,050	5,811	7,737	7,737	45,968	(12,177)	70,126
Depreciation and amortization	—	—	115,006	115,006	85,153	(115,006)	200,159
Unrealized gains on derivative financial instruments	—	—	(39,057)	(25,824)	(13,022)	25,824	(52,079)

Total operating expenses	15,050	5,811	160,540	173,773	293,203	(322,885)	325,492

Income (loss) from operations	(15,050)	(5,811)	219,833	206,600	116,159	(204,739)	316,992
Interest expense, net	29,294	157,891	101,191	30,250	51,688	(30,702)	339,612
Subsidiary income	9,291	172,993	56,239	890	—	(239,413)	—
Other income, net	—	—	254	254	5,013	(254)	5,267

Income (loss) before income taxes	(35,053)	9,291	175,135	177,494	69,484	(413,704)	(17,353)
Provision for income taxes	—	—	2,142	2,142	13,253	(2,142)	15,395

Net income (loss)	(35,053)	9,291	172,993	175,352	56,231	(411,562)	(32,748)
Net loss attributable to noncontrolling interest	—	—	—	—	8	—	8

Net income (loss) attributable to Intelsat S.A.	$(35,053)	$9,291	$172,993	$175,352	$56,239	$(411,562)	$(32,740)

(Certain totals may not add due to the effects of rounding)

43

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$773,719	$773,719	$804,355	$(1,095,367)	$1,256,426

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	168,245	168,245	348,316	(486,918)	197,888
Selling, general and administrative	2,058	12,451	20,815	20,659	63,256	(20,659)	98,580
Depreciation and amortization	—	—	219,918	219,918	178,070	(219,910)	397,996
Impairment of asset value	—	—	—	—	110,625	—	110,625
Losses on derivative financial instruments	—	—	35,186	6,812	35,456	(6,812)	70,642

Total operating expenses	2,058	12,451	444,164	415,634	735,723	(734,299)	875,731

Income (loss) from operations	(2,058)	(12,451)	329,555	358,085	68,632	(361,068)	380,695
Interest expense, net	60,782	305,637	210,050	54,339	113,018	(54,339)	689,487
Subsidiary income (loss)	(255,426)	48,270	(10,461)	(5,227)	—	222,844	—
Other income, net	—	—	3,053	3,052	1,291	(3,052)	4,344

Income (loss) before income taxes	(318,266)	(269,818)	112,097	301,571	(43,095)	(86,937)	(304,448)
Provision for (benefit from) income taxes	(37,985)	(14,090)	63,827	114,483	(30,860)	(114,483)	(19,108)

Net income (loss)	(280,281)	(255,728)	48,270	187,088	(12,235)	27,546	(285,340)
Net loss attributable to noncontrolling interest	—	—	—	—	2,076	—	2,076

Net income (loss) attributable to Intelsat S.A.	$(280,281)	$(255,728)	$48,270	$187,088	$(10,159)	$27,546	$(283,264)

(Certain totals may not add due to the effects of rounding)

44

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$757,976	$757,976	$798,909	$(1,040,530)	$1,274,331

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	148,413	148,413	342,368	(428,388)	210,806
Selling, general and administrative	18,062	11,615	14,406	14,299	76,993	(18,740)	116,635
Depreciation and amortization	—	—	236,245	236,245	174,843	(236,245)	411,088
Impairment of asset value	—	—	355,000	355,000	144,100	(355,000)	499,100
Unrealized gains on derivative financial instruments	—	—	(36,315)	(25,129)	(7,808)	25,129	(44,123)

Total operating expenses	18,062	11,615	717,749	728,828	730,496	(1,013,244)	1,193,506

Income (loss) from operations	(18,062)	(11,615)	40,227	29,148	68,413	(27,286)	80,825
Interest expense, net	61,791	313,505	206,337	62,295	109,384	(62,979)	690,333
Loss on early extinguishment of debt	(380)	—	—	—	—	(14,496)	(14,876)
Subsidiary income (loss)	(498,203)	(173,040)	(2,696)	1,307	—	672,632	—
Other income, net	—	—	1,569	1,569	4,630	(1,569)	6,199

Loss before income taxes	(578,436)	(498,160)	(167,237)	(30,271)	(36,341)	692,260	(618,185)
Provision for (benefit from) income taxes	—	43	5,803	5,803	(33,697)	(5,803)	(27,851)

Net income (loss)	(578,436)	(498,203)	(173,040)	(36,074)	(2,644)	698,063	(590,334)
Net income attributable to noncontrolling interest	—	—	—	—	(52)	—	(52)

Net income (loss) attributable to Intelsat S.A.	$(578,436)	$(498,203)	$(173,040)	$(36,074)	$(2,696)	$698,063	$(590,386)

(Certain totals may not add due to the effects of rounding)

45

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(34,029)	$(183,355)	$370,650	$457,459	$227,229	$(444,828)	$393,126

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(270,889)	(270,889)	(212,237)	316,491	(437,524)
Proceeds from sale of other property and equipment	—	—	46,656	46,656	—	(93,312)	—
Proceeds from sale of investment	—	—	28,594	28,594	—	(28,594)	28,594
Disbursements for intercompany loans	(433)	—	(201,876)	(201,876)	—	404,185	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(6,105)	—	(6,105)
Investment in subsidiaries	(6,250)	—	(2,667)	(2,667)	—	11,584	—
Dividend from affiliates	3,000	3,000	58,440	—	58,440	(122,880)	—
Other investing activities	—	—	—	—	7,360	—	7,360

Net cash provided by (used in) investing activities	(3,683)	3,000	(341,742)	(400,182)	(152,542)	487,474	(407,675)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(6,723)	(6,723)	(44,526)	6,723	(51,249)
Proceeds from issuance of long-term debt	—	—	—	—	23,462	—	23,462
Proceeds from (repayment of) intercompany borrowing	23,253	167,281	50,021	12,010	(26,669)	(225,896)	—
Debt issuance costs	(15,370)	—	—	—	—	—	(15,370)
Principal payments on deferred satellite performance incentives	—	—	(1,713)	(1,713)	(7,163)	1,713	(8,876)
Principal payments on capital lease obligations	—	—	—	—	(191)	—	(191)
Capital contribution from parent	18,000	—	—	—	8,917	(8,917)	18,000
Dividend to shareholders	—	(3,000)	(61,440)	(58,440)	(58,440)	181,320	—
Noncontrolling interest in New Dawn	—	—	—	—	1,031	—	1,031

Net cash provided by (used in) financing activities	25,883	164,281	(19,855)	(54,866)	(103,579)	(45,057)	(33,193)

Effect of exchange rate changes on cash	—	—	(333)	(333)	(33)	333	(366)

Net change in cash and cash equivalents	(11,829)	(16,074)	8,720	2,078	(28,925)	(2,078)	(48,108)
Cash and cash equivalents, beginning of period	21,817	16,115	229,817	227,610	209,822	(227,610)	477,571

Cash and cash equivalents, end of period	$9,988	$41	$238,537	$229,688	$180,897	$(229,688)	$429,463

(Certain totals may not add due to the effects of rounding)

46

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:	$(11,495)	$(180,846)	$382,000	$535,828	$206,519	$(535,828)	$396,178

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(339,647)	(339,647)	(168,927)	564,818	(283,403)
Proceeds from sale of other property and equipment	—	—	97,200	97,200	128,648	(322,370)	678
Repayment from (disbursements) for intercompany loans	—	—	(42,154)	(42,154)	(70,111)	154,419	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(6,105)	—	(6,105)
Investment in affiliate debt	—	—	(347,953)	(347,953)	—	695,906	—
Dividend from affiliates	3,000	3,030	57,716	—	57,716	(121,462)	—
Other investing activities	—	—	—	—	3,706	—	3,706

Net cash used in investing activities	3,000	3,030	(574,838)	(632,554)	(55,073)	971,311	(285,124)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(6,723)	(6,723)	(44,526)	(341,231)	(399,203)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	354,000	354,000	46,365	(354,000)	400,365
Proceeds from (repayment of) intercompany borrowings	6,000	—	119,313	—	(13,048)	(112,265)	—
Debt issuance costs	—	—	(7,331)	(7,331)	—	7,331	(7,331)
Principal payments on deferred satellite performance incentives	—	—	(6,538)	(6,538)	(8,477)	6,538	(15,015)
Principal payments on capital lease obligations	—	—	(1,492)	(1,492)	(179)	1,492	(1,671)
Dividend to shareholders	—	(3,000)	(60,746)	(57,716)	(57,716)	179,178	—

Net cash provided by (used in) financing activities	6,000	(3,000)	356,483	274,200	(77,581)	(612,957)	(56,855)

Effect of exchange rate changes on cash and cash equivalents	—	—	(483)	(483)	3,302	483	2,819

Net change in cash and cash equivalents	(2,495)	(180,816)	163,162	176,991	77,167	(176,991)	57,018
Cash and cash equivalents, beginning of period	6,286	181,650	169,169	149,003	113,106	(149,003)	470,211

Cash and cash equivalents, end of period	$3,791	$834	$332,331	$325,994	$190,273	$(325,994)	$527,229

(Certain totals may not add due to the effects of rounding)

47

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and their notes included elsewhere in this Quarterly Report. See “Forward-Looking Statements” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below.

Overview

We operate the world’s largest fixed satellite services (“FSS”) business, providing a critical layer in the global communications infrastructure. We provide our infrastructure services on a satellite fleet comprised of over 50 satellites covering 99% of the earth’s populated regions. Our satellite capacity is complemented by IntelsatONESM , our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers and deliver services in more countries than any other commercial satellite operator.

Results of Operations

Three Months Ended June 30, 2009 and 2010

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009
			Increase (Decrease)	Percentage Change
Revenue	$642,484	$635,286	$(7,198)	(1)%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	107,286	100,531	(6,755)	(6)
Selling, general and administrative	70,126	53,461	(16,665)	(24)
Depreciation and amortization	200,159	201,189	1,030	1
Impairment of asset value	—	104,088	104,088	NM
(Gains) losses on derivative financial instruments	(52,079)	40,775	92,854	NM

Total operating expenses	325,492	500,044	174,552	54

Income from operations	316,992	135,242	(181,750)	(57)
Interest expense, net	339,612	349,662	10,050	3
Other income, net	5,267	1,571	(3,696)	(70)

Loss before income taxes	(17,353)	(212,849)	(195,496)	NM
Provision for (benefit from) income taxes	15,395	(30,937)	(46,332)	NM

Net loss	(32,748)	(181,912)	(149,164)	NM %
Net loss attributable to noncontrolling interest	8	1,266	1,258	NM

Net loss attributable to Intelsat S.A.	$(32,740)	$(180,646)	$(147,906)	NM %

Revenue

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. Our customer agreements also cover services that we procure from third parties

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and resell, which we refer to as off-network services. These services can include transponder services and other satellite-based transmission services sourced from other operators often in frequencies not available on our network. Under the category Off-Network and Other Revenues, we also include revenues from consulting and other services as well as sales of customer premises equipment.

The following table sets forth our comparative revenue by service type, with Off-Network and Other Revenues shown separately from On-Network Revenues, for the periods shown (in thousands, except percentages):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$452,338	$457,152	$4,814	1%
Managed services	84,447	85,746	1,299	2
Channel	34,127	30,552	(3,575)	(11)

Total on-network revenues	570,912	573,450	2,538	—

Off-Network and Other Revenues
Transponder, MSS and other off-network services	39,980	53,278	13,298	33
Satellite-related services	31,592	8,558	(23,034)	(73)

Total off-network and other revenues	71,572	61,836	(9,736)	(14)

Total	$642,484	$635,286	$(7,198)	(1)%

Total revenue for the three months ended June 30, 2010 decreased by $7.2 million, or 1%, as compared to the three months ended June 30, 2009, largely due to a decline in satellite-related services revenues as a result of a launch vehicle resale that occurred in the second quarter of 2009, with no similar resales in the second quarter of 2010. Excluding the launch vehicle resale, revenues for the three months ended June 30, 2010 would have increased by 2% as compared to the three months ended June 30, 2009. By service type our revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $4.8 million, due to a net increase of $11.6 million in revenue resulting from favorable terms, new business driven by new satellite capacity entering service, and strong renewals primarily in the Africa and Middle East and Latin America and Caribbean regions, as well as the migration of a customer from managed services to transponder services. These increases were offset by an aggregate decrease of $6.8 million in revenues related to the IS-4 satellite anomaly, which primarily affected the Europe and Africa and Middle East regions, and the Galaxy 15 satellite anomaly, which primarily affected revenues in the North America region.

•

Managed services—an aggregate increase of $1.3 million, due primarily to an increase in revenues of $3.9 million from media customers, primarily in the Latin America and Caribbean region, offset by a decrease of $2.6 million in revenues primarily related to the migration of a customer from managed services to transponder services.

•	Channel—an aggregate decrease of $3.6 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $13.3 million, due primarily to a $12.1 million increase in transponder services sold to customers of our Intelsat General business.

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•

Satellite-related services—an aggregate decrease of $23.0 million, resulting primarily from $21.9 million in launch vehicle resale revenues recorded in the second quarter of 2009, with no similar resales occurring in the second quarter of 2010.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue decreased by $6.8 million, or 6%, to $100.5 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. The decrease was primarily due to a $7.0 million decline in cost of sales. The $7.0 million decline consisted of a decrease of $17.4 million primarily related to the resale of a launch vehicle by our satellite-related services business in the second quarter of 2009, offset by an increase of $10.3 million for purchases of off-network FSS capacity related to increased transponder services sold by our Intelsat General business.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $16.7 million, or 24%, to $53.5 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. The decrease was primarily due to $18.1 million in lower non-cash compensation costs resulting from higher compensation costs in the second quarter of 2009, stemming from new equity awards and revisions to the terms of existing equity awards, as compared to 2010.

Depreciation and Amortization

Depreciation and amortization expense increased by $1.0 million, or 1%, to $201.2 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009. This increase was primarily due to the following:

•	an increase of $15.7 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2009 and the first quarter of 2010; and

•	an increase of $4.8 million from changes in the estimated remaining useful lives of certain satellites; partially offset by

•	a decrease of $15.5 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated and the impairment of IS-4 in 2010; and

•	a decrease of $4.0 million in amortization expense primarily due to changes in the expected pattern of consumption of amortizable intangible assets.

Impairment of Asset Value

Impairment of asset value was $104.1 million for the three months ended June 30, 2010, with no similar charges incurred for the three months ended June 30, 2009. This non-cash impairment charge was related to the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010.

(Gains) Losses on Derivative Financial Instruments

Losses on derivative financial instruments were $40.8 million for the three months ended June 30, 2010 compared to $52.1 million of gains on derivative financial instruments for the three months ended June 30, 2009. For the three months ended June 30, 2010, the loss on derivative financial instruments primarily related to a $39.5 million loss on our interest rate swaps.

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Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. As of June 30, 2010 we also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net increased by $10.1 million, or 3%, to $349.7 million for the three months ended June 30, 2010, as compared to $339.6 million for the three months ended June 30, 2009. The increase in interest expense, net was principally due to the following:

•

a net increase of $7.5 million in interest expense associated with interest paid-in-kind that was accreted into the principal of the Intelsat Luxembourg’s 11  1/2%/12  1/2% Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) and the issuance of the Intelsat Jackson’s 8 1/2% Senior Notes due 2019, the proceeds of which were primarily used to purchase and cancel $400 million of the 2017 PIK Notes in October 2009; and

•

a increase of $3.0 million in interest and amortization expense associated with the completion of the Intelsat S.A. consent solicitation in the second quarter of 2010, the fees for which were capitalized and are being amortized over the terms of the notes; partially offset by

•	a decrease of $3.2 million from higher capitalized interest expense due to an increase in the number of satellites under construction in 2010 as compared to 2009.

The non-cash portion of total interest expense, net was $97.6 million for the three months ended June 30, 2010 and included $74.3 million of payment-in-kind interest expense. The remaining non-cash interest expense was primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

Other Income, Net

Other income, net was $1.6 million for the three months ended June 30, 2010 as compared to $5.3 million for the three months ended June 30, 2009. The decrease of $3.7 million was primarily due to a $3.8 million decrease in exchange rate gains, primarily due to the U.S. dollar weakening against the Brazilian real, which impacts our service contracts with our Brazilian customers.

Provision for (Benefit from) Income Taxes

Our benefit from income taxes was $30.9 million for the three months ended June 30, 2010, as compared to a provision for income taxes of $15.4 million for the three months ended June 30, 2009. The difference was principally due to pre-tax losses incurred in certain taxable jurisdictions and the tax benefit associated with the Galaxy 15 satellite impairment charge during the three months ended June 30, 2010.

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Six Months Ended June 30, 2009 and 2010

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010	Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009
			Increase (Decrease)	Percentage Change
Revenue	$1,274,331	$1,256,426	$(17,905)	(1)%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	210,806	197,888	(12,918)	(6)
Selling, general and administrative	116,635	98,580	(18,055)	(15)
Depreciation and amortization	411,088	397,996	(13,092)	(3)
Impairment of asset value	499,100	110,625	(388,475)	(78)
(Gains) losses on derivative financial instruments	(44,123)	70,642	114,765	NM

Total operating expenses	1,193,506	875,731	(317,775)	(27)

Income from operations	80,825	380,695	299,870	NM
Interest expense, net	690,333	689,487	(846)	(0)
Loss on early extinguishment of debt	(14,876)	—	14,876	NM
Other income, net	6,199	4,344	(1,855)	(30)

Loss before income taxes	(618,185)	(304,448)	313,737	(51)
Benefit from income taxes	(27,851)	(19,108)	8,743	(31)

Net loss	(590,334)	(285,340)	304,994	(52)%
Net (income) loss attributable to noncontrolling interest	(52)	2,076	2,128	NM

Net loss attributable to Intelsat S.A.	$(590,386)	$(283,264)	$307,122	(52)%

Revenue

The following table sets forth our comparative revenue by service type, with Off-Network and Other revenues shown separately from On-Network revenues, for the periods shown (in thousands, except percentages):

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$896,531	$907,792	$11,261	1%
Managed services	168,384	165,119	(3,265)	(2)
Channel	68,262	61,836	(6,426)	(9)

Total on-network revenues	1,133,177	1,134,747	1,570	—
Off-Network and Other Revenues
Transponder, MSS and other off-network services	78,800	102,852	24,052	31
Satellite-related services	62,354	18,827	(43,527)	(70)

Total off-network and other revenues	141,154	121,679	(19,475)	(14)

Total	$1,274,331	$1,256,426	$(17,905)	(1)%

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Total revenue for the six months ended June 30, 2010 decreased by $17.9 million, or 1%, as compared to the six months ended June 30, 2009, largely due to a decline in satellite-related services revenues as a result of launch vehicle resales that occurred in the first half of 2009, with no similar resales in the first half of 2010. Excluding the launch vehicle resales, revenues for the six months ended June 30, 2010 would have increased by 2% as compared to the six months ended June 30, 2009. By service type, our revenues increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $11.3 million, due primarily to a net increase of $22.2 million in revenues from network service customers resulting from favorable terms, new business driven by new satellite capacity entering service and strong renewals primarily in the Africa and Middle East and the Latin America and Caribbean regions, as well as the migration of a customer from managed services to transponder services. These increases were offset by an aggregate decrease of $10.9 million in revenues related to the IS-4 satellite anomaly, which primarily affected the Europe and the Africa and Middle East regions, and the Galaxy 15 satellite anomaly, which primarily affected revenues in the North America region.

•

Managed services—an aggregate decrease of $3.3 million, due to a $6.4 million decrease in revenues primarily related to the migration of a customer from managed services to transponder services, partially offset by an increase in occasional video services sold to media customers in the Latin America and Caribbean, the Europe and the Africa and Middle East regions.

•	Channel—an aggregate decrease of $6.4 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $24.0 million, due primarily to a $17.8 million increase in revenues from transponder services and a $4.1 million increase in mobile satellite services (“MSS”) revenues from usage-based mobile services, both of which are related to customers of our Intelsat General business.

•

Satellite-related services—an aggregate decrease of $43.5 million, resulting primarily from $44.0 million in launch vehicle resale revenues recorded during the six months ended June 30, 2009, with no similar resales occurring in the six months ended June 30, 2010.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue decreased by $12.9 million, or 6%, to $197.9 million for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. The decrease was primarily due to a $13.9 million decline in cost of sales mainly related to off-network and other revenues. The $13.9 million decline consisted of a decrease of $35.2 million primarily related to the resale of two launch vehicles by our satellite related services business in the first half of 2009, with no similar resales in the first half of 2010, offset by an increase of $21.8 million for purchases of off-network FSS and MSS capacity related to increased services sold primarily to customers of our Intelsat General business.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $18.1 million, or 15%, to $98.6 million for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. The decrease was primarily due to $24.1 million in lower non-cash compensation costs resulting from higher compensation costs in the

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second quarter of 2009, stemming from new equity awards and revisions to the terms of existing equity awards, as compared to 2010. This decrease was partially offset by an increase of $3.4 million in bad debt expense.

Depreciation and Amortization

Depreciation and amortization expense decreased by $13.1 million, or 3%, to $398.0 million for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. This decrease was primarily due to the following:

•	a decrease of $36.3 million in depreciation expense due to certain satellites becoming fully depreciated and the impairment of IS-4 in 2010;

•	a decrease of $5.3 million in depreciation expense due to certain ground and other assets becoming fully depreciated; and

•	a decrease of $7.9 million in amortization expense primarily due to changes in the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $27.1 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2009 and the first quarter of 2010; and

•	an increase of $9.4 million from changes in the estimated remaining useful lives of certain satellites.

Impairment of Asset Value

Impairment of asset value was $110.6 million for the six months ended June 30, 2010 as compared to $499.1 million for the six months ended June 30, 2009. The charges incurred in the first half of 2010 included a $104.1 million non-cash impairment charge for the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010, as well as a $6.5 million non-cash impairment charge for the impairment of our IS-4 satellite, which was deemed unrecoverable after an anomaly occurred in February 2010.

(Gains) Losses on Derivative Financial Instruments

Losses on derivative financial instruments were $70.6 million for the six months ended June 30, 2010 compared to $44.1 million of gains on derivative financial instruments for the six months ended June 30, 2009. For the six months ended June 30, 2010, the loss on derivative financial instruments primarily related to a $73.5 million loss on our interest rate swaps.

Interest Expense, Net

Interest expense, net decreased by $0.8 million to $689.5 million for the six months ended June 30, 2010, as compared to $690.3 million for the six months ended June 30, 2009. The decrease in interest expense, net was principally due to the following:

•	a decrease of $13.5 million due to lower interest rates on our variable rate debt in 2010 as compared to 2009; and

•	a decrease of $13.0 million from higher capitalized interest expense due to an increase in the number of satellites under construction as compared to 2009; offset by

•

a net increase of $14.9 million in interest expense associated with interest paid-in-kind that was accreted into the principal of the 2017 PIK Notes and the issuance of Intelsat Jackson’s 8 1/2% Senior Notes due 2019, the proceeds of which were primarily used to purchase and cancel $400 million of the 2017 PIK Notes in October 2009.

The non-cash portion of total interest expense, net was $195.0 million for the six months ended June 30, 2010 and included $146.3 million of payment-in-kind interest expense. The remaining non-cash interest expense

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was primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt was $14.9 million for the six months ended June 30, 2009, with no similar charge during the six months ended June 30, 2010. The 2009 loss on early extinguishment of debt was recognized in connection with Intelsat Sub Holdco’s purchase of $114.2 million of Intelsat S.A.’s outstanding 7 5/8% Senior Notes due 2012 (the “2012 Intelsat S.A. Notes”) and $346.5 million of Intelsat S.A.’s outstanding 6 1/2% Senior Notes due 2013 (the “2013 Intelsat S.A. Notes”) pursuant to a cash tender offer (the “Tender Offer”). The loss was primarily driven by the difference between the carrying value of the Intelsat S.A. notes purchased and the cash amount paid for the purchase. The value of Intelsat S.A.’s notes had been adjusted to fair value as of February 4, 2008 in connection with the New Sponsors Acquisition Transactions.

Other Income, Net

Other income, net was $4.3 million for the six months ended June 30, 2010 as compared to $6.2 million for the six months ended June 30, 2009. The decrease of $1.9 million was primarily due to a $3.2 million decrease in exchange rate gains, primarily due to the U.S. dollar weakening against the Brazilian real, which impacts our service contracts with our Brazilian customers, offset by a $1.3 million gain related to our sale of Viasat, Inc. common stock during the first quarter of 2010.

Benefit from Income Taxes

Our benefit from income taxes was $19.1 million and $27.9 million during the six months ended June 30, 2010 and 2009, respectively. The difference was principally due to higher pre-tax losses incurred in certain taxable jurisdictions, and the tax benefits associated with satellite impairment charges.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 was enacted in March 2010. Included in the new legislation is a provision that affected the tax treatment of Medicare Part D subsidy payments. With the change in law, the subsidy will still not be taxed, but an equal amount of expenditures by the plan sponsor will not be deductible. Therefore, the expected future tax deduction will be reduced by an amount equal to the subsidy, and any previously recognized deferred tax asset must be reversed. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”) Topic 740, Income Taxes, the expense associated with adjusting this deferred tax asset is recognized as tax expense in continuing operations in the period the change in tax law is enacted. We recorded an increase of $2.9 million to tax expense related to the change in law during the six months ended June 30, 2010.

EBITDA

EBITDA consists of earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under United States generally accepted accounting principles (“U.S. GAAP”), and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

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A reconciliation of net loss attributable to Intelsat S.A. to EBITDA for the periods shown is as follows (in thousands):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Net loss attributable to Intelsat S.A.	$(32,740)	$(180,646)	$(590,386)	$(283,264)
Add:
Interest expense, net	339,612	349,662	690,333	689,487
Loss on early extinguishment of debt	—	—	14,876	—
Provision for (benefit from) income taxes	15,395	(30,937)	(27,851)	(19,108)
Depreciation and amortization	200,159	201,189	411,088	397,996

EBITDA	$522,426	$339,268	$498,060	$785,111

Liquidity and Capital Resources

Cash Flow Items

Our cash flows consisted of the following for the periods shown (in thousands):

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Net cash provided by operating activities	$396,178	$393,126
Net cash used in investing activities	(285,124)	(407,675)
Net cash used in financing activities	(56,855)	(33,193)
Net change in cash and cash equivalents	57,018	(48,108)

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $3.1 million during the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. During the six months ended June 30, 2010, cash flows from operating activities reflected an $81.1 million cash outflow related to prepaid expenses and other assets primarily due to a prepayment for the procurement of a long-term service contract, a cash inflow of $78.5 million related to deferred revenue for amounts received from customers for long-term service contracts and a $10.0 million cash inflow related to accounts payable and accrued liabilities primarily due to the timing of payments as well as lower interest rates on our variable rate debt.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $122.6 million during the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. This increase was primarily due to higher capital expenditures of $154.1 million associated with satellites under construction, partially offset by proceeds from the sale of our shares of Viasat, Inc. common stock of $28.6 million in the first quarter of 2010.

Net Cash Used in Financing Activities

Net cash used in financing activities decreased by $23.7 million during the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. During the six months ended June 30, 2010, cash flows from financing activities reflected $51.2 million of long-term debt repayments and $23.5 million of proceeds from the incurrence of long-term debt. In addition, during the second quarter of 2010 we received an $18.0 million contribution from our parent, Intelsat Holdings, a portion of which we used to fund the consent payment related to Intelsat S.A.’s consent solicitation (see “—Intelsat S.A. Notes Consent Solicitation”).

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Long-Term Debt

We are a highly leveraged company and, in connection with the consummation of the New Sponsors Acquisition Transactions, we became a significantly more highly leveraged company, which has resulted in a significant increase in our interest expense.

In connection with the New Sponsors Acquisition Transactions, our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the acquisition, resulting in a net decrease of $182.5 million. This net difference between the fair value and par value of the debt is being amortized as an increase to interest expense over the remaining term of the related debt using the effective interest method.

Senior Secured Credit Facilities

Intelsat Sub Holdco Senior Secured Credit Facility

Intelsat Sub Holdco entered into an amended and restated credit agreement (the “Sub Holdco Credit Agreement”) on July 3, 2006. The Sub Holdco Credit Agreement provides for a $344.8 million Tranche B Term Loan facility due 2013 and a $270.8 million revolving credit facility due 2012. Up to $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Sub Holdco is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Sub Holdco Credit Agreement are guaranteed by certain of Intelsat Sub Holdco’s subsidiaries, as well as by Intermediate Holdco, and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and subsidiary guarantors, with certain agreed exceptions.

On January 25, 2008, Intelsat Sub Holdco entered into Amendment No. 3 to the Sub Holdco Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement to, among other things:

(a)	change the applicable margin (i) on Above Bank Rate (“ABR”) loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 1.5% per annum and (ii) on London Interbank Offered Rate (“LIBOR”) loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 2.5% per annum;

(b)	reduce the size of the revolving facility by $50.0 million and add a $50.0 million incremental revolving credit facility provision;

(c)	add language requiring the payment of a prepayment premium for prepayments of term loans prior to February 4, 2010;

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0.

The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Sub Holdco Credit Agreement. We were in compliance with this financial maintenance covenant ratio with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 0.1:1.00 as of June 30, 2010. In the event we were to fail to comply with this financial maintenance covenant ratio and were unable to obtain waivers, we would default under the Intelsat Sub Holdco

57

Credit Agreement, and the lenders under the Intelsat Sub Holdco Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and Intelsat Jackson’s unsecured credit agreements.

No amounts were outstanding under the revolving credit facility as of June 30, 2010; however, $31.7 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $239.1 million at such date. The ability of Intelsat Sub Holdco to borrow under its revolving credit facility is subject to compliance by its indirect parent, Intelsat S.A., with a secured debt covenant included in the indenture governing Intelsat S.A.’s senior notes (as in effect on July 3, 2006, the date on which the Sub Holdco Credit Agreement was executed). As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility.

Intelsat Corp Senior Secured Credit Facility

As of June 30, 2010, Intelsat Corp had a revolving credit facility and certain term loans outstanding under the Intelsat Corporation Amended and Restated Credit Agreement (the “Intelsat Corp Amended and Restated Credit Agreement”), which consisted of a $355.9 million Tranche A-3 Senior Secured Term Loan due 2012, a $1.8 billion Tranche B-2 Senior Secured Term Loan facility due 2014, and a $175.0 million revolving credit facility due 2012. Up to $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Corp is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Intelsat Corp Amended and Restated Credit Agreement continue to be guaranteed by certain of Intelsat Corp’s subsidiaries and are secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions.

On January 25, 2008, Intelsat Corp entered into Amendment No. 2 to the Intelsat Corp Amended and Restated Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Intelsat Corp Amended and Restated Credit Agreement to, among other things:

(a)	change the applicable margin (i) on ABR loans that are term loans to a rate of 1.5% per annum, (ii) on LIBOR loans that are term loans to a rate of 2.5% per annum, (iii) on ABR loans that are revolving credit loans or swingline loans to a rate of between 1.5% and 1.875%, and (iv) on LIBOR loans that are revolving credit loans or swingline loans to a rate of between 2.5% and 2.875%;

(b)	reduce the size of the revolving facility by $75.0 million and add a $75.0 million incremental revolving credit facility provision;

(c)	require the payment of a prepayment premium for prepayments of term loans prior to February 4, 2011 (with respect to Tranche B-2-A Term Loans) or February 14, 2010 (with respect to Tranche B-2-B Term Loans);

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0.

On February 4, 2008, in connection with the New Sponsors Acquisition, Intelsat Corp also executed a Joinder Agreement by and among Intelsat Corp, the several lenders party thereto and certain other parties, to the Intelsat Corp Amended and Restated Credit Agreement pursuant to which it incurred an additional $150.0 million in aggregate principal amount of Tranche B-2 Term Loan.

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The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Intelsat Corp Amended and Restated Credit Agreement. We were in compliance with this financial maintenance covenant ratio, with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 2.5:1.00, as of June 30, 2010. In the event we were to fail to comply with this financial maintenance covenant ratio and were unable to obtain waivers, we would default under the Intelsat Corp Amended and Restated Credit Agreement, and the lenders under the Intelsat Corp Amended and Restated Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and Intelsat Jackson’s unsecured credit agreements.

No amounts were outstanding under the revolving credit facility as of June 30, 2010; however, $1.7 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $152.5 million at such date, assuming that one of the lenders under the revolving credit facility, responsible for approximately $20.8 million of the $175.0 million of aggregate lending commitments, would not provide any funds in response to any future borrowing request. Such lender did not provide any funds in response to a September 2008 borrowing request we made under the revolving credit facility.

Long-Term Debt Changes in 2009

On October 20, 2009, our indirect subsidiary, Intelsat Jackson, completed an offering of $500.0 million aggregate principal amount at maturity of 8 1/2% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance (the “2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Luxembourg in an amount equal to the price paid by Intelsat Luxembourg to purchase $400.0 million face amount of the 2017 PIK Notes from Banc of America Securities LLC at a discount. Intelsat Luxembourg then canceled the purchased 2017 PIK Notes. After giving effect to the purchase of the 2017 PIK Notes and fees and expenses related thereto and the 2009 Jackson Notes Offering, $101.1 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On July 31, 2009, our indirect subsidiary, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8 1/4 % Senior Notes due 2013.

On July 31, 2009, our indirect subsidiary, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of the outstanding 2012 Intelsat S.A. Notes for $93.3 million and $346.5 million of the outstanding 2013 Intelsat S.A. Notes for $254.6 million pursuant to the Tender Offer. Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B (the “2009 Sub Holdco Notes”), completed on February 12, 2009, which yielded $348.3 million of proceeds at issuance, together with cash on hand. The 2009 Sub Holdco Notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

Intelsat S.A. Notes Consent Solicitation

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing the 2012 Intelsat S.A. Notes and the 2013 Intelsat S.A. Notes. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. (as defined) plus certain general baskets (subject to certain exceptions), and made

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certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million.

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including Intelsat S.A. and its wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. During the six months ended June 30, 2010, New Dawn incurred satellite related capital expenditures of $33.5 million, and as of June 30, 2010, it had aggregate outstanding borrowings of $141.5 million under its credit facilities.

Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA

In addition to EBITDA, which is calculated as set forth in—Results of Operations, we calculate a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Sub Holdco Credit Agreement. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Sub Holdco Credit Agreement as described in the table and related footnotes below. Sub Holdco Adjusted EBITDA, as presented below, is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain ratios used in the Sub Holdco Credit Agreement, such as the secured debt leverage ratio and the total leverage ratio.

Under the Sub Holdco Credit Agreement, Intelsat Sub Holdco must maintain a pro forma secured net debt leverage ratio not greater than 1.50 to 1.00 at the end of each fiscal quarter, and generally may not incur additional indebtedness (subject to certain exceptions) if the total leverage ratio calculated on a pro forma basis at the time of incurrence would exceed 4.75 to 1.00. In addition, under the investments and dividends covenants contained in the Sub Holdco Credit Agreement, the ability of Intelsat Sub Holdco to make investments and pay dividends is restricted by formulas based on the amount of Sub Holdco Adjusted EBITDA measured from April 1, 2006.

In addition to EBITDA and Sub Holdco Adjusted EBITDA, we also calculate a measure called Intelsat Luxembourg Adjusted EBITDA (previously referred to as New Bermuda Adjusted EBITDA), based on the term Adjusted EBITDA, as defined in the indenture governing Intelsat Luxembourg’s 11 1/4% Senior Notes due 2017 and the 2017 PIK Notes (collectively, the “2008 Luxembourg Notes”).

Intelsat Luxembourg Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the indenture of Intelsat Luxembourg as described in the table and related footnotes below. Intelsat Luxembourg Adjusted EBITDA as presented below is calculated only with respect to Intelsat Luxembourg and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in the indenture governing the 2008 Luxembourg Notes, such as the debt to Intelsat Luxembourg Adjusted EBITDA ratio and the secured indebtedness leverage ratio.

Under Intelsat Luxembourg’s indenture, Intelsat Luxembourg generally may not incur additional indebtedness (subject to certain exceptions) if the debt to Intelsat Luxembourg Adjusted EBITDA ratio calculated on a pro forma basis at the time of such incurrence would exceed 8.00 to 1.00 and Intelsat Luxembourg cannot incur certain liens to secure indebtedness (subject to certain exceptions) if the secured indebtedness leverage ratio, after giving effect to the incurrence, exceeds 2.50 to 1.00. In addition, under this indenture, satisfaction of a 6.75 to 1.00 debt to Intelsat Luxembourg Adjusted EBITDA ratio is generally (subject

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to certain exceptions) a condition to the making of restricted payments by Intelsat Luxembourg. Furthermore, under the restricted payments covenants contained in this indenture (subject to certain exceptions), the ability of Intelsat Luxembourg to make restricted payments (including the making of investments and the payment of dividends) is restricted by a formula based on the amount of Intelsat Luxembourg Adjusted EBITDA measured from January 1, 2008 and calculated without making pro forma adjustments. There are similar additional covenants in debt agreements of other subsidiaries of Intelsat S.A., including Intelsat Jackson, Intelsat Corp, Intermediate Holdco and Intelsat Sub Holdco, that significantly restrict the ability of these entities to incur additional indebtedness and make restricted payments, in some cases based on the satisfaction of applicable leverage ratios.

We believe that the inclusion of Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA in this Quarterly Report is appropriate to provide additional information to investors about the calculation of certain covenants in the Sub Holdco Credit Agreement and the indenture governing the 2008 Luxembourg Notes as mentioned above. We believe that some investors may use Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA to evaluate our liquidity and financial condition. Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA are not measures of financial performance under U.S. GAAP, and Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA should not be considered as alternatives to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as indicators of our operating performance, or as alternatives to cash flows from operating activities, determined in accordance with U.S. GAAP, as indicators of cash flows, or as measures of liquidity.

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A reconciliation of net cash provided by Intelsat S.A. operating activities to net loss attributable to Intelsat S.A.; net loss attributable to Intelsat S.A. to Intelsat S.A. EBITDA; Intelsat S.A. EBITDA to Intelsat Luxembourg Adjusted EBITDA; and Intelsat Luxembourg Adjusted EBITDA to Sub Holdco Adjusted EBITDA is as follows (in thousands):

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$396,178	$393,126
Depreciation and amortization	(411,088)	(397,996)
Impairment of asset value	(499,100)	(110,625)
Provision for doubtful accounts	118	(3,291)
Foreign currency transaction gain (loss)	2,819	(366)
Loss on disposal of assets	(2,558)	(288)
Share-based compensation expense	(21,036)	5,301
Deferred income taxes	44,560	41,108
Amortization of discount, premium, issuance costs and other non-cash items	(61,875)	(48,678)
Interest paid-in-kind	(148,675)	(146,288)
Loss on early extinguishment of debt	(14,496)	—
Share in gain of unconsolidated affiliates	259	249
Gain on sale of investment	—	1,261
Unrealized gains (losses) on derivative financial instruments	78,312	(25,453)
Other non-cash items	(190)	(1,735)
Net (income) loss attributable to noncontrolling interest	(52)	2,076
Changes in operating assets and liabilities, net of effect of acquisition	46,438	8,335

Net loss attributable to Intelsat S.A.	(590,386)	(283,264)

Add (Subtract):
Interest expense, net	690,333	689,487
Loss on early extinguishment of debt	14,876	—
Benefit from income taxes	(27,851)	(19,108)
Depreciation and amortization	411,088	397,996

Intelsat S.A. EBITDA	498,060	785,111

Add (Subtract):
Parent and intercompany expenses, net (1)	5,804	4,507
EBITDA from unrestricted subsidiaries (2)	(487)	(1,915)
Compensation and benefits (3)	18,074	(5,076)
Management fees (4)	11,594	12,356
Share in gain of unconsolidated affiliates (5)	(259)	(249)
Impairment of asset value (6)	499,100	110,625
(Gains) losses on derivative financial instruments (7)	(44,123)	70,642
Gain on sale of investment (8)	—	(1,261)
Non-recurring and other non-cash items (9)	13,870	9,708
Satellite performance incentives (10)	(4,482)	(4,386)

Intelsat Luxembourg Adjusted EBITDA	997,151	980,062

Add (Subtract):
Intelsat Corp Adjusted EBITDA (11)	(385,912)	(379,288)
Parent and intercompany expenses (12)	388	503
Satellite performance incentives (10)	4,482	4,386

Sub Holdco Adjusted EBITDA	$616,109	$605,663

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(1)	Represents expenses incurred at Intelsat S.A. for employee salaries and benefits, office operating costs and other expenses.

(2)	Reflects EBITDA of our unrestricted subsidiary, New Dawn, which is excluded under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.

(3)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit retirement plan and other postretirement benefits that are excludable under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.

(4)	Reflects expenses incurred in connection with the monitoring fee agreements to provide certain monitoring, advisory and consulting services to Intelsat Luxembourg and its subsidiaries.

(5)	Represents gain incurred under the equity method of accounting.

(6)	Represents a first quarter 2009 non-cash impairment charge recorded to write-down our intangible assets determined to have indefinite useful lives in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other, a first quarter 2010 write-off of our IS-4 satellite, which was deemed to be unrecoverable due to an anomaly, including a write-off of the related deferred performance incentive obligations, and a second quarter 2010 impairment charge related to Galaxy 15.

(7)	Represents the changes in the fair value of the undesignated interest rate swaps as well as the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay and the change in the fair value of our put option embedded derivative related to the 2009 Sub Holdco Notes, which are recognized in operating income.

(8)	Represents the gain on the sale of our shares of Viasat, Inc. common stock during the six months ended June 30, 2010.

(9)	Reflects certain non-recurring gains and losses and non-cash items, including costs associated with the migration of our jurisdiction of organization from Bermuda to Luxembourg, expense for services on the Galaxy 13/Horizons-1 and Horizons-2 satellites and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts, which are excluded under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.

(10)	Represents satellite performance incentive interest expense required to be excluded from interest expense for the calculation of Intelsat Luxembourg Adjusted EBITDA, but permitted to be included as part of interest expense for the calculation of Sub Holdco Adjusted EBITDA.

(11)	This measure is reported publicly by our subsidiary, Intelsat Corp, which is not a subsidiary of Intelsat Sub Holdco.

(12)	Reflects expenses of Intelsat Luxembourg and other holding companies not consolidated under Intelsat Sub Holdco.

Funding Sources and Uses

We are a highly leveraged company and have incurred significant additional debt over the last several years, which has resulted in a large increase in our obligations related to debt service, including increased interest expense. We currently expect to use cash on hand, cash flows from operations and availability under our senior secured credit facilities to fund our most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months.

Backlog

We have historically had and currently have a substantial backlog, which provides some assurance regarding our future revenue expectations. Backlog is our expected future revenue under customer contracts, and includes both cancelable and non-cancelable contracts, although 96% of our backlog as of June 30, 2010 related to contracts that either were non-cancelable or were cancelable subject to substantial termination fees. In certain

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cases of breach for non-payment or customer bankruptcy, we may not be able to recover the full value of certain contracts or termination fees. Our backlog also includes our pro rata share of backlog of our joint venture investments. Our backlog was approximately $9.5 billion and $9.4 billion as of March 31, 2010 and June 30, 2010, respectively. This backlog reduces the volatility of our net cash provided by operating activities more than would be typical for a company outside our industry.

Capital Expenditures

Our capital expenditures depend on our business strategies and reflect our commercial responses to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which satellites are under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year.

Payments for satellites and other property and equipment during the six months ended June 30, 2010 were $437.5 million, which included $33.5 million of payments made by New Dawn. We have eight satellites in development, including our Intelsat New Dawn satellite, with one additional launch planned in 2010. We successfully launched IS-16 in the first quarter of 2010.

We expect our 2010 total capital expenditures to remain within a range of approximately $825 million to $900 million. Our annual capital expenditures for fiscal years 2011 and 2012 are expected to remain at a range of approximately $800 million to $875 million and $450 million to $525 million, respectively. We intend to fund our capital expenditure requirements through cash on hand, cash provided from operating activities and, if necessary, borrowings under the revolving facilities of our senior secured credit facilities.

Disclosures about Market Risk

See Item 3—Quantitative and Qualitative Disclosures About Market Risk.

Off-Balance Sheet Arrangements

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons–2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Our investment is being accounted for using the equity method of accounting. The total future joint investment in Horizons-2 is expected to be $113.5 million as of June 30, 2010, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income, net in the accompanying condensed consolidated statements of operations and was income of $0.2 million for each of the six months ended June 30, 2009 and 2010. As of December 31, 2009 and June 30, 2010, the investment balance of $75.3 million and $73.1 million, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $6.1 million during each of the six months ended June 30, 2009 and 2010. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of December 31, 2009 and June 30, 2010, and a liability of $48.8 million and $42.7 million within other long-term liabilities as of December 31, 2009 and June 30, 2010, respectively, in the accompanying condensed consolidated balance sheets.

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We do not have any other significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations or liquidity.

Recently Adopted Accounting Pronouncements

During the third quarter of 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13 (EITF 08-1), Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASC Subtopic 605-25, Revenue Recognition-Multiple-Element-Arrangements (“ASC Subtopic 605-25”), sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.

Historically, we have entered into contracts with customers to deliver multiple services such as tracking, telemetry and control (“TT&C”), satellite capacity and equipment. These elements usually have separate delivery dates. Under the previous guidance, in certain situations we deferred the revenue of all deliverables until the undelivered item had been provided because we were unable to demonstrate vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) for the undelivered items, primarily capacity. The arrangements with multiple deliverables are not common and are non-standard; therefore, they do not constitute a significant portion of the contracts entered into during a given year.

ASU 2009-13 amends ASC Subtopic 605-25 to eliminate the requirement that all undelivered elements must have VSOE or TPE before an entity can recognize the portion that is attributable to items already delivered. In the absence of VSOE or TPE of the stand-alone selling price for one or more delivered or undelivered elements in the arrangement, entities will be required to make a best estimate of the selling prices of those elements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted.

We elected to early adopt ASU 2009-13 on a prospective basis, effective for the first quarter of 2010. The adoption of ASU 2009-13 did not have a material impact on our condensed consolidated statements of operations for the three and six months ended June 30, 2010 and is not expected to significantly impact future periods.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

We are primarily exposed to the market risk associated with unfavorable movements in interest rates and foreign currencies. The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in those factors. In addition, with respect to our interest rate swaps as described below, we are exposed to counterparty credit risk, which we seek to minimize through credit support agreements and the review and monitoring of all counterparties. We do not purchase or hold any derivative financial instruments for speculative purposes. On March 15, 2010, our interest rate basis swap with an aggregate notional principal amount of $312.5 million matured. On March 14, 2010, our five-year interest rate swap to hedge interest expense on a notional amount of $625.0 million (originally $1.25 billion of debt, and reduced under the original terms of the swap agreement) expired. During the six months ended June 30, 2010, there were no other material changes to our market risk sensitive instruments and positions as discussed in our Annual Report on Form 10-K for the year ended December 31, 2009.

Item 4T.	Controls and Procedures

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and procedures that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and timely reported as provided in SEC

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rules and forms. We periodically review the design and effectiveness of our disclosure controls and procedures worldwide, including compliance with various laws and regulations that apply to our operations. We make modifications to improve the design and effectiveness of our disclosure controls and procedures, and may take other corrective action, if our reviews identify a need for such modifications or actions. In designing and evaluating the disclosure controls and procedures, we recognize that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.

We have carried out an evaluation, under the supervision and the participation of our management, including our principal executive officer and our principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), as of June 30, 2010. Based upon that evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of June 30, 2010.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

Item 1A.	Risk Factors

No material changes in the risks related to our business have occurred since we filed our Annual Report on Form 10-K for the year ended December 31, 2009.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults upon Senior Securities

None.

Item 4.	(Removed and Reserved)

Item 5.	Other Information

On August 4, 2010, James Rubin resigned as a member of our Board of Directors, effective immediately. On August 5, 2010, Denis Villafranca was appointed to our Board of Directors as Mr. Rubin’s replacement. Mr. Villafranca is associated with BC Partners Limited. Funds and investment vehicles advised or controlled by BC Partners Limited (the “BC Funds”) hold more than 70% in the aggregate of the outstanding equity of Intelsat Global. As set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, the BC Funds, or their associates or affiliates, are parties to a monitoring fee agreement with Intelsat Luxembourg, pursuant to which such parties are entitled to receive an annual fee for providing certain monitoring, advisory and consulting services. In addition, affiliates or associates of the BC Funds own approximately $90.9 million principal amount of Intelsat Luxembourg’s 11 1/4% Senior Notes due 2017.

Item 6.	Exhibits

Exhibit No.	Document Description
4.1	Supplemental Indenture for the 7 5/8% Senior Notes due 2012 and the 6 1/2% Senior Notes due 2013, dated April 22, 2010, between Intelsat S.A. and The Bank of New York Mellon, as Trustee. (incorporated by reference to Exhibit 4.1 of Intelsat S.A.’s Current report on Form 8-K, File No. 000-50262, filed on April 22, 2010).

10.1	Amended and Restated Lease Agreement, dated June 18, 2010, between the Government of the United States, as Lessor, and Intelsat Global Service Corporation, as Lessee. *

31.1	Certification of the Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended. *

31.2	Certification of the Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended. *

32.1	Certification by the Chief Executive Officer pursuant to 18 U.S.C. Section 1350. *

32.2	Certification by the Chief Financial Officer pursuant to 18 U.S.C. Section 1350. *

*	Filed or furnished herewith.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELSAT S.A.

Date: August 10, 2010	By	/s/ DAVID MCGLADE
David McGlade
Deputy Chairman and Chief Executive Officer

INTELSAT S.A.

Date: August 10, 2010	By	/s/ MICHAEL MCDONNELL
Michael McDonnell
Executive Vice President and Chief Financial Officer

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Exhibit 10.1

INTERNATIONAL CENTER

WASHINGTON, D.C.

AMENDED AND RESTATED LEASE AGREEMENT

BETWEEN THE GOVERNMENT OF THE

UNITED STATES

(LESSOR)

AND

INTELSAT GLOBAL SERVICE CORPORATION

(LESSEE)

INTERNATIONAL CENTER

WASHINGTON, D.C.

AMENDED AND RESTATED LEASE AGREEMENT

i

ii

ACKNOWLEDGMENTS

APPENDIX A	–	Property Description
APPENDIX B	–	Title Exceptions
APPENDIX C	–	Amortization Formula to Calculate “Additional Rent”
APPENDIX D	–	Park Areas
APPENDIX E	–	Easement for Ingress and Egress – International Drive
APPENDIX F	–	Utility Easement – International Drive

iii

INTERNATIONAL CENTER

WASHINGTON, D.C.

AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (the “Lease”) hereinafter set forth, duly made and entered into this 18th day of June, 2010 in the City of Washington, District of Columbia, constituting a lease of property located within the INTERNATIONAL CENTER, as hereinafter described, by and between the GOVERNMENT OF THE UNITED STATES (hereinafter referred to as the “Lessor”) acting by the Secretary of State, and INTELSAT GLOBAL SERVICE CORPORATION, a Delaware corporation (hereinafter referred to as the “Lessee”).

WITNESSETH THAT:

PART I

RECITALS, DEFINITIONS

WHEREAS, Public Law 90-553 was enacted by the Congress for the purpose, as stated therein,

“[to] facilitate the conduct of foreign relations by the Department of State in Washington, District of Columbia, through the creation of a more propitious atmosphere for the establishment of foreign government and international organization offices and other facilities” (82 Stat. 958, October 8, 1968).

WHEREAS, the Secretary of State (the “Secretary”) pursuant to Public Law 90-553 is authorized to lease to foreign governments and international organizations certain property owned by the United States Government and located in the International Center;

WHEREAS, Public Law 90-553 was amended by Public Law 93-40, providing therein authorization for an appropriation to carry out the purposes of the Act (87 Stat. 74, June 12, 1973); and was further amended by Public Law 97-186, 96 Stat. 101, which Act as so amended is known as the International Center Act;

WHEREAS, the National Capital Planning Commission, as the Federal planning agency for the National Capital, approved pursuant to Section 71 of Title 40, U.S. Code and the International Center Act a master plan for that portion of the District of Columbia comprising the South Half of the Bureau of Standards (Van Ness Street) Site on June 3, 1971 and on January 21, 1982;

WHEREAS, pursuant to the authority granted by Public Law 90-553, Lessor and International Telecommunications Satellite Organization (“Intelsat” or “Original Lessee”) executed a Lease Agreement (the “Original Lease”), dated June 8, 1982, and recorded in the land records of the District of Columbia on June 10, 1982 as Instrument Number 14779, for the lease of the Property (hereinafter defined);

WHEREAS, at the time the Original Lease was executed Original Lessee was a public, International Organization composed of more than one hundred (100) member countries established by the Agreement Relating to the International Telecommunications Satellite Organization and its Operating Agreement, both of which entered into force on February 12, 1973, and the Lessee’s legal status in the United States was determined by the aforesaid two international agreements, to which the United States was a party (TIAS NO. 7532), the Headquarters Agreement between the Original Lessee and the United States (effective November 21, 1976) and Executive Order 11966, dated January 19, 1977, which designated the Original Lessee as a public international organization entitled to enjoy the privileges, exemptions and immunities conferred by the International Organizations Immunities Act (22 U.S.C. § 288).

WHEREAS, the Original Lease was amended by the First Amendment to Lease Agreement, executed February 22, 1985 (the “First Amendment”);

WHEREAS, the Original Lease was further amended by the Second Amendment to Lease Agreement executed November 3, 2000 (the “Second Amendment”);

WHEREAS, through a Novation Agreement executed on July 11, 2001 (the “Novation Date”), Original Lessee transferred all of its rights, obligations and responsibilities under the Original Lease to Intelsat Services Corporation, a Delaware corporation, effective as of the date of the transfer of substantially all of the assets and liabilities of INTELSAT to Intelsat, Ltd., a Bermuda company, and its subsidiaries (the “INTELSAT Privatization”);

WHEREAS, the INTELSAT Privatization occurred on July 18, 2001;

WHEREAS, Intelsat Services Corporation changed its name to Intelsat Global Service Corporation effective July 19, 2001;

WHEREAS, the Original Lease was further amended by the Third Amendment to Lease Agreement executed March 28, 2006 (together with the First Amendment and the Second Amendment, the “Amendments”);

WHEREAS, the International Center Act was amended pursuant to Public Law 110-249, 122 Stat. 2317, to authorize the lease or sublease of the Property to an entity other than a foreign government or international organization, so long as the Secretary maintains the right to approve the occupant and intended use of the Property; and

WHEREAS, the parties hereto desire to amend and restate the Original Lease in its entirety to incorporate the terms of the Amendments and to reflect additional amended terms as agreed to by the parties.

NOW THEREFORE, in consideration of the obligations and undertakings of the parties set forth herein, each of THE PARTIES DOES COVENANT AND AGREE AS FOLLOWS:

ARTICLE 1-1 DEFINITIONS

For the purposes of this Lease, the following terms shall have the meanings ascribed to them below.

Reference herein or in any provision of this Lease to any department or agency of government or of any public authority shall be deemed to be reference to any successor(s) in interest thereto responsible for performance of any obligations(s) herein by administrative designation or action of law.

Reference herein or in any provision of this Lease to any law, regulation, or regulatory plan shall be deemed to be reference to any amendment(s) thereto adopted or approved prior to the execution of this Lease by any department or agency of Government or public authority having proper jurisdiction thereof. The foregoing shall not be deemed to be a waiver of any otherwise applicable law, regulation or regulatory plan adopted or approved subsequent to the execution of this Lease.

(A) “ACT” or “INTERNATIONAL CENTER ACT” shall mean Public Law, 90-553, approved October 8, 1968 (82 Stat. 958), as amended by Public Law 93-40, approved June 12, 1973 (87 Stat. 74), as further amended by Public Law 97-186, 96 Stat. 101, and as further amended by Public Law 110-249, 122 Stat. 2317.

(B) “AMENDMENTS” is as defined in the Recitals to this Lease.

(C) “DISTRICT” shall mean an appropriate official representative or governing body of the government of the District of Columbia.

(D) “FIRST AMENDMENT” is as defined in the Recitals to this Lease.

(E) “IMPROVEMENTS” shall mean any buildings, structures, facilities, landscaping or other additions to or upon the Property or public space adjacent thereto, constructed by or on behalf of the Lessee; such term shall not include fixtures, furniture, operating equipment or other moveable property.

(F) “INTELSAT” is as defined in the Recitals to this Lease.

(G) “IN LIEU OF ZONING” shall mean the jurisdiction of the National Capital Planning Commission to adopt land use controls over property within the International Center in lieu of application of District zoning law or regulations, pursuant to Section 3 of the Act, subject to procedures of the Commission with respect to federal public buildings adopted pursuant to Title 5, section 428 of the D.C. Code, where applicable.

(H) “INTERNATIONAL CENTER” shall mean the property located in the Northwest section of the District of Columbia and generally bounded by Connecticut Avenue, Van Ness Street, the western boundary of the University of the District of Columbia, Yuma Street, 36th Street, Reno Road and Tilden Street, which the Secretary is authorized to lease to foreign governments and to international organizations pursuant to Section 1 of the Act.

(I) “INTERNATIONAL ORGANIZATION” shall mean a public international organization in which the United States participates pursuant to any treaty or under the authority of any Act of Congress authorizing such participation or making an appropriation for such participation, and which has been designated by the President through appropriate Executive Order as entitled to enjoy the privileges, exemptions and immunities provided in the International Organizations Immunities Act of 1945, as amended.

(J) “LEGATION” purposes or facilities shall mean the official activities of a diplomatic, consular or international organization mission accredited to or accepted by the United States in accordance with applicable law, including facilities authorized by the development controls and support facilities for such mission approved by the Secretary in accordance with applicable international practice.

(K) “MORTGAGE” shall include such terms as deed of trust, mortgage deed, building and loan agreement, chattel security instrument, financing statement, assignment or any other class of instrument executed by Lessee and granting a security interest in Lessee’s interest under this Lease, the Improvements or any part thereof.

(L) “MORTGAGEE” shall mean the party or parties to whom an obligation is owed, the payment or performance of which is secured by a leasehold interest in the Property and/or Improvements thereon under the terms of a Mortgage.

(M) “NON-OFFICIAL PARTY” shall mean any successor in interest to the original Lessee, other than a foreign government or International Organization, whether by sublease, assignment, subrogation, foreclosure or otherwise.

(N) “NOVATION DATE” is as defined in the Recitals to this Lease.

(O) “OPTION” is as defined in Article 10-1 of this Lease.

(P) “ORIGINAL LEASE” is as defined in the Recitals to this Lease.

(Q) “ORIGINAL LESSEE” is as defined in the Recitals to this Lease.

(R) “PARK AREAS” shall mean the land owned by Lessor and described in Appendix D hereof.

(S) “PARKING FEE” shall have the meaning ascribed to it in Article 3-4.

(T) “PLANNING COMMISSION” shall mean the National Capital Planning Commission, acting as the central Federal planning agency for the National Capital pursuant to 40 U.S.C. § 8711, as amended.

(U) “PREMISES” shall mean the Property leased hereunder, together with any improvements placed thereon by either party.

(V) “PRIORITY SUBTENANT” is as defined in Article 7-1 of this Lease.

(W) “PROPERTY” shall mean the land described in Appendix A and leased hereunder, exclusive of any improvements thereon.

(X) “PURCHASE PRICE” is as defined in Article 10-1 of this Lease.

(Y) “SECOND AMENDMENT” is as defined in the Recitals to this Lease.

(Z) “SECRETARY” is as defined in the Recitals to this Lease.

(AA) “SUBLEASE PROPOSAL” is as defined in Article 7-1 of this Lease.

(BB) “SUCCESSOR ENTITY” shall mean, with respect to the period of time following the date of the Novation Agreement, the Lessee.

(CC) “TRANSFER” is as defined in Article 7-1 of this Lease.

(DD) “TRANSFEREE” is as defined in Article 7-1 of this Lease.

(EE) “TRANSFEREES” is as defined in Article 7-1 of this Lease.

PART II

LEASE OF PROPERTY; COVENANTS ON DEVELOPMENT, POSSESSION AND USE

ARTICLE 2-1 PRIVILEGES AND IMMUNITIES, LIMITATION OF TERMS

(A) Notwithstanding any other term or condition of this Lease, the rights and obligations of any sovereign government or International Organization successors in interest to Lessee, if any, shall at all times be subject to any and all conventions, treaties, or other international agreements applicable thereto and neither shall take any act in furtherance of or in connection with the terms and conditions of this Lease which would violate, infringe upon or otherwise contravene applicable agreements, laws, privileges or immunities governing the relationships between the parties involved.

(B) No term or condition of this Lease or any amendment thereto shall be construed as an intent to waive, or as an express or implied waiver of, any privilege or immunity to which either party may now or hereafter be entitled. The benefits of this Article shall apply only to sovereign governments or International Organizations, and the provisions of this Article shall be incorporated by reference into all terms and conditions herein.

ARTICLE 2-2 TERM OF LEASE; OPTION TO RENEW

(A) The Lessor, for and in consideration of the Lease payments hereinafter described and of the covenants, agreements and obligations herein set forth and accepted by the Lessee, on behalf of itself, its successors or assigns, has demised and leased, and by these presents does demise and lease unto the Lessee, that certain Property, situated in the International Center, as described hereinafter in Appendix A.

(B) The Original Lease provided the Original Lessee with the right to occupy the Property for an initial term of ninety-nine (99) years. The Lessor and Lessee hereby confirm that the Lessee shall have the right to have and to hold said Property and all improvements thereon for the remaining term of this Lease which shall expire on June 7, 2081, unless sooner terminated pursuant to any provision or condition hereinafter set forth or renewed pursuant to Article 2-2(C).

(C) The Lessee shall have an option to renew this Lease without consideration for such renewal, on the same terms and conditions as during the initial 99-year term, except that no rent, additional payments, or Additional Rent shall be payable under Article 3-1 or Article 3-2 during such renewal term, for an additional period of ninety-nine (99) years, which option shall be effected by written notice to the Secretary not less than one (1) year in advance of expiration of the initial lease term.

ARTICLE 2-3 LAND TITLE; RIGHT OF POSSESSION; EASEMENTS

(A) A report of title to the Property has been prepared on behalf of the Lessee in accordance with acceptable standards in the District of Columbia. A description of the Property based on the report of title is set forth in Appendix A to this Lease.

(B) The Lessor hereby confirms the Lessee’s ongoing right of possession of the Property pursuant to the terms herein, subject however to the exceptions listed on Appendix B to this Lease.

ARTICLE 2-4 RECORDATION

(A) The Lessor’s title to the Property has been recorded in the land records of the District of Columbia by and in the name of the United States Government, subject to the matters set forth in Appendix B to this Lease.

(B) Either party may record or cause the recordation of this Lease or a memorandum thereof in the land records of the District of Columbia or otherwise as appropriate, and the party seeking such recordation shall be responsible for all public fees or charges of any nature required in connection with such recordation.

ARTICLE 2-5 IMPROVEMENTS, OWNERSHIP

Any and all buildings, structures, or other improvements at any time hereafter erected, constructed or situated upon the Property or public space adjacent thereto by or on behalf of the Lessee, together with any and all replacements thereof and any and all alterations or additions thereto, or any moveable property placed thereon by or on behalf of the Lessee, shall be the property of Lessee.

ARTICLE 2-6 GENERAL COVENANTS ON MAINTENANCE AND USE

The covenants herein are in addition to, and not in restriction of, any other covenants, agreements or obligations undertaken by the parties in this Lease:

(A) The Lessee covenants and agrees to maintain the Property and the Improvements in accordance with the provisions of the Lease.

(B) The Lessor covenants and agrees to maintain the International Center in accordance with this Lease, and to maintain the public space and grounds therein in accordance with this Lease.

(C) Neither party will use the Property or any portion thereof, or any buildings or other improvements now or hereafter erected or maintained thereon or on any public space or grounds, for any unlawful purpose or in violation of any provision of this Lease, and will not within any area under their respective control suffer any act to be done or any condition to exist thereon, which may unreasonably interfere with the use of any other property or improvements thereon within the International Center for the purposes for which intended, insofar as such purposes are in conformity with the Act and the terms of this Lease, or commit any material violation of any relevant laws or regulations applicable to such party and to which such party is legally subject in connection with the development, maintenance or use of the Premises or public grounds in the International Center.

(D) The Lessor and the Lessee covenant and agree that the Park Areas shall at all times be maintained for park and open space purposes and the Lessor and the Lessee shall not remove any trees thereon unless necessary to avoid danger to person or property. The Lessee shall have the right (1) of pedestrian and vehicular ingress and egress over the Park Areas to and from the Property, (2) to install and maintain on the Park Areas such pedestrian and vehicular ways, amenities and underground utilities, and (3) to do all acts reasonably necessary to perform its obligations under this Article 2-6(D). The Lessee agrees that it shall, at its expense, provide normal maintenance of the Park Areas at all times during the term of this Lease. The Lessor agrees not to take any action that would adversely affect the ability of the Lessee to exercise its rights or perform its obligations under this Article 2-6(D) or that would increase the costs payable by the Lessee with respect thereto.

ARTICLE 2-7 COVENANTS; BINDING UPON SUCCESSORS IN INTEREST; ENFORCEMENT

(A) The agreements and covenants set forth in this Lease shall be covenants running with the land and they shall, in any event, and without regard to technical classification or designation, legal or otherwise, and except only as otherwise specifically provided in this Lease, be binding, to the fullest extent permitted by law and equity, for the benefit and in favor of, and enforceable by, the Lessor and/or the Lessee, as against any party in possession or occupancy of the Premises or any part thereof, or against the Lessee or any successor in interest thereto to the Premises.

(B) Except as otherwise expressly provided in this Lease, nothing herein shall be construed to require any rights or benefits limited by the terms of this Lease to sovereign governments or International Organizations to be conferred on any Non-Official Party.

PART III

PAYMENTS TO LESSOR

ARTICLE 3-1 RENT

The Lessor and the Lessee hereby acknowledge and confirm that rent for the initial 99-year term of the Lease in the amount of Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000.00) was paid in full by the Original Lessee upon the date of execution of the Original Lease.

ARTICLE 3-2 ADDITIONAL PAYMENTS

The Lessee agrees to pay the Lessor Additional rent for period commencing on the Novation Date through the remainder of the initial lease term as set forth in Article 2-2(B), which additional rent shall be due on a quarterly basis, payable in advance on June 8, September 8, December 8 and March 8 of each year through the remainder of the initial lease term as set forth in Article 2-2(B). Additional rent shall be calculated from the appraised value of Twenty Seven Million Dollars ($27,000,000) less the Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000) paid pursuant to Article 3-1, resulting in a “Base Value” of Nineteen Million Seven Hundred and Fifty Thousand Dollars ($19,750,000). Additional rent shall be based on the average 90-day Treasury bill rate (“T-bill Interest Rate”) for the 30 day period prior to the Novation Date, adjusted annually not to exceed a one percent increase each year. The T-bill Interest Rate is calculated by averaging the four prior weekly 90-day Treasury bill auction result discount rates reported by the Department of the Treasury, Bureau of Public Debt (or equivalent source, should that source not be available during the term of the Lease). The additional rent (in quarterly payments) shall be calculated according to a standard amortization formula as shown in Appendix C. The parties hereby confirm that such additional rent obligation commenced on the first quarterly payment date immediately following the Novation Date and that Lessee is current in its payment obligations to the Lessor as of the date hereof.

ARTICLE 3-3 MANAGEMENT FEE

Commencing after the Novation Date, Lessee shall pay to Lessor an annual management fee (the “Management Fee”) payable on each October 1, of the term of the Lease. As of the date hereof, the management Fee is Two Hundred Ninety-Two Thousand One Hundred Forty-Five Dollars ($292,145). The Management Fee shall be adjusted annually by the amount of the change in the Consumer Price Index (W) for the Washington D.C. metropolitan area.

ARTICLE 3-4 PARKING FEE

Commencing after the Novation Date, Lessee shall pay to Lessor, from and after the Novation Date, a parking fee (the “Parking Fee”) on each October 1, as compensation for 15 designated street parking spaces on International Drive immediately in front of the Property. As of the date hereof, the Parking Fee is Twenty-Eight Thousand One Hundred Forty Dollars ($28,140). The amount of the Parking Fee shall be adjusted annually to reflect the average of three prevailing commercial rates for unreserved parking spaces in the vicinity of the International Center.

PART IV

INTERNATIONAL CENTER DEVELOPMENT

ARTICLE 4-1 GENERAL PURPOSE

This Lease is entered into for the purpose of furthering the development, use and maintenance of the International Center. The United States, acting through the Secretary as Lessor, shall be responsible in the manner and to the extent provided for herein generally for improvements to be constructed and maintained on or in connection with public grounds, spaces, streets and utilities except as otherwise expressly provided in this Lease. The Lessee shall be responsible in the manner and to the extent provided for herein generally for (1) construction and maintenance of Improvements on the Property and (2) for payments and charges as provided herein.

PART V

DEMOLITION, INSTALLATION OF UTILITIES

ARTICLE 5-1 DEMOLITION

Subject to compliance with applicable law and Article 6-2, the Lessee may, at the Lessee’s expense, demolish any structures and improvements on the Property.

ARTICLE 5-2 INSTALLATION OF UTILITIES

The Lessee may install, maintain, modify, remove, or relocate, at the Lessee’s expense, sanitary sewer, storm sewer, telephone, water and electric facilities (and if available and desired by the Lessee, gas facilities) to the boundary line of the Property in size sufficient to provide service of such utilities for the Improvements and to perform the Lessee’s obligations under Article 2-6(D). In addition, the installation and maintenance cost of utility connections between the Improvements and the point of connection for public utilities at the boundary line of the Property shall be the Lessee’s responsibility. The Lessor and the Lessee shall be jointly responsible for obtaining all permits or licenses, unless entitled to exemption therefrom, required for any such connection or installation, but any costs and fees required to be paid in connection therewith shall be payable by the Lessee.

ARTICLE 5-3 AVAILABILITY OF SITE PLANS AND SITE TESTS

The Lessor shall make available to the Lessee at any time upon request, prior or subsequent to the execution of this Lease, any plans, specifications or site conditions documentation available to the Lessor which relate to the Property, together with all tests and documents referred to or incorporated into such plans, specifications or documentation concerning the condition of the Property; provided, however, that notice is hereby given and acknowledged that the Lessor cannot warrant the usability, correctness or completeness of any such testing, documents or information developed thereby, other than for the purposes for which intended, and the Lessee therefore will assume full and sole responsibility for the applicability or use as it may deem appropriate of such testing, documents or information.

PART VI

IMPROVEMENTS

ARTICLE 6-1 GOVERNMENTAL REQUIREMENTS; SITE COORDINATION

(A) Applicable governmental requirements (if any) relating to building construction, equipment and maintenance shall apply to work or services performed on behalf of the Lessee in connection with Improvements, in accordance with Section (3) of the Act. From and after the date hereof, any alterations to the Improvements or new construction shall be performed in accordance with plans (the “Improvement Plans”) designed to ensure that such specific alterations or newly constructed space are consistent with the then-prevailing District of Columbia codes and regulations relating to building construction, equipment, and maintenance; and upon completion shall be inspected by an architect or other qualified professional to certify that such specific alterations or newly constructed space comply with such Improvement Plans, at Lessee’s cost and expense.

(B) The Lessee expressly agrees to coordinate, through the Lessor, or in such other manner as may be determined satisfactory by the Lessor, any construction activity in connection with the Property or the Park Areas undertaken by the Lessee at any time to the extent that Lessor determines that such activity may adversely affect or interfere with the use of public streets or public space or areas of the International Center other than the Property, with other construction or related activity on or in the vicinity of the Property undertaken to complete public improvements, improvements by other lessees of the International Center, the construction of METRO transit facilities and other Federal or District public projects adjacent to the International Center site, and the development of streets, roads, utilities and other public improvements related to the development of the International Center or to public projects adjacent thereto. The Lessee shall not permit any materials to be stored on the Park Areas and the Lessee shall install and maintain appropriate fencing to protect the Park Areas from damage when performing work adjacent to the Park Areas. The Lessee agrees to insert in any contract or agreement for construction or services such provisions as may be necessary to ensure notice of and adherence to this Article by any contractor(s) or person(s) acting on behalf of the Lessee.

(C) Notwithstanding the provisions of Article 6-1(B), Lessor’s consent shall not be required for interior construction, equipment, or maintenance activity so long as such activity does not adversely affect or interfere with the use of public streets or public space or areas of the International Center other than the Property.

ARTICLE 6-2 CHANGES IN IMPROVEMENTS

(A) As provided in the Act, Improvement Plans showing the location, height, bulk, number of stories, size of, and the provisions for open space and off-street parking shall be approved by the Planning Commission. Also as provided in the Act, Improvement Plans showing the height and appearance, color, and texture of the materials of exterior construction shall be approved by the Commission of Fine Arts.

(B) The Lessee, on behalf of itself, its successors or assigns, covenants and agrees that no modification, addition, demolition or other change that requires, pursuant to the Act, the approval of the Planning Commission or the Commission of Fine Arts shall be undertaken after completion of the initial Improvements if in the reasonable determination of the Secretary, such change could impair the safety or security of the International Center or the Secretary reasonably demonstrates that the change could impair the continued operation of the International Center or could be contrary to the character of commercially acceptable uses or occupants in the surrounding area.

(C) In addition, the Lessee, on behalf of itself, its successors or assigns, covenants and agrees that no modification, addition, demolition or other change that requires, pursuant to the Act, the approval of the Planning Commission or the Commission of Fine Arts shall be undertaken after completion of the initial Improvements unless and until the proposed change shall be submitted in advance through the Lessor to the Planning Commission and/or the Commission of Fine Arts, to the extent of their respective jurisdictions, and either, determined (A) to be minimal in scope or otherwise entitling Lessee to proceed with the proposed change without further approval, or (B) to be subject to approval in accordance with applicable procedures of such Commission(s). The Lessee further covenants and agrees that the Lessor may exercise any legal rights and remedies available to it with respect to non-compliance with this Article, including but not limited to injunctive relief in connection with any contractor or other party performing or asserting an obligation to perform any work on the Premises contrary to this Article.

ARTICLE 6-3 REPAIRS AND MAINTENANCE OF THE PREMISES

The Lessee, throughout the term of this Lease, without cost and expense to the Lessor shall take reasonable and proper care of the Premises and the Park Areas and shall keep the same in good order and condition. All repairs and replacements made by the Lessee shall be at least equal in quality and workmanship to the work being repaired or replaced, as the case may be.

ARTICLE 6-4 EASEMENTS

This Lease shall be subject to the following easements: (i) a no cost right of ingress and egress upon all portions of International Drive, as shown on Appendix E attached hereto and hereby made a part hereof, in favor of Lessee, its Transferees, as defined in Article 7-1(B), agents, employees, contractors and invitees, for the purpose of pedestrian and vehicular access to the Property, and (ii) a utility easement to International Drive in favor of Lessee and its Transferees, in the location shown on Appendix F attached hereto and hereby made a part hereof, which easement shall be granted by Lessor at no cost to Lessee and its Transferees (except that Lessee and its Transferees shall be responsible for the costs of any repairs or maintenance necessary in connection with such easement).

PART VII

GENERAL CONDITIONS

ARTICLE 7-1 SUBLEASE OR ASSIGNMENT; LIMITATIONS

(A) No sublease, assignment or other transfer of the Premises or any part thereof shall be entered into or effected by action of law or otherwise between the Lessee and any third party authorizing or involving any use, possession or occupancy of the Premises or any portion thereof, except as provided hereinafter.

(B) Lessee shall have the right to assign and transfer this Lease (1) to an International Organization or a foreign government acceptable to Lessor, for the official uses of an International Organization or for Legation purposes, or to an agency or instrumentality of the United States Government; (2) to a Non-Official Party, as provided in Article 7-2 or as otherwise provided by the express terms of the Lease, for the purpose of performing Lessee’s obligations to construct, reconstruct, repair, or maintain Improvements and/or transfer by such Non-Official

Party to an International Organization or a foreign government for the official uses of an International Organization or for Legation purposes or to an agency or instrumentality of the United States Government; or (3) by novation to the Successor Entity upon transfer of the Improvements to the Successor Entity.

In addition, Lessee shall have the right to assign, sublet or otherwise transfer (collectively, a “Transfer”) its interest (in whole or in part) in the Improvements, the Property and/or the Parks (hereinafter defined) to one or more assignees, subtenants or transferees (individually, a “Transferee” and collectively, “Transferees”), subject to Lessor’s prior written or deemed consent, as applicable (except as provided in the preceding sentence), which consent may be granted, conditioned or denied in accordance with the standard set forth below. Lessee shall provide Lessor with a written request for consent to such Transfer at least sixty (60) days prior to the date of the proposed Transfer, which request shall contain the proposed Transferee’s intended use, development or occupancy of all or any portion of the Improvements, the Property and/or the Parks, including a detailed explanation of the nature and purpose thereof, at the address of Lessor pursuant to Article 9-3 of the Lease. Lessee shall also provide promptly such additional information as may reasonably be requested by Lessor. Lessor shall provide its consent to such a Transfer unless, in the reasonable determination of the Secretary, the use, development or occupancy by the proposed Transferee could impair the safety or security of the International Center or the Secretary reasonably demonstrates that the use, development or occupancy could impair the continued operation of the International Center or could be contrary to the character of commercially acceptable uses or occupants in the surrounding area. Lessor shall inform Lessee in writing of the Secretary’s basis for any stated concerns, and shall indicate whether each such concern is a safety or security issue or a continued operation or incompatibility with surrounding area concern. If Lessor does not approve or disapprove the proposed Transfer in writing within thirty (30) calendar days of Lessor’s confirmed receipt of Lessee’s request for consent to such Transfer, Lessee shall provide Lessor with a second request for consent to the proposed Transfer. In the event Lessor does not approve or disapprove the proposed Transfer in writing within ten (10) calendar days after Lessor’s confirmed receipt of such second request from Lessee, the proposed Transfer and the intended use, development and/or occupancy shall be deemed acceptable and no further action of Lessee shall be required except to provide Lessor with progress updates on the intended use, development and/or occupancy as may be reasonably requested by Lessor or to satisfy any conditions imposed by Lessor, provided such conditions relate to the safety or security of the International Center. Any such determination based on safety or security considerations must be made personally by the Secretary, without delegation, and shall be final and conclusive as a matter of law. Any such determination based on damage to the continued operation of the International Center or incompatibility with the character of commercially acceptable occupants or uses in the surrounding area shall be subject to judicial review.

In the event Lessee or any Transferee fails to submit any proposed Transfer, use, development, and/or occupancy of all or any portion of the Property to Lessor for prior approval or violates any condition imposed by Lessor (provided such conditions relate to the safety or security of the International Center), the United States may obtain legal relief before the appropriate Federal court to enjoin any such Transfer, use, development, and/or occupancy or violation and obtain any appropriate legal or equitable remedies to require full and immediate compliance with the terms and conditions of this Article 7-1(B). In addition, any Transfer of any interest in all or any portion of the Property in violation of the conditions set forth in this Article 7-1(B), or otherwise imposed by Lessor (provided such conditions relate to the safety or security of the International Center), shall be null and void. In confirmation of the foregoing, Lessee, for itself and its Transferees, hereby consents to the filing of the request for legal relief by the United States, waives any and all defenses to the action and consents to the entry of a judgment in favor of the United States for any action relating to or arising out of (i) Lessee’s failure to submit a written request for consent to any proposed Transfer, use, development, and/or occupancy of any interest in all or any portion of the Property to Lessor for prior approval, or (ii) the Secretary’s written disapproval based on safety or security considerations. In the event Lessor provides Lessee with written disapproval of any proposed Transfer, use, development, and/or occupancy on the basis of damage to the continued operation of the International Center or incompatibility with the character of commercially acceptable occupants or uses in the surrounding area, Lessee, for itself and its Transferees, hereby agrees not to Transfer any interest in all or any portion of the Property and consents to the imposition of an injunction on such proposed Transfer, use, development, and/or occupancy, unless and until an agreement is reached with Lessor permitting such Transfer, use, development, and/or occupancy, or a final judgment is rendered in Lessee’s favor by a court of competent jurisdiction.

Lessor shall not be entitled to share with Lessee in any profits arising from such Transfer. Lessor shall have no right to recapture the Improvements, the Property and/or the Park(s), or any part thereof, in connection with any such Transfer. The provisions of this Article 7-1(B) shall apply to any Transfers by Lessee or any subsequent Transferees.

(C) Any proposed transferee pursuant to Article 7-1(B), by instrument in writing satisfactory to the Lessor and in a form recordable among the land records of the District of Columbia, shall agree, for itself and its successors and assigns, and expressly for the benefit of the Lessor, to be subject to all the obligations, conditions and restrictions to which the Lessee is subject under this Lease, except as otherwise agreed to by the Lessor in writing, and except for such obligations, conditions or restrictions not applicable to the transferee if a Non-Official Party.

(D) The Lessee shall notify the Lessor in writing of the availability of space excess to the needs of the Lessee (including any space available for sublease upon the expiration of the term of any sublease) and the terms and conditions of a proposed sublease thereof (hereinafter referred to as the “Sublease Proposal”), subject to the provisions in Article 7-1(E) and (F), and the Lessee shall offer to make available such space for sublease in accordance with the Sublease Proposal to a Priority Subtenant (as hereinafter defined), which Priority Subtenant shall be designated by the Lessor and approved by the Lessee, which approval shall not be unreasonably withheld, in which event the Lessor shall have the right to require the Lessee to sublease such space in accordance with the Sublease Proposal to such Priority Subtenant, provided that the Lessor so advises the Lessee (and such Priority Subtenant accepts in writing such Sublease Proposal) prior to the expiration of ninety (90) days after the date of such written notice from the Lessee to the Lessor. In exercising such rights, the Lessor shall give first priority to selecting an international organization or foreign government. For purposes of this Article 7-1, the term “Priority Subtenant” shall mean a subtenant that is (1) an International Organization, (2) a foreign government, (3) an agency or instrumentality of the United States Government or (4) a non-profit or governmental organization or agency which is engaged in international activities. In the event that the Lessor does not exercise such option within such ninety (90)-day period, such option shall continue to be exercisable by the Lessor with respect to the space covered by the Sublease Proposal until the earlier of the date on which the Lessee submits a new Sublease Proposal to the Lessor with respect to such space or the Lessee executes a lease or a letter of intent with a subtenant with respect to such space.

(E) On or after the Novation Date, in the event that any Sublease Proposal is accepted by a foreign government pursuant to Article 7-1(D), the annual rental rate payable by such foreign government shall be at rates at least as favorable as rates offered to other commercial lessees.

(F) On or after the Novation Date, in the event that any Sublease Proposal is accepted by an agency or instrumentality of the United States Government pursuant to Article 7-1(D), the annual rental rate payable by the United States Government shall be at rates at least as favorable as rates offered to other commercial lessees.

(G) On or after the Novation Date, if the Lessor does not exercise its rights under Article 7-1(D) to have the Sublease Proposal accepted by a Priority Subtenant, the Lessee shall have the right, subject to obtaining approval by the Lessor of the subtenant (which approval shall be granted unless Lessor demonstrates that leasing space to the proposed subtenant will damage the operations or security of the International Center or will be contrary to the character of commercially acceptable occupants in the surrounding neighborhood), (1) to sublease such space to any Priority Subtenant, or (2) to sublease such space to any person or entity other than a Priority Subtenant.

(H) Lessee shall be entitled to sublease in whole or in part to another entity or other entities subject to obtaining approval by the Lessor of the subtenant (which approval shall be granted unless Lessor demonstrates that subleasing the Lease to the proposed subtenant will damage the operations or security of the International Center or will be contrary to the character of commercially acceptable occupants in the surrounding neighborhood). After 4 years from the Novation Date, all percentage subtenant leasing restrictions will be removed.

ARTICLE 7-2 MORTGAGE OR ENCUMBRANCE OF THE PROPERTY; LIMITATIONS.

The Lessee shall have the right to encumber, pledge, or convey its right, title and interest in and to the Premises or any portion thereof by way of Mortgage, including any related transfer or assignment, subject to the provisions herein and in Article 7-3.

ARTICLE 7-3 MORTGAGE RIGHTS

If a Mortgagee sends the Lessor a copy of the Mortgage, together with written notice specifying the name and address of the Mortgagee, the following provisions shall apply so long as such Mortgage remains unsatisfied of record:

(A) There shall be no cancellation, surrender, modification or amendment of this Lease by joint action of the Lessor and the Lessee without the prior consent in writing of the Mortgagee.

(B) The Lessor shall, upon serving the Lessee with any notice of default or any notice of termination of this Lease pursuant to Article 8-2(B)(2), simultaneously serve a copy of such notice upon each Mortgagee, which notice shall not be effective until served on each such Mortgagee. Each such Mortgagee shall thereupon have the same period, after service of such notice upon it, to remedy or cause to be remedied the defaults complained of as does the Lessee, plus an additional period of thirty (30) days, and the Lessor shall accept such performance by or at the instigation of such Mortgagee as if the same had been done by the Lessee.

(C) In addition to the foregoing provisions and notwithstanding that a Mortgagee may not have acted pursuant to such provisions, if, by reason of the occurrence or continuance of an uncured default, this Lease is terminated, the Lessor shall, on written request of a Mortgagee made at any time within thirty (30) days after such Mortgagee has received a written notice from the Lessor that this Lease has been terminated pursuant to Article 8-2, enter into a new lease of the Premises with such Mortgagee or its designee on such day designated by the Lessor that is within twenty (20) days after receipt of such request, which new lease shall be effective as of the date of such termination of this Lease for the remainder of the term of this Lease and upon the same terms, covenants, conditions and agreements as are herein contained; provided that such Mortgagee shall, on or prior to the execution and delivery of such new lease, agree in writing that promptly following the delivery of such new lease, such Mortgagee or its designee shall, with reasonable diligence, perform or cause to be performed all of the covenants and agreements herein contained on the Lessee’s part to be performed to the extent that the Lessee shall have failed to perform the same to the date of delivery of such new lease. The Lessor shall have no obligation to deliver physical possession of the Premises to such Mortgagee unless the Lessor at the time of the execution and delivery of such new lease has obtained physical possession thereof. The parties hereto intend that such new lease shall have the same relative priority in time and in right as this Lease and shall have the same right, title, interest, powers and privileges of the Lessee hereunder in and to the Premises, including automatic vesting of the Lessor’s title and interest in and to the Improvements and appurtenances on the Premises, until expiration of the term of this Lease as the same may be extended.

(D) If at any time there shall be more than one Mortgage constituting a lien on this Lease and the leasehold estate hereby created, the Mortgagee prior in lien to all others shall be vested with the rights (and thereby subject to the requirements) under this Article 7-3 to the exclusion of any junior Mortgagee; provided, however, that if the Mortgagee prior in lien to all other Mortgagees fails or refuses to exercise the rights set forth under this Article 7-3, each Mortgagee junior in lien in the order of priority of their respective liens shall have the right to exercise such rights.

(E) Any Mortgage or any transaction which has the effect by operation of law or otherwise of creating an interest in any third party in the Premises or any part thereof, shall contain or shall be construed to contain the express provisions.

(i) that the Lessor does not thereby consent to subordination of its interests reserved under this Lease or as owner of title to the Property;

(ii) that it confers upon the Mortgagee no right, title or interest in and to the Premises or to the portion thereof subject to such Mortgage, or in any improvements thereon, except those enjoyed by the Lessee pursuant to this Lease;

(iii) that no use, possession or occupancy may result in favor of any Mortgagee, except for assumption of Lessee’s obligations for construction, repair or maintenance of Improvements thereon, and/or transfer to a foreign government or international organization for purposes authorized herein; and

(iv) that upon foreclosure, if any, all terms and conditions herein shall be fully binding upon any purchaser at foreclosure or grantee under a deed in lieu of foreclosure.

(F) There shall be no merger of a leasehold estate created by this Lease with an ownership (fee) estate in the Property by reason of the fact that the same party may own or hold (1) the leasehold estate created by this Lease or any interest in such leasehold estate, and (2) any ownership interest in the Property and no such merger shall occur unless or until all parties, including any Mortgagee, having any interest in (a) the leasehold estate created by this Lease, and (b) the ownership (fee) estate in the Property, shall join in a written instrument effecting such merger and shall duly record the same.

ARTICLE 7-4 PUBLIC CHARGES

The Lessee, from the date of execution of the Original Lease, and so long as the term of this Lease shall not have expired or terminated pursuant to the terms hereof, shall be responsible for and agrees to pay and discharge (to the extent Lessee is determined by proper authority to be liable therefor in the event such debt is contested) all water rents, sewer rents, and charges, duties, license and permit fees, and other charges for public utilities of any kind. (All such rents, charges, duties or fees may hereinafter be referred to as “public charges”). Nothing herein shall be construed to render the Lessee liable for property tax assessments or for any public charges or taxes of any nature whatsoever from which it is or may be entitled to exemption. If at any time during the term of this Lease the Government of the United States is not the Lessor hereunder and such Lessor is not exempt from the payment of taxes imposed with respect to the Property, the Lessor shall pay all such taxes when the same become due and payable.

ARTICLE 7-5 MECHANICS’ LIENS

(A) If any mechanics’ lien or other lien or charge arising from debts, obligations or liabilities undertaken or contracted for in connection with any work being performed or any materials being furnished to Lessee or an agent thereof shall be filed or made against the Property or the Improvements or any part thereof, or if any such lien or charge shall be filed or made against Lessor as owner, then Lessee, at Lessee’s cost and expense, shall cause the same to be cancelled and discharged of record by payment thereof or filing of a bond or otherwise, if so required, or shall defend to the extent deemed necessary by the Lessee, at Lessee’s cost and expense, any action, suit or proceeding which- may be brought for the enforcement of such lien or charge, and shall pay any damages, costs and expenses suffered or incurred therein by Lessor, and shall satisfy and discharge any judgment entered therein; provided, however, that any such liens or charges arising from the performance of work by the Lessor or the Lessor’s agents or contractors shall be satisfied and discharged by the Lessor.

(B) Notice shall be given by the Lessee to all contractors, subcontractors, suppliers or persons or firms performing services, that the Lessor shall not be liable for any work performed for the Lessee in the construction, reconstruction, alteration, maintenance or repair of Improvements, or for any materials furnished in connection therewith and that no mechanics’ or other lien for such work or materials may be permitted to attach to the reversionary or other interest of Lessor.

ARTICLE 7-6 FIRE AND OTHER CASUALTY; RESTORATION AND REPAIR

If the Improvements now or hereafter situated on the Property or the Park Areas should at any time during the term of this Lease be damaged or destroyed by fire or otherwise, the Lessee shall restore and rebuild the Improvements to the same condition in accordance with the Final Improvements Plans or in accordance with such plans and specifications as are approved by appropriate public authorities in accordance with Article 6-2. Such restoration and rebuilding shall be undertaken with reasonable diligence, taking into account the time necessary (A) to collect funds necessary for such restoration and rebuilding (through insurance proceeds or otherwise), (B) to determine the manner in which such restoration and rebuilding will be performed, (C) to perform such restoration or rebuilding and (D) to obtain any necessary approvals of public authorities. Failure of the Lessee to restore and rebuild shall be deemed a default for purposes of Article 8-2(B)(2).

ARTICLE 7-7 INSURANCE COVERAGE

(A) At all times during the term of this Lease, Lessee shall keep Improvements hereafter erected or which are being erected on the Property or the Park Areas, and all construction equipment used in connection therewith, insured by insurance companies licensed and registered to do business in the District of Columbia against (1) loss or damage to Improvements in an amount representing no less than eighty percent (80%) of the full insurable value (the term “full insurable value” to mean the actual replacement cost, excluding foundation and excavation cost and cost of underground structures, utilities, pipes and drains), which shall be adjusted not less than every five (5) years from the date of issuance of such insurance; and (2) comprehensive third party liability and property damage insurance, such insurance to afford minimum protection, during the term hereof, of not less than $500,000 in respect of bodily injury or death to any one person, and of not less than $1,000,000 in respect of any one occurrence, and of not less than $100,000 for property damage, which liability insurance shall waive any right of the insurer to invoke any privilege or immunity (as an International Organization or sovereign government) of the Lessee. The minimum liability insurance amounts set forth in clause (2) above shall be increased annually on each anniversary of the date of execution of the Original Lease by an amount determined by multiplying each such amount by a fraction, the numerator of which shall be the Consumer Price Index (as hereinafter defined) for the most recent month for which the Consumer Price Index is published preceding the date of such increase and the denominator of which shall be the Consumer Price Index for the most recent month for which the Consumer Price Index is published preceding the date of execution of the Original Lease. For purposes of this Article 7-7(A), the term “Consumer Price Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All Items, for the Washington, D.C. metropolitan area (1977=100) promulgated by the United States Bureau of Labor Statistics. If the Consumer Price Index is discontinued, the successor (or if there is no successor, the most comparable) cost-of-living index shall be used in lieu of the Consumer Price Index for purposes of this Article 7-7(A). The Lessee shall provide copies from time to time, as required by the Lessor, of certificates of insurance obtained and maintained pursuant to this Article.

(B) Except to the extent the parties agree otherwise, all proceeds of casualty insurance received by the Lessee shall be held by the Lessee and applied for the purpose of completion of restoration or repair required under Article 7-6 unless this Lease shall be first terminated, in which event funds shall be held in trust to the extent necessary to provide for restoration or repair or for demolition and clearance of remaining structures or improvements if undertaken by the Lessor within six (6) months from the date of termination.

(C) In the event the Lessee at any time fails to secure and maintain in full force and effect any or all of the insurance required pursuant to the foregoing provisions of this Article, the Lessor, at its option, may procure or renew such insurance, and all premiums paid therefor by the Lessor shall be treated as additional rent payable by the Lessee. The Lessor shall notify the Lessee in advance of the date, purposes and amounts of any such payments proposed to be made by it under this provision.

ARTICLE 7-8 INDEMNITY; PAYMENT OF JUDGMENTS AND CLAIMS

Lessee will indemnify and save harmless the Lessor, its agents, assigns, or contractors from and against any and all liability for actual loss or damages, including but not limited to fines, penalties, settlements or judgments (to the extent that the same are not paid out of the proceeds of any policies of insurance or otherwise) resulting from claims of any nature arising from the negligence of Lessee (including its agents, employees or contractors) in connection with the possession, use, and occupancy of the Premises and adjoining sidewalks and public spaces which the Lessee is obligated to maintain. The Lessee shall satisfy, pay and discharge any and all judgments, to the extent that the same arise from the negligence of the Lessee, that may be imposed against the Lessor in any action or actions in which Lessor may be a party defendant, or that may constitute a lien against any interest of the Lessor in the Premises.

ARTICLE 7-9 RIGHTS OF LESSOR TO ENFORCE

In amplification, and not in restriction, of the provisions of Article 2-7, the United States as Lessor shall be deemed the beneficiary of the agreements and covenants herein, both in its own right and also for the purpose of protecting the interests of the International Center and any part thereof. Such agreements and covenants shall run in favor of the United States for the entire period during which such agreements and covenants shall be in force and effect without regard to whether the Secretary, as representative of the United States, or any other agency of the United States, remains or is an owner of any land in the International Center or any interest therein. The United States shall have the exclusive right, in the event of any breach of any such agreement or covenant, to exercise such rights and remedies, and to maintain any actions or suits at law or in equity or other proper proceedings to enforce the curing of such breach of Agreement or covenant, to which it may be entitled.

ARTICLE 7-10 LIMITATIONS OF THIRD PARTY RIGHTS; NOTICE

No provision of this Lease referring to rights or obligations limited to sovereign governments or International Organizations (including, but not limited to, Article 2-1 and Article 7-11) shall confer any rights or benefits on any third party, nor shall any third party be entitled to plead any such provision as a defense to or as a basis for any claim or action arising in connection with this Lease. This Article shall apply to any party deemed by operation of law to be a third-party beneficiary hereunder or entitled to claim benefits as a third party in any court having jurisdiction thereof.

ARTICLE 7-11 AVAILABILITY OF FUNDS; APPROPRIATIONS

The obligations undertaken herein by or on behalf of any agency of the United States shall be subject to the availability of funds appropriated therefor by the Congress or available from the disposition of properties within the International Center in accordance with the terms of this Lease, or otherwise as provided by law. This provision shall also apply to any obligation undertaken by a sovereign government (or International Organization) Lessee, as between such Lessee and the United States as Lessor.

PART VIII

DELAY, TERMINATION, REMEDIES

ARTICLE 8-1 DELAY IN PERFORMANCE

For the purposes of any of the provisions of this Lease, neither party shall be considered in breach of or in default of its obligations, in the event of delay in the performance of such obligations due to causes beyond its control and without its fault or negligence, including, but not restricted to, coordination of work with contractors or agencies not controlled by the party incurring delay, force majeure, acts of the Government or of the District of Columbia or of any court of competent jurisdiction (except in the event of delay by either party for acts of any agency thereof having jurisdiction over or responsibility for the performance of any obligations herein), acts of the public enemy, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, and severe weather, or delays of contractors or subcontractors due to any of the above causes; it being the purpose and intent of this provision that in the event of the occurrence of any such enforced delay, the time or times for performance of the obligations of either party shall be extended for any period of delay proximately caused thereby.

ARTICLE 8-2 DEFAULT; REMEDIES AND PROCEDURES

(A) The failure of the Lessor or the Lessee to comply with any of the terms, covenants or conditions to be performed by such party hereunder shall constitute a default hereunder. Upon the occurrence of a default, either party may submit notice to the other of a default by the other party.

(B) Except to the extent otherwise provided herein, in case such default shall not be cured or remedied, or reasonable efforts undertaken for that purpose within sixty (60) days after receipt of the notice of default as required in the preceding paragraph, the complaining party may:

(1) Institute such proceedings as may be necessary or desirable in its opinion to cure and remedy such default, including but not limited to, proceedings to compel specific performance by the party in default of its obligations; or

(2) Terminate this Lease in the event of material default, by issuing notice of termination which shall be effective nine (9) months from the date of issuance provided that such termination shall not be effective if such default is cured prior to the expiration of such nine (9) month period and provided further that if such default is of such nature that it is not susceptible of being cured with reasonable diligence within such nine (9) month period, such termination shall not be effective so long as the defaulting party is continuing to use reasonable diligence to endeavor to cure such default.

ARTICLE 8-3 RIGHT OF TRANSFER IN LIEU OF REMEDIES

The Lessee shall have the right, notwithstanding any other provision in this Lease, after a notice of termination has been issued and prior to the date upon which termination of this Lease becomes effective pursuant to Article 8-2(B)(2) (unless the Lease term will have expired during such period) to sublease, assign or transfer the Premises in accordance with the terms of Article 7-1, subject to satisfaction of all debts and liabilities attaching thereto, for the remainder of this Lease upon such terms and conditions as it may deem appropriate, in lieu of all other remedies or payments in this Part VIII.

ARTICLE 8-4 TERMINATION

(A) In the event of termination, whether by expiration of the Lease term or prior termination by default or otherwise, and if the Premises are not otherwise disposed of pursuant to Article 8-3, the Lessor shall have the right, after the date upon which termination of this Lease becomes effective pursuant to Article 8-2(B)(2), of reentry and repossession of the

Premises, excluding therefrom moveable fixtures, furnishings, equipment or personal property of any kind and nature, and the right, title and interest in the Property and Improvements not excluded hereunder shall vest in the Lessor at the time of reentry, subject to the terms and provisions hereinafter.

(B) The Lessee shall remain responsible for maintenance, repair or restoration of the Premises until the right of reentry shall be available to the Lessor or be earlier granted by the Lessee.

ARTICLE 8-5 TERMINATION PAYMENTS

(A) In the event of termination, and where disposition of the Premises is not effected under Article 8-3, the Lessor shall pay to the Lessee, subject to any setoffs to which the Lessor is entitled:

(i) an amount equal to all payments of rent or payments in lieu of periodic rent previously paid by Lessee to Lessor hereunder. The foregoing amount shall be reduced by an amount equal to 1/99 thereof times the number of years or portion thereof elapsed from June 8, 1982 to the date of termination.

(ii) an amount equal to the value, as defined hereinafter, of Improvements constructed in accordance with final improvements plans, or of additions or modifications thereto if approved where required in accordance with Article 6-2, and the cost incurred by the Lessee in demolishing structures and improvements pursuant to Article 5-1. The foregoing amount shall be reduced by an amount equal to 1/75 thereof times the number of years or portion thereof elapsed from the date of substantial completion of the Improvements.

(iii) the amounts in (i) and (ii) shall, in the event of default by the Lessor, be increased by an amount equal to the balance thereof payable on the date of termination times the statutory rate of interest payable for judgments against the United States effective on the date of termination, and in the event of default by the Lessee, the amounts payable shall be decreased in like manner; it being expressly agreed by the parties, for and on behalf of themselves and their successors in interest or assigns, if any, that the amount(s) of increase or decrease under (iii) herein shall be as and for liquidated damages for or on behalf of the non-defaulting party.

(B) The value of Improvements for purposes of this Part VIII, unless otherwise provided herein, shall be based on actual site cost to the Lessee of materials, equipment, labor, and direct site overhead and services required for construction or installation of Improvements remaining on or within the Premises, but shall not include offsite overhead or services. In the event existing Improvements are required to be removed, then the value of such Improvements shall be salvage value less the cost of such removal.

(C) Limitation on Payments: The Lessor shall not be required to make any payment hereunder except from rental proceeds or payments in lieu thereof received from time to time from substitute Lessees or other transferees or otherwise from disposition of the Premises or any interest therein. Any remaining balance payable by the Lessor arising from this Part VIII shall be payable only at such time as appropriations for such payment are made by the appropriate governmental authority of the United States.

ARTICLE 8-6 NON-OFFICIAL PARTIES: NOTICE OF DEFAULT AND TERMINATION

The provisions of Articles 8-2 through 8-4(A) shall not apply to any Non-Official Party other than the Successor Entity. If at any time during the term of this Lease any Non-Official Party shall make default in payments or in the performance or observance of any of the terms, covenants, or conditions of this Lease for sixty (60) days after written notice and demand (in the case of a default that can be practicably cured within said sixty day period), or if such default shall be of such a nature that the same cannot practicably be cured within said period and such Non-Official Party shall not within said period commence with due diligence the curing and performance of such defaulted term, covenant, or condition, or if such Non-Official Party shall thereafter fail or neglect to prosecute and complete with due diligence the curing and performance of such defaulted term, covenant, or condition, then and in any such case, Lessor, at Lessor’s option, may elect to terminate this Lease at any time by giving ninety (90) days’ notice in writing to such successor Lessee, and the term of this Lease shall expire by limitation at the expiration of said last mentioned ninety (90) days’ notice as fully and completely as if said date were the date herein originally fixed for the expiration of the term hereby granted, unless, before the expiration of such ninety (90) day period, such default has been fully cured and corrected or such Non-Official Party is proceeding with due diligence to cure such default in performance.

Upon termination such Non-Official Party shall quit and surrender the Premises to Lessor, without any payment therefor by Lessor, and Lessor, upon the expiration of said last mentioned ninety (90) days’ notice, or at any time thereafter, may reenter the Premises and remove all persons and property therefrom by any suitable action or proceeding at law or equity, and may have, hold or dispose of the Premises subject to the rights of the parties, if any, concerning payment to the Lessee or successor in interest thereto in accordance with the preceding Article 8-5, which shall govern the rights of the parties in the event of termination.

PART IX

ADMINISTRATIVE PROVISIONS

ARTICLE 9-1 INTEREST OF MEMBERS OF OR DELEGATES TO CONGRESS

No member of or delegate to the Congress of the United States of America shall be admitted to any share or part hereof or to any benefit to arise herefrom. This provision shall not limit the right of any such person to dispose of any interest inconsistent therewith prior to the effective date of this Lease or any transaction thereunder.

ARTICLE 9-2 INTEREST OF OFFICERS, EMPLOYEES OR AGENTS

No officer or employee of the Lessor shall participate in any decision relating to this Lease which affects the interests of any corporation, partnership, association, property or commercial activity in which such officer or employee has a direct or indirect substantial interest.

ARTICLE 9-3 APPROVALS AND NOTICES

Approvals, determinations, notices, demands or waivers authorized or required under this Lease shall be effective and valid if personally delivered, sent by United States Registered or Certified Mail, return receipt requested and postage prepaid, facsimile, e-mail, or other electronic transmission, if to the Lessor, addressed to the Lessor at Department of State, Washington, D.C. 20520, Attention: Assistant Secretary for Administration, with copies to the attention of such other persons at the Department of State or at such other address as the Lessor may from time to time designate by written notice to the Lessee, and if to the Lessee, addressed to the Lessee at 3400 International Drive, N.W., Washington, D.C. 20008, Attention: Director, Corporate Services and Real Estate, with copies to General Counsel at the same address, or at such other address as the Lessee may from time to time designate by written notice to the Lessor.

ARTICLE 9-4 AMENDMENTS

This Lease may as amended only by a written document, duly executed by the parties hereto, evidencing the mutual agreement of the parties to such amendment, and such amendments shall be recorded where appropriate in the land records of the District of Columbia.

ARTICLE 9-5 TITLES OF ARTICLES

The titles of the several Articles, Parts, or other divisions of this Lease or of any document attached hereto or incorporated herein are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of the provisions of this Lease.

ARTICLE 9-6 CERTIFICATION OF THE PARTIES

The parties by affixing their signature hereafter do certify that all conditions necessary to the valid execution and delivery of this Lease on their part have been complied with and that all things necessary to constitute this Lease as a valid, binding and legal agreement on the terms and conditions and for the purposes set forth herein have been done and performed, and that the execution and delivery of this Lease on their part have been authorized in-accordance with their respective laws.

ARTICLE 9-7 INVALID PROVISIONS; SAVINGS CLAUSE

If any provision of this Lease is held invalid, the remainder of this Lease shall not be affected thereby.

ARTICLE 9-8 WAIVER OF CONVERSION OF TITLE

The Lessee hereby waives and releases the provision of any law or decision or action of any court of competent jurisdiction now or hereafter existing that would convert Lessee’s leasehold interest or any part thereof in the Property created by this Lease into a fee simple ownership by the Lessee of the Property, and the Lessee agrees that in the event that such law or judicial authority shall treat this Lease as resulting in a transfer of fee simple title in the Property to the Lessee, the Lessee shall, at the request of the Lessor, execute such further documents as may be reasonably required to vest fee simple title to the Property in Lessor subject to the provisions of this Lease.

ARTICLE 9-9 RIGHT OF INSPECTION

The Lessor shall have the right at all times upon prior notice to the Lessee and in company with a representative of the Lessee to inspect all work for purposes of maintenance of the Premises in accordance with the provisions of this Lease.

ARTICLE 9-10 BINDING EFFECT

This Lease shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

PART X

OPTION TO PURCHASE PROPERTY

ARTICLE 10-1 OPTION TO PURCHASE

(A) Lessor hereby grants to Lessee and to any Transferees approved by Lessor as provided herein an option to purchase the Property (the “Option”) on the following terms and conditions. The Option may be exercised at any time after the effective date of legislation enacted by the United States Congress that authorizes the conveyance of the Property to Lessee or a Successor Entity but prior to the expiration or earlier termination of the Lease. Upon Lessee (or its Transferee) notifying Lessor, in writing, of its intention to exercise the Option, Lessor and Lessee (or its Transferee) shall work cooperatively to facilitate the sale of the Property promptly. The purchase price to be paid by Lessee (or its Transferee) to Lessor for the sale of the Property (the “Purchase Price”) shall be equal to the appraised value of the Property in fee simple without encumbrances, less the sum of (a) $7,250,000, and (b) all Additional Rent payments made by Lessee under Article 3-2 of this Lease.

(B) If Lessee desires to exercise the Option, it shall notify the Lessor in writing. Lessor shall, at its own cost, obtain an appraisal of the Property as unencumbered fee simple land, suitable for use as commercial office/retail property within 120 days. If Lessee does not accept the appraisal, Lessee may obtain a second appraisal at its own cost. If the Lessor and

Lessee do not agree on the appraised value based on the first two appraisals, the two appraisers shall select a third appraiser to prepare a third appraisal, the cost of which shall be borne equally by Lessor and Lessee. As among the three appraisals, the middle appraised value shall be binding.

(C) All closing costs of any nature not otherwise expressly allocated herein, including, without limitation, filing fees, conveyancing, examination of title, title insurance, survey, settlement fees, tax certificates, if any, and notary fees, shall be shared and allocated between the parties in accordance with the customary allocation of such items in the District of Columbia in commercial transactions between private parties. Notwithstanding the foregoing, Lessee (or its Transferee) shall pay the District of Columbia Real Property Deed Recordation Tax at settlement. Lessor shall be responsible for paying the District of Columbia Real Property Deed Transfer Tax in respect of this transaction, provided Lessor may file a claim for exemption therefrom. Nothing herein is intended to modify the applicability or effect of any statutory exemptions from recordation or transfer taxes otherwise applicable to this transaction. Lessee (or its Transferee) shall pay its own attorneys’ fees and any costs arising out of Lessee’s (or its Transferee’s) financing arrangements.

(D) The deed conveying the Property from the Lessor to the Successor Entity shall include a provision, which shall run with the land, obligating the Successor Entity to pay fifty percent (50%) of the actual costs incurred by the Lessor for maintenance, repairs, landscaping and improvements only to the extent chargeable to roads and sidewalks contiguous to the Property (not including any parks). Such payment will be made upon receipt of billings from the Department of State.

(E) Upon conveyance of the Property, this Lease shall terminate and Lessee shall have no further obligations hereunder except as specifically provided herein. At the time of such conveyance and at Lessee’ request, Lessor and Lessee shall enter into an agreement obligating Lessor to continue to provide fifteen street parking spaces (or such lesser amount as is agreed upon by Lessor and Lessee for a parking fee adjusted annually to reflect the average of three prevailing, commercial rates for parking in the vicinity of the International Center).

(F) In the event Lessee (or its Transferee) purchases the Property, Lessee (or its Transferee) shall have the option to purchase either or both of Park I or Park III (each a “Park” and together, the “Parks”, and described on Appendix D attached hereto and hereby made a part hereof), provided that the closing of the purchase of either or both of Park I or Park III takes place no later than three (3) years following the effective date of legislation enacted by the United States Congress that authorizes the conveyance of the Property to Lessee (or its Transferee). In such event, the purchase price for Park I shall be $2,217,716, and the purchase price for Park III shall be $1,104,414.

In the event Lessee (or its Transferee) elects not to purchase either or both Park I or Park III within the three (3) year period set forth above, Lessee (or its Transferee) shall have a continuing right of first offer thereafter to purchase or lease such Park or Parks at their fair market value. In the event Lessor, in its sole discretion, elects to sell or lease either Park to a third party more than three (3) years following the effective date of legislation enacted by the United States Congress that authorizes the conveyance of the Property to Lessee (or its Transferee), it shall notify Lessee (or its Transferee), in writing, of its intent to sell or lease, as the case may be, Park I, Park III, or both, as applicable. Lessee (or its Transferee) shall have ninety (90) days within which to notify Lessor of its interest in purchasing or leasing any Park being offered for sale or lease, as the case may be. If Lessor and Lessee (or its Transferee) are unable to agree upon the fair market value of such Park or Parks within ninety (90) days of Lessee’s (or its Transferee’s) notice of expression of interest to Lessor, Lessor shall, at its own cost, obtain an appraisal of such Park or Parks. If Lessee (or its Transferee) does not accept the appraisal, Lessee (or its Transferee) may obtain a second appraisal at its own cost. If Lessor and Lessee (or its Transferee) do not agree on the appraised value based on the first two appraisals, the two appraisers shall select a third appraiser to prepare a third appraisal, the cost of which shall be borne equally by Lessor and Lessee (or its Transferee). The highest and lowest appraised values shall be disregarded and the purchase price or rent, as applicable, shall be deemed to be equal to the remaining appraised value, which amount shall be binding upon the parties. If Lessee (or its Transferee) does not notify Lessor of its intent to exercise its option to purchase or lease Park I, Park III, or both, as applicable, within ninety (90) days from the date it is offered by Lessor to Lessee (or its Transferee) as provided above, Lessor shall be free to sell or lease Park I, Park III, or both, as applicable, on the open market to an outside party within one

(1) year following the expiration of such ninety (90) day period. Should Lessor fail to sell or lease within such one (1) year period, and provided Lessor has not been actively and continuously pursuing the sale or lease, as the case may be, of either or both Parks despite the expiration of such one (1) year period, Lessee’s (or its Transferee’s) right of first offer shall again be applicable in the event Lessor decides to sell or lease either or both Parks.

(G) Subject to the prior written approval of Lessor (which approval may be granted, conditioned or denied in accordance with the standards applicable to Lessor’s consent rights with respect to proposed Transferees) and to all the other terms and conditions set forth in this Lease, Lessee shall have the right to Transfer its Option to a third party. Such Option may be Transferred any time after Lessor has received written notice from Lessee of its intention to Transfer such Option and Lessee has received Lessor’s approval of the proposed Transfer. Notwithstanding the foregoing, no such Transfer shall be effective for any purpose until Lessor is given no less than thirty (30) days’ advance written notice thereof and until Lessor receives (i) an executed counterpart of the instrument of Transfer containing, inter alia, the name, address and telephone number of the Transferee, (ii) an executed instrument of assumption of Lessee’s obligations under the Lease by said Transferee, effective as of the date of the Transfer, and (iii) an affidavit of the Transferee or the managing member, principal, officer, or general partner thereof, setting forth the names and addresses of all individuals or entities having interests in the Transferee and of all directors and officers of the Transferee; provided, however, that if the Transferee is an entity whose stock or ownership interests are publicly traded, the affidavit shall be limited to those individuals or entities with greater than a five percent (5%) ownership interest in the Transferee. Lessee’s right under this Article shall not be assignable or transferable separate and apart from this Lease, it being the intent of the parties that such right and this Lease shall be owned by one and the same party who shall be the Lessee hereunder.

(H) In the event Lessor conveys title to the Property to Lessee or its Transferee, the Lease shall terminate in accordance with Article 10-1(E), above, and the covenants set forth in subsections A. through F., below (with Lessor as “Grantor” and Lessee or its Transferee as “Grantee”), shall be included in the quitclaim deed as covenants running with the land; provided, however, that the covenant granting an easement to access and enter the Property for the purpose of maintaining and repairing the Parks, as set forth in subsection D.(i), below, shall be included in the quitclaim deed as a covenant running with the land only if Lessor (or its successors or assigns) remains the fee owner of the Parks at the time in which the title to the Property is conveyed to Lessee or its Transferee.

A.

Department of State Approval Rights. Grantee shall have the right to assign, lease or otherwise transfer (collectively, a “Transfer”) its interest (in whole or in part) in the Property hereby conveyed to one or more assignees, tenants or transferees (individually, a “Transferee” and collectively, “Transferees”), subject to the prior written or deemed consent, as applicable, of the United States of America, acting by and through the Secretary (“State Department”), which consent may be granted, conditioned or denied in accordance with the standard set forth below. Grantee shall provide the State Department with a written request for consent to such Transfer at least sixty (60) days prior to the date of the proposed Transfer, which request shall contain the proposed Transferee’s intended use, development and/or occupancy of all or any portion of the Property, including a detailed explanation of the nature and purpose thereof, at the following address of the State Department: Department of State, Washington, DC 20520, Attention: Assistant Secretary for Administration, or at such other address as Grantor may, from time to time, designate by written notice to Grantee. Grantee shall also provide promptly such additional information as may reasonably be requested by the State Department. The State Department shall provide its consent to such a Transfer unless, in the reasonable determination of the Secretary, the use, development and/or occupancy by the proposed Transferee could impair the safety or security of the International Center or the Secretary reasonably demonstrates that the use, development and/or occupancy could impair the continued operation of the International Center or could be contrary to the character of commercially acceptable uses or occupants in the surrounding area. The State Department shall inform Grantee in writing of the Secretary’s basis for any stated concerns, and shall indicate whether each such concern is a safety or security issue or a continued

operation or incompatibility with surrounding area concern. If the State Department does not approve or disapprove the proposed Transfer in writing within thirty (30) calendar days of the State Department’s confirmed receipt of Grantee’s request for consent to such Transfer, Grantee shall provide the State Department with a second request for consent to the proposed Transfer. In the event the State Department does not approve or disapprove the proposed Transfer in writing within ten (10) calendar days after the State Department’s confirmed receipt of such second request from Grantee, the proposed Transfer and the intended use, development and/or occupancy shall be deemed acceptable and no further action of Grantee shall be required except to provide the State Department with progress updates on the intended use, development and/or occupancy as may be reasonably requested by the State Department or to satisfy any conditions imposed by the State Department, provided such conditions relate to the safety or security of the International Center. Any such determination based on safety or security considerations must be made personally by the Secretary, without delegation, and shall be final and conclusive as a matter of law. Any such determination based on damage to the continued operation of the International Center or incompatibility with the character of commercially acceptable occupants or uses in the surrounding area shall be subject to judicial review.

B.

Judicial Review and Enforcement. In the event Grantee or any Transferee fails to submit any proposed Transfer, use, development, and/or occupancy of all or any portion of the Property to Grantor for prior approval or violates any condition imposed by the Secretary (provided such conditions relate to the safety or security of the International Center), the United States may obtain legal relief before the appropriate Federal court to enjoin any such Transfer, use, development, and/or occupancy or violation and obtain any appropriate legal or equitable remedies to require full and immediate compliance with the terms and conditions of the Quitclaim Deed. In addition, any Transfer of any interest in all or any portion of the Property in violation of the conditions set forth in this Quitclaim Deed or otherwise imposed by Grantor (provided such conditions relate to the safety or security of the International Center) shall be null and void. In confirmation of the foregoing, Grantee, for itself and its Transferees, hereby consents to the filing of the request for legal relief by the United States, waives any and all defenses to the action and consents to the entry of a judgment in favor of the United States for any action relating to or arising out of (i) Grantee’s failure to submit a written request for consent to any proposed Transfer, use, development, and/or occupancy of any interest in all or any portion of the Property to Grantor for prior approval, or (ii) the Secretary’s written disapproval based on safety or security considerations. In the event Grantor provides Grantee with written disapproval of any proposed Transfer, use, development, and/ or occupancy on the basis of damage to the continued operation of the International Center or incompatibility with the character of commercially acceptable occupants or uses in the surrounding area, Grantee, for itself and its Transferees, hereby agrees not to Transfer any interest in all or any portion of the Property and consents to the imposition of an injunction on such proposed Transfer, use, development, and/or occupancy, unless and until an agreement is reached with Grantor permitting such Transfer, use, development, and/or occupancy, or a final judgment is rendered in Grantee’s favor by a court of competent jurisdiction.

C.	Option to Purchase Parks. Grantee (or its Transferee) shall have the option to purchase either or both of the parks identified on Appendix D attached hereto and hereby made a part hereof (hereinafter referred to as “Park I” or “Park III”, each a “Park” and together, the “Parks”), provided that the closing of the purchase of either or both of Park I or Park III takes place no later than three (3) years following the effective date of legislation enacted by the United States Congress that authorizes the conveyance of the Property hereby conveyed to Grantee (or its Transferee). In such event, the purchase price for Park I shall be $2,217,716, and the purchase price for Park III shall be $1,104,414.

In the event Grantee (or its Transferee) elects not to purchase either or both Park I or Park III within the three (3) year period set forth above, Grantee (or its Transferee) shall have a continuing right of first offer thereafter to purchase or lease such Park or Parks at their fair market value. In the event Grantor, in its sole discretion, elects to sell or lease either Park to a third party more than three (3) years following the effective date of legislation enacted by the United States Congress that authorizes the conveyance of the Property to Grantee (or its Transferee), it shall notify Grantee (or its Transferee), in writing, of its intent to sell or lease, as the case may be, Park I, Park III, or both, as applicable. Grantee (or its Transferee) shall have ninety (90) days within which to notify Grantor of its interest in purchasing or leasing any Park being offered for sale or lease, as the case may be. If Grantor and Grantee (or its Transferee) are unable to agree upon the fair market value of such Park or Parks within ninety (90) days of Grantee’s (or its Transferee’s) notice of expression of interest to Grantor, Grantor shall, at its own cost, obtain an appraisal of such Park or Parks. If Grantee (or its Transferee) does not accept the appraisal, Grantee (or its Transferee) may obtain a second appraisal at its own cost. If Grantor and Grantee (or its Transferee) do not agree on the appraised value based on the first two appraisals, the two appraisers shall select a third appraiser to prepare a third appraisal, the cost of which shall be borne equally by Grantor and Grantee (or its Transferee). The highest and lowest appraised values shall be disregarded and the purchase price or rent, as applicable, shall be deemed to be equal to the remaining appraised value, which amount shall be binding upon the parties. If Grantee (or its Transferee) does not notify Grantor of its intent to exercise its option to purchase or lease Park I, Park III, or both, as applicable, within ninety (90) days from the date it is offered by Grantor to Grantee (or its Transferee) as provided above, Grantor shall be free to sell or lease Park I, Park III, or both, as applicable, on the open market to an outside party within one (1) year following the expiration of such ninety (90) day period. Should Grantor fail to sell or lease within such one (1) year period, and provided Grantor has not been actively and continuously pursuing the sale or lease, as the case may be, of either or both Parks despite the expiration of such one (1) year period, Grantee’s (or its Transferee’s) right of first offer shall again be applicable in the event Grantor decides to sell or lease either or both Parks.

D.

Easements. This Quitclaim Deed is expressly made subject to the following easements: (i) a no cost right of access to and of entry upon all portions of the Property in favor of the United States and its successors and assigns, and its officers, agents, employees, contractors, and subcontractors, for the purpose of maintaining and repairing the Parks for so long as the United States (or its successors or assigns) remains the owner of the Parks, provided such right of access and entry shall be utilized in a fashion to minimize disruption to the operation of the Property. Such easement right shall automatically terminate with respect to each Park upon the conveyance of title in such Park or Parks by the United States (or its successors or assigns) to Grantee or its Transferees. The preceding sentence shall be self-operative and no other instrument shall be required to effectuate such termination, (ii) a no cost right of ingress and egress upon all portions of International Drive, as shown on Appendix E attached hereto and hereby made a part hereof, in favor of Grantee, its Transferees, agents, employees, contractors, and invitees, for the purpose of pedestrian and vehicular access to the Property, and (iii) a utility easement to International Drive in favor of Grantee and its Transferees, in the location shown on Appendix F attached hereto and hereby made a part hereof, which easement shall be granted by Grantor (or its successors or assigns) at no cost to Grantee and its Transferees (except that Grantee and its Transferees shall be responsible for the costs of any repairs or maintenance necessary in connection with such easement). This

Quitclaim Deed is also expressly made subject to any easements, covenants, reservations, or encumbrances existing at the time of conveyance whether or not shown on the public records and Grantee hereby expressly acknowledges and agrees that title is conveyed subject thereto. For matters not shown on the public records or for which Grantee has no actual knowledge, Grantee may assert any defense or rights it may have in connection therewith except against the United States as Grantor.

E.	Maintenance Costs. Grantee shall pay fifty percent (50%) of the actual costs and expenses incurred by the United States for maintenance, repairs, landscaping, and improvements allocable to roads and sidewalks contiguous to the Property (but not including costs and expenses incurred by the United States in connection with maintenance, repairs, landscaping, and improvements allocable to the Parks). The United States, acting by and through the State Department, shall deliver to Grantee on an annual basis an invoice for the reimbursable costs and expenses, together with reasonable substantiation of the amounts invoiced. Grantee shall have a reasonable period of time (but in no event more than 45 days) following Grantee’s confirmed receipt of the invoice within which to determine whether to contest the amount so invoiced. If Grantee does not contest or pay the amount invoiced within such timeframe, the State Department shall provide Grantee with a second notice and invoice, and Grantee shall have no more than 15 days after Grantee’s confirmed receipt of such second notice and invoice within which to determine whether to contest the amount so invoiced or to pay such amount promptly upon receipt of the second notice and invoice. If Grantee disputes the State Department’s invoice, then Grantee may contest the amount by filing a claim with the State Department. If Grantee does not dispute the invoice nor pay such amount due as provided above, the State Department shall be permitted to record a lien against Grantee’s interest in the Property for such amounts due.

F.	Parking. If requested by Grantee, the State Department shall provide fifteen (15) parking spaces along the curb line on International Drive, in the location shown on Appendix E attached hereto and hereby made a part hereof, at a rate equal to the prevailing market rate for surface lot parking charged in the vicinity of the Property, as reasonably determined by Grantor. Such rate may be adjusted every five (5) years to reflect the average of three (3) prevailing commercial rates for surface lot parking in the vicinity of the International Center, as reasonably determined by Grantor.

[Signatures appear on following pages.]

LESSOR

FOR THE GOVERNMENT OF THE UNITED STATES

ATTEST:	By	/s/ Steven J. Rodriguez
	Name	Steven J. Rodriguez
/s/	Title	Deputy Assistant Secretary for Operations
Bureau of Administration

DISTRICT OF COLUMBIA, ss:

I,                                 , a Notary Public in and for the above jurisdiction, hereby certify that                                 , in his/her capacity as                                  of the United States of America, personally appeared before me in said jurisdiction, and as said                                 , executed the foregoing and annexed instrument on behalf of Lessor for the purposes and uses therein contained herein.

Witness my hand and official seal this      day of             ,     .

[SEAL]

                         Notary Public

My Commission Expires:

[Signatures continue on following page]

LESSEE

INTELSAT GLOBAL SERVICE CORPORATION, a Delaware corporation

ATTEST:	By	/s/ Patricia Casey
	Name	Patricia Casey
/s/	Title	Vice President, General Counsel and Secretary

DISTRICT OF COLUMBIA, ss:

I,                                 , a Notary Public in and for the above jurisdiction, hereby certify that                                 , in his/her capacity as                                  of Intelsat Global Service Corporation, personally appeared before me in said jurisdiction, and as said                                 , executed the foregoing and annexed instrument on behalf of Lessee for the purposes and uses therein contained herein.

Witness my hand and official seal this      day of             ,     .

[SEAL]

                         Notary Public

My Commission Expires:

Exhibit 31.1

CERTIFICATIONS

I, David McGlade, Chief Executive Officer of Intelsat S.A. (the “Company”), certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Intelsat S.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: August 10, 2010	/s/ DAVID MCGLADE
David McGlade Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Michael McDonnell, Chief Financial Officer of Intelsat S.A. (the “Company”), certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Intelsat S.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: August 10, 2010	/s/ MICHAEL MCDONNELL
Michael McDonnell Chief Financial Officer

Exhibit 32.1

CERTIFICATION BY CHIEF EXECUTIVE OFFICER

Pursuant To 18 U.S.C. Section 1350, As Adopted Pursuant

To Section 906 of the Sarbanes-Oxley Act Of 2002

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Intelsat S.A. (the “Company”) hereby certifies that to such officer’s knowledge, the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 10, 2010	/s/ DAVID MCGLADE
David McGlade Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.

Exhibit 32.2

CERTIFICATION BY CHIEF FINANCIAL OFFICER

Pursuant To 18 U.S.C. Section 1350, As Adopted Pursuant

To Section 906 of the Sarbanes-Oxley Act Of 2002

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Intelsat S.A. (the “Company”) hereby certifies that to such officer’s knowledge, the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 10, 2010	/s/ MICHAEL MCDONNELL
Michael McDonnell Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated May 11, 2010)

Intelsat (Luxembourg) S.A.

Intelsat S.A.

$281,810,000 11 1/ 4% Senior Notes due 2017

and

$1,121,692,472 11  1/2%/12  1/2% Senior PIK Election Notes due 2017

This Prospectus Supplement No. 1 supplements our Prospectus dated May 11, 2010, and should be read in conjunction therewith. The notes that are the subject of the Prospectus have been registered to permit their resale by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of the new notes in this offer.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached quarterly report of Intelsat S.A. on Form 10-Q for the quarter ended March 31, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 14, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 000-50262

INTELSAT S.A.

(Exact Name of Registrant as Specified in Its Charter)

Luxembourg	98-0346003
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

23, avenue Monterey Luxembourg	L-2086
(Address of Principal Executive Offices)	(Zip Code)

+352 24-87-9920

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated  filer  ☐    Non-accelerated filer  ☒    Smaller reporting company   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 10, 2010, 5,000,000 common shares, par value $1.00 per share, were outstanding.

1

INTRODUCTION

In this Quarterly Report, unless otherwise indicated or the context otherwise requires, (1) the terms “we,” “us,” “our”, “the Company” and “Intelsat” refer to Intelsat S.A. and its subsidiaries on a consolidated basis, (2) the terms “Serafina Holdings” and “Intelsat Global” refer to Intelsat Global S.A. (formerly known as Serafina Holdings Limited), (3) the term “Serafina” refers to Intelsat Global Subsidiary S.A. (formerly known as Serafina Acquisition Limited), (4) the term “Intelsat Holdings” refers to Intelsat S.A.’s parent, Intelsat Holdings S.A. (5) the term “Intelsat Luxembourg” refers to Intelsat (Luxembourg) S.A., Intelsat S.A.’s direct wholly-owned subsidiary, (6) the term “Intelsat Jackson” refers to Intelsat Jackson Holdings S.A., Intelsat Luxembourg’s direct wholly-owned subsidiary, (7) the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company S.A., Intelsat Jackson’s direct wholly-owned subsidiary, (8) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company S.A., Intermediate Holdco’s direct wholly-owned subsidiary, (9) the term “PanAmSat Holdco” refers to PanAmSat Holding Corporation, and not to its subsidiaries, prior to the PanAmSat Acquisition Transactions (as defined below), (10) the term “Intelsat Corp” refers to PanAmSat Corporation prior to the PanAmSat Acquisition Transactions and to Intelsat Corporation thereafter, (11) the term “PanAmSat” refers to PanAmSat Holding Corporation and its subsidiaries on a consolidated basis prior to the PanAmSat Acquisition Transactions, (12) the term “PanAmSat Acquisition Transactions” refers to our acquisition of PanAmSat on July 3, 2006 and related transactions, and (13) the term “New Sponsors Acquisition Transactions” refers to the acquisition of Intelsat Holdings by Serafina on February 4, 2008 and related transactions.

In this Quarterly Report, unless the context otherwise requires, all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band only.

FINANCIAL AND OTHER INFORMATION

Unless otherwise indicated, all references to “dollars” and “$” in this Quarterly Report are to, and all monetary amounts in this Quarterly Report are presented in, U.S. dollars. Unless otherwise indicated, the financial information contained in this Quarterly Report has been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Certain monetary amounts, percentages and other figures included in this Quarterly Report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

In this Quarterly Report, we refer to and rely on publicly available information regarding our industry and our competitors. Although we believe the information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

2

FORWARD-LOOKING STATEMENTS

Some of the statements in this Quarterly Report constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

When used in this Quarterly Report, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms and other similar expressions, are intended to identify forward-looking statements and information.

The forward-looking statements made in this Quarterly Report reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of the date of this Quarterly Report and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in Item 1A—Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•

potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally; and

•	litigation.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this Quarterly Report and to view all forward-looking statements made in this Quarterly Report with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

3

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

INTELSAT S.A.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2009	As of March 31, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$477,571	$380,511
Receivables, net of allowance of $20,517 in 2009 and $19,928 in 2010	294,539	296,906
Deferred income taxes	50,643	51,011
Prepaid expenses and other current assets	33,561	54,730

Total current assets	856,314	783,158
Satellites and other property and equipment, net	5,781,955	5,804,400
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	978,599	946,029
Other assets	487,140	493,629

Total assets	$17,342,935	$17,266,143

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$157,519	$152,140
Employee related liabilities	48,882	23,779
Accrued interest payable	369,376	265,360
Current portion of long-term debt	97,689	92,591
Deferred satellite performance incentives	18,683	16,220
Deferred revenue	53,671	55,429
Other current liabilities	68,823	63,839

Total current liabilities	814,643	669,358
Long-term debt, net of current portion	15,223,010	15,367,701
Deferred satellite performance incentives, net of current portion	128,774	125,350
Deferred revenue, net of current portion	254,636	296,110
Deferred income taxes	548,719	540,775
Accrued retirement benefits	239,873	239,026
Other long-term liabilities	335,159	337,141
Redeemable noncontrolling interest	8,884	16,604
Commitments and contingencies (Note 12)
Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2009 and March 31, 2010	5,000	5,000
Paid-in capital	1,520,616	1,506,720
Accumulated deficit	(1,667,998)	(1,772,980)
Accumulated other comprehensive loss	(68,381)	(66,579)

Total Intelsat S.A. shareholder’s deficit	(210,763)	(327,839)
Noncontrolling interest	—	1,917

Total liabilities and shareholder’s deficit	$17,342,935	$17,266,143

See accompanying notes to unaudited condensed consolidated financial statements.

4

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Revenue	$631,847	$621,140
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	103,520	97,357
Selling, general and administrative	46,510	45,119
Depreciation and amortization	210,929	196,807
Impairment of asset value	499,100	6,538
Losses on derivative financial instruments	7,956	29,867

Total operating expenses	868,015	375,688

Income (loss) from operations	(236,168)	245,452
Interest expense, net	350,720	339,824
Loss on early extinguishment of debt	(14,876)	—
Other income, net	932	2,773

Loss before income taxes	(600,832)	(91,599)
Provision for (benefit from) income taxes	(43,246)	11,829

Net loss	(557,586)	(103,428)
Net (income) loss attributable to noncontrolling interest	(60)	810

Net loss attributable to Intelsat S.A.	$(557,646)	$(102,618)

See accompanying notes to unaudited condensed consolidated financial statements.

5

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Cash flows from operating activities:
Net loss	$(557,586)	$(103,428)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	210,929	196,807
Impairment of asset value	499,100	6,538
Provision for doubtful accounts	(1,167)	2,200
Foreign currency transaction loss	846	213
Loss on disposal of assets	1,943	13
Share-based compensation expense	466	(5,981)
Deferred income taxes	(49,912)	(106)
Amortization of discount, premium, issuance costs and other non-cash items	31,276	25,447
Interest paid-in-kind	72,843	71,986
Loss on early extinguishment of debt	14,496	—
Share in gain of unconsolidated affiliates	(132)	(124)
Gain on sale of investment	—	(1,261)
Unrealized (gains) losses on derivative financial instruments	(6,505)	4,355
Other non-cash items	(17)	866
Changes in operating assets and liabilities:
Receivables	(8,436)	(6,069)
Prepaid expenses and other assets	1,611	(78,442)
Accounts payable and accrued liabilities	(99,470)	(70,321)
Deferred revenue	(23,537)	43,232
Accrued retirement benefits	1,111	(847)
Other long-term liabilities	(5,907)	(630)

Net cash provided by operating activities	81,952	84,448

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(132,550)	(190,526)
Proceeds from sale of other property and equipment	744	—
Proceeds from sale of investment	—	28,594
Capital contributions to unconsolidated affiliates	(6,105)	(6,105)
Other investing activities	1,187	4,896

Net cash used in investing activities	(136,724)	(163,141)

Cash flows from financing activities:
Repayments of long-term debt	(376,078)	(28,125)
Proceeds from issuance of long-term debt	382,485	13,774
Debt issuance costs	(7,331)	—
Noncontrolling interest in New Dawn	—	610
Principal payments on deferred satellite performance incentives	(9,359)	(4,315)
Principal payments on capital lease obligations	(1,580)	(98)

Net cash used in financing activities	(11,863)	(18,154)

Effect of exchange rate changes on cash and cash equivalents	(846)	(213)

Net change in cash and cash equivalents	(67,481)	(97,060)
Cash and cash equivalents, beginning of period	470,211	477,571

Cash and cash equivalents, end of period	$402,730	$380,511

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$317,846	$280,826
Income taxes paid	10,417	6,382
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$15,253	$66,335

See accompanying notes to unaudited condensed consolidated financial statements.

6

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2010

Note 1    General

Basis of Presentation

The accompanying condensed consolidated financial statements of Intelsat S.A. and its subsidiaries (“Intelsat,” “we,” “us” or “our”) have not been audited, but are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification (“ASC” or the “Codification”). The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal and recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of these financial statements. The results of operations for the periods presented are not necessarily indicative of operating results for the full year. The condensed consolidated balance sheet as of December 31, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on file with the Securities and Exchange Commission.

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. is now known as Intelsat Global S.A. (“Intelsat Global”), Intelsat Global Subsidiary, Ltd. is now known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. is now known as Intelsat Holdings S.A. (“Intelsat Holdings”), Intelsat, Ltd. is now known as Intelsat S.A., Intelsat (Bermuda), Ltd. is now known as Intelsat (Luxembourg) S.A. (“Intelsat Luxembourg”), Intelsat Jackson Holdings, Ltd. is now known as Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), Intelsat Intermediate Holding Company, Ltd. is now known as Intelsat Intermediate Holding Company S.A. (“Intermediate Holdco”) and Intelsat Subsidiary Holding Company, Ltd. is now known as Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”).

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these condensed consolidated financial statements and accompanying notes. Examples of estimates include the allowance for doubtful accounts, pension and postretirement benefits, the fair value of our derivative instruments, the fair value of the redeemable noncontrolling interest, the fair value of share-based and other compensation awards, income taxes, useful lives of satellites, intangible assets and other property and equipment, the recoverability of goodwill and the fair value of non-amortizable intangible assets. Changes in such estimates may affect amounts reported in future periods.

Recently Adopted Accounting Pronouncements

During the third quarter of 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13 (EITF 08-1), Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASC Subtopic 605-25, Revenue Recognition-Multiple-Element-Arrangements (“ASC Subtopic 605-25”), sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.

7

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

ASU 2009-13 amends ASC Subtopic 605-25 to eliminate the requirement that all undelivered elements must have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) before an entity can recognize the portion that is attributable to items already delivered. In the absence of VSOE or TPE of the stand-alone selling price for one or more delivered or undelivered elements in the arrangement, entities will be required to make a best estimate of the selling prices of those elements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted.

Historically, we have entered into contracts with customers to deliver multiple services such as tracking, telemetry and control (“TT&C”), satellite capacity and equipment. These elements usually have separate delivery dates. Under the previous guidance, in certain situations we deferred the revenue of all deliverables until the undelivered item had been provided because we were unable to demonstrate VSOE or TPE for the undelivered items (primarily capacity). The arrangements with multiple deliverables are not common and are non-standard; therefore, they do not constitute a significant portion of the contracts entered into during a given year.

Intelsat elected to early adopt ASU 2009-13 on a prospective basis, effective for the first quarter of 2010. The adoption of ASU 2009-13 did not have a material impact on our condensed consolidated statement of operations for the three months ended March 31, 2010 and is not expected to significantly impact future periods.

Note 2    Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC 820”), defines fair value, establishes a market-based framework or hierarchy for measuring fair value and provides for certain required disclosures about fair value measurements. The guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value, but does not require any new fair value measurements.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

8

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

The following tables present assets and liabilities measured and recorded at fair value in our condensed consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands), excluding long-term debt (see Note 8—Long-Term Debt):

		Fair Value Measurements at December 31, 2009
Description	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities (1)	$34,303	$34,303	$—	$—
Undesignated interest rate swaps	15,662	—	15,662	—

Total assets	$49,965	$34,303	$15,662	$—

Liabilities
Undesignated interest rate swaps	$115,512	$—	$115,512	$—
Embedded derivative	14,600	—	—	14,600
Redeemable noncontrolling interest (2)	8,884	—	—	8,884

Total liabilities	$138,996	$—	$115,512	$23,484

		Fair Value Measurements at March 31, 2010
Description	As of March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities (1)	$5,881	$5,881	$—	$—
Undesignated interest rate swaps	21,775	—	21,775	—

Total assets	$27,656	$5,881	$21,775	$—

Liabilities
Undesignated interest rate swaps	$128,724	$—	$128,724	$—
Embedded derivative	10,480	—	—	10,480
Redeemable noncontrolling interest (2)	16,604	—	—	16,604

Total liabilities	$155,808	$—	$128,724	$27,084

(1)	The cost basis of our available-for-sale marketable securities was $34.0 million at December 31, 2009 and $6.6 million at March 31, 2010.

(2)	Redeemable noncontrolling interest is classified as mezzanine equity in the accompanying condensed consolidated balance sheets.

9

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

The following tables present the activity for those items measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in FASB ASC 820 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest	Embedded Derivative	Total
Balance at December 31, 2008	$4,500	$—	$4,500
Purchases, issuances and settlements	—	36,040	36,040
Mark to market valuation adjustment	4,754	(21,440)	(16,686)
Net loss attributable to noncontrolling interest	(370)	—	(370)

Balance at December 31, 2009	$8,884	$14,600	$23,484

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest	Embedded Derivative	Total
Balance at December 31, 2009	$8,884	$14,600	$23,484
Contributions	610	—	610
Mark to market valuation adjustment	7,916	(4,120)	3,796
Net loss attributable to noncontrolling interest	(806)	—	(806)

Balance at March 31, 2010	$16,604	$10,480	$27,084

In accordance with the FASB ASC 480, Distinguishing Liabilities from Equity, regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in our joint venture investment, at each reporting period. We performed a fair value analysis of the noncontrolling interest related to our 74.9% indirect ownership interest in New Dawn Satellite Company, Ltd. (“New Dawn”) as of March 31, 2010, and this resulted in an increase in the noncontrolling interest of $7.9 million.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, such items are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances, such as if there is evidence of impairment.

Note 3    Share-Based and Other Compensation Plans

We maintain a variety of equity-based awards issued under the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Incentive Plan”), which was adopted by the board of directors of Intelsat Global on May 6, 2009. The 2008 Incentive Plan provides for a variety of equity-based awards with respect to Class A common shares of Intelsat Global (the “Class A Shares”), and Class B common shares of Intelsat Global (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards. There were no new equity-based awards granted by Intelsat Global during the three months ended March 31, 2010.

10

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

During the three months ended March 31, 2010, we cancelled 3,825 Class A rollover options in return for cash and we repurchased 1,797 vested Class B Shares. Additionally, during the three months ended March 31, 2009 and 2010, we recorded compensation expense of $0.5 million and $1.3 million, respectively, related to Class A rollover shares. We also recognized compensation expense of $0.1 million, $0.2 million and a credit of $7.6 million during the three months ended March 31, 2010, related to Class A rollover options, Class A options and Class B Shares, respectively.

Note 4    Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering substantially all of our employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility.

The defined benefit retirement plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status. Recent market conditions have resulted in an unusually high degree of volatility and increased risks related to the short-term liquidity of certain investments held by our defined benefit retirement plan, which could impact the value of the plan assets after the date of these condensed consolidated financial statements. Additionally, any significant decline in the fair value of our defined benefit retirement plan assets could affect its funded status. The impact on the funded status as of October 1, the plan’s annual measurement date, is determined based upon market conditions in effect when we completed our annual valuation. During the three months ended March 31, 2010, we made a contribution to the defined benefit retirement plan of $2.4 million. We anticipate that we will make additional contributions of up to approximately $7.2 million to the defined benefit retirement plan during the remainder of 2010. We fund the postretirement medical benefits throughout the year based on benefits paid. We anticipate that our contributions to fund postretirement medical benefits in 2010 will be approximately $4.0 million.

Included in accumulated other comprehensive loss at March 31, 2010 is $106.8 million ($67.4 million, net of tax) that has not yet been recognized in net periodic pension cost, which includes the amortization of unrecognized prior service credits and unrecognized actuarial losses.

Net periodic pension benefit costs included the following components (in thousands):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Service cost	$694	$726
Interest cost	5,176	5,221
Expected return on plan assets	(5,143)	(4,855)
Amortization of unrecognized prior service cost	(43)	(43)
Amortization of unrecognized net loss	—	910

Net periodic costs	$684	$1,959

11

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

Net periodic other postretirement benefit costs included the following components (in thousands):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Service cost	$195	$138
Interest cost	1,202	1,232

Total costs	$1,397	$1,370

(b) Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for our employees in the United States. We recognized compensation expense for these plans of $1.7 million and $1.8 million for the three months ended March 31, 2009 and 2010, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 5    Satellites and Other Property and Equipment

(a) Satellites and Other Property and Equipment, Net

Satellites and other property and equipment, net were comprised of the following (in thousands):

	As of December 31, 2009	As of March 31, 2010
Satellites and launch vehicles	$6,384,964	$6,542,356
Information systems and ground segment	377,237	387,425
Buildings and other	273,518	274,850

Total cost	7,035,719	7,204,631
Less: accumulated depreciation	(1,253,764)	(1,400,231)

Total	$5,781,955	$5,804,400

Satellites and other property and equipment are stated at cost. Satellites and other property and equipment acquired as part of an acquisition are based on their fair value at the date of acquisition.

Satellites and other property and equipment, net as of December 31, 2009 and March 31, 2010 included construction-in-progress of $1.1 billion and $826.4 million, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $13.5 million and $23.3 million were capitalized during the three months ended March 31, 2009 and 2010, respectively.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts provides that such contract may be terminated at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

12

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

(b) Satellite Launch

On February 12, 2010, we successfully launched our IS-16 satellite into orbit. This satellite operates at 58º west longitude and serves programmers, government and corporate broadband customers in Latin America. This satellite entered into service in March 2010.

(c) Satellite Health

On February 1, 2010 our IS-4 satellite experienced an anomaly of its backup satellite control processor (“SCP”). The anomaly has caused this satellite to be deemed unrecoverable, resulting in a net non-cash impairment charge in February 2010 of $6.5 million to write off the remaining carrying value of the IS-4 satellite, which was not insured, and related deferred performance incentive obligations. Launched in 1995, IS-4 was expected to reach its end of service life later in 2010. IS-4 had previously experienced the failure of its primary SCP and was operating on its backup SCP.

See Note 15—Subsequent Events—(a) Satellite Anomaly.

Note 6    Investments

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). Subsequent to the issuance of the accounting pronouncement, SFAS No. 167 was incorporated into the Codification under FASB ASC Topic 810, Consolidations (“FASB ASC 810”). FASB ASC 810 is intended to revise the previous methodology used to determine the primary beneficiary of a Variable Interest Entity (“VIE”). Historically, the analysis was primarily quantitative and contained certain considerations of qualitative factors. FASB ASC 810 eliminates the quantitative approach for determining the primary beneficiary of a VIE and revises the guidance to employ a more qualitative approach to analyzing a VIE, including consideration of the substance of the VIE as well as assessing the underlying factors driving the economics of the VIE. Additionally, the revised guidance requires an ongoing assessment of whether an entity is the primary beneficiary and includes additional disclosure requirements, which are included below, including further description and explanation as to how an entity determined the primary beneficiary of the VIE. Under FASB ASC 810, the primary beneficiary is the entity that consolidates a VIE. We adopted FASB ASC 810 in the first quarter of 2010.

During 2009 and 2010 we had ownership interests in a number of entities which meet the criteria to be classified as a VIE, including WildBlue Communications Inc. (“WildBlue”), Horizons-1, Horizons-2, New Dawn and WP Com, as defined below. We had a noncontrolling ownership interest of approximately 28% in WildBlue in 2009 and accordingly did not consolidate WildBlue in accordance with FASB ASC 810. We have a greater than 50% controlling ownership and voting interest in New Dawn and therefore consolidate the New Dawn joint venture. Horizons-1 and Horizons-2, as well as WP Com, are discussed in further detail below, including our analyses of the primary beneficiary determination as required under FASB ASC 810.

(a) WildBlue Communications, Inc.

Prior to December 15, 2009, we had a noncontrolling ownership interest of approximately 28% in WildBlue, a company offering broadband Internet access services in the continental United States via Ka-band satellite capacity. We accounted for our investment using the equity method of accounting. On December 15, 2009, we sold our ownership interest in WildBlue to Viasat Inc. through a non-cash transaction whereby we

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(UNAUDITED)—(Continued)

March 31, 2010

exchanged our interest in WildBlue for shares of Viasat Inc. common stock. During the three months ended March 31, 2010, we sold all of our shares of Viasat Inc. common stock for $28.6 million, and recorded a $1.3 million gain on the sale within our condensed consolidated statement of operations.

(b) Horizons-1 and Horizons-2

As a result of our acquisition of PanAmSat Holding Corporation (“PanAmSat Holdco”) and its subsidiaries on July 3, 2006 and related transactions (the “PanAmSat Acquisition Transactions”), we have a joint venture with JSAT International, Inc. (“JSAT”), a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC (“Horizons Holdings”), and consists of two investments: Horizons-1 Satellite LLC (“Horizons-1”) and Horizons-2 Satellite LLC (“Horizons-2”). We provide certain services to the joint venture and utilize capacity from the joint venture.

In accordance with the guidance provided under FASB ASC 810, we are required to reassess the primary beneficiary determination of Horizons Holdings on a recurring basis as well as consider more qualitative factors when considering the primary beneficiary. Upon inception of the joint venture, we originally concluded that we were not the primary beneficiary of the joint venture and therefore did not consolidate Horizons Holdings. The assessment considered both quantitative and qualitative factors surrounding the joint venture, including which entity was more exposed to risk of loss or gain as well as other factors such as whether one partner of the joint venture had more voting power or other control of the joint venture. Horizons Holdings is set up with a joint 50/50 share of management authority as well as an equal share of the profits and revenues from Horizons-1 and Horizons-2. Therefore the equal share of quantitative and qualitative rights from the joint venture alone was not persuasive in defining a primary beneficiary. However, JSAT guarantees the payment of the debt at Horizons Holdings which was incurred to finance the construction of the Horizons-2 satellite. As a result, it was determined that we were not the primary beneficiary and would not consolidate Horizons Holdings. Rather, our investment is accounted for using the equity method of accounting. Subsequent to inception, and considering the guidance in FASB ASC 810, there have been no events or revisions to the joint venture which would change our primary beneficiary determination. As of March 31, 2010, we continue to believe that we are not the primary beneficiary of the VIE and therefore we have not consolidated Horizons Holdings.

Horizons-1 owns and operates the Ku-band portion of the Horizons-1 satellite in the fixed satellite services sector, offering service to customers in the Asia-Pacific region. Through our investment in Horizons Holdings, we have an indirect 50% ownership interest in Horizons-1, an investment which is accounted for under the equity method of accounting. Our share of the results of Horizons-1 is included in other income, net in the accompanying condensed consolidated statements of operations and was income of $0.04 million for the three months ended March 31, 2009 and 2010. The investment balance of $12.6 million and $12.0 million as of December 31, 2009 and March 31, 2010, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

During the three months ended March 31, 2009 and 2010, we recorded expenses of $0.9 million in relation to the utilization of Ku-band satellite capacity from Horizons-1. Additionally, we provide TT&C and administrative services for the Horizons-1 satellite. We recorded revenue for these services of $0.2 million during the three months ended March 31, 2009 and 2010.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-1 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a

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(UNAUDITED)—(Continued)

March 31, 2010

result of this agreement, we reduced revenue by $3.8 million and $3.6 million for the three months ended March 31, 2009 and 2010, respectively. The payable due to JSAT was $1.8 million and $2.0 million as of December 31, 2009 and March 31, 2010, respectively.

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons–2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Similar to the Horizons-1 joint venture, we share an indirect 50/50 ownership and voting interest in Horizons-2 with JSAT through our investment in Horizons Holdings. However, unlike Horizons-1, JSAT guarantees the payment of debt for the Horizons-2 joint venture.

The total future joint investment in Horizons-2 is expected to be $113.5 million as of March 31, 2010, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income, net in the accompanying condensed consolidated statements of operations and was income of $0.09 million and $0.08 million for the three months ended March 31, 2009 and 2010, respectively. As of December 31, 2009 and March 31, 2010, the investment balance of $75.3 million and $74.7 million, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $6.1 million during the three months ended March 31, 2009 and 2010. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of December 31, 2009 and March 31, 2010, and a liability of $48.8 million and $42.7 million within other long-term liabilities as of December 31, 2009 and March 31, 2010, respectively, in the accompanying condensed consolidated balance sheets.

We provide TT&C and administrative services for the Horizons-2 satellite. We recorded revenue for these services of $0.2 million during the three months ended March 31, 2009 and 2010. During the three months ended March 31, 2009 and 2010, we recorded expenses of $1.8 million and $1.7 million, respectively, in relation to the utilization of satellite capacity for the Horizons-2 satellite.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-2 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a result of this agreement, we reduced revenue by $2.1 million and $2.3 million for the three months ended March 31, 2009 and 2010, respectively. The amount payable to JSAT was $1.8 million and $1.6 million as of December 31, 2009 and March 31, 2010, respectively.

(c) New Dawn

In June 2008, we entered into a project and shareholders’ agreement (the “New Dawn Project Agreement”) with Convergence SPV, Ltd. (“Convergence Partners”) pursuant to which New Dawn, a Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, intends to procure and launch a new satellite to provide satellite transponder services to customers in Africa. We currently expect the satellite to be launched during the fourth quarter of 2010.

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(UNAUDITED)—(Continued)

March 31, 2010

New Dawn entered into a secured loan financing arrangement, which is non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions, on December 5, 2008 to obtain $215.0 million of financing to fund a portion of the cost of construction and launch of the new satellite (see Note 8—Long-Term Debt). In addition, we and Convergence Partners have agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of these costs. Total equity contributions to New Dawn during the first quarter of 2010 were $2.4 million, of which $1.8 million were attributable to us with the remaining $0.6 million contributed by Convergence Partners. New Dawn and its subsidiaries are unrestricted subsidiaries for purposes of applicable indentures and credit agreements of ours and our wholly-owned subsidiaries.

We have agreed to provide sales and marketing services, engineering and administrative support services, and have agreed to perform satellite-related consulting and technical services for New Dawn. The services include the provision of program management services with respect to the satellite and launch vehicle construction programs as well as TT&C services for the new satellite. In addition, for a fee of $15.0 million together with assumption of continuing payment obligations, we assigned New Dawn a launch service contract to provide for the launch of the Intelsat New Dawn satellite.

Convergence Partners has at its option the ability to require us to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period as defined in the New Dawn Project Agreement. As a result of this option, as of each balance sheet date, we have reflected within mezzanine equity the estimated amount that we would pay to Convergence Partners as if the option was exercised. This amount reflects the fair value analysis we performed at March 31, 2010, which resulted in a $7.9 million increase in the fair value. The $7.9 million change in fair value is shown as a reduction in our paid-in capital at March 31, 2010. We have assessed the significance of the Level 3 inputs to the overall valuation and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy (see Note 2—Fair Value Measurements).

We consolidated New Dawn within our condensed consolidated financial statements, net of eliminating entries. Additionally, we accounted for the percentage interest in New Dawn owned by Convergence Partners as a noncontrolling interest. We recorded the transaction in accordance with the guidance provided under the Distinguishing Liabilities from Equity topic of the Codification specifically related to the classification and measurement of redeemable securities.

(d) WP Com

We have formed a joint venture with Corporativo W. Com S. de R.L. de C.V. (“Corporativo”) named WP Com, S. de R.L. de C.V. (“WP Com”). We own 49% of the voting equity shares and 88% of the economic interest in WP Com and Corporativo owns the remaining 51% of the voting equity shares. PanAmSat de Mexico, S. de R.L. de C.V. (“PAS de Mexico”) is a subsidiary of WP Com, 99.9% of which is owned by WP Com, with the remainder of the equity interest split between us and Corporativo. We formed WP Com to enable us to operate in Mexico, and PAS de Mexico acts as a reseller of our satellite services to customers in Mexico. Profits and losses of WP Com are allocated to the joint venture partners based upon the voting equity shares.

We have determined that this joint venture meets the criteria of a VIE under FASB ASC 810. In accordance with FASB ASC 810, we evaluated this joint venture to determine the primary beneficiary. We have concluded that we are the primary beneficiary because we influence the underlying business drivers of PAS de Mexico, including being the sole provider for satellite services that PAS de Mexico resells. Furthermore, we have modified our pricing for these services to ensure that PAS de Mexico continues to operate in the Mexican market. Corporativo does not fund any of the operating expenses of PAS de Mexico. Thus, we have consolidated

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(UNAUDITED)—(Continued)

March 31, 2010

WP Com within our condensed consolidated financial statements and we have accounted for the percentage interest in the voting equity of WP Com owned by Corporativo as a noncontrolling interest, which is included in the equity section of our condensed consolidated balance sheet in accordance with FASB ASC 810.

Note 7    Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	As of December 31, 2009	As of March 31, 2010
Goodwill	$6,780,827	$6,780,827
Trade name	70,400	70,400
Orbital locations	2,387,700	2,387,700

We determine the estimated fair value of our rights to operate at orbital locations using the build up method, as described below, to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method does not generate positive value for the right to operate at an orbital location, but the right is expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations.

Under the build up method, the amount an investor would be willing to pay for the right to operate a satellite business at an orbital location within our network is calculated by first estimating the cash flows that typical market participants would assume could be available from the right to operate satellites using the orbital locations in a similar market. It is assumed that rather than acquiring such a business, the buyer would hypothetically start with the right to operate at the orbital locations and build a new operation with similar attributes. Thus the buyer or builder is considered to incur the start-up costs and losses typically associated with such a business, including costs for all other tangible and intangible assets.

We account for goodwill and other non-amortizable intangible assets in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other (“FASB ASC 350”), and have deemed these assets to have indefinite lives. Therefore, these assets are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. During the first quarter of 2009, we recognized a non-cash impairment charge of $499.1 million related to the impairment of our rights to operate at orbital locations resulting from an increase in the discount rate used in our valuation process. There was no similar impairment charge recognized during the first quarter of 2010.

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consist of the following (in thousands):

	As of December 31, 2009			As of March 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$743,760	$(270,905)	$472,855	$743,760	$(297,292)	$446,468
Customer relationships	534,030	(28,366)	505,664	534,030	(34,529)	499,501
Technology	2,700	(2,620)	80	2,700	(2,640)	60

Total	$1,280,490	$(301,891)	$978,599	$1,280,490	$(334,461)	$946,029

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(UNAUDITED)—(Continued)

March 31, 2010

Intangible assets are amortized based on the expected pattern of consumption. We recorded amortization expense of $36.5 million and $32.6 million for the three months ended March 31, 2009 and the three months ended March 2010, respectively.

In the first quarter of 2009, the FASB revised FASB ASC 350 to provide additional guidance for determining the useful life of intangible assets. The revised guidance provides that we are required to disclose on an interim and annual basis our policy related to the renewal or extension of the term of our intangible assets. Our policy is to expense all costs incurred to renew or extend the terms of our intangible assets. The renewal expenses for each of the three months ended March 31, 2009 and 2010 were immaterial to our results of operations.

Note 8    Long-Term Debt

The carrying amounts and fair values of our notes payable and long-term debt were as follows (in thousands):

	As of December 31, 2009		As of March 31, 2010
	Amount	Fair Value	Amount	Fair Value
Intelsat S.A.:
6.5% Senior Notes due November 2013	$353,550	$328,802	$353,550	$345,171
Unamortized discount on 6.5% Senior Notes	(92,653)	—	(88,145)	—
7.625% Senior Notes due April 2012	485,841	478,553	485,841	496,772
Unamortized discount on 7.625% Senior Notes	(71,932)	—	(65,248)	—

Total Intelsat S.A. obligations	674,806	807,355	685,998	841,943

Intelsat Luxembourg:
11.25% Senior Notes due February 2017	2,805,000	2,812,013	2,805,000	2,966,287
11.5% / 12.5% Senior PIK Election Notes due February 2017	2,149,991	2,106,991	2,284,365	2,347,185

Total Intelsat Luxembourg obligations	4,954,991	4,919,004	5,089,365	5,313,472

Intelsat Jackson:
11.25% Senior Notes due June 2016	1,048,220	1,132,078	1,048,220	1,137,319
Unamortized premium on 11.25% Senior Notes	5,619	—	5,468	—
11.5% Senior Notes due June 2016	284,595	306,651	284,595	305,940
9.5% Senior Notes due June 2016	701,913	751,047	701,913	749,292
9.25% Senior Notes due June 2016	55,035	55,794	55,035	57,583
Senior Unsecured Credit Facilities due February 2014	195,152	176,515	195,152	181,394
New Senior Unsecured Credit Facilities due February 2014	810,876	733,437	810,876	753,709
8.5% Senior Notes due 2019	500,000	513,750	500,000	523,750
Unamortized discount on 8.5% Senior Notes	(4,119)	—	(4,052)	—

Total Intelsat Jackson obligations	3,597,291	3,669,272	3,597,207	3,708,987

Intermediate Holdco:
9.25% aggregate principal amount at maturity of $4,545 Senior Discount Notes due February 2015	4,516	4,640	4,545	4,699
9.5% aggregate principal amount at maturity of $481,020 Senior Discount Notes due February 2015	477,385	490,513	481,020	497,278

Total Intermediate Holdco obligations	481,901	495,153	485,565	501,977

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(UNAUDITED)—(Continued)

March 31, 2010

	As of December 31, 2009		As of March 31, 2010
	Amount	Fair Value	Amount	Fair Value
Intelsat Sub Holdco:
8.5% Senior Notes due January 2013	883,346	901,013	883,346	897,745
8.875% Senior Notes due January 2015	681,012	703,145	681,012	701,442
Senior Secured Credit Facilities due July 2013	334,408	317,420	333,546	323,873
8.875% Senior Notes due January 2015, Series B	400,000	413,000	400,000	412,000
Unamortized discount on 8.875% Senior Notes	(73,759)	—	(71,225)	—
Capital lease obligations	191	191	93	93
7% Note payable to Lockheed Martin Corporation	5,000	5,000	—	—

Total Intelsat Sub Holdco obligations	2,230,198	2,339,769	2,226,772	2,335,153

New Dawn:
Senior Secured Debt Facility	72,652	72,652	75,290	75,290
Mezzanine Facility Term Loan	42,137	42,137	54,909	54,909

New Dawn obligations	114,789	114,789	130,199	130,199

Intelsat Corp:
Senior Secured Credit Facilities due January 2014	1,733,391	1,630,427	1,728,923	1,680,687
Unamortized discount on Senior Secured Credit Facilities	(10,785)	—	(10,194)	—
Senior Secured Credit Facilities due July 2012	204,648	195,644	186,852	182,798
9.25% Senior Notes due August 2014	658,119	676,217	658,119	676,217
9.25% Senior Notes due June 2016	580,719	599,592	580,719	609,755
6.875% Senior Secured Debentures due January 2028	125,000	104,688	125,000	109,225
Unamortized discount on 6.875% Senior Secured Debentures	(24,369)	—	(24,233)	—

Total Intelsat Corp obligations	3,266,723	3,206,568	3,245,186	3,258,682

Total Intelsat S.A. consolidated long-term debt	15,320,699	$15,551,910	15,460,292	$16,090,413

Less:
Current portion of capital lease obligations	191		93
Current portion of long-term debt	97,498		92,498

Total current portion	97,689		92,591

Total consolidated long-term debt, excluding current portion	$15,223,010		$15,367,701

The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. Substantially all of the inputs used to determine the fair value are classified as Level 1 inputs within the fair value hierarchy from FASB ASC 820, except our senior secured credit facilities, the inputs for which are classified as Level 2. The fair values of the New Dawn obligations and the note payable to Lockheed Martin Corporation approximate their respective book values.

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(UNAUDITED)—(Continued)

March 31, 2010

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of a senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. During the three months ended March 31, 2010, New Dawn drew $13.8 million under this facility to fund future capital expenditures. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of the London Inter-Bank Offered Rate (“LIBOR”) plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 1/2% on any unused commitments under the credit facilities. During the three months ended March 31, 2010, New Dawn incurred satellite related capital expenditures of $18.5 million.

Senior Secured Revolving Credit Facilities

No amounts were outstanding under our revolving credit facilities as of March 31, 2010; however, we had aggregate outstanding letters of credit of $17.9 million under the revolver portion of Intelsat Sub Holdco’s senior secured credit facilities and $1.8 million under the revolver portion of Intelsat Corp’s senior secured credit facilities. Intelsat Sub Holdco and Intelsat Corp had $252.9 million (net of standby letters of credit) and $152.5 million (net of standby letters of credit), respectively, of availability remaining under their senior secured credit facilities at that date. The ability of Intelsat Sub Holdco to borrow under its revolving credit facility is subject to compliance by its indirect parent, Intelsat S.A., with a senior secured debt covenant included in the indenture governing Intelsat S.A.’s senior notes (as in effect on July 3, 2006, the date on which the Intelsat Sub Holdco credit agreement was executed). As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility.

See Note 15—Subsequent Events—(b) Consent Solicitation.

Note 9    Derivative Instruments and Hedging Activities

Interest Rate Swaps

We are subject to interest rate risk primarily associated with our variable rate borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk includes: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed rate debt. In order to mitigate this risk, we have entered into interest rate swap agreements to reduce the impact of interest rate movements on future interest expense by converting substantially all of our floating-rate debt to a fixed rate.

As of March 31, 2010, we held interest rate swaps with an aggregate notional amount of $2.3 billion with maturities ranging from 2011 to 2014. These swaps were entered into as further described below to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest.

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(UNAUDITED)—(Continued)

March 31, 2010

On March 15, 2010, our interest rate basis swap with an aggregate notional principal amount of $312.5 million matured.

On March 14, 2010, our five-year interest rate swap to hedge interest expense on a notional amount of $625.0 million (originally $1.25 billion of debt, and reduced under the original terms of the swap agreement) expired.

The counterparties to such agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

All of these interest rate swaps were undesignated as of March 31, 2010. The swaps have been marked-to-market with any change in fair value recorded within losses on derivative financial instruments in our condensed consolidated statements of operations.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of our derivatives. The fair value measurement of derivatives could result in either a net asset or a net liability position for us. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting arrangements as applicable and necessary. When the swaps are in net liability position for us, the credit valuation adjustments are calculated by determining the total expected exposure of the derivatives, incorporating the current and potential future exposures and then applying an applicable credit spread to the exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from traded levels of our debt. Accordingly, as of March 31, 2010 we recorded a non-cash credit valuation adjustment of approximately $0.6 million as a reduction to our liability.

As of December 31, 2009 and March 31, 2010, $11.2 million and $3.6 million was included in other current liabilities, respectively, and $88.6 million and $103.3 million was included in other long-term liabilities, respectively, within our condensed consolidated balance sheets related to the interest rate swaps.

Put Option Embedded Derivative Instrument

We have a contingent put option embedded within the indenture governing Intelsat Sub Holdco’s 8 7/8% Senior Notes due 2015 which meets the criteria under FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”), to be bifurcated from the debt host instrument and classified as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and will subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. The fair value of the put option embedded derivative as of March 31, 2010 was $10.5 million based on our fair value analysis and $4.1 million of non-cash gain was recorded within gains or losses on derivative financial instruments during the three months ended March 31, 2010.

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(UNAUDITED)—(Continued)

March 31, 2010

In accordance with disclosure requirements provided under FASB ASC 815, we include the following tabular presentation, which sets forth the fair value of our derivatives by category (in thousands):

		Asset Derivatives		Liability Derivatives
Derivatives not designated as hedging instruments	Balance Sheet Location	December 31, 2009	March 31, 2010	December 31, 2009	March 31, 2010
Undesignated interest rate swaps (a)	Other long-term liabilities	$15,662	$21,775	$104,263	$125,086
Undesignated interest rate swaps	Other current liabilities	—	—	11,249	3,638
Put option embedded derivative	Other long-term liabilities	—	—	14,600	10,480

Total derivatives		$15,662	$21,775	$130,112	$139,204

(a)	The value of undesignated interest rate swaps on our condensed consolidated balance sheet at March 31, 2010 is net of $21.8 million, which represents the fair value of options permitting us to terminate the underlying swaps. The fair value of these options is classified as an asset derivative in the table above.

The following tabular presentation sets forth the effect of the derivative instruments on the condensed consolidated statements of operations (in thousands):

Derivatives not designated as hedging instruments	Presentation in Statements of Operations	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Undesignated interest rate swaps	Losses on derivative financial instruments	$7,956	$33,987
Put option embedded derivative	Gains on derivative financial instruments	—	(4,120)

Total unrealized losses on derivative financial instruments		$7,956	$29,867

Note 10    Income Taxes

The majority of our operations are located in taxable jurisdictions, including Luxembourg, the United States and the United Kingdom. Our Luxembourg companies generated a loss for the period ended March 31, 2010. Due to our cumulative losses in recent years, and the inherent uncertainty associated with the realization of future income in the near term, we recorded a full valuation allowance against the net operating losses generated in Luxembourg. The difference between tax expense (benefit) reported in the condensed consolidated statements of operations and tax computed at statutory rates is attributable to the valuation allowance on losses generated in Luxembourg, the provision for foreign taxes, which were principally in the United States and the United Kingdom, as well as withholding taxes on revenue earned in many of the foreign markets in which we operate.

As of December 31, 2009 and March 31, 2010, our gross unrecognized tax benefits were $86.9 million and $90.1 million, respectively (including interest and penalties), of which $68.1 million and $67.3 million, respectively, if recognized, would affect our effective tax rate. As of December 31, 2009 and March 31, 2010, we had recorded reserves for interest and penalties in the amount of $5.2 million and $5.8 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits

22

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

as income tax expense. Since December 31, 2009, the change in the balance of unrecognized tax benefits consisted of an increase of $2.5 million related to current period tax positions and an increase of $0.7 million related to prior period tax positions.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider Luxembourg, the United States and the United Kingdom to be our significant tax jurisdictions. Our Luxembourg, U.S. and U.K. subsidiaries are subject to federal, state and local income tax examination for periods beginning after December 31, 2002. During the third quarter of 2008, the United States Internal Revenue Service began an audit of Intelsat Holding Corporation and its subsidiaries for the years ended December 31, 2005 and 2006. We expect the audit to be closed for the period under review in the next twelve months. At this time, we are not able to anticipate the probability of any adjustments.

We believe it is reasonably possible that in the next twelve months we will recognize a decrease in unrecognized tax benefits of up to $27.2 million related to the expiration of certain statutes of limitations or the conclusion of ongoing audits. Within the next twelve months, we believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows.

Prior to August 20, 2004, our subsidiary, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on, or prior to, the day of the closing of the PanAmSat recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2009 and March 31, 2010, we had a tax indemnification receivable of $2.3 million.

Note 11    Restructuring Costs

Our restructuring costs include our historical facilities restructuring plans and management-approved restructuring plans to consolidate and integrate the management and operations of Intelsat and PanAmSat subsequent to consummation of the PanAmSat Acquisition Transactions.

We approved a facilities restructuring plan subsequent to the consummation of the PanAmSat Acquisition Transactions which included the closure of PanAmSat’s former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. These costs relate primarily to payments due on existing lease obligations that are expected to be incurred and paid through 2011. PanAmSat also had recorded liabilities in connection with its 2002 approval of a plan to restructure several of its United States locations and close certain

23

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

facilities, some of which are currently being leased through 2011. The facilities restructuring liability was $2.9 million and $2.5 million as of December 31, 2009 and March 31, 2010, respectively, the current portion of which is included in accounts payable and accrued liabilities, with the remainder in other long-term liabilities in our condensed consolidated balance sheets. We made cash payments of $0.4 million during the three months ended March 31, 2010 in connection with the facilities restructuring plan and we expect to pay $1.9 million within the next 12 months. No additional charges related to the facilities restructuring plan are expected to be incurred.

Note 12    Contingencies

(a) Litigation and Claims

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

(b) LCO Protection

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for lifeline connectivity obligation (“LCO”) protection, which constrain our ability to price services in some circumstances. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of March 31, 2010, we had approximately $139.1 million of backlog covered by LCO contracts and to date we have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

(c) Launch Service Providers

One of our launch service providers, Sea Launch Company L.L.C. (“Sea Launch”), with which we have contracted for the future launch of one satellite, and have options for the launch of four additional satellites, has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. As of March 31, 2010, we had approximately $43 million outstanding of payments made to Sea Launch relating to satellite launches that Sea Launch is still required to provide us. While Sea Launch is continuing to operate as a debtor-in-possession, and while we may receive full or partial credit for prior payments relating to the launches if Sea Launch is unable to perform the launches, there can be no assurance that Sea Launch will honor its contractual obligations to us, or do so without charging us significant additional amounts beyond what is provided for in our current agreements. In addition, should we try to procure alternative launch services for the satellites involved, there can be no assurance that we will not incur significant delays and significant additional expenses as a result.

Note 13    Business and Geographic Segment Information

We operate in a single industry segment, in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

24

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. Our customer agreements also cover services that we procure from third parties and resell, which we refer to as off-network services. These services can include transponder services and other satellite-based transmission services in frequencies not available on our network. Under the category off-network and other revenues, we also include revenues from consulting and other services that we provide to other satellite operators.

The geographic distribution of our revenue was as follows:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
North America	50%	46%
Europe	16%	16%
Africa and Middle East	17%	18%
Latin America and Caribbean	10%	13%
Asia Pacific	7%	7%

Approximately 4% of our revenue was derived from our largest customer during both the three months ended March 31, 2009 and 2010. Our ten largest customers accounted for approximately 21% of our revenue for both the three months ended March 31, 2009 and 2010.

Our revenues were derived from the following services, with Off-Network and Other revenues shown separately from On-Network revenues (in thousands, except percentages):

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2010
On-Network Revenues
Transponder services	$444,192	70%	$450,641	73%
Managed services	83,937	13%	79,374	13%
Channel	34,135	6%	31,284	5%

Total on-network revenues	562,264	89%	561,299	91%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	38,820	6%	49,572	8%
Satellite-related services	30,763	5%	10,269	1%

Total off-network and other revenues	69,583	11%	59,841	9%

Total	$631,847	100%	$621,140	100%

25

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

Note 14    Related Party Transactions

(a) Shareholders Agreement

The shareholders of Intelsat Global entered into shareholders agreements on February 4, 2008. The shareholders agreements and the articles of incorporation of Intelsat Global provide, among other things, for the governance of Intelsat Global and its subsidiaries and provide specific rights to and limitations upon the holders of Intelsat Global’s share capital with respect to shares held by such holders.

(b) Monitoring Fee Agreements and Transaction Fees

Intelsat Luxembourg, our direct wholly-owned subsidiary, has a monitoring fee agreement dated February 4, 2008 (the “2008 MFA”) with BC Partners Limited and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. We recorded expense for services associated with the 2008 MFA of $5.8 million and $6.2 million during the three months ended March 31, 2009 and 2010, respectively.

(c) Ownership by Management

Certain directors, officers and key employees of Intelsat Global and its subsidiaries hold restricted shares, options and share-based compensation arrangements (“SCAs”) of Intelsat Global. In May 2009, Intelsat Global issued new restricted shares, SCAs and options to certain directors, officers and key employees under the 2008 Incentive Plan. Additionally, in May 2009, certain of our executive officers also purchased shares of Intelsat Global. In the aggregate, these shares and arrangements outstanding as of March 31, 2010 provided for the issuance of approximately 13.0% of the voting equity of Intelsat Global on a fully diluted basis.

(d) Horizons

We have a 50% ownership interest in Horizons-1 and Horizons-2 as a result of a joint venture with JSAT (see Note 6—Investments).

(e) New Dawn

We have a 74.9% ownership interest in New Dawn as a result of a project and shareholders’ agreement with Convergence Partners (see Note 6—Investments).

(f) WP Com

We have a 49% ownership interest in WP Com as a result of a joint venture with Corporativo (see Note 6—Investments).

(g) Receivable from Parent

We had a receivable from Intelsat Global as of December 31, 2009 and March 31, 2010 of $3.3 million and $3.4 million, respectively.

26

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

Note 15    Subsequent Events

(a) Satellite Anomaly

On April 5, 2010, our Galaxy 15 satellite experienced an anomaly. We have transitioned all media traffic on this satellite to our Galaxy 12 satellite, which is the designated in-orbit spare for the North American region. Galaxy 15 is an Orbital Star-2 satellite manufactured by Orbital Sciences Corporation. Along with the manufacturer, we are conducting a technical investigation with respect to the anomaly and if we conclude that we are unable to restore our communications with the satellite, an impairment loss could be recognized in a future period. The net book value of the satellite at March 31, 2010 was $142.4 million.

(b) Consent Solicitation

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing the 2012 Intelsat S.A. Notes and the 2013 Intelsat S.A. Notes. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million, which was expensed during the second quarter of 2010.

Note 16    Supplemental Consolidating Financial Information

In connection with the acquisition of Intelsat S.A. by Intelsat Holdings in January 2005, and related amalgamations, Intelsat Sub Holdco issued $2.6 billion aggregate principal amount of debt (the “2005 Acquisition Finance Notes”), the majority of which was tendered and repurchased in change of control offers in June 2008. The 2005 Acquisition Finance Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco, our indirect wholly-owned subsidiary, and certain wholly-owned subsidiaries of Intelsat Sub Holdco (the “Subsidiary Guarantors”).

On February 11, 2005, Intelsat S.A. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015 (the “2015 Discount Notes”), yielding approximately $305.3 million of net proceeds at issuance. On March 3, 2005, Intelsat Luxembourg transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Luxembourg. Following these transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Luxembourg, and Intelsat Luxembourg became an obligor on the 2015 Discount Notes.

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg transferred the obligation on the 2015 Discount Notes to its wholly-owned subsidiary, Intermediate Holdco. Intermediate Holdco became an obligor on the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes and Intelsat Luxembourg became a guarantor of the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes. The 2015 Discount Notes are not guaranteed by any of Intelsat Luxembourg’s direct or indirect subsidiaries.

27

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

March 31, 2010

In connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg issued $1.33 billion of 11 1/4% Senior Notes due 2016 and $260.0 million of Floating Rate Senior Notes due 2013 (collectively, the “July 2006 Notes”). The July 2006 Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A. The July 2006 Notes are not guaranteed by any of Intelsat Luxembourg’s direct or indirect subsidiaries.

On January 12, 2007, Intelsat Luxembourg issued $600.0 million in Floating Rate Senior Notes due 2015 (the “Refinancing Notes”), which were fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Luxembourg transferred certain of its assets and certain of its liabilities and obligations (including the July 2006 Notes, the Refinancing Notes and its senior unsecured credit facility) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson. Intelsat Jackson became the obligor on the July 2006 Notes and the Refinancing Notes and a guarantor of the 2005 Acquisition Finance Notes and the 2015 Discount Notes, and Intelsat Luxembourg confirmed its guarantee of the 2015 Discount Notes, the July 2006 Notes, the Refinancing Notes and the 2005 Acquisition Finance Notes.

On February 7, 2008, Intelsat Jackson redeemed, pursuant to their terms, all $260.0 million of its Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Refinancing Notes.

In addition, on June 27, 2008, Intelsat Luxembourg issued the 11 1/4% Senior Notes due 2017 and the 11  1/2%/12  1/2% Senior PIK Election Notes due 2017, which are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors. Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

28

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF MARCH 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$15,485	$382	$101	$88	$118,974	$82,152	$245,481	$(82,152)	$380,511
Receivables, net of allowance	3,380	—	—	—	185,241	185,198	108,285	(185,198)	296,906
Deferred income taxes	—	—	—	—	1,547	1,547	49,464	(1,547)	51,011
Prepaid expenses and other current assets	850	18,534	—	—	23,529	23,389	18,256	(29,828)	54,730
Intercompany receivables	—	—	—	—	806,690	11,390,988	127,480	(12,325,158)	—

Total current assets	19,715	18,916	101	88	1,135,981	11,683,274	548,966	(12,623,883)	783,158
Satellites and other property and equipment, net	—	—	—	—	3,244,582	3,244,486	2,557,944	(3,242,612)	5,804,400
Goodwill	—	—	—	—	3,434,165	—	3,346,662	—	6,780,827
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	471,761	—	474,268	—	946,029
Investment in affiliates	878,855	6,162,987	10,131,448	7,543,724	(42,118)	(42,691)	87,617	(24,632,205)	87,617
Other assets	—	122,244	29,028	3,505	268,815	142,101	90,800	(250,481)	406,012

Total assets	$898,570	$6,304,147	$10,160,577	$7,547,317	$10,318,316	$15,027,170	$7,759,227	$(40,749,181)	$17,266,143

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,347	$353	$—	$—	$69,283	$68,428	$111,375	$(74,867)	$175,919
Accrued interest payable	26,657	76,809	86,772	7,687	37,164	352	30,271	(352)	265,360
Current portion of long-term debt	—	—	—	—	3,448	—	89,143	—	92,591
Deferred satellite performance incentives	—	—	—	—	4,069	4,069	12,151	(4,069)	16,220
Other current liabilities	—	—	1,220	—	72,392	71,980	45,656	(71,980)	119,268
Intercompany payables	477,524	182,430	222,061	52,153		—	—	(934,168)	—

Total current liabilities	505,528	259,592	310,053	59,840	186,356	144,829	288,596	(1,085,436)	669,358
Long-term debt, net of current portion	685,998	5,089,364	3,597,208	485,565	2,223,231	—	3,286,335	—	15,367,701
Deferred satellite performance incentives, net of current portion	—	—	—		22,329	22,329	103,021	(22,329)	125,350
Deferred revenue, net of current portion	—	—	—	—	208,595	208,595	87,515	(208,595)	296,110
Deferred income taxes	34,840	13,594	50,656	3,601	—	—	546,465	(108,381)	540,775
Accrued retirement benefits	—	—	—	—	73,470	73,470	165,556	(73,470)	239,026
Other long-term liabilities	—	61,848	39,673	—	60,611	30,131	175,009	(30,131)	337,141
Redeemable noncontrolling interest	—	—	—	—	—	—	16,604	—	16,604
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,035	4,959,000	3,602,000	484,000	200	72	(9,714,307)	5,000
Other shareholder’s equity (deficit)	(332,796)	210,714	1,203,987	3,396,311	7,059,724	14,547,616	3,090,054	(29,506,532)	(330,922)

Total liabilities and shareholder’s equity (deficit)	$898,570	$6,304,147	$10,160,577	$7,547,317	$10,318,316	$15,027,170	$7,759,227	$(40,749,181)	$17,266,143

(Certain totals may not add due to the effects of rounding)

29

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$2,207	$41	$227,610	$104,992	$209,781	$(104,992)	$477,571
Receivables, net of allowance	3,282	—	—	—	180,019	180,013	111,238	(180,013)	294,539
Deferred income taxes	—	—	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	—	—	16,206	16,023	19,918	(19,266)	33,561
Intercompany receivables	—	—	—	—	638,361	11,526,269	107,008	(12,271,638)	—

Total current assets	25,779	16,115	2,207	41	1,063,273	11,828,374	497,511	(12,576,986)	856,314
Satellites and other property and equipment, net	—	—	—	—	3,220,658	3,220,466	2,559,435	(3,218,604)	5,781,955
Goodwill	—	—	—	—	3,434,165	—	3,346,662	—	6,780,827
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	490,684	—	487,915	—	978,599
Investment in affiliates	962,656	6,091,942	9,971,587	7,407,372	(32,832)	(41,903)	88,902	(24,358,822)	88,902
Other assets	—	124,926	27,955	3,789	255,663	121,747	92,382	(228,224)	398,238

Total assets	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$243	$—	$83,443	$81,436	$123,255	$(84,680)	$206,401
Accrued interest payable	11,651	220,740	20,356	—	82,911	3,416	33,718	(3,416)	369,376
Current portion of long-term debt	—	—	—	—	8,448	5,000	89,241	(5,000)	97,689
Deferred satellite performance incentives	—	—	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	1,293	—	72,737	72,298	48,464	(72,298)	122,494
Intercompany payables	474,422	12,595	206,467	51,884	—	—	—	(745,368)	—

Total current liabilities	488,269	233,843	228,359	51,884	251,513	166,124	309,387	(914,736)	814,643
Long-term debt, net of current portion	674,806	4,954,990	3,597,292	481,901	2,221,559	—	3,292,462	—	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	3,746	—	—	548,719	(106,477)	548,719
Accrued retirement benefits	—	—	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	33,500	—	61,936	29,510	176,290	(29,510)	335,159
Redeemable noncontrolling interest	—	—	—	—	—	—	8,884	—	8,884
Shareholder’s equity:
Ordinary shares	5,000	669,036	4,959,000	3,602,000	484,000	200	70	(9,714,306)	5,000
Other shareholder’s equity	(217,625)	297,591	1,132,942	3,271,671	6,923,372	14,638,489	3,061,043	(29,323,246)	(215,763)

Total liabilities and shareholder’s equity	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

(Certain totals may not add due to the effects of rounding)

30

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(in thousands)

	Intelsat, S.A.	Intelsat Luxemborg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$381,920	$381,920	$395,938	$(538,638)	$621,140

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	82,585	390,440	171,490	(547,158)	97,357
Selling, general and administrative	1,167	6,298	169	30	9,423	8,290	28,032	(8,290)	45,119
Depreciation and amortization	—	—	—	—	107,702	88,683	89,117	(88,695)	196,807
Impairment of asset value	—	—	—	—	—	—	6,538	—	6,538
Losses on derivative financial instruments	—	—	12,634	—	172	—	17,061	—	29,867

Total operating expenses	1,167	6,298	12,803	30	199,882	487,413	312,238	(644,143)	375,688

Income (loss) from operations	(1,167)	(6,298)	(12,803)	(30)	182,038	(105,493)	83,700	105,505	245,452
Interest expense, net	28,685	152,121	77,916	11,826	24,289	130	44,987	(130)	339,824
Subsidiary income (loss)	(75,922)	79,774	168,589	145,299	(2,976)	(572)	—	(314,192)	—
Other income, net	—	—	—	—	1,926	1,922	847	(1,922)	2,773

Income (loss) before income taxes	(105,774)	(78,645)	77,870	133,443	156,699	(104,273)	39,560	(210,479)	(91,599)
Provision for (benefit from) income taxes	(3,144)	(497)	(1,904)	(145)	11,400	5,645	6,119	(5,645)	11,829

Net income (loss)	(102,630)	(78,148)	79,774	133,588	145,299	(109,918)	33,441	(204,834)	(103,428)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	810	—	810

Net income (loss) attributable to Intelsat S.A.	$(102,630)	$(78,148)	$79,774	$133,588	$145,299	$(109,918)	$34,251	$(204,834)	$(102,618)

(Certain totals may not add due to the effects of rounding)

31

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$377,603	$377,603	$389,547	$(512,906)	$631,847

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	71,559	382,988	167,264	(518,291)	103,520
Selling, general and administrative	3,012	5,804	106	15	6,562	5,848	31,011	(5,848)	46,510
Depreciation and amortization	—	—	—	—	121,239	98,383	89,690	(98,383)	210,929
Impairment of asset value	—	—	—	—	355,000	—	144,100	—	499,100
Losses on derivative financial instruments	—	—	2,047	—	695	—	5,214	—	7,956

Total operating expenses	3,012	5,804	2,153	15	555,055	487,219	437,279	(622,522)	868,015

Loss from operations	(3,012)	(5,804)	(2,153)	(15)	(177,452)	(109,616)	(47,732)	109,616	(236,168)
Interest expense, net	32,497	155,614	73,101	10,882	32,045	472	46,814	(705)	350,720
Loss on early extinguishment of debt	(380)	—	—	—	—	—	—	(14,496)	(14,876)
Subsidiary income (loss)	(507,494)	(346,033)	(270,779)	(211,426)	417	237	—	1,335,078	—
Other income (expense), net	—	—	—	—	1,315	1,315	(383)	(1,315)	932

Loss before income taxes	(543,383)	(507,451)	(346,033)	(222,323)	(207,765)	(108,536)	(94,929)	1,429,588	(600,832)
Provision for (benefit from) income taxes	—	43	—	—	3,661	3,499	(46,950)	(3,499)	(43,246)

Net loss	(543,383)	(507,494)	(346,033)	(222,323)	(211,426)	(112,035)	(47,979)	1,433,087	(557,586)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	(60)	—	(60)

Net loss attributable to Intelsat S.A.	$(543,383)	$(507,494)	$(346,033)	$(222,323)	$(211,426)	$(112,035)	$(48,039)	$1,433,087	$(557,646)

(Certain totals may not add due to the effects of rounding)

32

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(1,649)	$(183,014)	$(14,668)	$(53)	$112,891	$103,256	$141,310	$(73,625)	$84,448

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(118,509)	(118,509)	(71,953)	118,445	(190,526)
Proceeds from sale of investment	—	—	—	—	28,594	28,594	—	(28,594)	28,594
Disbursements for intercompany loans	(433)	—	—	—	(140,174)	(17,000)	—	157,607	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(6,105)	—	(6,105)
Investment in subsidiaries	(4,250)	—	—	—	(1,399)	—	—	5,649	—
Other investing activities	—	—	—	—	—	—	4,896	—	4,896

Net cash used in investing activities	(4,683)	—	—	—	(231,488)	(106,915)	(73,162)	253,107	(163,141)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	—	(5,862)	(5,000)	(22,263)	5,000	(28,125)
Proceeds from issuance of long-term debt	—	—	—	—	—	—	13,774	—	13,774
Proceeds from (repayment of) intercompany borrowing	—	167,281	12,562	100	17,000	(13,000)	(26,769)	(157,174)	—
Capital contribution from parent	—	—	—	—	—	—	5,649	(5,649)	—
Noncontrolling interest in New Dawn	—	—	—	—	—	—	610	—	610
Principal payments on deferred satellite performance incentives	—	—	—	—	(778)	(778)	(3,537)	778	(4,315)
Principal payments on capital lease obligations	—	—	—	—	—	—	(98)	—	(98)

Net cash provided by (used in) financing activities	—	167,281	12,562	100	10,360	(18,778)	(32,634)	(157,045)	(18,154)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(399)	(403)	186	403	(213)

Net change in cash and cash equivalents	(6,332)	(15,733)	(2,106)	47	(108,636)	(22,840)	35,700	22,840	(97,060)
Cash and cash equivalents, beginning of period	21,817	16,115	2,207	41	227,610	104,992	209,781	(104,992)	477,571

Cash and cash equivalents, end of period	$15,485	$382	$101	$88	$118,974	$82,152	$245,481	$(82,152)	$380,511

(Certain totals may not add due to the effects of rounding)

33

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(6,135)	$(167,962)	$(20,938)	$—	$201,265	$145,973	$75,721	$(145,972)	$81,952

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(99,073)	(99,073)	(33,477)	99,073	(132,550)
Proceeds from sale of other property and equipment	—	—	—	—	450	450	294	(450)	744
Repayment from (disbursements for) intercompany loans	—	—	—	—	(4,446)	13,048	—	(8,602)	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(6,105)	—	(6,105)
Investment in affiliate debt	—	—	—	—	(347,953)	—	—	347,953	—
Other investing activities	—	—	—	—	—	—	1,187	—	1,187

Net cash used in investing activities	—	—	—	—	(451,022)	(85,575)	(38,101)	437,974	(136,724)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	—	(5,861)	(5,000)	(22,263)	(342,954)	(376,078)
Proceeds from issuance of long-term debt	—	—	—	—	354,000	—	28,485	—	382,485
Proceeds from (repayment of) intercompany borrowings	3,000	—	14,494	—	—	—	(13,048)	(4,446)	—
Debt issuance costs	—	—	—	—	(7,331)	—	—	—	(7,331)
Principal payments on deferred satellite performance incentives	—	—	—	—	(5,502)	(5,502)	(3,857)	5,502	(9,359)
Principal payments on capital lease obligations	—	—	—	—	(1,492)	(1,492)	(88)	1,492	(1,580)

Net cash provided by (used in) financing activities	3,000	—	14,494	—	333,814	(11,994)	(10,771)	(340,406)	(11,863)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	287	287	(1,133)	(287)	(846)

Net change in cash and cash equivalents	(3,135)	(167,962)	(6,444)	—	84,344	48,691	25,716	(48,691)	(67,481)
Cash and cash equivalents, beginning of period	6,286	181,650	20,166	50	149,003	74,815	113,056	(74,815)	470,211

Cash and cash equivalents, end of period	$3,151	$13,688	$13,722	$50	$233,347	$123,506	$138,772	$(123,506)	$402,730

(Certain totals may not add due to the effects of rounding)

34

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2010

(in thousands, except percentages, share and per share amounts and where otherwise noted)

On March 3, 2005, Intelsat Luxembourg transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Luxembourg.

In connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg issued $750.0 million of 9.25% Senior Notes due 2016 (the “Jackson Guaranteed Notes”). The Jackson Guaranteed Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, its indirect wholly-owned subsidiary, Intelsat Sub Holdco, and the Subsidiary Guarantors.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Luxembourg transferred certain of its assets and certain of its liabilities and obligations (including the Jackson Guaranteed Notes) to Intelsat Jackson. Intelsat Jackson became the obligor on the Jackson Guaranteed Notes and Intelsat Luxembourg confirmed its guarantee of the Jackson Guaranteed Notes.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statement would not be material to investors.

Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

35

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF MARCH 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$15,485	$382	$119,075	$118,974	$245,569	$(118,974)	$380,511
Receivables, net of allowance	3,380	—	185,241	185,241	108,285	(185,241)	296,906
Deferred income taxes	—	—	1,547	1,547	49,464	(1,547)	51,011
Prepaid expenses and other current assets	850	18,534	23,529	23,529	18,256	(29,968)	54,730
Intercompany receivables	—	—	584,630	806,690	75,324	(1,466,644)	—

Total current assets	19,715	18,916	914,022	1,135,981	496,898	(1,802,374)	783,158
Satellites and other property and equipment, net	—	—	3,244,582	3,244,582	2,557,944	(3,242,708)	5,804,400
Goodwill	—	—	3,434,165	3,434,165	3,346,662	(3,434,165)	6,780,827
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	471,761	471,761	474,268	(471,761)	946,029
Investment in affiliates	878,855	6,162,987	2,545,606	(42,118)	87,617	(9,545,331)	87,616
Other assets	—	122,244	297,843	268,815	94,305	(377,194)	406,013

Total assets	$898,570	$6,304,147	$12,713,109	$10,318,316	$7,710,664	$(20,678,663)	$17,266,143

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,347	$353	$69,283	$69,283	$111,375	$(75,722)	$175,919
Accrued interest payable	26,657	76,809	123,937	37,164	37,957	(37,164)	265,360
Current portion of long-term debt	—	—	3,448	3,448	89,143	(3,448)	92,591
Deferred satellite performance incentives	—	—	4,069	4,069	12,151	(4,069)	16,220
Other current liabilities	—	—	73,612	72,392	45,656	(72,392)	119,268
Intercompany payables	477,524	182,430	—	—	—	(659,954)	—

Total current liabilities	505,528	259,592	274,349	186,356	296,282	(852,749)	669,358
Long-term debt, net of current portion	685,998	5,089,364	5,820,439	2,223,231	3,771,900	(2,223,231)	15,367,701
Deferred satellite performance incentives, net of current portion	—	—	22,329	22,329	103,021	(22,329)	125,350
Deferred revenue, net of current portion	—	—	208,595	208,595	87,515	(208,595)	296,110
Deferred income taxes	34,840	13,594	50,656	—	550,066	(108,381)	540,775
Accrued retirement benefits	—	—	73,470	73,470	165,556	(73,470)	239,026
Other long-term liabilities	—	61,848	100,284	60,611	175,009	(60,611)	337,141
Redeemable noncontrolling interest	—	—	—	—	16,604	—	16,604
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,035	4,959,000	484,000	3,602,070	(9,714,105)	5,000
Other shareholder’s equity (deficit)	(332,796)	210,714	1,203,987	7,059,724	(1,057,359)	(7,415,192)	(330,922)

Total liabilities and shareholder’s equity (deficit)	$898,570	$6,304,147	$12,713,109	$10,318,316	$7,710,664	$(20,678,663)	$17,266,143

(Certain totals may not add due to the effects of rounding)

36

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$229,817	$227,610	$209,822	$(227,610)	$477,571
Receivables, net of allowance	3,282	—	180,019	180,019	111,238	(180,019)	294,539
Deferred income taxes	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	16,206	16,206	19,918	(19,449)	33,561
Intercompany receivables	—	—	431,894	638,361	55,123	(1,125,378)	—

Total current assets	25,779	16,115	859,013	1,063,273	445,667	(1,553,533)	856,314
Satellites and other property and equipment, net	—	—	3,220,658	3,220,658	2,559,435	(3,218,796)	5,781,955
Goodwill	—	—	3,434,165	3,434,165	3,346,662	(3,434,165)	6,780,827
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	490,684	490,684	487,915	(490,684)	978,599
Investment in affiliates	962,656	6,091,942	2,531,383	(32,832)	88,902	(9,553,149)	88,902
Other assets	—	124,926	283,619	255,663	96,170	(362,140)	398,238

Total assets	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$83,686	$83,443	$123,254	$(86,686)	$206,401
Accrued interest payable	11,651	220,740	103,268	82,911	33,717	(82,911)	369,376
Current portion of long-term debt	—	—	8,448	8,448	89,241	(8,448)	97,689
Deferred satellite performance incentives	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	74,030	72,737	48,464	(72,737)	122,494
Intercompany payables	474,422	12,595	—	—	—	(487,017)	—

Total current liabilities	488,269	233,843	273,406	251,513	309,385	(741,773)	814,643
Long-term debt, net of current portion	674,806	4,954,990	5,818,851	2,221,559	3,774,363	(2,221,559)	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	—	552,465	(106,477)	548,719
Accrued retirement benefits	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	95,436	61,936	176,290	(61,936)	335,159
Redeemable noncontrolling interest	—	—	—	—	8,884	—	8,884
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,959,000	484,000	3,602,070	(9,714,106)	5,000
Other shareholder’s equity (deficit)	(217,625)	297,591	1,132,942	6,923,372	(1,074,658)	(7,277,385)	(215,763)

Total liabilities and shareholder’s equity (deficit)	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

(Certain totals may not add due to the effects of rounding)

37

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(in thousands)

	Intelsat, S.A.	Intelsat Luxemborg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$381,920	$381,920	$395,938	$(538,638)	$621,140

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	82,585	82,585	171,490	(239,303)	97,357
Selling, general and administrative	1,167	6,298	9,592	9,423	28,062	(9,423)	45,119
Depreciation and amortization	—	—	107,702	107,702	89,117	(107,714)	196,807
Impairment of asset value	—	—	—	—	6,538	—	6,538
Losses on derivative financial instruments	—	—	12,806	172	17,061	(172)	29,867

Total operating expenses	1,167	6,298	212,685	199,882	312,268	(356,612)	375,688

Income (loss) from operations	(1,167)	(6,298)	169,235	182,038	83,670	(182,026)	245,452
Interest expense, net	28,685	152,121	102,205	24,289	56,813	(24,289)	339,824
Subsidiary income (loss)	(75,922)	79,774	20,314	(2,976)	—	(21,190)	—
Other income, net	—	—	1,926	1,926	847	(1,926)	2,773

Income (loss) before income taxes	(105,774)	(78,645)	89,270	156,699	27,704	(180,853)	(91,599)
Provision for (benefit from) income taxes	(3,144)	(497)	9,496	11,400	5,974	(11,400)	11,829

Net income (loss)	(102,630)	(78,148)	79,774	145,299	21,730	(169,453)	(103,428)
Net loss attributable to noncontrolling interest	—	—	—	—	810	—	810

Net income (loss) attributable to Intelsat S.A.	$(102,630)	$(78,148)	$79,774	$145,299	$22,540	$(169,453)	$(102,618)

(Certain totals may not add due to the effects of rounding)

38

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$377,603	$377,603	$389,547	$(512,906)	$631,847

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	71,559	71,559	167,264	(206,862)	103,520
Selling, general and administrative	3,012	5,804	6,668	6,562	31,026	(6,562)	46,510
Depreciation and amortization	—	—	121,239	121,239	89,690	(121,239)	210,929
Impairment of asset value	—	—	355,000	355,000	144,100	(355,000)	499,100
Losses on derivative financial instruments	—	—	2,742	695	5,214	(695)	7,956

Total operating expenses	3,012	5,804	557,208	555,055	437,294	(690,358)	868,015

Loss from operations	(3,012)	(5,804)	(179,605)	(177,452)	(47,747)	177,452	(236,168)
Interest expense, net	32,497	155,614	105,146	32,045	57,696	(32,278)	350,720
Loss on early extinguishment of debt	(380)	—	—	—	—	(14,496)	(14,876)
Subsidiary income (loss)	(507,494)	(346,033)	(58,936)	417	—	912,046	—
Other income (expense), net	—	—	1,315	1,315	(383)	(1,315)	932

Loss before income taxes	(543,383)	(507,451)	(342,372)	(207,765)	(105,826)	1,105,965	(600,832)
Provision for (benefit from) income taxes	—	43	3,661	3,661	(46,950)	(3,661)	(43,246)

Net loss	(543,383)	(507,494)	(346,033)	(211,426)	(58,876)	1,109,626	(557,586)
Net income attributable to noncontrolling interest	—	—	—	—	(60)	—	(60)

Net loss attributable to Intelsat S.A.	$(543,383)	$(507,494)	$(346,033)	$(211,426)	$(58,936)	$1,109,626	$(557,646)

(Certain totals may not add due to the effects of rounding)

39

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(1,649)	$(183,014)	$98,223	$112,891	$141,257	$(83,260)	$84,448

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(118,509)	(118,509)	(71,953)	118,445	(190,526)
Proceeds from sale of investment	—	—	28,594	28,594	—	(28,594)	28,594
Disbursements for intercompany loans	(433)	—	(140,174)	(140,174)	—	280,781	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(6,105)	—	(6,105)
Investment in subsidiaries	(4,250)	—	(1,399)	(1,399)	—	7,048	—
Other investing activities	—	—	—	—	4,896	—	4,896

Net cash used in investing activities	(4,683)	—	(231,488)	(231,488)	(73,162)	377,680	(163,141)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(5,862)	(5,862)	(22,263)	5,862	(28,125)
Proceeds from issuance of long-term debt	—	—	—	—	13,774	—	13,774
Proceeds from (repayment of) intercompany borrowing	—	167,281	29,562	17,000	(26,669)	(187,174)	—
Capital contribution from parent	—	—	—	—	5,649	(5,649)	—
Noncontrolling interest in New Dawn	—	—	—	—	610	—	610
Principal payments on deferred satellite performance incentives	—	—	(778)	(778)	(3,537)	778	(4,315)
Principal payments on capital lease obligations	—	—	—	—	(98)	—	(98)

Net cash provided by (used in) financing activities	—	167,281	22,922	10,360	(32,534)	(186,183)	(18,154)

Effect of exchange rate changes on cash	—	—	(399)	(399)	186	399	(213)

Net change in cash and cash equivalents	(6,332)	(15,733)	(110,742)	(108,636)	35,747	108,636	(97,060)
Cash and cash equivalents, beginning of period	21,817	16,115	229,817	227,610	209,822	(227,610)	477,571

Cash and cash equivalents, end of period	$15,485	$382	$119,075	$118,974	$245,569	$(118,974)	$380,511

(Certain totals may not add due to the effects of rounding)

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INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:	$(6,135)	$(167,962)	$180,327	$201,265	$75,721	$(201,264)	$81,952

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(99,073)	(99,073)	(33,477)	99,073	(132,550)
Proceeds from sale of other property and equipment	—	—	450	450	294	(450)	744
Disbursements for intercompany loans	—	—	(4,446)	(4,446)	—	8,892	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(6,105)	—	(6,105)
Investment in affiliate debt	—	—	(347,953)	(347,953)	—	695,906	—
Other investing activities	—	—	—	—	1,187	—	1,187

Net cash used in investing activities	—	—	(451,022)	(451,022)	(38,101)	803,421	(136,724)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(5,861)	(5,861)	(22,263)	(342,093)	(376,078)
Proceeds from issuance of long-term debt	—	—	354,000	354,000	28,485	(354,000)	382,485
Proceeds from (repayment of) intercompany borrowings	3,000	—	14,494	—	(13,048)	(4,446)	—
Debt issuance costs	—	—	(7,331)	(7,331)	—	7,331	(7,331)
Principal payments on deferred satellite performance incentives	—	—	(5,502)	(5,502)	(3,857)	5,502	(9,359)
Principal payments on capital lease obligations	—	—	(1,492)	(1,492)	(88)	1,492	(1,580)

Net cash provided by (used in) financing activities	3,000	—	348,308	333,814	(10,771)	(686,214)	(11,863)

Effect of exchange rate changes on cash and cash equivalents	—	—	287	287	(1,133)	(287)	(846)

Net change in cash and cash equivalents	(3,135)	(167,962)	77,900	84,344	25,716	(84,344)	(67,481)
Cash and cash equivalents, beginning of period	6,286	181,650	169,169	149,003	113,106	(149,003)	470,211

Cash and cash equivalents, end of period	$3,151	$13,688	$247,069	$233,347	$138,822	$(233,347)	$402,730

(Certain totals may not add due to the effects of rounding)

41

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and their notes included elsewhere in this Quarterly Report. See “Forward-Looking Statements” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below.

Overview

We operate the world’s largest fixed satellite services business, providing a critical layer in the global communications infrastructure. We provide our infrastructure services on a satellite fleet comprised of over 50 satellites covering 99% of the earth’s populated regions. Our satellite capacity is complemented by Intelsat ONESM, our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers, deliver services in more countries and distribute more television channels than any other commercial satellite operator.

Results of Operations

Three Months Ended March 31, 2009 and 2010

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010	Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009
			Increase (Decrease)	Percentage Change
Revenue	$631,847	$621,140	$(10,707)	(2)%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	103,520	97,357	(6,163)	(6)
Selling, general and administrative	46,510	45,119	(1,391)	(3)
Depreciation and amortization	210,929	196,807	(14,122)	(7)
Impairment of asset value	499,100	6,538	(492,562)	(99)
Losses on derivative financial instruments	7,956	29,867	21,911	NM

Total operating expenses	868,015	375,688	(492,327)	(57)

Income (loss) from operations	(236,168)	245,452	481,620	NM
Interest expense, net	350,720	339,824	(10,896)	(3)
Loss on early extinguishment of debt	(14,876)	—	14,876	NM
Other income, net	932	2,773	1,841	NM

Loss before income taxes	(600,832)	(91,599)	509,233	(85)
Provision for (benefit from) income taxes	(43,246)	11,829	55,075	NM

Net loss	(557,586)	(103,428)	454,158	(81)%
Net (income) loss attributable to noncontrolling interest	(60)	810	870	NM

Net loss attributable to Intelsat S.A.	$(557,646)	$(102,618)	$455,028	(82)%

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Revenue

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. Our customer agreements also cover services that we procure from third parties and resell, which we refer to as off-network services. These services can include transponder services and other satellite-based transmission services sourced from other operators often in frequencies not available on our network. Under the category Off-Network and Other revenues, we also include revenues from consulting and other services.

The following table sets forth our comparative revenue by service type, with Off-Network and Other revenues shown separately from On-Network revenues, for the periods shown (in thousands, except percentages):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$444,192	$450,641	$6,449	1%
Managed services	83,937	79,374	(4,563)	(5)
Channel	34,135	31,284	(2,851)	(8)

Total on-network revenues	562,264	561,299	(965)	(0)

Off-Network and Other Revenues
Transponder, MSS and other off-network services	38,820	49,572	10,752	28
Satellite-related services	30,763	10,269	(20,494)	(67)

Total off-network and other revenues	69,583	59,841	(9,742)	(14)

Total	$631,847	$621,140	$(10,707)	(2)%

Revenue for the three months ended March 31, 2010 decreased by $10.7 million, or 2%, as compared to the three months ended March 31, 2009, due primarily to a decline in satellite-related services revenues as a result of a launch vehicle resale which occurred in the first quarter of 2009, with no similar resale in the first quarter of 2010. By service type, our revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $6.4 million, due mostly to a $5.8 million increase in revenue from network service customers, resulting from new business, renewals and customers transitioning from managed services. Customers located in the Africa and Middle East region produced the highest growth. The change also reflects a $1.2 million increase in revenues resulting from new services and renewals sold primarily to customers of our Intelsat General business.

•

Managed services—an aggregate decrease of $4.6 million, due mostly to a $3.7 million decrease in revenue from network services customers for broadband solutions primarily in the Africa and Middle East region.

•

Channel—an aggregate decrease of $2.9 million related to a continued decline from the migration of point to point satellite traffic to fiber optic cables across transoceanic routes, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $10.8 million, primarily due to a $6.3 million increase in transponder services related to customers of our Intelsat General business and $4.6 million in increased mobile satellite services (“MSS”) revenue from usage-based mobile services.

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•

Satellite-related services—an aggregate decrease of $20.5 million, resulting primarily from $22.1 million in launch vehicle resale revenues recorded in the first quarter of 2009 with no similar resales occurring in the first quarter of 2010. This was partially offset by an increase in professional services revenue from customers of our Intelsat General business during the three months ended March 31, 2010.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue decreased by $6.2 million, or 6%, to $97.4 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. The decrease was primarily due to a $6.8 million decline in cost of sales to $46.8 million related to off-network and other revenues. The $6.8 million decline consisted of a decrease of $17.8 million primarily related to the resale of a launch vehicle by our satellite-related services business in the first quarter of 2009, offset by an increase of $10.9 million for purchases of fixed and mobile off-network capacity related to increased services sold primarily to our Intelsat General customers.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $1.4 million, or 3%, to $45.1 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. The decrease was primarily due to $6.0 million in lower compensation costs associated with the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Incentive Plan”), partially offset by an increase of $3.4 million due to bad debt expense incurred during the three months ended March 31, 2010 as compared to a credit in the prior year period.

Depreciation and Amortization

Depreciation and amortization expense decreased by $14.1 million, or 7%, to $196.8 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. This decrease was primarily due to:

•	a decrease of $21.0 million in depreciation expense due to certain satellites becoming fully depreciated and the impairment of our IS-4 satellite in 2010;

•	a decrease of $5.2 million in depreciation expense due to certain ground and other assets becoming fully depreciated; and

•	a decrease of $4.0 million in amortization expense for our amortizable intangibles primarily due to the pattern of consumption methodology; partially offset by

•	an increase of $11.4 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2009 and the first quarter of 2010; and

•	an increase of $4.6 million in depreciation expense resulting from changes in the estimated remaining useful lives of certain satellites.

Income (loss) from Operations

Our income (loss) from operations increased by $481.6 million to income from operations of $245.5 million for the three months ended March 31, 2010 as compared to a loss from operations of $236.2 million for the three months ended March 31, 2009. In addition to the impacts described above, our financial results were affected by certain material pre-tax charges incurred during the three months ended March 31, 2010, as discussed below:

•	a $6.5 million non-cash impairment charge recorded in the first quarter of 2010 to write off our IS-4 satellite, which was deemed unrecoverable after an anomaly occurring in February 2010; and

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•

a $29.9 million loss recognized on our derivative financial instruments for the three months ended March 31, 2010 due to cash settlements for interest, representing the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay, together with changes resulting from marking the instruments to fair value.

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. We also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net decreased by $10.9 million, or 3%, to $339.8 million for the three months ended March 31, 2010, as compared to $350.7 million for the three months ended March 31, 2009. The decrease in interest expense, net was principally due to the following:

•	a decrease of $11.1 million due to lower interest rates on our variable rate debt in the first quarter of 2010 as compared to 2009; and

•	a decrease of $9.8 million from higher capitalized interest expense due to an increase in the number of satellites under construction as compared to 2009; partially offset by

•

a net increase of $7.5 million in interest expense associated with the issuance of the Intelsat Jackson Holdings S.A. 8½% Senior Notes due 2019, which were primarily used to repay $400 million of the Intelsat (Luxembourg) S.A. 11½%/12½% Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) in October 2009, and interest paid-in-kind that was accreted into the principal of the 2017 PIK Notes.

The non-cash portion of total interest expense, net was $97.4 million for the three months ended March 31, 2010 and included $72.0 million of payment-in-kind interest expense. The remaining non-cash interest expense was primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt was $14.9 million for the three months ended March 31, 2009, with no similar charge during the three months ended March 31, 2010. The 2009 loss on early extinguishment of debt was recognized in connection with Intelsat Sub Holdco’s purchase of $114.2 million of Intelsat S.A.’s outstanding 7 5/8% Senior Notes due 2012 (the “2012 Intelsat S.A. Notes”) and $346.5 million of Intelsat S.A.’s outstanding 6 1/2% Senior Notes due 2013 (the “2013 Intelsat S.A. Notes”) pursuant to a cash tender offer (the “Tender Offer”). The loss was primarily driven by the difference between the carrying value of the Intelsat S.A. notes purchased and the cash amount paid for the purchase. The value of Intelsat S.A.’s notes had been adjusted to fair value as of February 4, 2008 in connection with the New Sponsors Acquisition Transactions.

Other Income, Net

Other income, net was $2.8 million for the three months ended March 31, 2010 as compared to $0.9 million for the three months ended March 31, 2009. The increase of $1.8 million was primarily due to a $1.3 million gain recorded related to our sale of Viasat, Inc. common stock during the three months ended March 31, 2010 and a $0.6 million increase in exchange rate gains, primarily due to the U.S. dollar strengthening against the Brazilian real, which impacts our service contracts with our Brazilian customers.

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Provision for (Benefit from) Income Taxes

We had a provision for income taxes of $11.8 million for the three months ended March 31, 2010 as compared to a benefit from income taxes of $43.2 million for the three months ended March 31, 2009. The difference was principally due to a higher pre-tax loss in certain taxable jurisdictions, primarily related to orbital slot impairment charges in the United States during the three months ended March 31, 2009, as compared to pre-tax income in certain taxable jurisdictions in the three months ended March 31, 2010.

On March 23, 2010, H.R. 3590, The Patient Protection and Affordable Care Act, was enacted. On March 30, 2010, the Health Care and Education Reconciliation Act of 2010 was enacted. Included in the new legislation is a provision that affected the tax treatment of Medicare Part D subsidy payments. With the change in law, the subsidy will still not be taxed, but an equal amount of expenditures by the plan sponsor will not be deductible. Therefore, the expected future tax deduction will be reduced by an amount equal to the subsidy, and any previously recognized deferred tax asset must be reversed. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”) Topic 740, Income Taxes, the expense associated with adjusting this deferred tax asset is recognized as tax expense in continuing operations in the period the change in tax law is enacted. We recorded an increase of $2.9 million to tax expense related to the change in law during the three months ended March 31, 2010.

EBITDA

EBITDA consists of earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under United States generally accepted accounting principles (“U.S. GAAP”), and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net loss attributable to Intelsat S.A. to EBITDA for the periods shown is as follows (in thousands):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Net loss attributable to Intelsat S.A.	$(557,646)	$(102,618)
Add:
Interest expense, net	350,720	339,824
Loss on early extinguishment of debt	14,876	—
Provision for (benefit from) income taxes	(43,246)	11,829
Depreciation and amortization	210,929	196,807

EBITDA	$(24,367)	$445,842

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Liquidity and Capital Resources

Cash Flow Items

Our cash flows consisted of the following for the periods shown (in thousands):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Net cash provided by operating activities	$81,952	$84,448
Net cash used in investing activities	(136,724)	(163,141)
Net cash used in financing activities	(11,863)	(18,154)
Net change in cash and cash equivalents	(67,481)	(97,060)

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $2.5 million to $84.4 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. The increased cash flows from operating activities primarily resulted from an increase in deferred revenue in the first quarter of 2010 related to amounts received from customers for long-term service contracts and a decrease in interest paid due to lower interest rates on our variable rate debt. These increases were partially offset by a decrease in net income excluding non-cash items and a prepayment in the first quarter of 2010 related to the procurement of a long-term service contract.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $26.4 million to $163.1 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. This increase was primarily due to higher capital expenditures of $58.0 million associated with satellites under construction, partially offset by proceeds from the sale of our shares of Viasat, Inc. common stock of $28.6 million in the first quarter of 2010.

Net Cash Used in Financing Activities

Net cash used in financing activities increased by $6.3 million to $18.2 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. This increase was primarily due to $28.1 million of long-term debt repayments and $13.8 million of proceeds from the issuance of long-term debt in the first quarter of 2010 compared to net proceeds of $6.4 million from the issuance of long-term debt in the first quarter of 2009. Partially offsetting this increase was a decrease in principal payments on deferred satellite performance incentives primarily related to a $4.9 million advanced performance payment in the first quarter of 2009 for our G-19 satellite.

Long-Term Debt

We are a highly leveraged company and, in connection with the consummation of the New Sponsors Acquisition Transactions, we became a significantly more highly leveraged company, which has resulted in a significant increase in our interest expense.

In connection with the New Sponsors Acquisition Transactions, our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the transaction, resulting in a net decrease of $182.5 million to the carrying value of the debt. This net difference between the fair value and par value of the debt is being amortized as an increase to interest expense over the remaining term of the related debt using the effective interest method.

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Senior Secured Credit Facilities

Intelsat Sub Holdco Senior Secured Credit Facility

Intelsat Sub Holdco entered into an amended and restated credit agreement (the “Sub Holdco Credit Agreement”) on July 3, 2006. The Sub Holdco Credit Agreement provides for a $344.8 million Tranche B Term Loan facility due 2013 and a $270.8 million revolving credit facility due 2012. Up to $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Sub Holdco is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Sub Holdco Credit Agreement are guaranteed by certain of Intelsat Sub Holdco’s subsidiaries, as well as by Intermediate Holdco, and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and subsidiary guarantors, with certain agreed exceptions.

On January 25, 2008, Intelsat Sub Holdco entered into Amendment No. 3 to the Sub Holdco Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement to, among other things:

(a)	change the applicable margin (i) on Above Bank Rate (“ABR”) loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 1.5% per annum and (ii) on London Interbank Offered Rate (“LIBOR”) loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 2.5% per annum;

(b)	reduce the size of the revolving facility by $50.0 million and add a $50.0 million incremental revolving credit facility provision;

(c)	add language requiring the payment of a prepayment premium for prepayments of term loans prior to February 4, 2010;

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0.

The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Sub Holdco Credit Agreement. We were in compliance with this financial maintenance covenant ratio with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 0.1:1.00 as of March 31, 2010. In the event we were to fail to comply with this financial maintenance covenant ratio and were unable to obtain waivers, we would default under the Intelsat Sub Holdco Credit Agreement, and the lenders under the Intelsat Sub Holdco Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and Intelsat Jackson’s unsecured credit agreements.

No amounts were outstanding under the revolving credit facility as of March 31, 2010; however, $17.9 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $252.9 million at such date.

Intelsat Corp Senior Secured Credit Facility

As of March 31, 2010, Intelsat Corp had a revolving credit facility and certain term loans outstanding under the Intelsat Corporation Amended and Restated Credit Agreement (the “Intelsat Corp Amended and Restated

48

Credit Agreement”), which consisted of a $355.9 million Tranche A-3 Senior Secured Term loan due 2012, a $1.8 billion Tranche B-2 Senior Secured Term Loan facility due 2014, and a $175.0 million revolving credit facility due 2012. Up to $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Corp is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Intelsat Corp Amended and Restated Credit Agreement continue to be guaranteed by certain of Intelsat Corp’s subsidiaries and are secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions.

On January 25, 2008, Intelsat Corp entered into Amendment No. 2 to the Intelsat Corp Amended and Restated Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Intelsat Corp Amended and Restated Credit Agreement to, among other things:

(a)	change the applicable margin (i) on ABR loans that are term loans to a rate of 1.5% per annum, (ii) on LIBOR loans that are term loans to a rate of 2.5% per annum, (iii) on ABR loans that are revolving credit loans or swingline loans to a rate of between 1.5% and 1.875%, and (iv) on LIBOR loans that are revolving credit loans or swingline loans to a rate of between 2.5% and 2.875%;

(b)	reduce the size of the revolving facility by $75.0 million and add a $75.0 million incremental revolving credit facility provision;

(c)	require the payment of a prepayment premium for prepayments of term loans prior to February 4, 2011 (with respect to Tranche B-2-A Term Loans) or February 14, 2010 (with respect to Tranche B-2-B Term Loans);

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0.

On February 4, 2008, in connection with the New Sponsors Acquisition, Intelsat Corp also executed a Joinder Agreement by and among Intelsat Corp, the several lenders party thereto and certain other parties, to the Intelsat Corp Amended and Restated Credit Agreement pursuant to which it incurred an additional $150.0 million in aggregate principal amount of Tranche B-2 Term Loan.

The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Intelsat Corp Amended and Restated Credit Agreement. We were in compliance with this financial maintenance covenant ratio, with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 2.43:1.00, as of March 31, 2010. In the event we were to fail to comply with this financial maintenance covenant ratio and were unable to obtain waivers, we would default under the Intelsat Corp Amended and Restated Credit Agreement, and the lenders under the Intelsat Corp Amended and Restated Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and Intelsat Jackson’s unsecured credit agreements.

No amounts were outstanding under the revolving credit facility as of March 31, 2010; however, $1.8 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $152.5 million at such date, assuming that one of the lenders under the revolving credit facility, responsible for approximately $20.8 million of the $175.0 million of aggregate lending commitments, would not

49

provide any funds in response to any future borrowing request. Such lender did not provide any funds in response to a September 2008 borrowing request we made under the revolving credit facility.

Long-Term Debt Changes in 2009

On October 20, 2009, our indirect subsidiary, Intelsat Jackson, completed an offering of $500.0 million aggregate principal amount at maturity of 8 1/2% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance (the “2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Luxembourg in an amount equal to the price paid by Intelsat Luxembourg to purchase $400.0 million face amount of the 2017 PIK Notes from Banc of America Securities LLC at a discount. Intelsat Luxembourg then canceled the purchased 2017 PIK Notes. After giving effect to the purchase of the 2017 PIK Notes and fees and expenses related thereto and the 2009 Jackson Notes Offering, $101.1 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On July 31, 2009, our indirect subsidiary, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8 1/4 % Senior Notes due 2013.

On July 31, 2009, our indirect subsidiary, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of the outstanding 2012 Intelsat S.A. Notes for $93.3 million and $346.5 million of the outstanding 2013 Intelsat S.A. Notes for $254.6 million pursuant to the Tender Offer. Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B (the “2009 Sub Holdco Notes”), completed on February 12, 2009, which yielded $348.3 million of proceeds at issuance, together with cash on hand. The 2009 Sub Holdco Notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

Intelsat S.A. Notes Consent Solicitation

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing the 2012 Intelsat S.A. Notes and the 2013 Intelsat S.A. Notes. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. (as defined) plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million, which was paid and expensed shortly after the conclusion of the consent.

New Dawn Credit Facilities

On December 5, 2008, New Dawn Satellite Company Ltd. (“New Dawn”) entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including Intelsat S.A. and its wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment

50

of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the credit facilities. During the three months ended March 31, 2010, New Dawn incurred satellite related capital expenditures of $18.5 million, and as of March 31, 2010 it had aggregate outstanding borrowings of $130.2 million under the credit facilities.

Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA

In addition to EBITDA, which is calculated as set forth in—Results of Operations, we calculate a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Sub Holdco Credit Agreement. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Sub Holdco Credit Agreement as described in the table and related footnotes below. Sub Holdco Adjusted EBITDA, as presented below, is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain ratios used in the Sub Holdco Credit Agreement, such as the secured debt leverage ratio and the total leverage ratio.

Under the Sub Holdco Credit Agreement, Intelsat Sub Holdco must maintain a pro forma secured net debt leverage ratio not greater than 1.50 to 1.00 at the end of each fiscal quarter, and generally may not incur additional indebtedness (subject to certain exceptions) if the total leverage ratio calculated on a pro forma basis at the time of incurrence would exceed 4.75 to 1.00. In addition, under the investments and dividends covenants contained in the Sub Holdco Credit Agreement, the ability of Intelsat Sub Holdco to make investments and pay dividends is restricted by formulas based on the amount of Sub Holdco Adjusted EBITDA measured from April 1, 2006.

In addition to EBITDA and Sub Holdco Adjusted EBITDA, we also calculate a measure called Intelsat Luxembourg Adjusted EBITDA (previously referred to as New Bermuda Adjusted EBITDA), based on the term Adjusted EBITDA, as defined in the indenture governing Intelsat Luxembourg’s 11 1/4% Senior Notes due 2017 and the 2017 PIK Notes (collectively, the “2008 Luxembourg Notes”).

Intelsat Luxembourg Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the indenture of Intelsat Luxembourg as described in the table and related footnotes below. Intelsat Luxembourg Adjusted EBITDA as presented below is calculated only with respect to Intelsat Luxembourg and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in the indenture governing the 2008 Luxembourg Notes, such as the debt to Intelsat Luxembourg Adjusted EBITDA ratio and the secured indebtedness leverage ratio.

Under Intelsat Luxembourg’s indenture, Intelsat Luxembourg generally may not incur additional indebtedness (subject to certain exceptions) if the debt to Intelsat Luxembourg Adjusted EBITDA ratio calculated on a pro forma basis at the time of such incurrence would exceed 8.00 to 1.00 and Intelsat Luxembourg cannot incur certain liens to secure indebtedness (subject to certain exceptions) if the secured indebtedness leverage ratio, after giving effect to the incurrence, exceeds 2.50 to 1.00. In addition, under this indenture, satisfaction of a 6.75 to 1.00 debt to Intelsat Luxembourg Adjusted EBITDA ratio is generally (subject to certain exceptions) a condition to the making of restricted payments by Intelsat Luxembourg. Furthermore, under the restricted payments covenants contained in this indenture (subject to certain exceptions), the ability of Intelsat Luxembourg to make restricted payments (including the making of investments and the payment of dividends) is restricted by a formula based on the amount of Intelsat Luxembourg Adjusted EBITDA measured from January 1, 2008 and calculated without making pro forma adjustments. There are similar additional covenants in debt agreements of other subsidiaries of Intelsat S.A., including Intelsat Jackson, Intelsat Corp, Intermediate Holdco and Intelsat Sub Holdco, that significantly restrict the ability of these entities to incur additional indebtedness and make restricted payments, in some cases based on the satisfaction of applicable leverage ratios.

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We believe that the inclusion of Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA in this Quarterly Report is appropriate to provide additional information to investors about the calculation of certain covenants in the Sub Holdco Credit Agreement and the indenture governing the 2008 Luxembourg Notes as mentioned above. We believe that some investors may use Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA to evaluate our liquidity and financial condition. Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA are not measures of financial performance under U.S. GAAP, and Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA should not be considered as alternatives to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as indicators of our operating performance, or as alternatives to cash flows from operating activities, determined in accordance with U.S. GAAP, as indicators of cash flows, or as measures of liquidity.

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A reconciliation of net cash provided by Intelsat S.A. operating activities to net loss attributable to Intelsat S.A.; net loss attributable to Intelsat S.A. to Intelsat S.A. EBITDA; Intelsat S.A. EBITDA to Intelsat Luxembourg Adjusted EBITDA; and Intelsat Luxembourg Adjusted EBITDA to Sub Holdco Adjusted EBITDA is as follows (in thousands):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$81,952	$84,448
Depreciation and amortization	(210,929)	(196,807)
Impairment of asset value	(499,100)	(6,538)
Provision for doubtful accounts	1,167	(2,200)
Foreign currency transaction loss	(846)	(213)
Loss on disposal of assets	(1,943)	(13)
Share-based compensation expense	(466)	5,981
Deferred income taxes	49,912	106
Amortization of discount, premium, issuance costs and other non-cash items	(31,276)	(25,447)
Interest paid-in-kind	(72,843)	(71,986)
Loss on early extinguishment of debt	(14,496)	—
Share in gain of unconsolidated affiliates	132	124
Gain on sale of investment	—	1,261
Unrealized gains (losses) on derivative financial instruments	6,505	(4,355)
Other non-cash items	17	(866)
Net (income) loss attributable to noncontrolling interest	(60)	810
Changes in operating assets and liabilities	134,628	113,077

Net loss attributable to Intelsat S.A.	(557,646)	(102,618)

Add (Subtract):
Interest expense, net	350,720	339,824
Loss on early extinguishment of debt	14,876	—
Provision for (benefit from) income taxes	(43,246)	11,829
Depreciation and amortization	210,929	196,807

Intelsat S.A. EBITDA	(24,367)	445,842

Add (Subtract):
Parent and intercompany expenses, net (1)	2,922	2,307
EBITDA from unrestricted subsidiaries (2)	(512)	(790)
Compensation and benefits (3)	1,635	(5,981)
Management fees (4)	5,797	6,178
Share in gain of unconsolidated affiliates (5)	(132)	(124)
Impairment of asset value (6)	499,100	6,538
Losses on derivative financial instruments (7)	7,956	29,867
Gain on sale of investment (8)	—	(1,261)
Non-recurring and other non-cash items (9)	4,264	2,821
Satellite performance incentives (10)	(2,231)	(2,255)

Intelsat Luxembourg Adjusted EBITDA	494,432	483,142

Add (Subtract):
Intelsat Corp Adjusted EBITDA (11)	(185,592)	(186,056)
Parent and intercompany expenses (12)	244	358
Satellite performance incentives (10)	2,231	2,255

Sub Holdco Adjusted EBITDA	$311,315	$299,699

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(1)	Represents expenses incurred at Intelsat S.A. for employee salaries and benefits, office operating costs and other expenses.

(2)	Reflects EBITDA of our unrestricted subsidiary, New Dawn, which is excluded under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.

(3)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit retirement plan and other postretirement benefits that are excludable under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.

(4)	Reflects expenses incurred in connection with the monitoring fee agreements to provide certain monitoring, advisory and consulting services to Intelsat Luxembourg, Intelsat Sub Holdco and their respective subsidiaries.

(5)	Represents gain incurred under the equity method of accounting.

(6)	Represents a first quarter 2009 non-cash impairment charge recorded to write-down our intangible assets determined to have indefinite useful lives in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other, and a first quarter 2010 write-off of our IS-4 satellite, which was deemed to be unrecoverable due to an anomaly, including a write-off of the related deferred performance incentive obligations.

(7)	Represents the changes in the fair value of the undesignated interest rate swaps as well as the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay and the change in the fair value of our put option embedded derivative related to the 2009 Sub Holdco Notes, which are recognized in operating income.

(8)	Represents the gain on the sale of our shares of Viasat, Inc. common stock during the three months ended March 31, 2010.

(9)	Reflects certain non-recurring gains and losses and non-cash items, including costs associated with the migration of our jurisdiction of organization from Bermuda to Luxembourg, expense for services on the Galaxy 13/Horizons-1 and Horizons-2 satellites and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts, which are excluded under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.

(10)	Represents satellite performance incentive interest expense required to be excluded from interest expense for the calculation of Intelsat Luxembourg Adjusted EBITDA, but permitted to be included as part of interest expense for the calculation of Sub Holdco Adjusted EBITDA.

(11)	This measure is reported publicly by our subsidiary, Intelsat Corp, which is not a subsidiary of Intelsat Sub Holdco.

(12)	Reflects expenses of Intelsat Luxembourg and other holding companies not consolidated under Intelsat Sub Holdco.

Funding Sources and Uses

We are a highly leveraged company and have incurred significant additional debt over the last several years, which has resulted in a large increase in our obligations related to debt service, including increased interest expense. We currently expect to use cash on hand, cash flows from operations and availability under our senior secured credit facilities to fund our most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months.

The ability of Intelsat Sub Holdco to borrow under its revolving credit facility is subject to compliance by its indirect parent, Intelsat S.A., with a senior secured debt covenant included in the indenture governing Intelsat S.A.’s senior notes (as in effect on July 3, 2006, the date on which the Sub Holdco Credit Agreement was executed). As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility.

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Backlog

We have historically had and currently have a substantial backlog, which provides some assurance regarding our future revenue expectations. Backlog is our expected future revenue under customer contracts, and includes both cancelable and non-cancelable contracts, although 97% of our backlog as of March 31, 2010 related to contracts that either were non-cancelable or were cancelable subject to substantial termination fees. In certain cases of breach for non-payment or customer bankruptcy, we may not be able to recover the full value of certain contracts or termination fees. Our backlog also includes our pro rata share of backlog of our joint venture investments. Our backlog was approximately $9.4 billion and $9.5 billion as of December 31, 2009 and March 31, 2010, respectively. This backlog reduces the volatility of our net cash provided by operating activities more than would be typical for a company outside our industry.

Capital Expenditures

Our capital expenditures depend on our business strategies and reflect our commercial responses to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which satellites are under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year.

Payments for satellites and other property and equipment during the three months ended March 31, 2010 were $190.5 million, which included $18.5 million of payments made by New Dawn. We have eight satellites in development, including our Intelsat New Dawn satellite, with one additional launch planned in 2010. We successfully launched IS-16 in the first quarter of 2010.

We expect our 2010 total capital expenditures to remain at a range of approximately $825 million to $900 million. Our annual capital expenditures for fiscal years 2011 and 2012 are expected to remain at a range of approximately $800 million to $875 million and $450 million to $525 million, respectively. We intend to fund our capital expenditure requirements through cash on hand, cash provided from operating activities and, if necessary, borrowings under the revolving facilities of our senior secured credit facilities.

Disclosures about Market Risk

See Item 3—Quantitative and Qualitative Disclosures About Market Risk.

Off-Balance Sheet Arrangements

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons-2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Our investment is being accounted for using the equity method of accounting. The total future joint investment in Horizons-2 is expected to be $113.5 million as of March 31, 2010, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income, net in the accompanying condensed consolidated statements of operations and was income of $0.09 million and $0.08 million for the three months ended March 31, 2009 and 2010, respectively. As of December 31, 2009 and March 31, 2010, the investment balance of $75.3 million and $74.7 million, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan

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agreement with a third-party lender. Pursuant to this agreement, we made contributions of $6.1 million in March 31, 2009 and 2010. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of December 31, 2009 and March 31, 2010, and a liability of $48.8 million and $42.7 million within other long-term liabilities as of December 31, 2009 and March 31, 2010, respectively, in the accompanying condensed consolidated balance sheets.

We do not have any other significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations or liquidity.

Recently Adopted Accounting Pronouncements

During the third quarter of 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13 (EITF 08-1), Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASC Subtopic 605-25, Revenue Recognition-Multiple-Element-Arrangements (“ASC Subtopic 605-25”), sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.

ASU 2009-13 amends ASC Subtopic 605-25 to eliminate the requirement that all undelivered elements must have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) before an entity can recognize the portion that is attributable to items already delivered. In the absence of VSOE or TPE of the stand-alone selling price for one or more delivered or undelivered elements in the arrangement, entities will be required to make a best estimate of the selling prices of those elements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted.

Historically, we have entered into contracts with customers to deliver multiple services such as tracking, telemetry and control, satellite capacity and equipment. These elements usually have separate delivery dates. Under the previous guidance, we were typically required to defer the revenue of all deliverables until the undelivered item had been provided because we were unable to determine VSOE or TPE for the undelivered items (primarily capacity). The arrangements with multiple deliverables are not common and are non-standard; therefore, they do not constitute a significant portion of the contracts entered into during a given year.

Intelsat elected to early adopt ASU 2009-13 on a prospective basis, effective for the first quarter of 2010. The adoption of ASU 2009-13 did not have a material impact on Intelsat’s net income for the three months ended March 31, 2010 and is not expected to significantly impact future periods.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

We are primarily exposed to the market risk associated with unfavorable movements in interest rates and foreign currencies. The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in those factors. In addition, with respect to our interest rate swaps as described below, we are exposed to counterparty credit risk, which we seek to minimize through credit support agreements and the review and monitoring of all counterparties. We do not purchase or hold any derivative financial instruments for speculative purposes. On March 15, 2010, our interest rate basis swap with an aggregate notional principal amount of $312.5 million matured. On March 14, 2010, our five-year interest rate swap to hedge interest expense on a notional amount of $625.0 million (originally $1.25 billion of debt, and reduced under the original terms of the swap agreement) expired. During the three months ended March 31, 2010, there were no other material changes to our market risk sensitive instruments and positions as discussed in our Annual Report on Form 10-K for the year ended December 31, 2009.

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Item 4T.	Controls and Procedures

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and procedures that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and timely reported as provided in SEC rules and forms. We periodically review the design and effectiveness of our disclosure controls and procedures worldwide, including compliance with various laws and regulations that apply to our operations. We make modifications to improve the design and effectiveness of our disclosure controls and procedures, and may take other corrective action, if our reviews identify a need for such modifications or actions. In designing and evaluating the disclosure controls and procedures, we recognize that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.

We have carried out an evaluation, under the supervision and the participation of our management, including our principal executive officer and our principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), as of March 31, 2010. Based upon that evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of March 31, 2010.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended March 31, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

Item 1A.	Risk Factors

No material changes in the risks related to our business have occurred since we filed our Annual Report on Form 10-K for the year ended December 31, 2009.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults upon Senior Securities

None.

Item 4.	(Removed and Reserved)

Item 5.	Other Information

On May 6, 2010, David Roux was appointed as a member of our Board of Directors. Mr. Roux is associated with Silver Lake Partners.

Funds and investment vehicles advised or controlled by Silver Lake Partners (“Silver Lake Funds”) hold more than 15% in the aggregate of the outstanding equity of Intelsat Global. As set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, the Silver Lake Funds, or their associates or affiliates, are parties to a monitoring fee agreement with Intelsat Luxembourg, pursuant to which such parties are entitled to receive an annual fee for providing certain monitoring, advisory and consulting services. In addition, affiliates or associates of the Silver Lake Funds own approximately $190.9 million principal amount of Intelsat Luxembourg’s 11 1/4% Senior Notes due 2017 and $650.0 million original principal amount of the 2017 PIK Notes.

Item 6.	Exhibits

Exhibit No.	Document Description
31.1	Certification of the Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended. *

31.2	Certification of the Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended. *

32.1	Certification by the Chief Executive Officer pursuant to 18 U.S.C. Section 1350. *

32.2	Certification by the Chief Financial Officer pursuant to 18 U.S.C. Section 1350. *

*	Filed or furnished herewith.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELSAT S.A.

Date: May 12, 2010	By	/s/ DAVID MCGLADE
David McGlade
Deputy Chairman and Chief Executive Officer

INTELSAT S.A.

Date: May 12, 2010	By	/s/ MICHAEL MCDONNELL
Michael McDonnell
Executive Vice President and Chief Financial Officer

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Exhibit 31.1

CERTIFICATIONS

I, David McGlade, Chief Executive Officer of Intelsat S.A. (the “Company”), certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Intelsat S.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: May 12, 2010	/s/ DAVID MCGLADE
David McGlade Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Michael McDonnell, Chief Financial Officer of Intelsat S.A. (the “Company”), certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Intelsat S.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: May 12, 2010	/s/ MICHAEL MCDONNELL
Michael McDonnell Chief Financial Officer

Exhibit 32.1

CERTIFICATION BY CHIEF EXECUTIVE OFFICER

Pursuant To 18 U.S.C. Section 1350, As Adopted Pursuant

To Section 906 of the Sarbanes-Oxley Act Of 2002

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Intelsat S.A. (the “Company”) hereby certifies that to such officer’s knowledge, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 12, 2010	/s/ DAVID MCGLADE
David McGlade Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.

Exhibit 32.2

CERTIFICATION BY CHIEF FINANCIAL OFFICER

Pursuant To 18 U.S.C. Section 1350, As Adopted Pursuant

To Section 906 of the Sarbanes-Oxley Act Of 2002

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Intelsat S.A. (the “Company”) hereby certifies that to such officer’s knowledge, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 12, 2010	/s/ MICHAEL MCDONNELL
Michael McDonnell Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS

$281,810,000 11 1 /4% Senior Notes due 2017

and

$1,121,692,472 11  1/2%/12 1/2 % Senior PIK Election Notes due 2017

The selling securityholders named herein are selling up to $281,810,000 aggregate principal amount of Intelsat (Luxembourg) S.A.’s 11 1/4% Senior Notes due 2017 and up to $1,121,692,472 aggregate principal amount of Intelsat (Luxembourg) S.A.’s 11  1/2%/12 1/2 % Senior PIK Election Notes due 2017 (together, the “new notes”). The 11¼% Senior Notes due 2017 and the 11½%/12½% Senior PIK Election Notes due 2017 were originally issued on June 27, 2008 pursuant to Rule 144A and Regulation S and the new notes were issued in exchange for the original notes on January 20, 2010. The selling securityholders are affiliates of ours and we have agreed to file this prospectus to register the new notes held by the selling securityholders for resale. We will not receive any proceeds from the sale of the new notes in this offer. For further information, see “Selling Securityholders” beginning on page 150 of this prospectus and “Plan of Distribution” beginning on page 252 of this prospectus.

See “Risk Factors” beginning on page 17 for a description of the business and financial risks associated with the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2010.

Intelsat (Luxembourg) S.A.’s 11¼% Senior Notes due 2017 are referred to as the 2017 notes and Intelsat (Luxembourg) S.A.’s 11  1/2%/12 1/2 % Senior PIK Election Notes due 2017 are referred to as the 2017 PIK notes. The 2017 notes and the 2017 PIK notes are together referred to as the notes. The notes are not guaranteed at this time by any of Intelsat Luxembourg’s subsidiaries. The registered notes issued on the closing of the exchange offer on January 20, 2010 are referred to as the new notes and the unregistered notes initially issued on June 27, 2008 are referred to as the original notes. Unless we indicate differently, references to “notes” for periods prior to the closing of the exchange offer on January 20, 2010 means the original notes, while references to “notes” for periods on or after the closing of the exchange offer means the new notes.

You should rely only on the information contained in this prospectus. We and the selling securityholders have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are offering to sell the new notes only in jurisdictions where these offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

i

The laws of certain jurisdictions may restrict the distribution of this prospectus and the offer and sale of the notes. Persons into whose possession this prospectus or any notes may come must inform themselves about, and observe, any such restrictions on the distribution of this prospectus and the offering and sale of the notes. In particular there are restrictions on the distribution of this prospectus and the offer or sale of the notes in the United States, the European Economic Area, Switzerland, Singapore, Hong Kong and Japan. None of Intelsat Luxembourg, Intelsat S.A. or their respective representatives are making any representation to any offeree or any purchaser of the notes regarding the legality of any investment in the notes by such offeree or purchaser under applicable legal investment or similar laws or regulations. Accordingly, no notes may be offered or sold, directly or indirectly, and neither this prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

ii

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources or based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources, including Satellite Communication & Broadcasting World Markets Survey, Ten Year Outlook dated September 2009, by Euroconsult; World Demand for Commercial Satellite Communications by the U.S. Government and Military Markets, dated May 2009, by Frost & Sullivan; Broadband Satellite Markets, 8th Edition, dated April 2009; Global Assessment of Satellite Demand, 6 th Edition, dated September 2009, by NSR; and Wireless Backhaul via Satellite, 3rd Edition, dated July 2009, by NSR. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

iii

PROSPECTUS SUMMARY

Intelsat (Luxembourg) S.A. is the obligor under the notes offered hereby. The notes are guaranteed by Intelsat S.A. You should read the following summary together with the more detailed information and financial statements and their notes included elsewhere in this prospectus. Investing in the notes involves significant risks, as described in the “Risk Factors” section. In this prospectus, unless otherwise indicated or the context otherwise requires, (1) the terms “we,” “us,” “our,” “the Company” and “Intelsat” refer to Intelsat, Ltd. and its subsidiaries on a consolidated basis prior to the Migration (as defined below) and Intelsat S.A. and its subsidiaries on a consolidated basis subsequent to the Migration, (2) the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., Intelsat, Ltd.’s direct wholly-owned subsidiary, prior to the Migration and the terms “Intelsat Luxembourg” and the “Issuer” refer to Intelsat (Luxembourg) S.A., Intelsat S.A.’s direct wholly-owned subsidiary, subsequent to the Migration, (3) the terms “Serafina” and “Intelsat Global Subsidiary” refer to Intelsat Global Subsidiary, Ltd. (formerly known as Serafina Acquisition Limited) prior to the Migration and to Intelsat Global Subsidiary S.A. subsequent to the Migration, (4) the terms “Serafina Holdings” and “Intelsat Global” refer to Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited) prior to the Migration and to Intelsat Global S.A. subsequent to the Migration, (5) the term “Intelsat Jackson” refers to Intelsat Jackson Holdings, Ltd., a direct wholly-owned subsidiary of Intelsat Bermuda, prior to the Migration and to Intelsat Jackson Holdings S.A., Intelsat Luxembourg’s direct wholly-owned subsidiary, subsequent to the Migration, (6) the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company, Ltd., a direct wholly-owned subsidiary of Intelsat Jackson, prior to the Migration and to Intelsat Intermediate Holding Company S.A. subsequent to the Migration, (7) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., a direct wholly-owned subsidiary of Intermediate Holdco, prior to the Migration and to Intelsat Subsidiary Holding Company S.A. subsequent to the Migration, (8) the term “Intelsat Holdings” refers to our parent, Intelsat Holdings, Ltd., prior to the Migration and to Intelsat Holdings S.A. subsequent to the Migration, (9) the term “PanAmSat Holdco” refers to PanAmSat Holding Corporation, and not to its subsidiaries, prior to the PanAmSat Acquisition Transactions (as defined below) and the term “Intelsat Holding Corporation” refers to Intelsat Holding Corporation, and not to its subsidiaries, thereafter, (10) the terms “Intelsat Corp” and “Intelsat Corporation” refer to PanAmSat Corporation prior to the PanAmSat Acquisition Transactions and to Intelsat Corporation thereafter, (11) the term “PanAmSat” refers to PanAmSat Holding Corporation and its subsidiaries on a consolidated basis prior to the PanAmSat Acquisition Transactions, and (12) the term “PanAmSat Acquisition Transactions” refers to our acquisition of PanAmSat in July 2006 and the related transactions, and the term “New Sponsors Acquisition Transactions” refers to the acquisition of Intelsat Holdings by Serafina in February 2008 and related transactions, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the New Sponsors Acquisition Transactions.” We refer to Intelsat General Corporation, our government business subsidiary, as “Intelsat General.” In this prospectus, unless the context otherwise requires, all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band only.

Overview

Intelsat operates the world’s largest fixed satellite services (“FSS”) business, providing a critical layer in the global communications infrastructure. Based on the scale and global coverage of our network, our extensive customer relationships and our reputation for highly reliable services, we believe that we are the leading FSS company in the world. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers and deliver services in more countries than any other commercial satellite operator.

Our business provides mission critical communication services to the world’s leading media companies, wireline and wireless telecommunications operators, data networking service providers, multinational corporations, and Internet service providers (“ISPs”). We are the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and contractors. The span of our business ranges from global distribution of content for media companies to essential network backbones for communications providers in high-growth emerging markets.

Our business is the most diversified in the FSS sector based on types of service offerings, number of customers and revenue concentration by satellite and geography. This diversity reduces our market and operating risk. Our broad customer base and geographic presence also provide us with early opportunities to support new communications applications in a converging world.

Our satellite-based solutions are a critical component of our customers’ infrastructures. Generally, our customers need the connectivity satellites provide so long as they are in business or pursuing their mission. This gives us stability during economic downturns. Our services also provide strong value in support of our customers’ businesses. For instance, for media applications, our satellite services provide efficient broadcast distribution that is difficult for terrestrial services to match. For network services applications, our satellite solutions provide higher reliability than is available from local terrestrial services, and allow our customers to reach geographies that they would otherwise be unable to serve. The Intelsat network supports:

•	The distribution of television entertainment and news programming;

•	The expansion of wireless networks in emerging regions without adequate infrastructure;

•	Ubiquitous access to broadband for Internet and fixed and mobile networks used by corporations and other organizations;

•	Completion and extension of international, national and regional voice and data networks; and

•	Highly specialized fixed and mobile military applications, such as secure communications networks and bandwidth to enable manned and unmanned aerial vehicle missions.

We provide our infrastructure services on a satellite fleet comprised of over 50 satellites, covering 99% of the earth’s populated regions. Our satellite capacity is complemented by IntelsatONESM, our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We believe that IntelsatONESM provides significant differentiation and is an important element of our growth strategy.

We have a reputation for operational and engineering leadership, built on our experience of over 45 years in the FSS sector. The reliability of our network is outstanding, delivering 99.9998% network availability on station-kept satellites to our customers in 2009. We built our centrally operated, fully integrated network using the world’s largest collection of FSS spectrum rights at valuable orbital locations, from which we can deliver services to established regions as well as higher-growth emerging regions.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for capacity from the commercial sector and governments. The FSS sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We believe these sector characteristics, coupled with our cost-efficient, fully integrated operating structure and favorable tax profile, provide us with an attractive business model.

As of December 31, 2009, our revenue backlog, which is our expected future revenue under existing customer contracts, was approximately $9.4 billion. We typically contract with our customers for long-term commitments of up to 15 years. Approximately 96% of this backlog relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the year ended December 31, 2009, we generated revenue of $2.5 billion, a growth rate of 6% over the combined year ended December 31, 2008.

We believe that our global scale and efficient operating profile, diversified customer sets and sizeable backlog, together with the growing worldwide demand for entertainment and connectivity, provide us with a platform for success.

The FSS Sector

Fixed satellite services are an integral part of the global communications infrastructure. The global FSS sector is expected to generate revenues of approximately $9.6 billion in 2010 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications.

Our customers use our services because of the distinct technical and economic benefits that satellite services provide for certain critical applications. Satellites provide a number of advantages over terrestrial communications systems, including the following:

•	Satellite beams effectively blanket service regions with bandwidth, enabling any user within a coverage area to have equal access to highly reliable bandwidth;

•	Efficient content distribution through the ability to broadcast high quality signals from a single location to many locations simultaneously;

•	The ability to extend beyond terrestrial network end points, or provide an alternative path to terrestrial infrastructure, thus avoiding points of congestion or unreliability;

•	Fast network deployments, with network performance easily replicated across each site regardless of geography or infrastructure, and efficient centralized control and management;

•	Superior end-to-end network availability as compared to the availability of terrestrial networks; and

•	Instant communications infrastructure for disaster recovery.

There is a finite number of geostationary orbital slots in which FSS satellites can be located, and many orbital locations already hold operational satellites. The owners of these satellites operate them under coordination agreements designed to avoid interference with other operators’ satellites.

Today, there are only three FSS operators, including us, providing global services, which is increasingly important as multinationals and governments seek a one-stop solution for obtaining global connectivity. In addition, there are a number of operators with fewer satellites that provide regional and/or national services. Intelsat is the largest of any operator in terms of rights to orbital slots in the most valuable C- and Ku-band spectrums.

We believe a number of trends are creating increasing demand for satellite services, expanding the FSS sector:

•

Globalization of economic activities is increasing the geographic expansion of corporations and the communications networks that support them and creating new audiences for content. Globalization also increases the communications requirements for governments supporting embassy and military applications.

•

Connectivity and broadband access are essential elements of infrastructure supporting the rapid economic growth of developing nations. Globally dispersed organizations are increasingly moving to satellite-based infrastructure to provide better access, reliability and control.

•

Proliferation of content and formats is resulting in increased bandwidth requirements as content owners seek to maximize distribution to multiple viewing audiences across multiple technologies. High definition television (“HDTV”), three-dimensional high definition television (“3DTV”), Internet distribution of traditional television programming, Internet protocol television (“IPTV”) and video to the handset are all examples of the expanding format and distribution requirements of media programmers.

•

Mobility applications, such as wireless phone services, maritime communications and aerial services, are fueling demand for bandwidth on the move. Rapid growth in cellular services for developing regions is expected to transition demand for voice only services to demand for data and video services over time, resulting in increased network bandwidth requirements. Given the low penetration of fixed-line telephone services in emerging markets and the introduction of smart phones and netbooks, Internet access in these markets may be primarily mobile. Significant technology advancements in aerial data and video services for government applications, such as unmanned aerial vehicles, also is resulting in increased demand for satellite-based bandwidth.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a compound annual growth rate (“CAGR”) of 4.1% from 2010 to 2015 according to NSR. The fundamentals of the sector have consistently improved over the past few years, with continued strong demand despite the generally poor economic environment in many regions of the world. The average price per transponder for the period 2009 to 2011 forecasted by NSR in its 2009 study was approximately 12.5% higher than that forecasted for the same period in a similar study issued by NSR in 2006.

Our Strategy

We seek revenue growth and increased cash flows by expanding our leading FSS business in high growth regions and applications while maintaining our focus on operational discipline. Given our efficient operating structure, we believe our strategies will position us to continue to deliver high operating margins, and to generate strong cash flow and growth as our current fleet investment program is completed. The key components of our strategy include the following:

Focus our core business on attractive and growing applications

We have an industry-leading position in each of the customer sets served by our business. We believe our global network and regional strengths will allow us to capture new business opportunities as a result of the following:

Network Services:

•	Growth in multinational enterprise broadband access requirements resulting from globalization;

•	The continued expansion of cellular networks and voice and data growth in emerging regions with inadequate infrastructure; and

•	New broadband connectivity requirements for aerial and maritime applications.

Media:

•	Content and format proliferation, such as standard definition and high definition formats, increasing the capacity needs of our programmer customers;

•	New and expanding direct-to-home (“DTH”) platforms in fast growing emerging regions; and

•	Programmers and broadcasters seeking new global distribution capabilities to deliver content in new regions.

Government:

•	The need for broadband and turn-key networks for in-theatre communications;

•	Rapidly increasing bandwidth requirements resulting from the use of manned and unmanned aerial vehicles; and

•	Hosted payload opportunities as government customers increasingly seek timely and cost efficient access to space, filling capacity gaps by co-locating their space assets on commercial satellites.

Optimize our space-based assets, including orbital locations and spacecraft

We are conducting a significant capital expenditure fleet investment program during the five-year period from 2008 to 2012. Our program is designed to position the Intelsat satellite network to capitalize on the FSS sector’s best growth opportunities globally, while providing optimal coverage to meet needs across our targeted customer sets. By the conclusion of the current investment cycle in 2012, the characteristics of our refreshed fleet are expected to include the following:

•

A significant increase in the proportion of high-power, land mass-focused transponders suitable for broadband and video applications, which typically command a higher price, resulting in an opportunity to increase the overall yield on our fleet;

•	Expanded capacity to serve our faster-growth network services and government customers, particularly in emerging markets;

•	Expanded capacity at our most valuable regional video distribution neighborhoods;

•	Reduced risk of anomalies resulting from the replacement of satellites with known health issues;

•	No significant increase in the total amount of station-kept transponder capacity; and

•	A longer average remaining useful life of our satellite fleet.

Incorporate new technology into our core network to capture growth from new applications and next generation customer requirements

Our global scale, diversity, collection of spectrum rights, technical expertise and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services. Our fleet is large and diversified by coverage, manufacturer and age. As satellites reach the end of their service lives, we have an ongoing opportunity to refresh the technology we use to serve our customers, resulting in flexibility to address new opportunities as they are identified. Our newer assets, including IntelsatONESM, our enhanced terrestrial network, are used to address current market requirements, allowing older assets to be redeployed to serve legacy customer applications still efficiently served by those assets.

As a result, we believe that we are well positioned to accommodate new business models as they are adopted by our customers. We expect to benefit from the general trend towards IP-based networking and distribution, including growing use of new media formats, as well as infrastructure applications in emerging regions.

We are also investing in enhanced technology that is incorporated within IntelsatONESM, to deliver converging video and IP content, thus expanding the services we provide to the media and telecommunications industries. We intend to continue to implement compression technologies into our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions. Finally, we intend to leverage our frequent satellite launches to offer government and other customers the ability to integrate their payloads with our spacecraft, providing fast and cost-effective access to space.

Opportunistically use acquisitions and creative business structures for cost-efficient growth and attractive returns

Our record of capitalizing on strategic growth opportunities through targeted acquisitions and business ventures is well established. In addition, we have demonstrated our ability to integrate acquisitions efficiently and quickly, due to our scale and our centralized satellite operations philosophy. In 2006, we completed the largest acquisition in the history of the FSS sector with our $6.4 billion acquisition of PanAmSat Holding Corporation. In recent years, we have completed other, smaller transactions involving single satellites with partners in diverse regions, such as JSAT International Inc. (“JSAT”) in Asia, Telenor Inma AS (“Telenor”) in Europe, and Convergence SPV Ltd. (“Convergence Partners”) in Africa. We will continue to evaluate potential asset purchases, joint ventures and creative business and financial structures that complement our global fleet, provide growth capacity and allow us to respond to customer needs.

Corporate and Other Information

Intelsat S.A. and Intelsat Luxembourg are public limited liability companies (sociétés anonymes) that were registered in Luxembourg on December 15, 2009. Intelsat S.A. is registered at the R.C.S. Luxembourg under number B 149.970 and Intelsat Luxembourg is registered at the R.C.S. Luxembourg under the number B 149.942. The mailing address and telephone number of our registered office are: 23, avenue Monterey, L-2086 Luxembourg, Grand Duchy of Luxembourg, tel: +352 24-87-9920.

Organizational Structure

The following chart summarizes our ownership, corporate structure and principal amount of third-party indebtedness as of December 31, 2009. In addition, our New Dawn Satellite Company Ltd. (“New Dawn”) joint venture, in which we have a 74.9% equity interest, had $114.8 million of indebtedness outstanding under its credit facilities as of December 31, 2009.

(1)	Intelsat S.A.’s senior notes are carried at a discount from their face value, created as a result of fair value accounting associated with Serafina’s completion of its acquisition of 100% of the equity ownership of Intelsat Holdings (the “New Sponsors Acquisition”) on February 4, 2008. The amounts shown here do not reflect these discounts.
(2)	Intelsat S.A. guarantees the senior notes noted in this table (other than those issued by Intelsat Corp and Intermediate Holdco), the senior secured credit facilities of Intelsat Sub Holdco, the Lockheed Martin note, and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement. Intelsat S.A. is a co-obligor of the senior discount notes of Intermediate Holdco. The amounts shown here do not reflect Intelsat S.A.’s obligations under these guarantees or its obligations as co-obligor of the senior discount notes of Intermediate Holdco.
(3)	Intelsat Luxembourg guarantees the senior notes of Intelsat Sub Holdco, Intermediate Holdco and Intelsat Jackson noted in this table, and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement. The amounts shown here do not reflect Intelsat Luxembourg’s obligations under these guarantees.
(4)

As a result of certain transfer transactions consummated on February 4, 2008 in connection with the New Sponsors Acquisition, all indebtedness of Intelsat Luxembourg outstanding on such date became indebtedness of Intelsat Jackson. Intelsat Jackson owns all of the stock of Intelsat Holding Corporation through its subsidiaries Intelsat (Gibraltar) Limited, Intelsat Luxembourg Finance Company Sarl and Intelsat (Poland) Sp. z.o.o. Intelsat (Poland) Sp. z.o.o., Luxembourg Branch is the direct owner of the stock of Intelsat Holding Corporation. Intelsat Jackson guarantees the senior notes of Intermediate Holdco and Intelsat Sub Holdco noted in this table. The amounts shown here do not reflect Intelsat Jackson’s obligations under these guarantees. Intelsat Jackson’s 11 1/4% Senior Notes due 2016 are carried at a premium from their face value, created as a result of purchase accounting associated with the New Sponsors Acquisition and Intelsat Jackson’s 8 1/2% Senior Notes due 2019 are carried at a discount from their face value as a result of their discount pricing at issuance. The actual amounts shown do not reflect the unamortized premium and discount from face value.

(5)

The unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement, the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 and the 8 1/2% Senior Notes due 2019 are guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(6)	Intermediate Holdco guarantees the senior secured credit facilities and senior notes of Intelsat Sub Holdco. The amounts shown here do not reflect Intermediate Holdco’s obligations under these guarantees.
(7)

Does not include the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement that are guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(8)	Does not include guarantees of debt of Intelsat Sub Holdco and Intelsat Jackson.
(9)	This note is guaranteed by Intelsat S.A.
(10)	Intelsat Holding Corporation is the borrower of the Intelsat Bermuda Loan (as defined in “Description of the Notes—Certain Definitions”).
(11)	Intelsat Holding Corporation does not guarantee any of the debt of Intelsat Corp.
(12)	Certain of Intelsat Corp’s senior notes and its senior secured credit facilities are carried at discounts from their face value, created as a result of purchase accounting associated with the New Sponsors Acquisition. The actual amounts shown do not reflect the unamortized discount from face value.
(13)	The senior notes of Intelsat Corp are not guaranteed by any entity other than certain subsidiaries of Intelsat Corp.
(14)

Refers to subsidiaries that guarantee the secured credit facilities and the senior notes of Intelsat Sub Holdco noted on this table, the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 and the 8 1/2% Senior Notes due 2019 of Intelsat Jackson and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement.

(15)	Refers to subsidiaries that guarantee the senior notes and secured credit facilities of Intelsat Corp.
(16)	There is less than $0.5 million in aggregate principal amount outstanding under capital lease obligations.

Ownership of Intelsat

Intelsat S.A. is 100% owned by Intelsat Holdings. On February 4, 2008, Intelsat Holdings was acquired by Intelsat Global Subsidiary, a direct wholly-owned subsidiary of Intelsat Global. Substantially all of Intelsat Global’s common equity is beneficially owned by BC Partners, Silver Lake, certain other equity sponsors and members of management and our employees.

BC Partners is a leading international private equity firm, operating through integrated teams based in Geneva, Hamburg, London, Milan, New York and Paris. The latest fund, BCEC VIII, closed in May 2005 with €5.9 billion of commitments. For over 20 years, the firm has developed a long track record of successfully acquiring and developing businesses in partnership with management, having made 71 investments with a combined enterprise value of €66 billion. Recent investments include Intelsat, Office Depot, Migros Brenntag, Amadeus and Picard.

Silver Lake is the leader in private investments in technology, technology-enabled, and related growth industries. Silver Lake invests with the strategic and operational insights of an experienced industry participant. Silver Lake’s portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Instinet, Intelsat, IPC Systems, MCI, NASDAQ, NetScout, NXP, Sabre Holdings, Seagate Technology, Serena Software, Skype, SunGard Data Systems, Thomson and UGS.

The Notes

The summary below describes the principal terms of the new notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of the prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Intelsat (Luxembourg) S.A.

Securities Offered	Up to $281,810,000 aggregate principal amount of 11 1/4% Senior Notes due 2017 and up to $1,121,692,472 aggregate principal amount of 11 1/2%/12 1/2 % Senior PIK Election Notes due 2017.

Maturity	The notes mature on February 4, 2017.

Interest Rate	The 2017 notes bear interest at 11¼% per annum. Cash Interest (as defined below) on the 2017 PIK notes will accrue at the rate of 11½% per annum, and will be payable in cash. PIK Interest (as defined below) on the 2017 PIK notes will accrue at a rate per annum equal to the Cash Interest rate plus 1.00%.

Interest on the 2017 notes is payable only in cash.

For any interest period through February 4, 2013, the Issuer may, at its option, elect to pay interest on the 2017 PIK notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the 2017 PIK notes or by issuing additional 2017 PIK notes (such payment in kind, “PIK Interest”) or (iii) 50% as Cash Interest and 50% as PIK Interest. If the Issuer elects to pay any PIK Interest, it will increase the principal amount of the 2017 PIK notes or issue new 2017 PIK notes in an amount equal to the amount of PIK Interest for the applicable interest payment period (rounded to the nearest $1) to holders of the 2017 PIK notes on the relevant record date. The 2017 PIK notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which there is an accretion of PIK Interest. The Issuer must elect the form of interest payment with respect to each interest period no later than the 15th day prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest will be payable in accordance with the last election made for the previous interest period. The Issuer expects to elect to pay interest on the 2017 PIK notes entirely in PIK Interest through at least August 15, 2010.

Interest Payment Dates	Interest is paid on the notes on each February 15 and August 15. The first interest payment was made on August 15, 2008.

Original Issue Discount	See “Taxation—U.S Federal Income Taxation—2017 Notes—Original Issue Discount” and “Taxation—U.S. Federal Income Taxation—2017 PIK Notes—Original Issue Discount.”

Guarantees	The notes are not guaranteed by any of the Issuer’s subsidiaries. Intelsat S.A. guarantees the notes but is under no obligation to continue such guarantee.

Ranking	The notes are the Issuer’s senior unsecured obligations, ranking equally in right of payment with all of the Issuer’s existing and future senior unsecured debt. The notes are effectively subordinated to the Issuer’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of each of its existing and future subsidiaries.

The guarantee of the notes is Intelsat S.A.’s senior unsecured obligation, ranking equally in right of payment with all of Intelsat S.A.’s existing and future senior unsecured debt. The guarantee will be effectively subordinated to Intelsat S.A.’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of its subsidiaries.

As of December 31, 2009, the Issuer and its subsidiaries had approximately $14.8 billion principal amount of total third-party debt on a consolidated basis, approximately $2.4 billion of which was secured debt, and Intelsat S.A. had approximately $15.6 billion aggregate principal amount of total third-party debt on a consolidated basis, approximately $2.4 billion of which was secured debt.

In addition, as of December 31, 2009, Intelsat Sub Holdco and Intelsat Corp, the direct borrowers under their respective senior secured credit facilities, had $247.9 million and $152.2 million (net of standby letters of credit), of availability under these senior secured credit facilities, all of which were obligations of Intelsat Sub Holdco, Intelsat Corp or their respective guarantors.

Optional Redemption	The Issuer may redeem all or a portion of the notes at any time prior to February 15, 2013, at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the “Description of the Notes” section under the heading “Optional Redemption.”

Thereafter, the Issuer may redeem all or a portion of such notes at the applicable redemption prices listed in the “Description of the Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

Optional Redemption After Equity Offerings	At any time, which may be more than once, before February 15, 2011, the Issuer may redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings and capital contributions as long as:

•

the Issuer pays a redemption price equal to 111.25% of the principal amount of any 2017 notes redeemed, and 111.50% of the principal amount of any 2017 PIK notes redeemed, plus any accrued and unpaid interest; and

•	the notes are redeemed within 90 days of completing such equity offering or of such capital contribution.

Change of Control Offer	If a change of control of the Issuer occurs, each holder of notes may require the Issuer to repurchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The Issuer might not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	the Issuer might not have enough funds at that time; or

•	the terms of the Issuer’s other debt may prevent it from paying.

Asset Sale Proceeds	If the Issuer or certain of its subsidiaries engage in asset sales, the Issuer generally must either invest the net cash proceeds from such sales in our business within a specified period of time, prepay senior or secured indebtedness or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Indenture Provisions	The indenture governing the notes contains covenants that, among other things, limit the Issuer’s and certain of its subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	pay dividends or distributions on the Issuer’s ordinary shares or repurchase the Issuer’s ordinary shares;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Use of Proceeds	We will not receive any proceeds from the sale of the notes in this offer. The selling securityholders will receive all of the proceeds from the sale of the notes in this offer. We will pay substantially all expenses in connection with the offering and the sale of the notes to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and their notes included elsewhere in this prospectus.

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008. Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of Intelsat Holdings.

Our summary historical consolidated statement of operations data and cash flow data for the year ended December 31, 2007, the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the year ended December 31, 2009 (successor entity), and the consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from audited consolidated financial statements which have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and are included elsewhere in this prospectus.

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	January 1 to January 31, 2008	February 1 to December 31, 2008	Year Ended December 31, 2009

	(in thousands)
Consolidated Statement of Operations Data
Revenue	$2,183,079	$190,261	$2,174,640	$2,513,039
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	323,557	25,683	337,466	401,826
Selling, general and administrative	238,490	18,485	182,957	259,944
Depreciation and amortization	784,120	64,157	795,663	804,037
Restructuring and transaction costs	9,258	313,102	1,926	—
Impairment of asset value (1)	—	—	390,444	499,100
Losses on derivative financial instruments	11,699	11,431	155,305	2,681

Total operating expenses	1,367,124	432,858	1,863,761	1,967,588

Income (loss) from operations	815,955	(242,597)	310,879	545,451
Interest expense, net	954,607	80,275	1,295,458	1,362,823
Gain (loss) on early extinguishment of debt	(38,143)	—	576	4,697
Other income (expense), net	(137)	535	(11,957)	42,013

Loss before income taxes	(176,932)	(322,337)	(995,960)	(770,662)
Provision for (benefit from) income taxes	14,957	(10,476)	(109,561)	11,399

Net loss	(191,889)	(311,861)	(886,399)	(782,061)
Net loss attributable to noncontrolling interest	—	—	93	369

Net loss attributable to Intelsat S.A.	$(191,889)	$(311,861)	$(886,306)	$(781,692)

Consolidated Cash Flow Data
Net cash provided by operating activities	$557,021	$19,619	$876,143	$873,656
Net cash used in investing activities.	(540,988)	(24,701)	(409,897)	(947,095)
Net cash provided by (used in) financing activities	(173,602)	(22,304)	(1,504,431)	73,001

Other Data:
EBITDA (2)	$1,599,938	$(177,905)	$1,094,678	$1,391,870
Capital expenditures	$543,612	$24,701	$397,759	$943,133
Backlog (at period end)	$8,222,680	$8,262,233	$8,838,084	$9,416,652
Number of satellites (at period end)	53	53	52	54

	Predecessor Entity	Successor Entity
	December 31,	December 31,	December 31,
	2007	2008	2009
	(in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$426,569	$470,211	$477,571
Satellites and other property and equipment, net	4,586,348	5,339,671	5,781,955
Total assets	12,053,332	17,657,332	17,342,935
Total debt	11,265,404	14,873,333	15,320,699
Shareholders’ equity (deficit)	(722,384)	504,347	(210,763)

(1)	The non-cash impairment charge in 2008 includes $63.6 million for the write-down in value of the Galaxy 26 satellite to its fair value after a partial loss of the satellite, as well as $326.8 million due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2009 relates to a further impairment of our rights to operate at orbital locations.
(2)

EBITDA consists of earnings before interest expense, net, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net income to EBITDA.

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31,	January 1 to January 31,	February 1 to December 31,	Twelve Months Ended December 31	Year Ended December 31,
	2007	2008	2008	2008	2009
	(in thousands)
Net loss attributable to Intelsat S.A.	$(191,889)	$(311,861)	$(886,306)	$(1,198,167)	$(781,692)
Add:
Interest expense, net	954,607	80,275	1,294,882	1,375,733	1,362,823
Gain (loss) on early extinguishment of debt	38,143	—	—	(576)	(4,697)
Provision for (benefit from) income taxes	14,957	(10,476)	(109,561)	(120,037)	11,399
Depreciation and amortization	784,120	64,157	795,663	859,820	804,037

EBITDA	$1,599,938	$(177,905)	$1,094,678	$916,773	$1,391,870

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in the notes. The risks described below are not the only ones that we may face. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Indebtedness and the Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

As of December 31, 2009 (a) the Issuer and its subsidiaries had approximately $14.8 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $2.4 billion of which was secured debt, and (b) Intelsat S.A. had approximately $15.6 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $2.4 billion of which was secured debt. In addition, as of December 31, 2009, Intelsat Sub Holdco and Intelsat Corp, the direct borrowers under their respective senior secured credit facilities, had $247.9 million (net of standby letters of credit) and $152.2 million, respectively, of availability under their senior secured credit facilities, all of which were obligations of Intelsat Sub Holdco, Intelsat Corp or their respective guarantors.

The indentures and credit agreements governing a substantial portion of the outstanding debt of the Issuer and its subsidiaries permit each of these companies to make payments to their respective direct and indirect parent companies to fund the cash interest payments on such indebtedness, so long as no default or event of default shall have occurred and be continuing or would occur as a consequence thereof.

In connection with the consummation of the New Sponsors Acquisition Transactions, we became a significantly more highly leveraged company.

As part of the New Sponsors Acquisition Transactions, Intelsat Bermuda incurred substantial debt, the aggregate principal amount of which was $4.96 billion, of which $1.3 billion was used to refinance existing debt.

Our substantial indebtedness could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy obligations with respect to indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of available cash flow to pay principal and interest on debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	limit our ability to engage in strategic transactions or implement our respective business strategies;

•	limit our ability to borrow additional funds; and

•	place us at a disadvantage compared to any competitors that have less debt.

Any of the factors listed above could materially and adversely affect our business and our results of operations. If we do not have sufficient cash flow to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

We may be able to incur significant additional indebtedness in the future. Although the indentures governing our existing notes and the notes and the credit agreements governing Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements (as defined below) and other agreements governing our indebtedness contain restrictions on the incurrence of certain additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur new indebtedness, the related risks, including those described above, could intensify.

The Issuer is a holding company with no independent operations or assets. Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries and these notes are subject to a cross-default in the event that we default on certain of our obligations.

The Issuer is a holding company, and all of our satellites are owned by its indirect subsidiaries. The Issuer’s parent company, Intelsat S.A., is also a holding company and has outstanding indebtedness. Repayment of the Issuer’s indebtedness, including the notes, is dependent on the generation of cash flow by the Issuer’s subsidiaries and their ability to make such cash available to the Issuer, by dividend, debt repayment or otherwise, which depends on compliance with certain covenants, including the requirement that each of Intelsat Jackson, Intermediate Holdco, Intelsat Corp and Intelsat Sub Holdco may pay dividends to its parent only if it can incur $1 of additional debt under the debt incurrence covenant contained in such company’s debt instruments. Likewise, payment on indebtedness of Intelsat S.A. is dependent on the Issuer’s ability to make payments to Intelsat S.A. because Intelsat S.A. currently has no direct subsidiaries other than the Issuer and Intelsat Management LLC. The Issuer’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The Issuer’s subsidiaries may not be able to, or be permitted to, make distributions to enable the Issuer to make payments in respect of its indebtedness, including the notes, or to enable Intelsat S.A. to make payments in respect of its indebtedness, including its guarantee of the notes. Each of the Issuer’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Issuer’s ability to obtain cash from its subsidiaries. While the indenture governing the notes limits the ability of the Issuer’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the Issuer, these limitations are subject to certain qualifications and exceptions. In the event that the Issuer does not receive distributions from its subsidiaries, the Issuer may be unable to make required principal and interest payments on its indebtedness, including the notes. Additionally, the Issuer may not be able to make distributions required to service the indebtedness of its parent, Intelsat S.A. In the event that Intelsat S.A. defaults on certain of its obligations, a cross-default under the indenture governing the notes may occur.

In addition, notwithstanding the fact that the Issuer will not guarantee or otherwise agree to be liable for the indebtedness of Intelsat S.A., no assurance can be given that a court or other tribunal in a bankruptcy or similar proceeding would not seek to “substantively consolidate” the estates of the Issuer and Intelsat S.A. “Substantive consolidation” would effectively merge the assets and liabilities of affiliated entities, such as Intelsat S.A. and the Issuer, in bankruptcy so that they will be treated as though held and incurred by one entity. In the event that a bankruptcy court were to reach such a finding, the notes would no longer be “structurally senior” to any indebtedness of Intelsat S.A.

To service our third-party indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our third-party debt service obligations could harm our business, financial condition and results of operations.

Intelsat Luxembourg’s and its subsidiaries’ estimated payment obligations with respect to their indebtedness for the twelve months ending December 31, 2010 are comprised of approximately $97.5 million of principal payments and approximately $1.0 billion of interest payments (assuming that Intelsat Luxembourg elects to pay cash interest on the 2017 PIK notes for all periods after February 2010), excluding payments related to satellite performance incentives due to satellite manufacturers.

Estimated payment obligations with respect to the third-party indebtedness of Intelsat S.A. and its subsidiaries for the twelve months ending December 31, 2010, which include the payment obligations of Intelsat Luxembourg, Intelsat Corp, Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco and their subsidiaries, are comprised of approximately $97.5 million of principal payments and approximately $1.0 billion of interest payments (assuming that Intelsat Luxembourg elects to pay cash interest on the 2017 PIK notes for all periods after February 2010), excluding payments related to satellite performance incentives due to satellite manufacturers.

Intelsat Luxembourg’s and its subsidiaries’ ability to pay interest on and principal of their notes and our ability to satisfy our other debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our indebtedness. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the credit agreements governing Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements and the indentures governing our existing notes and the notes, may restrict us from adopting some of these alternatives. Furthermore, the New Sponsors have no obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy our debt service obligations, including the Issuer’s inability to service the new notes or its other debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on Intelsat Luxembourg’s and its subsidiaries’ ability to satisfy their obligations in respect of their respective notes.

The terms of Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreements governing Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the notes and our other outstanding indebtedness contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants imposing significant operating and financial restrictions on Intelsat Luxembourg, Intelsat S.A. and some or all of their subsidiaries, as well as on Intelsat Holding Corporation and Intelsat Corp and certain of their subsidiaries, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests. The senior secured credit facilities of Intelsat Sub Holdco and Intelsat Corp include a financial covenant that requires the applicable borrower not to exceed a maximum senior secured leverage ratio.

In addition, the senior secured credit facilities require the applicable borrower to use a portion of the proceeds of certain asset sales, in excess of a specified amount, that are not reinvested in its business to repay indebtedness under such facilities.

The credit agreements governing the senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements, and the indentures governing our existing notes and the notes and our other outstanding indebtedness include covenants restricting, among other things, the ability of Intelsat S.A. and Intelsat Luxembourg, or their respective subsidiaries, to:

•	incur or guarantee additional debt or issue disqualified stock;

•	pay dividends, or make redemptions, repurchases or distributions, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	engage in mergers, acquisitions, amalgamations, asset sales and sale and leaseback transactions; and

•	engage in transactions with affiliates.

These covenants are subject to a number of qualifications and exceptions.

The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in Intelsat Sub Holdco’s senior secured credit facilities or Intelsat Corp’s senior secured credit facilities could result in a default under the applicable credit facilities. If any such default occurs, the lenders under the applicable credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all available cash to repay these borrowings. If this occurred under our senior secured credit facilities, this would result in an event of default under our existing notes and the notes and the Intelsat Jackson Unsecured Credit Agreements. The lenders under the senior secured credit facilities will also have the right in these circumstances to terminate any commitments they have to fund further borrowings. If Intelsat Sub Holdco or Intelsat Corp were unable to repay outstanding borrowings when due, the lenders under the applicable senior secured credit facilities would have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under one or both of these senior secured credit facilities were to be accelerated, our assets might not be sufficient to repay such debt in full or to repay the notes and our other debt.

The notes are structurally subordinated to all of the debt and liabilities of the Issuer’s subsidiaries and will be effectively subordinated to any secured debt.

The notes are structurally subordinated to all debt and liabilities of the Issuer’s existing and future subsidiaries, including Intelsat Jackson, Intermediate Holdco, Intelsat Corp, and Intelsat Sub Holdco and their subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer’s subsidiaries, holders of the notes will participate with all other holders of the Issuer’s indebtedness in the assets remaining after the Issuer’s subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer’s subsidiaries may not have sufficient funds to make payments to the Issuer, and holders of the notes may receive less, ratably, than the holders of debt of the Issuer’s subsidiaries. As of December 31, 2009, the aggregate amount of outstanding third-party debt of the Issuer and its subsidiaries was approximately $14.8 billion, approximately $2.4 billion of which was secured debt.

In addition, the notes are the Issuer’s unsecured obligations. Holders of any future secured debt of the Issuer will have claims that are prior to your claims as holders of the new notes to the extent of the value of the assets securing that other debt. Additionally, the indentures governing our existing notes and the notes, the credit agreements governing Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the New Intelsat Jackson Unsecured Credit Agreement permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. The notes are effectively subordinated to any such additional secured debt that the Issuer or its subsidiaries may incur to the extent of the value of the collateral securing such debt.

Value should not be assigned to the guarantee of the notes provided by Intelsat S.A. and you should not expect Intelsat S.A. to participate in making any payments in respect of the notes or the guarantee.

The notes will be guaranteed by Intelsat S.A., but you should not assign any value to such guarantee. Intelsat S.A. is a holding company, the only assets of which are the shares of its direct wholly-owned subsidiaries. Intelsat S.A. is dependent for the service of its indebtedness on the ability of Intelsat Sub Holdco and Intelsat Corp and their respective subsidiaries to generate cash flow and make this cash available to Intelsat S.A. by dividend, distribution, loan or otherwise. The covenants in the indenture governing the notes apply only to the Issuer and certain of its subsidiaries and do not apply to any direct or indirect parent of the Issuer, including Intelsat S.A. As noted elsewhere in these “Risk Factors” and in this prospectus, Intelsat S.A. currently has a substantial amount of indebtedness (including guarantees of subsidiary indebtedness) outstanding. Any direct or indirect parent of the Issuer, including Intelsat S.A. may be able to incur significant additional indebtedness in the future, and the indenture governing the notes does not prohibit any such entity from doing so. If any additional indebtedness is incurred by Intelsat S.A., the risks of servicing the indebtedness of Intelsat S.A. will be magnified. Finally, the indenture governing the notes provides that the guarantee of Intelsat S.A. may be released at any time at our option.

The notes will not be guaranteed by any of the Issuer’s subsidiaries. The assets of the Issuer’s subsidiaries may not be available to make payments on the notes.

None of the Issuer’s subsidiaries will guarantee the notes. In the event that any subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, claims in respect of the notes will be effectively subordinated to all of the liabilities of the Issuer’s subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in the Issuer’s subsidiaries.

The value of the guarantee of the notes by Intelsat S.A. may be limited by applicable Luxembourg law affecting the rights of creditors.

Intelsat S.A., the Luxembourg parent company of the Issuer, is currently a guarantor of the obligations under the notes. Under Luxembourg insolvency law, transactions may be voided in certain circumstances including on the grounds that the transaction constituted a fraudulent preference. A transaction might also be challenged if it involved a gift by the company or a company received consideration of significantly less value than the benefit given by such company. However, a Luxembourg court generally will not intervene if a company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company. Under Luxembourg law, a court (if it deems appropriate) may in certain circumstances, order that, where persons were knowingly parties to the conduct of a transaction with that company and the carrying on of business of that company, with the intent of defrauding creditors of the company or any other person, or of any fraudulent purpose, such persons be held liable for damages or, depending on circumstances, without limitation for all or any debt or other liability of that company.

Intelsat S.A. believes that its guarantee was not issued on terms that would amount to a transaction at less than fair value and that such guarantee was in good faith for the purposes of carrying on its business and that there were reasonable grounds for believing that the transactions would benefit it. Intelsat S.A. also believed at the time of making its guarantee that it was solvent and that its guarantee would not render it insolvent. There can be no assurance, however, that the issue of the guarantee will not be challenged, or that a Luxembourg or other competent court would support the analysis described above.

The guarantee of the notes by Intelsat S.A. will be limited to the maximum amount that can be guaranteed without rendering the guarantee voidable or otherwise ineffective under applicable laws relating to insolvency, ultra vires or similar laws or regulations affecting the rights of creditors generally. As a result, the liabilities of Intelsat S.A. under its guarantee could be reduced to zero, depending upon the amount of its other obligations.

The Issuer may not be able to repurchase the notes upon a change of control.

The indenture requires the Issuer to offer to repurchase some or all of the notes when certain change of control events occur. If the Issuer experiences a change of control, you will have the right to require it to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. Many of the indentures governing our existing notes and the notes and the Intelsat Jackson Unsecured Credit Agreements contain similar change of control provisions.

Each of Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities provide that a change of control constitutes an event of default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If either of Intelsat Sub Holdco or Intelsat Corp experiences a change of control that triggers a default under its senior secured credit facilities, the applicable borrower could seek a waiver of such default or seek to refinance the senior secured credit facilities. In the event that either of Intelsat Sub Holdco or Intelsat Corp, as applicable, does not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under its senior credit facilities being declared due and payable.

In the event that the Issuer experiences a change of control that results in it having to repurchase the notes, it may not have sufficient financial resources to satisfy all of its obligations under the notes and the existing notes issued by the Issuer. In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Change of Control” in this prospectus.

There may not be a public market for the notes.

There may not be a public market for the notes. We cannot guarantee the future development or continuation of a market for the notes or the ability of holders to sell, or the price at which holders may be able to sell, their notes. The notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The initial purchasers of the original notes have informed us that, subject to applicable laws and regulations, they may make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue.

The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation through NASDAQ.

Because the non-U.S. Intelsat companies are incorporated under the laws of a country outside of the United States, and certain of their directors and officers reside outside of the United States, it may be difficult for you to enforce judgments against the non-U.S. Intelsat companies or their directors and officers.

Certain of the directors and officers of Intelsat Luxembourg, the obligor under the notes, and Intelsat S.A., a guarantor of the notes, which we collectively refer to as the non-U.S. Intelsat companies, reside outside of the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or the directors or officers under the securities or other laws of that jurisdiction or entertain actions in that jurisdiction against the non-U.S. Intelsat companies or the directors or officers under the securities or other laws of that jurisdiction.

The Intelsat companies might be subject to unanticipated taxes, and a holder’s income on the notes might be treated as income from U.S. sources.

Intelsat S.A. and its non-U.S. subsidiaries, including the Issuer, intend to conduct their operations (and believe they have conducted their operations to date) so that Intelsat S.A. and its non-U.S. subsidiaries, including the Issuer, will not be (and have not been) engaged in a trade or business within the United States, will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax and will not be subject (and have not been subject) to significant U.S. withholding tax. However, the U.S. Internal Revenue Service may conclude that Intelsat S.A. and/or its non-U.S. subsidiaries, including the Issuer, have engaged in a trade or business within the United States and/or have been subject to significant U.S. withholding tax. Such a determination could result in a substantial unanticipated tax liability. In addition, if the Issuer were deemed to have engaged in a U.S. trade or business, all or a portion of the interest on the notes would be treated as from U.S. sources and to the extent payable to non-U.S. holders, could be subject to withholding tax unless certain conditions are met.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code (the “Bankruptcy Code”) after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Intelsat S.A., Intelsat Luxembourg and certain of our subsidiaries are currently Luxembourg companies. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in Luxembourg and in the jurisdiction of organization of any future guarantor of the notes. Your rights under the notes and the guarantees will thus be subject to the laws of several jurisdictions, and you may not be able to effectively enforce your rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the notes.

The Issuer and Intelsat S.A. are Luxembourg companies. Luxembourg insolvency laws may make it more difficult for holders of the notes to effect a restructuring of the Issuer (or Intelsat S.A.) or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of different insolvency regimes under Luxembourg law. Such regimes could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the notes to effect a restructuring of the Issuer (or Intelsat S.A.) and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the notes. The claim of a creditor may be limited depending on the date on which the claim becomes due and payable in accordance with its terms. Each of these claims will have to be submitted to the Issuer’s (or Intelsat S.A.’s) receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause the claims of holders of the notes as to principal or interest to be recognized for less than the principal amount or interest of their notes or could cause holders of the notes to recover less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the notes to be delayed compared with holders of undisputed claims.

The 2017 notes may have been and the 2017 PIK notes were issued with original issue discount for U.S. federal income tax purposes.

We intend to take the position, to the extent we are required to take a position, that the issue price of the notes is equal to the stated principal amount. However, the rules to determine issue price in the circumstances in which the original notes were offered is not entirely clear. As the original notes were sold by the initial purchasers in individually negotiated transactions, we have been unable to ascertain the first price at which a substantial amount of the original notes were sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. We therefore cannot with certainty determine the issue price of the notes.

Consequently, it is possible that the 2017 notes were issued with original issue discount (“OID”). The 2017 PIK notes were issued with OID for U.S. federal income tax purposes. U.S. holders of notes issued with OID will be required to include the amounts representing the OID in gross income on a constant yield basis in advance of receipt of the cash payments to which such income is attributable. See “Taxation—U.S. Federal Income Taxation.”

Risk Factors Relating to Our Business

We are subject to significant competition both within the FSS sector and from other providers of communications capacity, such as fiber optic cable capacity. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

We face significant competition in the FSS sector in different regions around the world. We compete against other satellite operators and against suppliers of ground-based communications capacity. The increasing availability of satellite capacity and capacity from other forms of communications technology has historically created an excess supply of telecommunications capacity in certain regions from time to time. Competition in the FSS sector lowers prices, which can reduce our operating margins and the cash available to fund our operations and service our debt obligations. In addition, there has been a trend toward consolidation of major FSS providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. Our direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

We also face challenges to our business apart from these industry trends that our competition may not face. A significant portion of our revenue has historically been derived from channel services. Since fiber optic cable capacity, when available, is at substantially lower prices than satellite capacity for the same routes, competition from fiber optic cable has resulted in a migration of our point-to-point customers from satellite to fiber optic cable on certain routes. We have experienced erosion in our revenue from point-to-point services in recent years due to the build-out of fiber optic cable capacity, and we expect this erosion to continue. Some other FSS operators have service mixes that are less dependent on point-to-point connectivity than our current service mix. Our plan to address this erosion and sustain our business includes expanding our customer base in point-to-multipoint services, such as video, and growing our managed services business.

In addition, we believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure and point-to-point applications, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

Failure to compete effectively with other FSS operators and to adapt to new competition and new technologies or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which would restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or implement our strategies to grow our business. In addition, pricing pressures may have an adverse impact on FSS sector revenue.

The FSS sector, as a whole, is currently expected to experience moderate growth over the next few years. However, the market for fixed satellite services may not grow or may shrink. Competing technologies, such as fiber optic cable, are continuing to adversely affect the point-to- point segment of the FSS sector. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have negatively impacted demand for certain fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of HDTV and niche programming, may fail to materialize or may not occur in the manner or to the extent we anticipate. Any of these industry dynamics could negatively affect our operations and financial condition.

Because the market for fixed satellite services may not grow or may shrink, we may not be able to attract customers for the managed services that we are providing as part of our strategy to sustain our business. Reduced growth in the FSS sector may also adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

The FSS sector has in the past decade experienced periods of pricing pressures that have resulted in reduced revenues of FSS operators. If similar pricing pressures were to occur in the future, this could have a significant negative impact on our revenues and financial condition.

Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.

We currently carry in-orbit insurance only with respect to a small portion of our satellite fleet. As our satellite insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if, in our view, exclusions make such policies ineffective or the costs of coverage make such insurance impractical and we believe that we can more reasonably protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance. A partial or complete failure of a revenue-producing satellite, whether insured or not, could require additional, unplanned capital expenditures, an acceleration of planned capital expenditures, interruptions in service, a reduction in contracted backlog and lost revenue and could have a material adverse effect on our business, financial condition and results of operations.

We also maintain third-party liability insurance on certain of our satellites. This insurance, however, may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

We have several large customers and the loss of, or default by, any one of them could materially reduce our revenue and materially adversely affect our business.

We rely on a limited number of customers to provide a substantial portion of our revenue and contracted backlog. For the predecessor year ended December 31, 2007, the combined year ended December 31, 2008 and the year ended December 31, 2009, our ten largest customers and their affiliates represented approximately 23%, 20% and 20% of our revenue, respectively. The loss of, or default by, one or more of these customers could significantly affect our revenue and operating margins.

Some customers have in the past defaulted and, although we monitor our larger customers’ financial performance and seek deposits, guarantees and other methods of protection against default where possible, our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Defaults by any of our larger customers or by a group of smaller customers who, collectively, represent a significant portion of our revenue could adversely affect our revenue, operating margins and cash flows. If our backlog is reduced due to the financial difficulties of our customers, our revenue and operating margins would be further negatively impacted.

The recent global recession may have significant effects on our customers and suppliers, which could adversely affect our business, operating results and financial condition.

The recent global recession, as well as a slow recovery period, may lead to lower demand for our services, increased incidences of our customers’ inability to pay for our services, or the insolvency of our customers. In addition, if our suppliers face challenges in obtaining credit, selling their products or otherwise in operating their businesses profitably, they may raise prices, lower production levels or cease operations. For instance, one of our launch service providers filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Any of these events may negatively impact our sales, revenue generation and margins, and consequently adversely affect our business, operating results and financial condition.

Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our business strategy requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures and there can be no assurance that we will be able to satisfy our capital requirements in the future. We currently expect that the majority of our liquidity requirements in 2010 will be satisfied by cash on hand, cash generated from our operations and borrowings under our revolving credit facilities. However, if we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

The availability and cost to us of external financing depend on a number of factors, including general market conditions, our financial performance and our credit rating. Both our credit rating and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the FSS sector in particular. Declines in our expected future revenue under contracts with customers and challenging business conditions faced by our customers are among factors that may adversely affect our credit. Other factors that could impact our credit include the amount of debt in our current capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. The overall impact on our financial condition of any transaction that we pursue may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A disruption in the capital markets, a deterioration in our financial performance or a credit rating downgrade could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available. Our credit rating was downgraded by Moody’s Investor Services Inc. in June 2006, in January 2008, in February 2009 and again in October 2009 and by Standard & Poor’s Ratings Group (“S&P”), in June 2006, June 2007, February 2008 (but only with respect to one tranche of our debt) and again in October 2009. Our debt agreements also impose restrictions on our operation of our business and could make it more difficult for us to obtain further external financing if required. See “—Risk Factors Relating to Our Indebtedness and the Notes—The terms of Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.”

Long-term disruptions in the capital and credit markets as a result of uncertainty due to the recent global recession, changing or increased regulation or failures of significant financial institutions could adversely affect our access to capital. If financial market disruptions intensify it may make it difficult for us to raise additional capital or refinance debt when needed, on acceptable terms or at all. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating other discretionary uses of cash.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

Intelsat S.A. and certain of its subsidiaries are Luxembourg-based companies and are subject to Luxembourg taxation for corporations. We believe that a significant portion of the income derived from our communications network will not be subject to tax in Luxembourg, or in other countries in which we conduct activities or in which our customers are located, including the United States and the United Kingdom. However, this belief is based on the anticipated nature and conduct of our business, which may change. It is also based on our current position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have a retroactive effect. For example, Intelsat S.A. and its non-U.S. subsidiaries intend to conduct their operations (and believe they have conducted their operations to date) so that Intelsat S.A. and its non-U.S. subsidiaries will not be (and have not been) engaged in a trade or business within the United States, will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax and will not be subject (and have not been subject) to significant U.S. withholding tax. However, the U.S. Internal Revenue Service may conclude that Intelsat S.A. and/or its non-U.S. subsidiaries have engaged in a trade or business within the United States and/or have been subject to significant U.S. withholding tax. Such a determination could result in a substantial unanticipated tax liability for us. In addition, legislation is proposed from time to time in various jurisdictions, relating to changes in laws which, if enacted, could have a material adverse effect on our results of operations.

In December 2006, the U.S. Department of the Treasury finalized regulations with respect to the source of international and other types of communications income. The regulations as adopted may, under certain circumstances, subject us to U.S. withholding tax on a significant portion of our income, possibly even if we are not found to have engaged in a trade or business within the United States or to have had an office or other fixed place of business in the United States.

We conduct business with customers and counterparties in multiple countries and jurisdictions. Our overall tax burden is affected by tax legislation in these jurisdictions and the terms of income tax treaties between these countries and the countries in which our subsidiaries are qualified residents for treaty purposes as in effect from time to time. Tax legislation in these countries and jurisdictions may be amended and treaties are regularly renegotiated by the contracting countries and, in each case, may change. If tax legislation or treaties were to change, we could become subject to additional taxes that could have a material adverse effect on our financial condition or results of operations.

The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. Our results of operations could be materially adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

We are subject to political, economic and other risks due to the international nature of our operations.

We provide communications services in approximately 200 countries and territories. Accordingly, we may be subject to greater risks than other satellite operators as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide service. If we ever need to pursue legal remedies against our customers or our business partners located outside of Luxembourg, the United States or the United Kingdom, it may be difficult for us to enforce our rights against them.

Almost all of our customers pay for our services in U.S. dollars, although we are exposed to some risk related to customers who do not pay in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining U.S. currency and/or remitting payment due to currency exchange controls.

Our New Sponsors control us and may have conflicts of interest with us in the future.

Intelsat Global is controlled by affiliates of the New Sponsors and the funds advised by or associated with the New Sponsors. The New Sponsors, together with certain members of our senior management team and other designated employees, beneficially own substantially all of the equity interests in Intelsat Global, which is the direct parent of Intelsat Global Subsidiary, which is the direct parent of Intelsat Holdings, which is the direct parent of Intelsat S.A. The New Sponsors also own a portion of the outstanding notes issued by Intelsat Luxembourg. The New Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, the New Sponsors could cause us to make acquisitions that increase the amount of our indebtedness. Additionally, the New Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The New Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the New Sponsors continue to own a significant amount of the equity of Intelsat Global, they will continue to be able to strongly influence or effectively control our decisions.

We may not be able to complete strategic transactions, which may prevent us from implementing strategies to grow our business.

We intend to continue to evaluate and pursue strategic transactions that can, among other things, broaden our customer base, provide enhanced geographic presence and provide complementary technical and commercial capabilities. Successful completion of any strategic transaction we identify depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms, conclude satisfactory agreements and obtain all necessary regulatory approvals. In addition, we may need to finance any strategic transaction that we identify, and may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit a transaction to proceed. We may also fail to discover liabilities of a business or operating or other problems prior to completing a transaction. We could experience adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down the acquired assets. We might also experience a dilutive effect on our earnings. In addition, depending on how any such transaction is structured, there may be an adverse impact on our capital structure. We may incur significant costs arising from our efforts to engage in strategic transactions, and such costs may exceed the returns that we realize from a given transaction. Moreover, these expenditures may not result in the successful completion of a transaction.

We could be prevented from, or significantly delayed in, achieving our strategic goals if we are unable to complete strategic transactions or to integrate acquired businesses successfully into our business. Any strategic transactions that we do complete may not promote our business strategy, may negatively affect the value of our business or may adversely affect our prospects for long-term growth.

Risk Factors Relating to Our Industry

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our cash operating expenses, lower operating income or lost backlog.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

•	the satellite manufacturer’s error, whether due to the use of new and largely unproven technology or due to a design, manufacturing or assembly defect that was not discovered before launch;

•	problems with the power systems of the satellites, including:

•

circuit failures or other array degradation causing reductions in the power output of the solar arrays on the satellites, which could require us to forego the use of some transponders initially and to turn off additional transponders in later years; and/or

•

failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21 of each year; and

•	problems with the control systems of the satellites, including:

•	failure of the primary and/or backup spacecraft control processor (“SCP”); and

•	failure of the XIPS used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft’s proper in-orbit position; and/or

•	general failures resulting from operating satellites in the harsh space environment, such as premature component failure or wear out.

We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for on-satellite backups for certain critical components to minimize or eliminate service disruptions in the event of failure, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components. These anomalies can manifest themselves in scale from minor reductions of equipment redundancy to marginal reductions in capacity to complete satellite failure. Some of our satellites have experienced significant anomalies in the past and some have components that are now known to be susceptible to similar significant anomalies. Each of these is discussed in “Business—Satellite Health and Technology.” An on-satellite backup for certain components may not be available upon the occurrence of such an anomaly.

Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationship with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly and the availability of on-satellite backups. Anomalies and our estimate of their future effect may also cause a reduction of the expected service life of a satellite and contracted backlog. Anomalies may also cause a reduction of the revenue generated by that satellite or the recognition of an impairment loss. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered. See “—Risk Factors Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.”

Many of the technical problems we have experienced with our current fleet have been component failures and anomalies. Our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite in January 2005. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. We believe that the IS-804 satellite failure was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system.

Our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite in September 2006. A significant subset of transponders on IS-802 were subsequently reactivated and are operating normally. We believe that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom.

Our Galaxy 26 and Galaxy 27 satellites experienced sudden anomalies in their electrical distribution systems that resulted in the loss of control of the satellites and the interruption of customer services on the satellites in November 2004 and June 2008, respectively. We believe the likely root cause of the anomalies is a design flaw that is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. This design flaw exists on three of our satellites, Galaxy 27, Galaxy 26 and IS-8.

We may also experience additional anomalies relating to the failure of the SCP in certain of our BSS 601 satellites, various anomalies associated with XIPS in our BSS 601 HP satellites or a progressive degradation of the solar arrays in certain of our BSS 702 satellites.

Three of the BSS 601 satellites that we operated in the past, as well as BSS 601 satellites operated by others, have experienced a failure of the primary and backup SCPs. On January 15, 2006, our Galaxy 3R satellite experienced an anomaly of its back-up SCP and was taken out of service. On February 1, 2010 our IS-4 satellite experienced an anomaly of its backup SCP and was taken out of service. These events did not have a material impact on our operations or financial results.

Certain of the BSS 601 HP satellites have experienced various problems associated with their XIPS. We currently operate four satellites of this type, two of which have experienced failures of both XIPS. We may in the future experience similar problems associated with XIPS or other propulsion systems on our satellites.

Two of the three BSS 702 satellites that we operate, as well as BSS 702s of a similar design operated by others, have experienced a progressive degradation of their solar arrays causing a reduction in output power. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. The power reduction may require us to permanently turn off certain transponders on the affected satellites to allow for the continued operation of other transponders, which could result in a loss of revenues, or may result in a reduction of the satellite’s service life. In 2004, based on a review of available data, we reduced our estimate of the service lives of both satellites due to the continued degradation.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could negatively impact our business plans and could reduce our revenue.

Satellites are subject to certain risks related to failed launches. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take 24 months or longer, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenue. In addition, significant delays could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our contracted backlog. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our business strategy.

Launch vehicles may also under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a launch failure were to occur, we would directly suffer the loss of the cost of the satellite and related costs, which could be more than $250 million.

Since 1975, we and the entities we have acquired have launched 106 satellites. Eight of these satellites were destroyed as a result of launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have experienced launch failures in the past. Launch failure rates vary according to the launch vehicle used.

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite may also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to utilize transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its service life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations. Delays in the launch of a satellite intended to replace an existing satellite that results in the existing satellite reaching its end of life before being replaced could result in loss of business to the extent an in-orbit backup is not available.

Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which would in turn adversely affect our business, operating results and financial condition.

There are a limited number of companies that we are able to use to launch our satellites and a limited number of commercial satellite launch opportunities available in any given time period. Adverse events with respect to our launch service providers, such as satellite launch failures, could result in increased costs or delays in the launch of our satellites. General economic conditions may also affect the ability of launch providers to provide launch services on commercially reasonable terms or to fulfill their obligations in terms of launch dates, pricing, or both. In the event that our launch service providers are unable to fulfill their obligations, we may have difficulty procuring alternative services in a timely manner and may incur significant additional expenses as a result. Any such increased costs and delays could have a material adverse effect on our business, operating results and financial condition.

One of our launch service providers, Sea Launch Company L.L.C. (“Sea Launch”), with which we have contracted for the future launch of one satellite and have options for the launch of four additional satellites, has filed a voluntary petition for relief under the Bankruptcy Code. As of December 31, 2009, we had approximately $43 million outstanding of payments made to Sea Launch relating to satellite launches that Sea Launch is still required to provide us. While Sea Launch is continuing to operate as a debtor-in-possession, and while we may receive full or partial credit for prior payments relating to the launches, there can be no assurance that Sea Launch will honor its contractual obligations to us, or do so without charging us significant additional amounts beyond what is provided for in our current agreements. In addition, should we try to procure alternative launch services for the satellites involved, there can be no assurance that we will not incur significant delays and significant additional expenses as a result.

Risk Factors Relating to Regulation

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

The telecommunications industry is highly regulated, and in connection with providing satellite capacity, ground network uplinks, downlinks and other value-added services to our customers, we need to maintain regulatory approvals, and from time to time obtain new regulatory approvals, from various countries. Obtaining and maintaining these approvals can involve significant time and expense. If we cannot obtain or are delayed in obtaining the required regulatory approvals, we may not be able to provide these services to our customers or expand into new services. In addition, the laws and regulations to which we are subject could change at any time, thus making it more difficult for us to obtain new regulatory approvals or causing our existing approvals to be revoked or adversely modified. Because the regulatory schemes vary by country, we may also be subject to regulations of which we are not presently aware and could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations and be subject to criminal or civil sanctions.

If we do not maintain regulatory authorizations for our existing satellites and associated ground facilities or obtain authorizations for our future satellites and associated ground facilities, we may not be able to operate our existing satellites or expand our operations.

Our operation of existing satellites is authorized and regulated by the Federal Communications Commission (“FCC”), the U.K. Office of Communications, the telecommunications licensing authority in Papua New Guinea, the telecommunications ministry of Japan, and the regulatory agency of Germany. If we do not maintain authorizations for our existing satellites, we would not be able to operate the satellites covered by those authorizations, unless we obtained authorization from another licensing jurisdiction. Some of our authorizations provide waivers of technical regulations. If we do not maintain these waivers, we would be subject to operational restrictions or interference that would affect our use of existing satellites. Loss of a satellite authorization could cause us to lose the revenue from services provided by that satellite at a particular orbital location to the extent these services cannot be provided by satellites at other orbital locations.

Our launch and operation of planned satellites require additional regulatory authorizations from the FCC or a non-U.S. licensing jurisdiction, some of which we have already obtained. If we do not obtain any required authorizations in the future, we would not be able to operate our planned satellites. If we obtain a required authorization but we do not meet milestones regarding the construction, launch and operation of a satellite by deadlines that may be established in the authorization, we could lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.

If we do not occupy unused orbital locations by specified deadlines, or do not maintain satellites in orbital locations we currently use, those orbital locations may become available for other satellite operators to use.

Our in-orbit satellites do not currently occupy all of the orbital locations for which we have obtained regulatory authorizations. If we are unable to place satellites into currently unused orbital locations by specified deadlines and in a manner that satisfies the International Telecommunications Union (“ITU”), or national regulatory requirements, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations could negatively affect our plans and our ability to implement our business strategy.

Coordination results may adversely affect our ability to use a satellite at a given orbital location for our proposed service or coverage area.

We are required to record frequencies and orbital locations used by our satellites with the ITU and to coordinate the use of these frequencies and orbital locations in order to avoid interference to or from other satellites. The results of coordination may adversely affect our use of satellites at particular orbital locations. If we are unable to coordinate our satellites by specified deadlines, we may not be able to use a satellite at a given orbital location for our proposed service or coverage area. The use of our satellites may also be temporarily or permanently adversely affected if the operation of adjacent satellite networks does not conform to coordination agreements resulting in the acceptable interference levels being exceeded (e.g., due to operational errors associated with the transmissions to adjacent satellite networks).

Our failure to maintain or obtain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Commerce Department and Treasury Department regulations. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as required to fulfill existing contracts. If we do not maintain our existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the United States, we may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. In addition, because we conduct management activities from Luxembourg, our U.S. suppliers must comply with U.S. export control laws and regulations in connection with their export of satellites and related equipment and technical information to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain required U.S. export authorizations.

If we do not maintain required security clearances from, and comply with our agreements with, the U.S. Department of Defense, we will not be able to continue to perform our obligations under classified U.S. government contracts.

To participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense as required under the national security laws and regulations of the United States by entering into a proxy agreement with the U.S. government. If we do not maintain these security clearances, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. As a result, our business could be materially adversely affected. Further, if we materially violate the terms of the proxy agreement, which limits our ability to control the operations of this subsidiary, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

When used in this prospectus, the words “may,” “will,” “ might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our goal to expand our leading FSS business in high growth regions and applications while maintaining our focus on operational discipline; our expectation that our current capital expenditure program will position our network to capitalize on the FSS sector’s best growth opportunities globally, while providing optimal coverage to meet needs across our targeted customer sets; the characteristics of our refreshed fleet when the current investment cycle is completed; our belief that our strategies will position us to continue to deliver high operating margins, and as our current fleet investment program is completed, strong cash flow generation; the trends we believe will increase demand for satellite services and that we believe will allow us to capture new business opportunities in the future; our intent to continue to evaluate and pursue strategic transactions that complement our global fleet, provide growth capacity and allow us to respond to our customer needs; our belief that our network services and media customers increasingly require managed services best addressed by a network that combines space and terrestrial infrastructure; our expectation that the FSS sector will experience moderate growth over the next few years; our expectation that we will benefit from the general trend towards IP-based networking and distribution, including growing use of new media formats, as well as infrastructure applications in emerging regions; our expectation that we will continue to implement compression technologies into our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions; our belief that our enhancement of our fully-integrated terrestrial network to an all IP network environment will improve our ground support of high bandwidth applications such as high definition video and will allow us to converge our media and network services terrestrial network infrastructures; the trends that we believe will impact our revenue and operating expenses in the future; our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders; our assessment of the risk of additional anomalies occurring on our satellites; our expectation that certain anomalies will not result in the acceleration of capital expenditures; our plans for satellite launches in the near term; our expected capital expenditures in 2010 and during the next several years; our belief that the diversity of our revenue and customer base allows us to recognize trends, capture new growth opportunities, and gain experience that can be transferred to customers in other regions, enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific customer type or geographic region; our belief that our global scale, diversity, collection of spectrum rights, technical expertise and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services; our belief that the scale of our fleet can reduce the financial impact of any satellite failures and protect against service interruption; and the impact on our financial position or results of operations of pending legal proceedings.

The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of their dates and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors” in this prospectus, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Other factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•

potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•	other risks discussed in “Risk Factors” in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

The non-U.S. Intelsat companies are incorporated and currently existing under the laws of countries other than the United States. In addition, certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States and most of the assets of the non-U.S. Intelsat companies and some of the assets of their directors and officers are located outside the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or their directors or officers under the securities or other laws of that jurisdiction or entertain actions in that jurisdiction against the non-U.S. Intelsat companies or their directors or officers under the securities or other laws of that jurisdiction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes in this offer. The selling securityholders will receive all of the proceeds from the sale of the notes in this offer. We will pay substantially all expenses in connection with the offering and the sale of the notes to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009 on an actual basis. The information in this table should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus.

As of December 31, 2009 Actual
(dollars in thousands)
Long-term debt:
Intelsat Corp (1)
Senior secured credit facilities (2)	$1,938,039
6 7/8% Senior secured debentures due 2028	125,000
9 1/4% Senior notes due 2016	580,719
9 1/4% Senior notes due 2014	658,119

Total debt of Intelsat Corp.	3,301,877

Intelsat New Dawn
Senior Secured Debt Facility	72,652
Mezzanine Facility Term Loan	42,137

Total debt of Intelsat New Dawn	114,789

Intelsat Sub Holdco (3)
Senior secured credit facilities (4)	334,408
8 1/2% Senior notes due 2013 (5)	883,346
8 7/8% Senior notes due 2015 (5)	681,012
8 7/8% Senior notes due 2015, Series B (6)	400,000
Capital lease obligations (7)	191
Note payable (8)	5,000

Total debt of Intelsat Sub Holdco	2,303,957

Intermediate Holdco
9 1/4% Senior discount notes due 2015 (9)	4,516
9 1/2% Senior discount notes due 2015 (9)	477,385

Total debt of Intermediate Holdco	481,901

Intelsat Jackson (10)
11 1/4% Senior notes due 2016 (11)	1,048,220
11 1/2% Senior notes due 2016 (11)	284,595
9 1/4% Senior notes due 2016 (12)	55,035
9 1/2% Senior notes due 2016 (12)	701,913
8 1/2% Senior notes due 2019 (12)	500,000
Senior unsecured term loan (13)	195,152
New senior unsecured term loan (14)	810,876

Total debt of Intelsat Jackson	3,595,791

Intelsat Luxembourg
11 1/4% Senior notes due 2017 (15)	2,805,000
11 1/2%/12 1/2 % Senior PIK election notes due 2017 (15)	2,149,991

Total debt of Intelsat Luxembourg	4,954,991

Intelsat S.A.
7 5/8% Senior notes due 2012 (16)	485,841
6 1/2% Senior notes due 2013 (16)	353,550

Total debt of Intelsat S.A.	839,391

Total long-term debt	15,592,697
Total shareholder’s equity (deficit)	(210,763)

Total capitalization	$15,381,934

(1)	Certain of Intelsat Corp’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.
(2)	Consists of a $355.9 million Term Loan A-3 Facility, a $1.6 billion Term Loan B-2 Facility, a $150.0 million incremental Term Loan B-2 and a $175.0 million revolving credit facility (with $204.6 million, $1,586.0 million, $147.3 million and $0 million, respectively, outstanding as of December 31, 2009) for which Intelsat Corp is the obligor.
(3)	Certain of Intelsat Sub Holdco’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.
(4)	Consists of a $344.8 million Term Loan B Facility and a $270.8 million revolving credit facility (with $334.4 million and $0 million, respectively, outstanding as of December 31, 2009) for which Intelsat Sub Holdco is the obligor.
(5)	These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intermediate Holdco, Intelsat Jackson and certain subsidiaries of Intelsat Sub Holdco.
(6)	Issued at a discount to yield $354.0 million of gross proceeds to the Issuer.
(7)	Indebtedness of Intelsat Sub Holdco and its subsidiaries.
(8)	Note payable represents a note payable of a subsidiary of Intelsat Sub Holdco, guaranteed by Intelsat S.A., to Lockheed Martin Corporation bearing interest at 7%, payable in annual installments of $5.0 million beginning January 1, 2007.
(9)

Intermediate Holdco is the obligor and Intelsat S.A. is a co-obligor of the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015. Intelsat Luxembourg and Intelsat Jackson are guarantors of the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015.

(10)	Certain of Intelsat Jackson’s senior notes carry premiums or discounts from their face value. The actual amounts shown do not reflect the unamortized premium or discount from face value.
(11)	These notes are guaranteed by Intelsat S.A. and Intelsat Luxembourg.
(12)	These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.
(13)	The term loan under the Intelsat Jackson Unsecured Credit Agreement is guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of Intelsat Sub Holdco’s subsidiaries.
(14)	The term loan under the New Intelsat Jackson Unsecured Credit Agreement is guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of Intelsat Sub Holdco’s subsidiaries.
(15)	These notes are guaranteed by Intelsat S.A.
(16)	Certain of Intelsat S.A.’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and their notes included elsewhere in this prospectus.

As a result of the consummation of the 2005 Acquisition Transactions (as defined in “Business—Our History—The 2005 Acquisition Transactions”), the financial results for 2005 have been separately presented for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the periods February 1, 2005 through December 31, 2005 and February 1, 2005 through September 30, 2005. Although the effective date of the 2005 Acquisition Transactions was January 28, 2005, due to the immateriality of the results of operations for the period between January 28, 2005 and January 31, 2005, we have accounted for the consummation of the 2005 Acquisition Transactions as if they had occurred on January 31, 2005.

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008. Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of Intelsat Holdings.

The consolidated statement of operations data and consolidated cash flow data for the year ended December 31, 2007, the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the year ended December 31, 2009, and the consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from consolidated financial statements audited by KPMG LLP, an independent registered public accounting firm, included elsewhere in this prospectus. The consolidated statement of operations data and consolidated cash flow data for the period January 1, 2005 to January 31, 2005 (predecessor entity), the period February 1, 2005 to December 31, 2005 (predecessor entity) and the year ended December 31, 2006, and the consolidated balance sheet data as of December 31, 2005, 2006 and 2007 have been derived from consolidated financial statements that are not included in this prospectus.

	Predecessor Entity	Predecessor Entity				Successor Entity
	January 1 to January 31, 2005	February 1 to December 31, 2005	Year Ended December 31,		January 1 to January 31, 2008	February 1 to December 31, 2008	Year Ended December 31, 2009
			2006	2007
	(in thousands)
Consolidated Statement of Operations Data
Revenue	$97,917	$1,073,566	$1,662,666	$2,183,079	$190,261	$2,174,640	$2,513,039
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	26,939	215,590	274,280	323,557	25,683	337,466	401,826
Selling, general and administrative	55,491	142,824	198,189	238,490	18,485	182,957	259,944
Depreciation and amortization	39,184	534,329	701,517	784,120	64,157	795,663	804,037
Restructuring and transaction costs	263	—	26,452	9,258	313,102	1,926	—
Impairment of asset value (1)	69,227	—	48,974	—	—	390,444	499,100
Losses on derivative financial instruments	—	—	11,731	11,699	11,431	155,305	2,681

Total operating expenses	191,104	892,743	1,261,143	1,367,124	432,858	1,863,761	1,967,588

Operating income (loss) from continuing operations	(93,187)	180,823	401,523	815,955	(242,597)	310,879	545,451
Interest expense, net	12,024	365,418	724,141	954,607	80,275	1,295,458	1,362,823
Gain (loss) on early extinguishment of debt	—	—	—	(38,143)	—	576	4,697
Other income (expense), net	(115)	(8,191)	(27,246)	(137)	535	(11,957)	42,013

Income (loss) from continuing operations before income taxes	(105,326)	(192,786)	(349,864)	(176,932)	(322,337)	(995,960)	(770,662)
Provision for (benefit from) income taxes	4,400	22,772	18,850	14,957	(10,476)	(109,561)	11,399

Net loss	(109,726)	(215,558)	(368,714)	(191,889)	(311,861)	(886,399)	(782,061)
Net loss attributable to noncontrolling interest	—	—	—	—	—	93	369

Net loss attributable to IntelsatS.A.	$(109,726)	$(215,558)	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(781,692)

Consolidated Cash Flow Data
Net cash provided by operating activities	$11,384	$493,628	$448,556	$557,021	$19,619	$876,143	$873,656
Net cash provided by (used in) investing activities.	37,608	(112,795)	(3,304,607)	(540,988)	(24,701)	(409,897)	(947,095)
Net cash provided by (used in) financing activities	(475)	(216,398)	3,079,761	(173,602)	(22,304)	(1,504,431)	73,001

Other Data
EBITDA (2)	$(54,118)	$706,961	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$1,391,870
Ratio of earnings to fixed charges (3)	—	—	—	—	—	—	—
Capital expenditures	$953	$132,554	$152,086	$543,612	$24,701	$397,759	$943,133

	Predecessor Entity			Successor Entity
	As of December 31,			As of December 31, 2008	As of December 31, 2009
	2005	2006	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$360,070	$583,656	$426,569	$470,211	$477,571
Satellites and other property and equipment, net	3,237,341	4,729,135	4,586,348	5,339,671	5,781,955
Total assets	5,294,444	12,401,408	12,053,332	17,657,332	17,342,935
Total debt	4,801,113	11,279,615	11,265,404	14,873,333	15,320,669
Shareholder’s equity (deficit)	(206,265)	(541,341)	(722,384)	504,347	(210,763)

(1)	The non-cash impairment charge in the period January 1, 2005 to January 31, 2005 relates to the write-off of the IS-804 satellite following its in-orbit failure during January 2005. The non-cash impairment charge in 2006 relates to the write-down in value of the IS-802 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in 2008 includes $63.6 million for the write-down in value of the Galaxy 26 satellite to its fair value after a partial loss of the satellite, as well as $326.8 million due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2009 relates to a further impairment of our rights to operate at orbital locations.
(2)	EBITDA consists of earnings before interest expense, net, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA.

	Predecessor Entity	Predecessor Entity				Successor Entity
	Jan- uary 1 to Jan- uary 31, 2005	Feb- ruary 1 to Decem- ber 31, 2005	Year Ended December 31,		Jan- uary 1 to Jan- uary 31, 2008	February 1 to December 31, 2008	Year Ended December 31, 2009
			2006	2007
	(in thousands)
Net loss attributable to Intelsat S.A.	$(109,726)	$(215,558)	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(781,692)
Add:
Interest expense, net	12,024	365,418	724,141	992,750	80,275	1,294,882	1,362,823
Loss on early extinguishment of debt	—	—	—	—	—	—	(4,697)
Provision for income taxes	4,400	22,772	18,850	14,957	(10,476)	(109,561)	11,399
Depreciation and amortization	39,184	534,329	701,517	784,120	64,157	795,663	804,037

EBITDA	$(54,118)	$706,961	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$1,391,870

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes, less capitalized interest, plus amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges is not presented for the periods January 1 to January 31, 2005, February 1 to December 31, 2005, the years ended December 31, 2006 and 2007, the periods January 1 to January 31, 2008, February 1 to December 31, 2008 or the year ended December 31, 2009 as earnings were inadequate to cover fixed charges during those periods by $102.5 million, $160.3 million, $313.0 million, $201.0 million, $324.6 million, $1.0 billion and $837.6 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical consolidated financial statements covers periods before and after the New Sponsors Acquisition Transactions. This discussion should be read together with the “Selected Historical Consolidated Financial Data” and our consolidated financial statements and their notes included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP and, unless otherwise indicated, the other financial information contained in this prospectus has also been prepared in accordance with U.S. GAAP. See “Forward-Looking Statements” and “Risk Factors” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars.

Overview

Intelsat operates the world’s largest FSS business, providing a critical layer in the global communications infrastructure. We provide our infrastructure services on a satellite fleet comprised of over 50 satellites covering 99% of the earth’s populated regions. Our satellite capacity is complemented by IntelsatONESM, our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers, deliver services in more countries and distribute more television channels than any other commercial satellite operator.

Impact of the New Sponsors Acquisition Transactions

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina in exchange for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. on February 8, 2008).

In order to finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, dated as of February 4, 2008 (the “Senior Bridge Loan Credit Agreement”) and a $2.15 billion senior unsecured payment-in-kind election bridge loan credit agreement, dated as of February 4, 2008 (the “PIK Election Bridge Loan Credit Agreement” and, together with the Senior Bridge Loan Credit Agreement, the “Bridge Loan Credit Agreements”). See “—Liquidity and Capital Resources—New Sponsors Acquisition Financing.”

Immediately following the New Sponsors Acquisition, Intelsat Bermuda, our direct wholly-owned subsidiary, transferred certain of its assets (including all of its direct and indirect ownership interests in our subsidiaries) and certain of its liabilities and obligations to a newly formed direct wholly-owned subsidiary, Intelsat Jackson, pursuant to an assignment and assumption agreement (the “Intelsat Bermuda Transfer”). Following the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s assets and the obligor with respect to substantially all of Intelsat Bermuda’s liabilities and obligations, and Intelsat Bermuda no longer had any rights or obligations with respect to such assets and liabilities. Immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda (the “Serafina Assignment”), including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a Commitment Letter, dated as of June 19, 2007, among Serafina and certain banks, related to the financing of the New Sponsors Acquisition, as amended by the Commitment Letter Amendment, dated as of February 7, 2008 (the “Financing Commitment Letter”). In addition, Intelsat Sub Holdco and Intelsat Corporation (“Intelsat Corp”) entered into amendments to their respective existing senior secured credit facilities, and Intelsat Corp entered into a joinder agreement to its existing credit agreement, to facilitate the New Sponsors Acquisition. In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed all $400.0 million of its outstanding 5¼% Senior Notes due 2008. The New Sponsors Acquisition and the transactions described above are collectively referred to as the New Sponsors Acquisition Transactions.

Immediately upon the closing of the New Sponsors Acquisition, the Intelsat Bermuda and Intelsat Sub Holdco monitoring fee agreements with the Former Sponsors (as defined below in “Business—Our History—The 2005 Acquisition Transactions”) were terminated. Intelsat Bermuda entered into a new monitoring fee agreement (the “2008 MFA”) with BC Partners Holdings Limited and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda.

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and Intelsat Jackson’s Senior Unsecured Credit Agreement dated February 2, 2007, giving the holders of those notes and loans the right to require the respective issuers to repurchase such notes and the borrower to repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second and third quarters of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings under the Financing Commitment Letter or with proceeds from offerings of notes and a new unsecured term loan borrowing. See “—Liquidity and Capital Resources—New Sponsors Acquisition Financing—Change of Control Offers” and “—Liquidity and Capital Resources—New Sponsors Acquisition Financing—2008 Debt Refinancings.”

In addition, all outstanding restricted performance shares under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) vested upon consummation of the New Sponsors Acquisition. Vesting in share-based compensation arrangements (“SCAs”) issued under the 2005 Share Plan doubled if the awardee was still employed on February 4, 2008. The vested SCAs were cancelled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share. In connection with the New Sponsors Acquisition, each unvested restricted share of Intelsat Holdings was exchanged for approximately four unvested restricted shares of Intelsat Global (“exchange shares”) and the exchange shares continued to be classified as a liability of Intelsat Global due to certain repurchase features in the 2005 Share Plan. In addition, the original vesting periods associated with the unvested Intelsat Holdings restricted shares continued. In May 2009, the board of directors of Intelsat

Global adopted an amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”), and Intelsat Global entered into new restricted share agreements with respect to the exchange shares. As a result, as of December 31, 2009, these exchange share grants were no longer subject to certain repurchase features and were instead deemed to be granted in accordance with the guidance provided in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (the “Codification”) Topic 718, Compensation—Stock Compensation (“FASB ASC 718”).

In connection with the completion of the New Sponsors Acquisition Transactions, we recorded $313.1 million of transaction costs in our consolidated statement of operations during the predecessor period January 1, 2008 to January 31, 2008. These costs included $197.2 million of costs associated with the repurchase or cancellation of restricted shares and SCAs of Intelsat Holdings, an advisory service fee of $60.0 million paid to the 2008 MFA parties, and $55.3 million in professional fees.

The New Sponsors Acquisition was accounted for by Intelsat Holdings under the purchase method of accounting in accordance with FASB ASC Topic 805, Business Combinations (“FASB ASC 805”). As a result, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. In accordance with Topic 5J of the codified SEC Staff Accounting Bulletins, the purchase accounting adjustments have been “pushed down” and recorded in our consolidated financial statements, which resulted in a new basis of accounting for the “successor period” beginning after the consummation of the New Sponsors Acquisition. Determining fair values required us to make significant estimates and assumptions. In order to develop estimates of fair values, we considered the following generally accepted valuation approaches: the cost approach, the income approach and the market approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodologies were reasonable, different assumptions could have resulted in different market values. The purchase price allocation was finalized during the year ended December 31, 2008.

Revenue

Revenue Overview

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which we sell services specify, among other things, the amount of satellite capacity to be provided, whether service will be non-preemptible or preemptible and the service term. Most services are full time in nature, with service terms ranging from one year to as long as 15 years. Occasional use services used for video applications can be for much shorter periods, including increments of one hour. Our master customer service agreements offer different service types, including transponder services, managed services, and channel, which are all services that are provided on, or used to provide access to, our global network. Our customer agreements also cover services from third parties, or mobile satellite services, that can include transponder services and mobile satellite services (“MSS”). The following table describes our primary service types:

Service Type	Description
Transponder Services	• Commitments by customers to receive service via, or to utilize capacity on particular designated transponders according to specified technical and commercial terms.

Managed Services

•   Hybrid services based upon IntelsatONESM, which combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide managed and monitored broadband, Internet, video and private network services to customers.

Mobile Satellite Services and Other

•   Voice, data and video services provided by third-party commercial satellite operators for which the desired frequency type or geographic coverage is not available on our network, which we refer to as off-network. These services include mobile satellite services, for which our Intelsat General business is a reseller. This category also includes revenue for a number of satellite-related consulting and technical services that involve the lifecycle of satellite operations and related infrastructure, from satellite and launch vehicle procurement through tracking, telemetry and control (“TT&C”) services and related equipment sales.

Channel

•   Commitments by customers to purchase an overall amount or level of service, without committing to particular designated transponders for specified terms within the commitment period. Services are offered “off the shelf,” so technical terms are not specially tailored to a given customer. Channel is not considered a core service offering due to changing market requirements and the proliferation of fiber alternatives for point-to-point customer applications.

We market our services on a global basis, with almost every populated region of the world contributing to our revenue. The diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions.

Trends Impacting Our Revenue

Our revenue at any given time is partially dependent on the supply of communications capacity available in a geographic region, including capacity from other satellite providers and from competing technologies such as fiber optic cable networks, as well as the level of demand for that capacity. See “Business—The FSS Sector” for a discussion of the global trends creating demand for our services. In recent years, we have generated new revenue from a number of sources, including on our global network from growth in demand for transponder services for network services applications such as network extensions for cellular phone operators and satellite-based private data networks and managed services for Internet backbone access and corporate broadband networks. We have also experienced growth in demand for transponder services for use in video applications such as HDTV services and DTH television services. New transponder services and managed services revenue has also been generated from demand for government applications, such as support for military operations. Growth in demand for mobile satellite services, generally from demand from our government customers for spectrum or regional coverage unavailable on our network, has also resulted in new revenue. Although margins for these mobile satellite services are typically substantially lower than for services provided on our network, our mobile satellite services are low risk in nature, with the terms and conditions of the procured capacity typically matched to contractual commitments from our customers.

See “Business—Our Customer Sets” for a discussion of our customers’ uses of our services and see “Business—Our Strategy” for a discussion of our strategies with respect to marketing to our various customer sets.

Customer Applications

Our transponder services, managed services, mobile satellite services and channel are used by our customers for three primary customer applications: network service applications, media applications and government applications.

Pricing

We believe that the flexibility that we have to help our customers optimize their services and in pricing services for new capacity in certain regions has positively affected our revenue. Although the pricing of our services is generally fixed for the duration of existing service commitments, new and renewing service commitments are priced competitively to reflect regional demand and other factors, subject to the contractual restrictions noted in the paragraph below. We believe that this flexibility in pricing our services will continue to positively affect our revenue from certain geographic regions. Over the last three years, we experienced improving pricing trends in most of the regions we serve, including in North America, Africa, the Middle East and Eastern Europe.

We are subject to contractual restrictions that constrain our ability to price services according to market rates in some limited circumstances. These contractual restrictions include the lifeline connectivity obligation (“LCO”) protection provisions described in “Business—Certain Customer Service Agreements.”

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue relate to costs associated with the operation and control of our satellites, our communications network and engineering support and consist principally of salaries and related employment costs, in-orbit insurance, earth station operating costs and facilities costs. Our direct costs of revenue fluctuate based on the number and type of services offered and under development. Direct costs of revenue have increased due to our expanded sales of mobile satellite services to customers of our Intelsat General business and due to launch vehicle costs related to satellite-related services. We expect our direct costs of revenue to increase as we add customers and expand our IntelsatONESM managed services and mobile satellite services.
Selling, General and Administrative Expenses

Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources. Staff expenses consist primarily of salaries and related employment costs including stock compensation, travel costs and office occupancy costs. Selling, general and administrative expenses also include building maintenance and rent expenses and the provision for uncollectible accounts. Selling, general and administrative expenses also include fees for professional services and fees payable to the New Sponsors and related parties in support of the New Sponsors Acquisition Transactions and other strategic activities, which have been significant in recent periods due to the high level of transaction activity. Selling, general and administrative expenses fluctuate with the number of customers served and the number and types of services offered.

Depreciation and Amortization

Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction, satellite launch services, insurance premiums for satellite launch and the in-orbit testing period, the net present value of deferred satellite performance incentives payable to satellite manufacturers, and capitalized interest incurred during the satellite construction period.

Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from less than one year to 16 years. As a result of the New Sponsors Acquisition Transactions, our depreciation and amortization costs have increased, principally due to depreciation costs we incurred on satellites and the amortization of intangible assets primarily due to increases in fair values as a result of purchase accounting.

Impairment Charges

We recorded a non-cash impairment charge of $63.6 million during the second quarter of 2008 related to the write-down of the Galaxy 26 satellite to its fair value after a partial loss of the satellite. We also recorded $326.8 million in non-cash impairment charges in connection with our 2008 annual impairment assessment of our orbital locations. During the first quarter of 2009, the credit markets continued to experience difficulties, with new debt issuances being priced at significantly higher effective interest rates as compared to the pricing of debt issuances completed in prior periods. The higher effective interest rates reflected, in our view, higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the fair value of our right to operate at orbital locations. The higher interest rates resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009. See “—Critical Accounting Policies—Asset Impairment Assessments.”

Backlog

We benefit from strong visibility of our future revenues. Our backlog, which is our expected future revenue under all our customer contracts, but includes only our pro rata share of backlog of our joint venture investments, was approximately $9.4 billion as of December 31, 2009. As of December 31, 2009, the weighted average remaining customer contract life was approximately 4.7 years. We currently expect to deliver services associated with approximately $2.1 billion, or approximately 22%, of our December 31, 2009 backlog during the year ending December 31, 2010. Based on our backlog at December 31, 2009, we expect to recognize at least $105.9 million in channel applications revenue over the next twelve months. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of December 31, 2009, 96% of our total backlog related to contracts that either were non-cancellable or had substantial termination fees. In certain cases of breach for non-payment or customer bankruptcy, we may not be able to recover the full value of certain contracts or termination fees. Our expected future revenue under contractual backlog as of December 31, 2009 was as follows (in millions):

Period
2010	$2,073.3
2011	1,514.6
2012	1,165.6
2013	952.9
2014	759.8
2015 and thereafter	2,950.5

Total	$9,416.7

Our backlog by service type as of December 31, 2009 was as follows (in millions, except percentages):

Service Type	Amount	Percent
Transponder services	$8,073.5	86%
Managed services	465.8	5
Mobile satellite services and other	455.0	5
Channel	422.4	4

Total	$9,416.7	100%

We believe this backlog and the resulting predictable cash flows in the FSS sector reduce the volatility of our net cash provided by operating activities more than would be typical for a company outside our industry.

Results of Operations

Years Ended December 31, 2008 and 2009

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been separately presented for the “predecessor entity” for the period January 1, 2008 to January 31, 2008 and for the “successor entity” for the period February 1, 2008 to December 31, 2008. As such, the reported results of operations for the combined year ended December 31, 2008 are not necessarily comparable to the year ended December 31, 2009, primarily due to interest expense resulting from the acquisition financing and depreciation and amortization costs principally due to the fair value adjustments to long-lived assets in connection with the New Sponsors Acquisition. The historical results are not necessarily indicative of results to be expected for any future period.

For comparative purposes, we combined the periods from January 1, 2008 to January 31, 2008 and February 1, 2008 to December 31, 2008 in our discussion below, as we believe this combination is useful to provide the reader a year-over-year comparison for purposes of understanding our “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe this combination of results for the predecessor entity and successor entity periods facilitates an investor’s understanding of our results of operations for the year ended December 31, 2009 compared to the combined year ended December 31, 2008. However, this combination is not a measure in accordance with U.S. GAAP and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

	Predecessor Entity	Successor Entity	Combined
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008
	(in thousands)
Revenue	$190,261	$2,174,640	$2,364,901
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	363,149
Selling, general and administrative	18,485	182,957	201,442
Depreciation and amortization	64,157	795,663	859,820
Transaction costs	313,102	1,926	315,028
Impairment of asset value	—	390,444	390,444
Losses on derivative financial instruments	11,431	155,305	166,736

Total operating expenses	432,858	1,863,761	2,296,619

Income (loss) from operations	(242,597)	310,879	68,282
Interest expense, net	80,275	1,295,458	1,375,733
Gain on early extinguishment of debt	—	576	576
Other income (expense), net	535	(11,957)	(11,422)

Loss before income taxes	(322,337)	(995,960)	(1,318,297)
Benefit from income taxes	(10,476)	(109,561)	(120,037)

Net loss	(311,861)	(886,399)	(1,198,260)
Net loss attributable to noncontrolling interest	—	93	93

Net loss attributable to Intelsat S.A.	$(311,861)	$(886,306)	$(1,198,167)

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

			Year Ended December 31, 2009 Compared to Combined Year Ended December 31, 2008
	Combined
	Year Ended December 31, 2008	Year Ended December 31, 2009	Increase (Decrease)	Percentage Change
Revenue	$2,364,901	$2,513,039	$148,138	6%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	363,149	401,826	38,677	11
Selling, general and administrative	201,442	259,944	58,502	29
Depreciation and amortization	859,820	804,037	(55,783)	(6)
Transaction costs	315,028	—	(315,028)	NM
Impairment of asset value	390,444	499,100	108,656	28
(Gains) losses on derivative financial instruments	166,736	2,681	(164,055)	(98)

Total operating expenses	2,296,619	1,967,588	(329,031)	(14)

Income from operations	68,282	545,451	477,169	NM
Interest expense, net	1,375,733	1,362,823	(12,910)	(1)
Gain on early extinguishment of debt	576	4,697	4,121	NM
Other income (expense), net	(11,422)	42,013	53,435	NM

Loss before income taxes	(1,318,297)	(770,662)	547,635	(42)
Provision for (benefit from) income taxes	(120,037)	11,399	131,436	NM

Net loss	(1,198,260)	(782,061)	416,199	(35)%
Net loss attributable to noncontrolling interest	93	369	276	NM

Net loss attributable to Intelsat S.A.	$(1,198,167)	$(781,692)	$416,475	(35)%

Revenue

The following table sets forth our comparative revenue by service type for the periods shown (in thousands, except percentages):

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2009	Increase (Decrease)	Percentage Change
Transponder services	$146,344	$1,648,899	$1,795,243	$1,901,235	$105,992	6%
Managed services	23,847	278,725	302,572	313,336	10,764	4
Mobile satellite services and other	7,545	114,848	122,393	164,808	42,415	35
Channel	12,525	132,168	144,693	133,660	(11,033)	(8)

Total	$190,261	$2,174,640	$2,364,901	$2,513,039	$148,138	6%

Revenue for the year ended December 31, 2009 increased by $148.1 million, or 6%, as compared to the combined year ended December 31, 2008. Included in the year ended December 31, 2009 was revenue of $44.2 million earned from the resale of launch vehicles and related services, a business which we do not currently intend to pursue in the future. By service type, our revenue increased or decreased due to the following:

•

Transponder services—an aggregate increase of $106.0 million, primarily due to a $72.9 million increase in revenue from network services customers, resulting from new business, service expansions and strong renewals, primarily in the Latin America and Caribbean, the Europe and the Africa and Middle East regions, and a $57.2 million increase in revenues from customers of our Intelsat General business, resulting from new business, service expansions and strong renewals primarily in the North America region, a portion of which was related to capacity resold from third parties. These increases were partially offset by a $24.1 million decline in revenue from media customers primarily due to the conclusion of two contracts in 2008, one in the Africa and Middle East region and one in the North America region, as well as a decline in the Latin America and Caribbean regions.

•

Managed services—an aggregate increase of $10.8 million, primarily due to an increase in revenue from network services customers, resulting from new business and service expansions in trunking and private line solutions primarily in the Africa and Middle East region.

•

Mobile satellite services and other—an aggregate increase of $42.4 million, primarily due to increased revenues from professional and technical services performed for satellite operators and other customers of our satellite-related services business, including $26.3 million in increased revenue from the completion of the resale of two launch vehicles during the year ended December 31, 2009, and increased revenue from third-party usage-based mobile services and sales of customer premises equipment primarily for customers of our Intelsat General business.

•

Channel—a decrease of $11.0 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue increased by $38.7 million, or 11%, to $401.8 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. The increase was primarily due to the following:

•	an increase of $19.1 million primarily for mobile satellite services sold to customers of our Intelsat General business;

•	an increase of $8.6 million related to launch vehicle resale costs incurred by our satellite related services business;

•	an increase of $3.9 million in staff expenses primarily related to the adoption of the 2008 Share Plan and equity grants to employees during 2009; and

•	an increase of $3.2 million related to earth station operations.

Selling, General and Administrative

Selling, general and administrative expenses increased by $58.5 million, or 29%, to $259.9 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. The increase was primarily due to an increase of $54.8 million in costs related to the adoption of the 2008 Share Plan and equity grants to employees during 2009.

Depreciation and Amortization

Depreciation and amortization expense decreased by $55.8 million, or 6%, to $804.0 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. This decrease was primarily due to:

•

a net decrease of $60.4 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated, the impairment of Galaxy 26 in 2008 and changes in estimated remaining useful lives of certain satellites; and

•	a decrease of $18.3 million in amortization expense primarily due to changes in the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $26.5 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2008 and the third quarter of 2009; and

•	an increase of $2.5 million in depreciation expense attributable to the write-up of our depreciable assets to fair value upon the closing of the New Sponsors Acquisition.

Income from Operations

Our income from operations increased by $477.2 million to $545.5 million for the year ended December 31, 2009 as compared to $68.3 million for the combined year ended December 31, 2008. The year-over-year comparisons of our financial results were affected by certain material pre-tax charges as discussed below:

•

a $499.1 million non-cash impairment charge recorded in the first quarter of 2009 related to the impairment of our rights to operate at orbital locations resulting from an increase in the discount rate used in our valuation process, compared to a total $390.4 million non-cash impairment charge in 2008 related to the impairment of our orbital locations as a result of the annual impairment analysis of non-amortizable intangible assets, and the impairment of Galaxy 26;

•

a $164.0 million increase in income from operations as a result of a decrease in the losses recognized on our derivative financial instruments for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. The value of undesignated interest rate swaps decreased due to cash settlements for interest, representing the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay, offset by an increase in fair value as a result of marking-to-market as well as the decrease in the outstanding liability related to our put option embedded derivative; and

•

$315.0 million in transaction costs incurred during the combined year ended December 31, 2008 upon consummation of the New Sponsors Acquisition, with no similar costs incurred during the year ended December 31, 2009.

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. We also held interest rate swaps with an aggregate notional amount of $3.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net decreased by $12.9 million, or 1%, to $1.36 billion for the year ended December 31, 2009, as compared to $1.38 billion for the combined year ended December 31, 2008. The decrease in interest expense was principally due to the following:

•	a decrease of $96.3 million due to lower interest rates on our variable rate debt in 2009 as compared to 2008; and

•	an increase of $13.1 million in capitalized interest expense; partially offset by

•

an increase of approximately $68.5 million due to a higher principal amount outstanding of Intelsat Luxembourg’s 11½%/12½% Senior PIK Election Notes due 2017 (the “2017 PIK Notes”), partially offset by a decrease in interest expense resulting from the purchase of a portion of the 2017 PIK Notes with proceeds from the 2009 Jackson Notes Offering (as defined below in “—Liquidity and Capital Resources—Long-Term Debt Changes in 2009”);

•

an increase of approximately $15.3 million due to the incurrence or assumption of approximately $3.7 billion of net additional indebtedness and the refinancing of portions of our debt at higher interest rates in connection with the New Sponsors Acquisition;

•

an increase of $5.4 million due to a higher principal amount of debt and higher interest rates resulting from the repurchase or repayment of certain notes or loans in connection with our change of control offers that were completed in the second and third quarters of 2008; and

•

an increase of $4.8 million related to the additional indebtedness incurred in connection with the offering of the 2009 Sub Holdco Notes (as defined below in “—Liquidity and Capital Resources—Long-Term Debt Changes in 2009”).

The non-cash portion of total interest expense, net was $423.4 million for the year ended December 31, 2009 and included $298 million of payment-in-kind (“PIK”) interest expense.

Gain on Early Extinguishment of Debt

Gain on early extinguishment of debt was $4.7 million for the year ended December 31, 2009 as compared to $0.6 million for the combined year ended December 31, 2008. The increase of $4.1 million was primarily related to a $19.7 million gain on early extinguishment of debt due to the paydown of $400.0 million face amount of the 2017 PIK Notes in October 2009. This was partially offset by a $15.0 million loss on early extinguishment of debt recognized in connection with Intelsat Sub Holdco’s purchase of $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6½% Senior Notes due 2013 for $254.6 million pursuant to the Tender Offer (as defined below in “—Liquidity and Capital Resources—Long-Term Debt Changes in 2009”). The loss was primarily driven by the difference between the carrying value of the notes purchased and the cash paid for the purchase, as a result of the higher unamortized discount recorded in connection with the New Sponsors Acquisition, when our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the transaction.

Other Income (Expense), Net

Other income, net was $42.0 million for the year ended December 31, 2009 as compared to $11.4 million other expense, net for the combined year ended December 31, 2008. The increase of $53.4 million was primarily related to equity method and impairment losses of $17.6 million recorded during the year ended December 31, 2008, $27.3 million of gain from the sale of our equity ownership in WildBlue Communications, Inc. (“WildBlue”) in the fourth quarter of 2009, and a net $13.9 million increase in exchange rate gains, primarily due to the U.S. dollar strengthening against the Brazilian real, which impacts our service contracts with our Brazilian customers. Offsetting these increases were a $3.8 million decrease in miscellaneous income, driven by income in 2008 resulting from a reduction in the amounts we were required to pay under a customer contract as a result of an amendment, and a $1.8 million decrease related to a realized gain on our available-for-sale investments in 2008 compared to a realized loss in 2009.

Provision for (Benefit from) Income Taxes

Our provision for income taxes increased by $131.4 million to $11.4 million for the year ended December 31, 2009 as compared to a benefit of $120.0 million for the combined year ended December 31, 2008. The increase in expense was principally due to higher earnings in our historical subsidiaries subject to U.S. and U.K. tax as compared to the prior year period primarily due to one-time transaction costs, losses on derivative financial instruments and impairment charges taken in 2008, which exceeded the amounts in 2009. The tax expense reported in our consolidated statements of operations was mostly attributable to U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of our foreign markets.

Years Ended December 31, 2007 and 2008

As a result of the consummation of the New Sponsors Acquisition, the financial results for 2008 have been separately presented for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008. As a result of the New Sponsors Acquisition, the reported results of operations for the years ended December 31, 2007 and 2008 are not necessarily comparable. The primary differences include higher interest expense resulting from the acquisition financing and higher depreciation and amortization cost principally due to the fair value adjustments to long-lived assets in connection with the New Sponsors Acquisition Transactions. The historical results are not necessarily indicative of results to be expected for any future period.

For comparative purposes, we combined the periods from January 1, 2008 through December 31, 2008 in our discussion below, as we believe this combination is useful to provide the reader a year-over-year comparison for purposes of understanding our Management’s Discussion and Analysis of Financial Condition and Results of Operations. This combination of results for the Predecessor Entity and Successor Entity periods facilitates an investor’s understanding of our results of operations for 2007 compared to the combined year ended December 31, 2008. However, this combination is not a U.S. GAAP measure and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

	Predecessor Entity	Successor Entity	Combined
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008
	(in thousands)
Revenue	$190,261	$2,174,640	$2,364,901
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	363,149
Selling, general and administrative	18,485	182,957	201,442
Depreciation and amortization	64,157	795,663	859,820
Transaction costs	313,102	1,926	315,028
Impairment of asset value	—	390,444	390,444
Losses on derivative financial instruments	11,431	155,305	166,736

Total operating expenses	432,858	1,863,761	2,296,619

Income (loss) from operations	(242,597)	310,879	68,282
Interest expense, net	80,275	1,295,458	1,375,733
Gain on early extinguishment of debt	—	576	576
Other income (expense), net	535	(11,957)	(11,422)

Loss before income taxes	(322,337)	(995,960)	(1,318,297)
Benefit from income taxes	(10,476)	(109,561)	(120,037)

Net loss	(311,861)	(886,399)	(1,198,260)
Net loss attributable to noncontrolling interest	—	93	93

Net loss attributable to Intelsat S.A.	$(311,861)	$(886,306)	$(1,198,167)

The following table sets forth our comparative statements of operations for the year ended December 31, 2007 and for the combined year ended December 31, 2008, with the increase (decrease) and percentage changes, except those deemed NM, between the periods presented (in thousands, except percentages):

		Combined	Combined Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
	Year Ended December 31, 2007	Year Ended December 31, 2008	Increase (Decrease)	Percentage Change
Revenue	$2,183,079	$2,364,901	$181,822	8%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	323,557	363,149	39,592	12
Selling, general and administrative	238,490	201,442	(37,048)	(16)
Depreciation and amortization	784,120	859,820	75,700	10
Transaction costs	9,258	315,028	305,770	NM
Impairment of asset value	—	390,444	390,444	NM
Losses on derivative financial instruments	11,699	166,736	155,037	NM

Total operating expenses	1,367,124	2,296,619	929,495	68

Income from operations	815,955	68,282	(747,673)	(92)
Interest expense, net	954,607	1,375,733	421,126	44
Gain (loss) on early extinguishment of debt	(38,143)	576	38,719	NM
Other expense, net	(137)	(11,422)	(11,285)	NM

Loss before income taxes	(176,932)	(1,318,297)	(1,141,365)	NM
Provision for (benefit from) income taxes	14,957	(120,037)	(134,994)	NM

Net loss	(191,889)	(1,198,260)	(1,006,371)	NM %
Net loss attributable to noncontrolling interest	—	93	93	NM

Net loss attributable to Intelsat S.A.	$(191,889)	$(1,198,167)	$(1,006,278)	NM %

Revenue

The following table sets forth our comparative revenue by service type for the year ended December 31, 2007 (Predecessor Entity), the period January 1, 2008 to January 31, 2008 (Predecessor Entity), the period February 1, 2008 to December 31, 2008 (Successor Entity) and the combined year ended December 31, 2008, with the increase (decrease) and percentage changes between the year ended December 31, 2007 and the combined year ended December 31, 2008 presented (in thousands, except percentages):

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008	Increase (Decrease)	Percentage Change
Transponder services	$1,654,321	$146,344	$1,648,899	$1,795,243	$140,922	9%
Managed services	264,038	23,847	278,725	302,572	38,534	15
Channel	163,488	12,525	132,168	144,693	(18,795)	(11)
Mobile satellite services and other	101,232	7,545	114,848	122,393	21,161	21

Total	$2,183,079	$190,261	$2,174,640	$2,364,901	$181,822	8%

Revenue for the combined year ended December 31, 2008 increased by $181.8 million, or 8%, as compared to the year ended December 31, 2007. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall favorable trends. All regions reported revenue increases, with the Europe, the Africa and Middle East, and the North America regions showing the strongest gains. By service type, our revenue increased or decreased due to the following:

•

Transponder services—an aggregate increase of $140.9 million, due primarily to a $114.0 million increase in revenues from network services customers, which resulted from new capacity services and strong renewals in the Africa and Middle East and the Europe regions, and a $32.5 million increase in revenues from our government business customers resulting from new services and strong renewals in North America, offset partially by a decline in revenues from media customers, primarily in North America.

•

Managed services—an aggregate increase of $38.5 million, due primarily to a $23.1 million increase in revenue from network services customers, resulting from new business and service expansion in trunking and private line solutions and GXS broadband solutions in the Africa and Middle East, the North America and the Europe regions, an $11.7 million increase in revenues from managed video solutions for media customers primarily in the Europe and the Latin America and Caribbean regions, and an increase of $3.7 million in revenues from managed services for our government business customers.

•

Channel—a decrease of $18.8 million related to continued declines from the migration of point-to point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

•

Mobile satellite services and other—an aggregate increase of $21.2 million primarily due to a $3.5 million increase in satellite-related services sold mainly to customers in North America, a $10.5 million increase in usage based mobile services for our government business customers and a $7.2 million increase in professional services, including provision of customer premises equipment for our government business customers.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue increased by $39.6 million, or 12%, to $363.1 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The increase was primarily due to:

•	a $27.1 million increase in cost of sales, fiber and third-party satellite capacity costs related to increased revenues;

•	a $10.5 million increase in cost of sales to support our satellite services program management; and

•	a $6.1 million increase in office and occupancy expense primarily due to building modification and maintenance programs; partially offset by

•	a $5.4 million decrease in other expenses primarily due to lower satellite-related insurance costs during the combined year ended December 31, 2008.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $37.0 million, or 16%, to $201.4 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The decrease was primarily due to:

•	a $17.4 million decrease in bad debt expense due to improvements in the timing and amount of account collections, as well as the collection of certain accounts that had been reserved for;

•

a $12.3 million decrease in professional fees in the combined year ended December 31, 2008 due to heightened expenses incurred during the year ended December 31, 2007 to support our integration activities and other merger and acquisition activities; and

•	an $11.5 million decrease in staff expenses due to the departure of certain executive level staff and other staff reductions during the combined year ended December 31, 2008.

Depreciation and Amortization

Depreciation and amortization expense increased by $75.7 million, or 10%, to $859.8 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. This increase was primarily due to:

•

an increase of $89.7 million in depreciation and amortization expense primarily attributable to the write-up of our depreciable satellites and amortizable assets to fair value upon the closing of the New Sponsors Acquisition; and

•

an increase of $24.0 million in depreciation expense resulting from the full year impact of satellites placed into service during 2007 and the impact of satellites placed into service in 2008, primarily our Galaxy 17, IS-11, Galaxy 18 and Galaxy 19 satellites; partially offset by

•	a decrease of $33.6 million in depreciation expense due to certain satellites becoming fully depreciated in 2008.

Income from Operations

Our income from operations decreased by $747.7 million, or 92%, for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The year-over-year comparisons of our financial results were affected by material pre-tax charges as discussed below:

•

a $390.4 million non-cash impairment charge in 2008, of which $326.8 million was related to the impairment of our orbital locations as a result of our annual impairment analysis of non-amortizable intangible assets and $63.6 million was related to our Galaxy 26 satellite, which experienced a sudden and unexpected electrical distribution anomaly (see “—Critical Accounting Policies—Asset Impairment Assessments”);

•

a $305.8 million increase in restructuring and transaction costs primarily associated with the New Sponsors Acquisition Transactions, which in 2008 primarily consisted of $197.2 million related to the sale or cancellation of restricted shares and SCAs, a transaction fee of $60.0 million paid to entities affiliated or associated with the New Sponsors under the 2008 MFA and $55.3 million in seller professional fees; and

•	a $155.0 million decrease in the value of undesignated interest rate swaps as a result of changes in interest rates.

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned during the year. Interest expense, net increased by $421.1 million, or 44%, to $1.38 billion for the combined year ended December 31, 2008 as compared to $954.6 million for the year ended December 31, 2007. The increase in interest expense was principally due to the following:

•	an increase of $424.6 million due to the incurrence of approximately $3.7 billion of net additional indebtedness in connection with the New Sponsors Acquisition; and

•

an increase of $35.3 million related to the amortization of discounts resulting from the adjustments to fair value of our debt in purchase accounting in connection with the New Sponsors Acquisition and the higher principal and interest resulting from the change of control refinancings; partially offset by

•	a decrease of $44.3 million due to lower interest rates on our variable rate debt in 2008 as compared to 2007.

The non-cash portion of total interest expense, net was $412.7 million for the combined year ended December 31, 2008 and included $210.5 million of paid-in-kind interest expense and $75.0 million of additional interest accrued to account for the escalation of the applicable interest rate margins under the effective interest method. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the New Sponsors Acquisition.

Gain (loss) on Early Extinguishment of Debt

Gain (loss) on early extinguishment of debt was a gain of $0.6 million for the combined year ended December 31, 2008 as compared to a loss of $38.1 million for the year ended December 31, 2007. The increase of $38.7 million was primarily related to the $38.1 million loss due to write-offs of debt issuance costs and premiums paid during the year ended December 31, 2007, in connection with the 2007 Refinancings (as defined below in “—Liquidity and Capital Resources—The 2007 Refinancings”).

Other Expense, Net

Other expense, net was $11.4 million for the combined year ended December 31, 2008 as compared to $0.1 million for the year ended December 31, 2007. This $11.3 million increase was primarily related to an increase of $10.2 million in equity method and impairment losses from our investment in the satellite-based broadband services provider, WildBlue, including the recognition of $13.0 million of previously suspended losses, and a $6.6 million increase in exchange rate losses, primarily due to the U.S. dollar strengthening against the Brazilian real, which impacts our service contracts with our Brazilian customers. Offsetting these increases are an increase of $3.9 million in miscellaneous income, including income resulting from a reduction in the amounts we are required to pay under a customer contract as a result of a recent amendment, $0.6 million in realized gains on our available-for-sale investments, and a $0.7 million increase in rental income.

Provision for (Benefit from) Income Taxes

Our provision for income taxes decreased by $135.0 million to a benefit of $120.0 million for the combined year ended December 31, 2008 as compared to a provision of $15.0 million for the combined year ended December 31, 2007. The decrease in expense was principally due to lower earnings in our historical subsidiaries subject to U.S. and U.K. tax as compared to the prior year period. As Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our consolidated statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of our foreign markets.

EBITDA

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net loss attributable to Intelsat S.A. to EBITDA for the periods shown is as follows (in thousands):

	Predecessor Entity	Combined	Successor Entity
	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009
Net loss attributable to Intelsat S.A.	$(191,889)	$(1,198,167)	$(781,692)
Add:
Interest expense, net	954,607	1,375,733	1,362,823
(Gain) loss on early extinguishment of debt	38,143	(576)	(4,697)
Provision for (benefit from) income taxes	14,957	(120,037)	11,399
Depreciation and amortization	784,120	859,820	804,037

EBITDA	$1,599,938	$916,773	$1,391,870

Liquidity and Capital Resources

Cash Flow Items

Our cash flows consisted of the following for the periods shown (in thousands):

	Predecessor Entity		Successor Entity	Combined	Successor Entity
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2009
Net cash provided by operating activities	$557,021	$19,619	$876,143	$895,762	$873,656
Net cash used in investing activities	(540,988)	(24,701)	(409,897)	(434,598)	(947,095)
Net cash provided by (used in) financing activities	(173,602)	(22,304)	(1,504,431)	(1,526,735)	73,001
Net change in cash and cash equivalents	(157,087)	(27,249)	(1,044,426)	(1,071,675)	7,360

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $22.1 million to $873.7 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. The decreased cash flows from operating activities primarily resulted from an increase in payments of accounts payable and accrued liabilities, including accrued interest. A decrease in collections from accounts receivable as compared to 2008 and an increase in other long-term liabilities also contributed to the decreased cash flows. These decreases were partially offset by an increase in net income excluding non-cash items, a decrease in prepaid expenses and other assets and an increase in deferred revenue.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $512.5 million to $947.1 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. This increase was primarily due to higher capital expenditures of $520.7 million associated with satellites under construction and the purchase of satellites during 2009.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities was $73.0 million for the year ended December 31, 2009 compared to net cash used in financing activities of $1.5 billion for the combined year ended December 31, 2008. The increase was primarily due to higher repayments of long-term debt, partially offset by proceeds received from refinancing of debt in 2008 completed in connection with the New Sponsors Acquisition. During the year ended 2009, cash provided by financing activities included proceeds from issuance of long-term debt of $961.9 million, partially offset by a loan repayment to Intelsat Holdings of $34.0 million and repayments on other long-term debt of $823.3 million.

Long-Term Debt

We are a highly leveraged company and, in connection with the consummation of the New Sponsors Acquisition Transactions, we became a significantly more highly leveraged company, which has resulted in a significant increase in our interest expense.

In connection with the New Sponsors Acquisition, our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the transaction, resulting in a net decrease of $182.5 million to the carrying value of the debt. This net difference between the fair value and par value of the debt is being amortized as an increase to interest expense over the remaining term of the related debt using the effective interest method.

Senior Secured Credit Facilities

Intelsat Sub Holdco Senior Secured Credit Facility

Intelsat Sub Holdco entered into an amended and restated credit agreement (the “Sub Holdco Credit Agreement”) on July 3, 2006. The Sub Holdco Credit Agreement provides for a $344.8 million Tranche B Term Loan facility due in 2013 and a $270.8 million revolving credit facility due in 2012. Up to $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Sub Holdco is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Sub Holdco Credit Agreement are guaranteed by certain of Intelsat Sub Holdco’s subsidiaries, as well as by Intelsat Luxembourg, Intelsat Jackson and Intermediate Holdco, and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and subsidiary guarantors, with certain agreed exceptions.

On January 19, 2007, Intelsat Sub Holdco amended its senior secured credit facility to change interest rates on the Term Loan B facilities. Interest rates for the term loan portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from the London Interbank Offered Rate (“LIBOR”) plus 1.75% to LIBOR plus 2.00%, or (ii) Above Bank Rate

(“ABR”) plus 0.75% to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from LIBOR plus 2.00% to LIBOR plus 2.25% or (ii) the ABR plus 1.00% to the ABR plus 1.25%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Sub Holdco Credit Agreement, as amended.

On January 25, 2008, Intelsat Sub Holdco entered into Amendment No. 3 to the Sub Holdco Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement to, among other things:

(a)	change the applicable margin (i) on ABR loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 1.5% per annum and (ii) on LIBOR loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 2.5% per annum;

(b)	reduce the size of the revolving facility by $50.0 million and add a $50.0 million incremental revolving credit facility provision;

(c)	add language requiring the payment of a prepayment premium for prepayments of term loans prior to February 4, 2010;

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0.

The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Sub Holdco Credit Agreement. We were in compliance with this financial maintenance covenant ratio with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 0.02:1.00 as of December 31, 2009. In the event we were to fail to comply with this financial maintenance covenant ratio and were unable to obtain waivers, we would default under the Sub Holdco Credit Agreement, and the lenders under the Sub Holdco Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and the notes and the Intelsat Jackson unsecured credit agreements.

No amounts were outstanding under the revolving credit facility as of December 31, 2009; however, $22.9 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $247.9 million at such date.

Intelsat Corp Senior Secured Credit Facility

As of December 31, 2009, Intelsat Corp had a revolving credit facility and certain term loans outstanding under the Intelsat Corporation Amended and Restated Credit Agreement (the “Intelsat Corp Amended and Restated Credit Agreement”), which consisted of a $355.9 million Tranche A-3 Senior Secured Term loan due in 2012, a $1.8 billion Tranche B-2 Senior Secured Term Loan facility due in 2014, and a $175.0 million revolving credit facility due in 2012. Up to $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Corp is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Intelsat Corp Amended and

Restated Credit Agreement continue to be guaranteed by certain of Intelsat Corp’s subsidiaries and are secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions.

In connection with the PanAmSat Acquisition Transactions, Intelsat Corp entered into an amendment to renew and extend the Intelsat Corp Amended and Restated Credit Agreement on July 3, 2006. Also, on January 19, 2007, Intelsat Corp amended the Intelsat Corp Amended and Restated Credit Agreement to change the interest rate on the Term Loan facilities. Interest rates for the term loan portion of the Intelsat Corp Amended and Restated Credit Agreement range from LIBOR plus 1.75% to LIBOR plus 2.00% or the ABR plus 0.75% to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Intelsat Corp Amended and Restated Credit Agreement range from LIBOR plus 2.125% to LIBOR plus 2.875% or the ABR plus 1.125% to the ABR plus 1.875%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Intelsat Corp Amended and Restated Credit Agreement, as amended through January 19, 2007.

On January 25, 2008, Intelsat Corp entered into Amendment No. 2 to the Intelsat Corp Amended and Restated Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Intelsat Corp Amended and Restated Credit Agreement to, among other things:

(a)	change the applicable margin (i) on ABR loans that are term loans to a rate of 1.5% per annum, (ii) on LIBOR loans that are term loans to a rate of 2.5% per annum, (iii) on ABR loans that are revolving credit loans or swingline loans to a rate of between 1.5% and 1.875%, and (iv) on LIBOR loans that are revolving credit loans or swingline loans to a rate of between 2.5% and 2.875%;

(b)	reduce the size of the revolving facility by $75.0 million and add a $75.0 million incremental revolving credit facility provision;

(c)	require the payment of a prepayment premium for prepayments of term loans prior to February 4, 2011 (with respect to Tranche B-2-A Term Loans) or February 14, 2010 (with respect to Tranche B-2-B Term Loans);

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0.

On February 4, 2008, in connection with the New Sponsors Acquisition, Intelsat Corp also executed a Joinder Agreement by and among Intelsat Corp, the several lenders party thereto and certain other parties, to the Intelsat Corp Amended and Restated Credit Agreement pursuant to which it incurred an additional $150.0 million in aggregate principal amount of the Tranche B-2 Term Loan.

The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Intelsat Corp Amended and Restated Credit Agreement. We were in compliance with this financial maintenance covenant ratio, with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 2.57:1.00, as of December 31, 2009. In the event we were to fail to comply with this financial maintenance covenant ratio and were unable to obtain waivers, we would default under the Intelsat Corp Amended and Restated Credit Agreement, and the lenders under the Intelsat Corp

Amended and Restated Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and the notes and the Intelsat Jackson unsecured credit agreements.

No amounts were outstanding under the revolving credit facility as of December 31, 2009; however, $2.1 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $152.2 million at such date. One of the lenders under the revolving credit facility, representing approximately $20.8 million of the $175.0 million of aggregate lending commitments, did not provide any funds in response to a September 2008 borrowing request we made under the revolving credit facility. Our availability of $152.2 million as of December 31, 2009 under the revolving credit facility does not include this $20.8 million commitment, and we can provide no assurance that the commitment will be honored by the relevant lender if we make future borrowing requests.

The 2007 Refinancings

On January 12, 2007, Intelsat Bermuda issued $600.0 million in Floating Rate Senior Notes due 2015 (the “Refinancing Notes”). The net proceeds of this offering, together with cash on hand, were used to repay Intelsat Bermuda’s then outstanding $600.0 million Senior Unsecured Bridge Loan, and to pay related fees and expenses. On January 19, 2007, Intelsat Sub Holdco amended its credit agreement dated as of July 3, 2006 to reduce the Term Loan B facility interest rate from a range of LIBOR plus 2.00% to LIBOR plus 2.25% to a range of LIBOR plus 1.75% to LIBOR plus 2.00%. Also on January 19, 2007, Intelsat Corporation further amended its Amended and Restated Credit Agreement to reduce the Term Loan A-3 interest rate and Term Loan B-2 interest rate from a range of LIBOR plus 2.125% to LIBOR plus 2.875% to a range of LIBOR plus 1.75% to LIBOR plus 2.00%. The interest rate ranges were again amended effective February 4, 2008. In addition, on February 2, 2007, Intelsat Bermuda borrowed a $1.0 billion term loan due 2014 pursuant to the Intelsat Jackson Senior Unsecured Credit Agreement, which was assumed by Intelsat Jackson as part of the Intelsat Bermuda Transfer. The proceeds of the borrowing thereunder were contributed to Intermediate Holdco, and Intermediate Holdco contributed the proceeds to Intelsat Sub Holdco, which used the proceeds, together with cash on hand, to redeem its outstanding $1.0 billion Floating Rate Senior Notes due 2012 and pay the related premium, fees and expenses. The issuance of the Refinancing Notes, the amendments to Intelsat Sub Holdco’s and Intelsat Corporation’s credit agreements, the borrowing under the Intelsat Bermuda Unsecured Credit Agreement and the related repayment of Intelsat Bermuda’s Senior Unsecured Bridge Loan and redemption of Intelsat Sub Holdco’s $1.0 billion Floating Rate Senior Notes due 2012 are referred to collectively as the 2007 Refinancings.

New Sponsors Acquisition Financing

Bridge Loan Credit Agreements

On February 4, 2008, in order to partially finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under the Bridge Loan Credit Agreements. Immediately following the New Sponsors Acquisition and the Intelsat Bermuda Transfer, Intelsat Bermuda assumed the Bridge Loan Agreements as part of the Serafina Assignment.

Borrowings under the Senior Bridge Loan Credit Agreement bore interest at LIBOR, plus a margin of 4.5%. Borrowings under the PIK Election Bridge Loan Credit Agreement bore interest at LIBOR, plus a margin of 4.75%. In addition, we had the option to pay interest under the PIK Election Bridge Loan Credit Agreement in PIK interest at a PIK interest rate equal to the cash pay interest rate in effect during the interest period plus 100 basis points. We elected to pay interest under the PIK Election Bridge Loan Credit Agreement entirely in PIK interest for all interest periods through June 26, 2008.

On June 27, 2008, Intelsat Bermuda repaid in full the Bridge Loan Credit Agreements and issued new senior notes as described in “—2008 Debt Refinancings” below.

Credit Facility Amendments

In connection with the New Sponsors Acquisition, Intelsat Sub Holdco and Intelsat Corp entered into amendments to their existing credit agreements. See “—Senior Secured Credit Facilities” above.

Debt Transfer, Repayment and Redemptions

On January 15, 2008, we repaid at maturity Intelsat Corp’s $150.0 million 6 3/8% Senior Notes due 2008 using funds borrowed under the revolving credit facility portion of Intelsat Corp’s senior secured credit facilities. On February 4, 2008, Intelsat Corp used the proceeds of its incremental Tranche B-2 Term Loan and cash on hand to repay this $150.0 million revolver borrowing.

Intelsat Bermuda assigned its debt obligations to Intelsat Jackson on February 4, 2008 (see “—Impact of the New Sponsors Acquisition Transactions”) and we subsequently redeemed $1.26 billion in long-term debt and incurred early redemption premiums of $38.5 million as follows:

•	on February 7, 2008, Intelsat Jackson’s $260.0 million of Floating Rate Senior Notes due 2013 were redeemed and an early redemption premium of $18.9 million was incurred;

•	on February 7, 2008, Intelsat Jackson’s $600.0 million of Floating Rate Senior Notes due 2015 were redeemed and an early redemption premium of $12.0 million was incurred; and

•	on March 6, 2008, Intelsat, Ltd.’s $400.0 million of 5¼% Senior Notes due 2008 were redeemed and an early redemption premium of $7.6 million was incurred.

The premiums incurred were included in the fair value of the associated debt as of the date of the New Sponsors Acquisition.

Change of Control Offers

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and the Intelsat Jackson Senior Unsecured Credit Agreement, giving the holders of those notes and loans the right to require us to repurchase such notes and repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second and third quarters of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings under the Financing Commitment Letter or with proceeds from offerings of notes and a new unsecured term loan borrowing.

The following principal amounts were tendered and repurchased or repaid in the change of control offers:

•	$281.8 million of Intelsat Jackson’s 11¼% Senior Notes due 2016;

•	$695.0 million of Intelsat Jackson’s 9¼% Senior Notes due 2016;

•	$804.8 million of loans outstanding under the Intelsat Jackson Senior Unsecured Credit Agreement;

•	$408.1 million of Intermediate Holdco’s $478.7 million aggregate principal amount at maturity of 9¼% Senior Discount Notes due 2015;

•	$874.6 million of Intelsat Sub Holdco’s 8¼% Senior Notes due 2013;

•	$674.3 million of Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015;

•	$651.6 million of Intelsat Corp’s 9% Senior Notes due 2014; and

•	$575.0 million of Intelsat Corp’s 9% Senior Notes due 2016.

2008 Debt Refinancings

On June 27, 2008, Intelsat Bermuda issued $2.81 billion of 11¼% Senior Notes due 2017 (the “2017 Senior Notes”), and $2.23 billion of the 2017 PIK Notes. Proceeds from the issuance of the 2017 Senior Notes and the 2017 PIK Notes were used to repay in full the $4.96 billion of borrowings under the Bridge Loan Credit Agreements.

Interest on both the 2017 Senior Notes and the 2017 PIK Notes is payable semi-annually on August 15 and February 15, commencing on August 15, 2008. The 2017 Senior Notes bore interest at 7.28% on and prior to August 4, 2008, and bear interest at 11¼% after August 4, 2008.

Intelsat Luxembourg may, at its option, elect to pay interest for any applicable interest period on the 2017 PIK Notes (i) entirely in cash, (ii) entirely in PIK interest or (iii) 50% in cash and 50% in PIK interest, through February 15, 2013. After February 15, 2013, interest on the 2017 PIK Notes is payable in cash. Cash interest on the 2017 PIK Notes accrued at the rate of 7.53% on and prior to August 4, 2008, and accrues at 11½% after August 4, 2008. If we elect to pay interest in the form of PIK interest, the applicable PIK interest rate will be the cash pay interest rate in effect during the period plus 100 basis points. If we elect to pay interest in the form of PIK interest, we will either increase the principal amount of the outstanding 2017 PIK Notes or issue new 2017 PIK Notes to holders of the 2017 PIK Notes in an amount equal to the amount of PIK interest for the applicable interest payment period. We made elections to pay interest on the 2017 PIK Notes entirely in PIK interest for all interest periods through August 15, 2010.

On June 27, 2008, Intelsat Sub Holdco repaid $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of $883.3 million of Senior Notes due 2013, bearing interest at 8½% (guaranteed by certain subsidiaries), and $681.0 million of Senior Notes due 2015, bearing interest at 8 7/8% (guaranteed by certain subsidiaries) (collectively, the “New Sub Holdco Senior Notes”). The initial purchasers of the New Sub Holdco Senior Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

On June 27, 2008, Intermediate Holdco repaid borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9½% Senior Discount Notes due 2015 (the “2015 Senior Discount Notes”). The initial purchasers of the 2015 Senior Discount Notes and the lenders under the backstop senior unsecured credit agreement were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

On July 1, 2008, Intelsat Jackson issued $284.6 million of Senior Notes due 2016, bearing interest at 11½%, and $701.9 million of Senior Notes due 2016 (guaranteed by certain subsidiaries), bearing interest at 9½% (collectively, the “New Jackson Senior Notes”). The proceeds of the New Jackson Senior Notes were used, together with cash on hand, to fund the repurchase of Intelsat Jackson’s 11¼% Senior Notes due 2016 and Intelsat Jackson’s 9¼% Senior Notes due 2016 tendered in change of control offers. The New Jackson Senior Notes have substantially similar terms to the notes repurchased.

Intelsat Jackson also repaid loans tendered in a change of control offer relating to the Intelsat Jackson Senior Unsecured Credit Agreement with borrowings of $810.9 million under a new senior unsecured credit agreement that was entered into on July 1, 2008 (the “New Intelsat Jackson Senior Unsecured Credit Agreement”), together with cash on hand. Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

On July 18, 2008, Intelsat Corp repaid $658.1 million of borrowings under a backstop senior unsecured credit agreement due 2014 and $580.7 million of borrowings under a backstop senior unsecured credit agreement due 2016 with the proceeds of an offering of $658.1 million of Senior Notes due 2014, bearing interest at 9¼%, and $580.7 million of Senior Notes due 2016, bearing interest at 9¼% (collectively, the “New Intelsat Corp Senior Notes”). The initial purchasers of the New Intelsat Corp Senior Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

Long-Term Debt Changes in 2009

On October 20, 2009, our indirect subsidiary, Intelsat Jackson, completed an offering of $500.0 million aggregate principal amount at maturity of 8½% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance (the “2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Bermuda in an amount equal to the purchase price paid by Intelsat Bermuda to purchase $400.0 million face amount of the 2017 PIK Notes from Banc of America Securities LLC at a discount. Intelsat Bermuda then canceled the purchased 2017 PIK Notes. After giving effect to the purchase of the 2017 PIK Notes and fees and expenses related thereto and the 2009 Jackson Notes Offering, $101.1 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On July 31, 2009, our indirect subsidiary, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8¼% Senior Notes due 2013.

On July 31, 2009, our indirect subsidiary, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6½% Senior Notes due 2013 for $254.6 million pursuant to a cash tender offer (the “Tender Offer”). Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B (the “2009 Sub Holdco Notes”), completed on February 12, 2009, which yielded $348.3 million of proceeds at issuance, together with cash on hand. The new notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including Intelsat S.A. and its wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the credit facilities. During the year ended December 31, 2009, New Dawn incurred satellite related capital expenditures of $97.9 million, and as of December 31, 2009 it had aggregate outstanding borrowings of $114.8 million under the credit facilities.

Satellite Performance Incentives

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is accreted as interest expense based on the passage of time and reduced as the payments are made. Our total satellite performance incentive payment liability as of December 31, 2008 and 2009 was $155.2 million and $147.5 million, respectively.

Intelsat S.A. Notes Consent

On April 22, 2010, Intelsat S.A. completed a consent solicitation that amended certain terms of the indenture governing its 2013 Senior Notes and 2012 Senior Notes. As consideration for the consents obtained, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million. See “Description of Other Indebtedness—Intelsat, Ltd. Senior Notes due 2013” and “—Intelsat, Ltd. Senior Notes due 2012” for more information on this consent solicitation.

Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA

In addition to EBITDA, which is calculated as set forth in “—Results of Operations,” we calculate a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Sub Holdco Credit Agreement. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Sub Holdco Credit Agreement as described in the table and related footnotes below. Sub Holdco Adjusted EBITDA, as presented below, is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain ratios used in the Sub Holdco Credit Agreement, such as the secured debt leverage ratio and the total leverage ratio.

Under the Sub Holdco Credit Agreement, Intelsat Sub Holdco must maintain a pro forma secured net debt leverage ratio not greater than 1.50 to 1.00 at the end of each fiscal quarter, and generally may not incur additional indebtedness (subject to certain exceptions) if the total leverage ratio calculated on a pro forma basis at the time of incurrence would exceed 4.75 to 1.00. In addition, under the investments and dividends covenants contained in the Sub Holdco Credit Agreement, the ability of Intelsat Sub Holdco to make investments and pay dividends is restricted by formulas based on the amount of Sub Holdco Adjusted EBITDA measured from April 1, 2006.

In addition to EBITDA and Sub Holdco Adjusted EBITDA, we also calculate a measure called Intelsat Luxembourg Adjusted EBITDA (previously referred to as New Bermuda Adjusted EBITDA), based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 Senior Notes and the 2017 PIK Notes (collectively, the “2008 Luxembourg Notes”).

Intelsat Luxembourg Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the indenture of Intelsat Luxembourg as described in the table and related footnotes below. Intelsat Luxembourg Adjusted EBITDA as presented below is calculated only with respect to Intelsat Luxembourg and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in the indenture governing the 2008 Luxembourg Notes, such as the debt to Intelsat Luxembourg Adjusted EBITDA ratio and the secured indebtedness leverage ratio.

Under Intelsat Luxembourg’s indenture, Intelsat Luxembourg generally may not incur additional indebtedness (subject to certain exceptions) if the debt to Intelsat Luxembourg Adjusted EBITDA ratio calculated on a pro forma basis at the time of such incurrence would exceed 8.00 to 1.00 and Intelsat Luxembourg cannot incur certain liens to secure indebtedness (subject to certain exceptions) if the secured indebtedness leverage ratio, after giving effect to the incurrence, exceeds 2.50 to 1.00. In addition, under this indenture, satisfaction of a 6.75 to 1.00 debt to Intelsat Luxembourg Adjusted EBITDA ratio is generally (subject to certain exceptions) a condition to the making of restricted payments by Intelsat Luxembourg. Furthermore, under the restricted payments covenants contained in this indenture (subject to certain exceptions), the ability of Intelsat Luxembourg to make restricted payments (including the making of investments and the payment of dividends) is restricted by a formula based on the amount of Intelsat Luxembourg Adjusted EBITDA measured from January 1, 2008 and calculated without making pro forma adjustments.

We believe that the inclusion of Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain covenants in the Sub Holdco Credit Agreement and the indenture governing the 2008 Luxembourg Notes as mentioned above. We believe that some investors may use Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA to evaluate our liquidity and financial condition. Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA are not measures of financial performance under U.S. GAAP, and Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA should not be considered as alternatives to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as indicators of our operating performance, or as alternatives to cash flows from operating activities, determined in accordance with U.S. GAAP, as indicators of cash flows, or as measures of liquidity.

A reconciliation of net cash provided by Intelsat S.A. operating activities to net loss attributable to Intelsat S.A.; net loss attributable to Intelsat S.A. to Intelsat S.A. EBITDA; Intelsat S.A. EBITDA to Intelsat Luxembourg Adjusted EBITDA; and Intelsat Luxembourg Adjusted EBITDA to Sub Holdco Adjusted EBITDA is as follows (in thousands):

	Combined(1)	Successor Entity
	Year Ended December 31, 2008	Year Ended December 31, 2009
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$895,762	$873,656
Depreciation and amortization	(859,820)	(804,037)
Impairment of asset value	(390,444)	(499,100)
Provision for doubtful accounts	5,215	(3,387)
Foreign currency transaction gain (loss)	(6,104)	7,798
Loss on disposal of assets	(588)	(2,709)
Share-based compensation expense	(199,564)	(56,965)
Deferred income taxes	163,426	43,258
Amortization of discount, premium, issuance costs and other non-cash items	(202,208)	(125,337)
Interest paid-in-kind	(210,481)	(298,030)
Gain on early extinguishment of debt	592	5,180
Share in gain (loss) of unconsolidated affiliates	(17,127)	517
Gain on sale of investment	—	27,333
Unrealized gains (losses) on derivative financial instruments	(142,312)	83,953
Other non-cash items	(5,969)	(178)
Changes in operating assets and liabilities, net of effect of acquisition	(228,545)	(33,644)

Net loss attributable to Intelsat S.A.	(1,198,167)	(781,692)

Add (Subtract):
Interest expense, net	1,375,733	1,362,823
Gain on early extinguishment of debt	(576)	(4,697)
Provision for (benefit from) income taxes	(120,037)	11,399
Depreciation and amortization	859,820	804,037

Intelsat S.A. EBITDA	916,773	1,391,870

Add (Subtract):
Parent and intercompany expenses, net(2)	13,567	12,723
EBITDA from unrestricted subsidiaries(3)	—	(822)
Compensation and benefits(4)	5,420	61,229
Transaction costs(5)	315,028	—
Acquisition related expenses(6)	10,240	23,188
Share in (gain) loss of unconsolidated affiliates(7)	17,111	(517)
Impairment of asset value(8)	390,444	499,100
Losses on derivative financial instruments(9)	166,736	2,681
Gain on sale of investment(10)	—	(27,333)
Non-recurring and other non-cash items(11)	30,523	23,475
Satellite performance incentives(12)	(10,789)	(8,686)

Intelsat Luxembourg Adjusted EBITDA	1,855,053	1,976,908

Add (Subtract):
Intelsat Corp Adjusted EBITDA(13)	(772,890)	(763,338)
Parent and intercompany expenses(14)	1,033	412
Non-recurring intercompany expenses	34,991	—
Satellite performance incentives(12)	10,789	8,686

Sub Holdco Adjusted EBITDA	$1,128,976	$1,222,668

(1)	As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented separately in our consolidated statements of operations for the “predecessor” entity for the period January 1, 2008 to January 31, 2008 and for the “successor” entity for the period February 1, 2008 to December 31, 2008. For comparative purposes, we combined the periods from January 1, 2008 to January 31, 2008 and February 1, 2008 to December 31, 2008, as we believe this combination is useful to provide the reader a more accurate comparison. This combination is not a U.S. GAAP measure and it is provided to enhance the reader’s understanding of the results of operations for the periods presented.
(2)	Represents expenses incurred at Intelsat S.A. for employee salaries and benefits, office operating costs and other expenses.
(3)	Reflects EBITDA of our unrestricted subsidiary, New Dawn, which is excluded under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(4)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit retirement plan and other postretirement benefits that are excludable under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(5)	Reflects transaction costs related to the New Sponsors Acquisition Transactions.
(6)	Reflects expenses incurred in connection with the monitoring fee agreements to provide certain monitoring, advisory and consulting services to Intelsat Luxembourg, Intelsat Sub Holdco and their respective subsidiaries.
(7)	Represents gain (loss) incurred under the equity method of accounting.
(8)	Represents the non-cash impairment charge recorded to write-down our intangible assets determined to have indefinite useful lives in accordance with FASB ASC Topic 350, Intangible—Goodwill and Other (“FASB ASC 350”).
(9)	Represents the changes in the fair value of the undesignated interest rate swaps as well as the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay and the change in the fair value of our put option embedded derivative related to the notes issued in February 2009 by Intelsat Sub Holdco, which are recognized in operating income.
(10)	Represents the gain on the sale of our investment in WildBlue to Viasat, Inc., which closed in December 2009.
(11)	Reflects certain non-recurring gains and losses and non-cash items, including costs associated with the migration of our jurisdiction of organization from Bermuda to Luxembourg, costs incurred in connection with the New Sponsors Acquisition, expense for services on the Galaxy 13/Horizons-1 and Horizons-2 satellites and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts, which are excluded under the definitions of Intelsat Luxembourg Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(12)	Represents satellite performance incentive interest expense required to be excluded from interest expense for the calculation of Intelsat Luxembourg Adjusted EBITDA, but permitted to be included as part of interest expense for the calculation of Sub Holdco Adjusted EBITDA.
(13)	This measure is reported publicly by our subsidiary, Intelsat Corp, which is not a subsidiary of Intelsat Sub Holdco.
(14)	Reflects expenses of Intelsat Luxembourg and other holding companies not consolidated under Intelsat Sub Holdco.

Funding Sources and Uses

We are a highly leveraged company and have incurred significant additional debt over the last three years, which has resulted in a large increase in our obligations related to debt service,

including increased interest expense. Our interest expense for the year ended December 31, 2009 was $1.4 billion, which included $423.4 million of non-cash interest expense. We currently expect to use cash on hand, cash flows from operations and availability under our senior secured credit facilities to fund our most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months. We continually evaluate ways to simplify our capital structure and opportunistically extend our maturities and reduce our costs of debt.

No amounts were outstanding under our revolving credit facilities as of December 31, 2009; however, we had aggregate outstanding letters of credit of $22.9 million under the revolver portion of Intelsat Sub Holdco’s senior secured credit facilities and $2.1 million under the revolver portion of Intelsat Corp’s senior secured credit facilities. Intelsat Sub Holdco and Intelsat Corp had $247.9 million (net of standby letters of credit) and $152.2 million (net of standby letters of credit), respectively, of availability remaining under their senior secured credit facilities at that date. The ability of Intelsat Sub Holdco and Intelsat Corp to borrow under their respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat S.A., with a senior secured debt covenant included in the indenture governing Intelsat S.A.’s senior notes (as in effect at the time the Intelsat Sub Holdco credit agreement was executed (July 3, 2006)). As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility, and Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

Capital Expenditures

Our capital expenditures depend on our business strategies and reflect our commercial responses to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which satellites are under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year. The following table compares our satellite-related capital expenditures to total capital expenditures from 2005 through 2009 (the table below does not reflect expenditures of PanAmSat prior to its acquisition in 2006) (in thousands).

Year	Satellite-Related Capital Expenditures	Total Capital Expenditures
2005	$99,901	$133,507
2006	101,335	152,086
2007	474,060	543,612
2008	370,761	422,460
2009	887,595	943,133

Total	1,933,652	2,194,798

Payment for satellites and other property and equipment also excludes funds paid for deposits on future satellites and launches that are included as a part of other assets and capitalized as construction progresses.

We have eight satellites in development, including Intelsat New Dawn, that are expected to be launched from 2010 to 2012. In addition to these announced programs, we expect to procure two additional replacement satellites during this period. By the conclusion of 2012, we do not expect our total station-kept transponder count to change significantly from current levels. We expect our 2010 total capital expenditures to range from $825 million to $900 million, including some capital expenditures that were expected to be incurred in 2009 but that now are expected to be incurred in 2010. Expected annual capital expenditure ranges for fiscal years 2011 and 2012 are $800 million to $875 million, and $450 million to $525 million, respectively. Our capital expenditures guidance excludes capital expenditures associated with the Intelsat New Dawn satellite being procured and launched by our New Dawn joint venture.

Currency and Exchange Rates

Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian reais as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, our Brazilian customers represented approximately 2%, 2.1%, 2.4% and 2%, respectively, of our revenues. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

We recorded a foreign currency exchange loss of $7.8 million during the year ended December 31, 2009, $6.1 million during the combined year ended December 31, 2008 and a gain of $0.5 million during the year ended December 31, 2007. The gain or loss in each year was primarily attributable to the conversion of our Brazilian reais cash balances held in Brazil and other working capital account balances to U.S. dollars at the exchange rate in effect on the last day of the applicable year or, with respect to exchange transactions effected during the year, at the time the exchange transactions occurred.

Off-Balance Sheet Arrangements

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons-2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Our investment is being accounted for using the equity method of accounting. The total future joint investment in Horizons-2 is expected to be $130.4 million as of December 31, 2009, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.3 million for the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009. As of December 31, 2008 and 2009, the investment balance of $79.2 million and $75.3 million, respectively, was included within other assets in the accompanying consolidated balance sheets. In connection with the New Sponsors Acquisition, there was no adjustment to the investment balance or the corresponding liability balance.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we had made contributions of $9.7 million and $12.2 million as of December 31, 2008 and 2009, respectively. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of each of December 31, 2008 and 2009, and a liability of $61.0 million and $48.8 million within other long-term liabilities as of December 31, 2008 and 2009, respectively, in the accompanying consolidated balance sheets.

We do not have any other significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations or liquidity.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and capital and certain other commitments as of December 31, 2009 and the expected year of payment (in thousands):

	Payments due by year
Contractual Obligations(1)	2010	2011	2012		2013		2014		2015 and thereafter	Other	Total
Long-Term debt obligations
Intelsat S.A. and subsidiary notes and credit facilities (excluding Intelsat Corp)—principal payment(2)	$8,448	$3,448	$495,967		$1,574,848		$1,024,491		$9,471,549	$—	$12,578,751
Intelsat S.A. and subsidiary notes and credit facilities (excluding Intelsat Corp)—interest payment(3)	880,963	1,182,034	1,164,124		1,105,284		1,009,099		2,118,487	—	7,459,991
Intelsat Corp notes and credit facilities—principal payment	89,051	91,275	77,929		17,869		2,320,034		705,719	—	3,301,877
Intelsat Corp notes and credit facilities—interest payment(3)	176,038	173,564	170,743		169,207		134,615		196,590	—	1,020,757
Capital lease obligations (including interest)	196	—	—		—		—		—	—	196
Operating lease obligations	2,705	1,699	(150	)(7)	(1,084	)(7)	(989	)(7)	44,814	—	46,995
Purchase obligations(4)	781,905	406,738	74,819		27,934		14,494		140,176	—	1,446,066
Other long-term liabilities (including interest)(5)	43,717	36,870	36,458		35,296		33,639		89,695	—	275,675
Income tax contingencies(6)	—	—	—		—		—		—	86,921	86,921

Total contractual obligations	$1,983,023	$1,895,628	$2,019,890		$2,929,354		$4,535,383		$12,767,030	$86,921	$26,217,229

(1)	Obligations related to Intelsat’s pension and postretirement medical benefit obligations are excluded from the table. See “Note 6—Retirement Plans and Other Retiree Benefits” to our audited consolidated financial statements included elsewhere in this prospectus.
(2)	Principal payments for Intelsat S.A. and subsidiaries include PIK interest capitalized as part of the 2017 PIK Notes principal in February 2010.

(3)	Represents estimated interest payments to be made on our fixed and variable rate debt and fees owed in connection with our senior secured credit facilities and letters of credit. All interest payments assume that principal payments are made as originally scheduled. Interest payments for variable rate debt and incentive obligations have been estimated based on the current interest rates.
(4)	Includes satellite construction and launch contracts, estimated payments to be made on performance incentive obligations related to certain satellites that are currently under construction, vendor contracts and customer commitments.
(5)	Includes satellite performance incentive obligations (and interest thereon) and our Horizons contribution obligation. Also, excludes future commitments related to our interest rate swaps.
(6)	The timing of future cash flows from income tax contingencies cannot be reasonably estimated and therefore are reflected in the “Other” column. See “Note 13—Income Taxes” in our consolidated financial statements elsewhere in this prospectus for further discussion of income tax contingencies.
(7)	In 2013 and 2014, our rental income on our owned Washington, D.C. building and our sublease income on leased facilities will exceed our operating lease commitments.

Satellite Construction and Launch Obligations

As of December 31, 2009, we had approximately $1.3 billion of expenditures remaining under our existing satellite construction contracts and satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2009, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

See “Business—Our Network—Satellite Systems—Planned Satellites” for details relating to certain of our satellite construction and launch contracts.

Horizons Contributions Obligation

See “—Off-Balance Sheet Arrangements” for additional information regarding our contribution obligation for Horizons-2.

Operating Leases

We have commitments for operating leases primarily relating to equipment and office facilities. These leases contain escalation provisions for increases. As of December 31, 2009, minimum annual rentals of all leases (net of sublease income on leased facilities and rental income on our owned Washington, D.C. building totaling $16.8 million), totaled approximately $47.0 million, exclusive of potential increases in real estate taxes, operating assessments and future sublease income.

Customer and Vendor Contracts

We have contracts with certain of our customers which require us to provide equipment, services and other support during the term of the related contracts. We also have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2009, we had commitments under these customer and vendor contracts which totaled approximately $183.8 million related to the provision of equipment, services and other support.

Quantitative and Qualitative Disclosures About Market Risk

We are primarily exposed to the market risk associated with unfavorable movements in interest rates and foreign currencies. The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in those factors. In addition, with respect to our interest rate swaps as described below, we are exposed to counterparty credit risk, which we seek to minimize through credit support agreements and the review and monitoring of all counterparties. We do not purchase or hold any derivative financial instruments for speculative purposes.

Interest Rate Risk

The satellite communications industry is a capital intensive, technology driven business. We are subject to interest rate risk primarily associated with our borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risks include: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed rate long-term financings; and the risk of increasing interest rates for planned refinancings using long-term fixed rate debt.

Approximately 78%, or $12.2 billion, of our debt as of December 31, 2009 was fixed-rate debt, excluding interest rate swaps. While changes in interest rates impact the fair value of this debt, there is no impact to earnings or cash flows because we intend to hold these obligations to maturity unless market and other conditions are favorable.

As of December 31, 2009, we held interest rate swaps with an aggregate notional amount of $3.3 billion with maturities ranging from 2010 to 2014. These swaps were entered into to economically hedge the variability in cash flow on a portion of the floating rate term loans under our senior secured and unsecured credit facilities. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest. On December 31, 2009, the rate we would pay averaged 3.9% and the rate we would receive averaged 0.3%.

In addition, certain of these swaps contain options covering a notional amount of $717.0 million that would effectively permit us to terminate the underlying swaps on March 14, 2011, prior to the stated maturity of March 14, 2013. If we exercise the options, the cash flows (excluding accrued and unpaid interest) for the underlying swap and those from the options are expected to offset one another.

These interest rate swaps and options have not been designated for hedge accounting treatment in accordance with FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”), as amended and interpreted, and the changes in fair value of these instruments will be recognized in earnings during the period of change. Assuming a one percentage point decrease in the prevailing forward yield curve, the fair value of the interest rate swap liability would decrease to a liability of approximately $188.6 million from $113.9 million and the fair value of the options would increase to an asset of approximately $26.3 million from $15.5 million.

We perform interest rate sensitivity analyses on our variable rate debt, including interest rate swaps, and cash and cash equivalents. These analyses indicate that a one percentage point change in interest rates would have minimal impact on our consolidated statements of operations and cash flows as of December 31, 2009. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair values.

Foreign Currency Risk

We do not currently use foreign currency derivatives to hedge our foreign currency exposures. Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian reais as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the predecessor year ended December 31, 2007, the combined year ended December 31, 2008 and the year ended December 31, 2009, our Brazilian customers represented approximately 2%, 2.4% and 2% of our revenue, respectively. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Critical Accounting Policies

Our consolidated financial statements are based on the selection of accounting policies and the application of accounting estimates, some of which require management to make significant assumptions. Actual results could differ from those estimates. We believe that some of the more important estimates and related assumptions that affect our financial condition and results of operations are in the areas of revenue recognition, the allowance for doubtful accounts, satellites and other property and equipment, business combinations, income taxes, asset impairments and fair value measurements. There were no accounting policies adopted during 2008 or 2009 that had a material effect on our financial condition or results of operations.

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenue Recognition. We earn revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. In general, we recognize revenue from satellite utilization in the period during which the services are provided. While the majority of our revenue transactions contain standard business terms and conditions, there are certain transactions that contain non-standard business terms and conditions. Additionally, we may enter into certain sales transactions that involve multiple element arrangements (arrangements with more than one deliverable). As a result, significant contract interpretation is sometimes required to determine the appropriate accounting for these transactions, including:

•	whether an arrangement contains a lease or is otherwise subject to lease accounting literature;

•	whether an arrangement should be reported gross as a principal versus net as an agent;

•	whether we can develop reasonably dependable estimates about the extent of progress towards contract completion, contract revenues and costs;

•	whether we receive a separately identifiable benefit when cash is paid to a vendor and whether we can make a reasonable estimate of the fair value of such benefit;

•	how the arrangement consideration should be allocated among potential multiple elements; and

•	when to recognize revenue related to the deliverables.

We receive payments from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the consolidated financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the agreement terms.

In addition, our revenue recognition policy requires an assessment as to whether collection is reasonably assured, which requires us, among other things, to evaluate the creditworthiness of our customers. Changes in judgments in these assumptions and estimates could materially impact the timing and/or amount of revenue recognition.

Allowance for Doubtful Accounts. Our allowance for doubtful accounts is determined through an evaluation of the aging of our accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time as collection is believed to be reasonably assured or the payment is received. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our provision for doubtful accounts.

Satellites and Other Property and Equipment

Satellites and other property and equipment acquired as part of the New Sponsors Acquisition were based on their fair value as of the date of acquisition, excluding satellites under construction at the time of the acquisition, which were reflected at historical cost (which we believed approximated fair value). Satellites and other property and equipment purchased following the New Sponsors Acquisition are stated at cost. Historical cost consists primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the estimated useful lives of the related satellites. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from less than one year to 16 years as of December 31, 2009. We make estimates of the useful lives of our satellites for depreciation purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated service life. The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite’s hardware will remain operational under normal operating conditions. In contrast, a satellite’s service life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from ten to 15 years and service lives as high as 20 years. The useful depreciable lives of our satellites generally exceed the orbital design lives and are less than the service lives. Although the service lives of our satellites have historically extended beyond their depreciable lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

We charge to operations the carrying value of any satellite lost as a result of a launch or in-orbit failure upon the occurrence of the loss. In the event of a partial failure, we record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows are less than the carrying value of the satellite. We measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us, and by the amount of any deferred satellite performance incentives that are no longer applicable following the failure. See “—Asset Impairment Assessments” below for further discussion.

Business Combinations

Our business combinations are accounted for in accordance with the guidance provided under FASB ASC Topic 805, Business Combinations (“FASB ASC 805”), whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date, except for pre-acquisition tax contingencies that may be adjusted beyond the allocation period in accordance with FASB ASC 805. These allocations are made based on management’s best estimates and assumptions. In arriving at the fair values of assets acquired and liabilities assumed, we consider the following generally accepted valuation approaches: the cost approach, income approach, and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

Asset Impairment Assessments

Goodwill. We account for goodwill and other intangible assets in accordance with the guidance provided under FASB ASC 350. Under this topic, goodwill and other intangible assets acquired in a business combination, and determined to have an indefinite useful life, are not amortized but are tested for impairment annually or more often if an event or circumstances indicate that an impairment loss has been incurred. We are required to identify reporting units at a level below the company’s identified operating segments for impairment analysis. We have identified only one reporting unit for the goodwill impairment test. Additionally, our identifiable intangible assets with estimable useful lives are amortized based on the expected pattern of consumption for each respective asset.

Assumptions and Approach Used. We follow a two-step process to evaluate if a potential impairment exists to our recorded amounts of goodwill. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions. The discounted cash flows were derived from our five-year projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2009, did not result in an impairment of our goodwill.

The key assumptions in our discounted cash flow analysis related to revenue growth rates, operating costs and capital expenditures. Our impairment analysis could be impacted by uncontrollable or unforeseeable events that could positively or negatively affect the anticipated future economic and operating conditions. A change in the estimated future cash flows could change our estimated fair values and result in future impairments.

Our analysis included projected growth rates for revenue consistent with general expectations in the FSS sector and our historical experience. The FSS sector is characterized by relatively stable and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We benefit from strong visibility into our future revenues and had backlog, which is our expected future revenue under all our customer contracts, of $9.4 billion as of December 31, 2009. Additionally, the long-term growth rate assumed in our discounted cash flow analysis could have declined significantly and we still would not have incurred an impairment to goodwill as of December 31, 2009, based upon our discounted cash flow analysis.

Our projected cash flows were discounted using a weighted average discount rate of 10.5% based on an estimated weighted average cost of capital which included certain key inputs such as the average capital structures of comparable companies, specifically a market participant debt to equity ratio of 33.4% debt and 66.6% equity, and an equity risk premium of 5.5%, taking into account the current contraction in the economic environment.

Trade Name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: i) a determination of the hypothetical royalty rate, and ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements, operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors. Based on our analysis, the fair value of the Intelsat trade name as of the end of the fourth quarter of 2009 was not impaired.

The key assumptions used in our model to fair value the Intelsat trade name included the tax rate and discount rate. A change in the estimated tax rates or discount rate could result in future impairments.

Orbital Locations. Intelsat is authorized by governments to operate satellites at certain orbital locations – i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 42,165 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the ITU, a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so. See “Business—Regulation” and “Risk Factors—Risk Factors Relating to Regulation.”

Our rights to operate at orbital locations can be used and sold individually; however, since satellites and customers can be and are moved from one orbital location to another, our rights are used in conjunction with each other as a network that can change to meet the changing needs of our customers and market demands. Due to the interchangeable nature of orbital locations, the aggregate value of all of the orbital locations is used to measure the extent of impairment, if any.

Assumptions and Approach Used. We determined the estimated fair value of our right to operate at orbital locations using the build up method, as described below, to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the rights to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations.

Under the build up approach, the amount an investor would be willing to pay for the right to operate a satellite business at an orbital location is calculated by first estimating the cash flows that typical market participants would assume could be available from the right to operate satellites using the subject location in a similar market. It is assumed that rather than acquiring such a business as a going concern, the buyer would hypothetically start with the right to operate at an orbital location and build a new operation with similar attributes from scratch. Thus the buyer/builder is considered to incur the start-up costs and losses typically associated with the going concern value and pay for all other tangible and intangible assets. Based upon our analysis, which was completed in the fourth quarter of 2009, we did not have an impairment of the orbital locations.

The key assumptions used in estimating the fair values of our rights to operate at our orbital locations included: (i) market penetration leading to revenue growth, (ii) profit margin, (iii) duration and profile of the build up period, (iv) estimated start-up costs and losses incurred during the build up period and (v) weighted average cost of capital.

Long-Lived and Amortizable Intangible Assets. We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred in accordance with the guidance provided under FASB ASC Topic 360, Property, Plant and Equipment, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset as compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, when assets are expected to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated depreciation.

Assumptions and Approach Used. We employ a discounted future cash flow approach to estimate the fair value of our long lived intangible assets when an impairment assessment is required. During 2009, there were no such anomalies or events requiring a full impairment analysis for an amortizable long-lived asset.

Typically, in estimating the discounted cash flows for our satellites, we primarily use our internally prepared budgets and forecast information. The cash flows would then be discounted at an appropriate weighted average cost of capital. Therefore, typically a change in the estimated future cash flows could change our estimated fair value resulting in additional impairment when applicable.

Income Taxes

We account for income taxes in accordance with the guidance provided under FASB ASC Topic 740, Income Taxes (“FASB ASC 740”). We are subject to income taxes in the United States as well as a number of foreign jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. Under FASB ASC 740, a valuation allowance is required when it is more likely than not that all, or a portion, of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities’ full knowledge of the position and having access to all relevant facts and information. When a tax position does not meet the more likely than not standard, a liability is recorded for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments. The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. We have determined that the valuation measurement inputs for our publicly traded instruments represent unadjusted quoted market prices in active markets, and therefore, have been classified within Level 1 of the hierarchy framework established by FASB ASC Topic 820, Fair Value Measurements and Disclosure (“FASB ASC 820”). We determined the inputs of our non-publicly traded instruments to be within Level 2 of the FASB ASC 820 hierarchy framework.

On January 1, 2008, we prospectively adopted FASB ASC 820, which defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. FASB ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

We performed an evaluation of our financial assets and liabilities that met the criteria of the disclosure requirements and fair value framework of FASB ASC 820. As a result of that evaluation, we identified investments in marketable securities, interest rate financial derivative instruments, embedded derivative instruments, and redeemable noncontrolling interest as having met such criteria.

We account for our investments in marketable securities in accordance with FASB ASC Topic 320, Investments—Debt and Equity Securities. All investments have been classified as available-for-sale securities as of December 31, 2008 and 2009, and are included in other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value with any unrealized gains and losses included in accumulated other comprehensive income (loss) within shareholder’s equity (deficit). Realized gains and losses and declines in fair value on available-for-sale securities that are determined to be other than temporary are included in other income (expense), net within our consolidated statements of operations. Interest and dividends on available-for-sale securities are included in interest expense, net and other income (expense), net, respectively, within the consolidated statements of operations. We determined that the valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, have classified such investments within Level 1 of the FASB ASC 820 hierarchy framework.

The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both our counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being fair valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

We account for a contingent put option embedded within the 2009 Sub Holdco Notes under FASB ASC 815, bifurcating the put option from the debt host instrument and classifying it as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. We have identified the inputs used to calculate the fair value as Level 3 inputs and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy.

In accordance with the guidance provided in the Distinguishing Liabilities from Equity topic of the Codification regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in New Dawn, a joint venture investment, a majority owned subsidiary which is a joint venture investment with Convergence Partners at each reporting period. Convergence Partners has at its option the ability to require Intelsat to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period defined in a project and shareholders’ agreement (the “New Dawn Project Agreement”) that we entered into on June 2008 with Convergence Partners. We calculate the estimated amount that we would be required to pay to Convergence Partners as if the option was exercised using Level 3 inputs such as the discounted cash flows and reflect the value within mezzanine equity.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-1 105, Generally Accepted Accounting Principles (“Topic 105”), which establishes the Codification as the official single source of authoritative U.S. GAAP, superseding existing literature issued by the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and related literature. The Codification became effective for interim and annual periods ending on or after September 15, 2009, after which only one level of authoritative U.S. GAAP exists and all other literature is considered non-authoritative. The Codification does not change existing U.S. GAAP. The Codification was effective for our third quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. Pursuant to the provisions of Topic 105, we have updated references to U.S. GAAP in our financial statements issued for the period ended December 31, 2009. The adoption of Topic 105 did not impact our financial position or results of operations.

Accounting pronouncements issued prior to the Codification will continue to be referenced by their original issuance reference for consistency with prior period filings. We have also provided the Codification topic into which the accounting guidance has been incorporated subsequent to its original issuance.

In September 2009, the FASB amended the Revenue Recognition—Multiple Element Arrangements topic of the Codification. Currently, the absence of vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) of the fair value of the undelivered item(s) in an arrangement with multiple deliverables is one of the most common reasons entities are unable to recognize revenue on items that have been delivered. The amendment modifies the fair value requirements by providing an alternative for establishing fair value of a deliverable. In instances where VSOE or TPE of the fair value for any of the deliverables in an arrangement is unavailable, the entity may develop a best estimate of the selling price for those deliverables and allocate the arrangement consideration using the relative selling price method. Application of the residual method of allocating an arrangement fee between delivered and undelivered elements will no longer be permitted. Additionally, entities will be required to disclose more information about their multiple-element revenue arrangements. This amendment will be effective and applied prospectively to all revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. We have adopted the amended revenue recognition guidance during the first quarter of 2010 and the adoption has not had a significant impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 166”). Subsequent to the issuance of this accounting pronouncement, SFAS No. 166 has been incorporated into the Codification under the FASB ASC 860 Transfers and Servicing, which establishes accounting and reporting standards for transfers and servicing of financial assets. SFAS No. 166 is intended to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial statements related to a transfer of financial assets, the effects of a transfer on its financial position, financial performance, and cash flows, and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We have evaluated the requirements of SFAS No. 166 and noted that the adoption of SFAS No. 166 has not had a material impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). Subsequent to the issuance of this accounting pronouncement, SFAS No. 167 has been incorporated into the Codification under the FASB ASC 810 Consolidations. SFAS No. 167 is intended to address the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”), as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166 and constituent concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under FIN 46(R) do not always provide timely and useful information about an entity’s involvement in a variable interest entity. SFAS No. 167 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We have evaluated the requirements of SFAS No. 167 and its effect to our unconsolidated variable interest entities, and the adoption of the standard has not had a material impact on our consolidated financial statements.

Related Party Transactions

See “Certain Relationships and Related Party Transactions.”

BUSINESS

Overview

Intelsat operates the world’s largest FSS business, providing a critical layer in the global communications infrastructure. Based on the scale and global coverage of our network, our extensive customer relationships and our reputation for highly reliable services, we believe that we are the leading FSS company in the world. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers and deliver services in more countries than any other commercial satellite operator.

Our business provides mission critical communication services to the world’s leading media companies, wireline and wireless telecommunications operators, data networking service providers, multinational corporations, and ISPs. We are the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and contractors. The span of our business ranges from global distribution of content for media companies to essential network backbones for communications providers in high-growth emerging markets.

Our business is the most diversified in the FSS sector based on types of service offerings, number of customers and revenue concentration by satellite and geography. This diversity reduces our market and operating risk. Our broad customer base and geographic presence also provide us with early opportunities to support new communications applications in a converging world.

Our satellite-based solutions are a critical component of our customers’ infrastructures. Generally, our customers need the connectivity satellites provide so long as they are in business or pursuing their mission. This gives us stability during economic downturns. Our services also provide strong value in support of our customers’ businesses. For instance, for media applications, our satellite services provide efficient broadcast distribution that is difficult for terrestrial services to match. For network services applications, our satellite solutions provide higher reliability than is available from local terrestrial services, and allow our customers to reach geographies that they would otherwise be unable to serve. The Intelsat network supports:

•	The distribution of television entertainment and news programming;

•	The expansion of wireless networks in emerging regions without adequate infrastructure;

•	Ubiquitous access to broadband for Internet and fixed and mobile networks used by corporations and other organizations;

•	Completion and extension of international, national and regional voice and data networks; and

•	Highly specialized fixed and mobile military applications, such as secure communications networks and bandwidth to enable manned and unmanned aerial vehicle missions.

We provide our infrastructure services on a satellite fleet comprised of over 50 satellites, covering 99% of the earth’s populated regions. Our satellite capacity is complemented by IntelsatONESM, our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We believe that IntelsatONESM provides significant differentiation and is an important element of our growth strategy.

We have a reputation for operational and engineering leadership, built on our experience of over 45 years in the FSS sector. The reliability of our network is outstanding, delivering

99.9998% network availability on station-kept satellites to our customers in 2009. We built our centrally operated, fully integrated network using the world’s largest collection of FSS spectrum rights at valuable orbital locations, from which we can deliver services to established regions as well as higher-growth emerging regions.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for capacity from the commercial sector and governments. The FSS sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We believe these sector characteristics, coupled with our cost-efficient, fully integrated operating structure and favorable tax profile, provide us with an attractive business model.

As of December 31, 2009, our revenue backlog, which is our expected future revenue under existing customer contracts, was approximately $9.4 billion. We typically contract with our customers for long-term commitments of up to 15 years. Approximately 96% of this backlog relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the year ended December 31, 2009, we generated revenue of $2.5 billion, a growth rate of 6% over the combined year ended December 31, 2008.

We believe that our global scale and efficient operating profile, diversified customer sets and sizeable backlog, together with the growing worldwide demand for entertainment and connectivity, provide us with a platform for success.

The FSS Sector

Fixed satellite services are an integral part of the global communications infrastructure. The global FSS sector is expected to generate revenues of approximately $9.6 billion in 2010 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications.

Our customers use our services because of the distinct technical and economic benefits that satellite services provide for certain critical applications. Satellites provide a number of advantages over terrestrial communications systems, including the following:

•	Satellite beams effectively blanket service regions with bandwidth, enabling any user within a coverage area to have equal access to highly reliable bandwidth;

•	Efficient content distribution through the ability to broadcast high quality signals from a single location to many locations simultaneously;

•	The ability to extend beyond terrestrial network end points, or provide an alternative path to terrestrial infrastructure, thus avoiding points of congestion or unreliability;

•	Fast network deployments, with network performance easily replicated across each site regardless of geography or infrastructure, and efficient centralized control and management;

•	Superior end-to-end network availability as compared to the availability of terrestrial networks; and

•	Instant communications infrastructure for disaster recovery.

There is a finite number of geostationary orbital slots in which FSS satellites can be located, and many orbital locations already hold operational satellites. The owners of these satellites operate them under coordination agreements designed to avoid interference with other operators’ satellites.

Today, there are only three FSS operators, including us, providing global services, which is increasingly important as multinationals and governments seek a one-stop solution for obtaining global connectivity. In addition, there are a number of operators with fewer satellites that provide regional and/or national services. Intelsat is the largest of any operator in terms of rights to orbital slots in the most valuable C- and Ku-band spectrums.

We believe a number of trends are creating increasing demand for satellite services, expanding the FSS sector:

•

Globalization of economic activities is increasing the geographic expansion of corporations and the communications networks that support them and creating new audiences for content. Globalization also increases the communications requirements for governments supporting embassy and military applications.

•

Connectivity and broadband access are essential elements of infrastructure supporting the rapid economic growth of developing nations. Globally dispersed organizations are increasingly moving to satellite-based infrastructure to provide better access, reliability and control.

•

Proliferation of content and formats is resulting in increased bandwidth requirements as content owners seek to maximize distribution to multiple viewing audiences across multiple technologies. HDTV, 3DTV, Internet distribution of traditional television programming, IPTV and video to the handset are all examples of the expanding format and distribution requirements of media programmers.

•

Mobility applications, such as wireless phone services, maritime communications and aerial services, are fueling demand for bandwidth on the move. Rapid growth in cellular services for developing regions is expected to transition demand for voice only services to demand for data and video services over time, resulting in increased network bandwidth requirements. Given the low penetration of fixed-line telephone services in emerging markets and the introduction of smart phones and netbooks, Internet access in these markets may be primarily mobile. Significant technology advancements in aerial data and video services for government applications, such as unmanned aerial vehicles, also is resulting in increased demand for satellite-based bandwidth.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a CAGR of 4.1% from 2010 to 2015 according to NSR. The fundamentals of the sector have consistently improved over the past few years, with continued strong demand despite the generally poor economic environment in many regions of the world. The average price per transponder for the period 2009 to 2011 forecasted by NSR in its 2009 study was approximately 12.5% higher than that forecasted for the same period in a similar study issued by NSR in 2006.

Our Customer Sets

We are the largest FSS operator and, based on the number of transponders contracted, we hold the leading position in each of our three customer sectors: network services, media and government. Characteristics of our customer sets are summarized below:

Year Ended December 31, 2009*	% of Total Revenue	% of Total Backlog(1)	Backlog to Revenue Multiple	Representative Customers
Network Services	49%	39%	3.0x	British Telecommunications, France Telecom, MTN Group, Schlumberger, Verizon, Vodacom
Media	31%	52%	6.3x	Discovery Communications, Fox Entertainment Group, Home Box Office, DIRECTV Latin America, The Walt Disney Company, Turner Broadcasting System
Government	17%	6%	1.2x	Australian Defence Force, National Oceanic and Atmospheric Administration, U.S. Department of Defense, U.S. Department of State, U.S. Navy

*	Does not include Satellite Related Services and Other
(1)	Backlog as of December 31, 2009

We provide satellite capacity and related communications services for the transmission of video, data and voice signals. Our customer contracts offer four different service types: transponder services, managed services, channel services and mobile satellite services and other. We also perform satellite-related consulting and technical services for various third parties, such as operating satellites for other satellite owners.

Network Services

Network services is our largest customer set, and for the year ended December 31, 2009 accounted for 49% of our revenue and a contracted backlog of $3.7 billion at such date. Our business generated from the network services sector is generally characterized by three to five year, and up to 15 year, contracts with many of the world’s leading communications providers, including:

•	Wireline and wireless telecommunications carriers, including global, regional and national providers;

•	Corporate network service providers;

•	Value-added services providers, such as those serving the oil and gas and maritime industries; and

•	Multinational corporations and entities.

There is an increasing need for basic and high-speed connectivity in developed and emerging regions around the world. Our satellite capacity, paired with IntelsatONESM, our terrestrial network comprised of leased fiber, teleports, and data networking platforms, enables the transmission of video, data and voice to and from virtually any point on the surface of the earth. We provide an essential element of the infrastructure supporting the rapid expansion of wireless services in many emerging markets. Penetration of 3G wireless services in developing regions is expected to reach over one billion subscribers by 2012 according to the ITU.

Our network services offerings are comprised of three primary categories:

•

Transponder services—full-time capacity services used by telecom operators, wireless companies, data network operators and value-added network operators for telecom or broadband network infrastructure.

•

Managed services—full-time services used by value-added network operators, mobile services operators, telecom operators and ISPs that are based on IntelsatONESM that provide integrated networking platforms comprised of satellite capacity, fiber, teleport and hardware. Operators and service providers use these shared, managed platforms as the basis for, or an economical extension of, their service offerings.

•

Channel services—full-time point-to-point service offerings used by telecom operators to supplement international network connectivities where there are no fiber alternatives or as a backup system to fiber routes.

Our network services offerings are an essential component of our customers’ services, providing backbone infrastructure, expanded service areas and hard-to-reach connectivities. We believe that Intelsat is a preferred provider because of our global service capability and our expertise in delivering service operator-grade network availability and efficient network control.

We have established regional shared data networking platforms at our teleports that are connected to over 40 of our satellites. As a result, our customers can quickly establish highly reliable services across multiple regions, yet operate them on a centralized basis. Our satellite-based solutions allow customers to rapidly expand their service territories, increase the access speed and capabilities for their existing networks and efficiently address new customer and end-user requirements.

Highlights of our network services business include the following:

•

We are the leading provider of satellite capacity for voice and data applications in every region according to Euroconsult, a leading international research and consulting company specializing in space satellite communications and broadcasting;

•

We provide services to many of the world’s largest telecommunications companies. Of the customers we categorize as telecommunications companies, our revenue from the top 25 in aggregate has grown at a CAGR of 11.3% from 2007 to 2009;

•

We believe we are the leading provider of satellite capacity for cellular backhaul applications connecting a cellular access point to the telecommunications network, providing network extensions in merging regions. Approximately 60 of our customers use our satellite-based backhaul services as a core component of their network infrastructure due to unreliable or non-existent terrestrial infrastructure. Our cellular backhaul customers include eight of the top ten mobile groups in Africa, such groups representing 64% of the region’s subscribers; and

•

Over 200 value-added network operators use our global broadband hybrid infrastructure to deliver regional and global services. Applications for these services include corporate networks for multi-nationals, Internet access and broadband for maritime applications.

We believe we are the leading provider of satellite capacity for network services, and that we are well positioned to benefit from the growing segments of this market. These segments include:

•

Satellite-based private data networks, including very small aperture terminal, or VSAT, networks. C- and Ku-band transponder demand for VSAT services is expected to grow at a CAGR of 6.8% from 2010 to 2015, according to NSR;

•	Cellular backhaul via satellite, for which satellite capacity demand is expected to grow by a CAGR of 6.3% from 2010 to 2015, according to NSR; and

•	Broadband for maritime applications, which is expected to grow by a CAGR of 9.7% from 2010 to 2015 according to NSR.

Media

Media customers were the second largest source of our revenue for the year ended December 31, 2009, accounting for 31% of our revenue and a contracted backlog of $4.9 billion at such date. We provide satellite capacity for the transmission of entertainment, news, sports and educational programming for approximately 300 content providers and DTH platform operators worldwide. Our revenue generated from the media sector is generally characterized by non-cancellable, long-term contracts with terms of up to 15 years with premier customers including:

•	National broadcasters;

•	Content providers and distributors;

•	Cable programmers; and

•	DTH platform operators.

Broadcasters, content providers and cable programmers seek efficient distribution of their content to make it easily obtainable by affiliates, cable operators and DTH platforms. Our strong cable distribution neighborhoods offer media customers high penetration of regional and national audiences.

Broadcasters, content providers and cable programmers also select us because our global capabilities enable the distribution or retrieval of content to or from virtually any point on earth. For instance, we regularly provide fully integrated global distribution networks for content providers that need to distribute their products across multiple continents. We believe DTH platform operators turn to us because the scale and flexibility of our fleet lowers their operating risk, as we have multiple satellites serving every region.

Our media sector service offerings are comprised of two primary categories:

•	Transponder services, which include:

•	Video distribution services—full-time services used by programmers and broadcasters to distribute content to cable systems and to affiliates;

•	DTH television services—full-time services used by DTH platform operators to distribute their content to consumer set-top boxes; and

•	Video contribution services—full-time and part-time services used to gather news and events from a remote location for delivery to a production facility.

•	Managed services, utilizing IntelsatONESM, which include:

•

Hybrid satellite, fiber and teleport managed services – full-time services typically used by programmers to outsource additional elements of their transmission infrastructure, such as uplinking programming in digitally compressed formats; and

•	Part-time managed services, including occasional use services for news, sports and entertainment organizations gathering programming from a remote location for delivery to a production facility.

We believe that we enjoy a strong reputation for delivering the high network reliability required to serve the demanding media sector.

Our fully integrated satellite and IntelsatONESM, fiber and teleport facilities provide enhanced quality control for programmers. We are increasingly offering bundled, value-added services that include managed fiber services, digital encoding of video channels and up-linking and down-linking services to and from our satellites and teleport facilities. The IntelsatONESM bundled services address programmers’ interests in delivering content to multiple distribution channels, such as television and Internet, and their needs for launching programs to new regions in a cost-efficient manner.

Highlights of our media business include the following:

•

Of our 54 satellites, 25 are premium video neighborhoods, offering programmers superior audience penetration, with 10 serving the United States, five serving Latin America, three serving Asia, four serving Europe, and three serving Africa and the Middle East.

•

We are positioned as a leading provider of global distribution to our media customers. Our top 20 video distribution customers buy service on our network across three or more geographic regions, demonstrating the value provided by the global reach of our network.

•

In North America, we believe that we are the leading provider of FSS capacity for the distribution of high definition and cable programming. Our Galaxy 13 satellite provided the first high definition neighborhood in North America, and today, the Galaxy fleet distributes nearly 150 high definition channels, and we distribute nearly 200 high definition channels on a global basis. In its 2009 study, NSR forecasted that the number of standard and high definition television channels are expected to grow at a CAGR of 6.7% from 2010 to 2015.

•	We are a leading provider of FSS capacity for DTH services, delivering programming to millions of viewers and supporting more than 30 DTH platforms around the world.

•

We are a leading provider of managed occasional use services for news and sports organizations. In early 2010, we landed a special events team in Haiti within hours of its tragic earthquake, providing a critical link for broadcast teams reporting on the event. In the eleven days following the event, we uplinked over 500 hours of broadcasts from the disaster zone.

•	Global C- and Ku-band transponder revenue from FSS video applications is forecasted to grow at an overall CAGR of approximately 4.8% from 2010 to 2015, according to NSR.

Government

The government sector accounted for 17% of our revenue for the year ended December 31, 2009 and $520 million of our contracted backlog at such date. Our customer base includes many of the leading government communications providers, including:

•	U.S. military and allied partners;

•	Civilian agencies; and

•	Commercial customers serving the defense sector.

We are a leading FSS provider of commercial satellite services to the government sector, and have built a reputation as a trusted partner for the provision of highly customized, secure satellite-based solutions. Our government sector service offerings are comprised of three primary categories:

•	Transponder services, which include:

•	Full time services, for use in private, secure data networks and providing bandwidth for operating unmanned aerial vehicles;

•	Managed services, which include:

•	Secure access to our IntelsatONESM -based broadband networking platforms for fast deployments of services; and

•	Mobile satellite services and other, which include:

•	Resale of full-time and on-demand services for L-band MSS, X-band and other spectrums not available on our network, as further described below;

•	Technical consulting services; and

•	Sales of equipment and hardware as part of turn-key satellite solutions.

We attribute our strength in this area to our global capacity, flexible fleet, specialized security clearances, quality reputation and unique, satellite-specific system integration skills. In responding to customer requirements, we also procure and integrate mobile satellite services provided by other satellite operators, either to supplement our capacity or to obtain capacity in frequencies not available on our fleet, such as L-band MSS, X-band or UHF. These mobile satellite services are low risk in nature and have minimal, if any, associated capital investment. The terms and conditions of the procured capacity are generally matched to contractual commitments from our customers.

Our leading position with the government sector has allowed us to benefit from a number of recent trends. These include:

•	Growth in demand for secure high bandwidth services related to the surge in use of mobile solutions for intelligence, surveillance and reconnaissance, such as unmanned aerial vehicles;

•	Growth in demand for commercial capacity resulting from the cancelation or delay of proprietary government satellite programs;

•	Growth in rapid response managed and turn-key, secure communication systems including design, hardware, installation and transmission capacity; and

•	Long-term contracts resulting from the use of commercial satellite programs to host proprietary military payloads, providing a shared ride to space and on-going operations and maintenance.

We believe our reputation as a provider of secure solutions, our global fleet, our customer relationships, our ability to provide turn-key services and our demonstrated willingness to reposition or procure capacity to support specific requirements position us to successfully compete for the increasing demand for satellite solutions for military and civilian applications.

Highlights of our government business include the following:

•	We are the leading FSS provider of government satellite services in the U.S., according to research consultants, Frost & Sullivan.

•

The reliability and scale of our fleet and planned launches of new and replacement satellites allows us to address changing demand for satellite coverage and to provide mission-critical communications capabilities. For instance, our Intelsat 22 satellite will host a UHF payload under a 10-year agreement with the Australian Defense Force.

•

Our business generated from the government sector is generally characterized by annual contracts with multi-year renewal options, consistent with U.S. government procurement practices. We have historically been successful in achieving very high renewal rates on our government sector business, which were above 88% on an annual basis in 2008 and 2009.

•

The U.S. government and military is one of the largest users of commercial FSS satellites for government/military applications on a global basis. We currently serve more than 200 U.S. government customers, either directly or as a sub-contractor.

•	According to Frost & Sullivan, U.S. government and military spending on commercial satellite capacity is expected to grow by a CAGR of 15.6% from 2010 to 2015.

Our Strengths

Our business is characterized by the following key strengths:

Leading FSS Position in Growing Regions and Customer Sectors

We are one of the largest FSS providers and, based on the number of transponders contracted, we hold the leading position in each of our customer sectors. As a result of our scale and leadership position in the regions and customer sectors served by our network, we expect to benefit from the following key growth areas in our industry:

•

Video distribution: We are a leading transmission platform for the distribution of video programming to cable systems in North America and in other regions throughout the world. Through a combination of our long-standing customer relationships, key North American orbital slots, leading “anchor tenant” cable channels and reception of our signals by approximately 8,000 qualified cable head-ends, we have been successful in creating “cable neighborhoods.” These cable neighborhoods are a powerful tool in attracting and retaining customers because ground infrastructure is specifically designed to receive information from our satellites, making switching costs significant. Our cable neighborhoods include channels in the rapidly growing non-English language and ethnic programming market. Our Galaxy 19 satellite carries approximately 179 channels offering ethnic programming, including many that are brought to the United States on our system, and we believe that the Galaxy 19 satellite carries more non-English and non-Spanish language programming than any other satellite in North America.

•

High definition television: We intend to utilize our position and strategically-located capacity to better serve the rapidly growing high definition demand in the cable and broadcast arcs. Today we operate one of North America’s largest high definition, or HD, neighborhoods on our Galaxy 13 satellite and distribute HD programming on many of our satellites serving other regions. The number of HDTV channels distributed to broadcasters and cable communities worldwide by FSS operators is forecasted to increase from 493 to 1,004 channels between 2009 and 2014, according to NSR.

•

Direct-to-home providers: We are a leading provider of FSS capacity for global DTH services. In international markets, DTH platform operators rely upon FSS capacity in order to deliver their programming services to their subscribers, and 27 of these DTH platform operators deliver their programming on Intelsat satellites. We provide content to millions of households in regions including Latin America, Eastern Europe and Africa. We will continue to focus DTH marketing efforts on these high-growth regions where we believe that our satellite capacity is well-positioned. Given the flexible nature of our capacity, including the ability to reconfigure beam coverage on a number of our satellites in response to customer demand, we believe we will be able to respond quickly to new customer requirements as they develop. According to NSR, the demand for C- and Ku-band FSS capacity used for DTH services is expected to grow at a CAGR of approximately 3.5% between 2010 and 2015.

•

Data and telecommunications services: We are the leading provider of FSS capacity for satellite voice and data services worldwide. As the world’s first satellite company, we have relationships with virtually every incumbent telecommunications operator in every country in the world. Our leading position with telecommunications and data networking customers has allowed us to benefit from a number of recent trends, including the growth in wireless networks, which has resulted in increased demand for capacity to be used for wireless expansion services, and the growth in demand for broadband services, which support IP-related applications, such as Internet access and Voice over Internet Protocol. These trends have resulted in increased satellite demand for our services in developing regions and in vertical markets such as the maritime and oil and gas sectors. In the future, we believe our leadership in providing network services will position us to benefit from new demand for FSS capacity supporting mobile broadband solutions to vertical markets such as maritime services.

•

Government/military: We are the leading FSS provider of commercial satellite services to the government sector, providing satellite capacity, managed services and turn-key services to our customers. We attribute our strength in this area to the flexibility of our satellite fleet and the reliability of our satellites in transmitting mission-critical communications. We intend to utilize our well established customer relationships, enhanced capabilities and the increased scale of our fleet as a result of the PanAmSat Acquisition Transactions to strengthen our position with both military and civilian customers in this sector. Government and military customers currently rely on commercial satellite capacity for a growing portion of their mission-critical communications and customized managed services.

Our Diverse Business

Our revenue and backlog diversity spans customer sets and applications, as discussed above, as well as geographic regions and satellites. We believe our diversity allows us to recognize trends to capture new growth opportunities, and gain experience that can be transferred to customers in different regions.

We believe we are the sector leader by transponder share in all but one of the geographic regions covered by our network, and our leading positions align to the regions identified by industry analysts as those that either purchase the most satellite capacity or are emerging regions that have the highest growth prospects, such as Africa and Latin America.

Source: NSR, Global Assessment of Satellite Demand: 6th Edition, September 2009

(1)	Excludes Atlantic Ocean and Pacific Ocean regions
(2)	Based on C-band and Ku-band in-use transponders, share by region as of 12/31/08

Our diversity also reduces our business risk. The diversity of our revenue and customer base enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific customer type or geographic region. The scale of our fleet can also reduce the financial impact of satellite failures and protect against service interruption. No single satellite generated more than 4% of our revenue and no single customer accounted for more than 4% of our revenue for the year ended December 31, 2009.

By region and service sector, our backlog as of December 31, 2009 was as follows:

Note: Regional designation for backlog is based on customer billing address.

Our Strategy

We seek revenue growth and increased cash flows by expanding our leading FSS business in high growth regions and applications while maintaining our focus on operational discipline. Given our efficient operating structure, we believe our strategies will position us to continue to deliver high operating margins, and to generate strong cash flow and growth as our current fleet investment program is completed. The key components of our strategy include the following:

Focus our core business on attractive and growing applications

We have an industry-leading position in each of the customer sets served by our business. We believe our global network and regional strengths will allow us to capture new business opportunities as a result of the following:

Network Services:

•	Growth in multinational enterprise broadband access requirements resulting from globalization;

•	The continued expansion of cellular networks and voice and data growth in emerging regions with inadequate infrastructure; and

•	New broadband connectivity requirements for aerial and maritime applications.

Media:

•	Content and format proliferation, such as standard definition and high definition formats, increasing the capacity needs of our programmer customers;

•	New and expanding DTH platforms in fast growing emerging regions; and

•	Programmers and broadcasters seeking new global distribution capabilities to deliver content in new regions.

Government:

•	The need for broadband and turn-key networks for in-theatre communications;

•	Rapidly increasing bandwidth requirements resulting from the use of manned and unmanned aerial vehicles; and

•	Hosted payload opportunities as government customers increasingly seek timely and cost efficient access to space, filling capacity gaps by co-locating their space assets on commercial satellites.

Optimize our space-based assets, including orbital locations and spacecraft

We are conducting a significant capital expenditure fleet investment program during the five-year period from 2008 to 2012. Our program is designed to position the Intelsat satellite network to capitalize on the FSS sector’s best growth opportunities globally, while providing optimal coverage to meet needs across our targeted customer sets. By the conclusion of the current investment cycle in 2012, the characteristics of our refreshed fleet are expected to include the following:

•

A significant increase in the proportion of high-power, land mass-focused transponders suitable for broadband and video applications, which typically command a higher price, resulting in an opportunity to increase the overall yield on our fleet;

•	Expanded capacity to serve our faster-growth network services and government customers, particularly in emerging markets;

•	Expanded capacity at our most valuable regional video distribution neighborhoods;

•	Reduced risk of anomalies resulting from the replacement of satellites with known health issues;

•	No significant increase in the total amount of station-kept transponder capacity; and

•	A longer average remaining useful life of our satellite fleet.

Incorporate new technology into our core network to capture growth from new applications and next generation customer requirements

Our global scale, diversity, collection of spectrum rights, technical expertise and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services. Our fleet is large and diversified by coverage, manufacturer and age. As satellites reach the end of their service lives, we have an ongoing opportunity to refresh the technology we use to serve our customers, resulting in flexibility to address new opportunities as they are identified. Our newer assets, including IntelsatONESM, our enhanced terrestrial network, are used to address current market requirements, allowing older assets to be redeployed to serve legacy customer applications still efficiently served by those assets.

As a result, we believe that we are well positioned to accommodate new business models as they are adopted by our customers. We expect to benefit from the general trend towards IP-based networking and distribution, including growing use of new media formats, as well as infrastructure applications in emerging regions.

We are also investing in enhanced technology that is incorporated within IntelsatONESM to deliver converging video and IP content, thus expanding the services we provide to the media and telecommunications industries. We intend to continue to implement compression technologies into our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions. Finally, we intend to leverage our frequent satellite launches to offer government and other customers the ability to integrate their payloads with our spacecraft, providing fast and cost-effective access to space.

Opportunistically use acquisitions and creative business structures for cost-efficient growth and attractive returns

Our record of capitalizing on strategic growth opportunities through targeted acquisitions and business ventures is well established. In addition, we have demonstrated our ability to integrate acquisitions efficiently and quickly, due to our scale and our centralized satellite operations philosophy. In 2006, we completed the largest acquisition in the history of the FSS sector with our $6.4 billion acquisition of PanAmSat Holding Corporation. In recent years, we have completed other, smaller transactions involving single satellites with partners in diverse regions, such as JSAT in Asia, Telenor in Europe, and Convergence Partners in Africa. We will continue to evaluate potential asset purchases, joint ventures and creative business and financial structures that complement our global fleet, provide growth capacity and allow us to respond to customer needs.

Our Network

Our global network is comprised of 54 satellites and IntelsatONESM, our fully integrated ground facilities, including teleports and leased fiber that support our commercial services. We also use our fiber and teleports for the operation and control of our satellites.

Our customers depend on our global communications network and our operational and engineering leadership. Highlights of our network include:

•	Prime orbital locations, reflecting a valuable portfolio of coordinated fixed satellite spectrum rights;

•	Highly reliable services, including network availability of 99.9998% on station-kept satellites for the year ended December 31, 2009;

•	Flexibility to relocate satellites to other orbital locations as demand patterns change;

•	Design features and steerable beams on many of our satellites that enable us to reconfigure capacity to provide different areas of coverage; and

•	Resilience, with multiple satellites serving each region, allowing for improved restoration alternatives should a satellite anomaly occur.

The table below provides a summary of our satellite fleet as of December 31, 2009. It does not include IS-15, which was successfully launched on November 30, 2009 and placed into service in January 2010, and IS-16, which was successfully launched on February 11, 2010 and placed into service in March 2010.

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life(1)
Station Kept:
IS-701	SS/L(2)	180°E	10/93	1/12
IS-702	SS/L	66°E	6/94	5/12
IS-706	SS/L	54.85°E	5/95	1/13
IS-707	SS/L	307°E	3/96	3/13
IS-709	SS/L	85.15°E	6/96	6/12
IS-802	LMC(3)	32.9°E	6/97	9/10
IS-805	LMC	304.5°E	6/98	6/16
IS-901	SS/L	342°E	6/01	6/19
IS-902	SS/L	62°E	8/01	8/19
IS-903	SS/L	325.5°E	3/02	4/19
IS-904	SS/L	60°E	2/02	1/20
IS-905	SS/L	335.5°E	6/02	6/20
IS-906	SS/L	64.15°E	9/02	9/20
IS-907	SS/L	332.5°E	2/03	2/21
IS-10-02(4)	EADS Astrium	359°E	6/04	1/22
Galaxy 19	SS/L	97°W	9/08	9/24
Galaxy 23(5)	SS/L	121°W	8/03	8/21
Galaxy 25	SS/L	93.1°W	5/97	5/15
Galaxy 26	SS/L	50.75°E	2/99	3/11
Galaxy 27	SS/L	129°W	9/99	10/11
Galaxy 28	SS/L	89°W	6/05	10/22
HGS-3	BSS(6)	38°E	2/96	9/11
IS-1R	BSS	50°W	11/00	2/16
IS-4(7)	BSS	72°E	8/95	8/10
IS-5	BSS	169°E	8/97	10/12
IS-7	SS/L	68.65°E	9/98	11/13
IS-8	SS/L	166°E	11/98	1/14
IS-9	BSS	58°W	7/00	10/12
IS-10(8)	BSS	68.5°E	5/01	6/16
IS-11	ORB(9)	317°E	10/07	10/23

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life(1)
IS-12	SS/L	45°E	10/00	1/16
IS-14	SS/L	315°E	11/09	TBD
IS-25	SS/L	Drift(10)	07/08	7/24
Galaxy 3C	BSS	95.05°W	6/02	9/20
Galaxy 11	BSS	32.8°E	12/99	4/15
Galaxy 12	ORB	123.1°W	4/03	4/20
Galaxy 13/Horizons-1(11)	BSS	127°W	9/03	12/18
Galaxy 14	ORB	125°W	8/05	12/20
Galaxy 15(12)	ORB	133°W	10/05	10/22
Galaxy 16	SS/L	99°W	6/06	6/24
Galaxy 17	Thales(13)	91°W	5/07	5/23
Galaxy 18	SS/L	123°W	5/08	5/24
Horizons-2(14)	ORB	74.05°W	12/07	12/23

Inclined Orbit:
IS-601	BSS	47.5°E	10/91	5/12
IS-602	BSS	177.85°E	10/89	8/11
IS-603	BSS	340.05°E	3/90	3/13
IS-705	SS/L	310°E	3/95	11/12
IS-801	LMC	328.5°E	3/97	8/13
Leasat F5(15)	BSS	100°E	1/90	3/11
IS-2	BSS	169.1°E	7/94	7/11
Galaxy 9(16)	BSS	81°W	5/96	7/10
IS-3R	BSS	43.1°W	1/96	7/11
IS-24	IAI(17)	47.3°E	5/96	1/14
IS-26	BSS	Drift(18)	2/97	12/14

(1)	Engineering estimates of the service life as of December 31, 2009 as determined by remaining fuel levels, consumption rates and other considerations (including power) and assuming no relocation of the satellite.
(2)	Space Systems/Loral, Inc.
(3)	Lockheed Martin Corporation.
(4)	Telenor owns 18 transponders (measured in equivalent 36 MHz transponders) of this satellite’s Ku-band payload.
(5)	EchoStar Communications Corporation owns all of this satellite’s Ku-band transponders and a portion of the common elements of the satellite.
(6)	Boeing Satellite Systems, Inc., formerly Hughes Aircraft Company.
(7)	On February 1, 2010, the backup SCP on IS-4 failed, resulting in a loss of the spacecraft.
(8)	In the first quarter of 2010, IS-10 lost its secondary Xenon-Ion Propulsion System (“XIPS”) and is now operating on its backup bi-propellant system. The revised estimated end of service life is now estimated to be September 2013. See “—Satellite Health and Technology—Other Anomalies” for a discussion of propulsion system anomalies on our BSS 601 HP satellites.
(9)	Orbital Sciences Corporation.
(10)	This satellite is drifting to its permanent location at 328.5°E and is expected to arrive in April 2010.
(11)	Horizons Satellite Holdings, LLC (“Horizons”), our joint venture with JSAT, owns and operates the Ku-band payload on this satellite. We are the exclusive owner of the C-band payload.
(12)	Galaxy 15 experienced an anomaly on April 5, 2010. All media traffic on this satellite has been transitioned to Galaxy 12.
(13)	Thales Alenia Space.

(14)	Horizons owns and operates the payload on this satellite.
(15)	Leasat F5 provides services in the X-band and UHF-band frequencies for military applications.
(16)	Galaxy 9 was relocated from 74.15ºW to 81ºW and placed into an inverted North/South attitude in order to serve Latin America.
(17)	Israel Aerospace Industries, Ltd.
(18)	This satellite is drifting to its permanent location at 50.5°E and is expected to arrive in May 2010.

Satellite Systems

There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. All of our satellites are geosynchronous satellites and are located approximately 22,300 miles, or 35,700 kilometers, above the equator. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single receiver or multiple receivers within the coverage areas of the satellites’ transmission beams.

Geosynchronous satellites send these signals using various parts of the radio frequency spectrum. The spectrum available for use at each orbital location includes the following frequency bands in which most commercial satellite services are offered today:

•	C-band—low power, broad beams requiring use of relatively larger antennae, valued as spectrum least susceptible to transmission impairments such as rain;

•	Ku-band—high power, narrow to medium size beams facilitating use of smaller antennae favored by businesses, but somewhat less reliable due to weather-related impairments; and

•

Ka-band—very high power, very narrow beams facilitating use of very small transmit/receive antennae, but less reliable due to high transmission impairments such as rain. The Ka-band is utilized for various applications, including broadband services.

Substantially all of the station-kept satellites in our fleet are designed to provide capacity using the C- and/or Ku-bands of this spectrum.

A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. Geosynchronous satellites that are not station-kept are in inclined orbit. The daily north south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly, moving above and below the equator every day. An operator will typically operate a satellite in inclined orbit toward the end of its service life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to substantially extend the service life of the satellite. The types of services and customers that can access an inclined orbit satellite have traditionally been limited due to the movement of the satellite relative to a fixed ground antenna, however, recent technology innovations now allow the use of inclined orbit capacity for certain applications. As a result, we anticipate demand for inclined orbit capacity may increase over the next few years if these applications are successfully introduced. As of December 31, 2009, eleven of our satellites were operating in an inclined orbit, with most continuing to earn revenue beyond our original estimated life for each of these satellites.

In-Orbit Satellites

We believe that our strong operational performance is due primarily to our satellite procurement and operations philosophy. Our operations and engineering staff is involved from the design through the decommissioning of each satellite that we procure. Our staff works at the manufacturers’ and launchers’ sites to monitor progress, allowing us to maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for technical problems that may occur during the lifetime of a satellite.

These features also contribute to the resilience of our network, which enables us to ensure the continuity of service that is important for our customers and to retain revenue in the event that we need to move customers to alternative capacity. The design flexibility of some of our satellites enables us to meet customer demand and respond to changing market conditions.

As of December 31, 2009 our in-orbit fleet of satellites had 1,231 and 798 36-MHz equivalent transponders available for transmitting in the C-band and the Ku-band, respectively. These totals measure transponders on station-kept satellites. The average system fill factor for our satellites, which represents the percentage of our total available transponder capacity that is in use or that is reserved at a given time (including guaranteed reservations for service), was 83.1% as of December 31, 2009.

The design life of a satellite is the length of time that the satellite’s hardware is designed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite has enough fuel to remain operational. A satellite’s service life is based upon fuel levels and other considerations, including power. Satellites launched in the recent past are generally expected to remain in service for the lesser of maneuver life or 16 years. Satellites typically have enough fuel to maintain between 16 and 18 years of station-kept operations. The average remaining service life of our satellites was approximately 8.1 years as of December 31, 2009 weighted on the basis of nominally available capacity for the station-kept satellites we own.

Planned Satellites

As of March 31, 2010 we had orders for the following eight satellites including the Intelsat New Dawn satellite, of which six are replacement satellites. Generally, these satellites are being built over a period of three years. In the following table, a replacement satellite refers to a planned satellite of which certain customers may have the option of continuity of service between the existing satellite operating at the designated role and the planned satellite.

Satellite	Manufacturer	Role	Earliest Launch Date	Expected Launch Provider

IS-17	SS/L	Replacement satellite for IS-702 located at 66°E.	Q1 2011	Sea Launch

IS-18	Orbital	Replacement satellite for IS-701 located at 180°E.	Q1 2011	Land Launch

IS-19	SS/L	Replacement satellite for IS-8 located at 166°E.	Q1 2012	TBD

IS-20	SS/L	Replacement satellite for IS-10 and IS-7 co-located at 68.5°E.	Q1 2012	TBD

IS-21	Boeing	Replacement satellite for IS-9 located at 302°E.	Q2 2012	TBD

IS-22	Boeing	Satellite that includes a specialized UHF communications payload built in connection with an agreement with the Australian Defense Force. To be located at 72°E.	Q1 2012	TBD

IS-23	TBD	Replacement satellite for IS-707 located at 307°E.	Q1 2012	Proton

Intelsat New Dawn	Orbital	New satellite of our New Dawn joint venture expected to serve Africa. To be located at 33°E.	Q4 2010	Arianespace

Launch Services Agreements

During the third quarter of 2008, we entered into a launch services agreement with Sea Launch providing for up to four satellite launches. Sea Launch has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. See “Risk Factors—Risk Factors Relating to Our Industry—Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which would in turn adversely affect our business, operating results and financial condition.”

Future Satellites

We would expect to replace other existing satellites, as necessary, with satellites that meet customer needs and that have a compelling economic rationale. We periodically conduct evaluations to determine the current and projected strategic and economic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

Network Operations and Current Ground Facilities

We control and operate each of our satellites and manage the communications services for which each satellite is used from the time of its initial deployment through the end of its operational life, and we believe that our technical skill in performing these critical operations differentiates us from our competition. We provide most of these services from our satellite operations centers in Washington, D.C. and Long Beach, California and our customer service center in Ellenwood, Georgia. In the event of a natural disaster or other situation disabling one of the facilities, each satellite operations center has the functional ability to provide instantaneous restoration of services on behalf of the other, demonstrating the efficiency and effectiveness of our network. Utilizing state-of-the-art satellite command and control hardware and software, our satellite operations centers analyze telemetry from our satellites in order to monitor their status and track their location.

Our satellite operations centers use a network of ground facilities to perform their functions. This network includes 17 earth stations (“TT&C stations”) that provide TT&C services for our satellites and various other earth stations worldwide. Through our ground facilities, we constantly monitor signal quality, protect bandwidth from piracy or other interference and maintain customer installed equipment.

Our customer service center located in Ellenwood, Georgia includes a specialized video operations center, data operations center, and rapid access center. This facility is responsible for managing the communications services that we provide to our customers and is the first point of contact for customers needing assistance in using our network. We also maintain a back-up operations facility and data center a relatively short distance from our Washington, D.C. facility in Hagerstown, Maryland. This facility provides back-up emergency operational services in the event that our Ellenwood, Georgia customer service center experiences an interruption.

We have invested heavily in our fully integrated terrestrial network which complements our satellite network. Our network includes teleport, leased fiber and network performance monitoring systems and enables us to provide end-to-end managed solutions to our customers. In addition to leased fiber connecting high-density routes, our ground network also features strategically located points of presence, which are drop-off points for our customers’ traffic that are close to major interconnection hubs for telecommunications applications, video transmissions and trunking to the Internet backbone. We are enhancing our terrestrial network to an all IP network environment that will improve our ground support of high bandwidth applications such as HD video. We believe the CISCO-based network architecture will effectively allow us to converge our media and network services terrestrial network infrastructures, resulting in reduced costs, and will provide opportunities for generating additional revenue from existing and new customers by bundling combinations of media and network services products that can be offered through a single access circuit into our network.

Capacity Sparing and Backup and General Satellite Risk Management

As part of our satellite risk management, we continually evaluate, and design plans to mitigate, the areas of greatest risk within our fleet, especially for those satellites with known technical risks. We believe that the availability of spare transponder services capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “—Satellite Systems” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors could help us to mitigate the financial impact to our operations attributable to the occurrence of a major satellite anomaly, including the loss of a satellite. Although we do not maintain backup for all of our transponder services operating capacity, we maintain some form of backup capacity for each satellite designated as being in primary operating service. Our restoration backup capacity may include any one or more of the following:

•	designated reserve transponders on the satellite or other on-board backup systems or designed-in redundancies,

•	an in-orbit spare satellite, or

•	interim restoration capacity on other satellites.

In addition, we provide some capacity on a preemptible basis and could preempt the use of this capacity to provide backup capacity in the event of a loss of a satellite.

We typically obtain launch insurance for our satellites at the time of launch and will decide whether or not to obtain such insurance taking into consideration launch insurance rates, terms of available coverage and alternative risk management strategies, including the availability of backup satellites and transponders in the event of a launch failure. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which generally includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer).

Five of the satellites in our fleet are covered by in-orbit insurance. In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels, generally decreases over time and is typically based on the declining book value of the satellite. We do not currently insure against lost revenue in the event of a total or partial loss of a satellite.

One of the five insured satellites, Galaxy 13/Horizons-1, was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, primarily related to XIPS related anomalies (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite.

Sales, Marketing and Distribution Channels

Our company tagline, “Closer, by far,” describes the close working relationship we strive to build with our customers. Our Intelsat Global Sales & Marketing Ltd. subsidiary (“Intelsat Global Sales”), located in London, England, is our global sales and marketing headquarters. In addition, we have established local sales and marketing support offices in the following locations around the world:

• Australia	• Japan

• Brazil	• Mexico

• China	• Singapore

• France	• South Africa

• Germany	• United Arab Emirates

• India	• United States

By establishing local offices closer to our customers and staffing those offices with experienced personnel, we believe that we are able to provide flexible and responsive service and technical support to our customers. Our sales and marketing organization reflects our corporate focus on our three principal customer sets of network services, media and government. Our sales team includes technical marketing and sales engineering application expertise and a sales approach focused on creating integrated solutions for our customers’ communications requirements.

We use a range of direct and wholesale distribution methods to sell our services, depending upon the region, applicable regulatory requirements and customer application.

Satellite Health and Technology

Our satellite fleet is diversified by manufacturer and satellite type, and as a result, our fleet is generally healthy, with 99.9998% availability of station-kept satellite capacity during the year ended December 31, 2009. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business in recent years. Many of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives, and to date, this redundancy design scheme has proven effective. After each anomaly we have generally restored services for our customers on the affected satellite, provided alternative capacity on other satellites in our fleet, or provided capacity that we purchased from other satellite operators.

Significant Anomalies

On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. IS-804 was a Lockheed Martin 7000 series (the “LM 7000 series”) satellite, and as of December 31, 2009 we operated three other satellites in the LM 7000 series, IS-801, IS-802 and IS-805. Of these three satellites, only IS-805 remains in a primary role. Based on the report of the failure review board that we established with Lockheed Martin Corporation, we believe that the IS-804 failure was not likely to have been caused by an IS-804 specific workmanship or hardware element, but was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On September 21, 2006, our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. A substantial subset of transponders on IS-802 were subsequently reactivated and are operating normally. The anomaly review board that we established with Lockheed Martin Corporation to investigate the cause of the anomaly concluded that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom. The anomaly review board found that this anomaly was significantly different from previous LM 7000 series spacecraft failures and was the first failure of this type on a solar array of the LM 7000 series. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On November 28, 2004, our Galaxy 27 satellite experienced a sudden anomaly in its north electrical distribution system which resulted in the loss of control of the satellite and the interruption of customer services on the satellite. Galaxy 27 is an FS 1300 series satellite manufactured by SS/L. Our engineers were able to regain command and control of Galaxy 27, and it was placed back in service, with reduced payload capacity, following operational testing. We have determined that the north electrical distribution system on Galaxy 27 and the communications capacity associated with it are not operational, and the satellite has lost redundancy in nearly all of its components. As a result, Galaxy 27 faces an increased risk of loss in the future. As of December 31, 2009, a substantial subset of Galaxy 27’s transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. Some of these transponders are currently being used by our customers.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite. Galaxy 26 is also an FS 1300 series satellite. Certain transponders continue to operate normally. However, the anomaly resulted in a reduction to the estimated remaining useful life of the satellite.

With respect to both the Galaxy 27 and Galaxy 26 anomalies, the failure review boards that we established with SS/L identified the likely root cause of the anomalies as a design flaw which is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. The design flaw also exists on IS-8. This satellite has been in service since November 1998 and has not experienced an electrical system anomaly. Along with the manufacturer, we continually monitor this problem and we have ordered a replacement for IS-8 expected to be launched in 2012.

On April 5, 2010, our Galaxy 15 satellite experienced an anomaly. We have transitioned all media traffic on this satellite to our Galaxy 12 satellite, which is the designated in-orbit spare for the North American region. G-15 is an Orbital Star satellite manufactured by Orbital Sciences Corporation. Along with the manufacturer, we are conducting a technical investigation with respect to the anomaly. As of March 31, 2010, G-15 had a net book value of $142.4 million and related performance incentive obligations of $3.8 million.

Other Anomalies

We have also identified three other types of common anomalies among the satellite models in our fleet, which have had an operational impact in the past and could, if they materialize, have an impact in the future. These are:

•	failure of the SCP in Boeing 601 (“BSS 601”) satellites;

•	failure of the on-board XIPS used to maintain the in-orbit position of Boeing 601 High Power Series (“BSS 601 HP”) satellites; and

•	accelerated solar array degradation in early Boeing 702 (“BSS 702”) satellites.

SCP Failures. Many of our satellites use an on-board SCP to provide automatic on-board control of many operational functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure of the primary SCP. Certain BSS 601 satellites have experienced SCP failures. The risk of SCP failure appears to decline as these satellites age.

As of December 31, 2009, we operated five BSS 601 satellites: HGS-3, which is utilized by a third-party, IS-2, IS-3R, IS-4, which had previously experienced primary SCP failure and was operating on its backup SCP, and IS-26. These satellites have been identified as having heightened susceptibility to the SCP problem. On February 1, 2010, the backup SCP on IS-4 failed, resulting in a loss of the spacecraft. IS-4 carried commercial traffic and operated in a secondary role. Its failure did not cause a significant interruption of our business or require replacement of a satellite. IS-2, IS-3R and IS-26 have been in continuous operation since 1994, 1996 and 1997, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we believe it is unlikely that additional SCP failures will occur; however, should they occur, we do not anticipate an interruption in business or early replacement of these satellites as a result.

BSS 601 HP XIPS. The BSS 601 HP satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, the failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite’s performance or its operating life. However, the failure of both XIPS would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

As of December 31, 2009, we operated four BSS 601 HP satellites, IS-5, IS-9, IS-10 and Galaxy 13/Horizons-1. IS-5 and Galaxy 13/Horizons-1 continue to have both XIPS available as their primary propulsion system. IS-9 and IS-10 have experienced the failure of both XIPS and are operating on their backup bi-propellant systems. These two satellites are expected to be replaced by 2012. Our BSS 601 HP satellites had available bi-propellant fuel for a range of approximately two and a half to eight years from December 31, 2009. No assurance can be given that we will not have further XIPS failures that result in shortened satellite lives. We have decommissioned three satellites that had experienced failure of both XIPS. IS-6B was replaced by IS-11 during the first quarter of 2008, Galaxy 10R was replaced by Galaxy 18 during the second quarter of 2008, and Galaxy 4R was decommissioned in March 2009.

BSS 702 Solar Arrays. All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

As of December 31, 2009, we operated three BSS 702 satellites, two of which are affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers has not been affected, and we expect that both of these satellites will continue to serve customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, Galaxy 11’s estimated end of service life is April 2015 and IS-1R’s estimated end of service life is February 2016. Both satellites are currently operating in secondary roles. The third BSS 702 satellite that we operated as of December 31, 2009, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

Competition

We compete in the communications market for the provision of video, data and voice connectivity worldwide. Communications services are provided using various communications technologies, including satellite networks, which provide services as a substitute for, or as a complement to, the capabilities of terrestrial networks. See “—The FSS Sector” above for a description of the FSS sector generally and the advantages of satellite communications.

We are a satellite operator that operates worldwide. Our competition includes providers of fixed satellite services of varying size. We also face significant competition from suppliers of terrestrial communications capacity. We compete with other satellite operators for both point-

to-multipoint and point-to-point services. We compete with fiber optic cable operators principally for point-to-point services.

We also face competition from resellers of FSS and fiber capacity. Resellers purchase FSS or fiber capacity from current or future providers and then resell the capacity to their customers. Capacity for resale is readily available because resellers can typically procure capacity on short notice, given that FSS and fiber capacity is available.

We compete with providers of terrestrial fiber optic cable capacity on certain routes and networks. As a result, we have been experiencing, and expect to continue to experience, a decline in our channel product revenue due to the build-out of fiber optic cable capacity. However, we believe that satellites have advantages over fiber optic cables in certain regions and for certain applications. The primary use of fiber optic cable is carrying high-volume communications traffic from point to point, and fiber capacity is available at substantially lower prices than satellite capacity once operational. Consequently, the growth in fiber optic cable capacity on point-to-point transoceanic routes, particularly across the Atlantic Ocean, has led voice, data and video contribution customers that require service between major city hubs to migrate from satellite to fiber optic cable. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cable, for point-to-multipoint transmissions and for signals seeking to bypass congested terrestrial networks. Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective or is physically not feasible. We believe that in those applications and regions where we do compete with fiber optic cable companies, the basis for competition is primarily price.

Regulation

As an operator of privately owned global satellite systems, we are subject to U.S. government regulation; regulation by foreign national telecommunications authorities; and the ITU frequency coordination process and regulations.

U.S. Government Regulation

FCC Regulation. Almost all of the satellites in our current constellation are licensed and regulated by the FCC. We have final or temporary FCC authorization for all of our U.S.-licensed operating satellites. Satellite licenses typically have a fifteen-year term. At the end of a license term, we can request special temporary authorization or a license modification to continue operating a satellite. In addition, our FCC satellite licenses which relate to use of those orbital locations and associated frequencies that were transferred to the United States at the time of our privatization in July 2001 are conditioned on our remaining a signatory to the Public Services Agreement with the International Telecommunications Satellite Organization described below under “—Our History—The Privatization.” Furthermore, any transfer of these licenses by us to a third party or a successor-in-interest is only permitted if such third party or successor-in-interest has undertaken to perform our obligations under the Public Services Agreement.

Changes to our satellite system generally require prior FCC approval. From time to time, we have pending applications for permanent or temporary changes in orbital locations, frequencies and technical design. From time to time, we also file applications for replacement or additional satellites. Replacement satellite applications are eligible for streamlined processing if they are unopposed and propose technical characteristics consistent with those of the satellite that is being replaced. In the case of additional FSS geostationary satellites, the FCC processes requests for new orbital locations or frequencies on a first come, first served basis and requires licensees to post a $3.0 million bond and to comply with a schedule of progress “milestones,” establishing deadlines to sign a satellite construction contract; complete critical design review; begin spacecraft construction; and launch and operate the satellite. Upon completion of each milestone, the amount of the bond is reduced proportionately. A satellite licensee not satisfying a milestone will lose its license and must forfeit the remaining amount on its bond absent circumstances warranting a milestone extension under the FCC’s rules and policies.

We have subsidiaries that hold other FCC licenses, including earth station licenses associated with technical facilities located in several states and in Washington, D.C. We must pay FCC filing fees in connection with our space station and earth station applications, and we must also pay annual regulatory fees to the FCC. Violations of the FCC’s rules can result in various sanctions including fines, loss of authorizations or the denial of applications for new authorizations or the renewal of existing authorizations.

We are not regulated as a common carrier for most of our activities, therefore we are not subject to rate regulation or the obligation not to discriminate among customers and we operate most of our activities with minimal governmental scrutiny of our business decisions. One of our subsidiaries is regulated as a common carrier. Common carriers are subject to FCC requirements, which include: traffic and revenue reports, international circuit status reports, international interconnected private line reports, notification and approval for foreign carrier affiliations, filing of contracts with international carriers, annual financial reports, equal employment opportunity reports, assistance for law enforcement and maintenance of customer billing records for 18 months. We currently qualify for exemptions from several of these reporting requirements.

U.S. Export Control Requirements and Sanctions Regulation. We must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations and the trade sanctions laws and regulations in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”), under the ITAR. Certain of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the ITAR. We have obtained all of the specific DDTC authorizations currently needed in order to fulfill our obligations under contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. Many of our employees are non-U.S. nationals. We have obtained a license from the DDTC to allow certain of our non-U.S. national employees access to our technical information that is controlled under the ITAR.

The U.S. Department of Commerce’s Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C stations in a timely manner in order to facilitate the shipment of this equipment when needed.

We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the Office of Foreign Assets Control. Where required, the U.S. Department of the Treasury’s Office of Foreign Assets Control has granted us the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries.

U.S. Department of Defense Security Clearances. To participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense as required under the national security laws and regulations of the United States by entering into a proxy agreement with the U.S. government. Because Intelsat S.A. is a Luxembourg company, and prior to the Migration was a Bermuda company, with significant non-U.S. investment and employees, we sought and obtained Department of Defense approval of various mechanisms to mitigate the impact on the required security clearances. If we do not maintain the security clearances that we have obtained from the U.S. Department of Defense, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. Further, if we materially violate the terms of the proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

Regulation by Foreign National Telecommunications Authorities

U.K. Regulation. The United Kingdom is the licensing jurisdiction for the BSS portion of the Ku-band on the IS-805 satellite. Satellite operators in the United Kingdom are regulated by the U.K.’s Office of Communications.

Papua New Guinea Regulation. The Papua New Guinea Telecommunication Authority (“PANGTEL”) is the licensing jurisdiction for our use of the C-band payload on the Galaxy 23 satellite. We are required to pay fees to PANGTEL in connection with our use of this orbital location.

German Regulation. We hold licenses for several earth stations in Germany, as well as authorizations to operate the IS-12, IS-601 and IS-24 satellites at two orbital locations.

South African Regulation. We also hold a license for an earth station in South Africa.

Japan Regulation. We and JSAT are the sole members of Horizons and in 2002 the Japanese telecommunications ministry authorized Horizons to operate the Ku-band payload on the Galaxy 13/Horizons-1 satellite. In 2003, the FCC added this Ku-band payload to its “Permitted Space Station List,” enabling Horizons to use the payload to provide non-DTH services in the United States, and in May 2004, the FCC expanded this authority to include one-way DTH services. We are the exclusive owner of the C-band payload on Galaxy 13/Horizons-1, which the FCC has licensed us to operate.

Other National Telecommunications Authorities. As a provider of satellite capacity, we are also subject to the national communications and broadcasting laws and regulations of many foreign countries in which we operate. Most countries require us to obtain a license or other form of written authorization from the regulator prior to offering service. We have obtained or are obtaining these licenses or written authorizations in all countries in which they are required. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services. Other countries maintain strict monopoly regimes or otherwise regulate the provision of our services. In order to provide services in these countries, we may need to negotiate an operating agreement with a monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates. As we have developed our ground network and expanded our service offerings, we have been required to obtain additional licenses and authorizations. To date, we believe that we have identified and complied with all of the regulatory requirements applicable to us in connection with our ground network and expanded services.

The International Telecommunication Union Frequency Coordination Process and Regulation

Our use of orbital locations is subject to the frequency coordination and recording process of the ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each ITU notifying administration is required by treaty to give notice of, coordinate and record its proposed use of radio frequency assignments and associated orbital locations with the ITU’s Radiocommunication Bureau.

When the coordination process is completed, the ITU formally notifies all proposed users of frequencies and orbital locations in order to protect the recorded assignments associated with a given orbital location from subsequent or nonconforming interfering uses by Member States of the ITU. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as ITU members. Therefore, we must rely on governments to represent our interests before the ITU, including obtaining new rights to use orbital locations and resolving disputes relating to the ITU’s regulations.

Employees

As of December 31, 2009, we had 1,111 full-time regular employees. These employees consisted of:

•	523 employees in engineering, operations and related information systems;

•	280 employees in finance, legal, corporate information systems and other administrative functions;

•	217 employees in sales, marketing and strategy; and

•	91 employees in support of government sales and marketing.

As of December 31, 2009, 991 of these employees were located in the United States, and the remainder of our employees were in various other locations around the world. We believe that our relations with our employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Environmental Matters

Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up power generators. We believe, however, that our operations are in substantial compliance with environmental laws and regulations.

Our History

Intelsat, Ltd. was the successor entity to the International Telecommunications Satellite Organization (the “IGO”). The IGO was a public intergovernmental organization created on an interim basis by its initial member states in 1964 and formally established in February 1973 upon entry into force of an intergovernmental agreement. The member states that were party to the treaty governing the IGO designated certain entities, known as the Signatories, to market and use the IGO’s communications system within their territories and to hold investment share in the IGO. Signatories were either private telecommunications entities or governmental agencies of the applicable party’s country or territory. Some Signatories authorized certain other entities located within their territories that used the IGO’s satellite system, known as the Investing Entities, to invest in the IGO as well. Both Signatories and Investing Entities made capital contributions to the IGO and received capital repayments from the IGO in proportion to their investment share in the IGO. Signatories and Investing Entities were also the IGO’s principal customers. Each Signatory’s and Investing Entity’s investment share in the IGO was based on its level of use of the IGO’s satellite system as compared to the use by other Signatories and Investing Entities.

As a public intergovernmental organization, the IGO was exempt from various taxes and enjoyed privileges, exemptions and immunities in many of its member states. However, due to its status as an intergovernmental organization, the IGO’s business was subject to certain operating restrictions. For example, the IGO could not own or operate its own earth stations or provide retail services directly to end users in certain countries. It also could not set market-based pricing for its services or engage in business relationships with non-Signatories without first obtaining Signatory approval.

The Privatization

Our management began contemplating privatization in the mid-1990s in order to be able to operate our business free of the restrictions described above and to better position us to be responsive to a number of commercial, competitive and regulatory forces. In November 2000, the IGO’s Assembly of Parties unanimously approved our management’s specific plan for our privatization and set the date of privatization for July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to us.

The privatization required the amendment of the two formal agreements establishing the IGO. These two agreements were the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the INTELSAT Agreement, and the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the Operating Agreement, which both entered into force in February 1973. Because the process to formally ratify the amendments to the INTELSAT Agreement was expected to be lengthy, the IGO’s Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments on a consensus basis with effect from July 18, 2001, pending their formal ratification. Formal entry into force of the amendments to the INTELSAT Agreement occurred on November 30, 2004.

Upon our privatization, each Signatory and Investing Entity that executed and delivered the required privatization agreements, including a shareholders agreement, received shares in Intelsat, Ltd. in proportion to its investment share in the IGO.

The IGO, referred to post-privatization as the International Telecommunications Satellite Organization (“ITSO”), continues to exist as an intergovernmental organization and will continue to exist as such for a period of at least 12 years after July 18, 2001, and then may be terminated by a decision of a governing body of ITSO called the Assembly of Parties. Pursuant to a Public Services Agreement among ITSO and Intelsat, Ltd. and certain of our subsidiaries, we have an obligation to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access, and ITSO monitors our implementation of this obligation. These core principles are described below under “—Certain Customer Service Agreements—Novation Agreements” and “—Certain Customer Service Agreements—Lifeline Connectivity Obligation Contracts.”

The 2005 Acquisition Transactions

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings for total cash consideration of approximately $3.2 billion, with pre-acquisition debt of approximately $1.9 billion remaining outstanding. Intelsat Holdings was initially formed as a Bermuda company at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors Limited, and Permira Advisers LLC (collectively, the “Former Sponsors”).

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda, PanAmSat Holdco and Proton Acquisition Corporation, a wholly-owned subsidiary of Intelsat Bermuda, signed a definitive merger agreement pursuant to which Intelsat Bermuda acquired all of the outstanding equity interests in PanAmSat Holdco for $25.00 per common share in cash, or approximately $3.2 billion in the aggregate (plus approximately $0.00927 per share as the pro rata share of undeclared regular quarterly dividends). Upon completion of the acquisition on July 3, 2006, PanAmSat Holdco and Intelsat Sub Holdco became separate direct or indirect wholly-owned subsidiaries of Intelsat Bermuda. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding. The acquisition and the related transactions are referred to collectively as the PanAmSat Acquisition Transactions. Concurrently with the PanAmSat Acquisition Transactions, Intelsat General, the entity that operates our government services business, purchased the government services business of PanAmSat.

The New Sponsors Acquisition Transactions

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings (the “New Sponsors Acquisition”) for total cash consideration of approximately $5.0 billion, pursuant to a share purchase agreement among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings (the “BC Share Purchase Agreement”). Serafina Holdings is an entity formed by funds controlled by BC Partners Holdings Limited (the “BCEC Funds”) and certain other investors. Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. We refer to the BCEC Funds, the Silver Lake funds and the other equity sponsors collectively as the New Sponsors. As a result of completion of the New Sponsors Acquisition and related financing transactions, we and our subsidiaries assumed aggregate net incremental debt of approximately $3.7 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the New Sponsors Acquisition Transactions.”

The Luxembourg Migration

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. is now known as Intelsat Global S.A., Intelsat Global Subsidiary, Ltd. is now known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. is now known as Intelsat Holdings S.A., Intelsat, Ltd. is now known as Intelsat S.A., Intelsat (Bermuda), Ltd. is now known as Intelsat (Luxembourg) S.A., Intelsat Jackson Holdings, Ltd. is now known as Intelsat Jackson Holdings S.A., Intelsat Intermediate Holding Company, Ltd. is now known as Intelsat Intermediate Holding Company S.A. and Intelsat Subsidiary Holding Company, Ltd. is now known as Intelsat Subsidiary Holding Company S.A.

Certain Customer Service Agreements

Our Intelsat Global Sales subsidiary is the contracting party for certain of our customer service agreements. For regulatory reasons, some of our Brazilian customers contract with our Brazilian subsidiaries. Our U.S., Canadian and Caribbean customers enter into agreements with certain of our U.S. subsidiaries. References to “our,” “we” and “us” below in our discussion of our service agreements are to the Intelsat entities that are the actual contracting parties to the service agreements.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service types, including transponder services, managed services, mobile satellite services and channel. For a description of these service types and a breakdown of our revenue by service type, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenue” and “—Results of Operations.”

Most customer service commitments entered into prior to our privatization were transferred to us from the IGO pursuant to novation agreements. Since the privatization, our customers generally order services pursuant to master service agreements. The novation agreements and the master service agreements that Intelsat entered into in connection with the privatization contain provisions that restrict certain aspects of our business. These provisions are described below. Following our privatization, we have entered into master service agreements that do not contain these types of restrictions.

Novation Agreements

Each Intelsat novation agreement sets forth the terms and conditions upon which the service commitments entered into prior to the privatization are provided and the same terms and conditions generally apply to all customer service commitments transferred by the IGO pursuant to a novation agreement. Certain outstanding customer commitments represented in our December 31, 2009 backlog are covered by novation agreements. Approximately 1.5% of our backlog is covered by LCO protection. Although our backlog could be reduced if our LCO protection obligations are triggered, LCO has not had a significant impact on our backlog to date.

Lifeline Connectivity Obligation Contracts

In connection with our privatization, customers that novated service commitments and that met specified eligibility criteria had the option of entering into LCO contracts. An LCO contract provides price and capacity protection for a covered service commitment until the earlier of July 18, 2013 or the expiration of the commitment, which may be renewed as many times as required up to July 18, 2013 at a price no higher than the price charged for that service on the privatization date. Our customers cannot elect to receive LCO protection on contracts effective after the privatization date, except in limited circumstances. As of December 31, 2009, approximately 1.5% of the outstanding customer commitments in our backlog were LCO- protected. The LCO contracts obligate us, in some circumstances, to reduce the prices we charge for covered service commitments, based on the cumulative price increases and decreases of our non-LCO protected service commitments against a specified pricing index calculated annually on July 18. Because the cumulative decrease in pricing to non-LCO customers through July 18, 2009 has been less than 15%, we have not as of yet been required to reduce prices for our LCO-protected service commitments.

Pursuant to a Public Services Agreement that Intelsat entered into with ITSO in connection with the privatization, ITSO monitors our implementation of the LCO protections. Under the Public Services Agreement, we are obligated to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. Global coverage and connectivity refers to the principle that our satellite system should provide the maximum coverage of the earth available from satellites in geostationary orbit and that it should have sufficient interconnection capabilities to make communication possible within and between Africa, Asia, Europe, North America and South America. Lifeline connectivity refers to the principle that we should make our satellite system available at protected price levels to users in low income countries, countries with low teledensity and other countries that are dependent on our system for access to international telecommunications services. Non-discriminatory access refers to the principle that all entities should have a fair and equal opportunity to access our satellite system.

Legal Proceedings

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

Information regarding our current executive officers and directors is set forth below. Each of our directors is appointed by the general meeting of shareholders for a period not exceeding six years or until a successor has been elected. Each of the directors below was appointed to serve until the general meeting of shareholders approving our annual accounts for the year ending December 31, 2010. Each of our executive officers is appointed for such term as may be prescribed by the board of directors and until a successor has been chosen and qualified.

Name	Age	Position
David McGlade	49	Director, Deputy Chairman and Chief Executive Officer, Intelsat S.A.
Raymond Svider	47	Chairman and Director, Intelsat S.A.
Michael McDonnell	46	Executive Vice President and Chief Financial Officer, Intelsat S.A.
Phillip Spector	59	Executive Vice President Business Development, General Counsel and Assistant Secretary, Intelsat S.A.
Stephen Spengler	50	Executive Vice President Sales and Marketing, Intelsat Corporation
Thierry Guillemin	50	Senior Vice President and Chief Technical Officer, Intelsat Corporation
Anita Beier	54	Senior Vice President and Controller, Intelsat Corporation
Justin Bateman	36	Director
Egon Durban	36	Director
James Rubin	42	Director

The following is a brief biography of each of our executive officers and directors:

Mr. McGlade has been the Chief Executive Officer of Intelsat S.A. since April 2005 and became Deputy Chairman of the board of directors in August 2008. Prior to that, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of mmO2 plc and a leading U.K. cellular telephone company, a position he took in October 2000. He was also an Executive Director of O2 plc. During his tenure at O2 UK and O2, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. We believe Mr. McGlade’s extensive telecommunications industry experience is of benefit to our board. Mr. McGlade is currently a director of Skyworks Solutions, Inc. Mr. McGlade’s business address is 23, avenue Monterey, L-2086 Luxembourg.

Mr. Svider became a director of Intelsat S.A. in February 2008 and became the Chairman of the board of directors of Intelsat S.A. in May 2008. Mr. Svider is Co-Chairman and has been a Managing Partner of BC Partners, since 2003. He joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecoms industries. Over the years, Mr. Svider has participated in or led a variety of investments including Tubesca, Nutreco, UTL, Neopost, Polyconcept, Neuf Telecom, Unity Media/Tele Columbus, Office Depot Inc. and ATI Enterprises. He is currently on the board of Office Depot Inc. and ATI Enterprises. Prior to joining BC Partners; Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider holds a Master of Business Administration from the University of Chicago and a Master of Science in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. We believe Mr. Svider’s experience overseeing other BC Partners portfolio companies is of benefit to our board. Mr. Svider’s business address is 23, avenue Monterey, L-2086 Luxembourg.

Mr. McDonnell became the Executive Vice President and Chief Financial Officer of Intelsat S.A. in November 2008. He was previously Executive Vice President, Chief Financial Officer and Treasurer of MCG Capital Corporation, a publicly-held commercial finance company, from September 2004 and its Chief Operating Officer since August 2006. From August 2000 to August 2004, Mr. McDonnell was employed by direct-to-home satellite television operator, DISH Network Corporation (f/k/a EchoStar Communications Corporation), where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. Prior to joining EchoStar, from 1986 to 2000 Mr. McDonnell was employed by PricewaterhouseCoopers LLP, where he was a partner from 1996. He also currently serves on the board of directors of Catalyst Health Solutions, Inc. (f/k/a HealthExtras, Inc.), a pharmacy benefit management company. Mr. McDonnell’s business address is 23, avenue Monterey, L-2086 Luxembourg.

Mr. Spector became the Executive Vice President and General Counsel of Intelsat S.A. in February 2005 and the Head of Business Development in April 2007. He was previously the managing partner of the Washington, D.C. office of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, and chair of the firm’s Communications & Technology Group. He is the former Chairman of the American Bar Association’s International Communications Committee, and served in the U.S. government as Associate Assistant to the President and as a law clerk to a Supreme Court justice. Mr. Spector is a magna cum laude graduate of the Harvard Law School and holds a Master in Public Policy degree from Harvard’s Kennedy School of Government. Mr. Spector’s business address is 23, avenue Monterey, L-2086 Luxembourg.

Mr. Spengler became the Executive Vice President Sales and Marketing of Intelsat Corporation in February 2008. From July 2006 to February 2008, he served as Intelsat Corporation’s Senior Vice President, Europe, Middle East, Africa & Asia Pacific Sales. From February 2006 to July 2006, Mr. Spengler served as Acting Senior Vice President Sales & Marketing of Intelsat Global Service Corporation, leading Intelsat S.A.’s global marketing and sales organizations immediately prior to the acquisition of PanAmSat. From July 2003 to February 2006, he served as Vice President, Sales, Network Services & Telecom of Intelsat Global Service Corporation. Prior to joining Intelsat, Mr. Spengler held various positions in the telecommunications industry, including serving from March 2002 to June 2003 as Senior Vice President of Global Sales, Broadband Access Networks, at Cirronet, Inc., a developer of wireless products for Internet access, industrial and scientific use. Mr. Spengler’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Guillemin became the Senior Vice President and Chief Technical Officer of Intelsat Corporation in February 2008, with responsibility for customer operations, space systems management and planning, and satellite operations. From July 2006 to February 2008, he served as Intelsat Corporation’s Vice President of Satellite Operations & Engineering, in which role he was responsible for the service availability of Intelsat’s entire in-orbit fleet of satellites (combined with PanAmSat’s). From July 2005 to July 2006, Mr. Guillemin served as Vice President of Satellite Engineering & Program Management of Intelsat Global Service Corporation, and from January 2003 to July 2005, he served as Senior Director of Satellite Operations. He has over 25 years’ experience in the satellite industry, in disciplines including spacecraft development, launch and operations. Mr. Guillemin’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Ms. Beier became the Senior Vice President and Controller of Intelsat Global Service Corporation on May 15, 2006 and of Intelsat Corporation on July 3, 2006. Prior to joining Intelsat, Ms. Beier served as Senior Vice President—Finance and Controller of US Airways, Inc. from May 2004 to April 2006 and as Vice President & Controller from June 1999 to May 2004.

Prior to joining US Airways, Inc., Ms. Beier served as Vice President—Financial Planning at CSX Corporation, a transportation company providing rail and intermodal services, from September 1998 to June 1999. Ms. Beier’s business address is 3400 International Drive N.W., Washington, D.C. 20008, United States.

Mr. Bateman became a director of Intelsat S.A. in August 2008. Mr. Bateman is a Partner of BC Partners based in its New York office, the investment arm of which he co-established in early 2008. He initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services working on due diligence projects for both financial investors and corporate clients. In 2002/2003 he left BC Partners to complete his MBA at INSEAD before rejoining its London office. Mr. Bateman serves on the board of Office Depot Inc. He has a degree in economics from the University of Cambridge in the UK. We believe Mr. Bateman’s accounting and financial education and experience are of benefit to our board. Mr. Bateman’s business address is 23, avenue Monterey, L-2086 Luxembourg.

Mr. Durban became a director of Intelsat S.A. in February 2008. Mr. Durban is a Managing Director based in London responsible for overseeing Silver Lake’s European operations. Mr. Durban joined Silver Lake in 1999 as a founding principal and has worked in the firm’s Menlo Park and New York offices. Mr. Durban serves on the Board of Managers of Skype and is the Chairman of its Operating Committee, serves on the Supervisory Board and Operating Committee of NXP B.V., on the Operating Committee of SunGard Capital Corporation, and serves on Silver Lake’s Management, Investment and Operating and Valuation Committees. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban graduated from Georgetown University with a BS in Finance. We believe Mr. Durban’s experience overseeing Silver Lake portfolio companies is of benefit to our board. Mr. Durban’s business address is 23, avenue Monterey, L-2086 Luxembourg.

Mr. Rubin became a director of Intelsat S.A. in August 2008. Mr. Rubin is a Senior Partner of BC Partners, which he joined in May 2008 from One Equity Partners, where he was a founding partner since its inception in 2001. Mr. Rubin originated and executed transactions in a variety of industries with a particular focus on healthcare and business services and was also responsible for building One Equity’s practice in India. Prior to forming One Equity, Mr. Rubin was a Vice President with Allen & Company Incorporated, a New York merchant bank specializing in media and entertainment transactions and advisory work. From 1996 to 1998, he held a number of senior policy positions with the Federal Communications Commission. Mr. Rubin serves on the board of Office Depot Inc. He received his A.B. from Harvard College and a J.D. from Yale Law School. Mr. Rubin is a Board Member of two New York City non-profits: Common Ground Communities and Echoing Green, and serves on the Board of The Dalton School. We believe Mr. Rubin’s significant business and finance experience is of benefit to our board. Mr. Rubin’s business address is 23, avenue Monterey, L-2086 Luxembourg.

Board Leadership Structure

Our board of directors is led by a Chairman who is a Managing Partner of a private equity firm that is affiliated with entities that own or control more than 70% of the outstanding equity of Intelsat Global. Our Chief Executive Officer is also the Deputy Chairman of our board, and has an employment agreement pursuant to which he reports to the board of directors. The separation of the Chairman and Chief Executive Officer positions is appropriate for a privately-held company such as ours.

Audit Committee

Intelsat S.A. has an audit committee consisting of Messrs. Svider, Durban and Bateman. The members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the audit committee has sole authority for the engagement, compensation and oversight of our independent registered public accounting firm. In addition, the audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, and also reviews our accounting and control procedures and policies. The audit committee also is a primary monitor of risks impacting the Company, and performs the primary risk oversight role of the board of directors. The audit committee meets as often as it determines necessary but not less frequently than once every fiscal quarter. Our board of directors has determined that each member of the audit committee is an audit committee financial expert.

Compensation Committee

Intelsat S.A. has a compensation committee consisting of Messrs. Svider and Durban. The members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the compensation committee has responsibility for the approval and evaluation of all of our compensation plans, policies and programs as they affect Intelsat S.A.’s chief executive officer and its other executive officers. The compensation committee meets as often as it determines necessary.

Compensation Committee Interlocks and Insider Participation

Intelsat S.A.’s compensation committee is currently comprised of Messrs. Svider and Durban, directors of Intelsat S.A. None of these individuals has been at any time an officer or employee of Intelsat S.A., other than Mr. Svider who serves as our Chairman. During 2009, Intelsat S.A. had no compensation committee “interlocks”—meaning that it was not the case that an executive officer of ours served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of our compensation committee.

Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers, including our chief executive officer, chief financial officer, principal accounting officer, controller and any other person performing similar functions. The Code of Ethics is posted on our website at www.intelsat.com. We intend to disclose on our website any amendments to or waivers of this Code of Ethics.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Company’s senior executive team includes:

•	David McGlade, Deputy Chairman and Chief Executive Officer;

•	Michael McDonnell, Executive Vice President and Chief Financial Officer;

•	Phillip Spector, Executive Vice President, Business Development and General Counsel;

•	Stephen Spengler, Executive Vice President, Sales and Marketing, Intelsat Corporation; and

•	Thierry Guillemin, Senior Vice President and Chief Technical Officer, Intelsat Corporation.

During 2009, Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin comprised the Named Executive Officers (the “NEOs”) for the Company. The Company’s compensation objectives and policies, together with specific information on the compensation for each NEO, are described herein.

Compensation Objectives

Our executive compensation programs are designed to encourage our executives to think and act like owners of the Company. We want our executive officers to focus on generating returns for our shareholders, but at the same time to share the downside risk if their decisions cause poor performance. Through our performance management and rewards programs, we endeavor to create an environment that fosters and rewards increasing enterprise value.

The Company has developed a set of strategic corporate objectives designed to support long term growth in its enterprise value. The strategic corporate objectives are set in four areas: financial, customers, internal processes and people. Through this process, the Company achieves a balanced focus on corporate performance without overemphasizing one area over the other. Additionally, the Company sets specific metrics and initiatives designed to measure performance against the strategic goals. Through our pay-for-performance culture, a significant portion of our executives’ compensation is linked to performance against these objectives.

Our Compensation Committee reviews all of the compensation policies covering NEOs and approves all compensation for the NEOs with employment agreements, as described below.

Compensation Policy

We believe that in order to achieve our objectives, our executive compensation programs must be competitive, reward good results and provide incentives for future performance that sustain and enhance long-term shareholder value. Our overall executive compensation philosophy is one based upon alignment with our shareholders. The level of total compensation varies based upon the returns ultimately achieved by our shareholders. The amount of variable compensation also increases with the level of the executive officer.

Our performance-driven compensation policy consists of the following three components:

•	base salary;

•	short-term incentive awards (in the form of annual cash bonuses); and

•	long-term incentive awards (in the form of restricted shares and options).

We use short-term compensation (base salaries and annual cash bonuses) to provide competitive levels of cash compensation for our executives and to focus them on our annual goals and objectives. We use long-term compensation (restricted shares and options) to achieve our goal of driving long-term growth in share value. This long-term compensation element is designed to emphasize the performance measures our executives need to achieve in order to deliver shareholder value. Our NEOs hold a mixture of previously granted restricted shares and newly granted restricted shares and options awarded in connection with the Company’s acquisition by our New Sponsors in February of 2008 and thereafter. These newly granted equity incentive awards are subject to a variety of time and performance vesting requirements, all closely linked to the long-term growth in the value of the Company.

We carefully determine the percentage mix of compensation components we think is appropriate for each of our NEOs. This is not a mechanical process and we use our judgment and experience to determine the appropriate mix of compensation for each individual. We also look at market data for comparable executive positions. The number of restricted shares and options each currently serving NEO received was based on the expectations we have for the individual and, over time, on such officer’s performance against those expectations.

Base salary may constitute a minority portion of the total compensation of our NEOs. We set salary to provide adequate cash compensation to be competitive in the market for executive talent, but we focus on total compensation, including short-term and long-term compensation, so that our NEOs are prepared to have “at risk” a significant portion of their total compensation.

The level and terms of compensation for Messrs. McGlade, McDonnell and Spector are set forth in the terms of employment agreements between Intelsat Global S.A. and the executive. The terms of compensation for Messrs. Spengler and Guillemin are governed by the general policies and plans of the Company and are not set forth in employment agreements, with the exception of letters regarding arrangements for severance under certain conditions.

Elements of Compensation

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2009 base salaries of the NEOs, the Compensation Committee and management considered a number of factors, including the functional role of the position, the individual’s performance, the level of the individual’s responsibility, the individual’s prior experience in similar positions, competitive market data, the ability to replace the individual, the base salary of the individual at his or her prior employment or prior position within the Company and the number of well-qualified candidates available. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities.

Annual Cash Bonuses. We maintain a corporate bonus plan, which was adopted by the board of directors in March 2006 (the “Bonus Plan”). The Bonus Plan provides that certain of our and our subsidiaries’ employees, including the NEOs, may be awarded cash bonuses based on the attainment of specific performance goals and business criteria established by our board of directors for participants in the Bonus Plan. These goals and criteria for the 2009 fiscal year included certain revenue, backlog, adjusted operating expense and adjusted EBITDA targets, all as defined by the Compensation Committee. For the 2010 fiscal year, the goals and criteria include certain revenue, backlog and adjusted EBITDA targets, as defined by the Compensation Committee.

Annual cash bonuses are short-term incentive awards intended to reward individual performance for the prior fiscal year and will, therefore, vary from year to year. These bonuses are determined on a discretionary basis. Our Compensation Committee, in consultation with management, establishes performance targets which determine bonus eligibility for our executives. The Compensation Committee also has discretion to award additional bonuses to our executives up to specified percentages of annual base salary. Bonus targets are determined based upon the executive’s level in the Company as well as by a total cash compensation market comparison. Awards for the subject year are determined based upon completion of the audited consolidated financial statements for that year.

The employment agreements for Messrs. McGlade, McDonnell and Spector specify that their annual target bonus percentages are 100%, 65% and 65%, respectively, of the executive’s annual base salary. These bonus amounts are paid in the event of the Company’s achievement of pre-established metrics at the target level. The Compensation Committee also has discretion, in the event of significant outperformance of target objective criteria, to award additional bonuses. The Compensation Committee has established two additional levels of performance, tied to objective criteria at two tiers above the target levels, at which Messrs. McGlade, McDonnell and Spector may achieve additional bonuses. At the first tier of stretch performance, Messrs. McGlade, McDonnell and Spector may each receive an additional bonus of up to 50% of such executive’s annual base salary. At the second tier of stretch performance, Mr. McGlade may achieve an additional bonus of up to another 50% of his annual base salary and Messrs. McDonnell and Spector may each achieve an additional bonus of up to another 15% of such executive’s annual base salary. In the case of Messrs. Spengler and Guillemin, their target bonus percentages have been established pursuant to the terms of the Bonus Plan at 60% and 45%, respectively, of the executive’s annual base salary. In the event that the corporate performance achieves the first tier of stretch performance and based upon each executive’s individual performance, Messrs. Spengler and Guillemin each has the ability to obtain a maximum additional bonus in the amounts of 40.8% and 30.6%, respectively, of annual base salary.

Each of the target goals and criteria for bonuses referred to above is based on thorough discussion between the Compensation Committee and management as to budgets and projections for the relevant year. Great care is taken to ensure that the targets are difficult to achieve but achievable, thereby ensuring that the NEOs and other management are appropriately incentivized to perform at the highest levels. While the Bonus Plan is a discretionary plan and the Compensation Committee retains the right to award compensation absent the attainment of performance criteria, that discretion has not been exercised as the Company has achieved its financial targets under the Bonus Plan for the past three years.

Long-Term Incentive Awards

Shares and Options. At the NEO level, we have sought to weight our compensation programs to ownership of common shares. We believe that share ownership by our executives enhances our ability to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. The equity awards granted to our executives are governed by the terms of the Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The goal of the 2008 Share Plan is to engage our NEOs and other key employees as partners in the Company’s success and help the Company realize the maximum return from its strategy. We do not have a formal requirement for share ownership by any group of employees. The 2008 Share Plan provides for the granting of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards to our and our subsidiaries’ and specified affiliates’ employees, officers and directors, including the NEOs.

The Compensation Committee has exclusive authority to select the persons to receive awards and the amount and the type of equity awards under the 2008 Share Plan. At the time of each award, the Compensation Committee determines the terms of the award, including the performance period (or periods) and the performance objectives relating to the award. The Company’s policy has been to grant equity awards that align with the ownership objectives of our principal shareholders. Because the Company is privately held, the grant is typically a one-time grant at the outset of the shareholder investment, with vesting and other performance criteria aligned with the growth expected and the length of investment expected by the shareholders. For example, Messrs. McGlade, Spector, Spengler and Guillemin each received a grant of shares in connection with the investment of prior sponsors in January of 2005. Upon the disposition of the prior sponsor shares, these executives received compensation commensurate with the return on investment received by the prior sponsors. See footnote 8 to the Summary Compensation Table for the amounts received by each of the executives. As described more fully below in the equity award agreements narrative, each of the NEOs received new equity grants in connection with the investment of the New Sponsors, with terms and conditions aligned with the New Sponsors’ investment horizon. Additional grants may also occur upon the promotion or hire of a new executive.

Based upon the rights of the executive and the Company under the terms of their award agreements, some option grants are considered to be a share-based compensation arrangement (an “SCA”) for accounting purposes rather than an option; however, from a compensation policy perspective, the award is intended to operate like an option. For purposes of this “Compensation Discussion and Analysis” section and the tables included in this “Executive Compensation” item, any reference to an option includes SCAs. For further explanation of the accounting treatment of options and SCAs, see Note 5 to the consolidated financial statements included elsewhere in this prospectus.

In addition to grants made under the 2008 Share Plan, Messrs. McGlade and Spector each purchased for cash certain unrestricted shares of Intelsat Global S.A. pursuant to subscription agreements entered into in May 2009.

Restricted Shares. Each of the NEOs holds restricted shares that are subject to transfer, vesting and other restrictions as set forth in their applicable award agreements. A portion of these restricted shares vests each month with full vesting being achieved over a period of five years, subject to the executive’s continued employment. Certain of the shares awarded are also subject to the meeting of performance criteria based on annual performance targets and cumulative total return earned by certain principal shareholders of Intelsat Global on their investment. Upon termination of employment, the Company retains the unilateral right to repurchase vested shares at fair market value as defined in the 2008 Share Plan. See the discussion of individual agreements following the Summary Compensation Table for further details regarding these restricted shares.

Options. Each of the NEOs holds options that are subject to transfer, vesting and other restrictions as set forth in their applicable award agreements. A portion of these options vests upon the meeting of annual performance targets and a portion vests upon the determination of the cumulative total return earned by certain principal shareholders of Intelsat Global on their investment. These options are also subject to forfeiture and other restrictions as set forth in the executives’ respective award agreements. Upon termination of employment, the Company retains the right to cancel vested options or to repurchase shares acquired upon exercise of the options in exchange for an amount set forth in the 2008 Share Plan. See the discussion of individual agreements following the Summary Compensation Table for further details regarding these options.

Other Elements. Other elements of our executive compensation program include certain severance arrangements and perquisites, all of which are more fully described in those parts of this “Management” section which follow this “Compensation Discussion and Analysis.” Our philosophy with respect to these items is to maintain competitive overall compensation programs. The NEOs also participate in our other benefit plans on the same terms as other employees. These plans include a 401(k) plan, medical, dental, disability and life insurance. However, under the terms of their employment agreements, Messrs. McGlade and Spector are provided with certain retiree medical benefits that are not otherwise provided to participants under the terms of the medical plan. Additionally, for employees hired prior to July 19, 2001, the Company maintains a defined benefit pension plan. Of the NEOs, only Mr. Guillemin is eligible to participate in this plan.

Competitive Market Review

During 2009, the Company conducted a review of our executive short-term compensation program. The objective of the review was to determine relative market competitiveness of our compensation to enable the Company to attract and to retain key executive talent.

In setting compensation we target the median compensation range for base salary and above median for total cash compensation (base salary and target bonus). Using market survey data we compared our executive officers’ total direct compensation levels to an industry peer group of companies and other general survey data. The peer group was selected based on industry, size (determined by reviewing both revenue levels and enterprise value) and other factors such as market capitalization. Based on this review, it was determined that all elements of our executive compensation program were reasonably competitive with market rates for comparable executive officers.

Role of Executive Officers in Setting Executive Compensation

The Compensation Committee approves the final determination of compensation for Messrs. Spector and McDonnell, acting on recommendation of our Chief Executive Officer, David McGlade, and in consultation with the head of our human resources department. The Compensation Committee determines the compensation of Mr. McGlade acting with advice from the head of our human resources department. Mr. McGlade plays no role in determining his own compensation. The compensation for Messrs. Spengler and Guillemin is set by Mr. McGlade in consultation with the head of our human resources department.

Conclusion

Our compensation policies are designed to recruit, retain and motivate our senior executive officers, to align their interests with those of our shareholders, and ultimately to reward them for outstanding performance.

Summary Compensation Table

The following summarizes the compensation earned during the year ended December 31, 2009 by our NEOs, who are our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2009.

Name and Principal Position	Year	Salary ($)			Bonus ($)			Stock Awards ($)			Option Awards ($)			Non-Equity Incentive Plan Compensation ($)			Change in Pension Value and Non-Qualified Deferred Compensation ($)			All Other Compensation ($)			Total ($)
David McGlade	2009		$1,016,923	(1)		$—			$3,427,935	(7)		$—	(9)		$2,040,000	(10)		$—			$1,931,407	(12)		$8,416,265
Deputy Chairman	2008		$978,538			$—			$—	(8)		$—			$2,000,000			$—			$52,929			$3,031,467
and Chief Executive Officer	2007		$808,615			$—			$—			$—			$1,221,000			$—			$58,095			$2,087,710

Michael McDonnell	2009		$525,894	(2)		$—			$865,686	(7)		$—	(9)		$686,238	(10)		$—			$565,285	(13)		$2,643,103
Executive Vice President and Chief Financial Officer	2008		$69,327			$100,000			$—			$—			$167,375			$—			$7,349			$344,051

Phillip Spector	2009		$525,894	(3)		$—			$865,686	(7)		$—	(9)		$686,238	(10)		$—			$457,023	(14)		$2,534,841
Executive Vice President, Business Development and General Counsel	2008 2007	$ $	512,115 486,769		$ $	— —		$ $	— —	(8)	$ $	— —		$ $	669,500 563,500		$ $	— —		$ $	55,698 51,285		$ $	1,237,313 1,101,554

Stephen Spengler	2009		$347,692	(4)		$58,432	(6)		$507,744	(7)		$—	(9)		$325,080	(10)		$—			$337,826	(15)		$1,576,774
Executive Vice President, Sales and Marketing	2008		$326,269			$—			$—	(8)		$—			$311,148			$—			$37,757			$675,174

Thierry Guillemin	2009		$292,452	(5)		$—			$330,033	(7)		$—	(9)		$205,932	(10)		$60,263			$247,570	(16)		$1,136,250
Senior Vice President and Chief Technical Officer	2008		$269,558			$—			$—	(8)		$—			$191,565			$32,804	(11)		$21,399			$515,326

(1)	Mr. McGlade has an employment agreement that provided for an annual salary of $1,000,000 from February 4, 2008 through February 15, 2009. From February 16, 2009 through February 14, 2010, Mr. McGlade’s annual salary was $1,020,000. Effective February 15, 2010, Mr. McGlade’s annual salary was increased to $1,040,400.
(2)	Mr. McDonnell has an employment agreement that provided for an annual salary of $515,000 from his employment date on November 3, 2008 through February 15, 2009. From February 16, 2009 through February 14, 2010, Mr. McDonnell’s annual salary was $527,875. Effective February 15, 2010, Mr. McDonnell’s annual salary was increased to $538,433.
(3)	Mr. Spector has an employment agreement that provided for an annual salary of $515,000 from February 4, 2008 through February 15, 2009. From February 16, 2009 through February 14, 2010, Mr. Spector’s annual salary was $527,875. Effective February 15, 2010, Mr. Spector’s annual salary was increased to $538,433.
(4)	Mr. Spengler’s annual salary was $335,000 from February 18, 2008 through February 15, 2009. From February 16, 2009 through February 14, 2010, Mr. Spengler’s annual salary was $350,000. Effective February 15, 2010, Mr. Spengler’s annual salary was increased to $357,000.
(5)	Mr. Guillemin’s annual salary was $275,000 from February 18, 2008 through February 15, 2009. From February 16, 2009 through February 14, 2010, Mr. Guillemin’s annual salary was $295,625. Effective February 15, 2010, Mr. Guillemin’s annual salary was increased to $307,450.
(6)	Mr. Spengler received this amount of retention bonus in connection with a retention bonus program implemented at the time of the New Sponsors Acquisition.
(7)	Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin each received a grant of stock awards in 2009 with a combination of time vesting and performance vesting. These amounts reflect the assumption that all time and performance vesting criteria will ultimately be met and a fair value on grant date of $10.73 per share. The assumptions used in determining the fair value of the shares are set forth in Note 5 to the consolidated financial statements.
(8)	Messrs. McGlade, Spector, Spengler and Guillemin each received payments in 2008 as a result of the disposition of their shares as part of the New Sponsors Acquisition. These payments were with respect to restricted share awards granted in 2005. The cash payments received were $81,191,359, $35,871,919, $6,847,952 and $1,283,971, respectively.
(9)	Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin each received an award of options in 2009, all of which become vested upon the achievement of certain annual and investment return performance standards. The table assumes that the portion of the award which vests upon achievement of financial targets in 2010 have vested; however, the table also assumes that the annual performance targets beyond 2010 and the exit investment target are not achieved, as we cannot say that such future performance is “probable” of outcome. However, even assuming that the highest level of performance criteria is achieved, the value at grant date was “0” based upon the intrinsic value of the option at grant date under fair value determination computed in accordance with FASB ASC 718.
(10)

Payments for 2009 were based on performance criteria established at the beginning of 2009 in accordance with the Bonus Plan described above. We met each of the targeted performance criteria, plus first tier and second tier stretch levels for each metric established as part of the Bonus Plan for the year ended December 31, 2009. As a result of meeting these targets, performance incentive payments were made in accordance with the terms of the Bonus Plan and applicable executive employment agreements. Payments were approved by the Compensation Committee and paid in March 2010.

(11)	Mr. Guillemin participated in the Company’s Pension Plan and Restoration Plan, as described below in the “Pension Benefits” section of this “Management” section. This amount reflects the change in the actuarial present value of his accrued benefit over the 12 month period from December 31, 2008 through December 31, 2009, using a discount rate of 5.88% for the fiscal year ended December 31, 2009 and a discount rate of 6.27% for the prior year’s calculation, and using an assumed retirement date of November 1, 2019 (age 60). No other NEO participates in the Pension Plan or the Restoration Plan.
(12)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $6,263 for life insurance, $2,124 ($774 of which was to cover taxes) for personal excess liability insurance, $2,931 ($1,397 of which was to cover taxes) for a comprehensive physical examination, and $960 for long-term disability insurance; (c) $300,000 in relocation expenses reimbursed pursuant to Mr. McGlade’s employment agreement; (d) $1,572,179 in payments made to cover the federal and state taxes on the income resulting from the grant of restricted shares during 2009; and (e) $26,950 in contributions to Mr. McGlade’s 401(k) plan account.
(13)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $2,557 for life insurance, $3,503 ($1,478 of which was to cover taxes) for personal excess liability insurance, $5,918 ($2,497 of which was to cover taxes) for a comprehensive physical examination, and $960 for long-term disability insurance; (c) $505,397 in payments made to cover the federal and state taxes on the income resulting from the grant of restricted shares during 2009; and (d) $26,950 in contributions to Mr. McDonnell’s 401(k) plan account.
(14)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $8,499 for life insurance, $2,124 ($774 of which was to cover taxes) for personal excess liability insurance, and $2,414 ($880 of which was to cover taxes) for a comprehensive physical examination; (c) $397,036 in payments made to cover the federal and state taxes on the income resulting from the grant of restricted shares during 2009; and (d) $26,950 in contributions to Mr. Spector’s 401(k) plan account.
(15)	This amount includes: (a) an auto allowance of $6,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $2,427 for life insurance, $2,336 ($986 of which was to cover taxes) for personal excess liability insurance, and $3,687 ($1,344 of which was to cover taxes) for a comprehensive physical examination; (c) $296,426 in payments made to cover the federal and state taxes on the income resulting from the grant of restricted shares during 2009; and (d) $26,950 in contributions to Mr. Spengler’s 401(k) plan account.
(16)	This amount includes: (a) an auto allowance of $6,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $2,041 for life insurance, $2,495 ($1,145 of which was to cover taxes) for personal excess liability insurance, and $880 for long-term disability insurance; (c) $223,904 in payments made to cover the federal and state taxes on the income resulting from the grant of restricted shares during 2009; and (d) $12,250 in contributions to Mr. Guillemin’s 401(k) plan account.

Grants of Plan-Based Awards

The following table sets forth information concerning the number and value of grants of stock plan-based awards to our NEOs during the year ended December 31, 2009.

Name	Grant Date	Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			Exercise or Base Price of Option Awards	Grant Date Fair Value of Shares and Option Awards
		Threshold (#)	Target (#)	Maximum (#)
David McGlade	5/6/2009		319,472		—	$3,427,935	(2)
	5/6/2009		136,916	251,013	$100.00	$—	(3)

Michael McDonnell	5/6/2009		80,679		$—	$865,686	(2)
	5/6/2009		34,577	63,391	$100.00	$—	(3)

Phillip Spector	5/6/2009		80,679		$—	$865,686	(2)
	5/6/2009		34,577	63,391	$100.00	$—	(3)

Stephen Spengler	5/8/2009		47,320		$—	$507,744	(2)
	5/8/2009		20,280	37,180	$100.00	$—	(4)

Thierry Guillemin	5/8/2009		30,758		$—	$330,033	(2)
	5/8/2009		13,182	24,167	$100.00	$—	(4)

(1)	Each executive received grants of options and shares during 2009 as described in detail below in the equity award agreements narrative disclosure which may have future value depending upon the achievement of annual and exit performance targets and upon levels of investment return achieved by certain of our principal shareholders. Assuming that the performance targets are all met, and assuming a grant date fair value of $10.73 for shares and $0 for options, the estimated future payout value for Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin are the same amounts reflected in the column titled “Grant Date Fair Value of Shares and Option Awards.” It should be noted that Intelsat Global is privately held and there is no public market for its securities. Accordingly, we have used management’s estimate of the fair value of the shares, relying in part on the most recent independent valuation performed as of the grant date.
(2)	These awards represent restricted shares of Class B common stock issued in connection with the New Sponsors Acquisition. The fair value of the Class B shares was $10.73 on grant date. Additional details of the awards are set forth in the equity award agreements narrative below and additional details about the fair value determination are set forth in Note 5 to the consolidated financial statements.
(3)	These awards represent options to purchase Class A common stock issued in connection with the New Sponsors Acquisition. Additional details of the awards are set forth in the equity award agreements narrative below and additional details about the fair value determination are set forth in Note 5 to the consolidated financial statements.
(4)	These awards represent share-based compensation arrangements issued in connection with the New Sponsors Acquisition. No grant date has been established under the provisions of FASB ASC 718 and accordingly there is no fair value associated with the stock award. Additional details of the awards are set forth in the equity award agreements narrative and additional details about the fair value determination are set forth in Note 5 to the consolidated financial statements.

Employment and Other Agreements

Messrs. McGlade, McDonnell and Spector each are employed with the Company pursuant to employment agreements with Intelsat Global, Ltd. and Intelsat, Ltd. On December 21, 2009, in connection with the migration of Intelsat Global and certain of our other companies to Luxembourg, these employment agreements were assigned to Intelsat Management LLC, a direct subsidiary of Intelsat S.A. and the company by which they are now employed.

Pursuant to the employment agreement, Mr. McGlade serves as Deputy Chairman of the Board of Directors and Chief Executive Officer. Mr. McDonnell serves as Executive Vice President and Chief Financial Officer and Mr. Spector serves as Executive Vice President and General Counsel of the Company.

Messrs. Spengler and Guillemin are not party to employment agreements with the Company, however, the Company does have certain severance and other obligations to them pursuant to Company policies and each has a letter agreement covering the payment of severance benefits in the event of certain termination circumstances.

Each of the NEOs is a party to agreements governing the terms of his restricted share awards and option/SCA awards. Details of the agreements in place for 2009 for each of the NEOs appear below.

Employment Agreements with Messrs. McGlade, McDonnell and Spector

McGlade Employment Agreement. On December 29, 2008, Mr. McGlade entered into a new employment agreement with Intelsat Global and the Company, effective as of February 4, 2008, and as amended on May 6, 2009 (the “McGlade Employment Agreement”). The McGlade Employment Agreement provides for Mr. McGlade’s continued employment as Chief Executive Officer of each of Intelsat Global and the Company, his continued service as a member of the board of directors of each of Intelsat Global and the Company, and his nomination for reelection as a member of the board of directors of each of Intelsat Global and the Company at the expiration of the then current term. The McGlade Employment Agreement supersedes the terms and conditions of his prior employment agreement.

McDonnell Employment Agreement. On May 6, 2009, Mr. McDonnell entered into an employment agreement with Intelsat Global and the Company (the “McDonnell Employment Agreement”). The McDonnell Employment Agreement provides for Mr. McDonnell’s continued employment as Executive Vice President and Chief Financial Officer of each of Intelsat Global and the Company. The McDonnell Employment Agreement supersedes the terms and conditions of the offer letter between Mr. McDonnell and the Company.

Spector Employment Agreement. On May 6, 2009, Mr. Spector entered into an employment agreement with Intelsat Global and the Company (the “Spector Employment Agreement”). The Spector Employment Agreement provides for Mr. Spector’s continued employment as Executive Vice President and General Counsel of each of Intelsat Global and the Company. The Spector Employment Agreement supersedes the terms and conditions of his prior employment agreement.

Compensation and Benefits. The McGlade, McDonnell and Spector Employment Agreements each has a term of one year and renews automatically for successive one year periods, unless earlier terminated. The McGlade Employment Agreement provides that Mr. McGlade will be paid an annual base salary of no less than $1,000,000 during the term, which will be reviewed for increase no less frequently than annually. The McDonnell and Spector Employment Agreements provide that Messrs. McDonnell and Spector will each be paid an annual base salary of no less than $527,875 during the term, which will be reviewed for increase no less frequently than annually.

The McGlade Employment Agreement also provides that Mr. McGlade will be eligible for (i) a basic annual bonus of 100% of annual base salary, based on meeting pre-established performance criteria, and (ii) two additional annual bonuses, the “stretch” bonus and “super stretch” bonus, each of 50% of annual base salary and each based on meeting incrementally more difficult to achieve pre-established performance criteria. In exchange for Mr. McGlade’s waiver of any relocation reimbursement commitments set forth in his prior employment agreement, the Company paid Mr. McGlade consideration in the amount of $300,000.

The McDonnell and Spector Employment Agreements also provide that Messrs. McDonnell and Spector will be eligible for (i) a basic annual bonus of 65% of annual base salary, based on meeting pre-established performance criteria, and (ii) two additional annual bonuses, the “stretch” bonus at 50% of base salary and the “super stretch” bonus at 15% of annual base salary and each based on meeting incrementally more difficult to achieve pre-established performance criteria.

During the employment term, Messrs. McGlade, McDonnell and Spector will each be eligible to participate in the Company’s employee benefit plans and programs. The McGlade Employment Agreement and Spector Employment Agreement also provide for them to receive certain retiree medical benefits for the respective lifetimes of Mr. McGlade and Mr. Spector and their spouses under the Intelsat Group Welfare Benefits Plan.

The McGlade, McDonnell and Spector Employment Agreements also provide for the executives to receive certain perquisites as set forth therein and quantified in the Summary Compensation Table set forth above.

Severance Benefits. The McGlade, McDonnell and Spector Employment Agreements also provide for certain severance benefits to be paid to the executive in the event of employment termination under certain circumstances. Specifically, if the executive’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the McGlade, McDonnell and Spector Employment Agreements) on or after January 1, 2009, subject to his timely execution and non-revocation of a waiver and release of claims and the executive’s continued compliance with the terms of the employment agreement, and except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans), the executive will be paid severance in an amount equal to a multiple of the sum of the executive’s (i) annual base salary plus (ii) the basic annual bonus and the stretch annual bonus (as in effect on the date of such termination of employment) (the “Target Bonus”), which severance amount shall be payable on the sixtieth day after such termination of employment. For purposes of calculating the severance benefit under this provision, the multiple is 1.5 for Mr. McGlade and 1.25 for Messrs. McDonnell and Spector.

In addition, in connection with a termination of the executive’s employment without cause or for good reason, and in the event of a termination of his employment by reason of his death or disability, the executive will be paid any earned but unpaid compensation and a pro-rata Target Bonus for the year of his termination of employment based on actual results and the portion of the fiscal year the executive was employed by the Company through the effective date of such termination of employment, payable in the calendar year following such termination of employment at such time bonuses are paid to the Company’s other senior executives. The McGlade, McDonnell and Spector Employment Agreements define good reason to include any of (i) a material diminution of title, position or responsibilities, (ii) a material breach by the Company of any terms of the applicable executive’s Employment Agreement; (iii) a reduction of the executive’s base salary or bonus potential, and (iv) under certain specified conditions, relocation or a requirement to work from a location other than the principal place of employment.

In the event that certain specified corporate transactions occur, and the affirmative written consent of certain shareholders or a representative thereof is not required for the Company to terminate the executive’s employment at the time of such termination, and the executive is terminated without cause or resigns for good reason (each as defined in the applicable McGlade, McDonnell or Spector Employment Agreement), then applicable vesting provisions of the executive’s equity award agreements shall apply as if a change in control (as defined in the applicable McGlade, McDonnell or Spector Employment Agreement) had occurred immediately prior to such termination of employment. If the affirmative written consent of certain shareholders or a representative thereof is required for the Company to terminate the executive’s employment at the time of such termination following such a corporate transaction, and the executive is terminated without cause or resigns for good reason on or after the date that is eighteen months following the date of such corporate transaction, then the applicable vesting provision of the executive’s equity award agreements shall apply as if a change in control had occurred immediately prior to such termination of employment.

Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), will be imposed on any compensation or benefits received by Messrs. McGlade, McDonnell or Spector, then, if (i) no shares of the Company are readily tradable on an established securities market or otherwise and (ii) the shareholders that controlled more than 75% of the voting power of the Company entitled to vote on February 4, 2008 no longer hold 75% of such voting power at the time such excise tax would be imposed, the Company shall pay the executive an additional payment (the “Partial Gross-Up Payment”) equal to the amount of the excise tax that will be imposed on such compensation or benefits; provided, that such Partial Gross-Up Payment will not include any additional payments for any federal, state or local income taxes imposed on such compensation or benefits or on the Partial Gross-Up Payment, including any excise tax imposed on the Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Messrs. McGlade, McDonnell or Spector and the Company’s shares are readily tradable on an established securities market or otherwise at such time, then the Company shall pay the executive an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

Non-Competition. The McGlade, McDonnell and Spector Employment Agreements each provide that, during the executive’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, the executive will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company.

Employment Arrangements with Messrs. Spengler and Guillemin

Messrs. Spengler and Guillemin do not have employment agreements, but under the terms of the Company’s severance plans and agreements, in the event their employment is involuntarily terminated without cause, Messrs. Spengler and Guillemin are entitled to a severance benefit equal to nine months’ salary and eight months’ salary, respectively, and executive outplacement services. The severance benefits are contingent upon the executive signing a standard release of claims and a non-compete, non-solicitation and non-disparagement agreement. Cause is defined as willful misconduct or negligence in the performance of duties. Additionally, on May 8, 2009, Intelsat Global entered into letter agreements with Messrs. Spengler and Guillemin providing for an enhanced severance benefit under certain limited circumstances (the “Severance Agreements”). The Severance Agreements provide that in the event the executive is terminated without cause or resigns for good reason (in either case as defined in the Severance Agreements) following certain specified corporate transactions identified in the Severance Agreements, the executive will be paid an amount equal to one times base salary as in effect on the date of termination, payable in a lump sum on the sixtieth day after such termination of employment. The Severance Agreements will supersede each executive’s existing severance arrangements to the extent the Severance Agreements apply with respect to an executive’s termination of employment.

Equity Award Agreements

McGlade, McDonnell and Spector Awards. On May 6, 2009, Messrs. McGlade and Spector each entered into a Class A Restricted Share Agreement, a Class B Restricted Share Agreement and an Option Agreement and Mr. McDonnell entered into a Class B Restricted Share Agreement and an Option Agreement, each with Intelsat Global.

The Class A Restricted Share Agreements entered into with Messrs. McGlade and Spector govern the terms and conditions applicable to the executive’s outstanding restricted share awards under a previous plan that were unvested at the time of the New Sponsors Acquisition Transaction and were exchanged for restricted shares in the new corporate entity (“Rollover Shares”). These Rollover Shares are subject to vesting and forfeiture provisions. Subject to the executive’s continued employment, the Class A Shares subject to the Class A Restricted Share Agreement vest in twenty-four equal monthly installments on the last day of each month commencing February 29, 2008. The Class A Shares subject to the Class A Restricted Share Agreement shall automatically vest immediately prior to a change in control (as defined in the 2008 Share Plan) or if the executive dies or becomes disabled, his employment is terminated without cause or if he resigns for good reason (in either case as defined in the McGlade or Spector Employment Agreement, as applicable). The Class A Restricted Share Agreement also provides that in the event of the executive’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If the executive is terminated for cause, the shares may be repurchased for the executive’s purchase price or the per share fair market value of the Class A Shares as of February 4, 2008. The Class A Restricted Share Agreements govern 158,810.45 Rollover Shares for Mr. McGlade and 70,165.54 Rollover Shares for Mr. Spector.

The Class B Restricted Share Agreements entered into with Messrs. McGlade, McDonnell and Spector govern the terms and conditions applicable to the Class B Shares issued to each executive as of May 6, 2009. A portion of the Class B Shares subject to the Class B Restricted Share Agreement are subject to time vesting (“Class B Time-Vesting Shares”) and a portion of the Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for fiscal years 2008 and 2009 (“Class B Performance Shares”).

Mr. McGlade was awarded 319,472 Class B Shares, with 228,194 designated as Class B Time-Vesting Shares and the remaining 91,278 designated as Class B Performance Shares. Of the 228,194 Class B Time-Vesting Shares issued to Mr. McGlade, 25% were vested on the date of grant and the remaining shares vest in equal installments over 45 months from the date of grant, commencing on June 4, 2009. Mr. McDonnell was awarded 80,679 Class B Shares, with 57,628 designated as Class B Time-Vesting Shares and the remaining 23,051designated as Class B Performance Shares. Of the 57,628 Class B Time-Vesting Shares issued to Mr. McDonnell, 10% were vested on the date of grant and the remaining shares vest in equal installments over 54 months from the date of grant, commencing on June 4, 2009. Mr. Spector was awarded 80,679 Class B Shares, with 57,628 designated as Class B Time-Vesting Shares and the remaining 23,051 designated as Class B Performance Shares. Of the 57,628 Class B Time-Vesting Shares issued to Mr. Spector, 25% were vested on the date of grant and the remaining shares vest in equal installments over 45 months from the date of grant, commencing on June 4, 2009.

In the event of a change in control, as defined in the 2008 Share Plan, the Class B Time-Vesting Shares become fully vested, and the Class B Performance Shares vest if certain principal shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015). In the event the executive dies or becomes disabled, the Class B Time-Vesting Shares become fully vested and the Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change in control, in which case the unvested shares will be eligible to become vested as if a change in control had occurred immediately prior to termination (“Transaction Vesting Protection”). In the event the executive is terminated without cause or resigns for good reason (in either case as defined in the executive’s Employment Agreement), the Transaction Vesting Protection applies to both the Class B Time-Vesting and Class B Performance Shares, and if such termination occurs after July 31, 2010 (April 30, 2011 for Mr. McDonnell), 50% of the unvested Class B Time-Vesting Shares vest. The Class B Restricted Share Agreements for Messrs. McGlade, McDonnell and Spector provide for similar repurchase rights for Intelsat Global as are set forth in the executive’s Class A Restricted Share Agreement, provided, however, that the repurchase price is generally a liquidation fair market value. In the event the executive breaches any covenants contained in the executive’s Employment Agreement, he will be required to repay Intelsat Global for all the Class B Shares which vested during the twelve months preceding the breach of the covenants.

The Option Agreements entered into with Messrs. McGlade, McDonnell and Spector govern the terms and conditions applicable to options to purchase Class A Shares granted to each executive as of May 6, 2009. The exercise price of each option is $100 per share. Each option is subject to performance vesting. Each option will vest with respect to a portion of the Class A Shares (the “Annual Performance Options”) based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 with respect to Mr. McDonnell), as defined in the Option Agreement, subject to catch-up vesting upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. Upon the occurrence of a change in control or other realization event for certain specified shareholders, the option will vest ratably with respect to the remaining Class A Shares (the “Exit Performance Option”) based upon a sliding scale of return on their investment from 3.3 times to 4.1 times. The option generally expires on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability, or (iv) the date of termination for cause. The option is subject to Transaction Vesting Protection following a termination due to death or disability, a termination without cause, or a resignation for good reason. Additionally, in the event that the executive is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in the executives’ Class A Restricted Share Agreements. In the event the executive breaches any covenants contained in the executive’s Employment Agreement, he will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Mr. McGlade was awarded options to purchase 251,013 Class A Shares, with 136,916 designated as Annual Performance Options and the remaining 114,097 designated as Exit Performance Options. Mr. McDonnell was awarded options to purchase 63,391 Class A Shares, with 34,577 designated as Annual Performance Options and the remaining 28,814 designated as Exit Performance Options. Mr. Spector was awarded options to purchase 63,391 Class A Shares, with 34,577 designated as Annual Performance Options and the remaining 28,814 designated as Exit Performance Options.

Spengler and Guillemin Awards. On May 8, 2009, Intelsat Global entered into Class A Restricted Share Agreements, Class B Restricted Share Agreements and Option Agreements with each of Messrs. Spengler and Guillemin.

The Class A Restricted Share Agreements govern the terms and conditions applicable to Rollover Shares, consisting of the Class A Shares issued to Messrs. Spengler and Guillemin as of February 4, 2008 in exchange for a previous equity award. Mr. Spengler’s Class A Restricted Share Agreement covers 16,237.41 Class A Shares and Mr. Guillemin’s Class A Restricted Share Agreement covers 3,044.47 Class A Shares. The shares are subject to vesting and forfeiture provisions. Subject to each of their continued employment, the Class A Shares subject to the Class A Restricted Share Agreements vest in twenty-three equal monthly installments on the first day of each month commencing on March 1, 2008. The Class A Shares subject to the Class A Restricted Share Agreement shall automatically vest immediately prior to a change in control (as defined in the 2008 Share Plan), provided that no such acceleration of vesting shall occur to the extent that it would result in payments that are not fully deductible to the Company as a result of Section 280G of the Code. If either Mr. Spengler or Mr. Guillemin dies or becomes disabled, the unvested Class A Shares subject to the Class A Restricted Share Agreement shall automatically vest. In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause following certain specified corporate transactions, his respective Class A Shares will vest as if a change in control had occurred immediately prior to such termination. The Class A Restricted Share Agreements also provide that in the event of the holder’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If either Mr. Spengler or Mr. Guillemin is terminated for cause, his shares may be repurchased at a price per share equal to par value.

The Class B Restricted Share Agreements govern the terms and conditions applicable to the Class B Shares issued to Messrs. Spengler and Guillemin as of May 8, 2009. Mr. Spengler’s Class B Restricted Share Agreement covers 47,320 Class B Shares of which 33,800 are designated as Class B Time-Vesting Shares and the remaining 13,520 are designated as Class B Performance Shares. Mr. Guillemin’s Class B Restricted Share Agreement covers 30,758 Class B Shares of which 21,970 are designated as Class B Time-Vesting Shares and the remaining 8,788 are designated as Class B Performance Shares. With respect to the Class B Time-Vesting Shares issued to each of Messrs. Spengler and Guillemin, 25% of the shares vested as of the date of grant and the remaining shares vesting in equal installments over 45 months from the date of grant, commencing on June 4, 2009.

In the event of a change in control, as defined in the award agreements, the Class B Time-Vesting Shares issued to Messrs. Spengler and Guillemin become fully vested, and their Class B Performance Shares vest if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015). In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause, as defined in the 2008 Share Plan, resigns for any reason, dies or becomes disabled, his Class B Time-Vesting Shares and Class B Performance Shares cease vesting and all unvested shares are forfeited.

In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason (as defined in the Class B Restricted Share Agreement) following certain specified corporate transactions, his respective Class B Time-Vesting Shares and Class B Performance Shares will vest as if a change in control had occurred immediately prior to such termination. The Class B Restricted Share Agreements also provide that in the event of the holder’s termination of employment without cause or for good reason, Intelsat Global may repurchase the shares subject to the agreement generally for a liquidation fair market value, unless the termination is for cause. If the termination is for cause, the shares may be repurchased at a price per share equal to par value. The Class B Restricted Share Agreements also contain covenants generally restricting Messrs. Spengler and Guillemin from competing against Intelsat Global for a period of one year following termination. In the event of a breach of this covenant, or any other applicable covenants, the executive will be required to repay Intelsat Global for all the Class B Shares which vested during the twenty-four months preceding the breach of the covenants.

The Option Agreements govern the terms and conditions applicable to options to purchase Class A Shares granted to Messrs. Spengler and Guillemin as of May 8, 2009. Mr. Spengler was awarded an option to purchase 37,180 Class A Shares, with 20,280 designated as Annual

Performance Options and the remaining 16,900 designated as Exit Performance Options. Mr. Guillemin was awarded an option to purchase 24,167 Class A Shares, with 13,182 designated as Annual Performance Options and the remaining 10,985 designated as Exit Performance Options. The exercise price of each option is $100 per share. The options are subject to performance vesting as set forth above for the other executives’ Annual Performance Options and Exit Performance Options. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability, and (iv) the date of termination for cause. In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason following certain specified corporate transactions, his respective options will vest as if a change in control had occurred immediately prior to such termination. The Class A Shares acquired upon exercise of the options are subject to repurchase rights similar to the rights specified in the Class A Restricted Share Agreements. The Option Agreements contain similar covenants as the Class B Restricted Share Agreements. In the event of a breach of any of the covenants contained in the Option Agreements, or any other applicable covenants, the individual will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twenty-four months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Management Shareholders Agreement. Each recipient of an equity award is, or prior to the exercise of any options, will become, a party to that certain Management Shareholders Agreement, entered into on May 6, 2009 and effective as of February 4, 2008, by and among Intelsat Global, the principal shareholders of Intelsat Global and all employees (the “Management Shareholders”) who hold Class A Shares or Class B Shares (the “Management Shareholders Agreement”). The Management Shareholders Agreement governs the terms and conditions of a Management Shareholder’s ownership of Class A Shares and Class B Shares and applies to each Management Shareholder and any person or entity to whom the Management Shareholder’s shares are transferred (whether voluntarily or involuntarily).

In general, the Management Shareholders Agreement prevents Management Shareholders from transferring any Class A Shares or Class B Shares without the consent of the Board of Directors of Intelsat Global. If the Board approves any such transfer, certain shareholders have a right of first offer to purchase the shares proposed to be transferred. Notwithstanding the general prohibition on transferring shares, Management Shareholders may be permitted to transfer shares pursuant to “tag along” and “drag along” rights set forth in the Management Shareholders Agreement.

In addition, the Management Shareholders Agreement permits certain principal shareholders to repurchase Class A Shares and/or Class B shares from a Management Shareholder following the Management Shareholder’s termination of employment if Intelsat Global does not repurchase such shares pursuant to the applicable award agreement. The Management Shareholders Agreement also provides “priority subscription” rights. If certain principal shareholders purchase additional shares, the priority subscription rights allow Management Shareholders to purchase additional shares on the same terms as the sponsor shareholders.

The Management Shareholders Agreement terminates upon an initial public offering (generally defined as a public offering of at least 20% of outstanding shares of Intelsat Global), the liquidation of Intelsat Global or sale of all or substantially all of Intelsat Global’s assets, or a date established by the Board to terminate the Management Shareholders Agreement. In addition, the Management Shareholders Agreement may terminate at specified times following Intelsat Global’s merger with a public company.

Each of Messrs. McGlade, Spector, and McDonnell have entered into letter agreements (the “MSA Letter Agreements”) amending the Management Shareholders Agreement as it applies to the shares held by such executives. The MSA Letter Agreements generally provide for “piggy back registration rights,” additional option grants upon certain conversions of Class B Shares, and limits on Intelsat Global’s ability to repurchase co-invest Class A Shares purchased by certain of the executives pursuant to subscription agreements if the fair market value is less than the original purchase price per share for such shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the number and value of any outstanding unvested restricted share awards and unexercised options held by the NEOs at December 31, 2009. There was no public market for Intelsat Global’s common stock as of December 31, 2009.

	Option Awards			Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David McGlade	251,013	$100.00	5/6/2019			(1)
				6,617	$807,689	(2)
				190,162	$8,450,794	(3)

Michael McDonnell	63,391	$100.00	5/6/2019			(1)

				65,312	$2,902,461	(3)

Phillip Spector	63,391	$100.00	5/6/2019			(1)
				2,924	$356,862	(2)
				48,023	$2,134,151	(3)

Stephen Spengler	37,180	$100.00	5/8/2019			(1)
				706	$86,183	(2)
				28,167	$1,251,728	(3)

Thierry Guillemin	24,167	$100.00	5/8/2019			(1)
				132	$16,152	(2)
				18,308	$813,621	(3)

(1)	The vesting date for the option awards is annually on the date the board of directors approves the audited financial statements of 2011, 2012 and 2013 for the Annual Performance Options, contingent upon meeting performance targets, and upon certain realization events for certain principal shareholders with respect to the Exit Performance Options as described more fully in the narrative under equity award agreements.
(2)	These awards are for Class A Shares of Intelsat Global. Because Intelsat Global is privately held, there is no public market for these securities. The market value provided here was based upon management’s estimate of fair value, relying in part on the most recent independent valuation performed, dated as of December 31, 2009, which set forth a Class A Share value of $122.06 per share. These are Rollover Shares which vest for Messrs. McGlade and Spector as of January 31, 2010 and for Messrs. Spengler and Guillemin as of January 1, 2010.
(3)	This award is for Class B Shares of Intelsat Global. The market value reflected here is based upon management’s estimate of fair value, relying in part on the most recent independent valuation performed, dated as of December 31, 2009, which set forth a Class B Share value of $44.44 per share. The vesting date for the Class B Time-Vesting Shares is monthly, with full vesting occurring for Messrs. McGlade, Spector, Spengler and Guillemin on February 4, 2013 and for Mr. McDonnell on November 4, 2013. The vesting date for the Performance Shares was determined as of March 3, 2010, and the performance targets as described more fully in the narrative under equity award agreements were met.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of restricted shares and options that vested in 2009, together with the corresponding amounts realized by the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
David McGlade	—	—			(1)
			79,405	$9,692,202	(2)
			129,310	$5,746,541	(3)

Michael McDonnell	—	—			(1)
			15,367	$682,913	(3)

Phillip Spector	—	—			(1)
			35,083	$4,282,203	(2)
			32,656	$1,451,223	(3)

Stephen Spengler	—	—			(1)
			8,472	$1,034,054	(2)
			19,153	$851,173	(3)

Thierry Guillemin	—	—			(1)
			1,588	$193,883	(2)
			12,450	$553,264	(3)

(1)	There were no options exercised during 2009 by the NEOs.
(2)	Because Intelsat Global is privately held, there is no public market for these securities. The value realized on vesting provided here is based upon management’s estimate of the fair value, relying in part on the most recent independent valuation performed, dated as of December 31, 2009. This reflects a grant of Class A Shares and the realized value is based on a Class A Share value of $122.06 per share.
(3)	This award is for Class B Shares. The value realized on vesting provided here is based on management’s estimate of the fair value, relying in part on the most recent independent valuation performed, dated as of December 31, 2009, which set forth a Class B Share value of $44.44 per share.

Pension Benefits

The following table sets forth the actuarial present value of accumulated benefits for Mr. Guillemin, the only one of our NEOs who is eligible to participate in the pension plan of the Company.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Thierry Guillemin	Intelsat Staff Retirement Plan	10.1667	$226,106	—
	Intelsat Restoration Plan	9.9167	$16,329	—

Total			$242,435

The Intelsat Staff Retirement Plan is a tax-qualified defined benefit pension plan covering U.S.-based employees of Intelsat who were hired prior to July 19, 2001. The benefits under the plan are calculated based upon a set of formulas that take into account the participant’s hire date, years of service and average compensation. For Mr. Guillemin, the formula is 2.0% of final average earnings for each year of service prior to 2002, plus 1.5% of final average earnings for each year of service on or after 2002. Final average earnings for Mr. Guillemin includes regular earnings and does not include bonus payments, and is based on average earnings over the 60 months of employment that produces the highest average. Early retirement is available at age 55 with three years of service, and there is a seven year vesting schedule. The portion of Mr. Guillemin’s benefit attributable to pre-2002 service is payable on an unreduced basis at age 60. Benefit payments may be taken in the form of a single life annuity, a partially subsidized 60% or 75% joint and survivor annuity if married at the time of benefit commencement, a 50% or 100% joint and survivor annuity if unmarried at the time of benefit commencement, a lump sum or a reduced annuity plus a partial lump sum. Benefits paid in the form of an annuity are adjusted for cost of living increases but only on the portion of the benefit attributable to pre-2002 service and pre-2006 compensation. See Note 5 to the consolidated financial statements for additional disclosure on the assumptions used to value pension benefits.
As a tax-qualified plan, benefits under the Intelsat Staff Retirement Plan are subject to certain Code limitations on benefits and compensation. The Intelsat Restoration Plan is a non-qualified retirement plan that is intended to make participants “whole” if their benefit under the Intelsat Staff Retirement Plan is diminished due to limits on annual benefits under Section 415 of the Code or limits on includable compensation under Section 401(a)(17) of the Code. Effective on September 30, 2009, the Intelsat Restoration Plan was frozen and there are no benefit accruals under that plan after that date. Based on this freezing of accruals under the Intelsat Restoration Plan, the number of years of credited service reflected in the table for Mr. Guillemin is less than his actual years of service and reflects service through September 30, 2009.

Nonqualified Deferred Compensation

No deferred compensation programs are maintained for the Company’s NEOs.

Severance and Change of Control Arrangements

Upon termination of employment, the NEOs may receive payments under their employment agreements or Company policies, as applicable, which are described in detail in the section entitled “Employment and Other Agreements.”

Benefits and Payments Upon Termination

The following is a table which shows, hypothetically, what each of the current NEOs would receive upon termination of employment under varying circumstances, assuming such termination occurred on December 31, 2009 and assuming that Intelsat Global repurchased equity at an assumed fair market value. However, this table does not take into account all of the restrictions and other provisions of relevant employment contracts described earlier. Thus, this table does not represent guarantees to any NEO that he will receive the amounts set forth herein.

Name	Resignation Without Good Reason		Resignation With Good Reason or Involuntary Termination Without Cause		Resignation With Good Reason or Involuntary Termination Without Cause Following a Change of Control		Death or Disability		Termination For Cause
David McGlade
Accrued Salary and Vacation(1)	$146,964		$146,964		$146,964		$146,964		$146,964
Accrued Bonus(2)	—		$1,530,000	(3)	$1,530,000	(3)	$1,530,000	(3)	—
Severance	—		$3,825,000	(4)	$3,825,000	(4)	—		—
Vested Shares and Options	$15,220,623	(5)	$22,236,985	(6)	$26,431,956	(7)	$25,425,160	(8)	$15,220,623
Unvested Shares and Options	$1,968	(9)	$1,902	(9)	—		$456	(9)	$1,968
Medical Benefits(10)	$375,473		$375,473		$375,473		$375,473		—

TOTAL	$15,745,028		$28,116,324		$32,309,393		$27,478,053		$15,369,555

Michael McDonnell
Accrued Salary and Vacation(1)	$57,591		$57,591		$57,591		$57,591		$57,591
Accrued Bonus(2)	—		$607,056	(3)	$607,056	(3)	$607,056	(3)	—
Severance	—		$1,418,664	(11)	$1,418,664	(11)	—		—
Vested Shares and Options	$154	(5)	$338,998	(6)	$1,779,779	(7)	$1,334,829	(8)	$154
Unvested Shares and Options	$653	(9)	$653	(9)	—		$29	(9)	$653

TOTAL	$58,398		$2,422,962		$3,863,090		$1,999,505		$58,398

Phillip Spector
Accrued Salary and Vacation(1)	$78,869		$78,869		$78,869		$78,869		$78,869
Accrued Bonus(2)	—		$607,056	(3)	$607,056	(3)	$607,056	(3)	—
Severance	—		$1,418,664	(11)	$1,418,664	(11)	—		—
Vested Shares and Options	$6,724,515	(5)	$9,284,793	(6)	$10,344,185	(7)	$10,089,921	(8)	$6,724,515
Unvested Shares and Options	$509	(9)	$480	(9)	—	(9)	$115	(9)	$509
Medical Benefits(10)	$243,679		$243,679		$243,679		$243,679		—

TOTAL	$7,047,572		$11,633,541		$12,692,453		$11,019,640		$6,803,893

Stephen Spengler
Accrued Salary and Vacation(1)	$52,500		$52,500		$52,500		$52,500		$52,500
Accrued Bonus(2)	—		—		—		$325,080	(12)	—
Severance	—		$262,500	(13)	$262,500	(13)	—		—
Vested Shares and Options	$1,533,326	(14)	$2,318,277	(15)	$2,876,692	(16)	$2,404,460	(17)	$347
Unvested Shares and Options	$289	(9)	$289	(9)	$68	(9)	$68	(9)	$289

TOTAL	$1,586,115		$2,633,566		$3,191,760		$2,782,108		$53,136

Thierry Guillemin
Accrued Salary and Vacation(1)	$35,904		$35,904		$35,904		$35,904		$35,904
Accrued Bonus(2)	—		—		—		$205,932	(12)	—
Severance	—		$197,083	(18)	$197,083	(18)	—		—
Vested Shares and Options	$291,338	(14)	$630,096	(15)	$953,198	(16)	$646,248	(17)	$154
Unvested Shares and Options	$184	(9)	$184	(9)	$44	(9)	$44	(9)	$184

TOTAL	$327,426		$863,267		$1,186,229		$888,128		$36,242

(1)	This reflects unpaid salary for days worked prior to termination and accrued but unpaid vacation as of December 31, 2009.
(2)	It is currently the policy under our Bonus Plan that no bonus payments are made to plan participants who leave prior to the bonus payment date in March, unless otherwise provided for in an applicable employment agreement.
(3)	Under the applicable executive’s Employment Agreement, he is entitled to a pro-rata bonus at the tier 1 stretch level for the year of termination based on actual results and the portion of the year he was employed. This amount assumes the maximum amount payable for a full year of employment and corporate results achieved at the tier 1 stretch level.

(4)	Severance payment equal to 1.5 times the sum of base salary plus bonus calculated at the tier 1 stretch level (150% of base salary), payable in a lump sum on the 60th day following termination.
(5)	Rollover Shares that are vested may be repurchased at any time during the two years following a resignation that occurs through July 31, 2010 at a price per share equal to the lesser of the fair market value of such share on (i) the date of resignation or (ii) February 4, 2008 ($100). For resignations that occur after July 31, 2010, the repurchase price is based on the fair market value of the share on the date of resignation. Management estimates, relying in part on the most recent independent valuation performed, that the fair market value of the Class A Shares as of December 31, 2009 was $122.06. Accordingly, the value assumes a repurchase by Intelsat Global of vested Rollover Shares for $100.00 per share. Class B shares that are vested may be repurchased at any time during the two years following a resignation that occurs through July 31, 2010 (April 30, 2011 for Mr. McDonnell) at a price per share equal to the lesser of the Class B repurchase price defined in the 2008 Share Plan (liquidation value) on (i) the date of resignation or (ii) May 6, 2009. For resignations that occur after July 31, 2010, the repurchase price is based on the Class B repurchase price on the date of resignation. Accordingly, because the Class B repurchase price at grant date was $0, no value has been given to any vested Class B shares, other than par value at $0.01 per share.
(6)	Rollover Shares that are unvested at the time of termination immediately vest upon termination. Vested Rollover Shares may be repurchased at any time during the two years following the termination at a price per share equal to the fair market value of the share on the date of termination. Based upon management’s estimate of the fair value, relying in part on the most recent independent valuation performed, the fair market value of the Class A Shares as of December 31, 2009 was $122.06 per share. Accordingly, the value assumes all unvested Rollover Shares vest and are repurchased by Intelsat Global at $122.06 per share. The equity award agreements for Messrs. McGlade and Spector also provide that in the event of a change of control or initial public offering within six months of the termination of employment where the share value exceeds $122.06, the executive is entitled to an additional payment equal to the number of vested shares times the excess of the higher share value over $122.06. Class B Shares that are vested may be repurchased at any time during the two-year period following termination at a price per share equal to Class B repurchase price defined in the 2008 Share Plan (liquidation value) on the date of termination. For purposes of this value, the Class B repurchase price was assumed to be $22.06 per share.
(7)	All Rollover Shares that are unvested immediately vest upon a change in control. Rollover Shares may be repurchased at any time during the two years following the termination at a price per share equal to the fair market value on the date of termination. This value is based on the Class A Share value of $122.06 per share. All unvested Class B Time-Vesting Shares immediately vest upon a change of control. Class B Performance Shares vest if performance criteria are met within six months from the date of the change in control. The value shown reflects 100% vesting on all Class B Time-Vesting and Performance Shares and assumes that the shares are repurchased at a Class B repurchase price of $22.06 per share.
(8)	All unvested Rollover Shares and Class B Time-Vesting Shares become immediately vested upon the termination of the executive’s employment due to death or disability. This value reflects a repurchase of Rollover Shares at $122.06 per share and a repurchase of vested Class B Shares at a Class B repurchase price of $22.06.
(9)	Any unvested shares are forfeited upon termination of employment, but must be repurchased at the par value of the shares ($0.01) and returned to the corporate treasury.
(10)	The McGlade and Spector Employment Agreements provide for Messrs. McGlade and Spector to receive retiree medical benefits for the executive and his spouse upon termination of employment. This represents the present value of Intelsat’s net premium cost, assuming a trend rate of 5% increases each year, immediate retirement on December 31, 2009, that each executive and each spouse live to age 80 and a discount rate of 6.3%.
(11)	Severance payment equal to 1.25 times the sum of base salary plus bonus calculated at the tier 1 stretch level (115% of base salary), payable in a lump sum on the 60th day following termination.
(12)	It is currently the policy under our Bonus Plan to provide a pro-rata bonus, based upon actual financial performance, pro-rated for the date of death or disability, for employees who die or become disabled during the fiscal year. This number assumes a date of death or disability on December 31, 2009, corporate performance at the stretch level and individual performance rated at the same level as the prior year.
(13)	Payment is equal to nine months’ base salary payable in a lump sum at termination.
(14)	Rollover Shares that are vested may be repurchased at any time following a resignation at a price per share equal to the lesser of the fair market value of such share on (i) the date of resignation or (ii) February 4, 2008 ($100). The assumed fair market value of the Class A Shares as of December 31, 2009 was $122.06. Accordingly, the value assumes a repurchase by the Company of vested Rollover Shares for $100.00 per share. Class B Time-Vesting Shares that are vested may be repurchased at any time following termination at a price per share equal to the lesser of the Class B repurchase price defined in the 2008 Share Plan (liquidation value) on (i) the date of resignation or (ii) May 8, 2009. Accordingly, because the Class B repurchase price at grant date was $0, no value has been given to any vested Class B shares, other than par value at $0.01 per share.
(15)

Rollover Shares that are vested at the time of termination may be repurchased at any time following the termination at a price per share equal to the fair market value of the share on the date of termination. The assumed fair market value of the Class A Shares as of December 31, 2009 was $122.06. Accordingly, the value assumes all unvested Rollover Shares vest and are repurchased by the Company at $122.06 per share. Class B Shares that are vested may be repurchased at any time during the two-year period following termination at a price per share equal to Class B repurchase price defined in the 2008 Share Plan (liquidation value) on the date of termination. For purposes of this value, the Class B repurchase price was assumed to be $22.06 per share.
(16)	All Rollover Shares that are unvested immediately vest upon a change in control. Rollover Shares may be repurchased at any time following the termination at a price per share equal to the fair market value on the date of termination. This value is based on the Class A Share value of $122.06 per share. All unvested Class B Time –Vesting Shares immediately vest upon a change of control. The value shown reflects 100% vesting on all Class B Time-Vesting and 50% vesting on Class B Performance Shares and assumes that the shares are repurchased at a Class B repurchase price of $22.06 per share.
(17)	All unvested Rollover Shares become immediately vested upon the termination of the executive’s employment due to death or disability. This value reflects a repurchase of Rollover Shares at $122.06 per share and a repurchase of vested Class B Shares at a Class B repurchase price of $22.06 per share.
(18)	Payment is equal to eight months’ base salary payable in a lump sum at termination.

Director Compensation

We do not compensate our directors for their service on the board of directors or any committee of the board of directors. Non-executive members of the board are reimbursed for travel and other out-of-pocket expenses related to their board service pursuant to a monitoring fee agreement entered into with certain principal shareholders on February 4, 2008. For more information regarding the monitoring fee agreements, see “Certain Relationships and Related Party Transactions—Certain Related Party Transactions—Monitoring Fee Agreements and Transaction Fees.” Mr. Raymond Svider, a Managing Partner of BC Partners, Intelsat’s majority shareholder, is currently and has been since May 1, 2008, the Chairman of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Related Party Transactions

Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the New Sponsors Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2008 MFA”) with the New Sponsors, or affiliates of, or entities advised by, designated by or associated with the New Sponsors, as the case may be (collectively, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda. Pursuant to the 2008 MFA, an annual fee equal to the greater of $6.25 million and 1.25% of adjusted EBITDA (as defined in the Senior Bridge Loan Credit Agreement) is paid to the 2008 MFA parties, and Intelsat Bermuda reimburses the 2008 MFA parties for their out-of-pocket expenses. Intelsat Bermuda also agreed to indemnify the 2008 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2008 MFA and the engagement of the 2008 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2008 MFA. We recorded expense for services associated with the 2008 MFA of $8.5 million and $23.2 million during the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively.

As payment for certain structuring and advisory services rendered, Intelsat Bermuda paid an aggregate transaction and advisory fee of $60.0 million to the 2008 MFA parties at the closing of the New Sponsors Acquisition Transactions.

2008 Share Plan, Employment Agreements and Award Agreements

On May 6, 2009, the Board of Directors of Intelsat Global adopted the 2008 Share Plan, under which certain employees and directors are eligible to be granted awards. On May 6, 2009, Intelsat Global also entered into or amended employment agreements with Messrs. McGlade, Spector, and McDonnell, entered into agreements with Messrs. Spengler and Guillemin providing certain severance benefits, and entered into equity award agreements with Messrs. McGlade, Spector, McDonnell, Spengler and Guillemin. See “Management—Executive Compensation—Compensation Discussion and Analysis—Employment and Other Agreements.”

Subscription Agreements

On May 6, 2009, Intelsat Global entered into Subscription Agreements with certain trusts established for the benefit of Mr. McGlade and his family (the “McGlade Trust”) and the benefit of Mr. Spector and his family (the “Spector Trusts”), pursuant to which the McGlade Trust purchased 100,000 Class A common shares and the Spector Trusts purchased 20,000 Class A common shares of Intelsat Global for an aggregate purchase price of $10 million and $2 million, respectively.

WildBlue Option Agreement

On August 17, 2009 we entered into an agreement with WildBlue, in which we had an ownership interest of approximately 28% prior to December 15, 2009, granting WildBlue the exclusive option to acquire certain of our rights to operate a Ka-band satellite system at a designated orbital location for $0.2 million. This amount is included in other income, net for the year ended December 31, 2009 in our consolidated statement of operations. On December 15, 2009 we sold our ownership interest in WildBlue to Viasat Inc. in exchange for newly issued shares of Viasat Inc. common stock. A gain on the sale was recorded within our consolidated statement of operations for $27.3 million for the year ended December 31, 2009.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and our directors, executive officers or any beneficial owner of greater than 5% of our common shares or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our Annual Report on Form 10-K. Our audit committee charter also provides for the review of related party transactions by our audit committee.

In addition, we and our board of directors follow the requirements set forth in the transactions with affiliates covenant contained in our indentures and credit agreement. In summary, these agreements provide that we will not, and we will not permit any of our restricted subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any affiliate (as defined in the agreements) involving aggregate consideration in excess of specified thresholds, unless we determine that the terms of such transaction are not materially less favorable to such company than those that could have been obtained in a comparable transaction by such company with an unrelated person and that the terms of such transaction are substantially as favorable to such company as it would obtain in a comparable arm’s-length transaction with a person that is not an affiliate, subject to certain exceptions specified in such agreements. Copies of our indentures and credit agreement are on file with the SEC as exhibits to our periodic filings.

PRINCIPAL SHAREHOLDERS

Intelsat S.A. is an indirect, wholly-owned subsidiary of Intelsat Global. Shares of Intelsat Global are currently held by the New Sponsors and certain members of our management and other designated employees.

The members of Intelsat S.A.’s board of directors nominated by a New Sponsor may be deemed to beneficially own shares owned by such New Sponsors. The following table and accompanying footnotes show information regarding the beneficial ownership of Intelsat Global’s common shares by:

•	each person known by us to beneficially own 5% or more of Intelsat Global’s outstanding common shares;

•	each of Intelsat Global’s and our directors;

•	each Named Executive Officer; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership set forth below is based on approximately 14,917,540.56 Intelsat Global Class A common shares and 894,211.00 Class B common shares issued and outstanding as of April 15, 2010. All Class A common and Class B common shares listed in the table below are entitled to one vote per share, unless otherwise indicated in the notes thereto. Unless otherwise indicated, the address of each person named in the table below is c/o Intelsat Global S.A., 23, avenue Monterey, L-2086 Luxembourg.

Name of Beneficial Owner:	Number of Class A Common Shares Beneficially Owned(1)	% of Class A Common Shares Beneficially Owned(1)	Number of Class B Common Shares Beneficially Owned(1)	% of Class B Common Shares Beneficially Owned(1)	Number of All Voting Shares Beneficially Owned(1)	% of All Voting Shares Beneficially Owned(1)
Funds advised by BC Partners(2)	11,330,000.04	76.0%	—	—	11,330,000.04	71.7%
Funds advised by Silver Lake(3)	2,500,000.00	16.8%	—	—	2,500,000.00	15.8%
David McGlade(4)	258,810.45	1.7%	319,472.00	35.7%	578,282.45	3.7%
Phillip Spector(5)	90,165.54	*	80,679.00	9.0%	170,844.54	1.1%
Michael McDonnell(6)	*	*	80,679.00	9.0%	*	*
Stephen Spengler(7)	*	*	47,320.00	5.3%	*	*
Thierry Guillemin(8)	*	*	30,758.00	3.4%	*	*
Directors and Executive Officers as a Group (11 persons)(9)	14,203,721.28	95.2%	568,725.00	63.6%	14,772,446.28	93.4%

*	Represents beneficial ownership of less than one percent of common shares outstanding.
(1)	The amounts and percentages of Intelsat Global’s common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within sixty days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)	Represents shares held by BC European Capital VIII funds, BC European Capital—Intelsat Co-Investment and Intelsat Co-Investment 1 and BC European Capital—Intelsat Syndication L.P.
(3)	Represents shares held by Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P.
(4)	Includes shares held by The David P. McGlade 2009 GRAT dated May 12, 2009 and The McGlade Family Trust dated January 2, 2009. Mr. McGlade exercises voting power over these shares, a portion of which are subject to vesting and other restrictions described in “Executive Compensation—Compensation Discussion and Analysis.”
(5)	Includes shares held by The Phillip L. Spector Trust U/A dated 12/21/07, The Phillip L. Spector GRAT and The Phillip L. Spector GRAT#2. Mr. Spector exercises voting power over these shares, a portion of which are subject to vesting and other restrictions described in “Executive Compensation—Compensation Discussion and Analysis.”
(6)	Mr. McDonnell exercises voting power over 80,679.00 Class B common shares, a portion of which are subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.”
(7)	Mr. Spengler exercises voting power over 16,237.41 Class A common shares and 47,320.00 Class B common shares, a portion of which are subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.” Mr. Spengler’s business address is 3400 International Drive, N.W., Washington, D.C. 20008.
(8)	Mr. Guillemin exercises voting power over 3,044.47 Class A common shares and 30,758.00 Class B common shares, a portion of which are subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.” Mr. Guillemin’s business address is 3400 International Drive, N.W., Washington, D.C. 20008.
(9)	Directors and executive officers as a group hold 248,257.87 restricted Class A common shares, 568,725.00 restricted Class B common shares and share-based compensation arrangements entitling them to purchase 5,463.37 Class A common shares that are exercisable within sixty days of April 15, 2010 under applicable vesting schedules.

SELLING SECURITYHOLDERS

The notes being offered for sale under this prospectus were issued in the exchange offer on January 20, 2010. In the case of the 2017 PIK Notes, additional 2017 PIK Notes may be issued to the applicable selling securityholder in lieu of cash interest payments. The selling securityholders are affiliates of ours and we have agreed to file this prospectus to register such notes for resale.

The following table sets forth certain information on or around the date hereof concerning the notes that may be offered from time to time by each selling securityholder pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders.

Name	Principal Amount of 2017 Notes Beneficially Owned Prior to This Offering and That May be Offered Hereby	Percentage of Outstanding 2017 Notes Beneficially Owned Prior to Offering	Principal Amount of 2017 Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby	Percentage of Outstanding 2017 Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby
Funds advised by BC Partners(1)	$90,900,000	3.24%	$0	0%
Funds advised by Silver Lake(2)	$190,910,000	6.81%	$0	0%

Total	$281,810,000	10.05%	$0	0%

(1)	Represents notes held by ISAT Limited.
(2)	Represents $100,000,000 principal amount of notes held by SLP III Cayman DS III, Ltd., $75,910,000 principal amount of notes held by SLP III Cayman DS, L.L.C. and $15,000,000 principal amount of notes held by Silver Lake Credit Fund, L.P.

Name	Principal Amount of 2017 PIK Notes Beneficially Owned Prior to This Offering and That May be Offered Hereby		Percentage of Outstanding 2017 PIK Notes Beneficially Owned Prior to Offering	Principal Amount of 2017 PIK Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby	Percentage of Outstanding 2017 PIK Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby
Funds advised by Silver Lake(1)	$779,650,879	(2)	34.13%	$0	0%

(1)	Represents notes held by SLP III Cayman DS III, Ltd.
(2)	Does not include up to $342,041,593 principal amount of additional 2017 PIK Notes which may be issued to this selling securityholder in lieu of cash interest payments after the date of this prospectus. Such additional 2017 PIK Notes, if issued, may be offered for sale under this prospectus by this selling securityholder.

The selling securityholders listed in the above tables may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above tables. Information concerning the selling securityholders may change from time to time and any such changed information may be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part if and when necessary.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our outstanding indebtedness. The following summary does not reflect the name changes effected in connection with the Migration. For additional information regarding our historical debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Intelsat Sub Holdco Senior Secured Credit Facilities

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco entered into senior secured credit facilities and on January 25, 2008, Intelsat Sub Holdco entered into an amendment to its senior secured credit facilities which became effective on February 4, 2008. The senior secured credit facilities consist of:

•	a $344.8 million senior secured term loan facility with a seven-year maturity; and

•	a $250.0 million senior secured revolving credit facility with a six-year maturity.

Revolving loans under the revolving credit facility will be available so long as the aggregate amount to be incurred, together with other loans outstanding under the term loan facility and certain other debt, does not exceed an amount that is $1,000 less than 15% of our consolidated net tangible assets. The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. Up to $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swing line loans will reduce availability under the revolving credit facility on a dollar for dollar basis.

In connection with the New Sponsors Acquisition, Intelsat Sub Holdco amended its senior secured credit facilities. The amendment became effective on February 4, 2008 upon the closing of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement to, among other things: (a) change the applicable margin on the ABR loans under the Tranche B Term Loan, Revolving Credit Loan and Swingline Loan facilties to a rate of 1.50% per annum and change the applicable margin on LIBOR loans under the Tranche B Term Loan, Revolving Credit Loan and Swingline Loan facilities to a rate of 2.50% per annum; (b) reduce the size of the revolving credit facility by $50.0 million and add a $50.0 million incremental revolving credit facility provision; (c) add language requiring the payment of a prepayment premium for prepayments of the Tranche B Term Loan prior to February 4, 2010 (subject to certain exceptions); (d) make certain changes permitting the New Sponsors Acquisition; (e) add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio of less than or equal to 1.5 to 1.0; and (f) appoint Credit Suisse, Cayman Islands Branch as successor administrative agent.

The obligations under Intelsat Sub Holdco’s senior secured credit facilities are guaranteed by Intermediate Holdco and certain of Intelsat Sub Holdco’s subsidiaries. The obligations under the senior secured credit facilities are secured by a perfected first priority security interest to the extent legally permissible in substantially all of Intelsat Sub Holdco’s and the guarantors’ tangible and intangible assets, with certain exceptions.

Prepayments

Borrowings under the Tranche B Term Loan are subject to a prepayment premium in the event that the term loans are prepaid prior to February 4, 2010 (subject to certain exceptions).

Covenants

The senior secured credit facilities contain customary representations, warranties and covenants for a borrower such as Intelsat Sub Holdco, including limitations on Intelsat Sub Holdco’s or its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock, subject to certain exceptions;

•	pay dividends, or make redemptions and repurchases, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	make acquisitions or investments, engage in mergers, acquisitions, amalgamations, asset sales and sale lease-back transactions; and

•	engage in transactions with affiliates.

The senior secured credit facilities do not contain a limitation on capital expenditures. The senior secured credit facilities require Intelsat Sub Holdco to maintain a pro forma senior secured net debt leverage ratio not greater than 1.5 to 1.0 at the end of each fiscal quarter. Lenders holding a majority of the outstanding obligations under the revolving credit facility have the ability to amend, modify or waive a default under the senior secured net debt leverage ratio covenant.

Events of Default

The senior secured credit facilities contain events of default with respect to:

•	default in payment of principal when due;

•	default in the payment of interest, fees or other amounts after a specified grace period;

•	material breach of the representations or warranties;

•	default in the performance of specified covenants;

•	failure to make any payment when due, under any indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain ERISA violations;

•	invalidity of any security agreement or guarantee;

•	material judgments; or

•	a change of control (as defined in the senior secured credit facilities).

Intelsat Jackson Unsecured Credit Agreement

On February 2, 2007, Intelsat Bermuda entered into a senior unsecured credit facility, referred to as the Intelsat Jackson Unsecured Credit Agreement, consisting of a senior unsecured term loan facility of $1.0 billion due 2014. In connection with the New Sponsors Acquisition, Intelsat Bermuda transferred the Intelsat Jackson Unsecured Credit Agreement to Intelsat Jackson and Intelsat Bermuda became a guarantor of the term loan outstanding thereunder.

Borrowings under the Intelsat Jackson Unsecured Credit Agreement bear interest at either (i) LIBOR plus 250 basis points or (ii) the ABR, which is the rate for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1.00% and (b) the rate of interest in effect for such day as publicly announced from time to time by Credit Suisse, Cayman Islands Branch as its prime rate, plus 150 basis points.

The consummation of the New Sponsors Acquisition resulted in a change of control under the Intelsat Jackson Unsecured Credit Agreement, giving the holders of the term loans under such facility the right to require Intelsat Jackson to repay such term loans at 101% of their principal amount, plus accrued interest to the date of repayment. On July 1, 2008, Intelsat Jackson repaid $804.8 million of term loans outstanding under the Intelsat Jackson Unsecured Credit Agreement pursuant to a change of control offer.

Prepayments

Borrowings under the Intelsat Jackson Unsecured Credit Agreement are prepayable at any time without premium or penalty. Additionally, with respect to a change in control or asset sales, the Intelsat Jackson Unsecured Credit Agreement contains substantially the same prepayment provisions as the Outstanding Jackson Guaranteed Notes.

Guarantees

Borrowings under the Intelsat Jackson Unsecured Credit Agreement are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the Outstanding Jackson Guaranteed Notes.

Covenants and Events of Default

The Intelsat Jackson Unsecured Credit Agreement contains substantially the same covenants and events of default as the Outstanding Jackson Guaranteed Notes. The Intelsat Jackson Unsecured Credit Agreement also contains certain affirmative covenants substantially similar to the senior secured credit facility of Intelsat Sub Holdco.

New Intelsat Jackson Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into a senior unsecured credit facility, referred to as the New Intelsat Jackson Unsecured Credit Agreement, consisting of a senior unsecured term loan facility of $810.9 million due 2014. Intelsat Jackson used the proceeds from the borrowings under the New Intelsat Jackson Unsecured Credit Agreement, together with cash on hand, to repay loans tendered in a change of control offer relating to the Intelsat Jackson Unsecured Credit Agreement. The New Intelsat Jackson Unsecured Credit Agreement and the Intelsat Jackson Unsecured Credit Agreement are referred to together as the Intelsat Jackson Unsecured Credit Agreements.

The New Intelsat Jackson Unsecured Credit Agreement has substantially the same terms, other than with respect to the interest rate, as the Intelsat Jackson Unsecured Credit Agreement. Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

2006 Jackson Notes

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $1.33 billion in aggregate principal amount of its 11 1/4% Senior Notes due 2016, referred to as the 2006 Jackson Non-Guaranteed Notes, and $750 million in aggregate principal amount of its 9 1/4% Senior Notes due 2016, referred to as the 2006 Jackson Guaranteed Notes and, together with the 2006 Jackson Non-Guaranteed Notes, collectively, the 2006 Jackson Notes, in each case in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. On April 5, 2007, Intelsat Bermuda exchanged substantially all of the unregistered 2006 Jackson Notes for notes registered under the Securities Act, through an exchange offer conducted pursuant to registration rights agreements entered into with the initial purchasers of the 2006 Jackson Notes.

In connection with the New Sponsors Acquisition, Intelsat Bermuda transferred the 2006 Jackson Notes to Intelsat Jackson, which then became the obligor on the 2006 Jackson Notes. Following the transfer, Intelsat Bermuda became a guarantor of the 2006 Jackson Notes.

Interest is payable on the 2006 Jackson Notes semi-annually on June 15 and December 15, commencing on December 15, 2006. Intelsat Jackson may redeem some or all of the 2006 Jackson Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in respective notes. Intelsat Jackson may also redeem up to 35% of the 2006 Jackson Non-Guaranteed Notes or 2006 Jackson Guaranteed Notes, as applicable, before June 15, 2009, with the proceeds of certain equity offerings and capital contributions subject to limitations and at redemption prices set forth in the 2006 Jackson Notes.

The 2006 Jackson Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness. The 2006 Jackson Guaranteed Notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco. The 2006 Jackson Non-Guaranteed Notes are guaranteed by Intelsat, Ltd. and Intelsat Bermuda.

The consummation of the New Sponsors Acquisition resulted in a change of control under the indentures governing the 2006 Jackson Notes, giving the holders the right to require Intelsat Jackson to repurchase such notes at 101% of their principal amount, plus accrued interest to the date of repurchase. On July 1, 2008, Intelsat Jackson repurchased $281.8 million of the 2006 Jackson Non-Guaranteed Notes and $695.0 million of the 2006 Jackson Guaranteed Notes pursuant to change of control offers.

Covenants

The terms of the 2006 Jackson Notes include the following covenants:

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to pay dividends or repurchase Intelsat Jackson’s ordinary shares;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat Jackson and some of its subsidiaries;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2006 Jackson Notes are equally and ratably secured.

Events of Default

The 2006 Jackson Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intelsat Jackson;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	insolvency or bankruptcy of Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof; or

•	with respect to the 2006 Jackson Guaranteed Notes, any guarantee of a significant subsidiary which ceases to be in full force and effect.

If any of these events of default occurs and is continuing with respect to the 2006 Jackson Notes, the trustee or the holders of not less than 25% in principal amount of the 2006 Jackson Notes may declare the entire principal amount of the 2006 Jackson Notes to be immediately due and payable. If any event of default with respect to the 2006 Jackson Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2006 Jackson Notes will be automatically accelerated, without any action by the trustee or any holder.

2008 Jackson Notes

On July 1, 2008, Intelsat Jackson issued $284.6 million of 11 1/2% Senior Notes due 2016 and $701.9 million of 9 1/2% Senior Notes due 2016, guaranteed by certain subsidiaries, referred to collectively as the 2008 Jackson Notes. The proceeds of the 2008 Jackson Notes were used, together with cash on hand, to fund the repurchase of Intelsat Jackson’s 11 1/4% Senior Notes due 2016 and Intelsat Jackson’s 9 1/4% Senior Notes due 2016 tendered in change of control offers. The 2008 Jackson Notes have substantially similar terms to the notes repurchased.

2009 Jackson Notes

On October 20, 2009, Intelsat Jackson issued $500.0 million of 8½% Senior Notes due 2019, guaranteed by certain subsidiaries. The 8 1/2% Senior Notes due 2019 have substantially similar terms to the 2008 Jackson Notes.

2008 Sub Holdco Notes

On June 27, 2008, Intelsat Sub Holdco issued $883.3 million in aggregate principal amount of its 8 1/2% Senior Notes due 2013 and $681.0 million in aggregate principal amount of its 8 7/8% Senior Notes due 2015, referred to collectively as the 2008 Sub Holdco Notes, the proceeds of which were used to repay $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015.

Interest is payable on the 2008 Sub Holdco Notes semi-annually on January 15 and July 15, commencing on January 15, 2009. Intelsat Sub Holdco may redeem some or all of the 8 7/8 % Senior Notes due 2015 at any time prior to January 15, 2010 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the notes. Thereafter, Intelsat Sub Holdco may redeem some or all of the 8 7/8% Senior Notes due 2015 notes at the applicable redemption prices set forth in the notes. Intelsat Sub Holdco may also redeem some or all of the 8 1/ 2% Senior Notes due 2013 at any time at the applicable redemption prices set forth in the notes.

The 2008 Sub Holdco Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The 2008 Sub Holdco Notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

Covenants

The terms of the 2008 Sub Holdco Notes include the following covenants:

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to pay dividends or repurchase Intelsat Sub Holdco’s ordinary shares;

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of assets, applicable to Intelsat Sub Holdco and some of its subsidiaries; and

•

a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2008 Sub Holdco Notes are equally and ratably secured.

Events of Default

The 2008 Sub Holdco Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intelsat Sub Holdco;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat Sub Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat Sub Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	insolvency or bankruptcy of Intelsat Sub Holdco or one of its significant subsidiaries; or

•	any guarantee of a significant subsidiary which ceases to be in full force and effect.

If any of these events of default occurs and is continuing with respect to the 2008 Sub Holdco Notes, the trustee or the holders of not less than 25% in principal amount of the 2008 Sub Holdco Notes may declare the entire principal amount of the 2008 Sub Holdco Notes to be immediately due and payable. If any event of default with respect to the 2008 Sub Holdco Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2008 Sub Holdco Notes will be automatically accelerated, without any action by the trustee or any holder.

2009 Sub Holdco Notes

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to the Tender Offer. Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, referred to as the 2009 Sub Holdco Notes, completed on February 12, 2009, which yielded $348.3 million of cash proceeds at issuance, together with cash on hand. The 2009 Sub Holdco Notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

2005 Discount Notes

On February 11, 2005, Intelsat, Ltd. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015, referred to as the 2005 Discount Notes, in a private placement to an initial purchaser that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. As a result of certain transfer transactions, Intermediate Holdco became an obligor on the 2005 Discount Notes (in place of Zeus Special Subsidiary Limited), and Intelsat Bermuda and Intelsat Jackson became guarantors of the 2005 Discount Notes.

Until February 1, 2010, interest will accrue on the 2005 Discount Notes at the rate of 9 1/4% per annum in the form of an increase in the accreted value (representing amortization of original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the 2005 Discount Notes semi-annually on February 1 and August 1, beginning on August 1, 2010. Intermediate Holdco may redeem some or all of the 2005 Discount Notes at any time prior to February 1, 2010 at a price equal to 100% of the accreted value of the 2005 Discount Notes plus the make-whole premium described in the 2005 Discount Notes. On and after February 1, 2010, Intermediate Holdco may redeem some or all of the 2005 Discount Notes at any time at the redemption prices set forth in the 2005 Discount Notes.

The 2005 Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat, Ltd. and rank equally with the other senior unsecured indebtedness of Intermediate Holdco and Intelsat, Ltd. The 2005 Discount Notes are guaranteed by Intelsat Bermuda and Intelsat Jackson.

The consummation of the New Sponsors Acquisition resulted in a change of control under the indenture governing the 2005 Discount Notes, giving the holders of those notes the right to require Intermediate Holdco to repurchase such notes at 101% of their Accreted Value (as defined in the indenture governing the 2005 Discount Notes). On June 3, 2008, Intermediate Holdco completed the repurchase of approximately $474.2 million in aggregate principal amount at maturity of its 2005 Discount Notes pursuant to a change of control offer. Intermediate Holdco financed the repurchase of the 2005 Discount Notes with the proceeds of a backstop unsecured credit agreement due 2015. On June 27, 2008, Intermediate Holdco repaid borrowings under the backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015. The 2005 Discount Notes not tendered to Intermediate Holdco in the Intermediate Holdco Change of Control Offer, or approximately $4.5 million aggregate principal amount at maturity, remain outstanding obligations of Intermediate Holdco.

Covenants

The terms of the 2005 Discount Notes include the following covenants:

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to pay dividends or repurchase Intermediate Holdco’s ordinary shares;

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of assets, applicable to Intermediate Holdco and some of its subsidiaries;

•

a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2005 Discount Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intermediate Holdco and some of its subsidiaries.

Events of Default

The 2005 Discount Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intermediate Holdco;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd., Intermediate Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million;

•

the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd., Intermediate Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat S.A., Intermediate Holdco or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the 2005 Discount Notes, the trustee or the holders of not less than 25% in principal amount of the 2005 Discount Notes may declare the entire principal amount of the 2005 Discount Notes to be immediately due and payable. If any event of default with respect to the 2005 Discount Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2005 Discount Notes will be automatically accelerated, without any action by the trustee or any holder.

2008 Discount Notes

On June 27, 2008, Intermediate Holdco repaid borrowings under the backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015, referred to as the 2008 Discount Notes. The 2008 Discount Notes have substantially the same terms, other than with respect to the interest rate, as Intermediate Holdco’s 2005 Discount Notes described above.

Intelsat, Ltd. Senior Notes due 2013

On November 7, 2003, Intelsat, Ltd. issued $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013, referred to as the Original 2013 Senior Notes, in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In February 2004, Intelsat, Ltd. exchanged substantially all of these notes for notes registered under the Securities Act, referred to as the 2013 Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement that Intelsat, Ltd. entered into with the initial purchasers of the Original 2013 Senior Notes. Interest is payable on the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat, Ltd. may redeem some or all of the 2013 Senior Notes at any time at the redemption prices set forth in the 2013 Senior Notes. Intelsat, Ltd. may also redeem the outstanding 2013 Senior Notes in whole in the event of certain tax changes affecting such notes, as set forth in the indenture to the 2013 Senior Notes.

The 2013 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with our other senior unsecured indebtedness.

On February 12, 2009, Intelsat Sub Holdco purchased $346.5 million of the 2013 Senior Notes for $254.6 million pursuant to the Tender Offer. In October 2009, these notes were distributed to Intelsat, Ltd., at which time they were canceled.

Covenants

The terms of the 2013 Senior Notes include the following covenants:

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat, Ltd. and some of its subsidiaries;

•	a limitation on our and some of our subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2013 Senior Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intelsat, Ltd. and some of its subsidiaries.

On April 22, 2010, Intelsat S.A. completed a consent solicitation (the “2010 Consent”) that amended certain terms of the indenture governing the 2013 Senior Notes and the 2012 Senior Notes. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant.

Events of Default

The 2013 Senior Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 90 days after notice of default has been provided to Intelsat, Ltd.;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd. or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd. or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat, Ltd. or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the 2013 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the 2013 Senior Notes may declare the entire principal amount of the 2013 Senior Notes to be immediately due and payable. If any event of default with respect to the 2013 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2013 Senior Notes will be automatically accelerated, without any action by the trustee or any holder.

Intelsat, Ltd. Senior Notes due 2012

On April 15, 2002, Intelsat, Ltd. issued $600.0 million in aggregate principal amount of 7 5/8% Senior Notes due April 15, 2012, referred to as the Original 2012 Senior Notes, in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In January 2003, Intelsat, Ltd. exchanged these notes for notes registered under the Securities Act, referred to as the 2012 Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement Intelsat, Ltd. entered into with the initial purchasers of the Original 2012 Senior Notes. Interest is payable on the 2012 Senior Notes semi-annually on April 15 and October 15 of each year. Intelsat, Ltd. may redeem some or all of the 2012 Senior Notes at any time at the redemption prices set forth in the 2012 Senior Notes. Intelsat, Ltd. may also redeem the outstanding 2012 Senior Notes in whole in the event of certain tax changes affecting the 2012 Senior Notes, as set forth in the indenture to the 2012 Senior Notes.

The 2012 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with our other senior unsecured indebtedness.

Because the 2012 Senior Notes were issued under the same indenture as the 2013 Senior Notes noted above, the terms of the 2012 Senior Notes include substantially the same covenants and events of default as noted above with respect to the 2013 Senior Notes, as amended as described above pursuant to the 2010 Consent.

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million of the 2012 Senior Notes for $93.3 million pursuant to the Tender Offer. In October 2009, these notes were distributed to Intelsat, Ltd., at which time they were canceled.

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. Up to $25.0 million of the facilities is subject to cancellation if additional funding commitments are not secured by the original lenders by a specified date. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of the London Interbank Offered Rate (“LIBOR”) plus an applicable margin between 3.0% and 4.0%. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3%. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the credit facilities. As of December 31, 2009, New Dawn had aggregate outstanding borrowings of $114.8 million under the credit facilities.

Intelsat Corp Senior Secured Credit Facilities

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Corp amended and restated its senior secured credit facilities, and on January 25, 2008, Intelsat Corp entered into another amendment to its senior secured credit facilities which became effective on February 4, 2008. Intelsat Corp’s senior secured credit facilities consist of:

•	a $355.9 million senior secured Term Loan A-3 Facility with a six-year maturity;

•	a $1.8 billion senior secured Term Loan B-2 Facility with a seven and one half-year maturity;

•	a $150.0 million incremental senior secured Term Loan B-2; and

•	a $175.0 million senior secured revolving credit facility with a six-year maturity.

Revolving loans under the revolving credit facility will be available so long as the aggregate amount to be incurred, together with other loans outstanding under the term loan facility and certain other debt, does not exceed an amount that is $1,000 less than 15% of our consolidated net tangible assets. The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. Up to $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, a portion of the revolving credit facility is available for swing line loans. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the revolving credit facility on a dollar for dollar basis.

Intelsat Corp borrowed $150.0 million under its revolving credit facility on January 15, 2008 to repay at maturity its 6 3/8% Senior Secured Notes due 2008. Upon consummation of the New Sponsors Acquisition, Intelsat Corp also executed a joinder agreement pursuant to which it borrowed under a $150.0 million incremental Tranche B-2 Term Loan. Intelsat Corp used the net proceeds, together with cash on hand, to repay the $150.0 million borrowing under its revolving credit facility.

On January 25, 2008, also in connection with the New Sponsors Acquisition, Intelsat Corp amended the Intelsat Corp Amended and Restated Credit Agreement. The amendment became effective on February 4, 2008 and amended and modified the Intelsat Corp Amended and Restated Credit Agreement to, among other things: (a) change the applicable margin (i) on ABR loans that are Term Loans to a rate of 1.50% per annum, (ii) on LIBOR loans that are Term Loans to a rate of 2.50% per annum, (iii) on ABR Loans that are Revolving Credit Loans or Swingline Loans to a rate of between 1.50% and 1.875%, and (iv) on LIBOR Loans that are Revolving Credit Loans or Swingline Loans to a rate of between 2.50% and 2.875%; (b) reduce the size of the revolving facility by $75.0 million and add a $75.0 million incremental revolving credit facility provision; (c) split the Tranche B-2 Term Loan into three equal tranches—Tranche B-2-A, Tranche B-2-B and Tranche B-2-C; (d) add language requiring the payment of a prepayment premium for prepayments of the term loans prior to February 4, 2011 (with respect to the Tranche B-2-A Term Loans) or February 4, 2010 (with respect to the Tranche B-2-B Term Loans), in each case, subject to certain exceptions; (e) make certain changes permitting the New Sponsors Acquisition; (f) add a financial maintenance covenant to require compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio of less than or equal to 4.5 to 1.0; and (g) appoint Credit Suisse, Cayman Islands Branch as successor administrative agent.

Intelsat Corp’s obligations under its senior secured credit facilities are guaranteed by its current and certain future domestic subsidiaries. The obligations under Intelsat Corp’s senior secured credit facilities are secured by a perfected first priority security interest to the extent legally permissible in substantially all of Intelsat Corp’s tangible and intangible assets and substantially all of the tangible and intangible assets of each of its current and future domestic subsidiaries, with certain exceptions.

Certain of the collateral pledged to secure Intelsat Corp’s obligations under its senior secured credit facilities is shared with the holders of Intelsat Corp’s $125.0 million 6 7/8% Senior Secured Debentures due 2028.

Prepayments

Borrowings under the senior secured credit facilities are subject to a prepayment premium in the event that the Tranche B-2-A Term Loans are prepaid prior to February 4, 2011 or that the Tranche B-2-B Term Loans are prepaid prior to February 4, 2010, in each case, subject to certain exceptions.

Covenants

The senior secured credit facilities contain customary representations, warranties and covenants for a borrower such as Intelsat Corp, including limitations on Intelsat Corp’s or its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock, subject to certain exceptions;

•	pay dividends, or make redemptions and repurchases, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale leaseback transactions; and

•	engage in transactions with affiliates.

The senior secured credit facilities do not contain a limitation on capital expenditures. The senior secured credit facilities require Intelsat Corp to maintain a pro forma senior secured net debt leverage ratio not greater than 4.5 to 1.0 at the end of each fiscal quarter. Lenders holding a majority of the outstanding obligations and undrawn commitments under the revolving credit facility have the ability to amend, modify or waive any default under the senior secured net debt leverage ratio covenant.

Events of Default

The senior secured credit facilities contain events of default with respect to:

•	default in payment of principal when due;

•	default in the payment of interest, fees or other amounts after a specified grace period;

•	material breach of the representations or warranties;

•	default in the performance of specified covenants;

•	failure to make any payment when due, under any indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain ERISA violations;

•	invalidity of any security agreement or guarantee;

•	material judgments; or

•	a change of control (as defined in the senior secured credit facilities).

2008 Corp Notes

On July 18, 2008, Intelsat Corp issued $658.1 million of 9 1/4% Senior Notes due 2014 and $580.7 million of 9 1/4% Senior Notes due 2016, referred to collectively as the 2008 Corp Notes, the proceeds of which were used to repay $658.1 million borrowings under a backstop senior unsecured credit agreement due 2014 and $580.7 million of borrowings under a backstop senior unsecured credit agreement due 2016.

Interest on the 9 1/4% Senior Notes due 2014 is payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2009. These notes mature on August 15, 2014.

Intelsat Corp may redeem these notes on or after August 15, 2009 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp makes certain asset sales, Intelsat Corp may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest (as defined in the 9 1/4% Senior Notes due 2014), if any.

Interest on the 9 1/4% Senior Notes due 2016 is payable semi-annually on June 15 and December 15 of each year, beginning December 15, 2008. These notes mature on June 15, 2016.

Prior to June 15, 2011, Intelsat Corp has the option to redeem all or a portion of these notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Intelsat Corp may also redeem these notes on or after June 15, 2011 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp makes certain asset sales, it may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any.

The indentures governing the 2008 Corp Notes limit Intelsat Corp’s ability and the ability of its restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and leaseback transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of Intelsat Corp’s restricted subsidiaries to make dividends or distributions to Intelsat Corp; and engage in transactions with affiliates. Subject to certain exceptions, the indentures permit Intelsat Corp and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Intelsat Corp 6 7/8% Senior Secured Debentures due 2028

Intelsat Corp issued its 6 7/8% Senior Secured Debentures due 2028 pursuant to an indenture, dated January 16, 1998, between Intelsat Corp and JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as Trustee. The 6 7/8% Senior Secured Debentures due 2028 are limited to $125.0 million aggregate principal amount, all of which is presently outstanding. The indenture governing these securities contains limitations on Intelsat Corp’s ability to incur liens and enter into sale and leaseback transactions. These debentures are secured equally and ratably with respect to certain pledged collateral under Intelsat Corp’s senior secured credit facilities.

DESCRIPTION OF THE NOTES

General

Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Notes” section, the “Issuer,” “we,” “us” and “our” mean Intelsat (Bermuda), Ltd. (now known as Intelsat (Luxembourg) S.A.) and not any of its Subsidiaries, and “Holdings” means Intelsat, Ltd. (now known as Intelsat S.A.) and not any of its Subsidiaries.

On June 27, 2008, the Issuer issued $2,805,000,000 aggregate principal amount of 11 1/4% senior cash-pay notes due 2017 (the “senior cash-pay notes”) and $2,230,971,000 aggregate principal amount of 11  1/2%/12 1/2 % senior PIK election notes due 2017, which principal amount has decreased to $2,149,991,000 as a result of our repayment of $400,000,000 aggregate principal amount offset by our election to settle interest payments by increasing the principal amount thereof (the “senior election notes” and, together with the senior cash-pay notes, the “notes”). On January 20, 2010, the Issuer issued $2,805,000,000 aggregate principal amount of registered senior cash-pay notes and $2,149,991,000 aggregate principal amount of registered senior election notes in exchange for an equal amount of its unregistered senior cash-pay notes and an equal amount of its unregistered senior election notes, respectively, that were properly tendered in the related exchange offer. The Issuer issued the notes under an indenture, dated as of June 27, 2008, among Intelsat Bermuda, as issuer, Intelsat, Ltd., as parent guarantor, and Wells Fargo Bank, National Association, as Trustee. Copies of the indenture may be obtained from the Issuer upon request. The original notes were issued to refinance certain indebtedness of the Issuer incurred on February 4, 2008 in connection with the consummation of the Transactions and the new notes were issued to satisfy the Issuer’s obligation to carry out an exchange offer. Intelsat, Ltd. executed the indenture to provide a guarantee of the notes, but Intelsat, Ltd. is under no obligation to continue such guarantee. The notes are not guaranteed by any of our Subsidiaries.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

The terms of the new notes are identical in all material respects to the terms of the original notes, except that the new notes have been registered under the Securities Act and therefore do not contain transfer restrictions nor provisions for an increase in the interest rate related to defaults in the agreement to carry out an exchange offer.

We may issue additional senior cash-pay notes (the “additional senior cash-pay notes”) and additional senior election notes (the “additional senior election notes” and, together with the additional senior cash-pay notes, the “additional notes”) from time to time after this offering without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In connection with the payment of PIK Interest (as defined under “Terms of the Notes—Senior Election Notes”), the Issuer is entitled to, without the consent of the holders (and without regard to any restrictions or limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the senior election notes or issue additional senior election notes (the “PIK Notes”) under the indenture on the same terms and conditions as the senior election notes issued on the Issue Date (in each case, the “PIK Payment”). The notes and any additional notes subsequently issued under the same indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the Notes” include any additional notes and PIK Notes that are actually issued and any increase in the principal amount of the outstanding senior election notes (including PIK Notes) as a result of a PIK Payment, and references to “principal amount” of the notes include any increase in the principal amount of the outstanding senior election notes (including PIK Notes) as a result of a PIK Payment.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior cash-pay notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The senior election notes will be issued only in fully registered form, without coupons, and will initially be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof and, if a PIK Payment is made, in denominations of $1.00 and any integral multiple of $1.00 in excess of $1.00. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

Each series of the notes will be unsecured senior obligations of the Issuer. The notes will not be entitled to the benefit of any mandatory sinking fund.

Senior Cash-pay Notes

The senior cash-pay notes mature on February 4, 2017 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. The senior cash-pay notes bear interest at 11 1/4% per annum. Interest on the senior cash-pay notes will be payable semi-annually in arrears on each February 15 and August 15. The first interest payment was made on August 15, 2008. The Issuer will make each interest payment to the holders of record of the senior cash-pay notes on the immediately preceding June 1 and December 1. Interest on the senior cash-pay notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Senior Election Notes

The senior election notes mature on February 4, 2017 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date.

For any interest period through February 4, 2013, the Issuer may, at its option, elect to pay interest on the senior election notes:

(1) entirely in cash (“Cash Interest”);

(2) entirely by increasing the principal amount of the outstanding senior election notes or by issuing additional senior election notes (“PIK Interest”); or

(3) 50% as Cash Interest and 50% as PIK Interest.

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee 10 Business Days prior to the beginning of such interest period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any interest period, interest on the senior election notes will be payable in the form of the interest payment for the prior interest period. After February 15, 2013 the Issuer will make all interest payments on the senior election notes in cash.

Cash Interest on the senior election notes will accrue at the rate of 11 1/2% per annum, and will be payable in cash. PIK Interest on the senior election notes will accrue at a rate per annum equal to the Cash Interest rate plus 1.00% and be payable (a) with respect to the senior election notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding senior election notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (b) with respect to senior election notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the Registrar. Following an increase in the principal amount of the outstanding senior election notes represented by global notes as a result of a PIK Payment, such senior election notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on February 4, 2017, and will be governed by, and subject to the terms, provisions and conditions of, the indenture and shall have the same rights and benefits as the senior election notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on the senior election notes will be payable semi-annually in arrears on each February 15 and August 15. The first interest payment was made on August 15, 2008. The Issuer will make each interest payment to the holders of record of the senior election notes on the immediately preceding February 1 and August 1. Interest on the senior election notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid with respect to such senior election notes, from and including the Issue Date or, in the case of any PIK Notes, from the applicable date of increase in principal amount or issuance thereof, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Senior Cash-pay Notes

On and after February 15, 2013, the Issuer may redeem the senior cash-pay notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2013	105.625%
2014	102.813%
2015 and thereafter	100.000%

In addition, prior to February 15, 2013, the Issuer may redeem the senior cash-pay notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior cash-pay notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption of Senior Cash-pay Notes Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2011, the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the senior cash-pay notes (calculated after giving effect to any issuance of additional senior cash-pay notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior cash-pay notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption of senior cash-pay notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase senior cash-pay notes in the open market or otherwise. The Issuer may also redeem the notes under the circumstances described below under “—Redemption for Taxation Reasons.”

Senior Election Notes

On and after February 15, 2013, the Issuer may redeem the senior election notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2013	105.750%
2014	102.875%
2015 and thereafter	100.000%

In addition, prior to February 15, 2013, the Issuer may redeem the senior election notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior election notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption of Senior Election Notes Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2011, the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the senior election notes (calculated after giving effect to any issuance of additional senior election notes and PIK Notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 111.50% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior election notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption of senior election notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase senior election notes in the open market or otherwise. The Issuer may also redeem the notes under the circumstances described below under “—Redemption for Taxation Reasons.”

Payment of Additional Amounts

If the Issuer (or any Guarantor) is required by law to deduct or withhold taxes imposed by a Relevant Tax Jurisdiction on payments to holders, it will pay additional amounts on those payments to the extent described in this section. “Relevant Tax Jurisdiction” means Bermuda, or another jurisdiction (such as Luxembourg) in which the Issuer or a Guarantor, if any, or a successor of any of them, is organized, is resident or engaged in business for tax purposes or through which payments are made on or in connection with the notes.

The Issuer (or any Guarantor) will pay to any holder so entitled all additional amounts that may be necessary so that every net payment of interest, principal, premium or other amount on that note will not be less than the amount provided for in that note. “Net payment” refers to the amount the Issuer or any paying agent pays the holder after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

The Issuer (and any Guarantor) will also indemnify and reimburse holders for

•

taxes (including any interest, penalties and related expenses) imposed on the holders by a Relevant Tax Jurisdiction if and to the same extent that a holder would have been entitled to receive additional amounts if the Issuer (or any Guarantor) had been required to deduct or withhold those taxes from payments on the notes; and

•

stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the notes or other related documents and obligations.

This obligation to pay additional amounts is subject to several important exceptions, however. The Issuer (or any Guarantor) will not pay additional amounts to any holder for or on account of any of the following:

•

any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of or possessor of power over the relevant holder if the holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the jurisdiction imposing the tax (other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge imposed solely because the holder (or if the holder is not the beneficial owner, the beneficial owner) that is legally able to do so fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the note, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to exemption from the tax, assessment or other governmental charge and the Issuer has given the holders at least 60 days’ notice that holders will be required to provide such information and identification;

•

any tax, assessment or other governmental charge with respect to a note presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period; and

•

any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income, which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Redemption for Taxation Reasons

The Issuer will be entitled, at its option, to redeem any series of the notes in whole if at any time it becomes obligated to pay additional amounts on any notes on the next interest payment date with respect to such series of notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective or is announced after the Issue Date and provided the Issuer cannot avoid the obligation after taking reasonable measures to do so. If the Issuer redeems the notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and additional interest, if any, and any other amounts due to the redemption date.

If the Issuer becomes entitled to redeem the notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Issuer must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay additional amounts. In addition, the Issuer’s obligation to pay additional amounts must remain in effect when it gives the notice of redemption. Notice of the Issuer’s intent to redeem the notes shall not be effective until such time as it delivers to the Trustee both a certificate signed by two of its officers stating that the obligation to pay additional amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Issuer is obligated to pay additional amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

Selection

In the case of any partial redemption of a series of notes, selection of the senior cash-pay notes or senior election notes, as applicable, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed. Any redemption and notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Ranking

The Indebtedness evidenced by the notes is unsecured senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and is senior in right of payment to any future Subordinated Indebtedness of the Issuer. The notes are effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. The notes are effectively subordinated to any Indebtedness and other liabilities of any Subsidiaries of the Issuer. On the Issue Date and as of the date hereof, no Subsidiaries of the Issuer guaranteed the notes.

At December 31, 2009 (1) the Issuer and its Subsidiaries had approximately $14.8 billion aggregate principal amount of Indebtedness (including the notes) ranking pari passu with the notes outstanding on a consolidated basis, approximately $2.4 billion of which was Secured Indebtedness (including capital leases but excluding unused commitments); (2) the Issuer did not have any Subordinated Indebtedness outstanding; and (3) the Issuer’s Subsidiaries had approximately $9.8 billion of Indebtedness outstanding all of which was effectively senior to the notes.

Intelsat, Ltd. had approximately $15.6 billion aggregate principal amount of Indebtedness on a consolidated basis, approximately $2.4 billion of which was secured debt.

Although the indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless one or more Subsidiaries will be Guarantors, claims of creditors of Subsidiaries of the Issuer, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that will not be Guarantors. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “Risk Factors.”

Guarantees

On the Issue Date and as of the date hereof, no Subsidiaries of the Issuer guaranteed the notes. In certain circumstances after the Issue Date, Subsidiaries of the Issuer may be required to guarantee the notes. See “—Certain Covenants—Future Guarantors.” Any Parent of the Issuer may guarantee the notes on or after the Issue Date, but no value should be assigned to such guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time. The notes are unconditionally guaranteed by Holdings, but Holdings is not subject to the covenants in the indenture and you should not assign any value to such guarantee.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly Owned Subsidiary of a Parent of the Issuer; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent of the Issuer.

Notwithstanding the foregoing, none of (i) the Transactions (and any related change in the composition of the Board of Directors of Holdings in connection therewith), (ii) any Specified Merger/Transfer Transaction, as described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” or (iii) any Subsidiary Transfer Transaction, shall constitute a Change of Control.

Within 90 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Issuer or any of its affiliates.

The Credit Agreements, the New Intelsat Jackson Unsecured Credit Agreement, the indentures governing our existing and future notes, and other existing and future indebtedness of the Issuer and its Subsidiaries contain or may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreements, the New Intelsat Jackson Unsecured Credit Agreement and other existing and future Indebtedness do not or may not permit the Issuer’s Subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer’s Indebtedness and other future Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such Indebtedness, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the Trustee and the holders the rights described under “—Defaults.” In the event that the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects to seek third-party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains provisions in respect of certain covenants including, among others, those summarized below:

Suspension of Covenants. During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(7) “—Future Guarantors”; and

(8) “—Maintenance of Insurance”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, any Guarantees of the Subsidiary Guarantors, if any, will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees, if any, of any Subsidiary Guarantors will be reinstated if such guarantees are then required by the terms of the indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date (with amounts calculated from the respective dates specified in that covenant and the related definitions) and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary of the Issuer may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 8.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $4,000.0 million outstanding at any one time;

(b) the Incurrence by the Issuer (and, if applicable, any Guarantors) of Indebtedness represented by the notes (including the payment of PIK Interest through an increase in the principal amount of senior election notes and/or the issuance of PIK Notes, but not including any additional notes) (and the Guarantees, as applicable) and any exchange notes (and exchange guarantees thereof);

(c) Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date, including any Indebtedness Incurred on the Issue Date (other than Indebtedness described in clauses (a) and (b)) and under any Backstop Credit Facility;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $450.0 million and (y) 4% of Total Assets of the Issuer at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations (other than for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, completion guarantees and the Lockheed Note provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $650.0 million and (y) 4% of Total Assets of the Issuer at any one time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s), (t) and (v) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes, such Refinancing Indebtedness is junior to the notes, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(4) shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t)

and provided, further, that subclause (1) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the notes or (B) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation, either (A) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant or (B) the Debt to Adjusted EBITDA Ratio of the Issuer would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Contribution Indebtedness;

(t) Indebtedness of Restricted Subsidiaries that are not Guarantors; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $75.0 million and (y) 10% of the Total Assets of the Restricted Subsidiaries of Intelsat Sub Holdco that are not guarantors of any Indebtedness of the Issuer;

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v) Indebtedness of the Issuer or any of its Restricted Subsidiaries Incurred to repay, repurchase or refinance any of the Existing Subsidiary Notes or the Intelsat Jackson Unsecured Credit Agreement.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreements outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a). Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.75 to 1.0; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after February 4, 2008 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13)(d) (only to the extent that the Issuer does not designate any such Holdings Principal Distributions to reduce the amount of Restricted Payments that may be made in reliance on clause (10)) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense (it being understood that for purposes of calculating Cumulative Interest Expense for this purpose only, any of the Issuer’s or its Subsidiaries’ non-cash interest expense and amortization of original issue discount shall be excluded).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any Parent of the Issuer or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, if any, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the sale of any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of the Issuer or any Parent of the Issuer or contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, if any, made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Subsidiary Guarantor, if any, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the maturity date of any notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any Parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any Parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $35.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $70.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any Parent of the Issuer that occurs after February 4, 2008 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer, any Parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after February 4, 2008;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that the cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, of any direct or indirect Parent of the Issuer or of any Restricted Subsidiary of the Issuer in connection with a repurchase of Equity Interests of the Issuer or any Parent of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after February 4, 2008, (b) to any Parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Issuer issued after February 4, 2008 and (c) on Refunding Capital Stock in excess of amounts permitted pursuant to clause (2) of this paragraph; provided, however, that (A) in the case of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (B) the aggregate amount of dividends declared and paid pursuant to clauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after February 4, 2008;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $125.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s ordinary shares or common stock (or the payment of dividends to any Parent of the Issuer, as the case may be, to fund the payment by any Parent of the Issuer of dividends on such entity’s ordinary shares or common stock) of up to 7.5% per annum of the net proceeds received by the Issuer from any public offering of ordinary shares or common stock or contributed to the Issuer by any Parent of the Issuer from any public offering of ordinary shares or common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $200.0 million if, immediately after giving effect to such Restricted Payment on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.75 to 1.0; provided that the amount of Restricted Payments permitted pursuant to this clause (10) shall be reduced (but not to less than zero) by an amount equal to the amount of Holdings Principal Distributions that the Issuer designates at the time of making such Holdings Principal Distributions to reduce the amount of Restricted Payments that may be made pursuant to this clause (10);

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) (a) with respect to any tax year or portion thereof that a Tax-affected Investor would be required to recognize on a current basis taxable income attributable to earnings and profits of the Issuer or its Subsidiaries in advance of any distribution of such earnings and profits by the Issuer, an amount equal to the product of (i) the amount of the income so required to be included (it being understood that for purposes of calculating such income pursuant to clause (a), any of the Issuer’s non-cash interest expense and amortization of original issue discount shall be excluded) and (ii) the Presumed Tax Rate; provided that in the case of any such distribution other than a distribution solely on account of any Parent of the Issuer qualifying as a Flow Through Entity, the Trustee shall have received an opinion of nationally recognized tax counsel to the effect that the earnings and profits of the Issuer and its Subsidiaries are subject to inclusion in income of a Tax-affected Investor on a current basis in advance of any distribution of such earnings and profits; and

(b) for any taxable year, payment of dividends or other distributions to any Parent of the Issuer if any Parent of the Issuer is required to file a consolidated, unitary or similar tax return reflecting income of the Issuer or its Restricted Subsidiaries in an amount equal to the portion of such taxes attributable to the Issuer and/or its Restricted Subsidiaries that are not payable directly by the Issuer or its Restricted Subsidiaries, but not to exceed the amount that the Issuer or such Restricted Subsidiaries would have been required to pay in respect of taxes if the Issuer and such Restricted Subsidiaries had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such Parent);

(13) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans to, any Parent, in amounts required for such Parent to:

(a) pay amounts equal to the amounts required for any Parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent of the Issuer and general corporate overhead expenses of any Parent of the Issuer, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay amounts equal to amounts required for any Parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) pay cash interest on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any cash interest on any Indebtedness refinancing the Existing Holdings Notes; provided, that such Indebtedness remains the sole obligation of Holdings (or any successor thereto) and the principal amount of any such Indebtedness redeeming, refinancing or replacing the Existing Holdings Notes does not exceed the principal amount of the Indebtedness refinanced, plus any premiums, fees and expenses payable in connection with such refinancing; and

(d) pay principal and premium, if any, on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any principal and premium, if any, on any Indebtedness refinancing the Existing Holdings Notes; provided that immediately after giving effect to such payment on a pro forma basis, the Borrower would have a Debt to Adjusted EBITDA Ratio of less than or equal to (x) 7.75 to 1.0, in the case of the 7 5/8% Senior Notes due 2012 and (y) 7.50 to 1.0, in the case of the 6 1/2% Senior Notes due 2013 (any such payments made pursuant to this subclause (d), “Holdings Principal Distributions”); provided further that the Issuer shall deliver a certificate to the Trustee at the time of making any Holdings Principal Distributions that designates a reduction of an equal amount of Restricted Payments that may be made pursuant to clause (10) of this paragraph and/or clause (3) of the first paragraph of this covenant (which latter clause may be reduced to below zero) in such proportion as the Issuer designates in such certificate;

(14) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including pursuant to or as contemplated by the Acquisition Documents, whether prior to or on the Issue Date or thereafter), or owed by the Issuer or any Parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(19) the repurchase, redemption or other acquisition or retirement for value (including repayment at maturity) of the Lockheed Note (including any payments to any Parent of the Issuer to effect the foregoing); provided that any Indebtedness Incurred in connection with any such redemption, repurchase or other acquisition is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(20) the repurchase, redemption or other acquisition or retirement for value of any of the Existing Holdings Notes from the proceeds of a Specified Sale/Leaseback Transaction (including any payments to any Parent of the Issuer to effect the foregoing); and

(21) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans by the Issuer or any of its Restricted Subsidiaries to, any Parent of the Issuer to the extent that amounts equal to such dividends, distributions, other amounts or loans are promptly contributed to the capital of the Issuer by such Parent or otherwise promptly repaid by such Parent to the Issuer or any Restricted Subsidiary of the Issuer (whether in the form of interest or principal or other payment on debt existing on the Issue Date); provided, that any amounts contributed to the capital of the Issuer or otherwise repaid pursuant to this clause (21) shall be excluded from the calculation set forth in the definition of the term “Cumulative Credit”;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (10), (11), (13)(c), (17) and (19), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date and the date hereof, all of the Issuer’s Subsidiaries were Restricted Subsidiaries other than Intelsat New Dawn Company, Ltd., New Dawn Satellite Company, Ltd. and New Dawn Distribution Company, Ltd. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Matters Relating to Government Business Subsidiaries. The indenture provides that the Issuer will use its commercially reasonable efforts (as may be permitted under that certain proxy agreement (the “Proxy Agreement”) among Intelsat General Corporation (“Intelsat General”) and the other parties thereto, and as may be permitted under any substantially similar agreement), and will use its commercially reasonable efforts (as may be permitted under the Proxy Agreement, and as may be permitted under any substantially similar agreement) to cause its Restricted Subsidiaries (other than Intelsat General, and other than any other Government Business Subsidiary), not to allow or permit, directly or indirectly, Intelsat General, or such other Government Business Subsidiary, to take, or fail to take, any action that would violate the covenants and terms of the indenture governing the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date or entered into in connection with the refinancing of the existing indebtedness of Intelsat Jackson, including pursuant to the Credit Agreements and the other Senior Credit Documents, any Backstop Credit Facility, the Intelsat Jackson Unsecured Credit Agreement, documents and agreements relating to the Specified Intercompany Agreements, the Existing Holdings Notes, the Existing Subsidiary Notes, the Intelsat Bermuda Loan, the Lockheed Note and the New Intelsat Jackson Unsecured Credit Agreement;

(2) the indenture and the notes (and any exchange notes) and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing that, in the good faith judgment of the Issuer, are necessary or advisable in connection therewith; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) agreements and instruments, including agreements and instruments governing Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such agreements or instruments are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in any Credit Agreement and the other Senior Credit Documents, any Backstop Credit Facility, the Intelsat Jackson Unsecured Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement, the Intelsat Bermuda Loan or in an indenture or agreement governing the Existing Holdings Notes, the Existing Subsidiary Notes or the original notes, in each case, as in effect or entered into on the Issue Date or entered into in connection with the refinancing of existing indebtedness of Intelsat Jackson or (B) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith);

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 6.25% of Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 485 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness and other than Pari Passu Indebtedness that is Indebtedness represented by the Issuer’s guarantee of Indebtedness of any Restricted Subsidiary of the Issuer), the Issuer will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that if an offer to purchase any Indebtedness of the Issuer or its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment. Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $55.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness) that is an integral multiple of $1,000, provided that no notes of $2,000 or less shall be purchased in part, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $55.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and Pari Passu

Indebtedness) to be purchased will be determined pro rata based on the principal amount so tendered and the selection of the actual notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or Pari Passu Indebtedness) of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any Parent of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger or amalgamation of the Issuer and any direct parent company of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Investments under the definition of “Permitted Investments”;

(3) the entering into of any agreement to pay, and the payment of, management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer or any Parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Issuer in good faith or (y) made pursuant to any agreement described under Item 13 “Certain Relationships and Related Transactions, and Director Independence” in Intelsat, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2007;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable judgment of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or any Parent of the Issuer;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any Parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any Parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such Parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) any transaction pursuant to or in connection with the Specified Intercompany Agreements.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Issuer against or on any asset or property now owned or hereafter acquired by the Issuer, or any income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the notes are equally and ratably secured;

provided that any Lien which is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (unless the SEC will not accept such a filing), and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files or, in the case of a Form 6-K, furnishes (or attempts to file or furnish) them with the SEC,

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), an annual report (which, if permitted under applicable rules of the SEC, may be the annual report of Holdings or another Parent of the Issuer) on Form 10-K or 20-F (or any successor or comparable forms) containing the information required to be contained therein (or required in such successor or comparable form) and

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), a quarterly report (which, if permitted under applicable rules of the SEC, may be the quarterly report of Holdings or another Parent of the Issuer) on Form 10-Q or 6-K (or any successor or comparable forms), including a Management’s Discussion and Analysis of Financial Condition and Results of Operations or substantially similar section (whether or not required by such form).

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if it or Holdings or another Parent of the Issuer has filed (or, in the case of a Form 6-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any Parent of the Issuer is or becomes a Guarantor or co-obligor of the notes, the indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent; provided that, if required by Regulation S-X under the Securities Act, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors, if any, and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand. The indenture specifically permits the Issuer to satisfy this covenant by furnishing financial information relating to Holdings.

Future Guarantors. The indenture provides that the Issuer will not permit any of its Restricted Subsidiaries (other than (i) any Receivables Subsidiary formed in connection with a Qualified Receivables Financing and (ii) any License Subsidiary in connection with any guarantee of any Credit Agreement) that is not a Subsidiary Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Issuer other than Permitted Debt unless such Subsidiary executes and delivers to the Trustee a guarantee or a supplemental indenture in form and substance satisfactory to the Trustee (together with such opinions or certificates reasonably requested in connection therewith) pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee of a Guarantor shall be released in accordance with the provisions of the indenture described below. Any Parent of the Issuer may guarantee the notes on or after the Issue Date, but no value should be assigned to this guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time. Upon issuance thereof, the notes will be unconditionally guaranteed by Holdings, but Holdings will not be subject to the covenants of the indenture.

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor will be automatically released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the indenture governing the notes, or

(b) the Issuer designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which, after the Issue Date, is required to guarantee the notes pursuant to the covenant described above, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the indenture governing the notes are discharged in accordance with the terms of such indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Intelsat Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Maintenance of Insurance. The indenture provides that the Issuer will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Issuer or any Restricted Subsidiary for which the risk of loss passes to the Issuer or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Issue Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter, but only to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Issuer to be in the best interests of the Issuer, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, none of the Issuer or any of its Subsidiaries shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso in the immediately preceding sentence, the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the proviso in the immediately preceding sentence for the 120 days immediately following such expiration or non-renewal, provided that the Issuer or any of its Restricted Subsidiaries, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with the preceding proviso within such 120-day period.

The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

In the event of the unavailability of any In-Orbit Contingency Protection for any reason, the Issuer or a Restricted Subsidiary, as the case may be, shall, subject to the proviso to the first sentence of the first paragraph of this covenant above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

In the event that the Issuer or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) the Issuer is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or any Subsidiary or Parent of the Issuer or under the laws of Bermuda or any country that is a member of the European

Union (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer or any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, the District of Columbia, any territory of the United States, Bermuda or any country that is a member of the European Union so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”).

The indenture contains similar provisions relating to the consolidation, amalgamation, merger or sale of all or substantially all of the assets of any Subsidiary Guarantor.

Notwithstanding the foregoing, nothing in this covenant shall prevent any Subsidiary Transfer Transaction, which need not comply with this covenant.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continues for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture; provided, however, that to the extent such failure relates solely to an action or inaction by Intelsat General or another Government Business Subsidiary, and the Issuer and its Restricted Subsidiaries have otherwise complied with the covenant described under “—Certain Covenants—Matters Relating to Government Business Subsidiaries,” no Event of Default shall occur,

(4) the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Parent of the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”), or

(6) the failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes under the indenture notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes under the indenture by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes under the indenture have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture; provided that if any amendment, waiver or other modification would only affect the senior cash-pay notes or the senior election notes, as applicable, only the consent of the holders of at least a majority in principal amount of the then outstanding senior cash-pay notes or senior election notes (and not the consent of at least a majority in principal amount of all notes), as the case may be, shall be required. However, without the consent of each holder of such outstanding notes affected, no amendment may, among other things:

(1) reduce the amount of such notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(8) expressly subordinate the notes to any other Indebtedness of the Issuer.

Notwithstanding the preceding, without the consent of any holder, the Issuer and the Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the indenture and the notes, to provide for the assumption by a successor Guarantor of the obligations of a Subsidiary Guarantor under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuer or any Parent of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Parent of the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to effect any provision of the indenture (including to release any Guarantees in accordance with the terms of the indenture) or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the noteholders under such indenture a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Issuer (other than Holdings) or any Parent of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to any or all outstanding notes under the indenture when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors, if any, have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor, if any, will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), or (6) under “—Defaults” or because of the failure of the Issuer to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the transactions pursuant to which Serafina Acquisition Limited became the owner of all of the outstanding share capital of Intelsat Holdings pursuant to the Transaction Agreement.

“Acquisition Documents” means the Transaction Agreement, the Credit Agreements, the Backstop Credit Facilities, the indentures governing the notes, the Corp Notes, the Sub Holdco Notes, the Intermediate Holdco Notes and the Intelsat Jackson Notes, the Specified Intercompany Agreements, the agreements or documents entered into in connection with the backstop financing commitments as a result of the Change of Control Offers and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided that any interest expense set forth in clause (4) of the definition of Consolidated Interest Expense shall be included in the calculation of Adjusted EBITDA solely for purposes of calculating Cumulative Credit, unless the same was deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, facility closure costs, leasehold termination costs or excess pension charges); plus

(5) (a) the amount of any fees or expenses incurred or paid in such period for transition services related to satellites or other assets or businesses acquired and (b) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals relating to such fees and related expenses) during such period, provided that such amount pursuant to subclause (b) shall not exceed in any four-quarter period the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of such Person and its Restricted Subsidiaries; plus

(6) reversals of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicações e Participações, Ltda.’s involvement in arrangements with Sky Multi-Country Partners; plus

(7) collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

(8) leaseback expenses net of deferred gains;

less, without duplication,

(9) any gross profit (loss) on sales-type leases included in Consolidated Net Income for such period; and

(10) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note at February 15, 2013 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such note (assuming that the applicable cash interest rate per annum on the notes was in effect for the entire period) through February 15, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business (including the sale or leasing (including by way of sales-type lease) of transponders or transponder capacity and the leasing or licensing of teleports);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $50.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) of reasonably comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $50.0 million shall be evidenced by an Officers’ Certificate, and (2) $100.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosures on assets or property of the Issuer or its Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any disposition of inventory or other assets (including transponders, transponder capacity and teleports) in the ordinary course of business;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) a sale of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(n) any Event of Loss;

(o) any sale or other disposition of assets or property in connection with a Specified Sale/Leaseback Transaction;

(p) any sale of an Excluded Satellite; provided, that for purposes of this clause (p) of this definition of Asset Sale, references in the definition of Excluded Satellite to $75.0 million shall be deemed to be $50.0 million; and provided further, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under “—Certain Covenants—Asset Sales”;

(q) any disposition of assets, equity or property of the Issuer or any Restricted Subsidiary of the Issuer pursuant to the Specified Intercompany Agreements; and

(r) any disposition of assets in connection with the Transactions.

“Backstop Credit Facility” means each agreement or instrument (including indentures) executed in connection with a financing contemplated by the Commitment Letter, dated June 19, 2007, by and among Serafina Acquisition Limited and the arrangers, agents and lenders party thereto, as amended or supplemented from time to time, including (for the avoidance of doubt) the New Intelsat Jackson Unsecured Credit Agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control Offers” means (i) each offer to purchase outstanding notes of the Issuer and its Subsidiaries pursuant to the indentures governing such series of notes and (ii) the offer to repay outstanding loans pursuant to the Intelsat Jackson Unsecured Credit Agreement, under which, in each case, the Acquisition resulted in a “change of control” as defined in each such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than such Person and its Restricted Subsidiaries; and

(4) with respect to any Person, consolidated interest expense of any Parent of such Person for such period with respect to the Existing Holdings Notes or any refinancing thereof to the extent cash interest is paid thereon pursuant to clause (13)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

less interest income for such period; provided, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the effect of any purchase accounting adjustments in connection with the Transactions; provided, further, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs) and fees, expenses or charges related to any offering of equity interests, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to, on or after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount of the Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted by the operation of the terms of any agreement applicable to such Restricted Subsidiary, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) (a) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded and (b) the effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Statement of Financial Accounting Standards Nos. 141 and 142 resulting from the application of purchase accounting, net of taxes, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) solely for purposes of calculating the Debt to Adjusted EBITDA Ratio, the costs and expenses related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(14) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants— Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(15) any net loss resulting from currency exchange risk Hedging Obligations shall be excluded;

(16) any reserves for long-term receivables and sales type lease adjustments, including customer-related long-term receivables evaluated as uncollectable shall be excluded;

(17) non-operating expenses, including transaction related fees and expenses related to acquisitions and due diligence for acquisitions shall be excluded; and

(18) minority interest expenses (less cash dividends actually paid to the holders of such minority interests) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to such Person or a Restricted Subsidiary of such Person in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (5) or (6) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, withholding taxes paid or accrued and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made (without duplication) to the capital of the Issuer or such Restricted Subsidiary after February 4, 2008 (other than any cash contributions in connection with the Transactions), provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the notes with a Stated Maturity later than the Stated Maturity of the notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreements” means the Intelsat Credit Agreement and the Intelsat Corp Credit Agreement.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Issuer for the period (taken as one accounting period) from and after January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after February 4, 2008 from the issue or sale of Equity Interests of the Issuer or any Parent of the Issuer (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after February 4, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary thereof issued after February 4, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any Parent of the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments”),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) above shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $50.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $100.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from and after January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date. In the event that such Person or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to

Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the calculation of “New Bermuda Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data of Intelsat, Ltd.” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, its Restricted Subsidiaries or any Parent of the Issuer or its Restricted Subsidiaries, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Employee Transfer Agreement” means the intercompany agreement regarding the transfer of substantially all of the employees of Intelsat Global Service Corporation to Intelsat Corp, dated as of July 3, 2006, between Intelsat Global Service Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or ordinary shares or Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such Parent’s common stock or ordinary shares registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Event of Loss” means any event that results in the Issuer or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Issuer as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined by the Issuer in good faith) received by the Issuer after February 4, 2008 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Excluded Satellite” means any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) (i) that is not expected or intended, in the good faith determination of the Issuer, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period or (ii) that has a net book value not in excess of $200.0 million or (iii) that (1) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required by the indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, in the good faith determination of the Issuer or (iv) for which In-Orbit Contingency Protection is available or (v) whose primary purpose is to provide In-Orbit Contingency Protection for the Issuer’s or its Subsidiaries’ Satellites (or portions) and otherwise that is not expected or intended, in the good faith determination of the Issuer, to earn revenues from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period.

“Existing Holdings Notes” means (i) the 7 5/8% Senior Notes due 2012 and (ii) the 6 1/2% Senior Notes due 2013, in each case, of Holdings.

“Existing Subsidiary Notes” means (a) the 8 1/4% Senior Notes due 2013, the 8 1/2% Senior Notes due 2015 (including any notes issued in exchange therefor), the 8 5/8% Senior Notes due 2013, and the 8 7/8% Senior Notes due 2015 (including any notes issued in exchange therefor), in each case, of Intelsat Sub Holdco, (b) the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015 (including any notes issued in exchange therefor), in each case, of Intermediate Holdco, (c) the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor), the 11 1/4% Senior Notes due 2016 and the 11 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor), in each case, of Intelsat Jackson, and (d) the 6 7/8% Senior Secured Debentures due 2028, the 9% Senior Notes due 2014, the 9 1/4% Senior Notes due 2014 (including any notes issued in exchange therefor), the 9% Senior Notes due 2016, the 9 1/4% Senior Notes due 2016 (including any notes issued in exchange therefor), in each case, of Intelsat Corp, and the Intelsat Bermuda Intercompany Loan.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” means all authorizations, licenses and permits issued by the Federal Communications Commission or any governmental authority substituted therefor to the Issuer or any of its Subsidiaries, under which the Issuer or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its TT&C Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“G2 Transfer Agreement” means the Agreement and Plan of Merger, dated as of July 3, 2006, among Intelsat General, G2 Satellite Solutions Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes), and the other agreements entered into in connection therewith on or prior to July 3, 2006.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 28, 2005. For the purposes of the indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Business Subsidiary” means any Restricted Subsidiary of the Issuer, including Intelsat General Corporation for so long as it is a Restricted Subsidiary of the Issuer, that (i) is engaged primarily in the business of providing services to customers similar to the services provided on the Issue Date by Intelsat General Corporation and services or activities that are reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto and (ii) is subject to the Proxy Agreement or a substantially similar agreement substantially restricting the Issuer’s control of such Restricted Subsidiary.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” means Intelsat, Ltd., until a successor replaces it, and thereafter means such successor.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) Obligations under or in respect of any Qualified Receivables Financing; or (6) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

Notwithstanding anything in the indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards

No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.

“In-Orbit Contingency Protection” means transponder capacity that in the good faith determination of the Issuer is available on a contingency basis by the Issuer or its Subsidiaries, directly or by another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; it being understood that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of co-insurance in an amount up to $150.0 million) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the indenture.

“Intelsat Bermuda” means Intelsat (Bermuda), Ltd. until a successor replaces it, and thereafter means such successor.

“Intelsat Bermuda Loan” means the intercompany loans by Intelsat Bermuda (irrespective of any subsequent holder of such loans so long as a subsidiary of the Issuer) to PanAmSat Holdco to fund the payment of a portion of the purchase price of the acquisition of PanAmSat Holdco by Intelsat Bermuda and to fund the purchase of the 10 3/8% Senior Discount Notes due 2014 of PanAmSat Holdco and, in each case, fees and expenses related thereto.

“Intelsat Bermuda Transfer” means the transfer by Intelsat Bermuda of all of its assets (other than the capital stock of Intelsat Jackson) and all of its liabilities and obligations to Intelsat Jackson.

“Intelsat Corp” means Intelsat Corporation (formerly PanAmSat Corporation), until a successor replaces it, and thereafter means such successor.

“Intelsat Corp Credit Agreement” means (i) the amended and restated credit agreement entered into on July 3, 2006, among Intelsat Corp, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Corp, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Corp Credit Agreement,” one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Corp Refinancing” means the borrowing by Intelsat Corp of $150.0 million in aggregate principal amount pursuant to a new term loan under the Intelsat Corp Credit Agreement and the repayment of its 6 3/8 % Senior Secured Notes due 2008 with the proceeds of such borrowing.

“Intelsat Credit Agreement” means (i) the credit agreement entered into on July 3, 2006, among Intelsat Sub Holdco, Intelsat Intermediate Holdco, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Holdings” means Intelsat Holdings, Ltd. until a successor replaces it, and thereafter means such successor.

“Intelsat Intermediate Holdco” means Intelsat Intermediate Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson” means Intelsat Jackson Holdings, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on February 2, 2007 among Intelsat Bermuda, Holdings, the financial institutions named therein and Bank of America, N.A., as administrative agent, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including any agreement entered into in connection with the refinancing thereof as a result of the Jackson Change of Control Prepayment Offer, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Sub Holdco” means Intelsat Subsidiary Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means June 27, 2008, the date on which the original notes were initially issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Issuer, (i) in which the Issuer or a Restricted Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” means one or more wholly-owned Restricted Subsidiaries of the Issuer (i) that holds, was formed for the purpose of holding or is designated to hold FCC Licenses for the launch and operation of Satellites or for the operation of any TT&C Earth Station (other than any FCC License held by Intelsat General or any of its Subsidiaries) and (ii) all of the shares of capital stock and other ownership interests of which are held directly by the Issuer or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lockheed Note” means the $20.0 million note, dated November 25, 2002 from Intelsat Global Service Corporation to COMSAT Corporation.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any Parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any Parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any Parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any Parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any Parent of the Issuer, as applicable.

“Master Intercompany Services Agreement” means the Master Intercompany Services Agreement, dated as of July 3, 2006, among the Issuer and certain direct and indirect Parent companies and Subsidiaries of the Issuer and the other parties thereto, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the third paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Transponder Capacity” means the aggregate transponder capacity for all in-orbit transponders then owned by the Issuer and its Restricted Subsidiaries.

“New Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on July 1, 2008 among Intelsat Jackson, Holdings, the Issuer, Credit Suisse, Cayman Islands Branch, as Administrative Agent, the financial institutions named therein, and the other parties thereto, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “New Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Offering Memorandum” means the offering memorandum relating to the offering of the original notes dated June 24, 2008, together with any supplement thereto.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“PanAmSat Holdco” means Intelsat Holding Corporation (formerly PanAmSat Holding Corporation), until a successor replaces it, and thereafter means such successor.

“Parent” means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment with the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, (i) the Sponsors, (ii) the Management Group, (iii) any Parent of the Issuer, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and/or (iii) above, and that (directly or indirectly) hold or acquire beneficial ownership of the Voting Stock of the Issuer or any Parent of the Issuer (a “Permitted Holder Group”), so long as no Person or other “group” (other than Permitted Holders specified in clauses (i)—(iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by such Permitted Holder Group. Any one or more Persons or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its (or their) Affiliates, constitute an additional Permitted Holder or Permitted Holders, as applicable.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date, any Investments made pursuant to binding commitments in effect on the Issue Date and Investments not in excess of $40.0 million outstanding at any one time in the aggregate made or contemplated to be made in Intelsat New Dawn Company, Ltd., an Unrestricted Subsidiary of the Issuer that will participate in a South African joint venture that will construct and operate one or more satellites;

(6) advances to employees not in excess of $40.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) [Reserved];

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $350.0 million and (y) 3% of Total Assets of the Issuer at the time of such Investment

(with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer or any Parent of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2)(a), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”; provided that the proceeds of the Indebtedness being guaranteed would be applied in a manner that would otherwise comply with the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (other than clause (4) of the first paragraph thereof);

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in a sale of assets or property that does not constitute an Asset Sale or in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in Joint Ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $100.0 million outstanding at any one time;

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) Investments in Subsidiaries or Joint Ventures formed for the purpose of selling or leasing transponders or transponder capacity to third-party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which investments are in the form of transfers to such Subsidiaries or Joint Ventures for fair market value transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or Joint Ventures; provided that all such Investments in Subsidiaries and Joint Ventures do not exceed 10% of Net Transponder Capacity; and

(23) any Investment in the notes or any other Indebtedness incurred or assumed in connection with the Transactions.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 2.50 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that in the case of clause (t), such Lien does not extend to the property or assets of the Issuer;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Subsidiary Guarantor of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Restricted Subsidiary;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(22) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any Parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancings” means, collectively, the (i) redemption of the outstanding Intelsat Jackson Floating Rate Senior Notes due 2013 and Floating Rate Senior Notes due 2015 and (ii) redemption of the outstanding Holdings 5 1/4% Senior Notes due 2008.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries mean Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“Satellite” means any satellite owned by the Issuer or any of its Restricted Subsidiaries and any satellite purchased by the Issuer or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and other operational changes (and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the calculation of “New Bermuda Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data of Intelsat, Ltd.” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Unsecured Bridge Loan Agreements” means the collective reference to (a) the $2,805,000,000 senior unsecured bridge loan agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat Bermuda, as borrower (by assignment and assumption), the several lenders from time to time parties thereto, Credit Suisse, Cayman

Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, (b) the $2,155,000,000 senior unsecured PIK election bridge loan agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat Bermuda, as borrower (by assignment and assumption), the several lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and (c) the notes issued pursuant to each such agreement and the guarantees thereof, if any, and the collateral documents relating thereto, if any, in each case as amended, supplemented or otherwise modified from time to time.

“Serafina Assignment” means the assignment by Serafina Acquisition Limited, immediately following the Intelsat Bermuda Transfer on February 4, 2008, of certain of its liabilities and obligations to Intelsat Bermuda, and the assumption by Intelsat Bermuda of such liabilities and obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Issuer or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Intercompany Agreements” means the Master Intercompany Services Agreement, the Employee Transfer Agreement, the G2 Transfer Agreement and the agreements or promissory notes evidencing the Intelsat Bermuda Loan and, in each case, agreements in connection therewith.

“Specified Sale/Leaseback Transaction” means one Sale/Leaseback Transaction pursuant to which the Issuer or its Restricted Subsidiaries sell one Satellite and related assets that is designated as a Specified Sale/Leaseback Transaction pursuant to an Officers’ Certificate.

“Sponsors” means (1) one or more investment funds advised, managed or controlled by BC Partners Holdings Limited or any Affiliate thereof, (2) one or more investment funds advised, managed or controlled by Silver Lake or any Affiliate thereof and (3) one or more investment funds advised, managed or controlled by any of the Persons described in clauses (1) and (2) of this definition, and, in each case, (whether individually or as a group) their Affiliates; provided that, for purposes of determining the fees and expenses that may be added back pursuant to clause (5)(b) within the definition of Adjusted EBITDA for any period before February 4, 2008, the term “Sponsor” shall also mean one or more investment funds advised, managed or controlled by Apax Partners Worldwide, LLP, Apax Partners, L.P., Apollo Management V, L.P., Madison Dearborn Partners, LLC or Permira Advisers, LLC or any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables

Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any loan or security, the date specified in such loan or security as the fixed date on which the final payment of principal of such loan or security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such loan or security at the option of the lender or holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that is a Guarantor.

“Subsidiary Transfer Transaction” means the transfer of all or a portion of the equity, assets and liabilities of any of the Issuer or any of its Restricted Subsidiaries between or among any of the Issuer and/or any of its Restricted Subsidiaries.

“Tax-affected Investor” means any holder of capital stock in any Parent of the Issuer that is subject (or if such holder is a Flow Through Entity, any partner in which is subject) to a tax regime (for example, as a United States shareholder within the meaning of Section 951(b) of the Code) that requires such person to recognize on a current basis taxable income attributable to earnings and profits of the Issuer, or its Subsidiaries in advance of any distribution of such earnings and profits.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transaction Agreement” means the Share Purchase Agreement dated as of June 19, 2007, among Serafina Holdings Limited, Serafina Acquisition Limited, Intelsat Holdings and certain shareholders of Intelsat Holdings, as amended, supplemented or modified from time to time.

“Transactions” means the Acquisition and the transactions related thereto (including the Intelsat Bermuda Transfer, the Serafina Assignment and the Change of Control Offers), including as contemplated by the Acquisition Documents (including any Equity Interest payments made in connection therewith (whether on the Issue Date or thereafter)), the borrowings pursuant to the Senior Unsecured Bridge Loan Agreements, the entry into the Backstop Credit Facilities, the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement, the issuance of the original notes, the Sub Holdco Notes, the Intermediate Holdco Notes, the Intelsat Jackson Notes and the Corp Notes, amendments and borrowings made pursuant to the Credit Agreements, the Refinancings, the Intelsat Corp Refinancing, and the other transactions in connection with the foregoing.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2013; provided, however, that if the period from such redemption date to February 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“TT&C Earth Station” means any earth station licensed for operation by the FCC or by any international, federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, authority, agency or commission or legislative body or other governmental entity outside of the United States used for the provision of TT&C Services that is owned and operated by the Issuer or any of its Subsidiaries.

“TT&C Services” means the provision of tracking, telemetry and command services for the purposes of operational control of any Satellite.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Event of Default shall have occurred and be continuing and either (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Book-Entry, Delivery and Form

The notes are represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes initially were deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the

Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

TAXATION

Luxembourg

This section describes the current material Luxembourg tax consequences of owning the notes. The following summary is of a general nature and is included herein solely for information purposes. It is the opinion of Elvinger, Hoss & Prussen, our special Luxembourg counsel. It is based on the laws presently in force in Luxembourg relating to the taxation of the notes for non-Luxembourg resident Noteholders, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds de chômage) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding tax

Under Luxembourg general tax laws currently in force and subject to the laws of June 21, 2005 and December 23, 2005 as amended (the “Laws”) mentioned below, there is no withholding tax on payments of principal, premium or interest made to resident or non-resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by non-resident holders of notes.

Under the Laws implementing the Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the “Territories”), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which are resident of, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. The withholding tax rate is 20% until June 30, 2011 and 35% thereafter.

Interest payments made by a paying agent established in Luxembourg to an individual resident holder of notes acting in the course of management of its private wealth or to a

Luxembourg or foreign residual entity receiving the payment for the benefit of such holder of notes are, pursuant to the December 23, 2005 Luxembourg law as amended, subject to a 10% withholding tax (the “10% Luxembourg Tax”). The 10% Luxembourg Tax also applies on accrued interest received upon sale, redemption or repurchase of the notes.

Where the paying agent is located in a Member State of the European Union or of the European Economic Area other than Luxembourg or in a Territory, holders of notes who are Luxembourg residents can opt, pursuant to the December 23, 2005 Luxembourg law as amended, to self-declare and pay the 10% Luxembourg tax on interest payments made to them by the paying agent.

The 10% Luxembourg Tax represents the final tax liability on interest received for holders of notes who are Luxembourg residents and receiving the interest payment in the course of their private wealth.

Individual resident holders of notes that hold their notes as business assets must include the interest received or accrued in their taxable income. The 10% Luxembourg tax levied is then credited against the final tax liability of the holders of notes.

Income taxation

Non-resident holder of notes

A non-resident holder of notes, not having a permanent establishment or permanent representative in Luxembourg to which such notes are attributable, is not subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the notes. A gain realized by such non-resident holder of notes on the sale or disposal, in any form whatsoever, of the notes is further not subject to Luxembourg income tax. A non-resident undertaking with a collective character (i.e., corporate) holder of notes or an individual holder of notes acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which such notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the notes.

Resident holder of notes

Save where the holder of notes is exempt from taxation under Luxembourg law, a holder of notes who is an undertaking with a collective character or an individual holding the notes as business assets is subject to Luxembourg tax on interest accrued or received, redemption premiums or issue discounts, under the notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the notes. Individual holders of notes holding the notes as business assets will be allowed to credit the 10% Luxembourg Tax against their final tax liability. A gain realized by an individual holder of notes acting in the course of the management of his/ her private wealth, upon sale, disposal or redemption in any form whatsoever of the notes is subject to Luxembourg income tax, provided that the sale, disposal or redemption took place within six months after the notes were acquired. Upon the sale, redemption or disposal of the notes, accrued but unpaid interest will be subject to the 10% Luxembourg tax (see above).

Net wealth taxation—non-resident holders of notes

Save where the holder of notes is exempt from taxation under Luxembourg law, a corporate holder of notes, whether it is a resident of Luxembourg for tax purposes or, if not, maintains a permanent establishment or a fixed place of business in Luxembourg to which such notes are attributable, is subject to Luxembourg wealth tax on such notes. An individual holder of notes, whether he/she is resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such notes.

Other taxes

Neither the issuance nor the transfer of notes will give rise to any Luxembourg stamp duty, value added tax, issuance tax, registration tax, transfer tax or similar taxes or duties. Luxembourg gift tax will be levied on the transfer of a Note by way or gift by the Noteholder if the gift is registered in Luxembourg.

If a holder of notes is not a resident of Luxembourg for tax purposes at the time of his/her death, the notes are not included in his/her taxable estate for inheritance tax assessment purposes. Gift tax may be due on a gift or donation of notes if embodied in a Luxembourg deed or recorded in Luxembourg.

When used in the preceding paragraphs, “interest,” “paying agent” and “residual entity” have the meaning given thereto in the Council Directive 2003/48/EC, the Luxembourg laws of June 21, 2005 and December 23, 2005, as amended. “Interest” will include accrued or capitalised interest at the sale, repayment or redemption of the notes.

The foregoing is based upon the law as in effect on the date hereof and is subject to any law or regulation that may take effect after such date, and may be retroactively applicable.

EU Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income, each Member State of the EU is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, for a transitional period, Austria, Belgium and Luxembourg will (unless during such period such Member States elect otherwise) instead operate a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the recipient of the payment elects instead for an exchange of information procedure. The current rate of withholding is 20% and it will be increased to 35% with effect from July 1, 2011. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to an individual beneficial owner resident in, or certain limited types of entity established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those countries and territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in, or certain limited types of entity established in, one of those countries or territories.

On November 13, 2008 the European Commission published a proposal for amendments to the Savings Directive. The proposal included a number of suggested changes which, if implemented, would broaden the scope of the rules described above. The European Parliament approved an amended version of this proposal on April 24, 2009.

U.S. Federal Income Taxation

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a U.S. holder (as defined below), but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local or non-U.S. tax laws, and the medicare tax on net investment income. It is the opinion of Milbank, Tweed, Hadley & McCloy, LLP, our U.S. counsel. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass through entities and investors therein, persons liable for alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the notes for cash at original issue and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or any entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

We currently do not believe that we have been or will be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes. See “Risk Factors—Risk Factors Relating to Our Indebtedness and the Notes—The Intelstat companies might be subject to unanticipated taxes, and a holder’s income on the notes might be treated as income from

U.S. sources.” The remainder of the discussion below assumes this treatment but non-U.S. holders should consult their tax advisors about the consequences to them (including withholding tax consequences) if that were not the case.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well the application of state, local, foreign or other tax laws.

Payment of Additional Amounts

The Issuer is required at the option of holders to redeem notes at a specified premium in the event of a change in control. This may cause the notes to be subject to special rules for debt instruments with contingent payments unless the likelihood of the event that would result in such payment is “remote” or the amount of such payment is “incidental.” We believe that as of the expected issue date of the notes, such contingencies are remote and/or incidental and that the notes are therefore not subject to special rules governing contingent payment debt instruments. In each case, that determination is not binding on the Internal Revenue Service (the “IRS”), and if the IRS were successfully to challenge this determination, or if any such contingencies were actually to occur, the amount, timing and character of income from the notes could be different from that described below. U.S. holders should consult their own tax advisors regarding the rules applicable to notes that provide for contingent payments. The remaining discussion assumes that the notes are not contingent payment debt instruments.

2017 Notes

Payments of Interest on 2017 Notes

Subject to the discussion of amortizable bond premium below, payments of stated interest on the 2017 notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Interest income on a 2017 note generally will be foreign source “passive category income” or, in the case of certain U.S. holders, “general category income” for purposes of computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws.

Original Issue Discount

The 2017 notes may be issued with OID. U.S. holders of notes issued with OID generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. holders holding notes issued with OID will include OID in income as ordinary income in advance of the receipt of cash attributable to such income.

A class of notes will be treated as issued with OID if the “stated redemption price at maturity” of that class of notes exceeds its “issue price” by an amount equal to or more than a de minimis amount. Such excess will be de minimis if it is less than an amount equal to 0.0025 multiplied by the stated redemption price at maturity and the number of complete years to maturity from the “issue date.” The stated redemption price at maturity of a note will include all payments on the note other than payments of “qualified stated interest.” Stated interest on the 2017 notes will be treated as qualified stated interest. The issue price of the 2017 notes is not entirely clear. Generally, the issue price of a note is the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The original notes were issued at a stated offering price of par to refinance bridge loans with substantially the same terms. On that basis, we intend to take the position, to the extent we are required to adopt a position, that the issue price of the notes is their stated principal amount. However, the IRS may take the position that the issue price was established by the first price at which a substantial amount of notes was sold to public investors, if any, who were not participants in the bridge loans. The notes were sold by the underwriters in individually negotiated transactions and we have been unable to determine the first price at which a substantial amount of the notes was sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers or holders of bridge loans. Accordingly, it is possible the notes were issued with OID.

Sale, Exchange, Retirement, or Other Taxable Disposition of 2017 Notes

Upon the sale, exchange, retirement, or other taxable disposition of a 2017 note, a U.S. holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income tax by the U.S. holder) and the adjusted tax basis of the 2017 note. A U.S. holder’s adjusted tax basis in a senior note will, in general, be its cost for that 2017 note, increased by any OID and any market discount you previously elected to include in income prior to the disposition and decreased by any previously amortized bond premium (as described below).

Subject to the discussion of market discount below, any gain or loss will be capital gain or loss. Capital gains of noncorporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

2017 PIK Notes

Original Issue Discount

The 2017 PIK notes will be treated as issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the senior PIK notes other than “qualified stated interest”) and their “issue price.”

The issue price of the 2017 PIK notes is not entirely clear. Generally, the issue price of a note is the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The original notes were issued at a stated offering price of par to refinance bridge loans with substantially the same terms. On that basis, we intend to take the position, to the extent we are required to adopt a position, that the issue price of the notes is their stated principal amount. However, the IRS may take the position that the issue price was established by the first price at which a substantial amount of notes was sold to public investors, if any, who were not participants in the bridge loans. The notes were sold by the underwriters in individually negotiated transactions and we have been unable to determine the first price at which a substantial amount of the notes was sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers or holders of bridge loans. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than our debt instruments of the Issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because the Issuer has the option for any interest period through February 4, 2013 to make interest payments in PIK Interest instead of paying cash, none of the stated interest payments on the senior PIK notes will be qualified stated interest. Accordingly, the 2017 PIK notes will be treated as issued with OID.

A U.S. holder generally must include OID in its gross income as it accrues over the term of the 2017 PIK notes without regard to its regular method of accounting for U.S. federal income tax purposes and regardless of whether interest is currently paid in cash. The amount of OID a U.S. holder will be required to include in income will generally equal the sum of the “daily portions” of OID with respect to the 2017 PIK notes for each day during the taxable year or portion of the taxable year in which the U.S. holder held such 2017 PIK note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a 2017 PIK note may be of any length and may vary in length over the term of the 2017 PIK note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the 2017 PIK note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period.

The “yield to maturity” of the 2017 PIK notes is that discount rate (compounded in a manner appropriate to the accrual period chosen) at which all payments to be made on the 2017 PIK Notes would be equal to the issue price of the 2017 PIK Notes. The “adjusted issue price” of a 2017 PIK note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments made on such 2017 PIK note on or before the first day of the accrual period.

To determine the amount of OID that a U.S holder must include in income, we will assume, as required by the Treasury regulations, that we will make or not make elections to call the notes and to accrue, rather than to pay, interest in a manner that minimizes the yield on the notes. Based on the anticipated price of the notes, we will assume that none of the interest will be paid in cash. These assumptions are made solely for U.S. federal income tax purposes and do not constitute a representation by us regarding the actual amounts, or the timing of amounts, that will be paid on the notes. If for any interest payment period the Issuer exercises its option to pay interest in the form of PIK Interest on the 2017 PIK notes, a U.S. holder will not be required to adjust its OID calculation for future periods.

If the Issuer in fact pays cash or any partial PIK Interest on the notes prior to February 15, 2013, the cash payment is treated not as a payment of accrued interest, but instead as a pro rata prepayment in retirement of a portion of a note (the “Pro Rata Prepayment”), which may result in a gain or loss to the holder. Generally, the gain or loss is calculated by assuming that the note consists of two instruments, one that is retired and one that remains outstanding. The adjusted issue price, holder’s adjusted basis, and accrued but unpaid OID of the note, determined immediately before the Pro Rata Prepayment, are allocated between these two instruments based on the portion of the instrument that is treated as retired by the Pro Rata Prepayment.

Interest income (including OID) on a note generally will be foreign source “passive category income” or, in the case of certain U.S. holders, “general category income” for purposes of computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws.

Sale, Exchange, Retirement, or Other Taxable Disposition of 2017 PIK Notes

Upon the sale, exchange, retirement, or other taxable disposition of a 2017 PIK note (or a new 2017 PIK note), a U.S. Holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition and the adjusted tax basis of the 2017 PIK note (or the new 2017 PIK note). A U.S. holder’s adjusted tax basis in a 2017 PIK note will, in general, be its cost for the 2017 PIK note, increased by OID and/or market discount previously included in income and reduced by any cash payments on the 2017 PIK note. Although not free from doubt, a U.S. holder’s adjusted tax basis in a 2017 PIK note should be allocated between the original 2017 PIK note and any new 2017 PIK notes received in respect of PIK Interest thereon in proportion to their relative principal amounts. A U.S. holder’s holding period in any new 2017 PIK note received in respect of PIK Interest would likely be identical to its holding period for the original 2017 PIK note with respect to which the new 2017 PIK note was received.

Subject to the market rules described below, any gain or loss will be capital gain or loss. Capital gains of noncorporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market Discount

If a U.S. holder acquires a note at a cost that is less than its issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is de minimis. Such difference will be de minimis if it is an amount less than .0025 multiplied by the stated redemption price at maturity of the note multiplied by the number of complete years to maturity of the note (from the date of acquisition).

Under the market discount rules of the Code, a U.S. holder is required to treat any payment that does not constitute a payment of qualified stated interest on, or any gain on the sale, exchange, retirement, or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. holder as if the holder sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Acquisition Premium

If a U.S. holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (b) greater than the note’s issue price.

If a note is purchased at an acquisition premium, the U.S. holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of the OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. holder may elect to compute OID accruals by applying the constant yield method described above.

Amortizable Bond Premium with Respect to the Notes

If a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interests), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include OID on the note, if any, in income. Generally, a U.S. holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note. The notes are subject to call provisions at the Issuer’s option at various times, as described in “Description of the Notes—Optional Redemption.” A U.S. holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium through the period ending on the call date. A U.S. holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of interest (including OID) paid on the notes and to the proceeds of the sale, retirement, redemption or other disposition of a note paid to U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recently enacted legislation requires certain U.S. holders to report information with respect to their investment in notes not held through a custodial account with a U.S. financial institution to the IRS. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this new legislation on their investment in notes.

CERTAIN ERISA CONSIDERATIONS

To ensure compliance with Treasury Department rules, we inform you that this summary was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer. This summary was written to support the promotion or marketing of the transactions addressed by this prospectus. Each taxpayer should seek advice based on such taxpayer´s particular circumstances from an independent tax advisor.

ERISA imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may acquire.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those pension, profit-sharing and other retirement plans and accounts that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts and Keogh plans, and entities that are deemed to hold assets of any of the foregoing) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Governmental plans, foreign plans and certain church plans not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code may nevertheless be subject to foreign, federal, state or local laws that are materially similar to the foregoing provisions of ERISA and the Code (any such law a “Similar Law,” and such plans, collectively with ERISA Plans and plans subject to Section 4975 of the Code, “Plans”).

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if notes are acquired by a Plan with respect to which the issuer or any of its affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction class exemption (“PTCE”) 96-23 (relating to transactions directed by an “in-house asset manager”); PTCE 95-60 (relating to transactions involving insurance company general accounts); PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”) and PTCE 90-1 (relating to investments by insurance company pooled separate accounts). There can be no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Each person that acquires the notes will be deemed by such acquisition to have represented and warranted that either: (i) no assets of any Plan have been used to acquire the notes or (ii) the acquisition and holding of the notes will not result in non-exempt prohibited transaction under ERISA or the Code and will not result in a violation of Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions.

The sale of any notes to a Plan is in no respect a representation by the issuer that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

The notes offered hereby may be sold from time to time by the selling securityholders for their own accounts. We will not receive any proceeds from the sale of the notes in this offer. The selling securityholders will receive all of the proceeds from the sale of the notes in this offer. We will pay substantially all expenses in connection with the offering and the sale of the notes to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges. Resale of the notes by the selling securityholders are not subject to any underwriting agreement. The notes covered by this prospectus may be sold by the selling securityholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling notes received after the date of this prospectus from selling securityholders as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, certain of the selling securityholders are corporations or partnerships which may, in the future, distribute their notes to their securityholders or partners, respectively. Those notes may later be sold by those securityholders or partners. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The notes offered by each selling securityholders may be sold from time to time:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at prices relating to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected in the over-the-counter market, otherwise than in the over-the-counter market or by any combination of such methods of sale. We will supply the selling securityholders with reasonable quantities of this prospectus. The notes may be sold by one or more of the following:

•

one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the notes held by the selling securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in negotiated transactions; and

•	through other means.

To the extent permitted by law, the selling securityholders may enter into hedging transactions when selling the notes. For example, the selling securityholders may:

•	sell notes short and redeliver such notes to close out their short positions;

•	enter into transactions involving short sales by the brokers or dealers;

•	enter into option or other types of transactions that require the selling securityholders to deliver notes to a broker or dealer, who then resells or transfer the notes under this prospectus; or

•	loan or pledge the notes to a broker or dealer, who may sell the loaned notes or, in the event of default, sell the pledged notes.

There is no assurance that any of the selling securityholders will sell any or all of the notes offered by them.

The selling securityholders may effect sales through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the notes, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may effect such transactions by selling notes to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling securityholders and/or purchasers of the notes for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The selling securityholders may further agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the notes, including liabilities arising under the Securities Act. Any broker-dealers that participate with the selling securityholders in the distribution of the notes may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the notes positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act, in connection with such sales. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Any notes covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition to selling the notes, the selling securityholders may transfer the notes by gift, distribution or other transfer not involving market makers or established trading markets.

LEGAL MATTERS

The validity of the new notes and the guarantees will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel to Intelsat Luxembourg, as to New York law, and by Elvinger, Hoss & Prussen, special Luxembourg counsel to Intelsat Luxembourg, as to Luxembourg law.

EXPERTS

The consolidated financial statements and schedule of Intelsat S.A. as of December 31, 2008 and 2009, and for the year ended December 31, 2007 (predecessor entity), the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the year ended December 31, 2009 (successor entity), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Such report refers to the adoption of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, included in ASC Subtopic 715-20, Compensation – Retirement Benefits – Defined Benefit Plans – General, as of December 31, 2007.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to this offering of notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

Intelsat S.A. and Intelsat Corporation file annual and quarterly reports and other information with the SEC in accordance with the requirements of their indentures. You may inspect a copy of the registration statement, including exhibits thereto, as well as the reports Intelsat S.A. and Intelsat Corporation have filed with the SEC, without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and these reports may be obtained from the public reference room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at http://www.sec.gov which contains registration statements, reports and other information regarding registrants that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
INTELSAT S.A.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2008 and 2009	F-3

Consolidated Statements of Operations for the Year Ended December 31, 2007 (Predecessor Entity), the Period January 1, 2008 to January 31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Year Ended December 31, 2009 (Successor Entity)

F-4

Consolidated Statements of Changes in Shareholder’s Equity (Deficit) for the Year Ended December 31, 2007 (Predecessor Entity), the Period January 1, 2008 to January 31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Year Ended December 31, 2009 (Successor Entity)

F-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2007 (Predecessor Entity), the Period January 1, 2008 to January 31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Year Ended December 31, 2009 (Successor Entity)

F-6

Notes to Consolidated Financial Statements	F-7

Schedule II—Valuation and Qualifying Accounts for the Year Ended December 31, 2007 (Predecessor Entity), the Period January 1, 2008 to January 31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Year Ended December 31, 2009 (Successor Entity)

S-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Intelsat S.A.

We have audited the consolidated financial statements of Intelsat S.A. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelsat S.A. and subsidiaries as of December 31, 2008 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2007 (predecessor entity), the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the year ended December 31, 2009 (successor entity), in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, the Company adopted Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, included in ASC Subtopic 715-20, Compensation—Retirement Benefits—Defined Benefit Plans—General, as of December 31, 2007.

/s/ KPMG LLP

McLean, Virginia

March 9, 2010

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2008	As of December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$470,211	$477,571
Receivables, net of allowance of $20,237 in 2008 and $20,517 in 2009	302,934	294,539
Deferred income taxes	48,623	50,643
Prepaid expenses and other current assets	56,883	33,561

Total current assets	878,651	856,314
Satellites and other property and equipment, net	5,339,671	5,781,955
Goodwill	6,774,334	6,780,827
Non-amortizable intangible assets	2,957,200	2,458,100
Amortizable intangible assets, net	1,124,275	978,599
Other assets	583,201	487,140

Total assets	$17,657,332	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$125,310	$157,519
Employee related liabilities	49,184	48,882
Accrued interest payable	410,082	369,376
Current portion of long-term debt	99,358	97,689
Deferred satellite performance incentives	26,247	18,683
Deferred revenue	78,082	53,671
Other current liabilities	56,950	68,823

Total current liabilities	845,213	814,643
Long-term debt, net of current portion	14,773,975	15,223,010
Deferred satellite performance incentives, net of current portion	128,972	128,774
Deferred revenue, net of current portion	166,311	254,636
Deferred income taxes	562,742	548,719
Accrued retirement benefits	235,014	239,873
Other long-term liabilities	436,258	335,159
Noncontrolling interest	4,500	8,884

Commitments and contingencies (Notes 15 and 16)

Shareholder’s equity (deficit):
Ordinary shares, $1.00 par value, 12,000 shares authorized, issued and outstanding at December 31, 2008; 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2009	12	5,000
Paid-in capital	1,461,006	1,520,616
Accumulated deficit	(886,306)	(1,667,998)
Accumulated other comprehensive loss	(70,365)	(68,381)

Total shareholder’s equity (deficit)	504,347	(210,763)

Total liabilities and shareholder’s equity (deficit)	$17,657,332	$17,342,935

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009
Revenue	$2,183,079	$190,261	$2,174,640	$2,513,039
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	323,557	25,683	337,466	401,826
Selling, general and administrative	238,490	18,485	182,957	259,944
Depreciation and amortization	784,120	64,157	795,663	804,037
Transaction costs	9,258	313,102	1,926	—
Impairment of asset value	—	—	390,444	499,100
Losses on derivative financial instruments	11,699	11,431	155,305	2,681

Total operating expenses	1,367,124	432,858	1,863,761	1,967,588

Income (loss) from operations	815,955	(242,597)	310,879	545,451
Interest expense, net	954,607	80,275	1,295,458	1,362,823
Gain (loss) on early extinguishment of debt	(38,143)	—	576	4,697
Other income (expense), net	(137)	535	(11,957)	42,013

Loss before income taxes	(176,932)	(322,337)	(995,960)	(770,662)
Provision for (benefit from) income taxes	14,957	(10,476)	(109,561)	11,399

Net loss	(191,889)	(311,861)	(886,399)	(782,061)
Net loss attributable to noncontrolling interest	—	—	93	369

Net loss attributable to Intelsat S.A.	$(191,889)	$(311,861)	$(886,306)	$(781,692)

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

(in thousands, except share amounts)

	Ordinary		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity (Deficit)	Total Comprehensive Loss
	Shares	Amount
Predecessor entity
Balance, January 1, 2007	12,000	$12	$29,746	$(571,174)	$75	$(541,341)
Cumulative effect of adoption of FIN 48	—	—	—	(498)	—	(498)
Net loss	—	—	—	(191,889)	—	(191,889)	$(191,889)
Minimum pension liability, net of tax of ($1.1) million	—	—	—	—	(1,870)	(1,870)	(1,870)
Other comprehensive income	—	—	—	—	91	91	91

Total comprehensive loss							$(193,668)

Adjustment to initially apply SFAS No. 158, net of tax of $4.2 million	—	—	—	—	7,778	7,778
Liabilities assumed by parent	—	—	5,345	—	—	5,345

Balance, December 31, 2007	12,000	$12	$35,091	$(763,561)	$6,074	$(722,384)

Adjustment to apply SFAS No. 158, net of tax of $0.2 million	—	$—	$—	$(421)	$—	$(421)
Net loss for the period January 1, 2008 to January 31, 2008	—	—	—	(311,861)	—	(311,861)	$(311,861)
Liabilities assumed by parent	—	—	196,414	—	—	196,414
Other comprehensive loss	—	—	—	—	(293)	(293)	(293)

Total comprehensive loss							$(312,154)

Balance, January 31, 2008 (prior to Acquisition Transactions)	12,000	$12	$231,505	$(1,075,843)	$5,781	$(838,545)

Acquisition Transactions	—	$—	$1,221,755	$1,075,843	$(5,781)	$2,291,817

Successor entity
Balance, February 1, 2008	12,000	$12	$1,453,260	$—	$—	$1,453,272
Net loss for the period February 1, 2008 to December 31, 2008	—	—	—	(886,306)	—	(886,306)	$(886,306)
Liabilities assumed by parent	—	—	7,746	—	—	7,746
Postretirement/pension liability adjustment, net of tax of $39.2 million	—	—	—	—	(67,744)	(67,744)	(67,744)
Other comprehensive loss	—	—	—	—	(2,621)	(2,621)	(2,621)

Total comprehensive loss							$(956,671)

Balance, December 31, 2008	12,000	$12	$1,461,006	$(886,306)	$(70,365)	$504,347

Net loss for the year ended December 31, 2009	—	$—	$—	$(781,692)	$—	$(781,692)	$(781,692)
Liabilities assumed by parent and other contributed capital	—	—	56,965	—	—	56,965
Change of Domicile:
Recapitalization of common shares	4,988,000	4,988	—	—	—	4,988
Contribution surplus	—	—	7,012	—	—	7,012
Mark to market valuation adjustment for redeemable noncontrolling interest	—	—	(4,367)	—	—	(4,367)
Postretirement/pension liability adjustment, net of tax of $0.3 million	—	—	—	—	(250)	(250)	(250)
Other comprehensive income, net of tax of ($0.5) million	—	—	—	—	2,234	2,234	2,234

Total comprehensive loss							$(779,708)

Balance, December 31, 2009	5,000,000	$5,000	$1,520,616	$(1,667,998)	$(68,381)	$(210,763)

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009
Cash flows from operating activities:
Net loss	$(191,889)	$(311,861)	$(886,399)	$(782,061)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	784,120	64,157	795,663	804,037
Impairment of asset value	—	—	390,444	499,100
Provision for doubtful accounts	12,199	3,922	(9,137)	3,387
Foreign currency transaction gain (loss)	(482)	(137)	6,241	(7,798)
Loss on disposal of assets	262	—	588	2,709
Share-based compensation expense	5,046	196,414	3,150	56,965
Compensation cost paid by parent	288	—	—	—
Deferred income taxes	(37,701)	(16,668)	(146,758)	(43,258)
Amortization of discount, premium, issuance costs and other non-cash items	76,868	6,494	195,714	125,337
Interest paid-in-kind	—	—	210,481	298,030
(Gain) loss on early extinguishment of debt	28,143	—	(592)	(5,180)
Share in (gain) loss of unconsolidated affiliates	6,838	—	17,127	(517)
Gain of sale of investment				(27,333)
Unrealized (gains) losses on derivative financial instruments	21,596	11,748	130,564	(83,953)
Net loss attributable to noncontrolling interests	—	—	93	369
Other non-cash items	13,351	108	5,861	178
Changes in operating assets and liabilities net of effect of acquisition:
Receivables	(24,573)	358	16,080	5,008
Prepaid expenses and other assets	(38,309)	(25,270)	(47,741)	20,071
Accounts payable and accrued liabilities	(95,964)	70,704	139,519	(53,107)
Deferred revenue	17,041	14,342	32,718	63,914
Accrued retirement benefits	(6,982)	78	1,802	4,860
Other long-term liabilities	(12,831)	5,230	20,725	(7,102)

Net cash provided by operating activities	557,021	19,619	876,143	873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(543,612)	(24,701)	(397,759)	(943,133)
Proceeds from sale of other property and equipment		—	—	686
Capital contributions to unconsolidated affiliates	—	—	(27,280)	(12,210)
Other investing activities	2,624	—	15,142	7,562

Net cash used in investing activities	(540,988)	(24,701)	(409,897)	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	(1,661,580)	(168,847)	(6,280,165)	(823,309)
Repayment of revolving credit facility	—	—	(241,221)	—
Loan proceeds received (repaid) from/to Intelsat Holdings		—	34,000	(34,000)
Proceeds from issuance of long-term debt	1,595,000	—	5,012,783	961,917
Proceeds from revolving credit facility	—	150,000	241,221	—
Capital contribution from parent				12,000
Debt issuance costs	(31,017)	—	(119,633)	(17,522)
Repayments of funding of capital expenditures by customer	(41,282)	—	(30,862)	—
Payment of premium on early retirement of debt	(10,000)	—	(88,104)	—
Noncontrolling interest in New Dawn	—	—	—	377
Principal payments on deferred satellite performance incentives	(18,556)	(1,333)	(23,302)	(24,603)
Principal payments on capital lease obligations	(6,167)	(2,124)	(9,148)	(1,859)

Net cash provided by (used in) financing activities	(173,602)	(22,304)	(1,504,431)	73,001

Effect of exchange rate changes on cash and cash equivalents	482	137	(6,241)	7,798

Net change in cash and cash equivalents	(157,087)	(27,249)	(1,044,426)	7,360
Cash and cash equivalents, beginning of period	583,656	426,569	1,514,637	470,211

Cash and cash equivalents, end of period	$426,569	$399,320	$470,211	$477,571

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$949,735	$119,399	$712,284	$978,515
Income taxes paid	65,301	4,028	44,687	52,070
Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$19,100	$—	$21,175	$16,705
Accrued capital expenditures	26,727	13,363	32,017	78,151

Note:	The increase in cash and cash equivalents between the predecessor entity ending balance for the period January 1, 2008 to January 31, 2008 and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Background of Company

Intelsat S.A. (“Intelsat,” “we,” “us” or “our”) provides satellite communications services worldwide through a global communications network of 54 satellites in orbit as of December 31, 2009 and ground facilities related to the satellite operations and control, and teleport services.

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. is now known as Intelsat Global S.A., Intelsat Global Subsidiary, Ltd. is now known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. (“Intelsat Holdings”) is now known as Intelsat Holdings S.A., Intelsat, Ltd. is now known as Intelsat S.A., Intelsat (Bermuda), Ltd., (“Intelsat Bermuda”) is now known as Intelsat (Luxembourg) S.A. (“Intelsat Luxembourg”), Intelsat Jackson Holdings, Ltd. (“Intelsat Jackson”) is now known as Intelsat Jackson Holdings S.A., Intelsat Intermediate Holding Company, Ltd. (“Intermediate Holdco”) is now known as Intelsat Intermediate Holding Company S.A. and Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) is now known as Intelsat Subsidiary Holding Company S.A.

The International Telecommunications Satellite Organization “INTELSAT” (the “IGO”) was established on an interim basis in 1964. The IGO was formally established on February 12, 1973 in accordance with the provisions of an intergovernmental agreement (the “INTELSAT Agreement”) and an operating agreement (the “Operating Agreement”). The parties to the INTELSAT Agreement were the IGO’s 148 member countries. Substantially all of the IGO’s assets, liabilities, rights, obligations and operations were transferred to Intelsat, Ltd. and its wholly-owned subsidiaries on July 18, 2001 in a transaction referred to as the privatization. The IGO’s shareholders received shares in Intelsat, Ltd., a company originally organized under the laws of Bermuda, in proportion to their ownership in the IGO on the privatization date and became holders of 100% of the outstanding ordinary shares of Intelsat.

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, formerly known as Zeus Holdings, Limited, a Bermuda company formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors, Limited and Permira Advisers LLC.

On July 3, 2006, Intelsat Bermuda, a wholly-owned indirect subsidiary of Intelsat Holdings, completed the acquisition of PanAmSat Holding Corporation (“PanAmSat Holdco”) pursuant to a merger agreement dated as of August 28, 2005, by and among Intelsat Bermuda, Proton Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Intelsat Bermuda, and PanAmSat Holdco (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into PanAmSat Holdco, with PanAmSat Holdco surviving the merger (the “Merger Transaction”). Upon completion of the Merger Transaction, PanAmSat Holdco’s equity holders ceased to hold shares or other equity interest in PanAmSat Holdco. On July 3, 2006, following the completion of the acquisition, PanAmSat Holdco was renamed “Intelsat Holding Corporation” and PanAmSat Corporation was renamed “Intelsat Corporation” (“Intelsat Corporation”). Upon completion of the PanAmSat Acquisition Transactions (as defined below), PanAmSat Holdco became a wholly-owned subsidiary of Intelsat Bermuda.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, Intelsat Bermuda created a new direct wholly-owned subsidiary, Intermediate Holdco. Intelsat Bermuda transferred substantially all of its assets (other than cash, certain prepaid expenses and the capital stock of Merger Sub) and liabilities to Intermediate Holdco. In addition, on July 3, 2006, we incurred approximately $3.5 billion of additional debt and assumed $3.2 billion of outstanding debt to finance the Merger Transaction. Also, on July 3, 2006 Intelsat Sub Holdco terminated its prior senior secured credit facilities and entered into new senior secured credit facilities under a credit agreement, to change certain of the terms thereunder. These transactions and the Merger Transaction are collectively referred to as the PanAmSat Acquisition Transactions.

On February 4, 2008, Serafina Acquisition Limited (“Serafina”) completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to a Share Purchase Agreement, dated as of June 19, 2007 (the “BC Share Purchase Agreement”), among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings Limited (“Serafina Holdings”), the direct parent of Serafina. This transaction is referred to as the New Sponsors Acquisition (see Note 3—New Sponsors Acquisition).

Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008, except for acquisition transactions costs which were recorded within the predecessor period of January 1, 2008 to January 31, 2008.

Our consolidated financial statements for the year ended December 31, 2007 and the period January 1, 2008 to January 31, 2008 represent the “predecessor” entity. The period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009 represent the “successor” entity. As a result of the application of purchase accounting, the consolidated financial statements of the predecessor entity are not comparable with the consolidated financial statements of the successor entity, because they are, in effect, those of a new entity.

Note 2    Significant Accounting Policies

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Intelsat, its wholly-owned subsidiaries and a joint venture with Convergence SPV, Ltd. (“Convergence Partners”) named New Dawn Satellite Company Ltd., of which we have a 74.9% interest and, as more fully described in Note 9—Investments, we account for the percentage interest in New Dawn that we do not own as a minority interest. Investments where we exercise significant influence but do not control (generally 20% to 50% ownership interest) are accounted for under the equity method of accounting and are periodically reviewed for impairment. All significant intercompany accounts and transactions have been eliminated.

(b) Use of Estimates

The preparation of these consolidated financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”) requires management to make

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Examples of estimates include the determination of fair value with respect to certain assets acquired and liabilities assumed in the New Sponsors Acquisition, the allowance for doubtful accounts, pension and postretirement benefits, the fair value of our derivative instruments, the fair value of the redeemable noncontrolling interest, the fair value of share-based and other compensation awards, income taxes, useful lives of satellites, intangible assets and other property and equipment, the recoverability of goodwill and the fair value of non-amortizable intangible assets. Changes in such estimates may affect amounts reported in future periods.

(c) Revenue Recognition

We earn revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to customers. We enter into contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth stations and teleport facilities, for periods typically ranging from one year to the life of the satellite. Our revenue recognition policies by product or service offering are as follows:

Satellite Utilization Charge. We generally recognize revenues on a straight-line basis over the term of the related customer contract unless collectability is not reasonably assured. Revenues from occasional use services are recognized ratably as the services are performed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. Except for certain deposits, we are not obligated to refund satellite utilization payments previously made.

Satellite Related Consulting and Technical Service. Revenues earned from the provision of consulting services by employee specialists are typically recognized on a monthly basis as those services are performed. Consulting services, which call for services with specific deliverables, such as Transfer Orbit Support Services or training programs, are typically recognized upon the completion of those services. Revenue from the provision of market research materials is recognized on a monthly basis as those services are performed.

Tracking, Telemetry and Control (“TT&C”). We earn TT&C services revenue from providing operational services to other satellite owners and from certain customers on our satellites. The TT&C services are performed by our consulting/technical services group. TT&C agreements entered into in connection with our satellite utilization contracts are typically for the period of the related service agreement and are recognized ratably over the term of the service agreement. We also earn revenue for TT&C services in relation to our satellite utilization agreements with customers. Fees for such services are either included in the customers’ utilization charges or billed separately.

In-Orbit Backup Services and Equipment Sale. We provide back-up transponder capacity that is held on reserve for certain customers on agreed upon terms. We recognize revenues for in-orbit protection services ratably over the term of the related agreement. We also record revenue related to equipment sales, which represents equipment purchased, constructed or developed on behalf of the customers. We recognize revenue related to these equipment sales upon transfer to the customer of title to the equipment.

Revenue Share Arrangements. We recognize revenues under revenue share agreements for satellite-related services either on a gross or net basis in accordance the Principal Agent

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Considerations topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (the “Codification”) which provides guidance and clarifies when an entity should report revenue gross as a principal versus net as an agent, depending on the nature of the specific contractual relationship.

Construction Program Management. Construction program management arrangements that extend beyond one year are accounted for in accordance with the Construction-Type and Production-Type Contracts topic of the Codification. We generally record long-term, fixed price, development and production contracts utilizing the percentage of completion method as the basis to measure progress towards completion of the contract and for recognizing revenues. Progress towards contract completion is measured when achieving performance milestones or using the cost-to-cost method.

We may sell these services individually or in some combination to our customers. When these products and services are sold together, we account for the multiple elements under FASB ASC Topic 605-25, Multiple Element Arrangements (“FASB ASC 605-25”). FASB ASC 605-25 provides guidance on accounting for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. We allocate revenue for transactions or collaborations that include multiple elements to each unit of accounting based on its relative fair value, and recognize revenue for each unit of accounting when the revenue recognition criteria have been met. We recognize revenue for delivered elements having stand-alone value when we have objective and reliable evidence of fair value for each undelivered element. When we determine that the delivered element does not have stand-alone value, or when the fair value cannot be reasonably estimated for the undelivered element, the revenue is deferred and recognized over the period the services are performed, or until fair value can objectively be determined for any undelivered elements.

(d) Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments.

On January 1, 2008, we prospectively adopted FASB ASC Topic 820, Fair Value Measurements and Disclosure (“FASB ASC 820”), which defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. FASB ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date. We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

We performed an evaluation of our financial assets and liabilities that met the criteria of the disclosure requirements and fair value framework of FASB ASC 820. As a result of that

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evaluation, we identified investments in marketable securities, interest rate financial derivative instruments, embedded derivative instruments and a redeemable noncontrolling interest as having met such criteria.

We account for our investments in marketable securities in accordance with FASB ASC Topic 320, Investments—Debt and Equity Securities. All investments have been classified as available-for-sale securities as of December 31, 2008 and 2009, and are included within other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value with any unrealized gains and losses included in accumulated other comprehensive income (loss) within shareholder’s equity (deficit). Realized gains and losses and declines in fair value on available-for-sale securities that are determined to be other than temporary are included in other income (expense), net within our consolidated statements of operations. Interest and dividends on available-for-sale securities are included in interest expense, net and other income (expense), net, respectively, within the consolidated statements of operations. We determined that the valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, have classified such investments within Level 1 of the Section 820 fair value hierarchy.

The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both the counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being fair valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

We account for a contingent put option embedded within Sub Holdco’s 8 7/8% Senior Notes due 2015, Series B (the “2009 Sub Holdco Notes”) under FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”), bifurcating the put option from the debt host instrument and classifying it as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. We have identified the inputs used to calculate the fair value as Level 3 inputs and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy.

In accordance with the guidance provided in FASB ASC Topic 480, Distinguishing Liabilities from Equity, regarding the classification and measurement of redeemable securities,

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we mark to market the fair value of the noncontrolling interest in New Dawn Satellite Company Ltd (“New Dawn”), a majority owned subsidiary which is a joint venture investment with Convergence SPV Ltd. (“Convergence Partners”), at each reporting period. Convergence Partners has at its option the ability to require Intelsat to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period defined in the New Dawn Project Agreement. We estimated the fair value of the put option using Level 3 inputs such as the discounted cash flows.

(e) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less and generally consist of time deposits with banks and money market funds. The carrying amount of these investments approximates market value.

(f) Receivables and Concentration of Credit Risk

We provide satellite services and extend credit to numerous customers in the satellite communication, telecommunications and video markets. To the extent that the credit quality of customers deteriorates, we may have exposure to credit losses. Management monitors its exposure to credit losses and maintains allowances for anticipated losses. Management believes it has adequate customer collateral and reserves to cover its exposure.

Our allowance for doubtful accounts is determined through an evaluation of the aging of our accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time as collection is believed to be reasonably assured or the payment is received. If our estimate of the likelihood of collection differs from actual results, we may experience lower revenue or an increase in our provision for doubtful accounts.

(g) Satellites and Other Property and Equipment

Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired, the fair value at the date of acquisition, and consist primarily of the costs of satellite construction and launch, including launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction, and interest costs incurred during the period of satellite construction.

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Satellite construction and launch services are generally procured under long-term contracts that provide for payments over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion. Capitalizing these costs typically coincides with contract milestone payment schedules. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service. Satellites and other property and equipment are depreciated on a straight-line basis over the following estimated useful lives:

Years
Buildings and improvements	10 – 40
Satellites and related costs	11 – 17
Ground segment equipment and software	4 – 15
Furniture and fixtures and computer hardware	4 – 12
Leasehold improvements	2 – 12

(h) Other Assets

Other assets consist of investments in certain equity securities, unamortized debt issuance costs, long-term deposits, long-term receivables and other miscellaneous deferred charges and long-term assets. Debt issuance costs, which represent our costs incurred to secure debt financing, are amortized to interest expense using the effective interest method, over the life of the related indebtedness.

(i) Business Combinations

Business combinations are accounted for whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price involves estimates and judgments by us that may be adjusted during the allocation period. In arriving at the fair values of assets acquired and liabilities assumed, we consider the following generally accepted valuation approaches: the cost approach, income approach, and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

(j) Goodwill and Other Intangible Assets

Goodwill. We account for goodwill and other intangible assets in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other (“FASB ASC 350”). Goodwill represents the excess of acquisition costs over the fair value of the net tangible assets and identifiable intangible assets of businesses acquired. Goodwill and certain other intangible assets deemed to have indefinite lives are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The impairment test compares the reporting unit’s carrying value to its fair value and, when appropriate, the carrying value of goodwill is reduced to fair value (see Note 10—Goodwill and Other Intangible Assets).

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Other Intangible Assets. Intangible assets arising from business combinations are initially recorded at fair value. Other intangible assets not arising from business combinations are initially recorded at cost. Intangible assets with determinable lives consist of backlog, customer relationships, and technologies and are amortized based on the expected pattern of consumption. We review these intangible assets for impairment whenever facts and circumstances indicate that the carrying amounts may not be recoverable (see Note 10—Goodwill and Other Intangible Assets).

(k) Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and acquired intangible assets with estimable useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset as compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is determined by comparison of the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, when assets are expected to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated depreciation.

(l) Income Taxes

We account for income taxes in accordance with FASB ASC Topic 740, Income Taxes (“FASB ASC 740”). Deferred income tax assets and liabilities are determined based on the difference between the consolidated financial statements and the income tax bases of our assets and liabilities and net operating loss and credit carryforwards, using the enacted marginal tax rate. We are subject to income taxes in the United States as well as a number of foreign jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. A valuation allowance is required when it is more likely than not that all, or a portion, of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are certain transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to

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determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities’ full knowledge of the position and having access to all relevant facts and information. When a tax position does not meet the more likely than not standard, a liability is recorded for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

(m) Currency and Exchange Rates

Substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we do not believe that we are exposed to material currency exchange risk.

(n) Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting shareholder’s equity that, under U.S. GAAP, are excluded from net income. For us, such items consist primarily of, the change in the market value of available-for-sale securities and minimum pension liability adjustments.

(o) Share-Based Compensation

Share-based compensation cost is recognized based on the requirements of FASB ASC Topic 718, Compensation—Stock Compensation (“FASB ASC 718”).

(p) Deferred Satellite Performance Incentives

The cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. Interest expense is recognized on the deferred financing and the liability is accreted upward based on the passage of time and reduced as the payments are made.

(q) Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. The reclassifications had no effect on previously reported results of operations, cash flows or retained earnings.

(r) New Accounting Pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-1 Topic 105, Generally Accepted Accounting Principles (“Topic 105”), which establishes the Codification as the official single source of authoritative U.S. GAAP, superseding existing literature issued by

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the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and related literature. The Codification became effective for interim and annual periods ending on or after September 15, 2009, after which only one level of authoritative U.S. GAAP exists and all other literature is considered non-authoritative. The Codification does not change existing U.S. GAAP. The Codification was effective for our third quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. Pursuant to the provisions of Topic 105, we have updated references to U.S. GAAP in our financial statements issued for the period ended December 31, 2009. The adoption of Topic 105 did not impact our financial position or results of operations.

Accounting pronouncements issued prior to the Codification will continue to be referenced by their original issuance reference for consistency with prior period filings. We have also provided the Codification topic into which the accounting guidance has been incorporated subsequent to its original issuance.

In September 2009, the FASB amended the Revenue Recognition—Multiple Element Arrangements topic of the Codification. Currently, the absence of vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) of the fair value of the undelivered item(s) in an arrangement with multiple deliverables is one of the most common reasons entities are unable to recognize revenue on items that have been delivered. The amendment modifies the fair value requirements by providing an alternative for establishing fair value of a deliverable. In instances where VSOE or TPE of the fair value for any of the deliverables in an arrangement is unavailable, the entity may develop a best estimate of the selling price for those deliverables and allocate the arrangement consideration using the relative selling price method. Application of the residual method of allocating an arrangement fee between delivered and undelivered elements will no longer be permitted. Additionally, entities will be required to disclose more information about their multiple-element revenue arrangements. This amendment will be effective and applied prospectively to all revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. We intend to adopt the amended revenue recognition guidance in the first quarter of 2010 and do not expect the adoption to have a significant impact on our consolidated financial statements.

In June 2009, the FASB issued Statements of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 166”). Subsequent to the issuance of this accounting pronouncement, SFAS No. 166 has been incorporated into the Codification under FASB ASC Topic 860, Transfers and Servicing, which establishes accounting and reporting standards for transfers and servicing of financial assets. SFAS No. 166 is intended to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial statements related to a transfer of financial assets, the effects of a transfer on its financial position, financial performance, and cash flows, and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We have evaluated the requirements of SFAS No. 166 and noted that the adoption of SFAS No. 166 will not have a material impact to our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). Subsequent to the issuance of this accounting pronouncement,

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SFAS No. 167 has been incorporated into the Codification under FASB ASC Topic 810, Consolidations. SFAS No. 167 is intended to address the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”), as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166 and constituent concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under FIN 46(R) do not always provide timely and useful information about an entity’s involvement in a variable interest entity. SFAS No. 167 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We have evaluated the requirements of SFAS No. 167 and its effect to our unconsolidated variable interest entities, and do not believe that the adoption of the standard will have a material impact to our consolidated financial statements.

Note 3    New Sponsors Acquisition

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to the BC Share Purchase Agreement. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina in exchange for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. (“Intelsat Global”) on February 8, 2008).

In order to finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, dated as of February 4, 2008 (the “Senior Bridge Loan Credit Agreement”) and a $2.15 billion senior unsecured payment-in-kind election bridge loan credit agreement, dated as of February 4, 2008 (the “PIK Election Bridge Loan Credit Agreement” and, together with the Senior Bridge Loan Credit Agreement, the “Bridge Loan Credit Agreements”) (see Note 11—Long-Term Debt). Serafina Holdings is an entity newly formed by funds controlled by BC Partners Holdings Limited (“BC Partners”) and certain other investors (collectively, the “BCEC Funds”). Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners (“Silver Lake”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. The BCEC Funds, the Silver Lake funds and the other equity sponsors are referred to as the New Sponsors and the acquisition of Intelsat Holdings, our indirect parent, referred to as the New Sponsors Acquisition.

Immediately following the New Sponsors Acquisition, Intelsat Bermuda, our direct wholly-owned subsidiary, transferred certain of its assets (including all of its direct and indirect ownership interests in its subsidiaries) and certain of its liabilities and obligations to a newly formed direct wholly-owned subsidiary, Intelsat Jackson Holdings, Ltd (“Intelsat Jackson”), pursuant to an assignment and assumption agreement (the “Intelsat Bermuda Transfer”). Following the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s assets and the obligor with respect to substantially all of Intelsat Bermuda’s liabilities and obligations, and Intelsat Bermuda no longer had any rights or obligations with respect to such assets and liabilities. Immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda (the “Serafina Assignment”), including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a Commitment Letter, dated as of June 19, 2007 among Serafina and certain banks related to the financing of the New Sponsors Acquisition, as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

amended by the Commitment Letter Amendment, dated as of February 7, 2008 (the “Financing Commitment Letter”). In addition, our subsidiaries, Intelsat Sub Holdco and Intelsat Corp, entered into amendments to their existing credit agreements, and Intelsat Corp entered into a joinder agreement to its existing credit agreement, to facilitate the New Sponsors Acquisition. In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed pursuant to their terms all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed pursuant to their terms all $400.0 million of its outstanding 5  1/4% Senior Notes due 2008. The New Sponsors Acquisition and the transactions described above are collectively referred to as the New Sponsors Acquisition Transactions.

Immediately upon the closing of the New Sponsors Acquisition, the Intelsat Bermuda and Intelsat Sub Holdco monitoring fee agreements with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors Limited, and Permira Advisers LLC (collectively, the “Former Sponsors”) were terminated. Intelsat Bermuda entered into a new monitoring fee agreement (the “2008 MFA”) with BC Partners and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda.

The New Sponsors Acquisition was accounted for by Intelsat Holdings under the purchase method of accounting in accordance with FASB ASC Topic 805, Business Combinations. As a result, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. In accordance with Topic 5J of the codified SEC Staff Accounting Bulletins, the purchase accounting adjustments have been “pushed down” and recorded in our consolidated financial statements, which resulted in a new basis of accounting for the “successor period” beginning after the consummation of the New Sponsors Acquisition. Determining fair values of the assets acquired and liabilities assumed required us to make significant estimates and assumptions. In order to develop estimates of fair values of the assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, the income approach and the market approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodologies were reasonable, different assumptions could have resulted in different market values. The purchase price allocation was finalized during the period ended December 31, 2008.

In connection with the completion of the New Sponsors Acquisition Transactions, we recorded $313.1 million of transaction costs within restructuring and transaction costs in our consolidated statements of operations during the predecessor period January 1, 2008 to January 31, 2008. These costs included $197.2 million of costs associated with the repurchase or cancellation of restricted shares and share-based compensation arrangements (“SCAs”) of Intelsat Holdings, an advisory service fee of $60.0 million paid to the 2008 MFA parties, and $55.3 million in professional fees.

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Note 4    Fair Value Measurements

FASB ASC 820 defines fair value, establishes a market-based framework or hierarchy for measuring fair value and provides for certain required disclosures about fair value measurements. The guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value, but does not require any new fair value measurements.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

The following table presents assets and liabilities measured and recorded at fair value in our consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands):

		Fair Value Measurements at December 31, 2009
Description	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities(1)	$34,303	$34,303	$—	$—
Undesignated interest rate swaps	15,662	—	15,662	—

Total assets	$49,965	$34,303	$15,662	$—

Liabilities
Undesignated interest rate swaps	$115,512	$—	$115,512	$—
Embedded derivative	14,600	—	—	14,600
Redeemable noncontrolling interest(2)	8,884	—	—	8,884

Total liabilities	$138,996	$—	$115,512	$23,484

(1)	Marketable securities consist of available-for-sale securities with a cost basis of $27.3 million and other securities whose fair value represents its cost basis.
(2)	Redeemable noncontrolling interest is classified as mezzanine equity in the accompanying consolidated balance sheets.

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The following table presents the activity for those items measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in FASB ASC 820 for the year ended December 31, 2009 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest	Embedded Derivative	Total
Balance at December 31, 2008	$4,500	$—	$4,500
Purchases, issuances and settlements	—	36,040	36,040
Mark to market valuation adjustments	4,754	(21,440)	(16,686)
Net Income attributable to noncontrolling interest	(370)	—	(370)

Balance at December 31, 2009	$8,884	$14,600	$23,484

In accordance with the Distinguishing Liabilities from Equity topic of the Codification regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in our joint venture investment, at each reporting period. We performed a fair value analysis of the noncontrolling interest related to our 74.9% indirect ownership interest in New Dawn as of December 31, 2009, and this resulted in a non-cash increase in the noncontrolling interest of $4.4 million.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, such items are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances, such as if there is evidence of impairment. During the year ended December 31, 2009, our rights to operate at orbital locations were written down to the estimated fair value of $2.4 billion, from the aggregate carrying value of $2.9 billion as of December 31, 2008, due to an impairment identified during the first quarter of 2009. The fair value of the orbital locations was determined using Level 3 unobservable inputs (see Note 10—Goodwill and Other Intangible Assets).

Note 5    Share-Based and Other Compensation Plans

(a) 2005 Share Plan

(i) Restricted Shares

The board of directors of Intelsat Holdings adopted the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) with an effective date of January 28, 2005. Of the shares awarded under the 2005 Share Plan, a portion were time vesting shares and a portion were performance shares that were to vest upon meeting certain performance criteria. Due to certain repurchase features in the 2005 Share Plan, the restricted share grants were classified as a liability of Intelsat Holdings. Upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding performance-based restricted shares and a portion of the time vesting shares under the 2005 Share Plan vested. Vested restricted shares (including time and performance vesting shares) were purchased by the New Sponsors at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting of these awards upon the consummation of the acquisition, we recorded compensation expense of $148.9 million in the predecessor period January 1, 2008 to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

January 31, 2008. In connection with the New Sponsors Acquisition, each unvested restricted share of Intelsat Holdings was exchanged for approximately four unvested restricted shares of Intelsat Global (see (b) 2008 Share Plan (i) Rollover Shares below).

A summary of the changes in Intelsat Holdings’ non-vested restricted shares during the year ended December 31, 2007 and the period January 1, 2008 to January 31, 2008, is set forth below:

	Number of Shares	Fair Value
Restricted shares:
Total non-vested restricted shares at December 31, 2006	413,483	$2.15
Restricted shares forfeited and repurchased at par value	(41,177)	$2.15
Vested	(38,161)	$2.15

Total non-vested restricted shares at December 31, 2007	334,145	$2.15
Vested	(260,720)	$2.15

Total non-vested restricted shares at January 31, 2008	73,425	$2.15

(ii) Share-Based Compensation Arrangements

During 2006 and 2007, Intelsat Holdings entered into share-based compensation arrangements (“SCAs”) with selected employees of Intelsat Holdings and its direct and indirect subsidiaries under the 2005 Share Plan, which permitted such employees to purchase Intelsat Holdings common shares. These SCAs vested over time and were subject to continued employment through each applicable vesting date. The vesting of these SCAs was to accelerate in the event of the occurrence of both a change in control and a termination without cause (each as defined in the 2005 Share Plan) of the relevant employee. Any outstanding but unexercised SCAs could be cancelled at any time after termination of employment. Shares issued as a result of the exercise of SCAs could be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enabled Intelsat Holdings to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the SCAs were not deemed to be granted under the guidance provided by FASB ASC 718. The repurchase features provided that if an employee were to be terminated without cause or upon death or disability, Intelsat Holdings would have the right for two years to repurchase any vested shares at fair value as determined on the termination date.

In connection with the New Sponsors Acquisition, vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the transaction if the awardee was still employed on February 4, 2008. The vested SCAs were cancelled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. In connection with the vesting and cancellation of these awards, we recorded expense of $47.6 million in the predecessor period January 1, 2008 to January 31, 2008. The remaining unvested SCAs were rolled over into new SCAs of Intelsat Global with new repurchase features (see (b) 2008 Share Plan (ii) Rollover Options below).

(b) 2008 Share Plan

On May 6, 2009, the board of directors of Intelsat Global adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The 2008 Share Plan provides for a variety of equity-based awards with respect to Class A common shares (the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

“Class A Shares”), and Class B common shares (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards.

A total of 1,689,975 Common Shares may be issued under the 2008 Share Plan; provided, however, that no more than 946,386 Class B Shares may be issued under the 2008 Share Plan. Class A Shares may be issued pursuant to any type of award; however, Class B Shares may only be issued pursuant to restricted share awards. Additionally, 438,827 Class A Shares shall be available for issuance pursuant to the vesting and/or exercise of certain options and restricted share awards previously granted pursuant to the 2005 Share Plan (the “Rollover Awards”). To the extent that any award, other than the Rollover Awards, terminates, expires, or lapses for any reason, or is settled in cash without delivery of shares (or, in the case of restricted shares, without vesting) to the participant, then any shares subject to the award may be used again for new grants under the 2008 Share Plan.

(i) Rollover Shares

In connection with the adoption of the 2008 Share Plan, 293,926 Class A Shares previously granted pursuant to the 2005 Share Plan, of which 228,976 Class A Shares had been awarded to certain executive officers (the “Rollover Executive Officers”) under employment agreements, became subject to new Class A restricted share agreements and the provisions of the 2008 Share Plan. These rollover shares continue to be classified as a liability of Intelsat Global due to certain repurchase features in the 2008 Share Plan and the new Class A restricted share agreements. The rollover shares continued to vest in the same increments and on the same vesting dates as were applicable prior to the closing of the New Sponsors Acquisition.

During the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, we recorded compensation expense of $0.1 million and $30.9 million, respectively, related to the rollover shares. Prior to the adoption of the 2008 Share Plan in May 2009, we calculated compensation expense related to the rollover shares using the provisions of the 2005 Share Plan over the vesting period based on a fair value of $0.54. For the year ended December 31, 2009, we calculated compensation expense based on the fair value of the Class A shares, taking into consideration the repurchase features set forth in the new Class A restricted share agreements. The fair value equaled the fair value of the Class A shares at December 31, 2009 for the rollover shares held by the Rollover Executive Officers and the fair value equaled the fair value of the Class A shares at the date of grant, $100.00 per share, for rollover shares held by all other awardees. Since the rollover shares consisted of shares of our indirect parent, Intelsat Global, compensation costs for vested awards and the cost to repurchase shares were reflected as capital contributions in the form of liabilities assumed by parent in the accompanying statements of shareholder’s equity (deficit).

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A summary of the changes in Intelsat Global’s rollover shares during the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009 is set forth below:

	Rollover Executive Officers		All Other Awardees
	Shares	Fair Value	Shares	Fair Value
Rollover shares:
Non-vested rollover shares outstanding as of February 1, 2008	228,976	$0.54	64,950	$0.54
Rollover shares forfeited and purchased at par value	—	$0.54	(2,250)	$0.54
Vested	(104,947)	$0.54	(27,710)	$0.54

Total non-vested rollover shares at December 31, 2008	124,029	$0.54	34,990	$0.54
Rollover shares forfeited and purchased at par value	—	$48.74	(12,178)	$48.74
Vested	(114,488)	$48.74	(21,136)	$48.74

Total non-vested rollover shares at December 31, 2009	9,541	$122.06	1,676	$100.00

The non-vested rollover shares had a remaining weighted average vesting period of 1 month as of December 31, 2009.

(ii) Rollover Options

In connection with the adoption of the 2008 Share Plan, the unvested SCAs of Intelsat Holdings that had been rolled over into SCAs of Intelsat Global became subject to new option agreements and the provisions of the 2008 Share Plan. As a result, the SCAs were no longer subject to the same repurchase features that had applied previously, and the SCAs were deemed a grant of options to purchase Intelsat Global Class A Shares under FASB ASC 718.

Holders of these options who terminate employment with Intelsat Global or its subsidiaries will forfeit any unvested options. Additionally, the option agreements have certain repurchase features which provide that if an employee is terminated without cause or upon death or disability, Intelsat Global has the right for two years to repurchase any vested options, and any shares issued upon exercise of vested options, at the fair market value of the shares, less exercise price in the case of options, as determined on the termination date. In the event an employee resigns, Intelsat Global has the right to repurchase any vested options, and any shares issued upon exercise of vested options, at a price equal to the lesser of the fair market value of the shares at resignation and $100.00 per share, less the applicable exercise price of $25.00 per share.

During the successor period February 1, 2008 to December 31, 2008 we recognized $3.1 million of compensation expense related to the cancellation of 46,787 rollover options in return for cash during the period. Prior to the adoption of the 2008 Share Plan in May 2009, we calculated compensation expense related to the rollover options under the provisions of the 2005 Share Plan. For the year ended December 31, 2009, we recognized $12.1 million as compensation expense related to the rollover options. We recorded compensation expense for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

these time vesting restricted options over the vesting period based on the intrinsic value at December 31, 2009, taking into consideration the repurchase features set forth in the underlying agreements. The intrinsic value of the rollover options at December 31, 2009 was $75.00 per share. Since the rollover options consisted of options to purchase shares of our indirect parent, Intelsat Global, compensation costs for vested options and the cost to repurchase options were reflected as capital contributions in the form of liabilities assumed by parent in the accompanying statements of shareholder’s equity (deficit).

A summary of the changes in Intelsat Global’s rollover options outstanding during the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009 is set forth below:

	Number of Shares	Intrinsic Value
Rollover options outstanding as of February 1, 2008	331,853	$—
Forfeited	(161,751)	$—

Rollover options outstanding at December 31, 2008	170,102	$—
Forfeited	—	$—

Rollover options outstanding at December 31, 2009	170,102	$75.00

Rollover options exercisable at December 31, 2009	160,569	$75.00

(iii) Class B Share Grants

In connection with the adoption of the 2008 Share Plan, 900,249 Class B Shares were awarded to employees of Intelsat Global and its subsidiaries. These shares are subject to transfer, vesting and other restrictions set forth in the applicable Class B restricted share agreements, as described below.

Class B Share Grants to Certain Executive Officers

The 480,830 Class B Shares issued to certain of our executive officers ( the “Class B Executive Officers”) as of May 6, 2009 are subject to time vesting, generally with 25% of the shares vested as of the date of grant and the remaining shares vesting in equal monthly installments of 1/45th per month commencing June 4, 2009 (the “Executive Officer Class B Time-Vesting Shares”). The remaining 75% of the Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Executive Officer Class B Performance Shares”).

In the event of a change in control, as defined in the 2008 Share Plan, the Executive Officer Class B Time-Vesting Shares become fully vested, and the Executive Officer Class B Performance Shares vest if certain principal shareholders of Intelsat Global, as defined in the applicable agreements (the “Principal Shareholders”), receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015). In the event the Class B Executive Officer dies or becomes disabled, such individual’s Executive Officer Class B Time-Vesting Shares become fully vested and such individual’s Executive

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Officer Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change in control, in which case the unvested shares will be eligible to become vested as if a change in control had occurred immediately prior to termination (the “Executive Officer Transaction Vesting Protection”). In the event the Class B Executive Officer is terminated without cause or resigns for good reason (in either case as defined in the Class B Executive Officer’s employment agreement) such individual’s Executive Officer Transaction Vesting Protection applies to both such individual’s Executive Officer Class B Time-Vesting Shares and such individual’s Executive Officer Class B Performance Shares, and if such termination occurs after certain service period obligations are met, 50% of such individual’s unvested Executive Officer Class B Time-Vesting Shares vest. In the event the Class B Executive Officer breaches any covenants contained in the applicable employment agreements, such individual will be required to repay Intelsat Global for all Class B Shares which vested during the twelve months preceding the breach of the covenant.

Class B Share Grants to All Other Awardees

419,419 restricted Class B Shares were issued effective as of May 8, 2009 to certain other members of management and key employees of Intelsat Global and its subsidiaries. Generally, five-sevenths of these Class B Shares are subject to time vesting, with 10% of the shares generally vesting six months after the later of February 4, 2008 or the date of hire, and the remaining shares vesting in equal monthly installments of 1/54th per month thereafter (the “Management Class B Time-Vesting Shares”). The remaining Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Management Class B Performance Shares”).

In the event of a change in control, as defined in the applicable agreement, the Management Class B Time-Vesting Shares become fully vested, and the Management Class B Performance Shares vest if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015).

In the event of the termination, death or disability of the holder, the respective Management Class B Time-Vesting Shares and Management Class B Performance Shares cease vesting and all unvested shares are forfeited. In the event of the holder’s termination of employment without cause, Intelsat Global may repurchase the shares generally for fair market value. If the termination is for cause, as defined in the 2008 Share Plan, the shares may be repurchased at a price per share equal to par value, and if the termination is due to the holder’s resignation, the repurchase price is defined in the 2008 Share Plan and applicable agreements.

Due to certain repurchase features in the 2008 Share Plan and the terms of the applicable restricted share agreements, all restricted Class B Share grants were classified as a liability of Intelsat Global. During the year ended December 31, 2009, we recorded compensation expense of $13.5 million related to these restricted Class B shares. We calculated compensation expense for the Executive Officer Class B Time-Vesting Shares ratably over the vesting period and for the Executive Officer Class B Performance Shares based on the performance-based vesting criteria

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

specified in the applicable agreements. Compensation expense was based on the intrinsic value at December 31, 2009 of $44.44 per share for the Class B Executive Officers (which equaled fair value, based on our estimate, relying in part on a third party valuation) and $10.73 per share for all other awardees, although a different fair market value might apply to the repurchase terms of the awards applicable to an employee termination without cause. Since the Class B Share grants consisted of shares of our indirect parent, Intelsat Global, compensation costs for vested awards and the cost to repurchase shares were reflected as capital contributions in the form of liabilities assumed by parent in the accompanying statements of shareholder’s equity (deficit).

A summary of the changes in Intelsat Global’s restricted Class B Shares during the year ended December 31, 2009 is set forth below:

	Class B Executive Officers		All Other Awardees
	Shares	Fair Value	Shares	Fair Value
Non-vested Class B Shares at January 1, 2009	—	$—	—	$—
Class B Shares granted on May 6, 2009	480,830	$10.73	419,419	$10.73
Vested	(177,333)	$10.73	(167,500)	$10.73

Total non-vested Class B Shares at December 31, 2009	303,497	$44.44	251,919	$10.73

(iv) Class A Share Option Grants and SCAs

In connection with the adoption of the 2008 Share Plan, 707,351 Intelsat Global Class A SCAs were awarded to employees of Intelsat Global and its subsidiaries under SCAs at an exercise price of $100 per share (the “New 2008 SCAs”), and 377,795 Class A Share options were awarded to certain of our executive officers under option agreements at an exercise price of $100 per share. These awards are subject to transfer, vesting and other restrictions set forth in the various agreements, as described below.

Class A Share Option Grants to Certain Executive Officers

These options will vest with respect to 206,070 Class A Shares based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. Upon the occurrence of a change in control or other realization event for the Principal Shareholders, the options will vest ratably with respect to an additional 171,725 Class A Shares based upon a sliding scale of return on the Principal Shareholders’ investment from 3.3 times to 4.1 times. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability and (iv) the date of termination for cause. The options are subject to Executive Officer Transaction Vesting Protection following a termination due to death or disability,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

a termination without cause or a resignation for good reason. Additionally, in the event that the executive officer is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to repurchase rights similar to the rights specified in the executive officer’s Class B restricted share agreement. In the event the executive officer breaches any covenants contained in the executive officer’s employment agreement, such individual will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants, multiplied by the excess of the fair market value of the shares over the exercise price paid. These awards were deemed a grant of options to purchase Intelsat Global common shares under the guidance provided by FASB ASC 718.

During the year ended December 31, 2009, we recorded compensation expense of $0.5 million related to these Class A options. We calculated compensation expense for the Class A options based on the performance-based vesting criteria specified in the applicable agreements, the meeting of certain of the goals of which we have deemed to be probable as of December 31, 2009. Compensation expense was based on the intrinsic value at December 31, 2009 of $22.06 per share.

Class A SCAs for All Other Employees

Approximately 55% of the shares subject to the New 2008 SCAs will vest based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting in certain circumstances, including upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control, as defined. Approximately 45% of the shares subject to the New 2008 SCAs will vest upon the occurrence of a change in control or other realization event based upon a sliding scale of return on the Principal Shareholders’ investment from 3.3 times to 4.1 times. The New 2008 SCAs generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability and (iv) the date of termination for cause. Class A Shares acquired upon exercise of the New 2008 SCAs are subject to repurchase rights of Intelsat Global similar to the rights specified in the agreements governing the restricted Class B Share grants. The New 2008 SCAs also contain restrictive covenants similar to those contained in the agreements governing the restricted Class B Share grants.

Any Class A Shares held by employees as a result of the exercise of the New 2008 SCAs can be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enable Intelsat Global to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the New 2008 SCAs were not deemed to be granted. The repurchase features provide that if an employee were to be terminated without cause or upon death or disability, Intelsat Global would have the right for two years to repurchase any vested shares issued upon exercise of the New 2008 SCAs at fair value as determined on the termination date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 6    Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering certain of our employees. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility.

The defined benefit retirement plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status. Recent market conditions have resulted in an unusually high degree of volatility and increased risks related to the short-term liquidity of certain investments held by our defined benefit plan, which could impact the value of the plan assets after the date of these consolidated financial statements. Additionally, any significant decline in the fair value of our defined benefit retirement plan assets could affect its funded status. The impact on the funded status as of October 1, the plan’s annual measurement date, is determined based upon market conditions in effect when we completed our annual valuation. Based on these criteria, we were not required to make additional contributions in 2009 to the defined benefit retirement plan, however we currently expect that we will be required to make additional contributions in 2010 of approximately $9.6 million under our defined benefit retirement plan and $4.0 million related to the funding of postretirement medical benefits under our medical plan.

We adopted the provision of FASB ASC Topic 715, Compensation—Retirement Benefits (“FASB ASC 715”), to recognize the overfunded or underfunded status of defined benefit and postretirement plans as an asset or liability in the consolidated statement of financial condition at December 31, 2007. Effective December 31, 2008, FASB ASC 715 requires an employer to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end. We previously performed this measurement at September 30 of each year. On January 1, 2008, we adopted the measurement date provision under the alternative transition method, utilizing a 15-month model for transition. Accordingly, we used our September 30, 2007 valuation to project 15 months of net periodic benefit cost and recognized three-fifteenths, or $0.4 million (net of tax), of such costs as an adjustment to accumulated deficit in January 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Reconciliation of Funded Status and Accumulated Benefit Obligation. Expenses for our defined benefit retirement plan and for postretirement medical benefits that are provided under our medical plan are developed from actuarial valuations. The following summarizes the projected benefit obligations, plan assets and funded status of the defined benefit retirement plan, as well as the projected benefit obligations of the postretirement medical benefits provided under our medical plan (in thousands, except percentages):

	15 Month Period Ended December 31, 2008		Year Ended December 31, 2009
	Pension Benefits	Other Post- retirement Benefits	Pension Benefits	Other Post- retirement Benefits
Change in benefit obligation
Benefit obligation at beginning of period	$321,893	$76,763	$341,713	$78,295
Service cost	3,145	1,183	2,774	781
Interest cost	25,053	6,118	20,706	4,810
Employee contributions	—	544	—	451
Benefits paid	(31,459)	(4,440)	(20,345)	(4,017)
Plan amendments	(1,645)	—	—	—
Curtailment	—	—	(51)	—
Actuarial (gain) loss	24,726	(1,873)	22,043	4,529

Benefit obligation at end of period	$341,713	$78,295	$366,840	$84,849

Change in plan assets
Plan assets at beginning of period	311,379	$—	$181,382	$—
Employer contributions	1,120	3,896	655	3,566
Employee contributions	—	544	—	451
Actual return on plan assets	(99,658)	—	46,608	—
Benefits paid	(31,459)	(4,440)	(20,345)	(4,017)

Plan assets at fair value at end of period	$181,382	$—	$208,300	$—

Accrued benefits costs and Funded status of the plans	$(160,331)	$(78,295)	$(158,540)	$(84,849)

Accumulated benefit obligation	$331,114		$355,904

Weighted average assumptions used to determine accumulated benefit obligation and accrued benefit costs
Discount rate	6.27%	6.30%	5.88%	5.95%
Salary rate	3.75%	—	3.25%	—

Weighted average assumptions used to determine net periodic benefit costs
Discount rate	6.31%	6.35%	6.27%	6.30%
Expected rate of return on plan assets	8.5%	—	8.0%	—
Rate of compensation increase	3.5%	—	3.75%	—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	15 Month Period Ended December 31, 2008		Year Ended December 31, 2009
	Pension Benefits	Other Post- retirement Benefits	Pension Benefits	Other Post- retirement Benefits

Amounts in accumulated other comprehensive loss not yet recognized in net periodic benefit cost
Actuarial (gain) loss, net of tax	$71,689	$(2,905)	$69,178	$(251)
Prior service credits, net of tax	(1,040)	—	(932)	—

Total	$70,649	$(2,905)	$68,246	$(251)

Amounts in accumulated other comprehensive loss expected to be recognized in net periodic benefit cost in the subsequent year
Actuarial loss	$—	$—	$(3,641)	$—
Prior service credits	172	—	172	—

Total	$172	$—	$(3,469)	$—

Yield curves matching our benefit obligations were derived from monthly bid-price bond data including corporate bonds and excluding bonds that are callable, make-whole, sinkable and putable as well as those for which the quoted yield-to-maturity is zero. Using this bond universe, regression analysis is used to identify the best-fitting regression curve that links yield-to-maturity providing match to data for both long and short maturities. The resulting regressed coupon yield curve is smoothly continuous along its entire length and represents an unbiased average of the observed market data and takes into account all information for both a single maturity and across all maturities.

Interest rates used in these valuations are key assumptions, including discount rates used in determining the present value of future benefit payments and expected return on plan assets, which are reviewed and updated on an annual basis. The discount rates reflect market rates for high-quality corporate bonds. We consider current market conditions, including changes in interest rates, in making assumptions. In establishing the expected return on assets assumption, we review the asset allocations considering plan maturity and develop return assumptions based on different asset classes. The return assumptions are established after reviewing historical returns of broader market indexes, as well as historical performance of the investments in the plan. Our pension plan assets are managed in accordance with an investment policy adopted by the pension committee, as discussed below.

Plan Assets. The investment policy of the Plan includes target allocation percentages of approximately 65% for investments in equity securities (49% U.S. equities and 16% non-U.S. equities) and 35% for investments in fixed income securities. There are restrictions on investment managers to prevent the concentration of investments in the securities of any one company or industry, the purchase of tax-exempt securities, direct investments in commodities and short sales and to impose other restrictions. Plan assets include investments in equity and bond funds, U.S. government securities funds and liquid reserve funds. The mutual funds in which the plans assets are invested are institutionally managed mutual funds with diversified exposures into multiple asset classes implemented with over 40 investment managers. The guidelines and objectives of the funds are congruent with the Intelsat investment policy statement.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The target and actual asset allocation of our pension plan assets was as follows:

	As of December 31, 2008		As of December 31, 2009
	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Asset Category
Equity securities	65%	59%	65%	67%
Debt securities	35%	41%	35%	33%

Total	100%	100%	100%	100%

The fair values of our pension plan assets by asset category are as follows (in thousands):

	Fair Value Measurements at December 31, 2008	Fair Value Measurements at December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Quoted Prices in Active Markets for Identical Assets (Level 1)
Asset Category
Equity Securities
U.S. Large-Cap(1)	$69,404	$90,280
U.S. Small/Mid-Cap(2)	10,290	15,489
World Equity Ex-US(3)	27,831	33,606
Fixed Income Securities
Long Duration Bonds(4)	48,355	42,047
High Yield Bonds(5)	15,427	18,182
Emerging Market Fixed income (Non-US)(6)	9,665	8,345
Income earned but not yet received	410	351

Total	$181,382	$208,300

(1)	US large cap equity fund invests primarily in a portfolio of common stocks included in the S&P 500 Index, as well as other equity securities and derivative instruments whose value is derived from the performance of the S&P 500.
(2)	US small/mid cap equity fund invests primarily in a portfolio of common stocks included in the Russell 2500 Index.
(3)	World equity ex-US fund invests primarily in common stocks and other equity securities whose issuers comprise a broad range of capitalizations and are located outside of the U.S. The fund invests primarily in developed countries but may also invest in emerging markets.
(4)	Long duration bond fund seeks to duplicate the return characteristics of high quality corporate bonds with a duration range of 10-13 years. The fund’s investment strategy is designed to aid corporate pension plans with asset liability management in order to reduce funding status volatility caused by changes in interest rates.
(5)	High yield bond fund seeks to maximize return by investing primarily in a diversified portfolio of higher yielding, lower rated fixed income securities. The fund will invest primarily in securities rated below investment grade, including corporate bonds, convertible and preferred securities and zero coupon obligations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(6)	Emerging markets debt fund seeks to maximize return investing in fixed income securities of emerging markets issuers. The fund will invest primarily in U.S. dollar denominated debt securities of government, government-related and corporate issuers in emerging market countries, as well as entities organized to restructure the outstanding debt of such issuers.

Net periodic pension benefit costs included the following components (in thousands):

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009
Service cost	$3,236	$217	$2,277	$2,774
Interest cost	17,758	1,621	18,569	20,706
Expected return on plan assets	(23,558)	(2,014)	(21,175)	(20,573)
Amortization of unrecognized prior service cost	(391)	(26)	—	(172)
Amortization of unrecognized net loss	—	18	—	—

Total benefit	(2,955)	(184)	(329)	2,735
Curtailment gain	(735)	—	—	(55)

Net periodic (benefits) costs after curtailment	$(3,690)	$(184)	$(329)	$2,680

We have accrued benefit costs at December 31, 2009 related to the pension benefits of $158.5 million, of which $0.6 million was recorded within other current liabilities and $157.9 million in other long-term liabilities, and accrued benefit costs at December 31, 2009 related to the other postretirement benefits of $84.8 million, of which $4.0 million was recorded in other current liabilities and $80.8 million was recorded in other long-term liabilities.

Net periodic other postretirement benefit costs included the following components (in thousands):

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009
Service cost	$1,576	$83	$850	$781
Interest cost	4,240	387	4,570	4,810
Amortization of unrecognized prior service cost	—	10	—	—
Amortization of unrecognized net gain	(96)	(24)	—	—
Curtailment gain	(81)	—	—	—

Total costs	$5,639	$456	$5,420	$5,591

The effect of the New Sponsors Acquisition and the allocation of the purchase price to the individual assets acquired and liabilities assumed resulted in an increase to the projected benefit obligation of $43.2 million. Additionally, all previously existing net gain or loss, prior service cost or credits recognized in accumulated other comprehensive loss were eliminated in purchase accounting (see Note 3—New Sponsors Acquisition).

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Depending upon our actual future health care claims, our actual costs may vary significantly from those projected above. As of both December 31, 2008 and December 31, 2009 the assumed health care cost trend rate of 9.0%. This rate is assumed to decrease gradually to 5.0% by the year 2017 and to remain at that level of annual increase thereafter. Increasing the assumed health care cost trend rate by 1% each year would increase the other postretirement benefits obligation as of December 31, 2009 by $8.8 million. Decreasing this trend rate by 1% each year would reduce the other postretirement benefits obligation as of December 31, 2009 by $7.5 million. A 1% increase or decrease in the assumed health care cost trend rate would have increased or decreased the net periodic other postretirement benefits cost for 2009 by $0.5 million.

The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows (in thousands):

	Pension Benefits	Other Post- retirement Benefits
2010	$23,410	$4,195
2011	22,403	4,547
2012	23,852	4,952
2013	23,873	5,332
2014	24,405	5,660
2015 to 2019	132,289	34,028

Total	$250,232	$58,714

(b) Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for certain of our employees in the United States. We recognized compensation expense for these plans of $7.9 million, $0.5 million, $8.4 million, and $9.0 million, for the predecessor year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 7    Receivables

Receivables were comprised of the following (in thousands):

	As of December 31, 2008	As of December 31, 2009
Service charges:
Billed	$301,789	$294,105
Unbilled	13,934	10,918
Other	7,448	10,033
Allowance for doubtful accounts	(20,237)	(20,517)

Total	$302,934	$294,539

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Unbilled service charges represent amounts earned and accrued as receivables from customers for their usage of our satellite system prior to the end of the period. Unbilled service charges are expected to be billed and collected within twelve months of the respective balance sheet date. Other receivables as of December 31, 2008 and 2009 include $2.2 million and $3.3 million, respectively, of receivables due from our parent, Intelsat Holdings.

Note 8    Satellites and Other Property and Equipment

(a) Satellites and Other Property and Equipment

Satellites and other property and equipment, including a satellite utilized under a capital lease agreement, were comprised of the following (in thousands):

	As of December 31, 2008	As of December 31, 2009
Satellites and launch vehicles	$5,372,439	$6,384,964
Information systems and ground segment	332,750	377,237
Buildings and other	264,907	273,518

Total cost	5,970,096	7,035,719
Less: accumulated depreciation	(630,425)	(1,253,764)

Total	$5,339,671	$5,781,955

Satellites and other property and equipment, net as of December 31, 2008 and 2009 included construction-in-progress of $538.5 million and $1.1 billion, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $56.9 million, $4.7 million, $60.9 million, and $78.8 million, were capitalized for the predecessor year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively. Included in satellites and launch vehicles is a satellite under capital lease, which at December 31, 2008 had a net book value of $2.8 million and was fully depreciated as of December 31, 2009. Carrying amounts as of December 31, 2009 reflect the fair value adjustments recorded in connection with the New Sponsors Acquisition (see Note 3—New Sponsors Acquisition).

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts provides that such contract may be terminated at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

In August 2009, we purchased from Israel Aerospace Industries Ltd. its Amos-1 satellite, which is currently in inclined orbit, plus related ground assets. The satellite, with nine Ku-band transponders, had an estimated remaining useful life of 4.0 years at closing, and was purchased together with ground assets for $14.0 million, of which $7.0 million was paid at closing. As of December 31, 2009, the remaining $7.0 million was payable over the next two years. This satellite, which we renamed IS-24, began providing service in November 2009.

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On October 29, 2009, we were selected as the successful bidder at a bankruptcy auction for the Protostar I satellite with an all cash offer of $210.0 million. The purchase of the satellite and related ground assets closed in December 2009. The satellite, with 16 Ku-band transponders, has an estimated remaining useful life of 15.5 years. This satellite, which was renamed IS-25, is expected to begin providing service in April 2010.

In December 2009, we purchased from SKY Perfect JSAT Corporation its JCSAT-R satellite, which is currently in inclined orbit, plus related ground assets. The satellite, with 28 Ku-band transponders and 12 C-band transponders, had an estimated remaining useful life of 5.0 years at closing, and was purchased together with ground assets for $5.0 million, of which $0.5 million was paid at closing. The remaining $4.5 million was paid in January 2010. This satellite, which was renamed IS-26, is expected to begin providing service in June 2010.

(b) Satellite Launches

On November 23, 2009, we successfully launched IS-14 satellite into orbit. This satellite replaces Intelsat 1R at 315º east longitude and serves programmers, government and corporate broadband customers in Latin America, Europe, and Africa. This satellite entered into service during December 2009.

On November 30, 2009, we successfully launched IS-15 satellite into orbit. This satellite replaces Intelsat 709 at 85º east longitude and serves programmers, government and corporate broadband customers in the Middle East, Indian Ocean region, and Russia. This satellite is expected to begin providing service in January 2010.

(c) Satellite Health

Our satellite fleet is diversified by manufacturer and satellite type, and as a result, our fleet is generally healthy. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business in recent years. Many of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives, and to date, this redundancy design scheme has proven effective. After each anomaly we have generally restored services for our customers on the affected satellite, provided alternative capacity on other satellites in our fleet, or provided capacity that we purchased from other satellite operators.

Significant Anomalies

On November 28, 2004, our Galaxy 27 satellite experienced a sudden anomaly in its north electrical distribution system which resulted in the loss of control of the satellite and the interruption of customer services on the satellite. Galaxy 27 is a FS 1300 series satellite manufactured by SS/L. Our engineers were able to regain command and control of Galaxy 27, and it was placed back in service, with reduced payload capacity, following operational testing. We have determined that the north electrical distribution system on Galaxy 27 and the communications capacity associated with it are not operational, and the satellite has lost

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redundancy in nearly all of its components. As a result, Galaxy 27 faces an increased risk of loss in the future. As of December 31, 2009, a substantial subset of Galaxy 27’s transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. Some of these transponders are currently being used by our customers.

On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. IS-804 was a Lockheed Martin 7000 series (the “LM 7000 series”) satellite, and as of December 31, 2009 we operated three other satellites in the LM 7000 series, IS-801, IS-802 and IS-805. Of these three satellites, only IS-805 remains in a primary role. Based on the report of the failure review board that we established with Lockheed Martin Corporation, we believe that the IS-804 failure was not likely to have been caused by an IS-804 specific workmanship or hardware element, but was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On September 21, 2006, our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. Eleven transponders on IS-802 were subsequently reactivated and are operating normally. The anomaly review board that we established with Lockheed Martin Corporation to investigate the cause of the anomaly concluded that the IS-802 anomaly was most likely to have been caused by an electrical short internal to the solar array harness located on the south solar array boom. The anomaly review board found that this anomaly was significantly different from previous LM 7000 series spacecraft failures and was the first failure of this type on a solar array of the LM 7000 series. We therefore believe that, although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite. Galaxy 26 is also a FS 1300 series satellite. Certain transponders continue to operate normally. However, the anomaly resulted in a reduction to the estimated remaining useful life of the satellite.

With respect to both the Galaxy 27 and Galaxy 26 anomalies, the failure review boards that we established with SS/L identified the likely root cause of the anomalies as a design flaw which is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. The design flaw also exists on IS-8. This satellite has been in service since November 1998 and has not experienced an electrical system anomaly. Along with the manufacturer, we continually monitor this problem and we have ordered a replacement for IS-8 expected to be launched in late 2012.

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Other Anomalies

We have also identified three other types of common anomalies among the satellite models in our fleet, which have had an operational impact in the past and could, if they materialize, have an impact in the future. These are:

•	failure of the on-board spacecraft control processor (“SCP”) in Boeing 601 (“BSS 601”) satellites; and

•	failure of the on-board XIPS used to maintain the in-orbit position of Boeing 601 High Power Series (“BSS 601 HP”) satellites; and

•	accelerated solar array degradation in early Boeing 702 (“BSS 702”) satellites.

SCP Failures. Many of our satellites use an on-board SCP to provide automatic on-board control of many operational functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure of the primary SCP. Certain BSS 601 satellites have experienced SCP failures. The risk of SCP failure appears to decline as these satellites age.

As of December 31, 2009, we operated five BSS 601 satellites: HGS-3, which is utilized by a third-party, IS-2, IS-3R, IS-4, which had previously experienced primary SCP failure and was operating on its backup SCP, and IS-26. These satellites have been identified as having heightened susceptibility to the SCP problem. On February 1, 2010, the backup SCP on IS-4 failed, resulting in a loss of the spacecraft. IS-4 carried commercial traffic and operated in a secondary role. Its failure did not cause a significant interruption of our business or require replacement of a satellite. IS-2, IS-3R and IS-26 have been in continuous operation since 1994, 1996 and 1997, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we believe it is unlikely that additional SCP failures will occur and we do not anticipate an interruption in business or early replacement of these satellites.

BSS 601 HP XIPS. The BSS 601 HP satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, the failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite’s performance or its operating life. However, the failure of both XIPS would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

As of December 31, 2009, we operated four BSS 601 HP satellites, IS-5, IS-9, 1S-10 and Galaxy 13/Horizons-1. IS-5 and Galaxy 13/Horizons-1 continue to have both XIPS available as their primary propulsion system. IS-9 and IS-10 have experienced the failure of both XIPS and are operating on their backup bi-propellant systems. These two satellites are expected to be replaced by 2012. Our BSS 601 HP satellites have available bi-propellant fuel for a range of approximately two and a half to eight years from December 31, 2009. No assurance can be given that we will not have further XIPS failures that result in shortened satellite lives. We have decommissioned three satellites that had experienced failure of both XIPS. IS-6B was replaced by IS-11 during the first quarter of 2008, Galaxy 10R was replaced by Galaxy 18 during the second quarter of 2008, and Galaxy 4R was decommissioned in March 2009.

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BSS 702 Solar Arrays. All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

As of December 31, 2009, we operated three BSS 702 satellites, two of which are affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers has not been affected, and we expect that both of these satellites will continue to serve customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, Galaxy 11’s estimated end of service life is April 2015 and IS-1R’s estimated end of service life is February 2016. Both satellites are currently operating in secondary roles. The third BSS 702 satellite that we operated as of December 31, 2009, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

Note 9     Investments

(a) WildBlue Communications, Inc.

Prior to December 15, 2009 we had an ownership interest of approximately 28% in WildBlue Communications, Inc. (“WildBlue”), a company offering broadband Internet access services in the continental United States via Ka-band satellite capacity. We accounted for our investment using the equity method of accounting. Because of a history of operating and on-going losses at WildBlue, the investment was determined to have a new basis of zero in connection with the allocation of the purchase price from the New Sponsors Acquisition at February 1, 2008. As of December 31, 2008 and 2009, our cumulative losses exceeded the investment, and as a result, the investment balance remained at zero and no additional losses from WildBlue were recognized.

On December 15, 2009, we sold our ownership interest in WildBlue to Viasat Inc. through a non-cash transaction whereby we exchanged our interest in WildBlue for shares of Viasat Inc. common stock. A gain on the sale was recorded within our consolidated statement of operations for $27.3 million during the year ended December 31, 2009.

(b) Horizons-1 and Horizons-2

As a result of our acquisition of PanAmSat Holdco and its subsidiaries on July 3, 2006 and related transactions (the “PanAmSat Acquisition Transactions”), we have a joint venture with JSAT International, Inc. (“JSAT”), a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC, and consists of two investments: Horizons-1 Satellite LLC (“Horizons-1”) and Horizons-2 Satellite LLC (“Horizons-2”). We provide certain services to the joint venture and utilize capacity from the joint venture.

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Horizons-1 owns and operates the Ku-band portion of the Horizons-1 satellite in the fixed satellite services sector, offering service to customers in the Asia-Pacific region. We have a 50% ownership interest in Horizons-1, an investment which is accounted for under the equity method of accounting. Our share of the results of Horizons-1 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.2 million, $0.02 million, $0.2 million and $0.2 million for the predecessor year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008, and the year ended December 31, 2009, respectively. The investment balance of $15.7 million and $12.6 million as of December 31, 2008 and 2009, respectively, was included within other assets in the accompanying consolidated balance sheets.

During the predecessor year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, we recorded expenses of $3.9 million, $0.3 million, $3.5 million and $3.8 million, respectively, in relation to the utilization of Ku-band satellite capacity from Horizons-1. Additionally, we provide TT&C and administrative services for the Horizons-1 satellite. We recorded revenue for these services of $0.6 million, $0.1 million, $0.6 million and $0.6 million during the predecessor year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-1 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a result of this agreement, we reduced revenue by $14.8 million, $1.1 million, $14.0 million and $14.9 million for the predecessor year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively. The payable due to JSAT was $2.0 million and $1.8 million as of December 31, 2008 and 2009, respectively.

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons–2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Our investment is being accounted for using the equity method of accounting. The total future joint investment in Horizons-2 is expected to be $130.4 million as of December 31, 2009, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.3 million for the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009. As of December 31, 2008 and 2009, the investment balance of $79.2 million and $75.3 million, respectively, and was included within other assets in the accompanying consolidated balance sheets. In connection with the New Sponsors Acquisition, there was no adjustment to the investment balance or the corresponding liability balance (see Note 3—New Sponsors Acquisition).

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $9.7 million and $12.2 million as of December 31, 2008

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and 2009, respectively. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of December 31, 2008 and 2009, and a liability of $61.0 million and $48.8 million within other long-term liabilities as of December 31, 2008 and 2009, respectively, in the accompanying consolidated balance sheets.

We provide TT&C and administrative services for the Horizons-2 satellite. We did not receive any revenue for these services during the predecessor year ended December 31, 2007 or the predecessor period January 1, 2008 to January 31, 2008. We recorded revenue for these services of $0.7 million and $0.8 million during the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively. During the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, we recorded expenses of $6.9 million and $7.1 million, respectively, in relation to the utilization of satellite capacity for the Horizons-2 satellite.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-2 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a result of this agreement, we reduced revenue by $6.8 million and $9.7 million for the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively. The amount payable to JSAT was $2.2 million and $1.8 million as of December 31, 2008 and 2009, respectively.

(c) New Dawn

In June 2008, we entered into a project and shareholders’ agreement (the “New Dawn Project Agreement”) with Convergence Partners pursuant to which New Dawn Satellite Company Ltd., a Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, intends to procure and launch a new satellite to provide satellite transponder services to customers in Africa. We currently expect the satellite to be launched during the fourth quarter of 2010.

New Dawn entered into a secured loan financing arrangement, which is non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions, on December 5, 2008 to obtain $215.0 million of financing to fund a portion of the cost of construction and launch of the new satellite (see Note 11—Long-Term Debt). In addition, we and Convergence Partners have agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of these costs. Out of the total equity contributions of $18.3 million in 2008, our initial capital contributions were $13.7 million and Convergence Partners’ contributions were $4.6 million. Total equity contributions during 2009 were $1.5 million, of which $1.1 million were attributable to Intelsat with the remaining $0.4 million contributed by Convergence Partners. New Dawn and its subsidiaries are unrestricted subsidiaries for purposes of applicable indentures and credit agreements of Intelsat and its wholly-owned subsidiaries.

We have agreed to provide sales and marketing services, engineering and administrative support services, and have agreed to perform satellite-related consulting and technical services for New Dawn. The services include the provision of program management services with respect to the satellite and launch vehicle construction programs as well as TT&C

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services for the new satellite. In addition, for a fee of $15.0 million together with assumption of continuing payment obligations, we assigned New Dawn a launch service contract to provide for the launch of the New Dawn satellite.

Convergence Partners has at its option the ability to require Intelsat to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period as defined in the New Dawn Project Agreement. As a result of this option, as of each balance sheet date, we have reflected within mezzanine equity the estimated amount that we would pay to Convergence Partners as if the option was exercised. This amount reflects the fair value analysis we performed at December 31, 2009, which resulted in a $4.4 million increase in the fair value. The $4.4 million change in fair value is shown as a reduction in our paid-in capital at December 31, 2009. We have assessed the significance of the Level 3 inputs to the overall valuation and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy (see Note 2—Significant Accounting Policies).

As of December 31, 2009, we consolidated New Dawn within our consolidated financial statements, net of eliminating entries. Additionally, we accounted for the percentage interest in New Dawn owned by Convergence Partners as a noncontrolling interest. We recorded the transaction in accordance with the guidance provided under the Distinguishing Liabilities from Equity topic of the Codification specifically related to the classification and measurement of redeemable securities during the first quarter of 2009.

Note 10     Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	As of December 31, 2008	As of December 31, 2009
Goodwill	$6,774,334	$6,780,827
Trade name	70,400	70,400
Orbital locations	2,886,800	2,387,700

We account for goodwill and other intangible assets in accordance with FASB ASC 350 and have deemed these assets to have indefinite lives. Under FASB ASC 350, we perform an annual goodwill impairment analysis during the fourth quarter of each year and whenever events and circumstances indicate that the carrying value may not be recoverable. The following is a discussion of our impairment analysis and methodology:

Goodwill. We follow a two-step process to evaluate if a potential impairment exists to our recorded amounts of goodwill and tradename. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles, as

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if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the recorded goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. The discounted cash flows were derived from a five-year projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2009, did not result in an impairment of our goodwill intangible.

Trade name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: i) a determination of the hypothetical royalty rate, and ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements, operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. Based on our analysis, the fair value of the Intelsat trade name as of the fourth quarter of 2009 was not impaired.

Orbital Locations. We are authorized by governments to operate satellites at certain orbital locations – i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 42,165 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the International Telecommunication Union (the “ITU”), a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so.

We determined the estimated fair value of our right to operate at orbital locations using the build up method to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the right to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. The analysis, which was completed in the fourth quarter 2008, led to the recording of a non-cash impairment charge of $326.8 million.

During the first quarter of 2009, the credit markets continued to experience difficulties, with new debt issuances being priced at significantly higher effective interest rates as compared to the pricing of debt issuances completed in prior periods. The higher effective interest rates

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reflected, in our view, higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the fair value of our right to operate at orbital locations. The higher interest rates resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009.

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following (in thousands):

	As of December 31, 2008			As of December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$743,760	$(146,745)	$597,015	$743,760	$(270,905)	$472,855
Customer relationships	534,030	(8,266)	525,764	534,030	(28,366)	505,664
Technology	2,700	(1,204)	1,496	2,700	(2,620)	80

Total	$1,280,490	$(156,215)	$1,124,275	$1,280,490	$(301,891)	$978,599

Intangible assets are amortized based on the expected pattern of consumption. As of December 31, 2009, backlog and other, customer relationships and technology had weighted-average useful lives of four years, thirteen years and two years, respectively. We recorded amortization expense of $93.5 million, $7.8 million, $156.2 million and $145.7 million for the year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively.

Scheduled amortization charges for the intangible assets over the next five years are as follows (in thousands):

Year	Amount
2010	$130,281
2011	105,451
2012	91,781
2013	82,311
2014	68,231

In the first quarter of 2009, the FASB revised FASB ASC 350 to provide additional guidance for determining the useful life of intangible assets. The revised guidance provides that we are required to disclose on an interim and annual basis our policy related to the renewal or extension of the term of our intangible assets. Our policy is to expense all costs incurred to renew or extend the terms of our intangible assets. The renewal expenses for the year ended December 31, 2009 were immaterial to our results of operations.

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Note 11    Long-Term Debt

The carrying amounts and fair values of our notes payable and long-term debt were as follows (in thousands):

	As of December 31, 2008		As of December 31, 2009
	Amount	Fair Value	Amount	Fair Value
Intelsat S.A.:
6.5% Senior Notes due November 2013	$700,000	$364,000	$353,550	$328,802
Unamortized discount on 6.5% Senior Notes	(215,885)	—	(92,653)	—
7.625% Senior Notes due April 2012	600,000	369,600	485,841	478,553
Unamortized discount on 7.625% Senior Notes	(118,883)	—	(71,932)	—

Total Intelsat S.A. obligations	965,232	733,600	674,806	807,355

Intelsat Luxembourg:
11.25% Senior Notes due February 2017	2,805,000	1,654,950	2,805,000	2,812,013
11.5% / 12.5% Senior PIK Election Notes due February 2017	2,258,815	1,061,643	2,149,991	2,106,991

Total Intelsat Luxembourg obligations	5,063,815	2,716,593	4,954,991	4,919,004

Intelsat Jackson:
11.25% Senior Notes due June 2016	1,048,220	921,385	1,048,220	1,132,078
Unamortized premium on 11.25% Senior Notes	6,184	—	5,619	—
11.5% Senior Notes due June 2016	284,595	224,830	284,595	306,651
9.5% Senior Notes due June 2016	701,913	642,952	701,913	751,047
9.25% Senior Notes due June 2016	55,035	49,862	55,035	55,794
Senior Unsecured Credit Facilities due February 2014	195,152	121,970	195,152	176,515
New Senior Unsecured Credit Facilities due February 2014	810,876	506,798	810,876	733,437
8.5% Senior Notes due 2019	—	—	500,000	513,750
Unamortized discount on 8.5% Senior Notes	—	—	(4,119)	—
Note payable to Intelsat Holdings S.A.	34,000	34,000	—	—

Total Intelsat Jackson obligations	3,135,975	2,501,797	3,597,291	3,669,272

Intermediate Holdco:
9.25% aggregate principal amount at maturity of $4,545 Senior Discount Notes due February 2015	4,125	3,119	4,516	4,640
9.5% aggregate principal amount at maturity of $481,020 Senior Discount Notes due February 2015	435,072	328,914	477,385	490,513

Total Intermediate Holdco obligations	439,197	332,033	481,901	495,153

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	As of December 31, 2008		As of December 31, 2009
	Amount	Fair Value	Amount	Fair Value
Intelsat Sub Holdco:
8.25% Senior Notes due January 2013	400	368	—	—
8.5% Senior Notes due January 2013	883,346	813,562	883,346	901,013
8.625% Senior Notes due January 2015	430	390	—	—
8.875% Senior Notes due January 2015	681,012	616,997	681,012	703,145
Senior Secured Credit Facilities due July 2013	337,855	269,608	334,408	317,420
8.875% Senior Notes due January 2015, Series B	—	—	400,000	413,000
Unamortized discount on 8.875% Senior Notes	—	—	(73,759)	—
Capital lease obligations	2,050	2,050	191	191
7% Note payable to Lockheed Martin Corporation	10,000	10,000	5,000	5,000

Total Intelsat Sub Holdco obligations	1,915,093	1,712,975	2,230,198	2,339,769

New Dawn:
Senior Secured Debt Facility	—	—	72,652	72,652
Mezzanine Facility Term Loan	—	—	42,137	42,137

New Dawn obligations	—	—	114,789	114,789

Intelsat Corp:
Senior Secured Credit Facilities due January 2014	1,751,260	1,320,450	1,733,391	1,630,427
Unamortized discount on Senior Secured Credit Facilities	(13,052)	—	(10,785)	—
Senior Secured Credit Facilities due July 2012	275,830	237,214	204,648	195,644
9% Senior Notes due August 2014	1,016	859	—	—
9.25% Senior Notes due August 2014	658,119	556,111	658,119	676,217
9% Senior Notes due January 2016	10	9	—	—
9.25% Senior Notes due June 2016	580,720	526,131	580,719	599,592
6.875% Senior Secured Debentures due January 2028	125,000	72,500	125,000	104,688
Unamortized discount on 6.875% Senior Secured Debentures	(24,882)	—	(24,369)	—

Total Intelsat Corp obligations	3,354,021	2,713,274	3,266,723	3,206,568

Total Intelsat S.A. long-term debt	14,873,333	$10,710,272	15,320,699	$15,551,910

Less:
Current portion of capital lease obligations	1,859		191
Current portion of long-term debt	97,499		97,498

Total current portion	99,358		97,689

Total long-term debt, excluding current portion	$14,773,975		$15,223,010

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. Substantially all of the inputs used to determine the fair value are classified as Level 1 inputs within the fair value hierarchy from FASB ASC 820, except our senior secured credit facilities, the inputs for which are classified as Level 2. The fair values of the New Dawn obligations and the note payable to Lockheed Martin Corporation approximate their respective book values.

Required principal repayments of long-term debt, excluding payments on capital lease obligations, over the next five years and thereafter as of December 31, 2009 are as follows (in thousands):

Year	Amount
2010	$97,498
2011	94,724
2012	573,560
2013	1,592,016
2014	3,343,498
2015 and thereafter	9,894,873

Total	$15,596,169

Description of Indebtedness

(a) Intelsat S.A.

Senior Notes due 2013

Intelsat S.A. had $353.6 million in aggregate principal amount of 2013 Senior Notes outstanding at December 31, 2009 (the “2013 Senior Notes”). These notes bear interest at 6  1/2% annually and mature in November 2013.

Interest is payable on the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat S.A. may redeem some or all of the 2013 Senior Notes at any time at the redemption prices set forth in the 2013 Senior Notes. Intelsat S.A. may also redeem the outstanding 2013 Senior Notes in whole in the event of certain tax changes affecting the senior notes, as set forth in the indenture governing the 2013 Senior Notes. The 2013 Senior Notes are senior unsecured obligations of Intelsat S.A. and rank equally with Intelsat S.A.’s other senior unsecured indebtedness.

Senior Notes due 2012

Intelsat S.A. had $485.8 million in aggregate principal amount of 2012 Senior Notes outstanding at December 31, 2009 (the “2012 Senior Notes”). These notes bear interest at 7 5/8% annually and mature in April 2012.

Interest is payable on the 2012 Senior Notes semi-annually on April 15 and October 15 of each year. Intelsat S.A. may redeem some or all of the 2012 Senior Notes at any time at the redemption prices set forth in the 2012 Senior Notes. Intelsat S.A. may also redeem the

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

outstanding 2012 Senior Notes in whole in the event of certain tax changes affecting the 2012 Senior Notes, as set forth in the indenture governing the 2012 Senior Notes. The 2012 Senior Notes are senior unsecured obligations of Intelsat S.A. and rank equally with Intelsat S.A.’s other senior unsecured indebtedness.

(b) Intelsat Luxembourg

Senior Notes due 2017

Intelsat Luxembourg had $2.8 billion in aggregate principal amount of 2017 Senior Notes at December 31, 2009 (the “2017 Senior Notes”). These notes bore interest at 7 7 /8% on and prior to August 4, 2008, and bear interest at 11 1/4% after August 4, 2008. The notes mature in February of 2017. Interest on the 2017 Senior Notes is payable semi-annually on August 15 and February 15, commencing on August 15, 2008. The 2017 Senior Notes are senior unsecured obligations of Intelsat Luxembourg and rank equally with Intelsat Luxembourg’s other senior unsecured indebtedness. The 2017 Senior Notes are guaranteed by Intelsat S.A.

Senior PIK Election Notes due 2017

Intelsat Luxembourg had $2.1 billion in aggregate principal amount of Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) at December 31, 2009. The notes mature in February of 2017. Interest on the 2017 PIK Notes is payable semi-annually on August 15 and February 15, commencing on August 15, 2008. The 2017 PIK Notes are senior unsecured obligations of Intelsat Luxembourg and rank equally with Intelsat Luxembourg’s other senior unsecured indebtedness. The 2017 PIK Notes are guaranteed by Intelsat S.A.

Intelsat Luxembourg may, at its option, elect to pay interest on the 2017 PIK Notes (i) entirely in cash, (ii) entirely in PIK interest or (iii) 50% in cash and 50% in payment-in-kind (“PIK”) interest, through February 15, 2013. After February 15, 2013, interest on the 2017 PIK Notes will be payable in cash. Cash interest on the 2017 PIK Notes accrued at the rate of 7.53% on and prior to August 4, 2008, and accrues at 11 1/2 % after August 4, 2008. If we elect to pay in PIK interest, the applicable PIK interest rate will be the cash pay interest rate in effect during the period plus 100 basis points. If we elect to pay any PIK interest, we will either increase the principal amount of the outstanding 2017 PIK Notes or issue new 2017 PIK Notes to holders of the 2017 PIK Notes in an amount equal to the amount of PIK interest for the applicable interest payment period.

We have elected to pay interest on the 2017 PIK Notes entirely in PIK interest through August 14, 2010.

(c) Intelsat Jackson

11 1/ 4% Senior Notes due 2016 and 11 1/2% Senior Notes due 2016

Intelsat Jackson had $1.0 billion in aggregate principal amount of its 11 1/4% Senior Notes due 2016 (the “2016 Notes”) and $284.6 million in aggregate principal amount of its 11 1/2% Senior Notes due 2016 (the “New 2016 Notes”) outstanding at December 31, 2009. The 2016 Notes and the New 2016 Notes are guaranteed by Intelsat S.A.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Interest is payable on both the 2016 Notes and the New 2016 Notes (collectively, the “Intelsat Jackson Senior Notes”) semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the Intelsat Jackson Senior Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes. The Intelsat Jackson Senior Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

9 1/ 4% Senior Notes due 2016 and 9 1/2% Senior Notes due 2016

Intelsat Jackson had $55.0 million in aggregate principal amount of its 9 1/4% Senior Notes due 2016 (the “2016 Guaranteed Notes”) and $701.9 million in aggregate principal amount of its 9 1/2% Senior Notes due 2016 (the “New 2016 Guaranteed Notes”) outstanding at December 31, 2009. The 2016 Guaranteed Notes and the New 2016 Guaranteed Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on both the 2016 Guaranteed Notes and the New 2016 Guaranteed Notes (collectively, the “Intelsat Jackson Guaranteed Notes”) semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the Intelsat Jackson Guaranteed Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes. The Intelsat Jackson Guaranteed Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

8 1/ 2% Senior Notes due 2019

Intelsat Jackson had $500.0 million in aggregate principal amount of its 8 1/2% Senior Notes due 2019 (the “2019 Notes”) outstanding at December 31, 2009. The 2019 Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on the 2019 Notes semi-annually on May 1 and November 1. Intelsat Jackson may redeem some or all of the 2019 Notes at any time prior to November 1, 2014 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes.

The 2019 Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

Intelsat Jackson Senior Unsecured Credit Agreement

Intelsat Jackson has a senior unsecured credit facility consisting of a senior unsecured term loan facility due 2014 with $195.2 million outstanding at December 31, 2009. As discussed above, pursuant to the Intelsat Bermuda Transfer, the Intelsat Jackson Senior Unsecured Credit Agreement was transferred to Intelsat Jackson, and Intelsat Bermuda executed a supplemental agreement pursuant to which it became a guarantor of the Intelsat Jackson Senior Unsecured Credit Agreement.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) London Interbank Offered Rate (“LIBOR”) plus 250 basis points or (ii) the Above Bank Rate (“ABR”), which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus1/2 of 1.00% and (b) the rate of interest in effect for such day as its prime rate, plus 150 basis points.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change in control or asset sales, the Intelsat Jackson Unsecured Credit Agreement contains substantially the same prepayment provisions as the 2016 Guaranteed Notes (as defined above).

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2016 Guaranteed Notes and the 2019 Notes.

New Intelsat Jackson Senior Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into the New Intelsat Jackson Senior Unsecured Credit Agreement, consisting of a senior unsecured term loan facility due 2014 with $810.9 million outstanding at December 31, 2009.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points. With respect to a change in control or asset sales, the New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2016 Guaranteed Notes and the 2019 Notes.

(d) Intermediate Holdco

Senior Discount Notes due 2015

Intermediate Holdco had $4.5 million in aggregate principal amount at maturity of 9 1 /4% Senior Discount Notes due 2015 (the “2015 Discount Notes”) outstanding at December 31, 2009.

Until February 1, 2010, interest accrued on the 2015 Discount Notes at the rate of 9 1/4% per annum in the form of an increase in the accreted value (representing amortization of original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the 2015 Discount Notes semi-annually on February 1 and August 1, beginning on August 1, 2010.

The 2015 Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat S.A. and rank equally with the other senior unsecured indebtedness of Intermediate Holdco and Intelsat S.A. Borrowings under the 2015 Discount Notes are guaranteed by Intelsat Luxembourg and Intelsat Jackson.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

New Senior Discount Notes due 2015

On June 27, 2008, Intermediate Holdco issued $481.0 million in aggregate principal amount at maturity of 9 1/2% Senior Discount Notes due 2015 (the “New 2015 Senior Discount Notes”) in a private placement.

Until February 1, 2010, interest accrued on the New 2015 Senior Discount Notes at the rate of 9 1/2% per annum in the form of an increase in the accreted value (representing amortization of original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the New 2015 Discount Notes semi-annually on February 1 and August 1, beginning on August 1, 2010.

Intermediate Holdco may redeem some or all of the New 2015 Senior Discount Notes at any time prior to February 1, 2010 at a price equal to 100% of the accreted value of the New 2015 Senior Discount Notes plus the make-whole premium described in the New 2015 Senior Discount Notes. On and after February 1, 2010, Intermediate Holdco may redeem some or all of the New 2015 Senior Discount Notes at any time at the redemption prices set forth in the New 2015 Senior Discount Notes.

The New 2015 Senior Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat S.A. and rank equally with the other senior unsecured indebtedness of Intermediate Holdco and Intelsat S.A. Borrowings under the New 2015 Senior Discount Notes are guaranteed by Intelsat Luxembourg and Intelsat Jackson.

(e) Intelsat Sub Holdco

8 1/ 2% Senior Notes due 2013 and 8 7/8% Senior Notes due 2015

On June 27, 2008, Intelsat Sub Holdco issued $883.3 million of Senior Notes due 2013, bearing interest at 8 1 /2% (guaranteed by certain subsidiaries), and $681.0 million of Senior Notes due 2015, bearing interest at 8 7/8% (guaranteed by certain subsidiaries) (collectively, the “New Sub Holdco Senior Notes”).

Interest is payable on the New Sub Holdco Senior Notes semi-annually on January 15 and July 15. Intelsat Sub Holdco may redeem some or all of the 8  7/8 % Senior Notes due 2015 at any time prior to January 15, 2010, at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Sub Holdco may redeem some or all of the New Sub Holdco Senior Notes at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes.

The New Sub Holdco Senior Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The New Sub Holdco Senior Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

8 7/ 8% Senior Notes due 2015, Series B

On February 12, 2009, Intelsat Sub Holdco issued $400.0 million of Senior Notes due 2015 (the “2015 Senior Notes”), bearing interest at 8 7/8% (guaranteed by certain subsidiaries).

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Interest is payable on the 2015 Senior Notes semi-annually on January 15 and July 15. Intelsat Sub Holdco may redeem some or all of the 8 7/8% Senior Notes due 2015 at any time prior to January 15, 2010, at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Sub Holdco may redeem some or all of the 2015 Senior Notes at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes.

The 2015 Senior Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The 2015 Senior Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

At the date of issuance of the 2009 Sub Holdco Notes, we determined that these debt instruments contained a contingent put option clause within the host contract, which affords the holders of the notes the option to require the issuer to repurchase such notes at 101% of their principal amount in the event of a change of control, as defined in the indenture governing the notes. In our evaluation of the financing arrangement, we concluded that the contingent put option required bifurcation in accordance with current accounting standards under FASB ASC 815. We were therefore required to bifurcate the contingent put option and carry it as a derivative liability at fair value. We estimated the fair value of the derivative on the date of inception using a standard valuation technique, which places the most significant emphasis upon the estimated date and probability of a change of control and incorporates the issue price, maturity date and change of control put price. The fair value of the embedded derivative was calculated at $36.0 million upon inception and $14.6 million at December 31, 2009. The allocation of a portion of the proceeds from the debt issuance to the fair value of the embedded derivative resulted in an additional discount to the carrying value of the 2009 Sub Holdco Notes. The additional discount will be amortized in the consolidated statements of operations using the effective interest method over the term of the 2009 Sub Holdco Notes. Additionally, the embedded derivative will be adjusted to fair value at the end of each reporting period with any change in fair value recognized through earnings (see Note 12—Derivative Instruments and Hedging Activities—Put Option Embedded Derivative Instrument).

Senior Secured Credit Facilities

On January 25, 2008, Intelsat Sub Holdco entered into Amendment No. 2 to its amended and restated credit agreement (the “Sub Holdco Credit Agreement”), which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement.

The senior secured credit facilities as amended to date consist of:

•	a $344.8 million senior secured term loan facility with a seven-year maturity;

•	a $270.8 million senior secured revolving credit facility with a six-year maturity; and

•	a $50.0 million incremental revolving credit facility provision.

The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, $35.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the revolving credit facility on a dollar for dollar basis.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Following an amendment on January 25, 2008, interest rates for the term loan portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from the LIBOR rate plus 1.75% to the LIBOR rate plus 2.00%, or (ii) the ABR, which is the rate for any day (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the greater of (a) the prime rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, as defined in the Sub Holdco Credit Agreement, plus 0.75%, to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from LIBOR plus 2.00% to LIBOR plus 2.50% or (ii) the ABR plus 1.00% to the ABR plus 1.50%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Sub Holdco Credit Agreement, as amended.

Intelsat Sub Holdco is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of  3/8%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Sub Holdco Credit Agreement are guaranteed by certain of Intelsat Sub Holdco’s subsidiaries, as well as by Intelsat Luxembourg, Intelsat Jackson and Intermediate Holdco, and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and guarantors, with certain agreed exceptions.

No amounts were outstanding under the revolving credit facility as of December 31, 2009; however, $22.9 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $247.9 million at such date. Under the terms of the credit agreements governing both Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated senior credit facilities, the ability of each company to borrow under its respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat S.A., under a senior secured debt covenant included in the indenture governing the 2012 Senior Notes and the 2013 Senior Notes. As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility, and Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

The credit agreement governing Intelsat Sub Holdco’s senior secured credit facilities and the indentures governing all our outstanding notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us. The senior secured credit facilities also include a financial covenant that requires the borrower to maintain compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0. We were in compliance with this financial maintenance covenant ratio with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 0.02:1.00 as of December 31, 2009. In addition, the senior secured credit facilities require that the borrower use a portion of the proceeds of certain asset sales, in excess of specified amounts, that are not reinvested in the business, to repay indebtedness under such facilities. The credit agreement governing the senior secured credit facilities and the indentures governing the outstanding notes also include covenants (subject to a number of qualifications) restricting, among other things, our ability and certain of our subsidiaries’ ability to pay

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

dividends, or make redemptions, repurchases or distributions with respect to capital stock; make certain loans or investments; engage in mergers, acquisitions, asset sales and sale and lease-back transactions; and engage in transactions with affiliates.

(f) Intelsat New Dawn

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of a senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of the LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of  1/2% on any unused commitments under the credit facilities. During the twelve months ended December 31, 2009, New Dawn incurred satellite related capital expenditures of $97.9 million.

(g) Intelsat Corp

Senior Secured Credit Facilities

On January 25, 2008, Intelsat Corp entered into Amendment No. 2 to the Intelsat Corp Amended and Restated Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition. On February 4, 2008, in connection with the New Sponsors Acquisition, Intelsat Corp also executed a Joinder Agreement by and among Intelsat Corp, the several lenders party thereto and certain other parties, to the Intelsat Corp Amended and Restated Credit Agreement pursuant to which it incurred an additional $150.0 million in aggregate principal amount of Tranche B-2 Term Loan.

Intelsat Corporation’s senior secured credit facilities consist of:

•	a $355.9 million senior secured Term Loan A-3 Facility with a six-year maturity;

•	a $1,785.1 million senior secured Term Loan B-2 Facility with a seven and one half-year maturity;

•	a $175.0 million senior secured revolving credit facility with a six-year maturity; and

•	a $75.0 million incremental revolving credit facility provision.

The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, a portion of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the revolving credit facility on a dollar for dollar basis. Following the amendment on January 25, 2008, interest rates for the term loan portion of the Intelsat Corp Amended and Restated Credit Agreement range, at the option of Intelsat Corp, (i) from LIBOR plus 1.75% to LIBOR plus 2.50% or (ii) the ABR plus 0.75% to the ABR plus 1.50%, depending on certain

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

financial measures. Interest rates for the revolving credit facility portion of the Intelsat Corp Amended and Restated Credit Agreement range, at the option of Intelsat Corp, (i) from LIBOR plus 2.50% to LIBOR plus 2.875% or (ii) the ABR plus 1.50% to the ABR plus 1.875%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Intelsat Corp Amended and Restated Credit Agreement, as amended.

Intelsat Corp is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Certain of the collateral pledged to secure Intelsat Corp’s obligations under its senior secured credit facilities is shared with the holders of Intelsat Corp’s $125.0 million 6 7 /8% Senior Secured Debentures due 2028.

No amounts were outstanding under the revolving credit facility as of December 31, 2009; however, $2.1 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $152.2 million at December 31, 2009. Under the terms of the credit agreements governing both Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated senior credit facilities, the ability of each company to borrow under its respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat S.A., under a senior secured debt covenant included in the indenture governing Intelsat S.A.’s outstanding senior notes. As a result, under certain circumstances, Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

The credit agreement governing the Intelsat Corp senior secured credit facilities and the indentures governing our outstanding notes described below contain a number of restrictive covenants that impose significant operating and financial restrictions on us. The senior secured credit facilities also include a financial covenant that requires the borrower to maintain a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0. We were in compliance with this financial maintenance covenant ratio, with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 2.57:1.00, as of December 31, 2009. In addition, the senior secured credit facilities require that the borrower use a portion of the proceeds of certain asset sales, in excess of specified amounts, that are not reinvested in the business, to repay indebtedness under such facilities. The credit agreement governing the senior secured credit facilities and the indentures governing the outstanding notes also include covenants (subject to a number of qualifications) restricting, among other things, our ability and certain of our subsidiaries’ ability to pay dividends, or make redemptions, repurchases or distributions with respect to capital stock; make certain loans or investments; engage in mergers, acquisitions, asset sales and sale and lease-back transactions; and engage in transactions with affiliates.

9 1/ 4% Senior Notes due 2014

Intelsat Corp had $658.1 million in aggregate principal amount of its 9 1/4% Senior Notes due 2014, (the “New Intelsat Corp 2014 Senior Notes”) outstanding at December 31, 2009.

Interest on these notes is payable semi-annually on February 15 and August 15 of each year. If Intelsat Corp makes certain asset sales, Intelsat Corp may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest (as defined in the Intelsat Corp 2014 Senior Notes), if any.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The New Intelsat Corp 2014 Senior Notes are senior unsecured obligations of Intelsat Corp and rank equally with Intelsat Corp’s other senior unsecured indebtedness.

9 1/ 4% Senior Notes due 2016

Intelsat Corp had $580.7 million of its 9 1/4% Senior Notes due 2016, (the “Intelsat Corp 2016 Senior Notes”) outstanding at December 31, 2009.

Interest on these notes is payable semi-annually on June 15 and December 15 of each year. Prior to June 15, 2011, Intelsat Corp has the option to redeem all or a portion of these notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium; Intelsat Corp has the option to redeem all or a portion of these notes on or after June 15, 2011 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp makes certain asset sales, it may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any.

The Intelsat Corp 2016 Senior Notes are senior unsecured obligations of Intelsat Corp and rank equally with Intelsat Corp’s other senior unsecured indebtedness.

6 7/ 8% Senior Secured Debentures due 2028

The 6 7/ 8% Senior Secured Debentures due 2028, (the “Intelsat Corp Senior Debentures”) were issued pursuant to an indenture, dated January 16, 1998. The Intelsat Corp Senior Debentures are limited to $125.0 million aggregate principal amount, all of which is presently outstanding. The indenture governing these securities contains limitations on Intelsat Corp’s ability to incur liens and enter into sale and lease-back transactions. These debentures are secured equally and ratably with respect to certain pledged collateral under Intelsat Corp’s senior secured credit facilities.

2008 and 2009 Debt Transactions

During 2008 and 2009, we engaged in a number of transactions relating to our debt, as summarized below.

New Sponsors Acquisition Financing

See Note 3—New Sponsors Acquisition for a description of the financing of this transaction.

Change of Control Offers

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and the Intelsat Jackson Senior Unsecured Credit Agreement, giving the holders of those notes and loans the right to require us to repurchase such notes and repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second and third quarters of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings or with proceeds from offerings of notes and a new unsecured term loan borrowing.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following principal amounts were tendered and repurchased or repaid in the change of control offers:

•	$281.8 million of Intelsat Jackson’s 11 1/4% Senior Notes due 2016;

•	$695.0 million of Intelsat Jackson’s 9 1/4% Senior Notes due 2016;

•	$804.8 million of loans outstanding under the Intelsat Jackson Senior Unsecured Credit Agreement;

•	$408.1 million of Intermediate Holdco’s $478.7 million aggregate principal amount at maturity of 9 1 /4% Senior Discount Notes due 2015;

•	$874.6 million of Intelsat Sub Holdco’s 8 1 /4% Senior Notes due 2013;

•	$674.3 million of Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015;

•	$651.6 million of Intelsat Corp’s 9% Senior Notes due 2014; and

•	$575.0 million of Intelsat Corp’s 9% Senior Notes due 2016.

2008 Debt Refinancings

On June 27, 2008, Intelsat Luxembourg issued $2.81 billion of the 2017 Senior Notes and $2.23 billion of the 2017 PIK Notes described above. Proceeds from the issuance of the 2017 Senior Notes and the 2017 PIK Notes were used to repay in full the $4.96 billion of borrowings under bridge loan credit agreements. On June 27, 2008, Intelsat Sub Holdco repaid $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of the New Sub Holdco Senior Notes described above. On June 27, 2008, Intermediate Holdco repaid borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of the New 2015 Senior Discount Notes described above.

On July 1, 2008, Intelsat Jackson issued the New 2016 Notes and the New 2016 Guaranteed Notes described above. The proceeds of these notes were used, together with cash on hand, to fund the repurchase of 2016 Notes and 2016 Guaranteed Notes tendered in change of control offers. Intelsat Jackson also repaid loans tendered in a change of control offer relating to the Intelsat Jackson Senior Unsecured Credit Agreement with borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement described above, together with cash on hand. On July 18, 2008, Intelsat Corp repaid $658.1 million of borrowings under a backstop senior unsecured credit agreement due 2014 and $580.7 million of borrowings under a backstop senior unsecured credit agreement due 2016 with the proceeds of an offering of the New Intelsat Corp Senior Notes due 2014 and the Intelsat Corp Senior Notes due 2016 described above.

2009 Debt Transactions

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million principal amount of the 2012 Senior Notes described above for $93.3 million and $346.5 million principal amount of the 2013 Senior Notes described above for $254.6 million pursuant to a tender offer. Also, Intelsat Sub Holdco completed an offering of $400.0 million aggregate principal amount at maturity of the 2015 Senior Notes described above, which yielded $348.3 million of proceeds at issuance.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On July 31, 2009, Intelsat Sub Holdco redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8 1/4% Senior Notes due 2013. On July 31, 2009, Intelsat Corp redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On October 20, 2009, Intelsat Jackson, completed an offering of the 2019 Notes described above. Intelsat Jackson paid a dividend of a portion of the cash proceeds of the offering to Intelsat Luxembourg in an amount equal to the price paid by Intelsat Luxembourg to purchase $400.0 million face amount of the 2017 PIK Notes from Banc of America Securities LLC at a discount. Intelsat Luxembourg then canceled the purchased 2017 PIK Notes.

Note 12    Derivative Instruments and Hedging Activities

Interest Rate Swaps

We are subject to interest rate risk primarily associated with our variable rate borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk includes: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed rate debt. In order to mitigate this risk, we have entered into interest rate swap agreements to reduce the impact of interest rate movements on future interest expense by converting substantially all of our floating-rate debt to a fixed rate.

As of December 31, 2009, we held interest rate swaps with an aggregate notional amount of $3.3 billion with maturities ranging from 2010 to 2014. These swaps were entered into as further described below to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest on a $3.0 billion notional amount equal to the three-month LIBOR and pay a fixed rate of interest. Additionally, on a $312.5 million notional amount, we receive a floating rate of interest equal to the one-month LIBOR plus a spread and pay a floating rate of interest equal to the three-month LIBOR.

In July 2009, New Dawn entered into two floating to fixed interest rate swaps to hedge future interest payments on loans under New Dawn’s senior and mezzanine term loan facilities. The first interest rate swap has an effective date of August 4, 2009 with varying notional amounts maturing on July 7, 2011. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 1.55%. Interest payments for each quarterly period are deferred until the maturity date and all the accrued interest will be paid at maturity. The second interest rate swap has an effective date of July 7, 2011, maturing on July 7, 2014, with a notional amount of $65.5 million for mezzanine loans and varying notional amounts for underlying senior loans. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 3.72%. Both these swaps were undesignated as hedges for accounting purposes.

In June 2009, we entered into an interest rate basis swap with an aggregate notional principal amount of $312.5 million that will mature on March 15, 2010. Under this basis swap,

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

we will pay interest based on the three month LIBOR rate and receive interest based on the one month LIBOR rate plus a fixed spread.

In February 2008, we entered into five-year interest rate swaps with an effective date of March 14, 2008 to hedge interest expense on an aggregate notional amount of $2.35 billion expected to mature on March 14, 2013. Certain of these swaps contain options covering a notional amount of $717.0 million that would effectively permit us to terminate the underlying swaps on March 14, 2011, prior to the stated maturity of March 14, 2013. If we exercise the options, the cash flows (excluding accrued and unpaid interest) for the underlying swap and those from the options are expected to offset one another.

On March 14, 2005, our indirect wholly-owned subsidiary, Intelsat Corp, entered into a five-year interest rate swap to hedge interest expense on a notional amount of $1.25 billion of debt. On March 14, 2008, under the original terms of the swap agreement, the notional amount was reduced to $625.0 million, at which level it will remain until expiration on March 14, 2010. This swap was entered into to reduce the variability in cash flow on a portion of our floating-rate term loans. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest that is subject to scheduled rate increases.

The counterparties to such agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

All of these interest rate swaps were undesignated as of December 31, 2009. The swaps have been marked-to-market with any change in fair value recorded within (gains) losses on derivative financial instruments in our consolidated statements of operations.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of our derivatives. The fair value measurement of derivatives could result in either a net asset or a net liability position for us. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting arrangements as applicable and necessary. When the swaps are in net liability position for us, the credit valuation adjustments are calculated by determining the total expected exposure of the derivatives, incorporating the current and potential future exposures and then applying an applicable credit spread to the exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from traded levels of our debt. Accordingly, as of December 31, 2009 we recorded a non-cash credit valuation adjustment of approximately $0.9 million that reduced our derivative liabilities by $0.9 million.

As of December 31, 2008 and December 31, 2009, $2.4 million and $11.2 million was included in other current liabilities, respectively, and $156.7 million and $88.6 million was included in other long-term liabilities, respectively, within our consolidated balance sheets related to the interest rate swaps. On the interest rate reset date of December 10, 2009, the interest rate which the counterparties utilized to compute interest due to us was determined to be 0.25425%.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Put Option Embedded Derivative Instrument

As discussed in Note 11—Long-Term Debt, following an evaluation of the 2009 Sub Holdco Notes Offering, we concluded that the contingent put option embedded within the indenture governing the 2009 Sub Holdco Notes meets the criteria under FASB ASC 815, to be bifurcated from the debt host instrument and classified as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and will subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. The fair value of the put option embedded derivative as of December 31, 2009 was $14.6 million based on our fair value analysis and $21.4 million of non-cash gain was recorded within gains or losses on derivative financial instruments during the year ended December 31, 2009.

In accordance with disclosure requirements provided under FASB ASC 815, we include the following tabular presentation, which sets forth the fair value of our derivatives by category (in thousands):

		Asset Derivatives	Liability Derivatives
Derivatives not designated as hedging instruments	Balance Sheet Location	December 31, 2009	December 31, 2009
Undesignated interest rate swaps(a)	Other long-term liabilities	$15,662	$104,263
Undesignated interest rate swaps	Other current liabilities	—	11,249
Put option embedded derivative	Other long-term liabilities	—	14,600

Total derivatives		$15,662	$130,112

(a)	The value of undesignated interest rate swaps on our consolidated balance sheet is net of $15.7 million, which represents the fair value of options permitting us to terminate the underlying swaps. The fair value of these options is classified as an asset derivative in the table above.

The following tabular presentation sets forth the effect of the derivative instruments on the consolidated statements of operations (in thousands):

Derivatives not designated as hedging instruments	Presentation in Statements of Operations	Year Ended December 31, 2009
Undesignated interest rate swaps	Losses on derivative financial instruments	$24,121
Put option embedded derivative	Gains on derivative financial instruments	(21,440)

Total gains and losses on derivative financial instruments		$2,681

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 13    Income Taxes

The following table summarizes our total loss before income taxes (in thousands):

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009
Domestic income (loss) before income taxes	$(390,098)	$(301,079)	$(815,303)	$114,380
Foreign income (loss) before income taxes	213,166	(21,258)	(180,564)	(885,042)

Total loss before income taxes	$(176,932)	$(322,337)	$(995,867)	$(770,662)

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	January 1, 2008 to January 31, 2008	February 1, 2008 to January 31, 2008	Year Ended December 31, 2009
Taxes currently payable (receivable):
Domestic	$—	$—	$—	$1,206
Foreign	52,916	23,159	41,026	47,111

Total	52,916	23,159	41,026	48,317

Deferred tax liabilities (benefits):
Foreign	(37,959)	(33,635)	(150,587)	(36,918)

Total	(37,959)	(33,635)	(150,587)	(36,918)

Total income tax provision (benefit):	$14,957	$(10,476)	$(109,561)	$11,399

The income tax provision (benefit) was different from the amount computed using the Luxembourg statutory income tax rate of 28.59% for the reasons set forth in the following table (in thousands):

Year Ended December 31, 2009
Expected tax benefit at Luxembourg statutory income tax rate	$(220,332)
Foreign income tax differential	252,996
Nontaxable interest income	(41,368)
U.S. extraterritorial income exclusion tax benefit	(4,149)
Change in tax rate	8,864
Nondeductible stock compensation expense	1,316
Changes in tax reserves	11,434
Basis difference in WildBlue	(29,066)
Fair market value basis adjustment on Luxembourg assets and liabilities	(687,529)
Changes in valuation allowance	719,801
Other	(568)

Total income tax provision	$11,399

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A rate reconciliation table was not required prior to the year ended December 31, 2009 as we were domiciled in Bermuda, a jurisdiction that does not impose income taxes. As a result of the Migration to Luxembourg, most of our operations are now located in taxable jurisdictions, including Luxembourg, the U.S. and the U.K. The Migration had no impact on our book tax expense for the year ended December 31, 2009. As a result of the Migration, we received a step-up in the tax basis of our migrated assets and liabilities. Deferred taxes have been provided for the difference between book value and tax value of our assets and liabilities, and were established at December 15, 2009 at the statutory income tax rate. However, because of our cumulative losses in recent years, and the inherent uncertainty associated with the realization of future income in the near term, we recorded a valuation allowance against our net deferred tax assets at December 31, 2009. Our Luxembourg companies generated a loss for the period from December 15 to December 31, 2009. We also recorded a full valuation allowance against the net operating and loss carryforwards.

The components of the net deferred tax liability were as follows (in thousands):

	As of December 31, 2008	As of December 31, 2009
Deferred tax assets:
Accruals and advances	$5,642	$46,896
Amortizable intangible assets	—	673,359
Non-amortizable intangible assets	—	84,598
Performance incentives	44,707	44,097
Sales-type leases	26,119	20,895
Customer deposits	44,056	63,660
Debt issuance costs	13,624	8,360
Bad debt reserve	5,945	6,865
Accrued retirement benefits	94,811	52,414
Interest rate swap	32,930	19,209
Satellites and other property and equipment	—	67,275
Net operating loss carryforward	17,814	61,455
Capital loss carryforward	—	20,414
Alternative minimum tax credit carryforward	18,079	14,122
Other	10,841	7,589

Total deferred tax assets	314,568	1,191,208

Deferred tax liabilities:
Satellites and other property and equipment	(269,258)	(297,301)
Amortizable intangible assets	(203,587)	(178,527)
Non-amortizable intangible assets	(283,992)	(240,960)
Launch options	(23,817)	—
Debt obligations	—	(142,527)
Other	(10,114)	(18,165)

Total deferred tax liabilities	(790,768)	(877,480)

Valuation allowance	(850)	(753,367)

Total net deferred tax liabilities	$(477,050)	$(439,639)

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In connection with the sale of our equity method investment in WildBlue, we recognized a net deferred tax asset of $11.0 million related to historic differences between book value and tax basis in the equity investment. We also recorded a deferred tax asset for a capital loss carryforward related to this sale.

Our valuation allowance at December 31, 2009 was $753.4 million, of which $699.9 million relates to the net deferred tax asset recorded as a result of the Migration and $20.4 million relates to our capital loss carryforwards, including $18.5 million from the sale of WildBlue. Almost all of the remaining valuation allowance relates to state net operating loss carryforwards, which are discussed further below. Certain of the operations of our subsidiaries are controlled by various intercompany agreements which provide these subsidiaries with predictable operating profits. Other subsidiaries, principally those that are subsidiaries of Intelsat Corp, are subject to the risks of our overall business conditions which make their earnings less predictable.

As of December 31, 2008 and 2009, our consolidated balance sheets include a deferred tax asset in the amount of $17.8 million and $61.5 million, respectively, attributable to the future benefit from the utilization of certain net operating loss carryforwards and $18.1 million and $14.1 million of deferred tax assets, respectively, attributable to the future benefit from the utilization of alternative minimum tax credit carryforwards. As of December 31, 2009, we had tax effected U.S. federal, state and foreign tax net operating loss carryforwards of $43.0 million expiring between 2016 to 2029 and tax effected net operating loss carryforwards of $18.5 million having no expiration. Our alternative minimum tax credit carryforward was $14.1 million, which may be carried forward indefinitely. Our capital loss carryforward was $20.4 million, which may be carried forward for the next five years to offset capital gains. As we do not believe we will generate capital gains sufficient to offset these capital losses in the next five years an offsetting valuation allowance has been recorded. The schedule above shows an increase in the overall net operating loss carryforwards to reflect state loss carryforwards of $32.8 million, tax effected, that still exist after the use of the federal net operating losses, but for which we do not expect to be able to realize a future benefit. For this reason, a corresponding valuation allowance is included in the schedule above. This change in the presentation of state loss carryforwards at December 31, 2009 has no impact on the balance sheet or statement of operations.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

	2008	2009
Balance at January 1	$62,537	$86,808
Increases related to current year tax positions	16,823	6,585
Increases related to prior year tax positions	20,005	17,496
Decreases related to prior year tax positions	(4,544)	(10,948)
Expiration of statute of limitations for the assessment of taxes	(7,518)	(6,722)
Decreases related to the settlement of tax positions	(495)	(6,298)

Balance at December 31	$86,808	$86,921

As of December 31, 2009, our gross unrecognized tax benefits were $86.9 million (including interest and penalties), of which $68.1 million if recognized, would affect our effective

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

tax rate. As of December 31, 2008 and 2009, we had recorded reserves for interest and penalties of $6.6 million and $5.2 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider Luxembourg, the United Kingdom and the United States to be our significant tax jurisdictions. Our Luxembourg, U.S. and U.K. companies are subject to federal, state and local income tax examination for periods after July 18, 2001. During the third quarter of 2009, we received final notice from the U.K. tax authorities for amounts due related to the audit of our U.K. operations. We paid $6.3 million in the third quarter of 2009 related to the settlement of balances due. During the third quarter of 2008, the U.S. Internal Revenue Service began its audit of Intelsat Corp for the years ended December 31, 2005 and 2006. We expect the audit to be closed for the period under review in the next twelve months. At this point in time, it is too early to anticipate the probability of any adjustments.

We believe it is reasonably possible that in the next twelve months we will recognize a decrease in unrecognized tax benefits related to the expiration of certain statutes of limitations or the conclusion of ongoing audits of up to $27.2 million. Within the next twelve months, we believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows.

During 2009, we recorded additional liabilities related to withholding taxes of $13.6 million in accordance with FASB ASC 740. This includes $12.8 million of new potential exposure resulting from certain sales in the Asia-Pacific market. As of December 31, 2009, we have not received any assessments with respect to this additional exposure, and it is our intention to appeal any such assessments.

Tax Contingency

Prior to August 20, 2004, our subsidiary, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2008 and 2009, we recorded tax indemnification receivables of $5.9 million and $2.3 million, respectively.

Note 14    Restructuring and Transaction Costs

Our restructuring and transaction costs include our historical facilities restructuring plans and management-approved restructuring plans to consolidate and integrate the management and operations of Intelsat and PanAmSat Holdco subsequent to consummation of the PanAmSat Acquisition Transactions as well as transaction-related expenses incurred in connection with the New Sponsors Acquisition.

(a) Facilities Restructuring Plan

We approved a facilities restructuring plan subsequent to the consummation of the PanAmSat Acquisition Transactions which included the closure of PanAmSat’s former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. These costs relate primarily to payments due on existing lease obligations that are expected to be incurred and paid through 2011. PanAmSat also had recorded liabilities in connection with its 2002 approval of a plan to restructure several of its United States locations and close certain facilities, some of which are currently being leased through 2011. The facilities restructuring liability was $5.5 million and $2.9 million as of December 31, 2008 and 2009, respectively, the current portion of which is included in accounts payable and accrued liabilities, with the remainder in other long-term liabilities in our consolidated balance sheets. We expect to pay $1.9 million within the next 12 months in connection with the facilities restructuring plan.

(b) Workforce Restructuring Plan

As part of the consolidation and integration associated with the PanAmSat Acquisition Transactions, we approved a workforce restructuring plan. This plan provided for the relocation and/or severance of employees due to planned facility closures. This workforce reduction covered approximately 400 employees. The remainder of the workforce restructuring liability of $0.4 million at December 31, 2008 was paid in June 2009. No remaining liability existed as of December 31, 2009.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table summarizes the recorded accruals, which are included in accounts payable and accrued liabilities, employee related liabilities, and other long-term liabilities in the accompanying consolidated balance sheets, and activity related to the facilities restructuring and workforce restructuring (in millions):

	Facilities Restructuring Plan	Workforce Restructuring Plan	Total
Predecessor entity
Balance at December 31, 2007	$6.4	$6.7	$13.1
Net cash payments	(0.1)	(3.1)	(3.2)

Balance at January 31, 2008	6.3	3.6	9.9

Fair value adjustments	$(0.6)	$—	$(0.6)

Successor entity
Balance at February 1, 2008	$5.7	$3.6	$9.3
Restructuring charges	1.9	—	1.9
Net cash payments	(2.1)	(3.2)	(5.3)

Balance at December 31, 2008	$5.5	$0.4	$5.9
Other adjustments	(0.8)	—	(0.8)
Net cash payments	(1.8)	(0.4)	(2.2)

Balance at December 31, 2009	$2.9	$—	$2.9

No additional charges related to the facilities restructuring plan or the workforce restructuring plan are expected to be incurred.

Note 15    Contractual Commitments

In the further development and operation of our commercial global communications satellite system, significant additional expenditures are anticipated. In connection with these and other expenditures, we have assumed a significant amount of long-term debt, as described in Note 11—Long-Term Debt. In addition to these debt and related interest obligations, we have expenditures represented by other contractual commitments. The additional expenditures as of December 31, 2009 and the expected year of payment are as follows (in thousands):

	Satellite Construction and Launch Obligations		Satellite Performance Incentive Obligations	Horizons Contribution Obligations(1)	Capital Leases	Operating Leases		Customer and Vendor Contracts	Total
2010	$644,924	(2)	$30,161	$13,556	$196	$2,705		$136,981	$828,523
2011	385,559		23,787	13,083	—	1,699		21,179	445,307
2012	60,400		23,446	13,012	—	(150	)(3)	14,419	111,127
2013	18,469		22,415	12,881	—	(1,084	)(3)	9,465	62,146
2014	13,369		20,955	12,684	—	(989	)(3)	1,125	47,144
2015 and thereafter	139,587		89,695	—	—	44,814		589	274,685

Total contractual commitments	$1,262,308		$210,459	$65,216	$196	$46,995		$183,758	$1,768,932

(1)	See Note 9—Investments.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(2)	In 2010, the total Satellite Construction and Launch Obligations amount includes a payment obligation for our Thor 6 lease agreement that is not captured in our capitalized satellite expense, due to a special Hosted Payload contract.
(3)	In 2013 and 2014, the total of our rental income on our owned Washington, D.C. building (see (c) Operating Leases) and our sublease income on leased facilities will exceed our operating lease commitments.

(a) Satellite Construction and Launch Obligations

As of December 31, 2009, we had approximately $1.3 billion of expenditures remaining under our existing satellite construction and launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2009, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

The satellite construction contracts typically require that we make progress payments during the period of the satellite’s construction. The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit the progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments we made under the contracts and certain liquidated damages as specified in the contracts.

(b) Satellite Performance Incentive Obligations

Satellite construction contracts also typically require that we make orbital incentive payments (plus interest as defined in each agreement with the satellite manufacturer) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2008 and 2009, we had $155.2 million and $147.5 million, respectively, recorded in relation to satellite performance incentive obligations, excluding future interest payments.

(c) Operating Leases

We have commitments for operating leases primarily relating to equipment and office facilities. These leases contain escalation provisions for increases. As of December 31, 2009, the total obligation related to operating leases, net of $16.8 million aggregate sublease income on leased facilities and rental income, was $47.0 million. We lease space in our Washington, D.C. building, which we own, to various tenants. As of December 31, 2009, the minimum rental income anticipated with respect to this building is $12.3 million, of which $11.4 million is expected to be received during the next five years. Rental income and sublease income are included in other income (expense), net in the accompanying consolidated statements of operations.

Total rent expense for the year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, was $8.5 million, $0.6 million, $8.2 million and $7.0 million, respectively.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(d) Customer and Vendor Contracts

We have contracts with certain customers which require us to provide equipment, services and other support during the term of the related contracts. We also have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2009, we had commitments under these customer and vendor contracts which totaled approximately $183.8 million related to the provision of equipment, services and other support.

Note 16    Contingencies

(a) Insurance

As of December 31, 2009, the majority of our satellites were uninsured. Of the insured satellites, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/Horizons-1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellent fuel system currently in use, with sufficient bi-propellant fuel to maintain station-kept orbit until approximately 2016.

An uninsured failure of one or more satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies would increase our costs, thereby reducing income from operations by the amount of such increased premiums.

(b) Litigation and Claims

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

(c) LCO Protection

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for lifeline connectivity obligation (“LCO”) protection, which constrain our ability to price services in some circumstances. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of December 31, 2009, we had approximately $140.0 million of backlog covered by LCO contracts and to date we have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(d) Launch Service Providers

One of our launch service providers, Sea Launch Company L.L.C. (“Sea Launch”), with which we have contracted for the future launch of one satellite, and have options for the launch of four additional satellites, has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. As of December 31, 2009, we had approximately $43 million outstanding of payments made to Sea Launch relating to satellite launches that Sea Launch is still required to provide us. While Sea Launch is continuing to operate as a debtor-in-possession, and while we may receive full or partial credit for prior payments relating to the launches if Sea Launch is unable to perform the launches, there can be no assurance that Sea Launch will honor its contractual obligations to us, or do so without charging us significant additional amounts beyond what is provided for in our current agreements. In addition, should we try to procure alternative launch services for the satellites involved, there can be no assurance that we will not incur significant delays and significant additional expenses as a result.

Note 17    Business and Geographic Segment Information

We operate in a single industry segment, in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

The geographic distribution of our revenue was as follows:

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009
North America	48%	48%	46%	46%
Europe	15%	16%	17%	17%
Africa and Middle East	17%	18%	17%	17%
Latin America and Caribbean	12%	11%	12%	12%
Asia Pacific	8%	7%	8%	8%

Approximately 6%, 7%, 5% and 4% of our revenue was derived from our largest customer during the year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively. The ten largest customers accounted for approximately 23%, 23%, 20% and 20% of our revenue for the year ended December 31, 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Our revenues were derived from the following services (in thousands, except percentages):

	Predecessor Entity				Successor Entity
	Year Ended December 31, 2007		Period January 1, 2008 to January 31, 2008		Period February 1, 2008 to December 31, 2008		Year Ended December 31, 2009
Transponder services	$1,654,321	76%	$146,344	77%	$1,648,899	76%	$1,901,235	76%
Managed services	264,038	12%	23,847	12%	278,725	13%	313,336	12%
Mobile satellite services and other	101,232	5%	7,545	4%	114,848	5%	164,808	7%
Channel	163,488	7%	12,525	7%	132,168	6%	133,660	5%

Total	$2,183,079	100%	$190,261	100%	$2,174,640	100%	$2,513,039	100%

Note 18    Related Party Transactions

(a) Shareholders Agreement

The shareholders of Intelsat Holdings, including recipients of restricted share awards of Intelsat Holdings, entered into a shareholders agreement on January 28, 2005. The shareholders agreement and the bye-laws of Intelsat Holdings provided, among other things, for the governance of Intelsat Holdings and its subsidiaries and provided specific rights to and limitations upon the holders of Intelsat Holdings’ share capital with respect to shares held by such holders.

The agreement terminated upon the completion of the New Sponsors Acquisition, and the New Sponsors and other shareholders of Serafina Holdings entered into similar shareholders agreements on February 4, 2008.

(b) Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the New Sponsors Acquisition on February 4, 2008, Intelsat Luxembourg, our direct wholly-owned subsidiary, entered into a new monitoring fee agreement (“the 2008 MFA”) with BC Partners and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. We recorded expense for services associated with the 2008 MFA of $8.5 million and $23.2 million during the successor period February 1, 2008 to December 31, 2008 and the year ended December 31, 2009, respectively.

As payment for certain structuring and advisory services rendered, Intelsat Luxembourg also paid and expensed an aggregate transaction and advisory fee of $60.0 million to the 2008 MFA parties upon the closing of the New Sponsors Acquisition Transactions.

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2006 MFA”) with the Former Sponsors, or affiliates of, or entities advised by, designated by or associated with, the former sponsors, as the case may be (collectively, the “2006 MFA parties”), pursuant to which the 2006 MFA parties

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

provided certain monitoring, advisory and consulting services with respect to Intelsat Bermuda, PanAmSat Holdco and their respective subsidiaries. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2006 MFA, an annual fee equal to the greater of $6.25 million or 1.25% of Intelsat Corp Adjusted EBITDA (as defined in the indenture governing the 9% Senior Notes due 2016 of Intelsat Corp) was to be paid, and Intelsat Bermuda reimbursed the 2006 MFA parties for their out-of-pocket expenses. We recorded expense for services associated with the 2006 MFA of $11.2 million during the year ended December 31, 2007 and $0.7 million during the predecessor period January 1, 2008 to January 31, 2008.

In connection with the closing of our acquisition by Intelsat Holdings in January 2005, Intelsat SubHoldco entered into a monitoring fee agreement (the “2005 MFA”) with Intelsat Holdings and the former sponsors, or affiliates of, or entities advised by, designated by or associated with, the former sponsors, as the case may be (collectively, the “2005 MFA parties”), pursuant to which the 2005 MFA parties provided certain monitoring, advisory and consulting services to Intelsat. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2005 MFA, Intelsat Sub Holdco was obligated to pay an annual fee equal to the greater of $6.25 million or 1.25% of adjusted EBITDA as defined in the indenture governing Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013 and Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015, and to reimburse the 2005 MFA parties for their out-of-pocket expenses. We recorded expense for services associated with the 2005 MFA of $12.6 million during the year ended December 31, 2007 and $1.0 million during the predecessor period January 1, 2008 to January 31, 2008.

(c) Ownership by Management

In connection with and after the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings entered into SCAs under its existing 2005 Share Plan with certain directors, officers and key employees of Intelsat Holdings and its subsidiaries. In addition, upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding restricted performance shares under the 2005 Share Plan vested. Vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the New Sponsors Acquisition if the awardee was still employed on February 4, 2008. The vested SCAs were cancelled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting and modification of these awards upon the consummation of the acquisition, we recorded compensation expense of $197.2 million in January 2008.

Certain directors, officers and key employees of Intelsat Global and its subsidiaries hold restricted shares, options and SCAs of Intelsat Global. In May 2009, Intelsat Global issued new restricted shares, SCAs and options to certain directors, officers and key employees under the 2008 Share Plan (see Note 5(a)—2005 Share Plan and Note 5(b)—2008 Share Plan). In May 2009, certain of our executive officers also purchased shares of Intelsat Global. In the aggregate, these shares and arrangements outstanding as of December 31, 2009 provided for the issuance of approximately 13.0% of the voting equity of Intelsat Global on a fully diluted basis.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(d) Sponsor and Executive Investments

Apollo Management V, L.P., one of our former sponsors, is the indirect controlling stockholder of Hughes Communications, Inc. and Hughes Network Systems, LLC (“HNS”). HNS is one of our largest network services customers. We recorded $119.2 million and $9.5 million of revenue during the year ended December 31, 2007 and the predecessor period January 1, 2008 to January 31, 2008, respectively, for satellite capacity and other services provided to HNS. The receivable outstanding from HNS as of December 31, 2007 was $12.5 million. Two members of the board of directors prior to the New Sponsors Acquisition, Messrs. Africk and Stone, served on the board of directors of Hughes Communications, Inc. and the board of managers of HNS.

During 2008, affiliates or associates of funds and investment vehicles advised or controlled by one of the New Sponsors, Silver Lake, purchased $90.9 million of the 2017 Senior Notes and affiliates or associates of funds and investment vehicles advised or controlled by another of the New Sponsors, BC Partners, also purchased $90.9 million of the 2017 Senior Notes.

Also during 2008, an entity associated with funds and investment vehicles advised or controlled by Silver Lake purchased a further $100.0 million of the 2017 Senior Notes and $650.0 million original principal amount of the 2017 PIK Notes. Mr. Svider, Chairman of our board of directors, Mr. McGlade, our Chief Executive Officer and Deputy Chairman of our board of directors, and a trust of which Mr. Spector, our Executive Vice President, Business Development, and General Counsel, is the beneficiary, invested $3.8 million, $2.5 million and $0.6 million, respectively, as limited partners in the entity through which the notes were purchased.

(e) Horizons

We have a 50% ownership interest in Horizons-1 and Horizons-2 as a result of a joint venture with JSAT (see Note 9—Investments).

(f) New Dawn

We have a 74.9% ownership interest in New Dawn as a result of a project and shareholders’ agreement with Convergence Partners (see Note 9—Investments).

(g) Receivable from Parent

We had a receivable from Intelsat Global as of December 31, 2008 and 2009 of $2.2 million and $3.3 million, respectively (see Note 7—Receivables).

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 19    Quarterly Results of Operations (unaudited)

The summary financial information below includes the predecessor entity for periods prior to the Intelsat Acquisition Transactions and the successor entity for periods following the New Sponsors Acquisition Transactions (in thousands).

	Predecessor Entity	Successor Entity
	Period January 1 to January 31	Period February 1 to March 31	Quarter ended June 30	Quarter ended September 30	Quarter ended December 31
2008
Revenue	$190,261	$382,417	$584,921	$598,512	$608,789
Income (loss) from operations	(242,597)	122,847	269,999	200,394	(282,362)
Net loss	(311,861)	(100,827)	(81,961)	(179,291)	(524,321)
Net loss attributable to Intelsat S.A.	(311,861)	(100,827)	(81,961)	(179,291)	(524,228)

		Quarter Ended
		March 31	June 30	September 30	December 31
2009
Revenue		$631,847	$642,484	$617,888	$620,820
Income (loss) from operations		(236,168)	316,992	235,966	228,660
Net loss		(557,586)	(32,748)	(94,784)	(96,943)
Net loss attributable to Intelsat S.A.		(557,646)	(32,740)	(94,276)	(97,030)

Our quarterly revenue and operating income are generally not impacted by seasonality since customer contracts for satellite utilization are generally long-term. The quarterly results for the predecessor period January 1, 2008 to January 31, 2008 reflects the transaction costs impact of $313.1 million directly related to the New Sponsors Acquisition Transactions. The quarter ended June 30, 2008 includes a one-time impairment charge of $63.6 million related to the Galaxy 26 satellite anomaly. The quarter ended December 31, 2008 includes $326.8 million related to the impairment of our rights to operate at orbital locations.

The quarter ended March 31, 2009 includes $499.1 million related to the impairment of our rights to operate at orbital locations. The quarter ended June 30, 2009 includes a $52.1 million gain on derivative financial instruments.

Note 20    Subsequent Events

On February 1, 2010 our IS-4 satellite experienced an anomaly. The anomaly has caused this satellite to be deemed unrecoverable, which we expect will result in a net non-cash impairment charge in February 2010 of $6.5 million to write off the value of the IS-4 satellite, which was not insured, and related deferred performance incentive obligations. We are working with the satellite’s manufacturer to determine the cause of the anomaly. Launched in 1995, IS-4 was expected to reach its end of service life later this year. The IS-4 had previously experienced the failure of its satellite control processor (“SCP”) and was operating on its backup SCP.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 21    Supplemental Consolidating Financial Information

In connection with the acquisition of Intelsat, Ltd. by Intelsat Holdings in January 2005, and related amalgamations, Intelsat Sub Holdco issued $2.6 billion aggregate principal amount of debt (the “2005 Acquisition Finance Notes”), the majority of which was tendered and repurchased in change of control offers in June 2008. The 2005 Acquisition Finance Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco, our indirect wholly-owned subsidiary, and certain wholly-owned subsidiaries of Intelsat Sub Holdco (the “Subsidiary Guarantors”).

On February 11, 2005, Intelsat, Ltd. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015 (the “2015 Discount Notes”), yielding approximately $305.3 million of net proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda. Following these transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Bermuda, and Intelsat Bermuda became an obligor on the 2015 Discount Notes.

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda transferred the obligation on the 2015 Discount Notes to its wholly-owned subsidiary, Intermediate Holdco. Intermediate Holdco became an obligor on the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes and Intelsat Bermuda became a guarantor of the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes. The 2015 Discount Notes are not guaranteed by any of Intelsat Bermuda’s direct or indirect subsidiaries.

In connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $1.33 billion of 11 1/4% Senior Notes due 2016 and $260.0 million of Floating Rate Senior Notes due 2013 (collectively, the “July 2006 Notes”). The July 2006 Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat. The July 2006 Notes are not guaranteed by any of Intelsat Bermuda’s direct or indirect subsidiaries.

On January 12, 2007, Intelsat Bermuda issued $600.0 million in Floating Rate Senior Notes due 2015 (the “Refinancing Notes”), which were fully and unconditionally guaranteed, jointly and severally, by Intelsat, Ltd.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets and certain of its liabilities and obligations (including the July 2006 Notes, the Refinancing Notes and its senior unsecured credit facility) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson. Intelsat Jackson became the obligor on the July 2006 Notes and the Refinancing Notes and a guarantor of the 2005 Acquisition Finance Notes and the 2015 Discount Notes, and Intelsat Bermuda confirmed its guarantee of the 2015 Discount Notes, the July 2006 Notes, the Refinancing Notes and the 2005 Acquisition Finance Notes.

On February 7, 2008, Intelsat Jackson redeemed, pursuant to their terms, all $260.0 million of its Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Refinancing Notes.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In addition, on June 27, 2008, Intelsat Bermuda issued the 2017 Senior Notes and the 2017 PIK Notes, which were fully and unconditionally guaranteed, jointly and severally, by Intelsat, Ltd.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors. Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$2,207	$41	$227,610	$104,992	$209,781	$(104,992)	$477,571
Receivables, net of allowance	3,282	—	—	—	180,019	180,013	111,238	(180,013)	294,539
Deferred income taxes	—	—	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	—	—	16,206	16,023	19,918	(19,266)	33,561
Intercompany receivables	—	—	—	—	638,361	11,526,269	107,008	(12,271,638)	—

Total current assets	25,779	16,115	2,207	41	1,063,273	11,828,374	497,511	(12,576,986)	856,314
Satellites and other property and equipment, net	—	—	—	—	3,220,658	3,220,466	2,559,435	(3,218,604)	5,781,955
Goodwill	—	—	—	—	3,434,165	—	3,346,662	—	6,780,827
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	490,684	—	487,915	—	978,599
Investment in affiliates	962,656	6,091,942	9,971,587	7,407,372	(32,832)	(41,903)	88,902	(24,358,822)	88,902
Other assets	—	124,926	27,955	3,789	255,663	121,747	92,382	(228,224)	398,238

Total assets	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$243	$—	$83,443	$81,436	$123,255	$(84,680)	$206,401
Accrued interest payable	11,651	220,740	20,356	—	82,911	3,416	33,718	(3,416)	369,376
Current portion of long-term debt	—	—	—	—	8,448	5,000	89,241	(5,000)	97,689
Deferred satellite performance incentives	—	—	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	1,293	—	72,737	72,298	48,464	(72,298)	122,494
Intercompany payables	474,422	12,595	206,467	51,884	—	—	—	(745,368)	—

Total current liabilities	488,269	233,843	228,359	51,884	251,513	166,124	309,387	(914,736)	814,643
Long-term debt, net of current portion	674,806	4,954,990	3,597,292	481,901	2,221,559	—	3,292,462	—	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	3,746	—	—	548,719	(106,477)	548,719
Accrued retirement benefits	—	—	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	33,500	—	61,936	29,510	176,290	(29,510)	335,159
Noncontrolling interest	—	—	—	—	—	—	8,884	—	8,884

Shareholder’s equity:
Common shares	5,000	669,036	4,959,000	3,602,000	484,000	200	70	(9,714,306)	5,000
Other shareholder’s equity	(217,625)	297,591	1,132,942	3,271,671	6,923,372	14,638,489	3,061,043	(29,323,246)	(215,763)

Total liabilities and shareholder’s equity	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,286	$181,650	$20,166	$50	$149,003	$74,815	$113,056	$(74,815)	$470,211
Receivables, net of allowance	2,108	—	—	—	192,916	192,909	107,910	(192,909)	302,934
Deferred income taxes	—	—	—	—	2,411	2,411	46,212	(2,411)	48,623
Prepaid expenses and other current assets	1,027	—	—	91	21,050	20,976	38,618	(24,879)	56,883
Intercompany receivables	—	—	—	—	686,360	—	308,541	(994,901)	—

Total current assets	9,421	181,650	20,166	141	1,051,740	291,111	614,337	(1,289,915)	878,651
Satellites and other property and equipment, net	—	—	—	—	2,844,927	2,843,653	2,494,744	(2,843,653)	5,339,671
Goodwill	—	—	—	—	3,434,165	—	3,340,169	—	6,774,334
Non-amortizable intangible assets	—	—	—	—	2,160,130	—	797,070	—	2,957,200
Amortizable intangible assets, net	—	—	—	—	579,650	—	544,625	—	1,124,275
Investment in affiliates	1,994,848	7,126,074	10,640,176	7,750,641	(40,782)	(54,207)	95,937	(27,416,750)	95,937
Other assets	—	144,388	20,434	5,043	113,216	87,442	204,183	(87,442)	487,264

Total assets	$2,004,269	$7,452,112	$10,680,776	$7,755,825	$10,143,046	$3,167,999	$8,091,065	$(31,637,760)	$17,657,332

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,913	$29	$—	$—	$58,047	$57,832	$114,408	$(61,735)	$174,494
Accrued interest payable	17,242	225,879	29,175	—	73,723	5,582	64,063	(5,582)	410,082
Current portion of long-term debt	—	—	—	—	9,939	6,492	89,419	(6,492)	99,358
Deferred satellite performance incentives	—	—	—	—	8,740	8,740	17,507	(8,740)	26,247
Other current liabilities	—	—	530	—	69,088	68,911	65,414	(68,911)	135,032
Intercompany payables	511,535	92,559	339,820	50,987	—	1,065,317	—	(2,060,218)	—

Total current liabilities	534,690	318,467	369,525	50,987	219,537	1,212,874	350,811	(2,211,678)	845,213
Long-term debt, net of current portion	965,232	5,063,815	3,135,975	439,197	1,904,596	5,000	3,265,160	(5,000)	14,773,975
Deferred satellite performance incentives, net of current portion	—	—	—	—	26,621	26,621	102,351	(26,621)	128,972
Deferred revenue, net of current portion	—	—	—	—	123,792	123,792	42,519	(123,792)	166,311
Deferred income taxes	—	—	—	—	—	—	562,742	—	562,742
Accrued retirement benefits	—	—	—	—	67,053	67,053	167,961	(67,053)	235,014
Other long-term liabilities	—	74,982	49,202	—	50,806	22,863	261,268	(22,863)	436,258
Noncontrolling interest	—	—	—	—	—	—	4,500	—	4,500
Shareholder’s equity:
Ordinary shares	12	12	12	—	12	—	70	(106)	12
Other shareholder’s equity	504,335	1,994,836	7,126,062	7,265,641	7,750,629	1,709,796	3,333,683	(29,180,647)	504,335

Total liabilities and shareholder’s equity	$2,004,269	$7,452,112	$10,680,776	$7,755,825	$10,143,046	$3,167,999	$8,091,065	$(31,637,760)	$17,657,332

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$1,520,514	$1,535,902	$1,574,757	$(2,118,134)	$2,513,039

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	—	—	302,975	1,554,353	678,480	(2,134,005)	401,826
Selling, general and administrative	28,029	23,250	224	15	36,151	28,927	176,717	(33,369)	259,944
Depreciation and amortization	—	—	—	—	459,473	369,425	344,564	(369,425)	804,037
Impairment of asset value	—	—	—	—	355,000	—	144,100	—	499,100
Losses on derivative financial instruments	—	—	4,672	—	(19,825)	—	17,834	—	2,681

Total operating expenses	28,029	23,273	4,896	15	1,133,774	1,952,705	1,361,695	(2,536,799)	1,967,588

Income (loss) from operations	(28,029)	(23,273)	(4,896)	(15)	386,740	(416,803)	213,062	418,665	545,451
Interest expense (income), net	104,311	622,058	291,908	44,942	134,116	2,717	166,688	(3,917)	1,362,823
Gain (loss) on early extinguishment of debt	(74,483)	19,676	—	—	60,755	—	(51)	(1,200)	4,697
Subsidiary income (loss)	(538,746)	126,784	474,244	440,263	10,282	11,393	—	(524,220)	—
Other income (expense), net	—	(1)	—	—	31,972	31,974	10,042	(31,974)	42,013

Income (loss) before income taxes	(745,569)	(498,872)	177,440	395,306	355,633	(376,153)	56,365	(134,812)	(770,662)
Provision for (benefit from) income taxes	37,985	14,133	50,656	3,746	(84,630)	26,710	(10,491)	(26,710)	11,399

Net income (loss)	(783,554)	(513,005)	126,784	391,560	440,263	(402,863)	66,856	(108,102)	(782,061)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	369	—	369

Net income (loss) attributable to Intelsat S.A.	$(783,554)	$(513,005)	$126,784	$391,560	$440,263	$(402,863)	$67,225	$(108,102)	$(781,692)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	54,830	129,481	40,500	(199,128)	25,683
Selling, general and administrative	1,600	739	—	2,169	1,076	13,983	(1,082)	18,485
Depreciation and amortization	—	—	—	36,204	33,004	27,953	(33,004)	64,157
Transaction costs	186,601	60,000	—	2,188	1,008	64,313	(1,008)	313,102
Losses on derivative financial instruments	—	—	—	—	—	11,431	—	11,431

Total operating expenses	188,201	60,739	—	95,391	164,569	158,180	(234,222)	432,858

Income (loss) from operations	(188,201)	(60,739)	—	15,077	(54,101)	(8,732)	54,099	(242,597)
Interest expense, net	14,168	35,621	3,117	6,359	3,504	21,010	(3,504)	80,275
Subsidiary income (loss)	(109,492)	(13,132)	5,249	(512)	(512)	—	118,399	—
Other income, net	—	—	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(109,492)	2,132	8,537	(57,786)	(29,538)	175,671	(322,337)
Provision for (benefit from) income taxes	—	—	—	3,288	3,072	(13,764)	(3,072)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$2,132	$5,249	$(60,858)	$(15,774)	$178,743	$(311,861)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$1,307,350	$1,307,350	$1,330,785	$(1,770,845)	$2,174,640

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	272,023	1,329,891	528,946	(1,793,394)	337,466
Selling, general and administrative	21,019	9,976	67	200	26,286	23,077	125,403	(23,071)	182,957
Depreciation and amortization	—	—	—	—	466,747	363,916	328,916	(363,916)	795,663
Restructuring costs	—	—	—	—	—	—	1,926	—	1,926
Impairment of asset value	—	—	—	—	134,444	63,644	256,000	(63,644)	390,444
Losses on derivative financial instruments	—	—	53,843	—	18,010	—	83,452	—	155,305

Total operating expenses	21,019	9,976	53,910	200	917,510	1,780,528	1,324,643	(2,244,025)	1,863,761

Income (loss) from operations	(21,019)	(9,976)	(53,910)	(200)	389,840	(473,178)	6,142	473,180	310,879
Interest expense (income), net	124,433	535,036	270,443	38,252	110,020	(3,023)	217,272	3,025	1,295,458
Gain (loss) on early extinguishment of debt	—	—	(20)	—	3	—	593	—	576
Subsidiary income (loss)	(740,855)	(195,824)	128,549	279,698	1,304	1,581	—	525,547	—
Other income (expense), net	1	2	—	3	(14,058)	(14,058)	2,095	14,058	(11,957)

Income (loss) before income taxes	(886,306)	(740,834)	(195,824)	241,249	267,069	(482,632)	(208,442)	1,009,760	(995,960)
Provision for (benefit from) income taxes	—	21	—	—	(12,629)	(13,286)	(96,953)	13,286	(109,561)

Net income (loss)	(886,306)	(740,855)	(195,824)	241,249	279,698	(469,346)	(111,489)	996,474	(886,399)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	93	—	93

Net income (loss) attributable to Intelsat S.A.	$(886,306)	$(740,855)	$(195,824)	$241,249	$279,698	$(469,346)	$(111,396)	$996,474	$(886,306)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$1,254,092	$1,249,237	$1,342,248	$(1,662,498)	$2,183,079

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	267,998	1,270,800	466,155	(1,681,396)	323,557
Selling, general and administrative	24,744	11,409	8	51,696	36,637	153,299	(39,303)	238,490
Depreciation and amortization	—	—	—	468,900	430,501	315,220	(430,501)	784,120
Restructuring costs	—	—	—	102	102	9,156	(102)	9,258
Losses on derivative financial instruments	—	—	—	—	—	11,699	—	11,699

Total operating expenses	24,744	11,409	8	788,696	1,738,040	955,529	(2,151,302)	1,367,124

Income (loss) from operations	(24,744)	(11,409)	(8)	465,396	(488,803)	386,719	488,804	815,955
Interest expense, net	179,751	386,995	36,354	88,186	43,280	263,321	(43,280)	954,607
Loss on early extinguishment of debt	—	—	—	(38,143)	—	—	—	(38,143)
Subsidiary income	12,662	411,066	293,387	891	891	—	(718,897)	—
Other income (expense), net	(3)	—	—	(4,999)	(4,986)	4,865	4,986	(137)

Income (loss) before income taxes	(191,836)	12,662	257,025	334,959	(536,178)	128,263	(181,827)	(176,932)
Provision for (benefit from) income taxes	53	—	—	41,572	38,474	(26,668)	(38,474)	14,957

Net income (loss)	$(191,889)	$12,662	$257,025	$293,387	$(574,652)	$154,931	$(143,353)	$(191,889)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	(96,719)	(348,049)	(296,687)	(9)	1,045,274	811,758	492,850	(734,762)	873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(800,282)	(800,282)	(368,021)	1,025,452	(943,133)
Proceeds from sale of other property and equipment	—	—	—	—	97,200	97,200	128,648	(322,362)	686
Disbursements for intercompany loans	—	—	(10,616)	—	(135,793)	(63,951)	(140,519)	350,879	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(12,210)	—	(12,210)
Investment in subsidiaries	(5,000)	—	(100,000)	(100,000)	(1,124)	—	—	206,124	—
Investment in affiliate debt	—	—	—	—	(347,953)	—	—	347,953	—
Dividend from affiliates	53,625	596,524	283,560	283,560	—	—	—	(1,217,269)	—
Other investing activities	—	—	—	—	—	—	7,562	—	7,562

Net cash provided by (used in) investing activities	48,625	596,524	172,944	183,560	(1,187,952)	(767,033)	(384,540)	390,777	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	—	(376,000)	—	—	(9,277)	(5,000)	(90,078)	(342,954)	(823,309)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	495,830	—	354,000	—	112,087	—	961,917
Proceeds from (repayment of) intercompany borrowing	51,625	10,616	250,670	—	77,000	—	(25,980)	(363,931)	—
Debt issuance costs	—	—	(10,192)	—	(7,330)	—	—	—	(17,522)
Principal payments on deferred satellite performance incentives	—	—	—	—	(8,320)	(8,320)	(16,283)	8,320	(24,603)
Principal payments on capital lease obligations	—	—	—	—	(1,492)	(1,492)	(367)	1,492	(1,859)
Capital contribution from parent	12,000	5,000		100,000	100,000		1,124	(206,124)	12,000
Dividends to shareholders	—	(53,625)	(596,524)	(283,560)	(283,560)	—	—	1,217,269	—
Noncontrolling interest in New Dawn							377	—	377

Net cash provided by (used in) financing activities	63,625	(414,009)	105,784	(183,560)	221,021	(14,812)	(19,120)	314,072	73,001

Effect of exchange rate changes on cash and cash equivalents	—	(1)	—	—	264	264	7,535	(264)	7,798

Net change in cash and cash equivalents	15,531	(165,535)	(17,959)	(9)	78,607	30,177	96,725	(30,176)	7,360
Cash and cash equivalents, beginning of period	6,286	181,650	20,166	50	149,003	74,815	113,056	(74,815)	470,211

Cash and cash equivalents, end of period	21,817	16,115	2,207	41	227,610	104,992	209,781	(104,992)	477,571

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(46,397)	$—	$(1,531)	$(11,112)	$68,726	$11,112	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	—	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	—	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	(5,862)	(5,000)	(162,985)	5,000	(168,847)
Proceeds from revolving credit facility	—	—	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	—	(102,937)	(34,000)	136,937	—
Principal payments on deferred satellite performance incentives	—	—	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	—	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	—	—	(8,073)	(110,148)	(48,231)	144,148	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(46,397)	—	14,533	(97,123)	5,794	97,123	(27,249)
Cash and cash equivalents, beginning of period	1,391	50,998	—	233,880	118,282	140,300	(118,282)	426,569

Cash and cash equivalents, end of period	$212	$4,601	$—	$248,413	$21,159	$146,094	$(21,159)	$399,320

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(32,741)	$(33,103)	$(253,857)	$5,822	$703,009	$364,536	$487,013	$(364,536)	$876,143

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(272,915)	(272,915)	(124,844)	272,915	(397,759)
Capital contributions to unconsolidated affiliates	—	—	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contribution from Intelsat Holdings	4,596	—	—	—	—	—	—	—	4,596
Dividend from affiliates	439,565	621,746	826,018	826,018	—			(2,713,347)	—
Investment in subsidiaries	—	—	—	—	(13,703)	1,000	13,703	(1,000)	—
Minority interest in New Dawn							4,592	—	4,592
Other investing activities	—	—	—	—	—	—	5,954	—	5,954

Net cash provided by (used in) investing activities	444,161	621,746	826,018	826,018	(304,239)	(289,536)	(110,254)	(2,423,811)	(409,897)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(2,641,597)	(408,117)	(1,551,756)	—	(1,278,695)	—	(6,280,165)
Repayments of revolving credit facility		—	—	—	(175,120)	—	(66,101)	—	(241,221)
Proceeds from issuance of long-term debt	—	—	1,797,389	412,197	1,564,358	—	1,238,839	—	5,012,783
Loan proceeds from Intelsat Holdings	—	—	34,000	—	—	—	—	—	34,000
Proceeds from revolving credit facility			—	—	175,120	—	66,101	—	241,221
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	226,973	(565)	149,194	(9,016)	(256,973)	9,016	—
Debt issuance costs	—	(55,032)	(21,731)	(5,207)	(19,662)	—	(18,001)	—	(119,633)
Repayments of funding of capital expenditures by customer	—	—	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(48,654)	(4,080)	(15,489)	—	(12,266)	—	(88,104)
Principal payments on deferred satellite performance incentives	—	—	—	—	(3,942)	(3,942)	(19,360)	3,942	(23,302)
Principal payments on capital lease obligations	—	—	—	—	(8,822)	(8,822)	(326)	8,822	(9,148)
Dividends to shareholders	—	(439,565)	(621,746)	(826,018)	(826,018)	—	—	2,713,347	—

Net cash used in financing activities	(609,244)	(411,597)	(1,275,366)	(831,790)	(712,137)	(21,780)	(377,644)	2,735,127	(1,504,431)

Effect of exchange rate changes on cash and cash equivalents	—	2	—	—	(263)	(263)	(5,980)	263	(6,241)

Net change in cash and cash equivalents	(197,824)	177,048	(703,205)	50	(313,630)	52,957	(6,865)	(52,957)	(1,044,426)
Cash and cash equivalents, beginning of period	204,110	4,602	723,371	—	462,633	21,858	119,921	(21,858)	1,514,637

Cash and cash equivalents, end of period	$6,286	$181,650	$20,166	$50	149,003	$74,815	$113,056	$(74,815)	$470,211

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(121,437)	$(370,411)	$—	$542,295	$152,847	$506,574	$(152,847)	$557,021

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	—	—	(156,762)	(156,762)	(386,850)	156,762	(543,612)
Other investing activities	—	—	—	—	—	2,624	—	2,624
Advances from subsidiaries	—	—	—	—	—	(67,431)	67,431	—
Investment in subsidiaries	116,000	(538,690)	(538,690)	—	—	—	961,380	—

Net cash provided by (used in) investing activities	116,000	(538,690)	(538,690)	(156,762)	(156,762)	(451,657)	1,185,573	(540,988)

Cash flows from financing activities:
Repayments of long-term debt	—	(600,000)	—	(1,008,448)	(5,000)	(53,132)	5,000	(1,661,580)
Proceeds from issuance of long-term debt	—	1,595,000	—	—	—	—	—	1,595,000
Repayment of credit facility borrowings	—	(51,194)	—	—	—	—	51,194	—
Proceeds from revolving credit facility	—	118,625	—	—	—	—	(118,625)	—
Debt issuance costs	—	(28,322)	—	(523)	—	(2,172)	—	(31,017)
Repayments of funding of capital expenditures by customer	—	—	—	—	—	(41,282)	—	(41,282)
Payment of premium on early retirement of debt	—	—	—	(10,000)	—	—	—	(10,000)
Capital contributions from parent companies	—	—	977,000	977,000	—	—	(1,954,000)	—
Principal payments on deferred satellite performance incentives	—	—	—	(5,089)	(5,089)	(13,467)	5,089	(18,556)
Principal payments on capital lease obligations	—	—	—	(6,167)	(6,167)	—	6,167	(6,167)
Dividends to shareholders	—	(116,000)	(438,310)	(438,310)	—	—	992,620	—

Net cash provided by (used in) financing activities	—	918,109	538,690	(491,537)	(16,256)	(110,053)	(1,012,555)	(173,602)

Effect of exchange rate changes on cash	(6)	—	—	(1,529)	(1,515)	2,017	1,515	482

Net change in cash and cash equivalents	(5,443)	9,008	—	(107,533)	(21,686)	(53,119)	21,686	(157,087)
Cash and cash equivalents, beginning of period	6,834	41,990	—	341,413	139,968	193,419	(139,968)	583,656

Cash and cash equivalents, end of period	$1,391	$50,998	$—	$233,880	$118,282	$140,300	$(118,282)	$426,569

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(in thousands, except percentages, share and per share amounts and where otherwise noted)

On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda.

In connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $750.0 million of 9.25% Senior Notes due 2016 (the “Jackson Guaranteed Notes”). The Jackson Guaranteed Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, its indirect wholly-owned subsidiary, Intelsat Sub Holdco, and the Subsidiary Guarantors.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets and certain of its liabilities and obligations (including the Jackson Guaranteed Notes) to Intelsat Jackson. Intelsat Jackson became the obligor on the Jackson Guaranteed Notes and Intelsat Bermuda confirmed its guarantee of the Jackson Guaranteed Notes.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statement would not be material to investors.

Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$229,817	$227,610	$209,822	$(227,610)	$477,571
Receivables, net of allowance	3,282	—	180,019	180,019	111,238	(180,019)	294,539
Deferred income taxes	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	16,206	16,206	19,918	(19,449)	33,561
Intercompany receivables	—	—	431,894	638,361	55,123	(1,125,378)	—

Total current assets	25,779	16,115	859,013	1,063,273	445,667	(1,553,533)	856,314
Satellites and other property and equipment, net	—	—	3,220,658	3,220,658	2,559,435	(3,218,796)	5,781,955
Goodwill	—	—	3,434,165	3,434,165	3,346,662	(3,434,165)	6,780,827
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	490,684	490,684	487,915	(490,684)	978,599
Investment in affiliates	962,656	6,091,942	2,531,383	(32,832)	88,902	(9,553,149)	88,902
Other assets	—	124,926	283,619	255,663	96,170	(362,140)	398,238

Total assets	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$83,686	$83,443	$123,254	$(86,686)	$206,401
Accrued interest payable	11,651	220,740	103,268	82,911	33,717	(82,911)	369,376
Current portion of long-term debt	—	—	8,448	8,448	89,241	(8,448)	97,689
Deferred satellite performance incentives	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	74,030	72,737	48,464	(72,737)	122,494
Intercompany payables	474,422	12,595	—	—	—	(487,017)	—

Total current liabilities	488,269	233,843	273,406	251,513	309,385	(741,773)	814,643
Long-term debt, net of current portion	674,806	4,954,990	5,818,851	2,221,559	3,774,363	(2,221,559)	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	—	552,465	(106,477)	548,719
Accrued retirement benefits	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	95,436	61,936	176,290	(61,936)	335,159
Noncontrolling interest	—	—	—	—	8,884	—	8,884

Shareholder’s equity:
Common shares	5,000	669,036	4,959,000	484,000	3,602,070	(9,714,106)	5,000
Other shareholder’s equity	(217,625)	297,591	1,132,942	6,923,372	(1,074,658)	(7,277,385)	(215,763)

Total liabilities and shareholder’s equity	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,286	$181,650	$169,169	$149,003	$113,106	$(149,003)	$470,211
Receivables, net of allowance	2,108	—	192,916	192,916	107,910	(192,916)	302,934
Deferred income taxes	—	—	2,411	2,411	46,212	(2,411)	48,623
Prepaid expenses and other current assets	1,027	—	21,050	21,050	38,709	(24,953)	56,883
Intercompany receivables	—	—	346,541	686,361	257,553	(1,290,455)	—

Total current assets	9,421	181,650	732,087	1,051,741	563,490	(1,659,738)	878,651
Satellites and other property and equipment, net	—	—	2,844,927	2,844,927	2,494,744	(2,844,927)	5,339,671
Goodwill	—	—	3,434,165	3,434,165	3,340,169	(3,434,165)	6,774,334
Non-amortizable intangible assets	—	—	2,160,130	2,160,130	797,070	(2,160,130)	2,957,200
Amortizable intangible assets, net	—	—	579,650	579,650	544,625	(579,650)	1,124,275
Investment in affiliates	1,994,848	7,126,074	2,848,753	(40,782)	95,937	(11,928,893)	95,937
Other assets	—	144,388	133,650	113,216	209,226	(113,216)	487,264

Total assets	$2,004,269	$7,452,112	$12,733,362	$10,143,047	$8,045,261	$(22,720,719)	$17,657,332

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,913	$29	$58,047	$58,047	$114,408	$(61,950)	$174,494
Accrued interest payable	17,242	225,879	102,898	73,723	64,063	(73,723)	410,082
Current portion of long-term debt	—	—	9,939	9,939	89,419	(9,939)	99,358
Deferred satellite performance incentives	—	—	8,740	8,740	17,507	(8,740)	26,247
Other current liabilities	—	—	69,618	69,088	65,414	(69,088)	135,032
Intercompany payables	511,535	92,559	—	—	—	(604,094)	—

Total current liabilities	534,690	318,467	249,242	219,537	350,811	(827,534)	845,213
Long-term debt, net of current portion	965,232	5,063,815	5,040,571	1,904,596	3,704,357	(1,904,596)	14,773,975
Deferred satellite performance incentives, net of current portion	—	—	26,621	26,621	102,351	(26,621)	128,972
Deferred revenue, net of current portion	—	—	123,792	123,792	42,519	(123,792)	166,311
Deferred income taxes	—	—	—	—	562,742	—	562,742
Accrued retirement benefits	—	—	67,053	67,053	167,961	(67,053)	235,014
Other long-term liabilities	—	74,982	100,009	50,807	261,267	(50,807)	436,258
Noncontrolling interest	—	—	—	—	4,500	—	4,500
Shareholder’s equity:
Ordinary shares	12	12	12	12	70	(106)	12
Other shareholder’s equity	504,335	1,994,836	7,126,062	7,750,629	2,848,683	(19,720,210)	504,335

Total liabilities and shareholder’s equity	$2,004,269	$7,452,112	$12,733,362	$10,143,047	$8,045,261	$(22,720,719)	$17,657,332

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,520,514	$1,520,514	$1,574,757	$(2,102,746)	$2,513,039

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	302,975	302,975	678,480	(882,627)	401,826
Selling, general and administrative	28,029	23,250	36,375	36,151	176,732	(40,593)	259,944
Depreciation and amortization	—	—	459,473	459,473	344,564	(459,473)	804,037
Impairment of asset value	—	—	355,000	355,000	144,100	(355,000)	499,100
Losses on derivative financial instruments	—	—	(15,153)	(19,825)	17,834	19,825	2,681

Total operating expenses	28,029	23,273	1,138,670	1,133,774	1,361,710	(1,717,868)	1,967,588

Income (loss) from operations	(28,029)	(23,273)	381,844	386,740	213,047	(384,878)	545,451
Interest expense, net	104,311	622,058	426,024	134,116	211,630	(135,316)	1,362,823
Gain (loss) on early extinguishment of debt	(74,483)	19,676	60,755	60,755	(51)	(61,955)	4,697
Subsidiary income (loss)	(538,746)	126,784	44,263	10,282	—	357,417	—
Other income (expense), net	—	(1)	31,972	31,972	10,042	(31,972)	42,013

Income (loss) before income taxes	(745,569)	(498,872)	92,810	355,633	11,408	13,928	(770,662)
Provision for (benefit from) income taxes	37,985	14,133	(33,974)	(84,630)	(6,745)	84,630	11,399

Net income (loss)	(783,554)	(513,005)	126,784	440,263	18,153	(70,702)	(782,061)
Net loss attributable to noncontrolling interest	—	—	—	—	369	—	369

Net income (loss) attributable to Intelsat S.A.	$(783,554)	$(513,005)	$126,784	$440,263	$18,522	$(70,702)	$(781,692)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	54,830	54,830	40,500	(124,477)	25,683
Selling, general and administrative	1,600	2,908	2,169	13,985	(2,177)	18,485
Depreciation and amortization	—	36,204	36,204	27,953	(36,204)	64,157
Restructuring and transaction costs	186,601	62,188	2,188	64,313	(2,188)	313,102
Losses on derivative financial instruments	—	—	—	11,431	—	11,431

Total operating expenses	188,201	156,130	95,391	158,182	(165,046)	432,858

Income (loss) from operations	(188,201)	(45,662)	15,077	(8,734)	(15,077)	(242,597)
Interest expense, net	14,168	41,981	6,359	24,126	(6,359)	80,275
Subsidiary loss	(109,492)	(18,892)	(512)	—	128,896	—
Other income, net	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(106,204)	8,537	(32,656)	119,847	(322,337)
Provision for (benefit from) income taxes	—	3,288	3,288	(13,764)	(3,288)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$5,249	$(18,892)	$123,135	$(311,861)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,307,350	$1,307,350	$1,330,785	$(1,770,845)	$2,174,640

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	272,023	272,023	528,946	(735,526)	337,466
Selling, general and administrative	21,019	9,976	26,353	26,286	125,601	(26,278)	182,957
Depreciation and amortization	—	—	466,747	466,747	328,916	(466,747)	795,663
Restructuring costs	—	—	—	—	1,926	—	1,926
Impairment of asset value	—	—	134,444	134,444	256,000	(134,444)	390,444
Losses on derivative financial instruments	—	—	71,853	18,010	83,452	(18,010)	155,305

Total operating expenses	21,019	9,976	971,420	917,510	1,324,841	(1,381,005)	1,863,761

Income (loss) from operations	(21,019)	(9,976)	335,930	389,840	5,944	(389,840)	310,879
Interest expense, net	124,433	535,036	380,463	110,020	255,526	(110,020)	1,295,458
Gain (loss) on early extinguishment of debt	—	—	(17)	3	593	(3)	576
Subsidiary income (loss)	(740,855)	(195,824)	(149,845)	1,304	—	1,085,220	—
Other income (expense), net	1	2	(14,058)	(14,058)	2,098	14,058	(11,957)

Income (loss) before income taxes	(886,306)	(740,834)	(208,453)	267,069	(246,891)	819,455	(995,960)
Provision for (benefit from) income taxes	—	21	(12,629)	(12,629)	(96,953)	12,629	(109,561)

Net income (loss)	(886,306)	(740,855)	(195,824)	279,698	(149,938)	806,826	(886,399)
Net loss attributable to noncontrolling interest	—	—	—	—	93	—	93

Net income (loss) attributable to Intelsat S.A.	$(886,306)	$(740,855)	$(195,824)	$279,698	$(149,845)	$806,826	$(886,306)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,254,092	$1,254,092	$1,342,248	$(1,667,353)	$2,183,079

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	267,999	267,998	466,155	(678,595)	323,557
Selling, general and administrative	24,744	63,103	51,697	153,307	(54,361)	238,490
Depreciation and amortization	—	468,900	468,900	315,220	(468,900)	784,120
Restructuring costs	—	102	102	9,156	(102)	9,258
Losses on derivative financial instruments	—	—	—	11,699	—	11,699

Total operating expenses	24,744	800,104	788,697	955,537	(1,201,958)	1,367,124

Income (loss) from operations	(24,744)	453,988	465,395	386,711	(465,395)	815,955
Interest expense, net	179,751	475,181	88,187	299,675	(88,187)	954,607
Loss on early extinguishment of debt	—	(38,143)	(38,143)	—	38,143	(38,143)
Subsidiary income (loss)	12,662	118,569	891	—	(132,122)	—
Other income (expense), net	(3)	(4,999)	(4,999)	4,865	4,999	(137)

Income (loss) before income taxes	(191,836)	54,234	334,957	91,901	(466,188)	(176,932)
Provision for (benefit from) income taxes	53	41,572	41,572	(26,668)	(41,572)	14,957

Net income (loss)	$(191,889)	$12,662	$293,385	$118,569	$(424,616)	$(191,889)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	(96,719)	(348,049)	748,587	1,045,274	492,840	(968,278)	873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(800,282)	(800,282)	(368,021)	1,025,452	(943,133)
Proceeds from sale of other property and equipment	—	—	97,200	97,200	128,648	(322,362)	686
Disbursements for intercompany loans	—	—	(146,409)	(135,793)	(140,519)	422,721	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(12,210)	—	(12,210)
Investment in subsidiaries	(5,000)	—	(101,124)	(1,124)	(100,000)	207,248	—
Investment in affiliate debt	—	—	(347,953)	(347,953)	—	695,906	—
Dividend from affiliates	53,625	596,524	283,560	—	283,560	(1,217,269)	—
Other investing activities	—	—	—	—	7,562	—	7,562

Net cash provided by (used in) investing activities	48,625	596,524	(1,015,008)	(1,187,952)	(200,980)	811,696	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	—	(376,000)	(9,277)	(9,277)	(90,078)	(338,677)	(823,309)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	849,830	354,000	112,087	(354,000)	961,917
Proceeds from (repayment of) intercompany borrowing	51,625	10,616	327,670	77,000	(25,980)	(440,931)	—
Debt issuance costs	—	—	(17,522)	(7,330)	—	7,330	(17,522)
Principal payments on deferred satellite performance incentives	—	—	(8,320)	(8,320)	(16,283)	8,320	(24,603)
Principal payments on capital lease obligations	—	—	(1,492)	(1,492)	(367)	1,492	(1,859)
Capital contribution from parent	12,000	5,000	100,000	100,000	101,124	(306,124)	12,000
Dividend to shareholders	—	(53,625)	(880,084)	(283,560)	(283,560)	1,500,829	—
Noncontrolling interest in New Dawn					377	—	377

Net cash provided by financing activities	63,625	(414,009)	326,805	221,021	(202,680)	78,239	73,001

Effect of exchange rate changes on cash	—	(1)	264	264	7,535	(264)	7,798
Net change in cash and cash equivalents	15,531	(165,535)	60,648	78,607	96,716	(78,606)	7,360
Cash and cash equivalents, beginning of period	6,286	181,650	169,169	149,003	113,106	(149,003)	470,211

Cash and cash equivalents, end of period	21,817	16,115	229,817	227,610	209,822	(227,609)	477,571

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(47,928)	$(1,531)	$68,726	$1,531	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	(5,862)	(5,862)	(162,985)	5,862	(168,847)
Proceeds from credit facility borrowings	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	(34,000)	34,000	—
Principal payments on deferred satellite performance incentives	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	(8,073)	(8,073)	(48,231)	42,073	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(31,864)	14,533	5,794	(14,533)	(27,249)
Cash and cash equivalents, beginning of period	1,391	284,878	233,880	140,300	(233,880)	426,569

Cash and cash equivalents, end of period	$212	$253,014	$248,413	$146,094	$(248,413)	$399,320

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(32,741)	$(33,103)	$449,152	$703,009	$492,835	$(703,009)	$876,143

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(272,915)	(272,915)	(124,844)	272,915	(397,759)
Capital contributions to unconsolidated affiliates	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contribution from Intelsat Holdings	4,596	—	—	—	—	—	4,596
Dividend from affiliates	439,565	621,746	826,018	—	826,018	(2,713,347)	—
Investment in subsidiaries	—	—	(13,703)	(13,703)	13,703	13,703	—
Minority interest in New Dawn	—	—	—	—	4,592	—	4,592
Other investing activities	—	—	—	—	5,954	—	5,954

Net cash provided by (used in) investing activities	444,161	621,746	521,779	(304,239)	715,764	(2,409,108)	(409,897)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(4,193,353)	(1,551,756)	(1,686,812)	1,551,756	(6,280,165)
Repayments of revolving credit facility	—	—	(175,120)	(175,120)	(66,101)	175,120	(241,221)
Proceeds from issuance of long-term debt	—	—	3,361,747	1,564,358	1,651,036	(1,564,358)	5,012,783
Loan received from Intelsat Holdings	—	—	34,000	—	—	—	34,000
Proceeds from revolving credit facility	—	—	175,120	175,120	66,101	(175,120)	241,221
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	376,167	149,194	(257,538)	(149,194)	—
Debt issuance costs	—	(55,032)	(41,393)	(19,662)	(23,208)	19,662	(119,633)
Repayment of funding of capital expenditures by customer	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(64,143)	(15,489)	(16,346)	15,489	(88,104)
Principal payments on deferred satellite performance incentives	—	—	(3,942)	(3,942)	(19,360)	3,942	(23,302)
Principal payments on capital lease obligations	—	—	(8,822)	(8,822)	(326)	8,822	(9,148)
Dividends to shareholders	—	(439,565)	(1,447,764)	(826,018)	(826,018)	3,539,365	—

Net cash used in financing activities	(609,244)	(411,597)	(1,987,503)	(712,137)	(1,209,434)	3,425,484	(1,504,431)

Effect of exchange rate changes on cash and cash equivalents	—	2	(263)	(263)	(5,980)	263	(6,241)

Net change in cash and cash equivalents	(197,824)	177,048	(1,016,835)	(313,630)	(6,815)	313,630	(1,044,426)
Cash and cash equivalents, beginning of period	204,110	4,602	1,186,004	462,633	119,921	(462,633)	1,514,637

Cash and cash equivalents, end of period	$6,286	$181,650	$169,169	$149,003	$113,106	$(149,003)	$470,211

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(121,437)	$171,884	$542,295	$506,575	$(542,296)	$557,021

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	(156,762)	(156,762)	(386,850)	156,762	(543,612)
Other investing activities	—	—	—	2,624	—	2,624
Advances to subsidiaries	—	—	—	(67,431)	67,431	—
Investment in subsidiaries	116,000	(538,690)	—	(538,690)	961,380	—

Net cash provided by (used in) investing activities	116,000	(695,452)	(156,762)	(990,347)	1,185,573	(540,988)

Cash flows from financing activities:
Repayments of long-term debt	—	(1,608,448)	(1,008,448)	(53,132)	1,008,448	(1,661,580)
Proceeds from issuance of long-term debt	—	1,595,000	—	—	—	1,595,000
Repayment of credit facility borrowings	—	(51,194)	—	—	51,194	—
Proceeds from revolving credit facility	—	118,625	—	—	(118,625)	—
Debt issuance costs	—	(28,845)	(523)	(2,172)	523	(31,017)
Repayments of funding of capital expenditures by customer	—	—	—	(41,282)	—	(41,282)
Payment of premium on early retirement of debt	—	(10,000)	(10,000)	—	10,000	(10,000)
Capital contributions from parent companies	—	977,000	977,000	977,000	(2,931,000)	—
Principal payments on deferred satellite performance incentives	—	(5,089)	(5,089)	(13,467)	5,089	(18,556)
Principal payments on capital lease obligations	—	(6,167)	(6,167)	—	6,167	(6,167)
Dividends to shareholders	—	(554,310)	(438,310)	(438,310)	1,430,930	—

Net cash provided by (used in) financing activities	—	426,572	(491,537)	428,637	(537,274)	(173,602)

Effect of exchange rate changes on cash	(6)	(1,529)	(1,529)	2,017	1,529	482

Net change in cash and cash equivalents	(5,443)	(98,525)	(107,533)	(53,118)	107,532	(157,087)
Cash and cash equivalents, beginning of period	6,834	383,403	341,413	193,418	(341,412)	583,656

Cash and cash equivalents, end of period	$1,391	$284,878	$233,880	$140,300	$(233,880)	$426,569

(Certain totals may not add due to the effects of rounding)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Adjustments(1)	Balance at End of Period
	(in thousands)
Year ended December 31, 2007:
Allowance for doubtful accounts	$29,946	$12,199	$—	$(9,357)	$—	$32,788
Reserve for operating leases	$194	$(31)	$—	$—	$—	$163
Restructuring reserve	$27,497	$9,258	$522	$(24,146)	$—	$13,131

Predecessor period January 1, 2008 to January 31, 2008:
Allowance for doubtful accounts	$32,788	$3,922	$—	$(94)	$—	$36,616
Reserve for operating leases	$163	$(3)	$—	$—	$—	$160
Restructuring reserve	$13,131	$(8)		$(3,296)	$—	$9,827

Fair value adjustments to restructuring reserve	$—	$—	$—	$—	$(576)	$(576)

Successor period February 1, 2008 to December 31, 2008:
Allowance for doubtful accounts	$36,616	$(9,137)	$—	$(7,242)	$—	$20,237
Reserve for operating leases	$160	$(28)	$—	$—	$—	$132
Restructuring reserve	$9,251	$1,963	$—	$(5,234)	$—	$5,980

Year ended December 31, 2009:
Allowance for doubtful accounts	$20,237	$3,356	$—	$(3,076)	$—	$20,517
Reserve for operating leases	$132	$(31)	$—	$—	$—	$101
Restructuring reserve	$5,980	$(802)	$—	$(2,222)	$—	$2,956

(1)	Adjustments reflect changes in allocation of the purchase price and fair value adjustments recorded or additional liabilities established in connection with the PanAmSat Acquisition Transactions and the New Sponsors Acquisition Transactions.

S-1

Intelsat (Luxembourg) S.A.

11 1/4 % Senior Notes due 2017

and

11 1/2%/12 1/2% Senior PIK Election Notes due 2017

PROSPECTUS

May 11, 2010